Exhibit (b)-(1)

Execution version

To:	Giovanna Acquisition Limited

Cricket Square

Hutchins Drive, PO Box 2681

Grand Cayman, KY1-1111, Cayman Islands

For the attention of: Tom Mayrhofer

19 December 2012

STRICTLY PRIVATE & CONFIDENTIAL

Dear Sirs,

PROJECT GIOVANNA – COMMITMENT LETTER

You have informed BAML, CDB, CMBC, CGMAL, Citi, CS, DBS, DB, ICBCI, ICBCI Holdings, UBS HK and UBS SG (each as defined below) that:

(a)

Giovanna Group Holdings Limited, a special purpose vehicle incorporated in the Cayman Islands (“Holdco”) has been established for the purposes of the Acquisition, currently owned directly or indirectly as to 33 1/3% by Carlyle, 33 1/3% by FountainVest and 33 1/3% by CITIC as at the date of this letter;

(b)	Giovanna Parent Limited, a special purpose vehicle incorporated in the Cayman Islands (“Parentco”) has been established for the purposes of the Acquisition and as of the date hereof is wholly-owned by Holdco (it being understood that a new special purpose vehicle to be incorporated in the Cayman Islands (referred to in this letter as “Midco”) is expected to be the direct Holding Company of Parentco (holding 100% of the shares and equity interests in Parentco) and the direct wholly-owned Subsidiary of Holdco prior to the date of the Facilities Agreement, in which case references to Holdco in the form of the Facilities Agreement set out in Appendix B and other related documents will be replaced with Midco where appropriate reflecting Midco’s capacity as the direct Holding Company of Parentco thereafter);

(c)	Giovanna Acquisition Limited (the “Borrower”), a special purpose vehicle incorporated in the Cayman Islands has been established for the purposes of the Acquisition and is wholly-owned by Parentco;

(d)	the Borrower desires to establish the Facilities for the purposes of (i) partially financing the consideration for the Acquisition, (ii) refinancing all existing indebtedness of the Target and its subsidiaries (if any) (other than Permitted Financial Indebtedness), (iii) funding the Debt Service Reserve Account, and (iv) financing the payment of Acquisition Costs (in each case, as described in the Funds Flow Statement).

The Mandated Lead Arrangers, the Bookrunners and the Underwriters are pleased to set out in this letter the terms and conditions on which the Mandated Lead Arrangers and the Bookrunners will arrange and manage the syndication of the Facilities and the Underwriters will underwrite and commit to provide the Facilities.

Citi hereby confirms its agreement to act as Agent in respect of the Facilities and DBS hereby confirms its agreement to act as Security Agent in respect of the Facilities, in each case on the terms set out in the Facilities Agreement and the Intercreditor Agreement (as relevant) and on reasonable remuneration terms that Citi and the Borrower or DBS and the Borrower (as the case may be) may agree consistent with their respective usual practice in performing these roles, with such amendments to the agency and trust provisions of such documents as are required by the agency and/or trust departments of Citi and/or DBS (as the case may be), as described in paragraph 1.6 of this letter.

(Without prejudice to the ability of any Obligor or member of the Group to establish any of the following accounts or any other account with any other Arranger Party, any Finance Party or any Affiliate) DBS agrees that on request of the Borrower given on reasonable notice, it will, or will cause one of its Affiliates to, establish the Debt Service Reserve Account, the Holding Accounts, the Mandatory Prepayment Accounts, the Offshore Designated Facility B Accounts and each PRC Designated Accounts (each as defined in the Facilities Agreement), on its normal commercial terms for such bank accounts and subject to completion of customary account opening procedures.

In this letter:

“Acquisition” means the single-step merger between the Borrower and the Target in accordance with the agreement and plan of merger between Parentco, the Borrower and the Target (the “Merger Agreement”) pursuant to which Parentco will own 100% of the Equity Interests in the Target as the surviving entity of such merger.

“Accession Letter” means an accession letter in substantially the form set out in Appendix A to this letter.

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and/or, where such term is used in paragraph 9 (No Front-running) only, any of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Arranger Parties” means the Mandated Lead Arrangers, the Bookrunners and the Underwriters (each an “Arranger Party”).

“Applicable Basis” has the meaning given to that term in paragraph 9 (No Front-running).

“BAML” means Bank of America, N.A. and/or any of its affiliate(s) from time to time specified by Bank of America, N.A..

“Bookrunners” means the Original Bookrunners, and any other bank(s) or financial institution(s) appointed as such jointly by the Original Bookrunners (which are Syndication Bookrunners) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as a “Bookrunner”.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Singapore and New York City.

“CDB” means China Development Bank Corporation Hong Kong Branch and/or any of its affiliate(s) from time to time specified by China Development Bank Corporation Hong Kong Branch.

“CGMAL” means Citigroup Global Markets Asia Limited and/or any of its affiliate(s) from time to time specified by Citigroup Global Markets Asia Limited.

“Citi” means Citibank, N.A. and/or any of its affiliate(s) from time to time specified by Citibank, N.A..

“CMBC” means China Minsheng Banking Corp., Ltd., Hong Kong Branch and/or any of its affiliate(s) from time to time specified by China Minsheng Banking Corp., Ltd., Hong Kong Branch.

“Closing Date” means the date on which completion of the Acquisition (being Closing (as defined in the Merger Agreement)) in accordance with section 1.02 of the Merger Agreement) occurs (and, for the avoidance of doubt, shall be the date that the application to register the Merger Plan is made with the Registrar of Companies in accordance with the Merger Agreement).

“CS” means Credit Suisse AG, Singapore Branch and/or any of its affiliate(s) from time to time specified by Credit Suisse AG, Singapore Branch.

“DB” means Deutsche Bank AG, Singapore Branch and/or any of its affiliate(s) from time to time specified by Deutsche Bank AG, Singapore Branch.

“DBS” means DBS Bank Ltd. and/or any of its affiliate(s) from time to time specified by DBS Bank Ltd.

“Facilities” means Facility A and Facility B (each a “Facility”).

“Facilities Documents” a facilities agreement in the form attached as Appendix B (subject to paragraph (b) of the first paragraph of this letter in relation to Midco and subject to completion of administrative details, and/or as may be amended as agreed between the parties hereto, including without limitation, pursuant to paragraphs 1.6 and/or 1.7) (the “Facilities Agreement”) and related documentation contemplated by the Facilities Agreement.

“Facility A” means a US$1,075,000,000 term loan facility to be made available to the Borrower on terms of the Facilities Documents.

“Facility B” means a US$450,000,000 bridge-to-cash loan facility to be made available to the Borrower on terms of the Facilities Documents.

“Fee Letters” means:

(a)	the fee letter between Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch (on one hand) and the Borrower (on the other hand) dated on or about the date of this letter in respect of Facility A (the “Facility A Fee Letter”);

(b)	the fee letter between Bank of America, N.A., China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch (on one hand) and the Borrower (on the other hand) dated on or about the date of this letter in respect of Facility B (the “Facility B Fee Letter”);

(c)	any fee letter between the Agent and/or the Security Agent (on one hand) and the Borrower (on the other hand); and

(d)	any other fee letter entered into by the Borrower with an Additional Arranger Party pursuant to paragraph 2.4(e).

“Fee Sharing Proportion”:

(a)	(in respect of Facility A) has the meaning given to it in the Facility A Fee Letter; and

(b)	(in respect of Facility B) has the meaning given to it in the Facility B Fee Letter.

“Free to Trade Time” means the earlier of:

(a)	the time when the Majority Bookrunners announce the close of primary syndication of the Facilities and notify the Syndication Lenders of their final allocations in the Facilities; and

(b)	the Syndication Date.

“ICBCI” means ICBC International Capital Limited and/or any of its Affiliate(s) from time to time specified by ICBC International Capital Limited.

“ICBCI Holdings” means ICBC International Holdings Limited and/or any of its Affiliate(s) from time to time specified by ICBC International Holdings Limited.

“Information Memorandum” has the meaning given to it in paragraph 6.4(a).

“Information Package” has the meaning given to it in the form of the Facilities Agreement attached as Appendix B.

“Lender” means any person participating in any of the Facilities as a lender (or, to the extent of any note or debt instrument, a holder thereof).

“Majority Bookrunners” means, at any time, four or more Syndication Bookrunners the aggregate commitments and/or participations in respect of Facility A of whom (and/or of whose affiliates) at such time are not less than 40% of the aggregate commitments and/or participations of the Original Underwriters (which are Syndication Underwriters) in respect of Facility A at such time, provided that, for the purposes of this letter and subject to the proviso in the definition of “Syndication Bookrunners”, (a) BAML and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (b) CGMAL and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (c) CS and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (d) DBS and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (e) DB and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (f) ICBCI and/or its Affiliates shall be deemed to constitute one Syndication Bookrunner and (g) UBS HK and/or its affiliates shall be deemed to constitute one Syndication Bookrunner.

“Mandate Documents” means this letter (including Appendices) and each Fee Letter.

“Mandated Lead Arrangers” means the Original Mandated Lead Arrangers, and any other bank(s) or financial institution(s) appointed as such jointly by the Original Mandated Lead Arrangers (which are Syndication Mandated Lead Arrangers) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as a “Mandated Lead Arranger”.

“Original Bookrunners” means BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI and UBS HK and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK.

“Original Arranger Parties” means the Original Mandated Lead Arrangers, the Original Bookrunners and the Original Underwriters (each an “Original Arranger Party”).

“Original Mandated Lead Arrangers” means BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI and UBS HK and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK.

“Original Underwriters” means BAML, CDB, CMBC, Citi, CS, DBS, DB, ICBCI Holdings and UBS SG and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, Citi, CS, DBS, DB, ICBCI Holdings or (as the case may be) UBS SG.

“Pre-cleared Entities” means Members of the Consortium and entities owned by Members of the Consortium as listed in the Pre-cleared Entities List whose “know your customer” information has been provided to each Original Arranger Party prior to the execution of this letter for the purposes of the Facilities (“Pre-cleared Information”), for as long as there is no change in the direct or indirect ownership of any of such entities since the applicable “know your customer” information has been provided on or prior to the date of this letter to the Arranger Parties.

“Pre-cleared Entities List” means the list attached hereto as Appendix E.

“Pre-cleared Information” has the meaning given to that term in the definition of “Pre-cleared Entities”.

“Syndication” means the syndication of any or all of the Facilities.

“Syndication Date” means the earlier of:

(a)	the date falling 120 days after the later of:

(i)	the date on which the Information Memorandum and the Information Package are approved by the Borrower for release to actual and potential Syndication Lenders (provided that, this paragraph (i) shall not apply if (A) the Mandated Lead Arrangers shall have failed to provide an initial draft of the Information Memorandum to the Borrower by the date falling 4 weeks after the date of the Merger Agreement (as promptly notified by the Borrower to the Mandated Lead Arrangers upon signing of the Merger Agreement) or (B) thereafter there is any material delay in any revision of the draft Information Memorandum due to the wilful default or gross negligence of the Mandated Lead Arrangers (unless, in each case under (A) and (B), such failure or delay (as the case may be) is attributable to the failure by the Borrower to comply with its obligations under paragraph 6.2 (Syndication)); and

(ii)	the Closing Date; and

(b)	the time when the Majority Bookrunners announce the close of primary syndication of the Facilities and notify the Syndication Lenders of their final allocations in the Facilities.

“Syndication Lenders” means the parties participating as Lenders in Syndication.

“Syndication Bookrunners” means BAML, CGMAL, CS, DBS, DB, ICBCI and UBS HK (and/or their respective affiliates from time to time specified by BAML, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK), provided that if any Syndication Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Bookrunner for the purposes of this letter.

“Syndication Mandated Lead Arrangers” means BAML, CGMAL, CS, DBS, DB, ICBCI and UBS HK (and/or their respective affiliates from time to time specified by BAML, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK), provided that if any Syndication Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Mandated Lead Arranger for the purposes of this letter.

“Syndication Underwriters” means (a) BAML, Citi, CS, DBS, DB, ICBCI Holdings and UBS SG (and/or their respective affiliates from time to time specified by BAML, Citi, CS, DBS, DB, ICBCI Holdings or (as the case may be) UBS SG) and (b) each other Underwriter specified as a “Syndication Underwriter” in the applicable Accession Letter to which it is a party (provided that such Accession Letter is signed by all of the Original Underwriters which are Syndication Underwriters), provided that if any Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Underwriter for the purposes of this letter.

“Target” means Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“UBS HK” means UBS AG Hong Kong Branch or any of its affiliate(s) from time to time specified by UBS AG Hong Kong Branch.

“UBS SG” means UBS AG, Singapore Branch or any of its affiliate(s) from time to time specified by UBS AG, Singapore Branch.

“Underwriters” means the Original Underwriters and any other bank(s) or financial institution(s) appointed as such jointly by the Original Underwriters (which are Syndication Underwriters) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as an “Underwriter”.

“Underwriting Amount” means, in relation to an Underwriter and a Facility, the Underwriting Proportion of such Underwriter in respect of such Facility multiplied by the aggregate amount of such Facility.

“Underwriting Proportion” means (a) in relation to an Original Underwriter and a Facility, the underwriting proportion (in respect of such Facility) set out opposite its name in paragraph 2.1 (as may be reduced pursuant to paragraph 2.4) or (b) in relation to an Underwriter who is not an Original Underwriter, its underwriting proportion and a Facility, its underwriting proportion (in respect of such Facility) as specified in the Accession Letter to which such Underwriter is a party (as may be reduced pursuant to paragraph 2.4).

“Waiving Syndication Underwriter” means any Underwriter who has notified (or who notifies at any time) the Borrower or the Syndication Underwriters in writing (for such purpose including, without limitation, by e-mail) that it is or constitutes a “Waiving Syndication Underwriter”.

“White List” means the list attached hereto as Appendix C.

Unless a contrary indication appears, a term defined in the form of the Facilities Agreement set out in Appendix B has the same meaning when used in this letter.

1.	Appointment and Commitment

1.1	The Borrower appoints:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

(b)	the Underwriters as exclusive underwriters of the Facilities; and

(c)	the Bookrunners as exclusive bookrunners in connection with Syndication.

1.2	Until this mandate terminates in accordance with paragraph 14 (Termination):

(a)	except as provided in the Mandate Documents, no other person shall be appointed as mandated lead arranger, underwriter, or bookrunner;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in each case in respect of any Facility without the prior written consent of each of the Original Mandated Lead Arrangers.

1.3	Each Underwriter is pleased to advise you that it has received all necessary internal approvals (including credit committee approval) required for it to enter into and perform its obligations under the Mandate Documents, and hereby commits to provide its Underwriting Proportion of the full principal amount of each Facility, in each case, on the terms of the Mandate Documents and subject to satisfaction of the following conditions:

(a)	compliance by the Borrower with all the terms of each Mandate Document in all material respects and the Mandate Documents not having been terminated in accordance with the terms thereof;

(b)	the execution and delivery of the Merger Documents in form and substance satisfactory to the Mandated Lead Arrangers; and

(c)	in respect of each Underwriter and each applicable jurisdiction with respect thereto, it not being illegal or unlawful for such Underwriter to fund, issue or maintain its participation under any or all of the Facilities by reason of any event or circumstance occurring after the date hereof (excluding, for the avoidance of doubt, any event of illegality or unlawfulness that has been overcome pursuant to paragraph 1.8 and no longer affects such Underwriter).

1.4	Unless this letter is terminated in accordance with paragraph 14 (Termination), (a) the Borrower agrees that it shall, no later than the date falling six (6) months after the date of this letter, duly execute and deliver counterparts of the Facilities Agreement and (b) subject to paragraph 1.3, each Underwriter agrees to as soon as reasonably practicable upon the request of the Borrower (and in any event no later than three (3) Business Days following such request) duly execute and deliver counterparts of the Facilities Agreement and Intercreditor Agreement (and each Underwriter hereby confirms that it has and will have the necessary power and authority to execute, deliver and perform its obligations under the Facilities Agreement and the Intercreditor Agreement). In addition, the Borrower shall promptly notify the Arranger Parties in the event that the Acquisition is withdrawn or abandoned.

1.5	Each of the Mandated Lead Arrangers and the Underwriters:

(a)	confirms that (with respect to the items listed under the heading “Part IA – Conditions precedent to delivery of Utilisation Request” of Appendix D of this letter (“Part IA – Appendix D”)), all of the documents and other evidence described in the paragraph in Part IA of Schedule 2 to the Facilities Agreement which corresponds to the paragraph set out in the left column of Part IA – Appendix D:

(i)	will be deemed to be in form and substance satisfactory to the Agent if the word “agreed form” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph), and will be deemed to have been received by the Agent in form and substance satisfactory to the Agent if actually delivered to the Agent in the agreed form and executed by the applicable parties thereto; and

(ii)	will be deemed to have been received by the Agent and be in form and substance satisfactory to the Agent if the word “satisfied” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph);

(b)	confirms that (with respect to the items listed under the heading “Part IB – Further Conditions Precedent” of Appendix D of this letter (“Part IB – Appendix D”)) all of the conditions and requirements described in the paragraph in Part IB of Schedule 2 to the Facilities Agreement which corresponds to the paragraph in the left column of Part IB – Appendix D will be deemed to be in form and substance satisfactory to the Agent if the word “agreed form” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph) and will be deemed to have been received by the Agent in form and substance satisfactory to the Agent if actually delivered to the Agent in the agreed form and executed by the applicable parties thereto;

(c)	undertakes to instruct the Agent (or the Security Agent, as relevant) to execute all documents (that constitute conditions precedent to the availability of the Facilities) to which the Agent or the Security Agent, as applicable, is a party and which are in agreed form under the Facilities Agreement;

(d)	undertakes to instruct legal counsel to deliver the legal opinions referred to in Part IA of Schedule 2 to the Facilities Agreement and to use all reasonable endeavours, to commit sufficient internal resources and to instruct its legal counsel to work with the Borrower and its legal counsel with a view to agreeing the forms of all documents and evidence referred to in Schedule 2 to the Facilities Agreement as soon as reasonably practicable after the date of this letter (provided that none of the Arranger Parties or the Finance Parties will be required to incur out-of-pocket costs for their own account pursuant to this paragraph);

(e)	confirms that, with respect to the legal opinion from Fangda Partners (“Fangda”) which is required to be delivered pursuant to paragraph 4(d) of Part IA of Schedule 2 to the Facilities Agreement, (i) it has received (1) a legal opinion from Fangda (concerning the same subject matters as those required to be included in the legal opinion referred to in paragraph 4(d)(i) of Part IA of Schedule 2 to the Facilities Agreement) that is issued on or prior to the date hereof (the “Issued AML Opinion”), (2) the form of the legal opinion to be issued by Fangda on or about the date of the first Utilisation Request as required under paragraph 4(d) of Part IA of Schedule 2 to the Facilities Agreement (the “Agreed Form AML Opinion”), as confirmed with the Borrower, (iii) it has been informed by Fangda that, subject to any change in applicable law and regulation (including without limitation any change in implementation or interpretation thereof), Fangda is not aware (as at the date of this letter) of any reason why Fangda will not, when requested to do so, be in a position to issue the Agreed Form AML Opinion (with minor or technical amendments as may be required that do not alter the conclusion or strength of conviction of such legal opinion) and (iv) the Agreed Form AML Opinion (with such minor or technical amendments), when issued and delivered to the Agent, will be deemed to be in form and substance satisfactory to the Agent;

(f)	undertakes to notify the Borrower as soon as reasonably practicable after being informed by Fangda of any reason why Fangda would not be in a position to issue the Agreed Form AML Opinion (with such notification setting forth the reason(s) provided by Fangda to such Mandated Lead Arranger or Underwriter for their inability to issue such opinion);

(g)	upon notification by the Borrower that the Closing Date is expected to occur on a certain date (which notification is provided at least 5 Business Days prior to such expected Closing Date), undertakes to instruct the Agent to notify the Borrower of the prevailing exchange rate used for purposes of paragraph 5(d)(ii) of Part IA of Schedule 2 to the Facilities Agreement on the date falling 4 Business Days prior to such expected Closing Date;

(h)	upon notification of a proposed Utilisation Date by the Borrower, undertakes to instruct the Agent to instruct Fangda to issue the legal opinion required under paragraph 4(d) in Part IA of Schedule 2 to the Facilities Agreement (in the form of the Agreed Form AML Opinion) unless Fangda is unable in good faith to do so based on its professional judgment; and

(i)	agrees that it shall be a condition to the allocation by any Arranger Party of any commitment in respect of any Facility to any Lender on or prior to the Closing Date that such Lender agrees (by virtue of its becoming party hereto as an Additional Arranger Party or party to the Facilities Agreement as a “Lender” (as defined in the Facilities Agreement)) to be bound by the confirmations confirmed by the Mandated Lead Arrangers and the Underwriters in this paragraph 1.5 and the agreement in paragraph 1.6.

1.6	Each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees, to the extent not completed prior to the date hereof, (i) to complete its administrative details in the Facilities Agreements and the Intercreditor Agreement and to make amendments to the Facilities Agreement and the Intercreditor Agreement to reflect comments from the Agent and the Security Agent on agency and trustee provisions and (with respect to any Intercreditor Party (if any) other than Holdco, Midco, Parentco and the Borrower) comments of local counsel with respect to matters of local law in the jurisdiction of incorporation of such Intercreditor Party (if any), and (ii) to act reasonably in the determination of the satisfaction of all conditions precedent described in Schedule 2 to the Facilities Agreement.

1.7	Until the signing of the Facilities Agreement, each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees to consider such minor amendments to the Facilities Documents which any of the foregoing parties may reasonably request (including on behalf of potential Lenders) and which are not materially adverse to the interests of any of the foregoing parties.

1.8	If it becomes unlawful in any applicable jurisdiction for an Underwriter to perform any of its obligations as contemplated by the Mandate Documents or to fund, issue or maintain its participation under any or all of the Facilities, that Underwriter shall (a) promptly notify the Borrower upon becoming aware of that event and (b) in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in its Underwriting Amount in respect of any Facility not being available pursuant to paragraph 1.3(c) including (but not limited to) transferring its rights and obligations under the Mandate Documents to its affiliate, provided that (i) the Borrower shall promptly indemnify that Underwriter for all costs and expenses reasonably incurred by that Underwriter as a result of steps taken by it pursuant to the foregoing and (ii) an Underwriter is not obliged to take any such steps if, in the opinion of that Underwriter (acting reasonably), to do so might be prejudicial to it.

2.	Underwriting Proportions

2.1	The underwriting proportions and the underwriting amounts of each of the Original Underwriters in respect of Facility A are as follows (in each case subject to adjustment pursuant to paragraph 2.4):

Underwriter	Underwriting Proportion (%)	Underwriting Amount (US$)
BAML	( 4/43) x 100%	100,000,000
CDB	( 8/43) x 100%	200,000,000
CMBC	( 7/43) x 100%	175,000,000
Citi	( 4/43) x 100%	100,000,000
CS	( 4/43) x 100%	100,000,000
DBS	( 4/43) x 100%	100,000,000
DB	( 4/43) x 100%	100,000,000
ICBCI Holdings	( 4/43) x 100%	100,000,000
UBS SG	( 4/43) x 100%	100,000,000
Total	100	1,075,000,000

2.2	The underwriting proportions and the underwriting amounts of each of the Original Underwriters in respect of Facility B are as follows (in each case subject to adjustment pursuant to paragraph 2.4):

Underwriter	Underwriting Proportion (%)	Underwriting Amount (US$)
BAML	12.5	56,250,000
CMBC	12.5	56,250,000
Citi	12.5	56,250,000
CS	12.5	56,250,000
DBS	12.5	56,250,000
DB	12.5	56,250,000
ICBCI Holdings	12.5	56,250,000
UBS SG	12.5	56,250,000
Total	100	450,000,000

2.3	The rights and obligations of the Arranger Parties under the Mandate Documents are several. No Arranger Party is responsible for the obligations of any other Arranger Party.

2.4	(a)	Each of the Original Arranger Parties which are Syndication Bookrunners, Syndication Mandated Lead Arrangers and/or Syndication Underwriters shall have the right to introduce one or more banks or financial institutions on the White List or other banks or financial institutional consented to by the Borrower (which, unless otherwise agreed in writing by the Arranger Parties, shall not be any Member of the Consortium, Holdco, Midco, Parentco, the Borrower or any affiliates of any of the foregoing) (each an “Additional Arranger Party”) as an additional “Mandated Lead Arranger”, an additional “Bookrunner” and/or an additional “Underwriter” in accordance with this paragraph 2.4 by delivering to the Borrower with a copy to each other Original Arranger Party an Accession Letter executed by such Additional Arranger Party and such Original Arranger Party, specifying that such Additional Arranger Party is to become party hereto as a “Mandated Lead Arranger”, a “Bookrunner” and/or an “Underwriter” (as the case may be) and (in the case where such Additional Arranger Party is to become party hereto as an “Underwriter”), setting out the Underwriting Proportion of such Underwriter in respect of each of the Facilities, provided that an Additional Arranger Party may only be introduced as a “Mandated Lead Arranger” or a “Bookrunner” if (i) such person (and/or its affiliate(s)) simultaneously become party hereto as an “Underwriter” (with an Underwriting Proportion for a Facility of greater than zero), (ii) the consent of all of the Original Mandated Lead Arrangers (which are Syndication Mandated Lead Arrangers) shall have been obtained in respect of the introduction of such Additional Arranger Party as a “Mandated Lead Arranger” and (iii) the consent of all of the Original Bookrunners (which are Syndication Bookrunners) shall have been obtained in respect of the introduction of such Additional Arranger Party as a “Bookrunner” (but, for the avoidance of doubt, nothing shall prejudice the ability of any Original Arranger Party which is a Syndication Bookrunner, Syndication Mandated Lead Arranger and/or a Syndication Underwriter to introduce any person as an “Underwriter” in accordance with this paragraph 2.4).

(b)	Upon delivery of such Accession Letter in accordance with the foregoing:

(i)	such Additional Arranger Party shall become party hereto as a “Mandated Lead Arranger”, a “Bookrunner” and/or an “Underwriter” (as specified in such Accession Letter) and (in the case where such Additional Arranger Party is becoming party hereto as an “Underwriter”) its Underwriting Proportion in respect of each of the Facilities shall be the percentage specified as such in that Accession Letter (subject to further adjustments in accordance with the provisions of this letter) and such Additional Arranger Party shall become bound by all provisions of this letter as if it had been a party to this letter in such capacity on the date hereof;

(ii)	the aggregate Underwriting Proportions of the Syndication Underwriters in respect of such Facility shall be reduced by the Underwriting Proportion of such Additional Arranger Party in respect of such Facility as specified in such Accession Letter (such reduction being applied among the Syndication Underwriters in accordance with the Applicable Basis, provided that (in each case) the aggregate Underwriting Proportions of the Underwriters and such Additional Arranger Party in respect of such Facility shall be equal to 100%;

(iii)	(in the case where (A) such Additional Arranger Party is becoming party hereto as an “Underwriter” and (B) such Accession Letter is signed by all of the Original Underwriters (that are Syndication Underwriters) and specifies that such Additional Arranger Party is to become party to the Facility A Fee Letter) such Additional Arranger Party shall become party to the Facility A Fee Letter and its Fee Sharing Proportion in respect of Facility A shall be the percentage specified as such in such Accession Letter; and

(iv)	(in the case where (A) such Additional Arranger Party is becoming party hereto as an “Underwriter” and (B) such Accession Letter is signed by all of the Original Underwriters (that are Syndication Underwriters) and specifies that such Additional Arranger Party is to become party to the Facility B Fee Letter) such Additional Arranger Party shall become party to the Facility B Fee Letter and its Fee Sharing Proportion in respect of Facility B shall be the percentage specified as such in such Accession Letter.

(c)	An Original Arranger Party which is a Syndication Bookrunner, Syndication Mandated Lead Arranger and/or an Syndication Underwriter shall, without prejudice to its rights hereunder, consult with the Borrower for up to five Business Days prior to the introduction of any Additional Arranger Party by such Original Arranger Party as a “Mandated Lead Arranger”, a “Bookrunner” or an “Underwriter” (as the case may be).

(d)	None of the Additional Arranger Parties shall be entitled to share in any fee payable to any Original Arranger Party under any Fee Letter (except as otherwise provided in paragraphs (b)(iii) and/or (iv)), provided that nothing shall prejudice the ability of any Original Arranger Party to share its portion of any such fee with any Additional Arranger Party or any Lender.

(e)	To the extent that any Original Underwriter elects for any part of its fees in respect of any of the Facilities to be allocated to any Additional Arranger Party, then in lieu of having such Additional Arranger Party accede to the applicable Fee Letter(s) from the Original Arranger Parties to the Borrower pursuant to paragraphs (b)(iii) and/or (iv), the Original Underwriters (that are Syndication Underwriters) may require the Borrower to (i) enter into a separate fee letter with such Additional Arranger Party and (ii) enter into amendments to the applicable Fee Letter(s) from the Original Arranger Parties to the Borrower, in each case in such form as such Original Underwriter may (acting reasonably) require solely to give effect to such allocation, and the Borrower shall promptly comply with such requirement.

3.	Clear Market

3.1	During the period from the date of this letter to the Syndication Date, the Borrower shall not and shall ensure that none of Holdco, Midco, Parentco or members of the Group or (on or from the Closing Date) members of the Target Group shall announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan, debt, bank, capital and/or equity market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement) without the prior written consent of each of the Arranger Parties (it being understood that this paragraph 3.1 shall not prohibit the incurrence of any Permitted Financial Indebtedness that is permitted to be incurred by any member of the Target Group incorporated in the PRC).

3.2	Paragraph 3.1 does not apply to the Facilities or to the Qualifying SBLC Financing.

4.	Fees, Costs and Taxes

4.1	All fees shall be paid in accordance with the Fee Letter(s) (including as to timing and amounts) or (to the extent not set out in the Fee Letter(s)) as set out in the Facilities Agreement.

4.2	The Borrower shall promptly reimburse each of the Arranger Parties, the Agent and the Security Agent the amount of all reasonable and documented out-of-pocket costs and expenses (including legal fees, subject to arrangements agreed between the Borrower and the applicable legal counsel) incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of the Facilities Documents and/or the Mandate Documents; and

(b)	the Syndication,

in each case whether or not the Facilities Documents are signed, provided that, without prejudice to paragraph 8 (Indemnity), the Borrower shall have no obligation to make such reimbursement if the Closing Date does not occur other than reasonably incurred legal fees subject to arrangements agreed between the Borrower and the applicable legal counsel and up to any cap so agreed.

4.3	The Borrower shall promptly on demand pay and indemnify each of the Arranger Parties against any and all stamp duty and registration and similar tax payable in respect of any or all of the Mandate Documents.

5.	Payments

All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of the applicable invoice therefor or as otherwise specified in the Mandate Documents and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the applicable Arranger Party or Arranger Parties may notify to the Borrower from time to time;

(b)	shall be paid without any deduction or withholding for or on account of tax or otherwise (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the applicable payment due from the Borrower under the Mandate Documents shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to such payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If any VAT is chargeable in respect of any such payment, the Borrower shall also and at the same time pay to the recipient of such payment an amount equal to the amount of that VAT.

6.	Syndication

6.1	The Syndication Underwriters reserve the right to syndicate, in consultation with the Borrower, all or a portion of their commitments and/or participations in respect of any or all of the Facilities (subject to paragraph 6.2). The Syndication Bookrunners shall, in consultation with the Borrower, decide on the strategy to be adopted for Syndication (including timing, the selection of potential Lenders (subject to paragraph 6.2)) and the Syndication Bookrunners shall, unless otherwise stated in this letter, in consultation with the Borrower, manage all other aspects of the Syndication. The Arranger Parties may commence Syndication at any time on or after the date of this letter. Without limiting your obligations to assist with syndication efforts as set forth herein, each Syndication Underwriter agrees that neither commencement nor completion of Syndication is a condition to providing its commitments in respect of the Facilities hereunder.

6.2	The Syndication Underwriters may select Lenders, provided that Lenders participating in any or all of the Facilities as at the date of the Facilities Agreement shall be the Underwriters, one or more of the banks, and/or financial institutions on the White List and/or other banks or financial institutions consented to by the Borrower. After the execution of the Facilities Agreement, assignments or transfers by Lenders thereunder shall be governed by the terms of the Facilities Agreement.

6.3	The Majority Bookrunners shall (after consulting with the Original Underwriters which are Syndication Underwriters) decide when to close Syndication and/or accept commitments received in respect of any or all of the Facilities and/or allocate resulting participations in any or all of the Facilities, but the Bookrunners shall not close Syndication or accept commitments received in respect of any or all of the Facilities and/or allocate resulting participations in any or all of the Facilities except with the instructions of the Majority Bookrunners.

6.4	The Borrower shall, and shall ensure that the other members of the Group and (on and from the Closing Date) members of the Target Group will, use commercially reasonable efforts to give any assistance which any Mandated Lead Arranger may reasonably require in relation to Syndication at all times prior to the Syndication Date and without prejudice to the foregoing, shall use commercially reasonable efforts to procure that (to the extent of its powers under the Merger Documents), prior to the Closing Date, members of the Target Group shall give any such assistance. Such assistance shall include (subject, for the avoidance of doubt, to the use of commercially reasonable efforts as provided in the foregoing sentence), but not be limited to:

(a)	assistance in the preparation of an information memorandum containing all customary information for facilities and/or transactions of this nature including, but not limited to, information about the Group, the Target Group, the Acquisition, risk disclosures and how the proceeds of the Facilities will be applied including, where requested by any Syndication Mandated Lead Arranger, a public side version of such information memorandum that does not contain non-publicly available information (collectively the “Information Memorandum”). The Information Memorandum shall be in form and substance satisfactory to all of the Mandated Lead Arrangers and the Borrower shall approve the Information Memorandum before any of the Mandated Lead Arrangers distributes it to potential Lenders on the Borrower’s behalf;

(b)	providing any information reasonably requested by any of the Mandated Lead Arrangers or potential Lenders in connection with Syndication;

(c)	making available the senior management and representatives of the Borrower, other members of the Group and members of the Target Group for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as any Mandated Lead Arranger may reasonably request (taking into account the normal business operations of the Target Group);

(d)	using commercially reasonable efforts to ensure that Syndication benefits from the existing lending relationships of the Group, the Target Group or any Member of the Consortium; and

(e)	if required by any Syndication Mandated Lead Arranger, entering into a syndication agreement in a form to be agreed between the Syndication Mandated Lead Arrangers, the applicable Syndication Lenders and the Borrower.

7.	Information

7.1	Save (i) (with respect to any information that is delivered to the Mandated Lead Arrangers prior to the date of this letter) as disclosed in writing to the Mandated Lead Arrangers prior to the date of this letter (including, in the case of any information contained in any Report so delivered to the Mandated Lead Arrangers prior to the date of this letter, as disclosed in a subsequent or updated version of such Report provided that such subsequent or updated version is delivered to the Mandated Lead Arrangers prior to the date of this letter) and (ii) that, in respect of any information relating to any member of the Target Group provided on or prior to the Closing Date or contained in any Report, each representation and warranty by it under this paragraph 7 is made to its actual knowledge after due enquiries, the Borrower represents and warrants that:

(a)	any factual information contained in the Information Memorandum or the Information Package (the “Information”) (unless expressly disclosed to the contrary therein) was true and accurate in all material respects as at:

(i)	(in respect of any Information contained in the Information Memorandum) the date of the Information Memorandum;

(ii)	(in respect of any Information contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Arranger Parties on or before the date of this letter) the date of this letter; or

(iii)	(in respect of any Information contained in any Market Report provided to any of the Arranger Parties on or before the date of this letter) as at the date of such Market Report; or

(iv)	(in respect of any Information contained in any part of the Information Package provided to any of the Arranger Parties after the date of this letter) the date on which such part of the Information Package is so provided;

(b)	any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and is believed by the Borrower in good faith to be based on reasonable assumptions (as at the date of the applicable document or report containing such projection or forecast) and arrived at after careful consideration (it being understood that financial projections and forecasts by their nature are uncertain and no assurances are being given that the results reflected in any financial projection or forecast contained in the Information Memorandum or the Information Package will be achieved);

(c)	(i) any expression of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package (excluding any opinion or intention in any Report which is within the professional competence of the provider of such Report, which includes any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B) were made after careful consideration and (as at the date of the applicable document or report containing such expression of opinion or intention) were believed by the Borrower in good faith to be based on reasonable grounds and (ii) (in the case of any opinion expressed in any Report, including without limitation any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B as such numbers may have been communicated verbally to any of the Arranger Parties prior to the date of this letter), it (acting in good faith) does not believe, and is not aware of any material facts or circumstances which lead it to believe (acting in good faith), that such opinion, taken as a whole, is unreasonable or is not based on reasonable grounds;

(d)	the Borrower has reviewed and considered the Reports (including any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B as such numbers may have been communicated verbally to any of the Arranger Parties prior to the date of this letter) and has based its investment decision to undertake the Acquisition on the basis of the Reports;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in any of the information, forecasts or projections contained in the Information Memorandum or the Information Package (taken as a whole) being untrue or misleading in any material respect as at:

(i)	(in respect of any Information, forecasts or projections contained in the Information Memorandum) the date of the Information Memorandum (or, if earlier, the date as to which such Information, forecast or projections were stated in the Information Memorandum to have been given);

(ii)	(in respect of any Information, forecasts or projections contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Arranger Parties on or before the date of this letter) the date of this letter;

(iii)	(in respect of any Information, forecasts or projections contained in any Market Report provided to any of the Arranger Parties on or before the date of this letter) as at the date of such Market Report; or

(iv)	(in respect of any Information, forecasts or projections contained in any part of the Information Package provided to any of the Arranger Parties after the date of this letter) the date on which such part of the Information Package is so provided; and

(f)	all other written information provided by or on behalf of any of Holdco, Midco, Parentco, the Borrower or any member of the Group to an Arranger Party pursuant to any express provision of any Mandate Document on or after the date of this letter is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any material respect (in each case) as at the date on which such information is so provided.

7.2	The representations and warranties set out in paragraph 7.1 are deemed to be made by the Borrower (a) on the date of this letter, (b) (to the extent that they relate to the Information Memorandum) on the date the Information Memorandum is approved by the Borrower, (b) (to the extent that they relate to any part of the Information Package (other than the Base Case Model)) on each date on which such part of the Information Package is delivered to any Arranger Party after the date of this letter and (c) (to the extent that they relate to any information provided on or after the date of this letter (other than the Information Memorandum or the Information Package)) on each date on which such information is provided, in each case, until the first date on which the Facilities Documents have been signed.

7.3	The Borrower shall promptly notify the Arranger Parties in writing if it becomes aware that any representation and warranty set out in paragraph 7.1 is incorrect or misleading and shall, promptly from time to time upon request by any Arranger Party in connection with Syndication, provide additional and/or supplemental information for the purposes of preparing or updating the Information Memorandum (so that the representations and warranties set out in paragraph 7.1 would be true and accurate in all material respects with respect to the Information Memorandum).

7.4	The Borrower acknowledges that the Arranger Parties will be relying on the Information without carrying out any independent verification.

7.5	Upon:

(a)	any person acquiring any direct or indirect interest in Holdco after the date of this letter;

(b)	any person proposing to accede to this letter as a Mandated Lead Arranger, Bookrunner or Underwriter after the date of this letter; or

(c)	Midco being incorporated or established and any acquisition of any interest in Midco by Holdco or any acquisition of any interest in Parentco by Midco,

the Borrower shall promptly upon the request of any Arranger Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Arranger Party ((in the case of paragraphs (a) and/or (c)) for itself or on behalf of any person referred to in paragraph (b) or (in the case of paragraph (b)) on behalf of any person referred to in paragraph (b)) in order for such Arranger Party or such person referred to in paragraph (b) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations (it being understood that in the case of paragraph (b), the Borrower shall comply with any such reasonable request provided that (i) paragraph (a) shall not apply to any Pre-cleared Entity to the extent of any Pre-cleared Information and (ii) the Borrower shall not be regarded as in default of its obligations under this paragraph 7.5 with respect to any person referred to in paragraph (b) to the extent that such person requests documentation and other evidence (with respect to any of Holdco, Parentco or the Borrower, or with respect to any Pre-cleared Information relating to any of the Pre-cleared Entities) the scope of which materially exceeds the scope of documentation and other evidence already provided to the Original Arranger Parties on or prior to the date of this letter in respect of any of Holdco, Parentco, the Borrower and the Pre-cleared Entities), provided further that the Borrower, promptly upon any Pre-cleared Entity acquiring any direct or indirect interest in Holdco, supplies, or procures the supply of, evidence of such acquisition.

8.	Indemnity

8.1

(a)	Whether or not any of the Facilities Documents are signed, the Borrower shall within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the Acquisition or other transactions contemplated by the Mandate Documents and/or the Facilities Documents;

(ii)	the use of the proceeds of any or all of the Facilities;

(iii)	any of the Mandate Documents and/or the Facility Documents;

(iv)	the arranging, syndication or underwriting of the Facilities (or any part thereof); and/or

(v)	any untrue statement (or alleged untrue statement) of a material fact contained in the Information Memorandum (including, without limitation, any preliminary summary of any or all of the Facilities prepared by any Arranger Party and approved by or on behalf of the Borrower or any filings with or submissions to any governmental or self-regulatory authority or agency or securities exchange) or any omission (or alleged omission) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, provided that, in the case of occurrence of any claim, action or proceeding in respect of which indemnification is intended to be sought by an Arranger Party from the Borrower pursuant to this paragraph (a) and if there is more than one Indemnified Person relating to the same action, claim, investigation or proceeding, and to the extent not inconsistent with each such Indemnified Person’s internal controls or other procedures or policies, each such Indemnified Person shall instruct only one legal counsel in any one jurisdiction relating to such action, claim, investigation or proceeding (or as the case may be) unless any such Indemnified Person in good faith considers that there is any conflict as between one or more of all such Indemnified Persons or that it may not be lawful to instruct only one such legal counsel.

(b)	The Borrower will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that such cost, expense, loss or liability results from (i) any breach by that Indemnified Person of any Mandate Document or any Facilities Document which (and to the extent of which) is in each case finally judicially determined to have resulted directly from the gross negligence, fraud or wilful misconduct of that Indemnified Person, or (ii) any dispute solely among the Indemnified Persons (other than claims against the Agent and/or the Security Agent or their respective affiliates, or directors, officers, employees and//or agents of the foregoing) and not arising out of any act or omission of the Borrower, Holdco, Midco, Parentco or any member of the Group as determined by a final non-appealable judgment of a court or arbitral tribunal.

(c)	In the case of occurrence of any claim, action or proceeding in respect of which indemnification is intended to be sought by an Arranger Party from the Borrower pursuant to paragraph (a), such Arranger Party shall (in each case, where legally permissible and practicable to do so and to the extent not inconsistent with each such Arranger Party’s internal controls or other compliance procedures or policies and not, in the good faith opinion of such Arranger Party, adverse to its interests) use reasonable endeavours to notify the Borrower in writing after such Arranger Party becomes aware of such claim, action or proceeding, and consult with the Borrower prior to settling such claim, action or proceeding, provided that such failure to so notify or consult with the Borrower (i) shall not relieve the Borrower from any obligations or liabilities under paragraph (a) unless and to the extent that the Borrower is not separately aware of the existence of such claim, action or proceedings and is materially prejudiced by such failure and (ii) shall not, in any event, relieve the Borrower from any obligations or liabilities under any Mandate Document or Facilities Document other than its indemnification obligations under paragraph (a) in respect of such claim, action or proceeding.

(d)	For the purposes of this paragraph 8:

“Indemnified Persons” means each of the Arranger Parties, the Agent, the Security Agent, each Lender, in each case, any of their respective Affiliates and each of their (and/or their respective Affiliates’) respective directors, officers, employees and agents (each an “Indemnified Person”).

8.2	None of the Arranger Parties shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following the Borrower’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Borrower to the extent that is finally judicially determined to have resulted directly from that Indemnified Person’s gross negligence, fraud or wilful misconduct or any material breach by that Indemnified Person of any Mandate Document or any Facilities Document.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential, indirect or special losses or damages.

(c)	The Borrower represents to the Arranger Parties that:

(i)	it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Mandate Documents and/or the Facilities Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)

it is not relying on any communication (written or oral) from any or all of the Arranger Parties as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Arranger Parties shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)	none of the Arranger Parties is acting as a fiduciary for or as an adviser to it in connection with the Transaction (except, with respect to any Arranger Party that may serve as advisor(s) to the Borrower in connection with the Acquisition pursuant to separate arrangements between such Arranger Party and the Borrower, for the obligations of such Arranger Party in its capacity as such advisor(s)).

8.4	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 17.2 and 19 (Governing Law and Jurisdiction).

8.5	Paragraphs 8.1 to 8.3 shall be superseded by, and cease to have force and effect, upon the execution of the Facilities Agreement but only to the extent that the provisions thereof are covered by equivalent provisions in the Facilities Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 8 at the time when paragraphs 8.1 to 8.3 are so superseded or cease to have force and effect.

9.	No Front-running

Each of the Arranger Parties agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)	if it or any of its Affiliates engages in any Front Running, the other Arranger Parties may suffer loss or damage and its position in future financings with the other Arranger Parties and the Borrower may be prejudiced;

(c)	if it or any of its Affiliates engages in any Front Running the other Arranger Parties retain the right not to allocate to it or any of its Affiliates any participation under any of the Facilities; and

(d)	it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

For the purposes of this letter:

“Applicable Basis” means the reduction of the commitment and/or participation of each of the Syndication Underwriters in respect of any Facility in accordance with the order from time to time agreed in writing (for such purpose including, without limitation, by e-mail) between all of the Syndication Underwriters that are Original Underwriters and notified by such Syndication Underwriters to the Borrower from time to time;

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to any or all of Facilities (including any tranche or facility arising as a result of any splitting or reorganisation of any Facility permitted under any Mandate Document), whether as initial lender/holder or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Facilities Documents and/or the Facilities which is provided to an Arranger Party (the “Receiving Party”) in relation to the Facilities Documents and/or the Facilities by the Borrower, the Group or any of its affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes any information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)	is identified in writing at the time of delivery as non-confidential by that Providing Party; or

(c)	is known by that Receiving Party before the date such information is disclosed to that Receiving Party by that Providing Party or is lawfully obtained by that Receiving Party after that date, from a source which is, as far as that Receiving Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest (except as a Syndication Lender whose commitment and/or participation in respect of any Facility reduces the commitment and/or participation of each of the Syndication Underwriters in respect of such Facility on the Applicable Basis):

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into by any Arranger Party (or any Affiliate thereof) with an Affiliate of such Arranger Party; or

(ii)	an act of an Arranger Party (or any of its Affiliates) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facilities.

This paragraph 9 is for the benefit of the Arranger Parties only.

10.	Confidentiality

10.1	The Borrower acknowledges that the Mandate Documents are confidential and the Borrower shall not, and shall ensure that no other member of the Group shall, without the prior written consent of each of the Arranger Parties, disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange; and

(b)	to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

Notwithstanding any other provision in this letter or any other document, the parties hereto (and each employee, representative, or other agent of the parties hereto) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, the parties hereto will each keep confidential in accordance with this paragraph 10 all information unless each of the other parties hereto has consented in writing to the disclosure of such information.

The Borrower acknowledges and agrees that each of the Arranger Parties shall be entitled in its sole discretion to comply with its obligations under the Disclosure Regime in relation to the Facilities in such manner as it considers appropriate. Accordingly, and without limiting the foregoing, the Borrower agrees that each of the Arranger Parties shall be entitled to provide all such information to the United Kingdom HM Revenue & Customs as such Arranger Party considers necessary in order for it to fully comply with the Disclosure Regime. The Borrower shall promptly provide the Arranger Parties with all relevant information relating to itself and its affiliates and to the Facilities as any Arranger Party may reasonably require in order for it to fully comply with its obligations under the Disclosure Regime.

Without limiting the foregoing, each party hereto agrees that it will take reasonable steps to reach an agreed position in respect of the Disclosure Regime with the other parties hereto in respect of the Facilities and with the advisors to each of the parties hereto.

Each of the Arranger Parties will on request provide the Borrower with a copy of any written notification relating to the Facilities that it has made to the United Kingdom HM Revenue & Customs in compliance with its obligations under the Disclosure Regime, subject to any redactions made by such Arranger Party acting reasonably. Other than as required by law, the Borrower shall not provide copies, or otherwise disclose the contents of any such written notification to any other person without the prior consent of such Arranger Party, provided that it is agreed that the Borrower may provide a copy of any such notification to their legal advisors instructed in relation to the Facilities.

“Disclosure Regime” where used in this paragraph 10 shall mean the provisions contained in or made under Part 7 of the Finance Act 2004 as amended, replaced or supplemented from time to time.

10.2	Subject to paragraph 10.3, the Common Interest Agreement shall continue to be in full force and effect and not be affected by the provisions herein.

10.3	The provisions of clause 38 (Confidentiality) of the form of Facilities Agreement shall apply mutatis mutandis as if any reference therein to (a) any Finance Party included a reference to any Arranger Party and (b) any reference therein to any person to whom any Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents included any actual or potential Lender.

10.4	For the purposes of this letter and the Facilities Agreement, “Specified Number” means fourteen (14).

11.	Publicity/Announcements

11.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers in consultation with the Borrower.

11.2	No announcements regarding the Facilities or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of the Borrower and each of the Arranger Parties.

12.	Conflicts and exclusions

12.1	The Borrower and each Arranger Party acknowledges that the Arranger Parties and their respective Affiliates may provide debt financing, equity capital or other services to other persons with whom the Borrower or its Affiliates may have conflicting interests in respect of the Facilities in the Transaction or any other transaction.

12.2	The Borrower and each of the Arranger Parties acknowledges that each of the Arranger Parties and their respective Affiliates may act in more than one capacity in relation to the Transaction and may have conflicting interests in respect of such different capacities.

12.3	Each Arranger Party hereby irrevocably waives, in favour of each other Arranger Party (and its affiliates), any conflict of interest which may arise by virtue of such other Arranger Party (or its affiliates) acting in various capacities under and/or in relation to the Mandate Documents or Transaction Documents or transactions contemplated thereby or for other customers of any of the Arranger Parties and their respective affiliates. Each Arranger Party acknowledges that an Arranger Party (and/or any of its affiliates) may have interests in or perform any other role for, or may provide any financial or other services to, any Obligor, any member of the Group or any other person and may possess or receive information (whether or not material to the Arranger Parties) by virtue of or in connection with such interests, role or services, and agrees that none of the Arranger Parties (nor any of their respective affiliates) shall have any obligation to account to any Arranger Party for any such interests, role or services or any obligation to disclose any such information to any party thereto. None of the Arranger Parties (or any of their respective affiliates) shall assume any duty or responsibility to any Arranger Party with respect to any such interests, role, services or information or any failure to disclose any of the foregoing.

12.4	Without prejudice to the foregoing, each of the Arranger Parties agrees that each other Arranger Party (and its affiliates) may deal (whether for its own or its customers’ account) in, or advise on, securities of any person.

12.5	An Arranger Party shall not use confidential information obtained from the Borrower or its Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons.

12.6	The Borrower acknowledges that none of the Arranger Parties has any obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Borrower or any of its Affiliates.

12.7	Except as specifically provided in the Mandate Documents, none of the Original Arranger Parties shall have any obligations of any kind to any Additional Arranger Party under or in connection with any Mandate Document.

12.8	Nothing in any Mandate Document constitutes any Arranger Party as a trustee or fiduciary of any other person.

12.9	None of the Original Arranger Parties shall be bound to account to any Additional Arranger Party, and none of the Arranger Parties shall be bound to account to any Lender, for any sum or the profit element of any sum received by it for its own account.

12.10	None of the Arranger Parties is responsible to any other Arranger Party (including any Additional Arranger Party) for (and no representation or warranty is or shall be deemed to be made by any of the Arranger Parties to any other Arranger Party with respect to):

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by any Arranger Party, any Obligor or any other person in or in connection with any of the Mandate Documents, the Information Memorandum, the Reports or the transactions contemplated in the Mandate Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Mandate Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Arranger Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

12.11	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Mandate Document, each Arranger Party (including any Additional Arranger Party) confirms to each other Arranger Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Mandate Document including but not limited to:

(a)	the financial condition, status and nature of Holdco, Midco, the Parent, the Borrower and each other member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Mandate Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or the Transaction Security;

(c)	whether any Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Mandate Document, the Transaction Security, the transactions contemplated by the Mandate Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum, the Reports and/or any other information provided by any Arranger Party, any member of the Consortium or any of Holdco, Midco, Parentco or the Borrower or by any other person under or in connection with any Mandate Document, the transactions contemplated by any Mandate Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

13.	Assignments

13.1	The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Arranger Parties.

13.2	No Arranger Party shall assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of the Borrower, except in favour of to any of its Affiliates or as expressly permitted by the Mandate Documents.

14.	Termination

14.1

If the Borrower does not countersign and return copies of this letter and each of the Facility A Fee Letter and the Facility B Fee Letter in accordance with the final paragraph of this letter, before close of business in Hong Kong on 20 December 2012, this letter and each Fee Letter shall terminate on that date.

14.2	This letter shall terminate with immediate effect on the earlier to occur of:

(a)	on the date on which the Merger Agreement is terminated in accordance with its terms; or

(b)	on the date on which the Borrower notifies the Arranger Parties (or any of them) in writing that the Acquisition has been abandoned or withdrawn.

14.3	If, as of 11:59pm (Hong Kong time) on the date that is six (6) months after the date of this letter (“Definitive Documentation Time Limit”), the Borrower has not delivered duly executed counterparts of the Facilities Agreement as provided in paragraph 1.4, an Arranger Party may terminate this letter with immediate effect by notice in writing to the Borrower upon or after such Definitive Documentation Time Limit.

15.	Survival

15.1	Except for paragraphs 1.3, 1.4, 1.6(i), 1.7, 1.8, 7 (Information) and 14 (Termination) (which do not survive or continue after the Facilities Agreement is signed), the terms of this letter shall survive and continue after the Facilities Documents are signed. Upon the execution of the Facilities Agreement, the obligations and commitments of the Underwriters in respect of the Facilities under the Mandate Documents (other than those under paragraphs 1.5 and 1.6(ii)) shall be superseded by the provisions of the Facilities Agreement (and for the avoidance of doubt, no Underwriter shall have any obligation to provide or make available any of the Facilities other than under and in accordance with the terms of the Facilities Agreement). Paragraphs 1.5 and 1.6(ii) shall terminate upon the Closing Date after the utilisation of any Facility in whole or in part.

15.2	Without prejudice to paragraph 15.1, paragraphs 4 (Fees, Costs and Expenses), 5 (Payments), 8 (Indemnity), 10 (Confidentiality), 11 (Publicity/Announcements), 12 (Conflicts and exclusions) and 14 (Termination) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any or all of the Arranger Parties under the Mandate Documents.

15.3	For the avoidance of doubt, termination of this letter shall not relieve any party of any rights or obligations that have accrued under this letter as at the date of such termination.

16.	Miscellaneous

16.1	The Mandate Documents set out the entire agreement between the Borrower, the Mandated Lead Arrangers, the Bookrunners and the Underwriters as to arranging, managing the syndication of and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

16.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Borrower and each of the Arranger Parties.

16.3	The failure to exercise or delay in exercising a right or remedy by any party under the Mandate Documents shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Mandate Documents, the rights and remedies of the parties contained in the Mandate Documents are cumulative and not exclusive of any rights or remedies provided by law.

16.4	If the Borrower requests that any Arranger Party deliver certain documents and information relating to any of the Mandate Documents through electronic transmissions, the Borrower acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to any of the Mandate Documents are transmitted electronically, the Borrower agrees to release each Arranger Party from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorised interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties except to the extent resulting from such Arranger Party’s wilful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Under no circumstances will any Arranger Party be liable for any ordinary, direct or indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether such Arranger Party has been apprised of the likelihood of such damages occurring.

17.	Third Party Rights

17.1	Unless expressly provided to the contrary in this letter with respect to the Indemnified Persons, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

17.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

18.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

19.	Governing Law and Jurisdiction

19.1	This letter (including the agreement constituted by the Borrower’s acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

19.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

19.3	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter together with each Fee Letter despatched to you together with this letter, in each case countersigned by you to us.

Yours faithfully

/s/ Edmund Leung
For and on behalf of
Bank of America, N.A.
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully

/s/ Liu Hao
For and on behalf of
China Development Bank Corporation Hong Kong Branch
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully

/s/ China Minsheng Banking Corp., Ltd., Hong Kong Branch
For and on behalf of
China Minsheng Banking Corp., Ltd., Hong Kong Branch
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully

/s/ Citigroup Global Markets Asia Limited
For and on behalf of
Citigroup Global Markets Asia Limited
as Mandated Lead Arranger and as Bookrunner

[Signature Page to Commitment Letter]

Yours faithfully

/s/ Citibank, N.A.
For and on behalf of
Citibank, N.A.
as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully

/s/ Chris Stark /s/ Michael Dowdy
For and on behalf of
Credit Suisse AG, Singapore Branch
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully

/s/ Boey Yin Chong
For and on behalf of
DBS Bank Ltd.
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully
/s/ Richard Finlayson /s/ Abhay Kumar Sinha
For and on behalf of
Deutsche Bank AG, Singapore Branch
as Mandated Lead Arranger, as Bookrunner and as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully
/s/ John Fei /s/ Melvin Yip
For and on behalf of
ICBC International Capital Limited
as Mandated Lead Arranger and as Bookrunner

[Signature Page to Commitment Letter]

Yours faithfully
/s/ Charles Wang /s/ John Fei
For and on behalf of
ICBC International Holdings Limited
as Underwriter

[Signature Page to Commitment Letter]

Yours faithfully
/s/ UBS AG Hong Kong Branch
For and on behalf of
UBS AG Hong Kong Branch
as Mandated Lead Arranger and as Bookrunner

[Signature Page to Commitment Letter]

Yours faithfully
/s/ UBS AG, Singapore Branch
For and on behalf of
UBS AG, Singapore Branch
as Underwriter

[Signature Page to Commitment Letter]

We acknowledge and agree to the above:
/s/ Tom Mayrhofer
For and on behalf of
Giovanna Acquisition Limited

[Signature Page to Commitment Letter]

APPENDIX A

Form of Accession Letter

To:	Giovanna Acquisition Limited

Cricket Square

Hutchins Drive, PO Box 2681

Grand Cayman, KY1-1111, Cayman Islands

For the attention of: [            ]

Project Giovanna - Commitment Letter dated 19 December 2012 from Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch to Giovanna Acquisition Limited (as amended and/or supplemented from time to time, the “Commitment Letter”)

1.	Unless otherwise defined herein, terms and expressions defined in or construed for the purposes of the Commitment Letter shall have the same meaning herein. This is an Accession Letter.

2.	[name of the proposed Additional Arranger Party] (the “Proposed Additional Arranger Party”) hereby agrees to become party to and become bound by the provisions of the Commitment Letter as [a “Mandated Lead Arranger”][a “Bookrunner”] [and] an “Underwriter” with:

(a)	an Underwriting Proportion in respect of Facility A as set out beside its name under the column headed “Underwriting Proportion” below (and its Underwriting Amount in respect of Facility A shall accordingly be the amount set out beside its name under the column headed “Underwriting Amount” below): and

Proposed Additional Arranger Party	Underwriting Proportion	Underwriting Amount

[—]	[—]	US$	[—]

(b)	an Underwriting Proportion in respect of Facility B as set out beside its name under the column headed “Underwriting Proportion” below (and its Underwriting Amount in respect of Facility B shall accordingly be the amount set out beside its name under the column headed “Underwriting Amount” below):

Proposed Additional Arranger Party	Underwriting Proportion	Underwriting Amount

[—]	[—]	US$	[—]

3.	[The Original Underwriters (that are Syndication Underwriters) and the Proposed Additional Arranger Party agree that the Proposed Additional Arranger Party shall become party to the Facility A Fee Letter for Facility A as set out beside its name under the column “Fee Sharing Proportion (Facility A)” below:

Proposed Additional Arranger Party	Fee Sharing Proportion (Facility A)

[—]	[—]]	[1]

4.	[The Original Underwriters (that are Syndication Underwriters) and the Proposed Additional Arranger Party agree that the Proposed Additional Arranger Party shall become party to the Facility B Fee Letter for Facility B as set out beside its name under the column “Fee Sharing Proportion (Facility B)” below:

Proposed Additional Arranger Party	Fee Sharing Proportion (Facility B)
[—]	[—]]	[2]

[1]	Only insert this paragraph 3 if all of the Original Underwriters which have commitments and/or participations in respect of Facility A and which are Syndication Underwriters so agree.
[2]	Only insert this paragraph 4 if all of the Original Underwriters which have commitments and/or participations in respect of Facility B and which are Syndication Underwriters so agree.

5.	[The Original Underwriters (that are Syndication Underwriters) and the Proposed Additional Arranger Party agree that the Proposed Additional Arranger Party shall be a Syndication Underwriter.][3]

6.	The Proposed Additional Arranger Party hereby acknowledges receipt of the Commitment Letter (including the appendices thereto) (as may be amended from time to time) and agrees to duly execute and deliver the Facilities Agreement and the Intercreditor Agreement, on the terms of the Commitment Letter and subject to satisfaction of the conditions set forth in the Commitment Letter, if the Facilities Agreement and the Intercreditor Agreement have not been entered into prior to the date hereof.

7.	The Proposed Additional Arranger Party acknowledges and agrees to the provisions of and any limitations set out in paragraph 12 (Conflicts and exclusions) of the Commitment Letter.

8.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Letter.

9.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of
[name of applicable Original Arranger Party][4]
Name:
Title:

For and on behalf of
[name of applicable proposed Additional Arranger Party]
Name:
Title:

[3]	Only insert this paragraph 5 if all of the Original Underwriters which are Syndication Underwriters so agree.
[4]	Repeat for each applicable Original Arranger Party.

APPENDIX B

Form of Facilities Agreement

AGREED FORM 19 DECEMBER 2012

US$1,525,000,000

FACILITIES AGREEMENT

dated [            ]

for

GIOVANNA ACQUISITION LIMITED

arranged by

BANK OF AMERICA, N.A.

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

CITIGROUP GLOBAL MARKETS ASIA LIMITED

CREDIT SUISSE AG, SINGAPORE BRANCH

DBS BANK LTD.

DEUTSCHE BANK AG, SINGAPORE BRANCH

ICBC INTERNATIONAL CAPITAL LIMITED

UBS AG HONG KONG BRANCH

[NAMES OF OTHER MANDATED LEAD ARRANGERS]

as Arrangers

with

CITICORP INTERNATIONAL LIMITED

acting as Agent

and

DBS BANK LTD., HONG KONG BRANCH

acting as Security Agent

33.	Notices	269

34.	Calculations And Certificates	273

35.	Partial Invalidity	273

36.	Remedies And Waivers	274

37.	Amendments And Waivers	274

38.	Confidentiality	281

39.	Counterparts	291

40.	Governing Law	292

41.	Enforcement	292

SCHEDULE 1 THE ORIGINAL PARTIES		294
	Part I The Original Obligors	294
	Part II The Original Lenders	295

SCHEDULE 2 CONDITIONS PRECEDENT		296
	Part IA Conditions precedent to delivery of Utilisation Request	296
	Part IB Further Conditions Precedent	303
	Part II Conditions precedent required to be delivered by an Additional Guarantor	305
	Part III Documents and evidence required to be delivered in respect of an additional Transaction Security Document	307

SCHEDULE 3 REQUESTS AND NOTICES		309
	Part I Utilisation Request	309
	Part II Selection Notice	311
	Part III Extension Request	312

SCHEDULE 4 MANDATORY COST FORMULA		313

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		316

SCHEDULE 6 FORM OF ASSIGNMENT AGREEMENT		319

SCHEDULE 7 FORM OF ACCESSION DEED		322

SCHEDULE 8 FORM OF RESIGNATION LETTER		326

SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE		328

SCHEDULE 10 LMA FORM OF CONFIDENTIALITY UNDERTAKING		331

SCHEDULE 11 TIMETABLES		337

SCHEDULE 12 AGREED SECURITY PRINCIPLES		338

SCHEDULE 13 FORM OF INCREASE CONFIRMATION		346

SCHEDULE 14 FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE		349
	Part I Form of Notice on Entering into Notifiable Debt Purchase Transaction	349

Part II Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate	350

SCHEDULE 15 BLACK LIST	351

SCHEDULE 16 STANDING PAYMENT INSTRUCTIONS	353

SCHEDULE 17 ACCEPTABLE BANKS	354

SCHEDULE 18 OOH ENTITIES	355

SCHEDULE 19 RELATED MERGER DOCUMENTS	356

SCHEDULE 20 POST-SIGNING AGREEMENT TO BE BOUND	358

THIS AGREEMENT is dated [                    ] and made between:

(1)	[ ][1], an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number [ ] (“Holdco”);

(2)	GIOVANNA PARENT LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272579 (“Parentco” or the “Original Guarantor”);

(3)	GIOVANNA ACQUISITION LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272577 (the “Borrower”);

(4)	BANK OF AMERICA, N.A., CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH, CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH, CITIGROUP GLOBAL MARKETS ASIA LIMITED, CREDIT SUISSE AG, SINGAPORE BRANCH, DBS BANK LTD., DEUTSCHE BANK AG, SINGAPORE BRANCH, ICBC INTERNATIONAL CAPITAL LIMITED, UBS AG HONG KONG BRANCH [and [ ]] as mandated lead arrangers (the “Arrangers”);

(5)	THE ENTITIES listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	CITICORP INTERNATIONAL LIMITED as agent of the Finance Parties (the “Agent”); and

(7)	DBS BANK LTD., HONG KONG BRANCH as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

[1]	This will be a special purpose vehicle which will be the direct Holding Company of Parentco and a direct Subsidiary of Giovanna Group Holdings Limited and is expected to be established as soon as practicable after the date of the Commitment Letter. References to Holdco may be changed to Midco (as defined in the Commitment Letter) save for items that are specific to Giovanna Group Holdings Limited (as the context may require).

(b)	any other bank or financial institution set out in Schedule 17 (Acceptable Banks); or

(c)	any other bank or financial institution approved by the Agent.

“Acceptable Funding Source” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form Of Accession Deed).

“Accountants’ Reports” means:

(a)	the report entitled “Project Giovanna: Phase 1 Due Diligence Report” by Ernst & Young dated 19 December 2012;

(b)	the report entitled “Project Giovanna: Due Diligence Report - Phase II” by Ernst & Young dated 19 December 2012 relating to the Target and its Subsidiaries; and

(c)	the report entitled “Project Giovanna: Discussion Notes on Offshore Cash Flow Forecast” by Ernst & Young dated 19 December 2012 (together with supporting excel model output);

(in each case in the form subsisting as at the date of the Commitment Letter) and, in each case, addressed to, and/or capable of being relied upon, by the Reliance Parties.

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target and the Offshore Group (on an Offshore Level Consolidation Basis) generally accepted accounting principles in the United States of America; and

(b)	in relation to each Onshore Group Member, generally accepted accounting principles in the PRC.

“Accounting Reference Date” means 31 December.

“Acquired Entity or Business” has the meaning given to that term in Clause 22.4 (Pro forma adjustment).

“Acquiring Company” has the meaning given to that term in the definition of “Permitted Disposal”.

“Acquisition” means the single-step merger between the Borrower and the Target in accordance with the Merger Agreement pursuant to which Parentco will own 100% of the Equity Interests in the Target as the surviving entity of such merger.

“Acquisition Consideration Reduction Amount” has the meaning given to that term in Clause 8.10 (Cancellation for reduction in Acquisition consideration).

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed by Parentco, the Borrower or any other member of the Group in connection with the Acquisition or the Transaction Documents (other than any fees, costs and expenses, stamp, registration and other Taxes incurred or assumed by a Related Party (that is not Holdco or Parentco) or any Holding Company of Holdco and paid on or prior to the Closing Date as contemplated in the Funds Flow Statement).

“Action” means any litigation, suit, claim, action or demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

“Additional Cost Rate” has the meaning given to that term in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a person which becomes party hereto a “Guarantor” in accordance with Clause 27 (Changes To The Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Aggregate Facility B Cash Amount” has the meaning given to that term in Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)).

“Agreed Security Principles” means the principles set out in Schedule 12 (Agreed Security Principles).

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Annual Major Repayment Instalment” has the meaning given to that term in Clause 23.37 (Dividend Account(s)).

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other regulation issued under authority of the Executive Order or administered by OFAC, the Prevention of Terrorism Act 2005 of the United Kingdom, any sanction implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-Terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, and any similar law, regulations and/or sanctions enacted, issued and/or administered by the United Nations.

“Assignment Agreement” means, in relation to any assignment by any Lender of any or all of its rights under this Agreement, an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the applicable assignor and the applicable assignee provided that if that other form does not contain undertakings in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Assumed Commitment” has the meaning given to that term in Clause 2.2 (Increase).

“Audited Consolidated Annual Financial Statement” has the meaning given to that term in Clause 21.1 (Financial statements).

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Auditors’ Confirmation” has the meaning given to that term in Clause 21.3 (Requirements as to financial statements).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and/or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earliest of:

(a)	the date falling six (6) Months after the date of the Commitment Letter (the “Initial Availability Expiry Date”), provided that, in the event that Completion has not occurred on or prior to the Initial Availability Expiry Date and the Termination Date (as defined in the Merger Agreement) has been extended beyond the Initial Availability Expiry Date pursuant to section 8.01(b)(i) of the Merger Agreement by the Target or Parentco, the Initial Availability Expiry Date may be extended by the Borrower to the date falling ten (10) Months after the date of the Commitment Letter by delivery of a duly executed Extension Request to the Agent on or before the Initial Availability Expiry Date;

(b)	the date on which the Merger Agreement is terminated or the Borrower notifies the Agent in writing that the Acquisition has been abandoned or withdrawn; and

(c)	the Closing Date.

“Available Commitment” means, in relation to a Facility and a Lender, that Lender’s Commitment in respect of that Facility minus (subject as set out below):

(a)	its participation in any outstanding Loan under that Facility (in each case taking the principal amount thereof at the time when such Loan is made and without giving effect to any subsequent reduction in the amount of such Loan); and

(b)	in relation to any proposed Loan, its participation in any other Loan(s) that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Available Target Closing Cash” means the Target Closing Cash, excluding any part thereof which is (a) to be applied in accordance with the Funds Flow Statement (including towards the funding of the Debt Service Reserve Account and/or payment of Acquisition Costs) or (b) held in any Offshore Designated Facility B Account.

“Background Facts Memorandum” means the report entitled “Project Giovanna II Background Facts Memorandum” dated 19 December 2012 prepared by Carlyle Asia Investment Advisors Limited, CITIC Capital Holdings Limited, Fountainvest Partners (Asia) Limited and China Everbright Structured Investment Holdings Limited (in the form subsisting as at the date of the Commitment Letter).

“Basel III” has the meaning given to that term in Clause 15.1 (Increased costs).

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) in agreed form.

“Base Reference Bank Rate” means, in relation to any currency and any period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks as the rate at which the applicable Base Reference Bank could borrow funds in the London interbank market in such currency and for such period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in such currency and for such period.

“Base Reference Banks” means the principal London offices of Citibank, N.A., Bank of America, N.A., and DBS Bank Ltd. or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Base Reference Financial Statements” has the meaning given to that term in paragraph (b) of Clause 21.3 (Requirements as to financial statements).

“Black List” means the list set out in Schedule 15 (Black List).

“Borrowings” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Breach Period” has the meaning given to that term in Clause 22.5 (Equity cure).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the portion thereof attributable to Margin) which a Lender should have received for the period from the date of receipt or recovery of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Lender’s participation in that Loan or had that Unpaid Sum received or recovered been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Lender’s participation in that Loan or that Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period.

“Bridge to Offshore Cash Portion” means the lesser of (a) the Notified Offshore Cash Amount (as defined in Clause 5.2 (Completion of a Utilisation Request for Loans)) specified in the Utilisation Request relating to Facility B Loans and (b) US$70,000,000.

“Bridge to Offshore Cash Loan” has the meaning given to that term in Clause 5.5 (Limitations on Loans).

“Bridge to Offshore Cash Portion Repayment Date” means the date falling five (5) Business Days after the Utilisation Date (in respect of the Facility B Loans).

“Budget” means:

(a)	in relation to the period beginning on the Closing Date and ending on 31 December 2013, the Base Case Model to be delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Borrower to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Singapore and [            ]2 and:

(a)	(in relation to any payment in US dollars) New York City; or

(b)	(in relation to the delivery of any Utilisation Request or Selection Notice, the Utilisation Date of any Loan and the determination of any interest rate or any Interest Period in relation to any Loan or Unpaid Sum) London.

“Calculation Period” means each period from (but excluding) the last Facility A Repayment Date in any calendar year to (and including) the last Facility A Repayment Date in the immediately following calendar year, provided that (a) the first Calculation Period shall be the period from and including the Closing Date to and including the last Facility A Repayment Date in the calendar year in which the Closing Date occurs (or, if no Facility A Repayment Date falls in the calendar year in which the Closing Date occurs, the last Facility A Repayment Date in the calendar year immediately following the calendar year in which the Closing Date occurs), and (b) the last Calculation Period shall end on the last Facility A Repayment Date.

[2]	To be confirmed if other cities need to be included prior to execution of the Facilities Agreement in light of Lenders composition at the time.

“Calculation Period Upstream Amount” has the meaning given to that term in the definition of “Excess Cashflow”.

“Cancelled Commitment” has the meaning given to that term in Clause 2.2 (Increase).

“Capital Expenditure” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Capitalised Lease Obligations” means, in relation to any person, any obligation which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised in the financial statements of that person, but only to the extent of that treatment (but excluding any cash expenditure arising from any operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease (or was treated as an operating lease under the Accounting Principles as at the Closing Date and would have continued to be treated as an operating lease but for a change in the Accounting Principles (other than a change pursuant to paragraph (c) of Clause 21.3 (Requirements as to financial statements)) since the Closing Date)).

“Carlyle” means Carlyle Asia Partners III, LP and its Control Investment Affiliates (but excluding any operating portfolio companies or entities of any of the foregoing and any Subsidiary of any such operating portfolio company or entity).

“Carry Forward Year” has the meaning given to that term in Clause 22.2 (Financial condition).

“Cash” means, at any time of determination, cash (denominated in US dollars or other freely convertible currencies) in hand or at bank and (in the latter case) credited to an account (located outside the PRC) in the name of an Offshore Group Member with an Acceptable Bank and to which such Offshore Group Member is alone (or together with other Offshore Group Members) beneficially entitled and for so long as:

(a)	repayment of that cash is not contingent on the prior discharge of any other indebtedness or liabilities of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Offshore Group Members;

(b)	there is no Security or Quasi-Security over or affecting that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by such Offshore Group Member in the ordinary course of its banking arrangements; and

(c)	the cash is freely and (except to the extent of any Transaction Security under the Transaction Security Documents) immediately available (or, in the case of term deposits, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit) to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time of determination:

(a)	certificates of deposit or time deposits (in each case) maturing within one year after such time of determination and issued by an Acceptable Bank (falling within paragraph (a) or (c) of the definition of “Acceptable Bank”);

(b)	(in the case of “Cash Equivalent Investments” held by any Onshore Group Member) time deposits maturing within one year after such time of determination and held with an Acceptable Bank;

(c)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Japan, Hong Kong or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after such time of determination and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or the United Kingdom;

(iii)	which matures within one year after such time of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of that commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a), (c) and (d) above and (iii) can be converted to cash on not more than thirty days’ notice; or

(f)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders),

in each case, denominated in US dollars, Japanese Yen, Hong Kong dollars and/or sterling pounds (and/or, in the case of “Cash Equivalent Investments held by an Onshore Group Member, RMB), to which any Offshore Group Member is alone (or together with other Offshore Group Members) beneficially entitled (or, in the case of “Cash Equivalent Investments” held by an Onshore Group Member, to which such Onshore Group Member is alone, or together with other Onshore Group Members, beneficially entitled) at that time and which is not issued or guaranteed by any member of the Group or subject to any Security or Quasi-Security (other than Security arising under the Transaction Security Documents).

“Cashflow Cover” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on (and including) the earliest to occur of:

(a)	the last day of the Availability Period;

(b)	the Closing Date; and

(c)	the Utilisation Date.

“Certain Funds Utilisation” means a Loan made or to be made under a Facility during the Certain Funds Period.

“Certificate of Merger” means the certificate issued by the Registrar of Companies in accordance with section 233(11) of the Companies Law (2012 Revision) of the Cayman Islands in respect of the Acquisition.

“Chairman Rollover Agreement” means the chairman rollover agreement dated 19 December 2012 by and among Giovanna Group Holdings Limited, Parentco, and the shareholders of the Target as listed on Schedule A thereto as rollover shareholders.

“Change of Control” means:

(a)	at any time prior to the occurrence of a Qualifying Flotation:

(i)	members of the PE Consortium cease to beneficially own (in the aggregate), directly or indirectly, at least 50.1% of the voting shares of and at least 50.1% of the economic interest in the Borrower;

(ii)	JJ and JJ Family (in the aggregate) cease to beneficially own, directly or indirectly, at least 20% of the voting shares of and at least 20% of the economic interest in the Borrower;

(iii)	Carlyle ceases to beneficially own, directly or indirectly, at least 10% of the voting shares of and at least 10% of the economic interest in the Borrower;

(iv)	FountainVest ceases to beneficially own, directly or indirectly, at least 10% of the voting shares of and at least 10% of the economic interest in the Borrower; or

(v)	the aggregate percentage of the voting rights of or economic interests in the Borrower beneficially owned directly or indirectly by the Relevant Sponsors together is not or ceases to be more than the aggregate percentage of voting rights of or economic interests in (as the case may be) the Borrower beneficially owned directly or indirectly by members of the PE Consortium (excluding the Relevant Sponsors);

(b)	upon or at any time after the occurrence of a Qualifying Flotation:

(i)	members of the PE Consortium cease to own (in the aggregate), directly or indirectly, at least 35% of the voting shares of and at least 35% of the economic interest in the Borrower;

(ii)	JJ and JJ Family (in the aggregate) cease to beneficially own, directly or indirectly, at least 10% of the voting shares of and at least 10% of the economic interest in the Borrower;

(iii)	Carlyle ceases to beneficially own, directly or indirectly, at least 5.5 % of the voting shares of and at least 5.5% of the economic interest in the Borrower;

(iv)	FountainVest ceases to beneficially own, directly or indirectly, at least 5.5% of the voting shares of and at least 5.5% of the economic interest in the Borrower;

(v)	the aggregate percentage of the voting rights of or economic interests in the Borrower beneficially owned directly or indirectly by the Relevant Sponsors together is not or ceases to be more than the aggregate percentage of voting rights of or economic interests in (as the case may be) the Borrower beneficially owned directly or indirectly by members of the PE Consortium (excluding the Relevant Sponsors); or

(vi)	any person or group of persons acting in concert (excluding members of the PE Consortium) owns or has acquired, directly or indirectly, an aggregate percentage of the voting shares of, or economic interest in, the Borrower that is equal to or greater than that beneficially owned by members of the PE Consortium directly or indirectly;

(c)	at any time:

(i)	prior to the Parentco Release Date, Holdco ceases to legally and beneficially own all of the Equity Interests in Parentco; or

(ii)	prior to Completion, Parentco ceases to legally and beneficially own all of the Equity Interests in the Borrower; or

(d)	the sale of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions),

provided that for the purposes of paragraphs (a) and (b) above:

(A)	any options to acquire any voting shares of or economic interest in the Borrower or any Holding Company of the Borrower (other than Parentco), to the extent (but only to the extent) that such options have not been exercised (but whether or not exercisable); and

(B)	any Non-voting Shares issued pursuant to a Permitted Employee Incentive Plan Issuance,

shall be disregarded in the calculation of voting shares of and/or economic interest in Holdco or the Borrower.

“Charged Account” means any account maintained by a member of the Group (which is an Obligor) outside of the PRC which account is subject to valid and effective Transaction Security pursuant to a Transaction Security Document.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“CITIC” means CITIC Capital China Partners II, L.P. and its Control Investment Affiliates (but excluding any operating portfolio companies or entities of any of the foregoing and any Subsidiary of any such operating portfolio company or entity).

“Clean-Up Default” means an Event of Default other than:

(a)	Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations);

(b)	Clause 24.3 (Other obligations) (to the extent that it relates to any provision of any Finance Document other than a Clean-Up Undertaking);

(c)	Clause 24.4 (Misrepresentation) (to the extent that it relates to any representation or statement other than a Clean-Up Representation); and

(d)	Clauses 24.6 (Insolvency) to 24.8 (Creditors’ process) (inclusive), Clause 24.10 (Unlawfulness and invalidity), Clause 24.11 (Intercreditor Agreement and other documents), Clause 24.13 (Change of ownership) and Clause 24.16 (Repudiation and rescission of agreements).

“Clean-Up Period” means:

(a)	in respect of the Acquisition, the period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date; and

(b)	in respect of a Future Acquisition, the period commencing on the closing date of such Future Acquisition and ending on the date falling 90 days after the closing date of such Future Acquisition.

“Clean-Up Representation” means, in relation to the Acquisition or any Future Acquisition, any of the representations and warranties under Clause 20 (Representations) other than:

(a)	Clauses 20.2 (Status) to 20.5 (Power and authority) (inclusive), paragraph (a) of 20.6 (Validity and admissibility in evidence) (inclusive) and Clause 20.20 (Ranking) (to the extent that any such representation or warranty is given by (in the case of the Acquisition) any member of the Target Group or (in the case of any Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition with respect to any Finance Document to which it is a party);

(b)	Clause 20.8 (Insolvency); and

(c)	Clauses 20.22 (Legal and beneficial ownership) and 20.23 (Shares) (in each case to the extent that any such representation or warranty relates to any Equity Interests in (in the case of the Acquisition) any member of the Target Group that are expressed to be subject to Transaction Security or (in the case of any Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition that are expressed to be subject to Transaction Security.

“Clean-Up Undertaking” means, in relation to the Acquisition or any Future Acquisition, any of the undertakings specified in Clauses 23 (General Undertakings) other than:

(a)	Clauses 23.1 (Authorisations) and 23.12 (Pari passu ranking) (in each case to the extent that any such undertaking is given by (in the case of the Acquisition) any member of the Target Group or (in the case of any Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition, with respect to any Finance Document to which it is a party); and

(b)	paragraph (b)(iv) of Clause 23.13 (Merger Documents), Clause 23.32 (Guarantors and Transaction Security), Clause 23.34 (Required Distribution Amount), Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)), Clause 23.37 (Dividend Account(s)) and Clause 23.43 (Conditions subsequent).

“Closing Date” means the date on which Completion occurs (and, for the avoidance of doubt, shall be the date that the application to register the Merger Plan is made with the Registrar of Companies in accordance with the Merger Agreement).

“Commitment” means:

(a)	(in respect of Facility A) Facility A Commitment; or

(b)	(in respect of Facility B) Facility B Commitment.

“Commitment Letter” means the commitment letter dated 19 December 2012 from Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch to the Borrower.

“Common Interest Agreement” means the amended and restated common interest agreement between Citigroup Global Markets Asia Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Carlyle Asia Investment Advisors Limited, CITIC Capital Partners Management Limited, FountainVest Partners (Asia) Limited, China Everbright Structured Investment Holdings Limited, Bank of America, N.A., Deutsche Bank AG, Singapore Branch, UBS AG Hong Kong Branch, ICBC International Capital Limited, China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch and Giovanna Acquisition Limited dated 19 December 2012, together with any Post-Signing Agreement to be Bound entered or to be entered into from time to time pursuant to the terms and in respect thereof.

“Common Interest Information” means information that any Member of the PE Consortium has communicated to its attorney in confidence for the purpose of securing legal advice and representation in connection with the Pending Regulatory Investigation, and/or work product generated by any such counsel to any Member of the PE Consortium in connection with the Pending Regulatory Investigation, including opinions, analyses and strategies, that such Member of the PE Consortium or its counsel discloses to any person pursuant to the Common Interest Agreement.

“Company Disclosure Schedule” has the meaning given to that term in the Merger Agreement.

“Completion” means the completion of the Acquisition (being Closing (as defined in the Merger Agreement)) in accordance with section 1.02 of the Merger Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form Of Compliance Certificate).

“Confidential Information” means all information relating to Holdco, Parentco, the Borrower, any other Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any Member of the PE Consortium, Holdco, Parentco, any member of the Group or the Target Group or any of their respective advisers; or

(b)	another Finance Party, if such information was known to such first-mentioned Finance Party to have been obtained by that other Finance Party directly or indirectly from any Member of the PE Consortium, Holdco, Parentco, any member of the Group or the Target Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by such first-mentioned Finance Party or (to the extent that such first-mentioned Finance Party is actual aware) any other Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Member of the PE Consortium, Holdco, Parentco, any member of the Group or the Target Group or any of their respective advisers; or

(iii)	is known by that first-mentioned Finance Party before the date such information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that first-mentioned Finance Party after that date, from a source which is, as far as that first-mentioned Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that first-mentioned Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent, and which is addressed to, among others, the Borrower and which is expressed to apply for the benefit of the Borrower pursuant to the Third Parties Act.

“Consortium” means, collectively, Carlyle, FountainVest, CITIC, Everbright and JJ (and each being a “Member of the Consortium”).

“Constitutional Documents” means the memorandum of association and articles of association of each of Holdco, Parentco, the Borrower, Newco 1 and Newco 2 (including any amendments or supplements thereto).

“Control” means, in relation to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise (and the term “Controlled” shall be construed accordingly).

“Control Investment Affiliate” means, with respect to any person, another person that (a) directly or indirectly is in Control of, or is Controlled by, or is under common Control with, such first-mentioned person and (b) is organised by such first-mentioned person primarily for making equity investments in portfolio companies.

“Creditor Accession Undertaking” has the meaning given to that term in the Intercreditor Agreement.

“Curative Equity” has the meaning given to it in Clause 22.5 (Equity cure).

“Cure Period” has the meaning given to that term in Clause 22.5 (Equity cure).

“Deal Site” means “Debtdomain”.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases or acquires by way of assignment or transfer any rights and/or obligations in respect of;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment in respect of any Facility (or any commitment represented thereby) or any amount outstanding under any Finance Document, or any commitment or amount outstanding under any Existing SBLC Financing Document, any Qualifying Facility A Refinancing Document or any Qualifying SBLC Refinancing Document or in respect of the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing.

“Debt Service Reserve Account” means an account:

(a)	held by the Borrower with the Security Agent or the Agent (or any Affiliate thereof);

(b)	identified in a letter between the Borrower and the Agent or the Security Agent as the “Debt Service Reserve Account”; and

(c)	subject to fixed Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent (acting reasonably),

(as the same may be re-designated, substituted or replaced from time to time).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events Of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default (provided that any Event of Default which includes a condition relating to materiality shall not become a Default unless such condition is satisfied).

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in any Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that such Lender will not make its participation in any Loan available) by the Utilisation Date of that Loan as required in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment by such Lender of its participation in such Loan is made within three (3) Business Days of its due date; or

(ii)	such Lender is disputing in good faith whether it is contractually obliged to make its participation in such Loan available.

“Deferred Pre-Acquisition RCA Payments” means payments to be made by Parentco or the Borrower in respect of the restricted cash awards (defined as “RCA” in the Merger Agreement) to be issued by Parentco or the Borrower to certain holders of unvested restricted shares of the Target pursuant to the Merger Agreement in exchange for the cancellation of such unvested restricted shares in the Acquisition, provided that (a) the aggregate amount of such payments does not exceed (or the equivalent thereof in US dollars does not exceed) US$23,000,000 (in respect of the Financial Year ending in 2013) and (b) the aggregate amount of all such payments during the life of the Facilities (including such payments falling within (a)) does not exceed (or the equivalent thereof in US dollars does not exceed) US$30,000,000.

“Deferred Uses Amount” means, in respect of any Calculation Period, the lower of:

(a)	an amount determined in good faith by the chief financial officer of the Group (and certified by the Borrower in accordance with paragraph (d) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow)) to be the excess of (A) the sum of Offshore Permitted Expenditures and Offshore Debt Service projected to be falling due during the period from (and excluding) the end of such Calculation Period until the date which is immediately prior to the last Facility A Repayment Date in the immediately following calendar year over (B) the sum of Upstream Amounts projected to be received in cash by Offshore Group Members from Onshore Group Members during such period; and

(b)	US$10,000,000.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Material Companies” means:

(a)	each Reference Onshore Group Member;

(b)	any member(s) of the Group to whom all or substantially all of the assets of any Designated Material Company are transferred;

(c)	any resulting or surviving entity in respect of any merger or consolidation involving any Designated Material Company; and/or

(d)	any member of the Group that holds or beneficially owns (directly or indirectly) any Equity Interest in any other Designated Material Company,

(each a “Designated Material Company”).

“Designated Person” means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the list from time to time published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law as notified by such Finance Party or the Agent to the Borrower from time to time.

“Designated Website” has the meaning given to that term in Clause 33.7 (Use of websites).

“Differential in Ownership Interest” means in relation to one member of the Group and another member of the Group, the percentage equal to the aggregate Equity Interest (direct or indirect) of the Borrower in such first-mentioned member of the Group (expressed as a percentage of such first-mentioned member of the Group) less the aggregate Equity Interest (direct or indirect) of the Borrower in such latter-mentioned member of the Group (expressed as a percentage of such latter-mentioned member of the Group), provided that (a) if such percentage is less than zero, then the absolute value of such percentage shall be used and (b) for such purpose only, the aggregate Equity Interest (direct or indirect) of the Borrower in itself shall be deemed to be 100%.

“Dilution Principle” means, in the calculation of:

(a)	the consideration in respect of any acquisition by a Group Investor of shares or securities of a Group Investee for the purposes of paragraph (c)(ii)(2) of the definition of “Permitted Acquisition”, only the portion of such consideration multiplied by the Differential in Ownership Interest between such Group Investor and such Group Investee shall be taken into account;

(b)	the book value or consideration receivable in respect of any sale, lease, licence, lending, transfer or disposal of any asset made by any Disposing Company to any Acquiring Company for the purposes of paragraph (b)(iv)(2) of the definition of “Permitted Disposal”, only the portion of such book value or consideration (as the case may be) multiplied by the Differential in Ownership Interest between such Disposing Company and such Acquiring Company shall be taken into account;

(c)	the maximum liabilities (actual or contingent) of any member of the Group under any guarantee granted by such member of the Group in respect of any obligations or liabilities of any other member of the Group for the purposes of paragraph (c)(i)(B), paragraph (h)(ii) or paragraph (k)(ii) of the definition of “Permitted Guarantee”, only the portion of such maximum liabilities multiplied by the Differential in Ownership Interest between such first-mentioned member of the Group granting such guarantee and such latter-mentioned member of the Group shall be taken into account; and

(d)	the outstanding amount of any loan or credit granted by any Group Creditor to any Group Debtor for the purposes of paragraph (c)(ii)(B) of the definition of “Permitted Loan”, only the portion of such outstanding loan multiplied by the Differential in Ownership Interest between such Group Creditor and such Group Debtor shall be taken into account.

“Directly Held Onshore Group Member” has the meaning given to that term in Clause 23.32 (Guarantors and Transaction Security).

“Discharged Rights and Obligations” has the meaning given to that term in Clause 25.5 (Procedure for transfer).

“Disclosure Regime” has the meaning given to that term in Clause 38.2 (Disclosure of Confidential Information).

“Disposal” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Disposal Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Disposed Entity or Business” has the meaning given to that term in Clause 22.4 (Pro forma adjustment).

“Disposing Company” has the meaning given to that term in the definition of “Permitted Disposal”.

“Dispute” has the meaning given to that term in Clause 41.1 (Jurisdiction of English courts).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that Party or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dividend Account” means an interest-bearing account:

(a)	held in Hong Kong by the Borrower with the Security Agent or the Agent (or an Affiliate thereof);

(b)	identified in a letter between the Borrower and the Agent as a “Dividend Account”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent (acting reasonably); and

(d)	from which no withdrawals may be made by any member of the Group or any Obligor except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Dormant Subsidiary” means a member of the Group (excluding any Material Company, any Restricted Holding Company or any Designated Material Company) which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, any assets (including indebtedness owed to it) the book value of which is, in the case of an Offshore Group Member, US$100,000 (or the equivalent thereof in any other currency or currencies) or more and, in the case of an Onshore Group Member, US$200,000 (or the equivalent thereof in any other currency or currencies) or more, and provided that (in each case):

(a)	the aggregate book value of assets owned (legally or beneficially) by any and all Dormant Subsidiaries which are Offshore Group Members does not exceed US$2,000,000 (or the equivalent thereof in any other currency or currencies);

(b)	the aggregate book value of assets owned (legally or beneficially) by any and all Dormant Subsidiaries does not exceed US$10,000,000 (or the equivalent thereof in any other currency or currencies); and

(c)	if the requirement under any of paragraphs (a) and/or (b) is not complied with, then unless the Borrower shall have by notice in writing to the Agent designated that certain member(s) of the Group shall not be regarded as Dormant Subsidiaries (in which each such member of the Group shall not constitute a “Dormant Subsidiary” for the purposes of the Finance Documents) such that the requirements under paragraphs (a) and (b) are complied with, then none of the members of the Group shall constitute a “Dormant Subsidiary” (if and for so long as any of paragraphs (a) and (b) is not complied with or the Borrower has not given such designation notice in accordance with this paragraph (c)).

“EBITDA” has the meaning given to it in Clause 22.1 (Financial definitions).

“ECF Certificate” has the meaning given to that term in paragraph (d) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Entrustment Creditor” has the meaning given to it in the definition of “Entrustment Loan”.

“Entrustment Debtor” has the meaning given to it in the definition of “Entrustment Loan”.

“Entrustment Deposit” has the meaning given to it in the definition of “Entrustment Loan”.

“Entrustment Loan” means any loan made by any bank or financial institution to any person (the “Entrustment Debtor”), where:

(a)	such loan is made by such bank or financial institution out of amounts deposited by another person (the “Entrustment Creditor”) with such bank or financial institution (such amounts so deposited being the “Entrustment Deposit”);

(b)	notwithstanding paragraph (a) above, such bank or financial institution does not (and is deemed not to) have any obligation to make any such loan to such Entrustment Debtor (whether out of such Entrustment Deposit or otherwise) if such Entrustment Deposit placed by such Entrustment Creditor with such bank or financial institution as referred to in paragraph (a) above is not sufficient to fund the amount of such loan requested by such Entrustment Debtor;

(c)	such bank or financial institution is under a binding obligation to pay any and all receipts of and/or recoveries made by such bank or financial institution in respect of such loan (whether from the Entrustment Debtor or any guarantor or credit support provider of the Entrustment Debtor or otherwise) to the Entrustment Creditor (whether after deducting (if applicable) tax payable by the Entrustment Creditor and any out-of-pocket costs and expenses incurred by such bank or financial institution in connection with such receipts and/or recoveries or otherwise); and

(d)	except as referred to in paragraph (c) above, such bank or financial institution does not have any obligation to repay or make any interest or other payment in respect of any such Entrustment Deposit or any part thereof to the Entrustment Creditor.

“Equity Contributions” means the cash contributions to be made by any person (which is not a member of the Group, Holdco or Parentco) directly or indirectly into Holdco and in turn by Holdco directly into Parentco and in turn by Parentco directly into the Borrower on or before the Utilisation Date, in each case by way of:

(a)	subscriptions for equity including ordinary or preference shares (in each case non-redeemable, except at the option of the issuer thereof) in Holdco and/or subscriptions for ordinary or preference shares (in each case non-redeemable, except at the option of the issuer thereof) by Holdco in Parentco and/or subscriptions for ordinary shares (in each case non-redeemable, except at the option of the issuer thereof) by Parentco in the Borrower; and/or

(b)	shareholder loans (by shareholders of Holdco to Holdco and/or from Holdco to Parentco and/or from Parentco to the Borrower) that are subordinated to the Secured Obligations on the terms set out in the Intercreditor Agreement.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events Of Default).

“Everbright” means China Everbright Limited and its Subsidiaries.

“Exceptional Item” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Excess Cashflow” means, in respect of any Calculation Period:

(a)	the lower of (i) all Upstream Amounts in each case received in cash by Offshore Group Members from the Onshore Group Members during such Calculation Period (excluding any amount to be applied towards repayment of the Facility B Loans and paid into any Offshore Designated Facility B Account in accordance with Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s))) (the “Calculation Period Upstream Amount” in respect of such Calculation Period) and (ii) the Required Distribution Amount for that Calculation Period;

(b)	minus Offshore Debt Service in respect of such Calculation Period, provided that in relation to any portion of such Offshore Debt Service attributable to any Qualifying SBLC Refinancing, such portion of Offshore Debt Service to be deducted pursuant to this paragraph (b) shall not exceed the amount of Offshore Debt Service which would have been attributable to Facility A in respect of such Calculation Period (had such Qualifying SBLC Refinancing not been incurred and had any prepayment of any portion of any Facility A Loan made out of the proceeds of such Qualifying SBLC Refinancing not been made, and calculated as if the interest rate applicable to such prepaid portion of such Facility A Loan at any time during such Calculation Period were equal to the weighted average of the interest rate applicable to Facility A Loan(s) at such time) but which was not actually incurred or which did not actually accrue due to prepayment of any Facility A Loan made out of the proceeds of such Qualifying SBLC Refinancing;

(c)	minus any voluntary prepayment of Facility A Loans made during that Calculation Period, where (i) such voluntary prepayment is applied towards the reduction of the remaining Facility A Repayment Instalments on a pro rata basis or (ii) such voluntary prepayment is fully funded from Unrestricted Cash or Qualifying New Shareholder Injections (Borrower) which has not been applied towards any other purpose, but excluding (in each case) any (A) Voluntary Prepayment from Same Period Upstream Amount or any Voluntary Prepayment from Available Target Closing Cash unless it falls within sub-clause (i)) and (B) any Prepayment of Annual Major Instalment from Dividend;

(d)	minus any Offshore Permitted Expenditures incurred by Offshore Group Members during that Calculation Period;

(e)	minus (if any) the Deferred Uses Amount for such Calculation Period;

(f)	plus (if any) Deferred Uses Amount in respect of the immediately preceding Calculation Period;

(g)	plus any payment received by any Offshore Group Member during such Calculation Period pursuant to any Permitted Hedging Transaction (except to the extent that such payment has been taken into account in the calculation of Offshore Debt Service for such Calculation Period);

(h)	plus (to the extent that any Offshore Permitted Expenditure falling within paragraph (f) of the definition of “Offshore Permitted Expenditures” and attributable to any Specified Action Payment is deducted in the calculation of Excess Cashflow for any Calculation Period and any recovery is subsequently made by any member of the Group in respect of such Specified Action Payment, whether pursuant to insurance or any indemnity) the amount of such recovery (up to the amount of such Offshore Permitted Expenditure so deducted in the calculation of Excess Cashflow), provided that (1) no amount may be included or excluded more than once and (2) if the Excess Cashflow for such Calculation Period is less than zero, it shall be deemed to be zero for such Calculation Period.

“Excluded Capital Expenditure” has the meaning given to that term in Clause 22.2 (Financial condition).

“Excluded Disposal Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Excluded Insurance Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Excluded Period” has the meaning given to that term in Clause 13.1 (Commitment fee).

“Excluded Report Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Executive Order” means the US Executive Order No.13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 23 September 2001, as amended.

“Existing Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Extension Request” means a request in substantially the form set out in Part III of Schedule 3 (Requests and Notices).

“Existing Financial Indebtedness” means all Financial Indebtedness incurred or owing by any or all of members of the Target Group as of the Closing Date (except where such Financial Indebtedness constitutes Permitted Financial Indebtedness).

“Existing Pending Regulatory Investigation” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Existing Specified Action” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Existing SBLC Amendment and Restatement” has the meaning given to that term in the definition of “Existing SBLC Financing Documents”.

“Existing SBLC Application Agreements” means:”

(a)	the agreement for application of a guarantee/letter of credit dated November 21, 2012 by and between the Existing SBLC Issuing Bank and Existing SBLC Onshore Group Member 1 (and the application with respect thereto) ; and

(b)	the agreement for application of guarantee/letter of credit agreement dated November 21, 2012 by and between the Existing SBLC Issuing Bank and Existing SBLC Onshore Group Member 2 (and the application with respect thereto).

“Existing SBLC Bank” means DBS Bank Ltd., Hong Kong Branch.

“Existing SBLC Confirming Bank” means The Export-Import Bank of China Guangdong Branch.

“Existing SBLC Cash Pledge” means the pledge of deposit(s) in an aggregate amount of up to RMB1,512,000,000 made by the Existing SBLC Onshore Group Members pursuant to the Existing SBLC Cash Pledge Agreements.

“Existing SBLC Cash Pledge Agreements” means:

(a)	the two deposit pledge agreements each dated November 22, 2012 by and between the Existing SBLC Issuing Bank and Existing SBLC Onshore Group Member 2; and

(b)	the deposit pledge agreement dated November 26, 2012 by and between the Existing SBLC Issuing Bank and Existing SBLC Onshore Group Member 1.

“Existing SBLC Consent and Amendment” means the consent and amendment agreement dated 19 December 2012, in relation to the Existing SBLC Facility Agreement, among the Target, the Existing SBLC Bank and the Borrower.

“Existing SBLC Facility Agreement” means the US$200,000,000 term loan facility agreement, dated 21 November 2012, by and between the Target and DBS Bank Ltd., Hong Kong Branch.

“Existing SBLC Financing Documents” means:

(a)	the Existing SBLC Facility Agreement;

(b)	the Existing SBLCs;

(c)	the Existing SBLC Application Agreements;

(d)	the Existing SBLC Cash Pledge Agreements;

(e)	the Existing SBLC Consent and Amendment; and

(f)	(only if in existence) any amendment and restatement of the Existing SBLC Facility Agreement entered into after the date of the Commitment Letter solely to effect the terms of the Existing SBLC Consent and Amendment (with such other changes (if any), as (i) may be approved by the Majority Lenders or (ii) permitted under paragraph (e)(iii) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing)) (the “Existing SBLC Amendment and Restatement”).

“Existing SBLC Issuing Bank” ‘means China Bohai Bank Co., Ltd., which reference shall include its Guangzhou Branch.

“Existing SBLC Onshore Group Members” means the Existing SBLC Onshore Group Member 1 and the Existing SBLC Onshore Group Member 2.

“Existing SBLC Onshore Group Member 1” means Focus Media Culture Communication Co., Ltd.

“Existing SBLC Onshore Group Member 2” means Shanghai Focus Media Defeng Advertisement Co., Ltd.

“Existing SBLCs” means:

(a)	the standby letter of credit (for an amount of RMB 756,000,000) issued by the Existing SBLC Issuing Bank on 26 November 2012 in favour of the Existing SBLC Bank and confirmed by the Existing SBLC Confirming Bank at the request of the Existing SBLC Onshore Group Member 1 (the “Exsiting SBLC 1”); and

(b)	the standby letter of credit (for an amount of RMB 756,000,000) issued by the Existing SBLC Issuing Bank on 22 November 2012 in favour of the Existing SBLC Bank and confirmed by the Existing SBLC Confirming Bank at the request of the Existing SBLC Onshore Group Member 2 (the “Existing SBLC 2”).

“Existing SBLC 1” has the meaning given to that term in the definition of “Existing SBLCs”.

“Existing SBLC 2” has the meaning given to that term in the definition of “Existing SBLCs”.

“Existing Unpaid Capital Contribution Payment” means a payment in respect of the registered capital of Chizhong Information Technology (Shanghai) Co., Ltd. (to the extent unpaid as at the Merger Effective Time), a wholly-owned Subsidiary of the Target established in the PRC, provided that the aggregate of any and all such payments does not exceed US$8,000,000 (or its equivalent) during the life of the Facilities.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Dates” means the respective dates set out in paragraph (a) of Clause 6.1 (Repayment of Loans), subject to paragraph (b) of Clause 6.1 (Repayment of Loans) (each a “Facility A Repayment Date”).

“Facility A Repayment Instalment” means, in respect of any Facility A Repayment Date, any instalment for the repayment of the Facility A Loan(s) on such Facility A Repayment Date as determined in accordance with Clause 6.1 (Repayment of Loans).

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Family Member” means, in relation to any individual, such individual, his or her spouse, his or her lineal descendants, brothers and sisters, any trust or other similar entity established for the sole benefit of or the sole beneficial owner(s) of which (directly or indirectly) are any or all of the foregoing, any of their respective heirs, estate or any executor of their respective estate, and/or (in the case of any such trust or other similar entity) any trustee in bankruptcy or similar officer in respect of any such trust or such other similar entity.

“Fee Letter” means:

(a)	(i) the fee letter dated 19 December 2012 between Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch, UBS AG, Singapore Branch and the Borrower (which letter is designated as the “Facility A Fee Letter” in or pursuant to the Commitment Letter), (ii) the fee letter dated 19 December 2012 between Bank of America, N.A., China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch, UBS AG, Singapore Branch and the Borrower (which letter is designated as the “Facility B Fee Letter” in or pursuant to the Commitment Letter) and (iii) any fee letter between any Additional Arranger Party (as defined in the Commitment Letter) and the Borrower entered into pursuant to paragraph 2.4 of the Commitment Letter;

(b)	any letter or letters dated on or about the date of this Agreement between (i) the Agent and the Borrower or (ii) the Security Agent and the Borrower, setting out any of the fees referred to in Clause 13 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase).

“Finance Documents” means this Agreement, the Commitment Letter, any Accession Deed, any Compliance Certificate, any Fee Letter, any Initial Hedging Agreement, the Hedging Letter, the Intercreditor Agreement, the SBLC Intercreditor Agreement, any Report Proceeds Letter, any Resignation Letter, any Selection Notice, any Transaction Security Document, any PRC Account Control Agreement, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, any Initial Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Document”;

(d)	the definition of “Transaction Security Document”;

(e)	paragraph (a)(v) of Clause 1.2 (Construction);

(f)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 2.4 (Obligors’ Agent), Clause 19 (Guarantee And Indemnity) and Clause 32 (Set-Off); and

(g)	Clause 24 (Events Of Default) (other than Clause 24.16 (Repudiation and rescission of agreements) and Clause 24.19 (Acceleration)).

“Finance Party” means the Agent, an Arranger, the Security Agent, a Lender, or a Hedge Counterparty provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect; and

(d)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 2.4 (Obligors’ Agent), Clause 19 (Guarantee And Indemnity), Clause 29 (Conduct Of Business By The Finance Parties) and Clause 32 (Set-Off).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Capitalised Lease Obligations;

(e)	liabilities associated with receivables sold or discounted (other than to the extent such receivables are sold on a non-recourse basis (except in respect of standard representations for transactions of such nature, including representations as to the ownership of and no prior disposal of such receivables but excluding representations that constitute any guarantee in respect of any recoverability or collectability of such receivables) and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of any termination or close-out of that Treasury Transaction, that due amount) as at the date of determination shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution where (i) such counter-indemnity obligation has matured or fallen due but has not been discharged in full or (ii) such guarantee, bond, standby or documentary letter of credit or any other instrument is issued (directly or indirectly) in respect of (A) indebtedness or liability falling within one or more of the other paragraphs in this definition or (B) indebtedness or liability in respect of any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are (i) redeemable (other than at the option of the issuer thereof) before the date falling 6 months after the Termination Date for Facility A or (ii) otherwise classified as borrowings under the Accounting Principles;

(i)	any deferred payment in respect of the acquisition cost of any asset or service where such deferred payment is arranged primarily (i) as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles or (ii) in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the applicable supplier on its usual terms of business save where such payment deferral results from the delayed or non-satisfaction of contract terms by such supplier or from the contract terms (applicable to the acquisition of such asset or service) establishing payment schedules that are tied to total or partial contract completion and/or to the results of operational testing procedures, but excluding Deferred Pre-Acquisition RCA Payments;

(j)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery of such asset where such advance payment is arranged primarily as a method of raising finance;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(l)	(without double counting) the amount of any liability in respect of any guarantee for any of the items described (and subject to the limitations set out) in paragraphs (a) to (k) above.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial definitions).

“First Carry Forward Year” has the meaning given to that term in Clause 22.2 (Financial condition).

“First Currency” has the meaning given to that term in Clause 16.1 (Currency indemnity).

“First Fund” has the meaning given to that term in the definition of “Related Fund”.

“First Tier Offshore Group Member” means any Offshore Group Member that directly holds or owns equity interests in any Onshore Group Member.

“Flotation Proceeds” has the meaning given to that term in Clause 8.1 (Flotation).

“Flotation” means the listing or admission to trading on any stock or securities exchange or market of any shares or securities of the Borrower or any Holding Company of the Borrower, or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Borrower or any Holding Company of the Borrower in any jurisdiction or country (the Borrower or such Holding Company to which such listing, admission to trading, flotation or public offering relates being the “Listed Entity” in respect of such Flotation).

“FMCH” means Focus Media (China) Holding Limited, a company incorporated in Hong Kong with registration number 0845767.

“Fosun Rollover Agreement” means the rollover agreement dated 19 December 2012 by and among Giovanna Group Holdings Limited, Parentco and Fosun International Limited as rollover shareholder.

“FountainVest” means FountainVest China Growth Capital Fund, L.P. and FountainVest China Growth Capital Fund II, L.P. and their Control Investment Affiliates (but excluding any operating portfolio companies or entities of any of the foregoing and any Subsidiary of any such operating portfolio company or entity).

“Funds Flow Statement” means a funds flow statement which is consistent with the Structure Memorandum and the conditions and/or requirements set forth in Schedule 2 (Conditions Precedent).

“Future Acquisition” means the acquisition (after the Closing Date) by a member of the Group of Equity Interest(s) in a company, corporation or entity which is not already a member of the Group prior to such acquisition and which becomes a member of the Group after such acquisition, provided that such acquisition is a Permitted Acquisition (such company, corporation or entity and its Subsidiaries (if any) as at the date of consummation of such acquisition being the “Future Target Group” in respect of such Future Acquisition).

“Future Target Group” has the meaning given to that term the definition of “Future Acquisition”.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and each of its Subsidiaries for the time being.

“Group Creditor” has the meaning given to that term in the definition of “Permitted Loan”.

“Group Debtor” has the meaning given to that term in the definition of “Permitted Loan”.

“Group Investee” has the meaning given to that term in the definition of “Permitted Acquisition”.

“Group Investor” has the meaning given to that term in the definition of “Permitted Acquisition”.

“Group Subsidiary List” means the list of Subsidiaries of the Target in the agreed form.

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes To The Obligors).

“Guarantor Threshold Requirement” has the meaning given to it in paragraph (a) of Clause 23.32 (Guarantors and Transaction Security).

“Hedge Counterparty” means any person which has become (a) a Party as a “Hedge Counterparty” in accordance with Clause 25.8 (Accession of Hedge Counterparties) and (b) a party to the Intercreditor Agreement as an “Initial Hedge Counterparty” in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into:

(a)	by the Borrower and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to Facility A in accordance with the Hedging Letter and the Intercreditor Agreement (an “Initial Hedging Agreement”); or

(b)	by the Borrower and a Refinancing Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to any Qualifying Facility A Refinancing in accordance with the Hedging Letter and the Intercreditor Agreement (a “Refinancing Hedging Agreement”).

“Hedging Letter” means the letter dated on or about [the date of this Agreement] and made between the Agent and the Borrower describing the hedging arrangements to be entered into in respect of the interest rate liabilities and/or the exchange rate risks of the Borrower of, and in relation to, Facility A and/or any Qualifying Facility A Refinancing.

“Holdco Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Holdco Loan” means any loan made by Holdco to Parentco and outstanding from Parentco to Holdco from time to time.

“Holding Account” means an account:

(a)	held by a member of the Group (that is an Obligor) with the Agent or Security Agent (or any Affiliate thereof);

(b)	identified in a letter between the Borrower and the Agent as a “Holding Account”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent (acting reasonably),

(as the same may be re-designated, substituted or replaced from time to time).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hua Kuang” means Hua Kuang Advertising Company, Limited, a company incorporated in Hong Kong with registration number 0078624.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board from time to time.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for such payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increased Costs” has the meaning given to that term in Clause 15.1 (Increased costs).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Indemnified Person” has the meaning given to that term in Clause 16.2 (Other indemnities).

“Indirect Tax” means any value added tax, goods and services tax, consumption tax or Tax of a similar nature.

“Indebtedness for Borrowed Money” means Financial Indebtedness (except any Financial Indebtedness falling within (x) paragraph (f) of the definition of “Financial Indebtedness” or (y) paragraph (l) of the definition of “Financial Indebtedness” (to the extent relating to any Financial Indebtedness falling within paragraph (f) of the definition of “Financial Indebtedness”)).

“Information Memorandum” means the document in the form approved by the Borrower concerning the Original Obligors and the Target Group which, at the request of the Original Obligors and on their behalf was or is to be prepared in relation to the Facilities distributed by the Arrangers prior to the Syndication Date in connection with the syndication of the Facilities (or any part thereof).

“Information Package” means:

(a)	the Reports; and

(b)	the Base Case Model.

“Initial Availability Expiry Date” has the meaning given to that term in the definition of “Availability Period”.

“Initial Hedging Agreement” has the meaning given to that term in the definition of “Hedging Agreement”.

“Insolvency Event” means, in relation to a Finance Party, that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains such possession of assets, or such distress, execution, attachment, sequestration or other legal process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any or all of the rights, assets and/or items referred to in paragraph (a) from time to time and which may now or in the future subsist.

“Intercreditor Agreement” means the intercreditor agreement dated [on or about the date of this Agreement] and made between, among others, Holdco, Parentco, the Borrower, DBS Bank Ltd., Hong Kong Branch as security agent and Citicorp International Limited as initial senior agent.

“Interest Cover” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Interest Period” means:

(a)	in relation to a Loan, any period determined in accordance with Clause 11 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, any period determined in accordance with Clause 10.3 (Default interest).

“ISDA” has the meaning given to that term in Clause 38.2 (Disclosure of Confidential Information).

“JJ” means Jason Nanchun Jiang.

“JJ Family” means JJ and his Family Members.

“JJ Service Contracts” means:

(a)	the service agreement dated March 2012 between the Target and JJ for the appointment of JJ as chief executive officer of the Target Group (as delivered to the Arrangers prior to the date of the Commitment Letter); and

(b)	the non-compete agreement dated 19 December 2012 between JJ and Giovanna Group Holdings Limited.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” has the meaning given to it in the definition of “Permitted Joint Venture Investment”.

“Legal Due Diligence Reports” means the following reports:

(a)	the report entitled “Offshore Legal Due Diligence Report” dated 10 October 2012 prepared by Fried, Frank, Harris, Shriver & Jacobson relating to the Acquisition and the memorandum entitled “Project Giovanna – Supplemental Offshore Legal Due Diligence” dated 26 November 2012 prepared by Fried, Frank, Harris, Shriver & Jacobson relating to the Acquisition;

(b)	the report entitled “Onshore Legal Due Diligence Report” dated 19 December 2012 prepared by Zhong Lun Law Firm relating to the Acquisition; and

(c)	the legal analysis memorandum dated 19 December 2012 prepared by Sullivan & Cromwell (Hong Kong); and

(in each case in the form subsisting as at the date of the Commitment Letter).

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent), paragraph (c) of Clause 23.33 (Further assurance) or Clause 27 (Changes To The Obligors).

“Legal Proceedings” has the meaning given to that term in Clause 38.3 (Disclosure of Common Interest Information).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the applicable Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 25 (Changes To The Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Leverage” has the meaning given to that term in Clause 22.1 (Financial definitions).

“LIBOR” means, in relation to any Loan or Unpaid Sum and any Interest Period relating thereto, the rate per annum equal to:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for US dollars and a period comparable to such Interest Period) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan or Unpaid Sum and a period comparable to that Interest Period, provided that if such rate is less than zero, such rate shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listed Entity” has the meaning given to that term in the definition of “Flotation”.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Major Default” means with respect to Holdco, Parentco or the Borrower only (in each case without taking into account any member of the Target Group and whether or not the Acquisition has occurred or will occur), any circumstances constituting a Default under any of:

(a)	Clause 24.1 (Non-payment);

(b)	Clause 24.3 (Other obligations) insofar as it relates to a breach of any of Clause 23.5 (Merger), Clauses 23.7 (Acquisitions) to 23.9 (Holding Companies) (inclusive), paragraph (b)(iv) of Clause 23.13 (Merger Documents), Clauses 23.14 (Negative pledge) to 23.19 (Dividends and share redemption) (inclusive), Clause 23.21 (Financial Indebtedness), Clause 23.22 (Share capital) and/or 23.28 (Amendments) (but, for the avoidance of doubt, not including any undertaking with respect to any member of the Target Group);

(c)	Clause 24.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(d)	Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process); or

(e)	Clause 24.10 (Unlawfulness and invalidity) or Clause 24.16 (Repudiation and rescission of agreements) (in each case insofar as it relates to any of the Finance Documents to which Holdco, Parentco or the Borrower is a party and, in the case of Clause 24.16 (Repudiation and rescission of agreements), where any of Holdco, Parentco or the Borrower is rescinding, repudiating or purporting to rescind or repudiate a Finance Document or any of the Transaction Security or evidencing in writing an intention to rescind or repudiate a Finance Document or any Transaction Security).

“Major Representation” means a representation or warranty with respect to Holdco, Parentco or the Borrower only (in each case without taking into account any member of the Target Group and whether or not the Acquisition has occurred or will occur) under any of;

(a)	Clauses 20.2 (Status) to Clause 20.5 (Power and authority) (inclusive), paragraph (a) of Clause 20.6 (Validity and admissibility in evidence), Clause 20.8 (Insolvency), Clause 20.17 (Anti-corruption law), Clause 20.18 (Anti-Terrorism Law), Clause 20.20 (Ranking), Clause 20.27 (Merger Documents and material disclosures), paragraphs (a) and/or (b) of Clause 20.29 (Holding and Dormant Companies) and/or Clause 20.30 (Federal Reserve regulations); and/or

(b)	paragraphs (a), (c) and (d) of Clauses 20.22 (Legal and beneficial ownership) (to the extent that it relates to assets purported to be made subject to Transaction Security by Holdco, Parentco or the Borrower) and/or 20.23 (Shares) (to the extent that it relates to Equity Interests in any of Holdco, Parentco or the Borrower).

“Majority Lenders” means a Lender or Lenders whose aggregate Commitments (in respect of any and all of the Facilities) are more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose aggregate Commitments (in respect of any and all of the Facilities) were more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

“Management Rollover Agreement” means each management rollover agreement dated 19 December 2012 entered into between Giovanna Group Holdings Limited and the following entities or individuals as grantees:

(a)	[Deng Gancong and Vivoland Limited];

(b)	[Du Xiaomin and Multimedia Park (HuaMin) Real Estate Limited];

(c)	[Kit Leong Low and Frame Up Limited];

(d)	[Long Jun and The First Shanghai Holdings Limited];

(e)	[Luo Lan and Vivoland Limited];

(f)	[Ni Wei (Wu Xinghui ) and Vivoland Limited];

(g)	[Qian Qian and Shanghai Business Consulting Limited];

(h)	[Tu Yafang and Carmen Group Holdings Ltd.];

(i)	[Wang Yuchun and Vivoland Limited];

(j)	[Chen Yan and Yao Bright Consultancy Co Ltd]; and

(k)	[Tao Chenjun and Cute Focus Company Limited.]

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)	held in Hong Kong by the Borrower with the Security Agent or the Agent (or an Affiliate thereof);

(b)	identified in a letter between the Borrower and the Agent as a “Mandatory Prepayment Account”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent (acting reasonably); and

(d)	from which no withdrawals may be made by any member of the Group or any Obligor except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Margin” means:

(a)	in relation to Facility A or any Facility A Loan:

(i)	at any time while any Facility B Loan (or any part thereof) is outstanding, 5.25 per cent. per annum; and

(ii)	at any time when no Facility B Loan is outstanding, 4.75 per cent. per annum,

(b)	in relation to Facility B (except the Bridge to Offshore Cash Loan) or any Facility B Loan (except the Bridge to Offshore Cash Loan):

(i)	at any time prior to the date falling six (6) Months after the Utilisation Date, 3.00 per cent. per annum; and

(ii)	on and after the date falling six (6) Months after the Utilisation Date, 3.25 per cent. per annum;

(c)	in relation to the Bridge to Offshore Cash Loan, 2.00 per cent. per annum;

(d)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(e)	in relation to any other Unpaid Sum, the highest rate specified above,

provided that if:

(f)	no Event of Default has occurred and is continuing;

(g)	a period of at least 12 Months has expired since the Closing Date; and

(h)	Leverage in respect of the Most Recently Elapsed Relevant Period is within a range set out below,

then the Margin for Facility A and each Facility A Loan will be the percentage per annum set out below in the column opposite that range:

Leverage	Margin for Facility A % p.a.
Greater than or equal to 2.25:1.00	4.75%
Less than 2.25:1.00 but greater than or equal to 1.50:1.00	4.25%
Less than 1.50:1.00 but greater than or equal to 1.00:1.00	3.75%
Less than 1.00:1.00	3.00%

provided further that:

(i)	any increase or decrease in the Margin for a Facility A Loan pursuant to the foregoing shall take effect on the date which is five (5) Business Days after receipt by the Agent of the Compliance Certificate for that Most Recently Elapsed Relevant Period pursuant to Clause 21.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the Annual Financial Statements of the Group for any Financial Year and the Compliance Certificate relating thereto, those statements and Compliance Certificate do not confirm the basis for a reduced Margin for any Facility A Loan and any Interest Period relating thereto, then paragraph (b) of Clause 10.2 (Payment of interest) shall apply and the Margin for that Facility A Loan and that Interest Period shall be the percentage per annum determined using the table above and the ratio of Leverage for such Relevant Period as re-calculated using the figures in such Compliance Certificate and as supported by such Annual Financial Statements; and

(iii)	while an Event of Default is continuing, the Margin for Facility A and each Facility A Loan shall be 5.25% per annum (if any Facility B Loan or any part thereof is outstanding) or 4.75% per annum (if no Facility B Loan is outstanding); and

for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).

“Margin Stock” means margin stock or “margin security” within the meaning of Regulation T, Regulation U and Regulation X.

“Market Disruption Event” has the meaning given to that term in Clause 12.2 (Market disruption).

“Market Reports” means:

(a)	a market report entitled “Project Giovanna” prepared by McKinsey & Company and dated August 2012; and

(b)	written follow-up response to the due diligence session with McKinsey & Company and the Consortium on 18 September 2012 received on 2 October 2012,

(in each case in the form subsisting as at the date of the Commitment Letter).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of the Borrower, or the Obligors (taken as a whole), to perform its or their payment obligations under the Finance Documents (taking into account the cash recourses of the Group and the availability of such cash resources to the Borrower or the Obligors and the timing thereof); or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Company” means, at any time:

(a)	any Obligor;

(b)	any member of the Group that has:

(i)	earnings before interest, tax, depreciation and amortisation calculated on a similar basis as EBITDA (calculated mutatis mutandis as if any reference in the definition of “EBITDA” and any related definition to the Group were a reference to such member of the Group and its Subsidiaries (if any) on a consolidated basis) representing five (5) per cent. or more of EBITDA;

(ii)	gross assets (on a consolidated basis if such member of the Group has any Subsidiary) representing five (5) per cent., or more of the gross assets of the Group calculated on a consolidated basis; or

(iii)	turnover (on a consolidated basis if such member of the Group has any Subsidiary) representing five (5) per cent., or more of the turnover of the Group calculated on a consolidated basis; or

(c)	any member of the Group that holds or beneficially owns any Equity Interests in any Obligor or any member of the Group referred to in paragraph (b) above.

Compliance with the conditions set out in paragraph (b) above in relation to any member of the Group shall be determined (subject to paragraph (B) below) annually by reference to the period (or, in the case of paragraph (ii), as at the end of the period) covered by the latest audited consolidated financial statements of the Group and the Compliance Certificate delivered in respect of such financial statements, provided that:

(A)	for the purposes of any Initial Determination, compliance with the conditions set out in paragraph (b) shall be determined (x) by reference to the Original Financial Statements in respect of the Target (for the period ended 31 December 2011) and the financial statements of each member of the Target Group for the period covered by such Original Financial Statements, (y) as if EBITDA for the Group were equal to the consolidated earnings before interest, tax, depreciation and amortisation for the Target Group (calculated mutatis mutandis as if any reference in the definition of “EBITDA” and any related definition to the Group were a reference to the Target Group) and (z) as if the gross assets, or turnover of the Group (on a consolidated basis) were equal to the gross assets or turnover of the Target Group (on a consolidated basis); and

(B)	if a member of the Group acquires or establishes a Subsidiary, or a member of the Group ceases to be a member of the Group or a Guarantor, since the date as at which the latest audited consolidated financial statements of the Group were prepared, compliance with the conditions set out paragraph (b) above shall be re-tested and for such purposes, such financial statements of the Group shall be deemed to be adjusted (on a pro forma basis as if such acquisition or establishment or, as the case may be, such cessation had occurred at the commencement of the period to which such financial statements relate) in order to take into account the acquisition or establishment of that Subsidiary or, as the case may be, the cessation of such member of the Group as a member of the Group or a Guarantor (such adjustment being certified by the Group’s auditors as representing an accurate reflection of the EBITDA, gross assets or turnover of the Group after taking into account such acquisition or establishment or (as the case may be) such cessation or, if such certification is not available, such adjustment being made in such manner as the Agent (acting in good faith) may determine).

A report by the auditors of the Borrower that a member of the Group is or is not a Material Company (for the purposes of paragraph (b)) shall, in the absence of manifest error, be conclusive and binding on all Parties. For the purposes of this definition, “Initial Determination” means any determination of “Material Company” at any time prior to the time when the first set of audited consolidated financial statements of the Group and the accompanying Compliance Certificate have been delivered to the Agent in accordance with Clauses 21.1 (Financial statements) and 21.2 (Provision and contents of Compliance Certificate).

“Member of the Consortium” has the meaning given to that term in the definition of “Consortium”.

“Member of the PE Consortium” has the meaning given to that term in the definition of “PE Consortium”.

“Merger Agreement” means the agreement and plan of merger dated 19 December 2012 made among Parentco, the Borrower and the Target, together with all appendices and annexes thereto.

“Merger Consideration” has the meaning given to that term in the Merger Agreement.

“Merger Documents” means:

(a)	the Merger Agreement;

(b)	the Company Disclosure Schedule;

(c)	the Voting Agreement;

(d)	the Rollover Agreements;

(e)	each Related Merger Document;

(f)	the Paying Agent Agreement; and

(g)	any other document designated as a “Merger Document” by the Agent and the Borrower.

“Merger Effective Time” means the time when which the Acquisition becomes effective pursuant to the Merger Agreement, being the “Effective Time” specified in the Merger Plan.

“Merger Plan” means the plan of merger substantially in the form set out in Annex A to the Merger Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if such numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day in that calendar month in which that period is to end;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month in which that period is to end; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MOFCOM” means the Ministry of Commerce of the PRC (including its successors) and its local counterparts.

“Most Recently Elapsed Relevant Period” means, as at any date, the most recently elapsed Relevant Period (in respect of which the consolidated financial statements of the Group for the period ending on the last day of such Relevant Period and the applicable Compliance Certificate for such Relevant Period have been delivered to the Agent in accordance with Clauses 21.1 (Financial statements) and 21.2 (Provision and contents of Compliance Certificate)) as at such date.

“Net Debt” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Net Interest Expense” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Net Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Newco 1” has the meaning given to it in the definition of “Post-Completion Reorganisation”.

“Newco 2” has the meaning given to it in the definition of “Post-Completion Reorganisation”.

“New Lender” has the meaning given to that term in Clause 25 (Changes To The Lenders).

“New Shareholder Injections (Borrower)” has the meaning given to it in Clause 22.1 (Financial definitions).

“New Shareholder Injections (Holdco)” has the meaning given to it in Clause 22.1 (Financial definitions).

“New Shareholder Injections (Parentco)” has the meaning given to it in Clause 22.1 (Financial definitions).

“Non-Consenting Lender” has the meaning given to that term in Clause 37.6 (Replacement of Lender).

“Non-Group Entity” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Non-voting Shares” means non-voting shares in Holdco or the Borrower which non-voting shares carry rights (including economic interest) per share that are the same as those attaching to ordinary shares in Holdco or the Borrower (as the case may be), except that such non-voting shares shall not carry any voting rights (other than the right to vote on any variation of the rights attaching to such non-voting shares under the constitutional documents of Holdco or the Borrower (as the case may be)).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Notified Offshore Cash Amount” has the meaning given to that term in Clause 5.2 (Completion of a Utilisation Request for Loans).

“Obligors” means the Borrower, each Guarantor, Holdco and Parentco (each an “Obligor”).

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Cash” has the meaning given to it in Clause 22.1 (Financial definitions).

“Offshore Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Offshore Debt Service” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Offshore Designated Facility B Account” means an account:

(a)	held by an Offshore Group Member (or a person that will become an Offshore Group Member with effect from the Merger Effective Time) with any Finance Party (or any Affiliate of any Finance Party) in Hong Kong;

(b)	identified in a letter between the Borrower and the Agent as an “Offshore Designated Facility B Account”; and

(c)	subject to Security (in the form of an assignment by way of security) in favour of the Security Agent (with effect from the Merger Effective Time) which Security is in form and substance satisfactory to the Security Agent (acting reasonably),

(as the same may be re-designated, substituted or replaced from time to time).

“Offshore Group” means the Offshore Group Members.

“Offshore Group Member” means any member of the Group that is established or incorporated outside the PRC.

“Offshore Level Consolidation Basis” means the Offshore Group Members on a consolidated basis but excluding the Onshore Group (that is, determined as if the Onshore Group Members were not Subsidiaries of any Offshore Group Member).

“Offshore Net Interest Expense” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Offshore Permitted Expenditures” means (to the extent in cash):

(a)	expenditures (to the extent the payment of such expenditures is permitted under the Intercreditor Agreement and such expenditures are not already taken into account in the calculation of Offshore Debt Service in respect of the applicable Calculation Period) in respect of Permitted Hedging Transactions (other than Permitted SBLC Hedging Transactions);

(b)	scheduled payments (that are not termination or close-out payments) under Permitted SBLC Interest Rate Hedging Transactions, to the extent that such payments are not already taken into account in the calculation of Offshore Debt Service in respect of the applicable Calculation Period;

(c)	management and advisory fees payable by the Borrower to any Member of the Consortium or any Related Person, provided that the aggregate of any and all such fees (for any and all Members of the Consortium and the Related Persons) does not exceed (or the equivalent thereof in US$ does not exceed) US$2,000,000 in any Calculation Period;

(d)	any (i) administrative and professional expenses, and employee compensation, in each case incurred by Offshore Group Members in the course of undertaking activities permitted under Clause 23.9 (Holding Companies) and (ii) other expenses incurred by Offshore Group Members in undertaking activities permitted under paragraph (a)(x) of Clause 23.9 (Holding Companies) (in each case excluding any amount falling within paragraph (k) of the definition of “Permitted Acquisition”, paragraph (g) of the definition of “Permitted Loan” or any Restricted Payment), provided that the aggregate of any and all such expenses and remuneration under (i) and (ii) (for any and all Offshore Group Members) does not exceed (or the equivalent thereof in US$ does not exceed) US$4,000,000 for any Financial Year;

(e)	any legal or other professional fees and expenses arising out of, relating to or by reason of any Specified Actions, provided that the aggregate of such fees and expenses (or the equivalent thereof in US$) paid or payable after the Closing Date (during the life of the Facilities) does not exceed (or the equivalent thereof in US dollars does not exceed) US$20,000,000;

(f)	the settlement amount payable by the Target, or payment by Target of any judgment or fine awarded against it, (in each case) in connection with any of the Specified Actions (each a “Specified Action Payment”), where (and to the extent that) such Specified Action Payment is not covered by insurance or indemnity and the aggregate of any and all such Specified Action Payments does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 during the life of the Facilities;

(g)	Deferred Pre-Acquisition RCA Payments;

(h)	any Existing Unpaid Capital Contribution Payment made during the Financial Years ending 31 December 2013 and/or 2014; and

(i)	any other expenditure consented to or approved by the Majority Lenders in writing as an “Offshore Permitted Expenditure”.

“Onshore Distributions” means any dividend or distribution of retained earnings of Onshore Group Members (and/or any Recapitalisation Proceeds) that may in accordance with applicable PRC laws and regulations be paid or made by one or more of the Onshore Group Members to or in favour of any holders of equity interests in any or all of the Onshore Group Members outside the PRC, after taking into account all Taxes payable under PRC laws and all statutory reserve requirements in the PRC.

“Onshore Group” means the Onshore Group Members.

“Onshore Group Member” means any member of the Group that is established or incorporated in the PRC.

“Original Existing Loan” has the meaning given to that term in the definition of “Permitted Loan”.

“OOH Business” means (a) the assets and property owned by the members of the Target Group that are set forth in Schedule 18 (OOH Entities) and/or (b) the Equity Interests in the members of the Target Group that are set forth in Schedule 18 (OOH Entities) (other than Hua Kuang), in each case provided that (in the case of (a)) such assets and property owned by such members of the Target Group consist of, and (in the case of (b)) all of the assets and property owned by such members of the Target Group consist of, the traditional outdoor billboard advertising business of the Target Group (in substantially the same nature and scope as that carried on by such members of the Target Group as of the date of the Commitment Letter).

“Original Financial Statements” means:

(a)	in relation to the Target, its consolidated audited financial statements for its financial year ended 31 December 2011, its consolidated unaudited financial statements for its financial half-year ended 30 June 2012 and its consolidated unaudited financial statements for the nine-month (9) period ended 30 September 2012; and

(b)	in relation to any Additional Guarantor, its audited financial statements delivered to the Agent as required by Clause 27 (Changes To The Obligors).

“Original Financial Year” has the meaning given to that term in Clause 22.2 (Financial condition).

“Original Jurisdiction” means:

(a)	in relation to Holdco, Parentco, the Borrower, Newco 1 and Newco 2, the Cayman Islands; or

(b)	in relation to an Additional Guarantor, the jurisdiction of incorporation of that Additional Guarantor as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Obligor” means the Borrower, the Original Guarantor or Holdco.

“Overlapping Period” has the meaning given to that term in Clause 22.5 (Equity cure).

“Paying Agent Agreement” means the agreement to be entered into by Parentco and the Paying Agent (as defined in the Merger Agreement) as contemplated under section 2.04 of the Merger Agreement.

“Paper Form Lender” has the meaning given to that term in Clause 33.7 (Use of websites).

“Parentco Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Parentco Loan” means any loan made by Parentco to the Borrower and outstanding from the Borrower to Parentco from time to time.

“Parentco Release Date” means the date on which Parentco ceases to be a Guarantor in accordance with Clause 27.3 (Resignation of a Guarantor).

“Parentco Release Election” has the meaning given to that term in Clause 27.3 (Resignation of a Guarantor).

“Participating Member State” means any member state of the European Union that has the “euro” as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Agreement” has the meaning given to that term in Clause 38.2 (Disclosure of Confidential Information).

“Party” means a party to this Agreement.

“Paying Party” has the meaning given to that term in Clause 31.5 (Impaired Agent).

“PE Consortium” means, collectively, Carlyle, FountainVest, CITIC and Everbright (and each being a “Member of the PE Consortium”).

“Pending Regulatory Investigation” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Pension Item” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Perfection Requirements” means any and all registrations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect any Transaction Security or in order to achieve the relevant priority for such Transaction Security as set out in the applicable Transaction Security Document evidencing such Transaction Security or the applicable Legal Opinion(s) to which such Transaction Security relates.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition by (A) Holdco of shares in Parentco pursuant to a Permitted Share Issue by Parentco, (B) Parentco of shares in the Borrower pursuant to a Permitted Share Issue by the Borrower or (C) a member of the Group that is not a VIE Entity (a “Group Investor”) of shares or securities in another member of the Group that is neither the Borrower nor a VIE Entity (a “Group Investee”) pursuant to a Permitted Share Issue by such Group Investee, provided that, in the case of (C):

(i)	the Group Investor is an Obligor and the Group Investee is (if the Group Investor is the Borrower) a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not subject to limitation under Clause 19.11 (Guarantee Limitations) and (if the Group Investor is a Guarantor) a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not less than the extent of the guarantee given by the Group Investor under Clause 19 (Guarantee And Indemnity); or

(ii)	either:

(1)	the aggregate Equity Interest (direct or indirect) of the Borrower in the Group Investee (expressed as a percentage of the aggregate Equity Interest in the Group Investee) is not less than the aggregate Equity Interest (direct or indirect) of the Borrower in the Group Investor (expressed as a percentage of the aggregate Equity Interest in the Group Investor); or

(2)	the sum of the aggregate consideration in respect of such acquisition made during any Financial Year, when aggregated with (x) the aggregate consideration in respect of any and all other acquisitions falling within this paragraph (c)(ii)(2) made by any or all members of the Group in such Financial Year and (y) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all sales, leases, licences, lendings, transfers and/or disposals made by any or all members of the Group in such Financial Year (and falling within paragraph (b)(iv)(2) of the definition of “Permitted Disposal”) , does not exceed (or its equivalent in US$ does not exceed) US$5,000,000 in any Financial Year (in each case determined in accordance with the Dilution Principle), provided that (in each case under paragraph (c)(ii)(1) or (2)) if the Group Investor is an Offshore Group Member, such acquisition is either (I) fully funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower), in each case, which has/have not been applied for any other purpose or (II) any Existing Unpaid Capital Contribution Payment;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	the incorporation or establishment by a member of the Group (other than a Restricted Holding Company or a VIE Entity) of a company, or the purchase by a member of the Group (other than a Restricted Holding Company or a VIE Entity) of a shelf company (with no prior liabilities or activities since the date of its incorporation), which on incorporation, establishment or purchase becomes a wholly-owned Subsidiary of such member of the Group (in each case on arm’s length terms), but only if (in each case):

(i)	that company is incorporated with limited liability in a jurisdiction which is not a Sanctioned Jurisdiction;

(ii)	if any Equity Interests in that company are held or owned by an Obligor, subject to the Agreed Security Principles, Security over such Equity Interests in that company, in form and substance satisfactory to the Agent (acting reasonably), is created in favour of the Security Agent within 30 days of the date of its incorporation; and

(iii)	if any Offshore Group Member contributes or pays any amount in respect of any Equity Interests in that company (whether by way of subscription of such Equity Interests, payment of purchase price or otherwise) in connection with such incorporation, establishment or purchase, all of such amount is funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower), in each case, which have not been applied for any other purpose;

(f)	an acquisition after the Closing Date by a member of the Group (other than a Restricted Holding Company or a VIE Entity), for cash consideration and on arm’s length terms, of (A) at least 50.1% of the issued share capital of a limited liability company or (B) a business or undertaking carried on as a going concern (such limited liability company referred to in (A) or such business or undertaking referred to in (B) being the “Future Acquisition Target”), but only if:

(i)	no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing (or would occur as a result of such acquisition) on the date on which such member of the Group enters into a legally binding commitment to make such acquisition (or, if no such commitment is entered into prior to completion of such acquisition, the date of such acquisition);

(ii)	each of the Future Acquisition Target and its Subsidiaries (if any):

(1)	is not incorporated, established or located in any Sanctioned Jurisdiction and is not a Designated Person;

(2)	carries on its principal business in the PRC;

(3)	has not carried on any business activity in any Sanctioned Jurisdiction and (to the best of the knowledge of members of the Group, having after having made due enquiries) does not have any interest in any Designated Person, does not conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, is not in violation of Anti-Terrorism Laws and does not deal in, or otherwise engage in any transaction relating to, any asset or interest in asset blocked pursuant to any Anti-Terrorism Laws;

(4)	is engaged in a business substantially the same as that carried on by the Group; and

(5)	is not a VIE Entity;

(iii)	(in the case of (A)) the assets of such Future Acquisition Target and its Subsidiaries (if any) do not primarily comprise minority interests in other companies or entities;

(iv)	the sum of the aggregate consideration (including associated costs and expenses) for such acquisition and any Financial Indebtedness and/or other assumed actual or contingent liability, in each case remaining in such Future Acquisition Target (and/or its Subsidiaries) at the date of completion of such acquisition (the “Total Purchase Price” for such acquisition) (excluding the amount of any such Total Purchase Price to the extent that such amount is funded from Qualifying New Shareholder Injections (Borrower) that have not been applied towards any other purpose), when aggregated with (1) the aggregate Total Purchase Price in respect of any and all other acquisitions by any or all members of the Group under this paragraph (f) in the same Financial Year as such first-mentioned acquisition, (2) the aggregate Joint Venture Investments (falling within paragraph (c) of the definition of “Permitted Joint Venture Investment”) made by any or all members of the Group in respect of any and all Joint Ventures and such Financial Year) and (3) the aggregate consideration paid or payable (including associated costs and expenses) in respect of any or all of the acquisitions (falling within paragraph (j) of this definition of “Permitted Acquisition”) made by any or all members of the Group during such Financial Year (in each case excluding the amount of any such Total Purchase Price, Joint Venture Investment or consideration to the extent that such amount is funded from Qualifying New Shareholder Injections (Borrower) that have not been applied towards any other purpose), does not exceed US$15,000,000 or its equivalent;

(v)	the Borrower would have remained in compliance with its obligations under Clause 22 (Financial Covenants) if the covenant tests thereunder were re-calculated for the Most Recently Elapsed Relevant Period on a pro forma basis giving effect to such acquisition (as if the Total Purchase Price for such acquisition had been paid (and any Financial Indebtedness incurred to finance such acquisition in whole or in part had been incurred) and such acquisition had been completed at the start of that Most Recently Elapsed Relevant Period), provided that where such acquisition is completed at any time prior to the time when all of the requirements under Clause 22 (Financial Covenants) have been tested at least once after the date of this Agreement, (1) (if no financial statements of the Group have been delivered under Clause 21.1 (Financial statements) as at the date of such acquisition) the Most Recently Elapsed Relevant Period shall be deemed to be the period of 12 months ending on 31 December 2011 and the financial statements of the Group for such period shall be deemed to be the Original Financial Statements of the Target for the period ended 31 December 2011 (and the Acquisition shall be deemed to have occurred as at the commencement of such 12-month period), and all of the Borrowings of members of the Group that are outstanding as at the date of such acquisition shall be deemed to have been outstanding as at the commencement of, and remained outstanding throughout, such 12-month period (and shall be taken into account accordingly in the calculation of such covenant tests) and (2) the requirements under Clause 22 (Financial Covenants) in relation to such Most Recently Elapsed Relevant Period shall be deemed to be the requirements under Clause 22 (Financial Covenants) in relation to the Relevant Period ending on 31 December 2013;

(vi)	if such Future Acquisition Target has negative earnings before interest, tax, depreciation and amortisation for the latest 12-month period prior to such acquisition (calculated on the same basis as EBITDA and, if such Future Acquisition Target has any Subsidiary, on a consolidated basis for such Future Acquisition Target and its Subsidiaries, and as if any reference in the definition of EBITDA and any related definition to the Group were a reference to such Future Acquisition Target and (if any) its Subsidiaries and as if (in the case where such Future Acquisition Target is a business or undertaking) such Future Acquisition Target constituted a separate legal entity) in an amount that is not less than US$2,000,000 (or its equivalent), the Borrower has delivered to the Agent not later than three (3) Business Days before legally committing to make such acquisition a certificate signed by two directors of the Borrower to which is attached a copy of the latest audited financial statements (or if not available, management accounts) of such Future Acquisition Target with calculations showing in reasonable detail that the requirements under paragraph (v) are complied with; and

(vii)	(in the case of any such acquisition by any Offshore Group Member) such acquisition is fully funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) (or any part thereof) which, in each case, has not been applied for any other purpose;

(g)	any acquisition (on arm’s length terms) by any member of the Group of any assets (other than any Equity Interests) that constitutes Capital Expenditure permitted under this Agreement;

(h)	any acquisition by any member of the Group that constitutes a Permitted Joint Venture Investment;

(i)	any acquisition by any member of the Target Group pursuant to a contractual obligation that is subsisting and binding on such member of the Target Group as at the date of the Closing Date, provided that:

(i)	such contractual obligation was incurred by such member of the Target Group prior to and was subsisting as at the date of the Commitment Letter, provided further that if the aggregate of (A) the aggregate consideration paid or payable (including associated costs and expenses) in respect of any and all acquisitions by any or all members of the Target Group (falling within this paragraph (i)(i)), (B) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all sales, leases, licences, lendings, transfers and/or other disposals falling within paragraph (l)(i) of the definition of “Permitted Disposal” and (C) the Joint Venture Investments (falling within paragraph (a)(i) of the definition of “Permitted Joint Venture Investment”), exceeds US$5,000,000 or its equivalent, such acquisition was notified in writing to all of the Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was incurred by such member of the Target Group on or after the date of the Commitment Letter and neither such acquisition nor the entering into of such contractual obligation requires the consent of any of the Borrower, Parentco or Holdco pursuant to the terms of the Merger Documents;

(j)	any acquisition on arm’s length terms by any member of the Group (other than a Restricted Holding Company or any VIE Entity) of any existing Equity Interests in any Subsidiary of the Borrower (other than a VIE Entity) which Equity Interests are not held or owned directly or indirectly by any member of the Borrower, provided that:

(i)	no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing (or would occur as a result of such acquisition) on the date on which such member of the Group enters into a legally binding commitment to make such acquisition (or, if no such commitment is entered into prior to completion of such acquisition, the date of such acquisition);

(i)	(in the case of any such acquisition by any Offshore Group Member) such acquisition is fully funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) (or any part thereof) which, in each case, has not been applied for any other purpose; and

(ii)	the aggregate consideration paid or payable in respect of such acquisition made in any Financial Year (including associated costs and expenses), when aggregated with (A) the aggregate consideration paid or payable in respect of any or all other acquisitions (falling within this paragraph (j)) made by any or all members of the Group during such Financial Year (including associated costs and expenses), (B) the aggregate Total Purchase Price in respect of any and all acquisitions (falling within paragraph (f)) made by any or all members of the Group in such Financial Year and (C) the aggregate Joint Venture Investments (falling within paragraph (c) of the definition of “Permitted Joint Venture Investment”) made by any or all members of the Group in respect of any or all Joint Ventures and such Financial Year (in each case excluding any such consideration, Total Purchase Price or Joint Venture Investment to the extent it is funded from Qualifying New Shareholder Injections (Borrower) that have not been applied towards any other purpose) does not exceed (or the equivalent thereof in US dollars) does not exceed US$15,000,000;

(k)	any acquisition by the Borrower (for cash consideration) of or by any Holding Company (other than Parentco) of the Borrower (for cash consideration) of Equity Interests in the Borrower or such Holding Company directly or indirectly held by directors and employees of the Group (excluding any member of the Consortium or any Family Member thereof) upon termination of the engagement or employment of such directors and employees or otherwise pursuant to the terms of the applicable employee incentive plan of the Group, provided that:

(i)	the aggregate consideration paid or payable by the Borrower in respect of any or all of such acquisitions by the Borrower and/or any or all Holding Companies of the Borrower in any Financial Year shall not exceed (or the equivalent thereof in US dollars shall not exceed) US$10,000,000;

(ii)	any consideration paid or payable in respect of any such acquisition by any Holding Company of the Borrower is funded by the Borrower and is treated as consideration paid or payable by the Borrower in respect of such acquisition for the purposes of paragraph (k)(i)); and

(iii)	such acquisition (including any payment by the Borrower to any Holding Company of the Borrower for funding such acquisition as referred to in paragraph (k)(ii)) is fully funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) (or any part thereof), in each case, which has not been applied for any other purpose; and/or

(l)	any acquisition made with the prior written consent or approval of the Majority Lenders.

“Permitted Carry Back Amount” has the meaning given to that term in Clause 22.2 (Financial condition).

“Permitted Disposal” means any sale, lease, licence, lending (other than with respect to cash or cash equivalents), transfer or other disposal which, except in the case of paragraph (b) or (n), is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of its day to day business;

(b)	of any asset by a member of the Group that is not a VIE Entity (the “Disposing Company”) to another member of the Group that is not a VIE Entity (the “Acquiring Company”), but if:

(i)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give equivalent Transaction Security over that asset;

(ii)	the Disposing Company is the Borrower, the Acquiring Company must be a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not subject to limitation under Clause 19.11 (Guarantee Limitations);

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be the Borrower or a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not less than the extent of the guarantee given by the Disposing Company under Clause 19 (Guarantee And Indemnity); and

(iv)	if the Disposing Company is not an Obligor:

(1)	the aggregate Equity Interest (direct or indirect) of the Borrower in the Acquiring Company (expressed as a percentage of the aggregate Equity Interest in the Acquiring Company) is not less than the aggregate Equity Interest (direct or indirect) of the Borrower in the Disposing Company (expressed as a percentage of the aggregate Equity Interest in the Disposing Company); or

(2)	the sum of the higher of the book value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, licence, lending, transfer or other disposal made in any Financial Year, when aggregated with (A) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all other sales, leases, licences, lendings, transfers and/or disposals made by any or all members of the Group in such Financial Year (and falling within this paragraph (b)(iv)(2)) and (B) the aggregate consideration in respect of any and all acquisitions (falling within paragraph (c)(ii)(2) of the definition of “Permitted Acquisition”) made by any or all members of the Group in such Financial Year, does not exceed (or its equivalent in US$ does not exceed) US$5,000,000 (in each case determined in accordance with the Dilution Principle), and (in each case) if the Acquiring Company is an Obligor, such sale, lease, licence, lending, transfer or other disposal must be on arm’s length terms;

(c)	of assets (other than any Equity Interest, any line of business, Real Property, Intellectual Property or any interest in any of the foregoing) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant tangible assets (excluding any Equity Interest, any line of business, Real Property, Intellectual Property or any interest in any of the foregoing) for a consideration (if any) in cash;

(e)	of cash that is not otherwise prohibited by the Finance Documents and/or of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights not in violation of Clause 23.27 (Intellectual Property) or any termination of any licence of intellectual property rights that are no longer required for the business of the Group;

(g)	which constitutes a Permitted Joint Venture Investment;

(h)	arising as a result of any Permitted Security;

(i)	constituted by any seizure, expropriation or compulsory purchase of any asset or any Equity Interest in any member of the Group by (or by the order of) any Governmental Agency provided that such seizure, expropriation or compulsory purchase does not give rise to any Event of Default and does not result from any default or breach by any Obligor or any member of the Group;

(j)	constituting any lease, sublease or licence (or any surrender of any lease or licence) of any Real Property by any member of the Group that is not required for the ordinary conduct of the business of any member of the Group and not constituting any sale and leaseback arrangement or other Quasi-Security;

(k)	constituted by discounting of receivables by any Onshore Group Member on non-recourse terms in the course of its day to day business for collection in cash, provided that the aggregate face amount of any and all such receivables (that are the subject of any or all such discounting by any or all Onshore Group Members) does not exceed (or the equivalent thereof in US dollars) does not exceed US$10,000,000 in any Financial Year;

(l)	pursuant to a contractual obligation that is subsisting and binding on any member of the Target Group as at the date of the Closing Date, provided that:

(i)	such contractual obligation was incurred by such member of the Target Group prior to and was subsisting as at the date of the Commitment Letter, provided further that if the aggregate of (A) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all such sales, leases, licences, lendings, transfers and/or other disposals falling within this paragraph (l)(i), (B) the Joint Venture Investments (falling within paragraph (a)(i) of the definition of “Permitted Joint Venture Investment”) committed to be made by any or all members of the Target Group in respect of any or all Joint Ventures and for any and all Financial Years and (C) the aggregate consideration paid or payable in respect of any and all acquisitions (including associated costs and expenses) falling within paragraph (i)(i) of the definition of “Permitted Acquisition” exceeds US$5,000,000 or its equivalent, such sale, lease, licence, lending, transfer or other disposal was notified in writing to all of the Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was incurred by such member of the Target Group on or after the date of the Commitment Letter and neither such sale, lease, licence, lending, transfer or other disposal nor the entering into of such contractual obligation requires the consent of any of the Borrower, Parentco or Holdco pursuant to the terms of the Merger Documents;

(m)	of the OOH Business for a consideration in cash or for a combination of cash and shares that are listed on a recognised stock exchange, provided that the portion of such consideration in cash shall not be less than 85% of the aggregate of such consideration (taking, in the case of such listed shares, the market value thereof based on the trading price of such listed shares at the time of such disposal of the OOH Business);

(n)	that is made with the prior written consent or approval of the Majority Lenders; and

(o)	of assets for cash during any Financial Year of the Borrower, where the higher of the book value and consideration (net of applicable costs and Taxes) receivable (when aggregated with (A) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of each other sale, lease, licence, transfer and/or other disposal by any or all members of the Group during such Financial Year which does not fall within paragraphs (a) to (n) and does not constitute a Permitted Transaction and (B) the aggregate cash proceeds of any and all issuances of shares or equity interests by any or all members of the Group falling within paragraph (h) of the definition of “Permitted Share Issue” during such Financial Year) does not exceed (or its equivalent in US$ does not exceed) US$10,000,000, provided that none of the assets falling within any or all of paragraphs (a), (c) to and (m) (inclusive) and (o) shall include (A) any Equity Interest in any of Parentco, the Borrower, the Target or any Designated Material Company (or any beneficial interest in any of the foregoing) (other than (x) any disposal of Equity Interest by a member of the Group that is constituted by the issuance of such Equity Interest by such member of the Group pursuant to a Permitted Share Issue or (y) any disposal constituted by a Permitted Transaction falling within paragraphs (a), (c), (f) and/or (h) of the definition of “Permitted Transaction”), (B) any amount standing to the credit of any Mandatory Prepayment Account, Dividend Account, Offshore Designated Facility B Account or any PRC Designated Account (excluding, in each case, any application of any such amount in accordance with the provisions of the Finance Documents including towards payment of Offshore Permitted Expenditures), (C) any right to receive any dividends, distributions or Royalty Payment from any member of the Group or any right or claim under, or the proceeds of any right or claim under, any Merger Document (excluding any Related Merger Indemnity Transfer), except (in each case) for any disposal constituted by the creation of Transaction Security over any such asset.

“Permitted Distribution” means:

(a)	the making of any Restricted Payment (not falling within paragraph (c) or (e) of the definition of “Restricted Payment”), in each case in cash by a member of the Group (other than the Borrower or any VIE Entity) in favour of the holder(s) of Equity Interests in such member of the Group pro rata according to the applicable Equity Interests in such first-mentioned member of the Group held by such holder(s);

(b)	the payment of any Royalty Payment in cash;

(c)	the making of any payment by any VIE Entity in favour of any Onshore Group Member (that is not a VIE Entity and that has entered into a VIE Contract in respect of such VIE Entity) pursuant to the terms of such VIE Contract;

(d)	the making of any Restricted Payment (not falling within paragraph (c) or (e) of the definition of “Restricted Payment”) in cash (and any declaration in respect thereof) by the Borrower to Parentco or any payment of interest on or repayment of principal (in respect of any Parentco Loan) by the Borrower in favour of Parentco in cash, provided that (in each case):

(i)	no such Restricted Payment, such declaration, such payment or such repayment shall be made when any Facility B Loan (or any part thereof) is outstanding;

(ii)	such Restricted Payment, such declaration, such payment and such repayment are made when no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would occur immediately after the making of that Restricted Payment, payment or repayment;

(iii)	such Restricted Payment, such declaration, such payment and such repayment are made when the Leverage in respect of the Most Recently Elapsed Relevant Period is less than or equal to 1.00:1 and the Leverage in respect of the Most Recently Elapsed Relevant Period (calculated on a pro forma basis after giving effect to such Restricted Payment, such declaration, such payment and such repayment as if such Restricted Payment, such declaration, such payment and such repayment was made as at the end of such Most Recently Elapsed Relevant Period and the Cash and Cash Equivalent Investments of the Offshore Group Members as at the end of such Most Recently Elapsed Relevant Period were reduced by the amount of such Restricted Payment, interest or principal) would be less than or equal to 1.00:1;

(iv)	such Restricted Payment, such payment and such repayment are funded entirely out of Unrestricted Cash (generated and added to Unrestricted Cash pursuant to Clause 23.34 (Required Distribution Amount) in the Calculation Period immediately prior to the Calculation Period in which such Restricted Payment, such declaration, payment or repayment is made ), and all of the prepayments required (or that will, with the lapse of time, be required) to be made on account of Excess Cashflow for such immediately prior Calculation Period have been made in accordance with Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow); and

(v)	no such Restricted Payment, payment or repayment may be declared, paid or made pursuant to this paragraph (d) until the expiry of the first Calculation Period and the time when all of the financial covenants under Clause 22.2 (Financial condition) shall have been tested at least once;

(e)	the making of any Restricted Payment (not falling within paragraph (c) or (e) of the definition of “Restricted Payment”) in cash or any payment of interest on or repayment of principal (in respect of any Holdco Loan) by Parentco in favour of Holdco in cash, provided that such Restricted Payment, payment or repayment is:

(i)	funded entirely out of proceeds of Restricted Payments (not falling within paragraph (c) of the definition of “Restricted Payment”) paid by the Borrower to Parentco pursuant to paragraph (d) above;

(ii)	made when no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would occur immediately after the making of that Restricted Payment, payment or repayment; and

(iii)	not in breach of the Intercreditor Agreement;

(f)	the payment of any Restricted Payment (not falling within paragraph (c) or (e) of the definition of “Restricted Payment”) or any payment of interest on or repayment of principal of any Indebtedness for Borrowed Money (incurred by Holdco from its shareholders) in cash by Holdco to its shareholders, provided that such Restricted Payment, payment or repayment is:

(i)	funded entirely out of proceeds of Restricted Payments (not falling within paragraph (c) of the definition of “Restricted Payment”) paid by Parentco to Holdco pursuant to paragraph (e) above;

(ii)	made when no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would occur immediately after the making of that Restricted Payment, payment or repayment; and

(iii)	not in breach of the Intercreditor Agreement;

(g)	the payment of any management and advisory fees falling within paragraph (c) of the definition of “Offshore Permitted Expenditures” provided that no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would occur immediately after the making of that payment;

(h)	any payment made by a member of the Group to another member of the Group (other than a VIE Entity) for the purposes of paying (and all of the proceeds of which are applied towards paying) the amounts permitted to be made by such first-mentioned member of the Group under paragraph (a)(vi)(B) of Clause 23.9 (Holding Companies);

(i)	any payment by the Borrower to any Holding Company of the Borrower for funding the consideration payable by such Holding Company of any acquisition falling within paragraph (k) of the definition of “Permitted Acquisition”, provided that such payment is taken into account for the purposes of paragraph (k)(ii) of the definition of “Permitted Acquisition”; and

(j)	any payment by any Offshore Group Member to another Offshore Group Member (as contemplated by the Funds Flow Statement) to enable such other Offshore Group Member to make any payment set out in the Funds Flow Statement on or prior to the Closing Date.

“Permitted Employee Incentive Plan Issuance” means the issuance of Equity Interests in the Borrower or any Holding Company of the Borrower (other than Parentco) to any directors and/or employees of the Group pursuant to any employee incentive plan of the Group, provided that the aggregate of any and all Equity Interests in the Borrower and/or any or all Holding Companies of the Borrower so issued and/or that are issuable or deliverable (or into which any Equity Interests so issued are convertible or exchangeable) pursuant to the terms of any Equity Interests so issued (including upon any exercise of any options, warrants or other rights to acquire Equity Interests) do not constitute or represent (in aggregate for any and all such issuances) a direct and/or indirect interest in the issued share capital of the Borrower in excess of 20% of the aggregate issued share capital of the Borrower (calculated on a fully diluted basis as if any and all Equity Interests convertible or exchangeable into, and/or options, warrants and/or other rights to acquire, any direct or indirect interest in any part of the issued share capital of the Borrower are converted, exchanged and/or exercised in full).

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under this Agreement;

(b)	any Indebtedness for Borrowed Money incurred by the Borrower and arising under:

(i)	any Qualifying Facility A Refinancing and/or any Qualifying SBLC Refinancing; and/or

(i)	any Qualifying SBLC Financing;

(c)	any Financial Indebtedness of the Borrower constituted by (i) interest rate or foreign currency hedging relating to Facility A and/or any Qualifying Facility A Refinancing, in each case to the extent permitted under paragraph (a)(i) of Clause 23.30 (Treasury Transactions) and/or (ii) any Permitted SBLC Hedging Transaction (each a “Permitted Hedging Transaction”);

(d)	any Financial Indebtedness:

(i)	arising under or constituted by a Permitted Loan;

(ii)	constituted by a Permitted Guarantee (excluding paragraph (f) of the definition of “Permitted Guarantee”);

(iii)	permitted by Clause 23.30 (Treasury Transactions);

(iv)	outstanding from any VIE Entity in favour of any member of the Group (that is not a VIE Entity) pursuant to a Permitted Joint Venture Investment by such member of the Group in such VIE Entity; or

(v)	incurred by a VIE Entity in favour of a member of the Target Group, which Financial Indebtedness is outstanding as at the date of the Commitment Letter;

(e)	any Financial Indebtedness constituted by any liability of any member of the Group (other than Holdco, Parentco, the Borrower or any Restricted Holding Company) to pay any deferred consideration in respect of any Permitted Acquisition made by such member of the Group (falling within paragraph (f), (g) or (h) of the definition of “Permitted Acquisition”) on arm’s length terms, provided that such deferral is not for the purposes of raising financing or raising any Financial Indebtedness falling within paragraph (i) of the definition thereof;

(f)	any Indebtedness for Borrowed Money incurred by Holdco from its shareholders, provided that all of such Indebtedness for Borrowed Money shall constitute “Subordinated Liabilities” for the purposes of and as defined in the Intercreditor Agreement and shall have been subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(g)	any Indebtedness for Borrowed Money incurred by Parentco from Holdco pursuant to any Holdco Loan, provided that all of such Indebtedness for Borrowed Money shall constitute “Holdco Liabilities” for the purposes of and as defined in the Intercreditor Agreement and shall have been subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(h)	any Indebtedness for Borrowed Money incurred by the Borrower from Parentco pursuant to any Parentco Loan, provided that all of such Indebtedness for Borrowed Money shall constitute “Parentco Liabilities” for the purposes of and as defined in the Intercreditor Agreement and shall have been subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(i)	any Financial Indebtedness of any person who becomes a member of the Group after the Closing Date (excluding any member of the Target Group or any VIE Entity as at the Closing Date), provided that:

(i)	such Financial Indebtedness is incurred under arrangements in existence at the date on which such person becomes a member of the Group;

(ii)	such Financial Indebtedness is not incurred or increased (other than by reason of accrual of interest thereon) and the maturity date for such Financial Indebtedness is not extended in contemplation of, or since, such person becoming a member of the Group; and

(iii)	such Financial Indebtedness is discharged in full within three months after the date on which such person becomes a member of the Group;

(j)	any liability of the Borrower to pay Deferred Pre-Acquisition RCA Payments;

(k)	any Indebtedness for Borrowed Money incurred by an Onshore Group Member (other than a VIE Entity) constituted by finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under any and all outstanding leases by any or all Onshore Group Members does not exceed US$10,000,000 (or its equivalent in other currencies) at any time;

(l)	any Financial Indebtedness incurred with the prior written consent or approval of the Majority Lenders; and

(m)	any Indebtedness for Borrowed Money incurred by Onshore Group Members (other than any VIE Entity) the aggregate outstanding principal amount of which, when aggregated with the outstanding principal amount of any and all other Indebtedness for Borrowed Money of any or all Onshore Group Members that does not fall within any of paragraphs (b) to (l) and does not constitute a Permitted Transaction, does not (or the equivalent thereof in US$ does not) at any time exceed US$10,000,000.

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents (in the case of any Finance Document, subject to the terms of the Intercreditor Agreement);

(b)	the endorsement of negotiable instruments by any Onshore Group Member for collection in cash in the ordinary course of its day-to-day business;

(c)	the giving of any guarantee (including any performance or similar bond) by any Onshore Group Member (other than any guarantee constituting or with respect to Financial Indebtedness) in the ordinary course of its day-to-day business, where:

(i)	such guarantee is a guarantee of the obligations of any Onshore Group Member (that is not a VIE Entity), provided that either:

(A)	the aggregate equity interests (direct or indirect) of the Borrower in such latter-mentioned Onshore Group Member (expressed as a percentage of the aggregate equity interests in such latter-mentioned Onshore Group Member) is not less than the aggregate equity interests (direct or indirect) of the Borrower in such first-mentioned Onshore Group Member (expressed as a percentage of the aggregate equity interests in such first-mentioned Onshore Group Member); or

(B)	the aggregate of (1) the aggregate maximum liabilities (actual or contingent) of any and all Onshore Group Members under any or all guarantees falling within this paragraph (c)(i)(B), paragraph (h)(ii) and/or paragraph (k)(ii) and (2) the aggregate outstanding amount of any and all loans and credits owing to any or all Onshore Group Members and falling within paragraph (c)(ii)(B) of the definition of “Permitted Loan”, does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time (in each case determined in accordance with the Dilution Principle); or

(ii)	such guarantee is provided pursuant to mandatory requirements under applicable law or regulation;

(d)	any counter-indemnity obligations of any Onshore Group Member in respect of any performance or similar bond issued by a bank or financial institution guaranteeing performance by such Onshore Group Member under any contract entered into in the ordinary course of its day-to-day business (and not relating to Financial Indebtedness);

(e)	any guarantee constituting a Permitted Joint Venture Investment;

(f)	any guarantee constituting any Permitted Financial Indebtedness (excluding paragraph (d)(ii) of the definition of “Permitted Financial Indebtedness”);

(g)	any guarantee given by any Guarantor in respect of any Permitted Financial Indebtedness (falling within paragraph (b) or (c) of the definition of “Permitted Financial Indebtedness”) of the Borrower (or in respect of any guarantee given by any other Guarantor in respect of such Permitted Financial Indebtedness of the Borrower), in each case subject to the Intercreditor Agreement, provided further that no such guarantee constitutes any guarantee in respect of any Qualifying SBLC Financing or Qualifying SBLC Refinancing;

(h)	any guarantee given by any Onshore Group Member (other than a VIE Entity) in respect of any Permitted Financial Indebtedness of another Onshore Group Member (other than a VIE Entity), provided that either:

(i)	the aggregate equity interests (direct or indirect) of the Borrower in such other Onshore Group Member (expressed as a percentage of the aggregate equity interests in such other Onshore Group Member) is not less than the aggregate equity interests (direct or indirect) of the Borrower in such first-mentioned Onshore Group Member (expressed as a percentage of the aggregate equity interests in such first-mentioned Onshore Group Member); or

(ii)	the aggregate of (1) the aggregate maximum liabilities (actual or contingent) of any and all Onshore Group Members under any or all guarantees falling within paragraph (c)(i)(B), this paragraph (h)(ii) and/or paragraph (k)(ii) and (2) the aggregate outstanding amount of any and all loans and credits owing to any or all Onshore Group Members and falling within paragraph (c)(ii)(B) of the definition of “Permitted Loan”, does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time (in each case determined in accordance with the Dilution Principle);

(i)	(i) any counter-indemnity obligations of the Existing SBLC Onshore Group Member 1 in respect of any Existing SBLC 1 and any counter-indemnity obligations of the Existing SBLC Onshore Group Member 2 in respect of any Existing SBLC 2 and/or (ii) any counter-indemnity obligations of the Borrower (arising by virtue of rights of subrogation) in favour of the Existing SBLC Issuing Bank and/or the Existing SBLC Confirming Bank in respect of any payment under any Existing SBLC;

(j)	(i) any counter-indemnity obligations of a Refinancing SBLC Onshore Group Member in respect of any Refinancing SBLC issued by a Refinancing SBLC Bank pursuant to a Qualifying SBLC Refinancing and/or (ii) any counter-indemnity obligations of the Borrower (arising by virtue of rights of subrogation) in favour of a Refinancing SBLC Bank (or any person that may have confirmed or endorsed any Refinancing SBLC issued by a Refinancing SBLC Bank) in respect of any payment under any Refinancing SBLC issued by such Refinancing SBLC Bank pursuant to a Qualifying SBLC Refinancing (which counter-indemnity obligations are either waived by such Refinancing SBLC Bank and each person that may have confirmed or endorsed such Refinancing SBLC or subordinated pursuant to paragraph (e)(ii) of the definition of “Qualifying SBLC Refinancing”);

(k)	any guarantee by any Onshore Group Member (or any counter-indemnity obligations of an Onshore Group Member in respect of any guarantee issued by any financial institution) for rental obligations of any Onshore Group Member (other than a VIE Entity) under any lease of Real Property (not constituting any Financial Indebtedness or any sale and leaseback arrangement or any other Quasi-Security) in the ordinary course of its day-to-day business, provided that either:

(i)	the aggregate equity interests (direct or indirect) of the Borrower in such latter-mentioned Onshore Group Member (expressed as a percentage of the aggregate equity interests in such latter-mentioned Onshore Group Member) is not less than the aggregate equity interests (direct or indirect) of the Borrower in such first-mentioned Onshore Group Member (expressed as a percentage of the aggregate equity interests in such first-mentioned Onshore Group Member); or

(ii)	the aggregate of (1) the aggregate maximum liabilities (actual or contingent) of any and all Onshore Group Members under any or all guarantees falling within paragraph (c)(i)(B), paragraph (h)(ii) and/or this paragraph (k)(ii) and (2) the aggregate outstanding amount of any and all loans and credits owing to any or all Onshore Group Members and falling within paragraph (c)(ii)(B) of the definition of “Permitted Loan”, does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time (in each case determined in accordance with the Dilution Principle);

(l)	any guarantee constituted by the netting or set-off arrangements permitted pursuant to paragraph (e) of the definition of “Permitted Security”;

(m)	any indemnity (not constituting Financial Indebtedness) given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(n)	any guarantee granted with the prior written consent or approval of the Majority Lenders; or

(o)	any guarantee by any Onshore Group Member which guarantee does not fall within any of paragraphs (a) to (n), provided that the aggregate maximum liabilities (actual or contingent) of any and all Onshore Group Members under any or all guarantees falling within this paragraph (o) do not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time.

“Permitted Hedging Transaction” has the meaning given to that term in paragraph (c) of the definition of “Permitted Financial Indebtedness”.

“Permitted Joint Venture Investment” means:

(a)	any investment by a member of the Target Group in any Joint Venture made pursuant to a contractual obligation that is subsisting and binding on such member of the Target Group as at the date of the Closing Date, provided that:

(i)	such contractual obligation was incurred by such member of the Target Group prior to and was subsisting as at the date of the Commitment Letter, provided further that if the aggregate of (A) the Joint Venture Investments committed to be made by any or all members of the Target Group in respect of any or all Joint Ventures falling within this paragraph (a)(i) and for any and all Financial Years from and including the Financial Year in which the Closing Date falls, (B) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all sales, leases, licences, lendings, transfers and/or other disposals by any or all members of the Target Group and falling within paragraph (l)(i) of the definition of “Permitted Disposal” and (C) the aggregate consideration paid or payable in respect of any and all acquisitions (including associated costs and expenses) falling within paragraph (i)(i) of the definition of “Permitted Acquisition” exceed US$5,000,000 or its equivalent, such investment was notified in writing to all of the Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was incurred by such member of the Target Group on or after the date of the Commitment Letter and neither such investment nor the entering into of such contractual obligation requires the consent of any of the Borrower, Parentco or Holdco pursuant to the terms of the Merger Documents;

(b)	any investment in any Joint Venture which investment is made with the prior written consent or approval of the Majority Lenders;

(c)	any investment by a member of the Group (other than a Restricted Holding Company or a VIE Entity) in any Joint Venture where:

(i)	no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would occur as a result of such investment;

(ii)	that Joint Venture:

(1)	is not incorporated or established in any Sanctioned Jurisdiction and is not a Designated Person, and no Designated Person participates in that Joint Venture;

(2)	carries on its principal business in the PRC; and

(3)	does not carry on any business activity in any Sanctioned Jurisdiction, does not have any interest in any Designated Person, does not conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, is not in violation of Anti-Terrorism Laws and does not deal in, or otherwise engage in any transaction relating to, any asset or interest in asset blocked pursuant to any Anti-Terrorism Laws;

(iii)	that Joint Venture is engaged in a business substantially the same as that carried on by the Group;

(iv)	(in the case of any such investment by any Offshore Group Member) such investment is fully funded from Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) (or any part thereof) which in each case, has/have not been applied for any other purpose; and

(v)	in each Financial Year of the Borrower, the sum of:

(1)	all amounts subscribed for Equity Interest in, lent to or otherwise made available by way of Financial Indebtedness to, and/or invested in such Joint Venture by any or all members of the Group; plus

(2)	the contingent liabilities of any or all members of the Group under any guarantee(s) given in respect of any liabilities of such Joint Venture; plus

(3)	the higher (in each case) of the book value or market value of each of the assets transferred by any or all members of the Group to such Joint Venture; minus

(4)	the aggregate cash amounts received by any member of the Group (net of any applicable withholding or other Tax and costs and expenses in respect of such receipt) during such Financial Year in respect of (x) any dividends and distributions by, or repayment or redemption of principal or payment of interest in respect of loans by, such Joint Venture or (y) Retained Relevant Proceeds that are attributable to any disposal by any member of the Group of any Equity Interest in such Joint Venture to any third party (that is not an Obligor or a member of the Group),

(such sum being the “Joint Venture Investment” in respect of such Joint Venture and such Financial Year) (excluding any such Joint Venture Investment to the extent that it is funded from Qualifying New Shareholder Injections (Borrower) that have not been applied towards any other purpose), when aggregated with (A) the aggregate Joint Venture Investments in respect of any or all other Joint Ventures in respect of such Financial Year (excluding any Joint Venture Investment falling within paragraph (a) or (b)), (B) the aggregate Total Purchase Price in respect of any and all Permitted Acquisitions (falling within paragraph (f) of the definition of “Permitted Acquisition”) made by any or all members of the Group during such Financial Year and (C) the aggregate consideration paid or payable in respect of any or all of the Permitted Acquisitions (falling within paragraph (j) of the definition of “Permitted Acquisition”) made by any or all members of the Group during such Financial Year (excluding any such Joint Venture Investment, Total Purchase Price or consideration to the extent that it is funded from Qualifying New Shareholder Injections (Borrower) that have not been applied towards any other purpose), does not exceed US$15,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by any Onshore Group Member to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan or credit which constitutes a Permitted Joint Venture Investment or which constitutes Permitted Financial Indebtedness falling within paragraph (d)(v) of the definition of “Permitted Financial Indebtedness”;

(c)	a loan or credit (including any loan or credit constituted by any netting, set off or other cash management arrangements or in the ordinary course of intra-Group cash pooling arrangements) made or granted by a member of the Group that is not a VIE Entity (“Group Creditor”) to another member of the Group that is not a VIE Entity (“Group Debtor”), provided that:

(i)	the Group Creditor is an Obligor and the Group Debtor is (A) the Borrower or (B) (where the Group Creditor is the Borrower) a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not subject to limitation under Clause 19.11 (Guarantee Limitations) or (C) (where the Group Creditor is a Guarantor) a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not less than the extent of the guarantee given by the Group Creditor under Clause 19 (Guarantee And Indemnity); or

(ii)	either:

(A)	the aggregate equity interests (direct or indirect) of the Borrower in the Group Debtor (expressed as a percentage of the aggregate equity interests in the Group Debtor) is not less than the aggregate equity interests (direct or indirect) of the Borrower in the Group Creditor (expressed as a percentage of the aggregate equity interests in the Group Creditor); or

(B)	the aggregate of (1) the aggregate outstanding amount of any and all such loans and credits owing to any or all Onshore Group Members falling within this paragraph (c)(ii)(B) and (2) the aggregate maximum liabilities (actual or contingent) of any and all Onshore Group Members under any or all guarantees falling within paragraph (c)(i)(B), paragraph (h)(ii) and/or paragraph (k)(ii) of the definition of “Permitted Guarantee” does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time (in each case determined in accordance with the Dilution Principle), provided that (in each case under this paragraph (c)(ii)(A) or (B)) if the Group Creditor is an Offshore Group Member, such loan or credit is funded entirely out of Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) which, in each case, has/have not been applied towards any other purpose;

(d)	any Parentco Loan made by Parentco to the Borrower provided that such Parentco Loan shall constitute “Parentco Liabilities” for the purposes of and as defined in the Intercreditor Agreement and shall have been subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(e)	any Holdco Loan made by Holdco to Parentco provided that such Holdco Loan shall constitute “Holdco Liabilities” for the purposes of and as defined in the Intercreditor Agreement and shall have been subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(f)	a loan made by a member of the Group to an employee or director of any member of the Group (other than a VIE Entity) if the amount of that loan when aggregated with the amount of all other loans to employees and directors by any or all members of the Group does not exceed US$1,000,000 (or its equivalent) at any time, provided that if such loan is made by any Offshore Group Member, such loan is entirely funded out of Unrestricted Cash (that has not been applied towards any other purpose);

(g)	any loan made by the Borrower to any participant under any share based compensation plan of the Borrower (for the purposes of discharging the consideration payable by such participant in respect of shares in the Borrower to be issued to such participant pursuant to such compensation plan) where such participant is an officer or a director of a member of the Group and all of the proceeds of such loan are paid to the Borrower for discharging such consideration, provided that the aggregate outstanding principal amount of any and all such loans made by the Borrower shall not (or the equivalent thereof in US$ shall not) exceed US$1,000,000 at any time;

(h)	any loan or credit constituted by any Permitted Distribution;

(i)	any loan or credit representing deferred consideration payable by a person (that is not a member of the Group) to a member of the Group in respect of a Permitted Disposal made by such member of the Group to such person on arm’s length terms;

(j)	any loan or credit constituted by any advance payment made by any member of the Group in respect of Capital Expenditure (that is permitted under Clause 22.2 (Financial condition)) in the ordinary course of business on arm’s length terms;

(k)	any loan or credit granted by:

(i)	any member of the Target Group that is subsisting as at the date of the Closing Date, provided that (A) such loan or credit was granted prior to and was subsisting as at the date of the Commitment Letter or (B) such loan or credit was granted on or after the date of the Commitment Letter and neither such loan or credit nor the granting thereof requires the consent of any of the Borrower, Parentco or Holdco pursuant to the terms of the Merger Documents; or

(ii)	any Future Acquisition Target or any Subsidiary of any Future Acquisition Target that (in each case) becomes a member of the Group after the Closing Date pursuant to a Permitted Acquisition, provided that such loan or credit is subsisting as at the date of such Permitted Acquisition and such Future Acquisition Target or such Subsidiary (as the case may be) was not a member of the Group prior to such Permitted Acquisition, and/or any loan or credit granted by any member of the Group (that has made or granted any loan or credit referred to in paragraph (k)(i) or (ii) (“Original Existing Loan”)) to refinance such Original Existing Loan, provided that such refinancing loan is granted to the same person (to whom such Original Existing Loan was granted) or a wholly-owned Subsidiary of such person and the aggregate principal amount of such refinancing loan does not exceed the principal amount of such Original Existing Loan that is repaid out of the proceeds of such refinancing loan;

(l)	any loan or credit constituted by cash credit balance at a bank or financial institution;

(m)	any loan or credit granted with the prior written consent or approval of the Majority Lenders; and/or

(n)	any loan or credit granted by any member of the Group and not otherwise falling within any of paragraphs (a) to (m), provided that (i) the aggregate outstanding principal amount of any and all such loans and/or credits granted by any or all members of the Group falling within this paragraph (n) does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time and (ii) in the case of any such loan or credit granted by any Offshore Group Member, such loan or credit is entirely funded out of Unrestricted Cash and/or Qualifying New Shareholder Injections (Borrower) (or any part thereof) which, in each case, which has/have not been applied for any other purpose, so long as:

(A)	the creditor of such loan, credit or Financial Indebtedness shall (if it is an Obligor) grant security over its rights in respect of such loan, credit or Financial Indebtedness in favour of the Secured Parties on terms acceptable to the Agent (acting on the instructions of the Majority Lenders) subject to and in accordance with the Agreed Security Principles and to the extent permitted by law; and

(B)	to the extent required by the Intercreditor Agreement, the creditor and the debtor in respect of such loan, credit or Financial Indebtedness (if such creditor and such debtor are members of the Group) are or become party to the Intercreditor Agreement as an Intra-Group Lender and a Debtor (as defined, in each case, in the Intercreditor Agreement) respectively.

“Permitted Related Merger Indemnity Amendment” has the meaning given to it in Schedule 19 (Related Merger Documents).

“Permitted SBLC Foreign Exchange Hedging Transaction” means any Permitted SBLC Hedging Transaction that constitutes a foreign exchange hedging transaction.

“Permitted SBLC Interest Rate Hedging Transaction” means any Permitted SBLC Hedging Transaction that constitutes an interest rate hedging transaction.

“Permitted SBLC Hedging Transaction” means any foreign exchange or interest rate hedging transaction(s) entered into by the Borrower with the Existing SBLC Bank for the purposes of hedging (in the case of foreign exchange hedging) any currency exposure (between US$ and RMB) of the Borrower relating to the Qualifying SBLC Financing or (in the case of interest rate hedging) any interest rate exposure of the Borrower relating to the Qualifying SBLC Financing, provided that (in each case):

(a)	the aggregate notional amount of any and all such hedging transaction(s) does not at any time exceed (or the equivalent thereof in the applicable currency does not at any time exceed) 100% of the aggregate outstanding principal amount of the Qualifying SBLC Financing at such time;

(b)	(in the case of foreign exchange hedging) such hedging transaction(s) are entered into at a time when the aggregate amount of the Existing SBLCs, when notionally converted into US$ using such prevailing rate of exchange as selected by the Borrower (acting reasonably), is less than 105% of the aggregate outstanding principal amount of the Qualifying SBLC Financing;

(c)	(in the case of foreign exchange hedging) no scheduled payment under any such hedging transaction(s) shall fall due from the Borrower at any time prior to the scheduled maturity date for the Qualifying SBLC Financing;

(d)	(in the case of interest rate hedging) such hedging transaction(s) have the economic effect of ensuring that (to the extent of such hedging) the Qualifying SBLC Financing bears a fixed rate of interest;

(e)	at all times, the terms of such hedging are substantially based on, and are not more onerous to the Borrower or any member of the Group in any material respect than those in, the 1992 ISDA Master Agreement (as defined in the Intercreditor Agreement) or the 2002 ISDA Master Agreement (as defined in the Intercreditor Agreement);

(f)	the Borrower is the only obligor and/or debtor in respect of such hedging transaction(s); and

(g)	the scheduled termination date for any and all such hedging falls on the scheduled maturity date for the Qualifying SBLC Financing.

“Permitted Security” means:

(a)	any Transaction Security;

(b)	any lien arising by operation of law and in the ordinary course of day-to-day business and not as a result of any default or omission by any member of the Group, provided that all of the amounts secured thereby are paid when due or contested in good faith (and to the extent required by the Accounting Principles, adequate reserves have been made in respect of such amounts);

(c)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any member of the Group as security for the payment of any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on such member of the Group, which taxes, assessments, charges or claims are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves or provisions will have been made in accordance with the Accounting Principles;

(d)	any Security or Quasi-Security arising out of judgments or awards of and/or arising by operation of law or the rules of any applicable court in respect of litigation involving any member of the Group (including any escrow payment into court), which judgments, awards or litigation (in each case) are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been made in accordance with the Accounting Principles;

(e)	any netting or set-off arrangement entered into by any Obligor or any member of the Group in the ordinary course of its day-to-day banking arrangements for the purpose of netting debit and credit balances of such Obligor or such member of the Group, or any bankers’ lien arising pursuant to applicable law or customary terms of business of the applicable bank over any credit balance in any deposit account held by any Obligor or any member of the Group with such bank in the ordinary course of its day-to-day banking arrangements, or any cash pooling arrangement between members of the Group, but (in each case) only so long as:

(i)	if such arrangement or lien involves any Obligor (or any credit balance, cash or asset of any Obligor), such arrangement or lien does not permit credit balances or cash of any Obligor to be netted or set off against or applied towards discharging debit balances or liabilities of, or pooled with any cash of or shared with, any person (and such arrangement does not give rise to other Security or Quasi-Security over or relating to any asset of any Obligor in support of liabilities of any person), other than (in the case of the Borrower) any Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not subject to limitation under Clause 19.11 (Guarantee Limitations) or (in the case of a Guarantor) the Borrower or a Guarantor the extent of whose guarantee under Clause 19 (Guarantee And Indemnity) is not less than the extent of the guarantee given by the Group Creditor under Clause 19 (Guarantee And Indemnity);

(ii)	such arrangement or lien does not permit credit balances or cash of any Subsidiary of the Borrower to be netted or set off against or applied towards discharging debit balances or liabilities of, or pooled with any cash of or shared with, any person which is not the Borrower or any other Subsidiary of the Borrower (the aggregate equity interests (direct or indirect) of the Borrower in which latter-mentioned Subsidiary (expressed as a percentage of the aggregate equity interests in such latter-mentioned Subsidiary) is not less than the aggregate equity interests (direct or indirect) of the Borrower in such first-mentioned Subsidiary (expressed as a percentage of the aggregate equity interests in such first-mentioned Subsidiary));

(iii)	such arrangement or lien does not permit credit balances or cash of any member of the Group to be netted or set off against debit balances of or applied towards discharging liabilities of, or pooled with any cash of or shared with, Parentco or Holdco and does not give rise to other Security or Quasi-Security over or relating to any asset of any member of the Group in support of liabilities of Parentco or Holdco; and

(iv)	such arrangement or lien does not permit credit balances or cash of any member of the Group (that is not a VIE Entity) to be netted or set off against debit balances of or applied towards discharging liabilities of, or pooled with any cash of or shared with, any VIE Entity and does not give rise to other Security or Quasi-Security over or relating to any asset of any member of the Group (that is not a VIE Entity) in support of liabilities of any VIE Entity;

(f)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group (that is not a VIE Entity) which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(g)	any Security or Quasi-Security over ownership interests held by any member of the Group in any Joint Venture (that is not a member of the Group or a VIE Entity) to secure (i) obligations of such Joint Venture, or (ii) obligations of such member of the Group to the other shareholders of such Joint Venture (which are not members of the Group) pursuant to the applicable shareholders’ agreement or similar documentation governing the terms of such Joint Venture;

(h)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:

(i)	such Security or Quasi-Security was subsisting as at the time of such acquisition and was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group (other than by reason of capitalisation of interest thereon); and

(iii)	such Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset by such member of the Group;

(i)	any Security or Quasi-Security over or affecting any asset of any person (that is not a member of the Target Group as at the Closing Date and that is not a VIE Entity) which becomes a member of the Group after the Closing Date, where such Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group and:

(i)	such Security or Quasi-Security was not created in contemplation of such person’s becoming a member of the Group;

(ii)	the principal amount secured has not increased in contemplation of or since such person’s becoming a member of the Group (other than by reason of capitalisation of interest thereon); and

(iii)	such Security or Quasi-Security is removed or discharged within three months of such person’s becoming a member of the Group;

(j)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of its day-to-day business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(k)	any Security or Quasi-Security constituting the Existing SBLC Cash Pledge made by the Existing SBLC Onshore Group Members in favour of the Existing SBLC Issuing Bank pursuant to the Qualifying SBLC Financing;

(l)	any Security or Quasi-Security over the proceeds of any Permitted SBLC Hedging Transaction in favour of the Existing SBLC Bank as security for the Qualifying SBLC Financing;

(m)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (k) of the definition of “Permitted Financial Indebtedness”, provided that such Security or Quasi-Security only subsists over the applicable vehicle, plant, equipment or computer to which such finance or capital lease relates and only secures obligations in respect of such finance or capital lease;

(n)	any Security or Quasi-Security constituted by:

(i)	any rental deposits or concession payments made by any member of the Group in respect of any Real Property leased or licensed by such member of the Group in the ordinary course of its day-to-day business and on arm’s length terms (and not in connection with the incurrence of any Financial Indebtedness or the raising of any finance); and

(ii)	any deposit or pledge of cash by any Onshore Group Member to secure the performance of bids, trade contracts, performance bonds and other obligations of a similar nature incurred by such Onshore Group Member, provided that all of the obligations and/or liabilities secured by such deposit or pledge are incurred by such Onshore Group Member in the ordinary course of its day-to-day business and on arm’s length terms and are not incurred in connection with the incurrence of any Financial Indebtedness or the raising of any finance, provided that the aggregate of any and all such rental deposits, concession payments, deposits and/or pledges made or granted by any or all members of the Group (that are the subject of any or all such Security and/or Quasi-Security) does not exceed (or the equivalent thereof in US$ does not exceed) US$5,000,000 at any time;

(o)	any Security or Quasi-Security over documents of title to goods and/or goods of any member of the Group as part of documentary credit transactions (relating to the sale or purchase of such goods by such member of the Group) entered into the ordinary course of its day-to-day business and not relating to any Financial Indebtedness;

(p)	any Security or Quasi-Security constituted by the Refinancing SBLC Cash Pledge made by a Refinancing SBLC Onshore Group Member in favour of a Refinancing SBLC Bank pursuant to a Qualifying SBLC Refinancing;

(q)	any Security or Quasi-Security arising in respect of any Equity Interest in any VIE Entity pursuant to the VIE Contract relating to such VIE Entity, provided that such Security or Quasi-Security (i) is granted in favour of any member of the Group (that is not a VIE Entity) or (ii) constitutes any right of first refusal granted by the holder of such Equity Interest in favour of another shareholder of such VIE Entity on arm’s length terms in respect of the acquisition of such Equity Interest by such latter-mentioned shareholder upon any transfer of such Equity Interest by such first-mentioned holder;

(r)	any Security granted with the prior written consent or approval of the Majority Lenders; and

(s)	any Security granted by any Onshore Group Member securing indebtedness of any or all of the Onshore Group Members the outstanding principal amount of which (when aggregated with the outstanding principal amount of any and all other indebtedness which has the benefit of any Security given by any or all Onshore Group Members, excluding any Security falling with paragraphs (b) to (r) above) does not at any time exceed US$5,000,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of:

(a)	shares by Holdco, or by Parentco to Holdco, (in each case) paid for in full in cash upon issue and which by their terms are not redeemable (mandatorily or at the option of the holder thereof at any time prior to the date falling six months after the Termination Date for Facility A) and where such issue does not lead to a Change of Control;

(b)	on and after the Parentco Release Date, shares by Holdco or Parentco in connection with a Qualifying Flotation of Holdco or Parentco (as the case may be) where such issue does not lead to a Change of Control;

(c)	shares of the Borrower (which are paid for in full in cash upon issue and which by their terms are not redeemable except at the option of the Borrower) in connection with a Qualifying Flotation of the Borrower where such issue does not lead to a Change of Control;

(d)	ordinary shares by the Borrower to Parentco, paid for in full in cash upon issue and which by their terms are not redeemable, provided that such ordinary shares are made subject to Transaction Security upon the issuance thereof;

(e)	ordinary shares of the Borrower or Non-voting Shares (or options to acquire ordinary shares of the Borrower or Non-voting Shares) by the Borrower or (in the case Non-voting Shares of Holdco) Holdco to officers and/or employees of the Group constituting a Permitted Employee Incentive Plan Issuance, provided that (i) all of such shares and/or Non-voting Shares are paid for in full in cash or credited as fully paid up upon issue (including any issue pursuant to any exercise of any such options) and by their terms are not redeemable, (ii) all of such shares, Non-voting Shares and options are issued after the completion of the Post-Completion Reorganisation, (iii) all of the holders of such shares, Non-voting Shares and/or options waive any pre-emption rights or consent or veto rights that they may otherwise have in relation to (A) the creation of any Transaction Security over Equity Interests in any Obligor or member of the Group or (B) any transfer (upon enforcement of any Transaction Security) of Equity Interests in any Obligor or member of the Group that are from time to time subject to Transaction Security and (iv) no such shares in the Borrower or options relating to shares in the Borrower (including Non-Voting Shares of the Borrower or options relating to Non-voting Shares of the Borrower) may be issued at any time on or after a Parentco Release Election has been made until the completion of a Qualifying Flotation of the Borrower;

(f)	shares or equity interests by a member of the Group (that is not the Borrower or a VIE Entity) in favour of the holders of its shares or equity interests provided that (i) such shares or equity interests are paid for in full in cash upon issue, (ii) such issuance does not result in any reduction in the direct or indirect ownership interest of the Borrower in the Equity Interests (or any class thereof) in such member of the Group (expressed as a percentage of the aggregate Equity Interests (or the applicable class thereof) in such member of the Group) and (iii) where any such holder is an Offshore Group Member, that holder shall (to the extent that such shares or equity interests so issued to it are not already so secured pursuant to Transaction Security and subject to the Agreed Security Principles) promptly grant Transaction Security over such shares or equity interests so issued to it pursuant to the Agreed Security Principles;

(g)	shares, which issue is consented to or approved by the Majority Lenders in writing; and/or

(h)	shares or equity interests by a member of the Group (other than any Restricted Holding Company, any Designated Material Company or any VIE Entity) in favour of any person (that is not a member of the Group) on arm’s length terms during any Financial Year of the Borrower, provided that (i) such shares or equity interests are paid for in full in cash upon issue and (ii) the aggregate cash proceeds of such issuance, when aggregated with (A) the aggregate cash proceeds of any and all other issuances by any or all members of the Group falling within this paragraph (h) during such Financial Year and (B) the aggregate of the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable in respect of any and all sales, leases, licences, lendings, transfers and/or other disposals of assets by any or all members of the Group during such Financial Year and falling with paragraph (o) of the definition of “Permitted Disposal”, do not exceed (or the equivalent thereof in US$ does not exceed) US$10,000,000.

“Permitted Transaction” means:

(a)	any disposal required under, any Financial Indebtedness incurred under, any guarantee, indemnity or Security or Quasi-Security given under, or any other transaction constituted by, the Finance Documents;

(b)	the solvent liquidation of any member of the Group (which is not any Obligor, any Restricted Holding Company or any Designated Material Company) so long as any payments or assets distributed as a result of such liquidation are distributed to (i) other members of the Group (that are not VIE Entities) that are the holders of Equity Interests in such first-mentioned member of the Group pro rata according to their respective Equity Interests in such first-mentioned member of the Group or (ii) (if such first-mentioned member of the Group is a VIE Entity) the applicable member of the Group that is not a VIE Entity and that has entered into the VIE Contract relating to such first-mentioned member of the Group;

(c)	unless an Event of Default is then outstanding, any merger or consolidation (in each case on a solvent basis) of any Obligor (other than Holdco, Parentco, the Borrower, any Restricted Holding Company or any VIE Entity), provided that:

(i)	such merger or consolidation does not involve (A) any person that is not a member of the Group or that is a VIE Entity, or (B) the transfer of any asset of any Obligor to any person that is not a Guarantor or (C) the transfer of any asset of any Subsidiary of the Borrower to any person (other than another Subsidiary of the Borrower (that is not a VIE Entity) the aggregate equity interests (direct or indirect) of the Borrower in which latter-mentioned Subsidiary (expressed as a percentage of the aggregate equity interests in such latter-mentioned Subsidiary) is not less than the aggregate equity interests (direct or indirect) of the Borrower in such first-mentioned Subsidiary (expressed as a percentage of the aggregate equity interests in such first-mentioned Subsidiary));

(ii)	the resulting or surviving entity of such merger or consolidation is an Obligor, and if such merger or consolidation involves a Designated Material Company, the resulting or surviving entity of such merger or consolidation shall be a Designated Material Company;

(iii)	(A) all of the obligations expressed to be assumed by each Obligor (that is involved in such merger or consolidation) under the Finance Documents shall be and continue to be legal, valid, binding and enforceable as against such resulting or surviving entity after such merger or consolidation, (B) all of the assets that are subject to any Transaction Security prior to such merger or consolidation shall continue to be subject to valid and effective Transaction Security after such merger or consolidation (or equivalent Transaction Security shall have been created over such assets upon such merger or consolidation) and (C) without prejudice to the foregoing, to the extent that the Equity Interests of any member of the Group involved in such merger or consolidation are subject to Transaction Security prior to such merger or consolidation, the Equity Interests of the resulting or surviving entity of such merger or consolidation shall be subject to equivalent Transaction Security with effect from such merger or consolidation; and

(iv)	the Borrower shall have, at its own cost, procured the delivery to the Agent of such legal opinions (in form and substance satisfactory to the Agent, acting reasonably) issued by legal counsel acceptable to the Agent (acting reasonably) confirming satisfaction of the requirements under paragraph (c)(iii);

(d)	transactions (other than (i) any sale, lease, license, lending, transfer or other disposal, (ii) the granting or creation of Security or Quasi-Security or the granting, incurring or permitting to subsist of Financial Indebtedness or guarantee or (iii) any acquisition of any asset) that are (A) conducted in the ordinary course of day-to-day business on arm’s length terms or (B) expressly set out in the Structure Memorandum;

(e)	where necessary to comply with any tax or other legislation, any conversion of any loans owed by any Onshore Group Member (that is not a VIE Entity) to another Onshore Group Member (that is not a VIE Entity) into distributable reserves of such first-mentioned Onshore Group Member, provided that such conversion shall not result in any reduction of the Borrower’s interest (direct or indirect) in any equity interests in any of its Subsidiaries (expressed as a percentage of the aggregate equity interests in such Subsidiary);

(f)	the Post-Completion Reorganisation;

(g)	the Related Merger Indemnity Transfer; and/or

(h)	the Post-Closing Restructuring.

“Post-Closing Restructuring” means the transactions expressly set out in the Post-Closing Restructuring Paper, provided that the applicable conditions specified in the Post-Closing Restructuring Paper are complied with.

“Post-Closing Restructuring Paper” has the meaning given to that term in the definition of “Structure Memorandum”.

“Post-Completion Reorganisation” means:

(a)	the incorporation or establishment of a limited liability company in the Cayman Islands (“Newco 1”) by the Borrower which on incorporation or establishment shall become a directly wholly-owned Subsidiary of the Borrower;

(b)	the incorporation or establishment of a limited liability company in the Cayman Islands (“Newco 2”) by Newco 1 which on incorporation or establishment shall become a directly wholly-owned Subsidiary of Newco 1;

(c)	the transfer of legal and beneficial ownership of all of the Equity Interests in FMCH, Hua Kuang and each other Offshore Group Member (other than a Dormant Subsidiary, the Borrower, Newco 1 and Newco 2) from the Target to Newco 2;

(d)	the accession by each of Newco 1 and Newco 2 as a party hereto as an Additional Guarantor; and

(e)	the granting of Transaction Security over all Equity Interests in Newco 1 by the Borrower, and all Equity Interests in Newco 2 by Newco 1, in each case, in favour of the Security Agent (in form and substance satisfactory to the Agent (acting reasonably)).

“Post-Signing Agreement to be Bound” means a document substantially in the form set out in Schedule 20 (Post-Signing Agreement to be Bound).

“PRC” means the People’s Republic of China (which, for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan).

“PRC Account Control Agreement” mean, in respect of an Onshore Group Member and a PRC Designated Account maintained by such Onshore Group Member, an account control agreement to be entered into between such Onshore Group Member, the bank or financial institution with which such PRC Designated Account is held and the Security Agent, in form and substance reasonably satisfactory to the Security Agent, which shall in any event take effect from (and subject to the occurrence of) the Closing Date and shall terminate upon the repayment in full of all of the Facility B Loans and the payment of all accrued interest thereon and (if any) Break Costs relating to such repayment.

“PRC Designated Account” means an account:

(a)	held by an Onshore Group Member with the Security Agent or the Agent (or an Affiliate thereof) or an Acceptable Bank;

(b)	identified in a letter between the Borrower and the Agent as a “PRC Designated Account”; and

(c)	on and from the Closing Date, subject to the terms of a PRC Account Control Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Pre-existing SBLC Facility Agreements” means the facility agreement dated December 8, 2011 between the Target and the Existing SBLC Bank and the facility letter dated November 22, 2011 between the Target and the Existing SBLC Bank.

“Pre-existing SBLC Loans” means the two loans (each in a principal amount of US$100,000,000) made by the Existing SBLC Bank in favour of the Target pursuant to the Pre-existing SBLC Facility Agreements and supported by the Pre-existing SBLCs.

“Pre-existing SBLCs” means:

(a)	the standby letter of credit (for an amount not exceeding RMB650,000,000) issued by the Existing SBLC Issuing Bank on November 22, 2011 in favour of the Existing SBLC Bank at the request of the Existing SBLC Onshore Group Member 1 and confirmed by the Existing SBLC Confirming Bank; and

(b)	the standby letter of credit (for an amount not exceeding RMB650,000,000) issued by the Existing SBLC Issuing Bank on December 8, 2011 respectively in favour of the Existing SBLC Bank at the request of the Existing SBLC Onshore Group Member 2 and confirmed by the Existing SBLC Confirming Bank.

“Pre-funding Amount” has the meaning given to that term in Clause 31.4 (Clawback and pre-funding).

“Prepayment of Annual Major Instalment from Dividend” has the meaning given to that term in paragraph (b)(ii) of Clause 23.37 (Dividend Account(s)).

“Proposed Additional Guarantor” has the meaning given to that term in Clause 27.2 (Additional Guarantors).

“Proposed Financier” means any person that is or proposed to become a Lender, or any person to whom any Finance Party discloses or proposes to disclose any information pursuant to paragraphs (b)(i) and/or (ii) of Clause 38.2 (Disclosure of Confidential Information).

“Protected Party” has the meaning given to that term in Clause 14.1 (Definitions).

“Qualifying Facility A Refinancing” means Indebtedness for Borrowed Money incurred by the Borrower from persons (that are not members of the Group or Related Persons) to refinance Facility A (or any part thereof), provided that:

(a)	such Indebtedness for Borrowed Money constitutes a “Qualifying Senior Facilities Refinancing” under and as defined in the Intercreditor Agreement;

(b)	no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would arise as a result of the incurrence of such Indebtedness for Borrowed Money;

(c)	such Indebtedness for Borrowed Money is incurred after the Merger Effective Time, and the Facility A Loans are repaid in an amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money immediately upon the incurrence of such Indebtedness for Borrowed Money (and the proceeds of such Indebtedness for Borrowed Money are directly paid or irrevocably directed to be paid to the Agent for application towards prepayment of the Facility A Loans), and the remaining Facility A Repayment Instalments shall be reduced on a pro rata basis pursuant to such prepayment;

(d)	(i) the scheduled final maturity of such Indebtedness for Borrowed Money falls on or after the Termination Date in respect of Facility A, (ii) the weighted average life of such Indebtedness for Borrowed Money (calculated as at the date of incurrence of such Indebtedness for Borrowed Money) is not less than the weighted remaining average life of the Facility A Loans (as at the incurrence of such Indebtedness for Borrowed Money) and (iii) other than scheduled repayments of such Indebtedness for Borrowed Money which comply with the foregoing, the terms of such Indebtedness for Borrowed Money do not provide for any mandatory repayment or prepayment of such Indebtedness for Borrowed Money to fall due prior to the Termination Date in respect of Facility A (other than any mandatory repayment or prepayment that is permitted under paragraph (b) or (c)(v) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing));

(e)	(after giving effect to the incurrence of such Indebtedness for Borrowed Money and any prepayment of Facility A Loan(s) out of the proceeds of such Indebtedness for Borrowed Money, and (if applicable) any amendment, supplement or waiver of the terms of such Indebtedness for Borrowed Money from time to time) such Indebtedness for Borrowed Money shall not (and such amendment, supplement or waiver shall not) result in any increased obligations of any Obligor or member of the Group with respect to repayment of principal on any Facility A Repayment Date (or at any time between the Closing Date and the Termination Date in respect of Facility A), except for deferral of any scheduled principal repayment of such Indebtedness for Borrowed Money (which scheduled principal repayment could have been repayable on a Facility A Repayment Date without violating the foregoing provisions of this paragraph (e) or paragraph (d)) from such Facility A Repayment Date to one or more later Facility A Repayment Date(s);

(f)	the non-financial terms (including representations, undertakings and events of defaults) of or applicable to such Indebtedness for Borrowed Money are not materially more onerous to any Obligor or member of the Group, taken as a whole, than those applicable under the Finance Documents;

(g)	such Indebtedness for Borrowed Money shall not have the benefit of any guarantee, Security or Quasi-Security other than those that are given for the benefit of the Finance Parties (on a pari passu basis between the Finance Parties and the creditors of such Indebtedness for Borrowed Money) under the Finance Documents; and

(h)	all of the creditors in respect of such Indebtedness for Borrowed Money shall have become party to the Intercreditor Agreement as “Refinancing Senior Lenders” (as defined in the Intercreditor Agreement) and their respective agent and/or trustee shall have become party to the Intercreditor Agreement as a “Refinancing Senior Agent” (as defined in the Intercreditor Agreement) (acting for and on behalf of such creditors), in each case in accordance with the Intercreditor Agreement.

“Qualifying Facility A Refinancing Document” means any document or instrument governing or evidencing the terms of any Qualifying Facility A Refinancing.

“Qualifying Flotation” means a Flotation which satisfies all of the following requirements:

(a)	the net cash proceeds of primary issuance of shares by the Borrower or any Holding Company of the Borrower (that is the subject of such Flotation) pursuant to such Flotation are in an aggregate amount of not less than US$300,000,000 (or its equivalent); and

(b)	the shares of the Borrower or any Holding Company of the Borrower (that is the subject of such Flotation) are listed or admitted to trading on a Qualifying Stock Exchange pursuant to such Flotation.

“Qualifying New Shareholder Injections (Borrower)” means any New Shareholder Injections (Borrower) other than Curative Equity.

“Qualifying SBLC Financing” means Indebtedness for Borrowed Money incurred by the Borrower in an aggregate principal amount not exceeding US$200,000,000 pursuant to the Existing SBLC Financing Documents.

“Qualifying SBLC Refinancing” means Indebtedness for Borrowed Money incurred by the Borrower from persons (that are not members of the Group or Related Persons) to refinance Facility A (or any part thereof), which Indebtedness for Borrowed Money is collateralised by a standby letter of credit (a “Refinancing SBLC”) issued by a bank or financial institution in the PRC (a “Refinancing SBLC Bank”) at the request of an Onshore Group Member (a “Refinancing SBLC Onshore Group Member”) which letter of credit is in an aggregate amount not exceeding the amount of the Refinancing SBLC Cash Pledge (as defined below) and which letter of credit is secured by the Refinancing SBLC Cash Pledge (collectively “Refinancing SBLC Arrangements”), provided that:

(a)	such Refinancing SBLC Arrangements are permitted under applicable laws and regulations in the PRC as a result of any change in applicable laws and/or regulations in the PRC or otherwise are expressly consented to by the applicable Governmental Agency;

(b)	the Borrower shall have delivered to the Agent legal opinion(s) in form and substance (and issued by PRC legal counsel to the Agent) satisfactory to all Lenders (acting reasonably) and addressed to and capable of being relied upon by the Finance Parties, confirming, among other things, the legality of such Refinancing SBLC Arrangements including the application of the proceeds thereof towards repayment of Facility A, and no violation of applicable laws and regulations by members of the Group or Obligors in entering into such Refinancing SBLC Arrangements or by the Finance Parties in accepting such repayment;

(c)	all applicable conditions under applicable laws and regulations in the PRC with respect to such Refinancing SBLC Arrangements are satisfied;

(d)	such Refinancing SBLC Onshore Group Member shall have deposited cash with such Refinancing SBLC Bank to secure its counter-indemnity obligations in respect of such Refinancing SBLC, the aggregate amount of which cash deposit does not exceed the aggregate principal amount of such Indebtedness for Borrowed Money incurred by the Borrower plus reasonable costs and interest thereon for the duration of such Refinancing SBLC Arrangements, and is not increased after the first incurrence of such Indebtedness for Borrowed Money (such cash deposit being the “Refinancing SBLC Cash Pledge”);

(e)	such Refinancing SBLC Arrangements are:

(i)	on a non-recourse basis such that (A) none of the creditors of such Indebtedness for Borrowed Money shall have any recourse against any member of the Group or any Obligor with respect to such Indebtedness for Borrowed Money or Refinancing SBLC Arrangements and the sole recourse of such creditors shall be limited to their rights under such Refinancing SBLC and (B) the sole recourse of such Refinancing SBLC Bank (and/or any person that may have confirmed or endorsed such Refinancing SBLC) with respect to such Refinancing SBLC or claims thereunder shall be limited to such Refinancing SBLC Cash Pledge; or

(ii)	such Refinancing SBLC Arrangements are subordinated to the Secured Obligations on terms and subject to documentation satisfactory to all of the Majority Lenders (acting reasonably),

and, in each case, none of the creditors of such Indebtedness for Borrowed Money, such Refinancing SBLC Bank or any person that may have confirmed or endorsed such Refinancing SBLC shall have, or each of the creditors of such Indebtedness for Borrowed Money, such Refinancing SBLC Bank and each person that may have confirmed or endorsed such Refinancing SBLC shall have expressly waived, any right to bring any enforcement action or any insolvency or similar proceedings against any member of the Group or Obligor with respect to or in connection with such Refinancing SBLC Arrangements (except that such Refinancing SBLC Bank may apply such Refinancing SBLC Cash Pledge towards reimbursing such Refinancing SBLC Bank (and/or any person that may have confirmed or endorsed such Refinancing SBLC) for any claim under such Refinancing SBLC);

(f)	such Indebtedness for Borrowed Money shall not have the benefit of any guarantee or Security (other than such Refinancing SBLC) and neither such Refinancing SBLC Bank nor any person that may have endorsed such Refinancing SBLC shall have the benefit of any guarantee or Security other than such Refinancing SBLC Cash Pledge, and for the avoidance of doubt, none of the creditors of such Indebtedness for Borrowed Money, such Refinancing SBLC Bank or any person that may have confirmed or endorsed such Refinancing SBLC shall share the benefit of any Transaction Security;

(g)	each of the creditors of such Indebtedness for Borrowed Money, such Refinancing SBLC Bank and each person that may have endorsed such Refinancing SBLC shall have confirmed in writing with the Security Agent (on terms satisfactory to all Lenders, acting reasonably, and which confirmation shall not require any indemnification or similar express compensation obligation from such Refinancing SBLC Bank to any Finance Party) their agreement to paragraphs (e) and (f) above;

(h)	no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would arise as a result of the incurrence of such Indebtedness for Borrowed Money or such Refinancing SBLC Arrangements;

(i)	(A) the aggregate principal amount of any and all such Indebtedness for Borrowed Money (in respect of any and all Refinancing SBLC Arrangements) does not exceed (or the equivalent thereof in US dollars does not exceed) US$100,000,000 (and such principal amount is not increased after the date of first incurrence of such Indebtedness for Borrowed Money), (B) such Indebtedness for Borrowed Money is incurred after the Merger Effective Time and (C) the Facility A Loans are repaid in an amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money immediately upon the incurrence of such Indebtedness for Borrowed Money (and the proceeds of such Indebtedness for Borrowed Money are directly paid or are irrevocably directed to be paid to the Agent for application towards prepayment of the Facility A Loans), and the remaining Facility A Repayment Instalments shall be reduced on a pro rata basis pursuant to such prepayment;

(j)	(i) the scheduled final maturity of such Indebtedness for Borrowed Money falls on or after the Termination Date in respect of Facility A, (ii) the weighted average life of such Indebtedness for Borrowed Money (calculated as at the date of incurrence of such Indebtedness for Borrowed Money) is not less than the weighted remaining average life of the Facility A Loans (as at the incurrence of such Indebtedness for Borrowed Money) and (iii) other than scheduled repayments of such Indebtedness for Borrowed Money which comply with the foregoing, the terms of such Indebtedness for Borrowed Money do not provide for any mandatory repayment or prepayment of such Indebtedness for Borrowed Money to fall due prior to the Termination Date in respect of Facility A (other than any mandatory repayment or prepayment that is permitted under paragraph (b) or (c)(v) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing), which mandatory repayment or prepayment is (in each case) fully funded from payments by such Refinancing SBLC Bank under such Refinancing SBLC and the Borrower’s liability for which mandatory repayment or prepayment is solely limited to the proceeds of such Refinancing SBLC);

(k)	(after giving effect to the incurrence of such Indebtedness for Borrowed Money and any prepayment of Facility A Loan(s) out of the proceeds of such Indebtedness for Borrowed Money and (if applicable) any amendment, supplement or waiver of the terms of such Indebtedness for Borrowed Money from time to time) such Indebtedness for Borrowed Money shall not (and such amendment, supplement or waiver shall not) result in any increased scheduled repayment of principal on any Facility A Repayment Date (or at any time between the Closing Date and the Termination Date in respect of Facility A), except for any deferral of any scheduled principal repayment of such Indebtedness for Borrowed Money (which scheduled principal repayment could have been repayable on a Facility A Repayment Date without violating the foregoing provisions of this paragraph (k) or paragraph (j)) from such Facility A Repayment Date to one or more later Facility A Repayment Date(s); and

(l)	the non-financial terms (including representations, undertakings and events of defaults) of or applicable to such Indebtedness for Borrowed Money and/or such Refinancing SBLC Arrangements are not materially more onerous to any Obligor or member of the Group, taken as a whole, than those applicable under the Finance Documents.

“Qualifying SBLC Refinancing Document” means any document or instrument governing or evidencing the terms of any Qualifying SBLC Refinancing.

“Qualifying Senior Facilities Refinancing” has the meaning given to that term in the Intercreditor Agreement.

“Qualifying Stock Exchange” means any of the following:

(a)	The Stock Exchange of Hong Kong Limited;

(b)	Singapore Exchange Limited;

(c)	London Stock Exchange;

(d)	NASDAQ;

(e)	New York Stock Exchange;

(f)	Frankfurt Stock Exchange;

(g)	Tokyo Stock Exchange; and

(h)	any other stock exchange approved by the Majority Lenders.

“Quarter Dates” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Quasi-Security” has the meaning given to that term in Clause 23.14 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined for any amount denominated in any currency, two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for such currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Recapitalisation” means any return of capital, repayment of capital contribution or other redemption, repurchase, retirement or reduction of equity interests of Onshore Group Members (the proceeds thereof received by or paid to the order of any Offshore Group Member(s) being “Recapitalisation Proceeds”).

“Recapitalisation Proceeds” has the meaning given to that term in the definition of “Recapitalisation”.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recipient Party(ies)” has the meaning given to that term in Clause 31.5 (Impaired Agent).

“Recovered Amount” has the meaning given to that term in Clause 30.1 (Payments to Finance Parties).

“Recovering Finance Party” has the meaning given to that term in Clause 30.1 (Payments to Finance Parties).

“Redistributed Amount” has the meaning given to that term in Clause 30.4 (Reversal of redistribution).

“Refinancing Hedge Counterparty” has the meaning given to that term in the Intercreditor Agreement.

“Refinancing Hedging Agreement” has the meaning given to that term in the definition of “Hedging Agreement”.

“Refinancing SBLC” has the meaning given to that term in the definition of “Qualifying SBLC Refinancing”.

“Refinancing SBLC Bank” has the meaning given to that term in the definition of “Qualifying SBLC Refinancing”.

“Refinancing SBLC Cash Pledge” has the meaning given to that term in the definition of “Qualifying SBLC Refinancing”.

“Refinancing SBLC Onshore Group Member” has the meaning given to that term in the definition of “Qualifying SBLC Refinancing”.

“Refinancing SBLC Arrangement” has the meaning given to that term in the definition of “Qualifying SBLC Refinancing”.

“Reference Onshore Group Members” means the following members of the Target Group incorporated in the PRC:

(a)	Focus Media Technology (Shanghai) Co., Ltd.;

(b)	Focus Media Digital Information Technology (Shanghai) Co., Ltd.;

(c)	Focus Media (China) Information Technology Co., Ltd.;

(d)	Chizhong Information Technology (Shanghai) Co., Ltd.;

(e)	Shanghai Focus Media Defeng Advertisement Co., Ltd.;

(f)	Focus Media Culture Communication Co., Ltd.;

(g)	Shanghai Focus Media Jingshi Advertisement Co., Ltd.;

(h)	Shanghai On-Target Advertisement Co., Ltd.;

(i)	Shanghai Chizhong Advertisement Co., Ltd.; and

(j)	any other Onshore Group Member designated as a “Reference Onshore Group Member” from time to time by the Agent by written notice to the Borrower.

“Registrar of Companies” means the Registrar of Companies of the Cayman Islands.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Remaining Flotation Proceeds” has the meaning given to that term in Clause 8.1 (Flotation).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Merger Documents” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Related Merger Indemnity” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Related Merger Indemnity Escrow Agreement” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Related Merger Indemnity Transfer” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Related Persons” means:

(a)	any Sponsor Affiliate, any Member of the Consortium, or any Related Fund (in respect of any Member of the Consortium), any Family Member of JJ, or any Affiliate of any of the foregoing;

(b)	any holder or beneficial owner of any Equity Interest of any member of the Group, Holdco or Parentco, or any Affiliate of any such holder or beneficial owner; or

(c)	any Joint Venture in which any person referred to in paragraph (a) or (b) above or any member of the Group is a member or is party,

provided that “Related Persons” shall not include members of the Group.

“Relevant Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong and New York City.

“Relevant Distribution Increase” has the meaning given to that term in paragraph (c) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Relevant Intellectual Property” has the meaning given to that term in Clause 23.27 (Intellectual Property).

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to any Obligor or any member of the Group:

(a)	(in respect of any Obligor) its Original Jurisdiction and (in respect of any member of the Group which is not an Obligor) its jurisdiction of incorporation or organisation;

(b)	any jurisdiction where (i) any bank account subject to or intended to be subject to Transaction Security to be created by it is situated (by reference to the applicable branch or office of the applicable bank with which such bank account is opened) or (ii) any entity (any Equity Interest in which is subject to or intended to be subject to Transaction Security created or to be created by it) is incorporated or established; and

(c)	the jurisdiction whose laws is expressed to govern any of the Transaction Security Documents entered into by it or the perfection thereof.

“Relevant Obligations” has the meaning given to that term in Clause 25.6 (Procedure for assignment).

“Relevant Obligor” has the meaning given to that term in Clause 30.1 (Payments to Finance Parties).

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Relevant Sponsors” means Carlyle and FountainVest (each a “Relevant Sponsor”).

“Reliance Parties” means the Agent, the Arrangers, the Security Agent, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facilities (or any part thereof).

“Repeating Representations” means each of the representations and warranties set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), paragraph (g) of Clause 20.12 (No misleading information) (with respect to any information provided since the time when such representation or warranty was last made), paragraphs (d) and (e) of Clause 20.13 (Original Financial Statements), paragraph (b) of Clause 20.15 (No breach of laws), Clause 20.20 (Ranking) to Clause 20.21 (Good title to assets), paragraphs (a), (c) and (e) of Clause 20.22 (Legal and beneficial ownership), Clause 20.23 (Shares) and Clause 20.32 (Authorised Signatures).

“Replaced Lender” has the meaning given to that term in Clause 37.6 (Replacement of Lender) or Clause 37.8 (Replacement of a Defaulting Lender) (as the case may be).

“Replacement Lender” has the meaning given to that term in Clause 37.6 (Replacement of Lender) or Clause 37.8 (Replacement of a Defaulting Lender) (as the case may be).

“Report Claim” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Report Addressee” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Report Proceeds” has the meaning given to that term in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

“Report Proceeds Letter” means any letter between any Report Addressee, the Borrower and the Agent (in the agreed form) pursuant to which such Report Addressee agrees to inject any Report Proceeds received or recovered by it (or paid to its order) into the Borrower.

“Reports” means:

(a)	the Accountants’ Reports;

(b)	the Background Facts Memorandum;

(c)	the Legal Due Diligence Reports;

(d)	the Market Reports; and

(e)	the Structure Memorandum.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Distribution Amount” has the meaning given to that term in Clause 23.34 (Required Distribution Amount).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form Of Resignation Letter).

“Restricted Holding Companies” means the Borrower, Newco 1 and Newco 2 (each a “Restricted Holding Company”).

“Restricted Payment” means:

(a)	any declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of any Equity Interest (or any class of Equity Interest);

(b)	any repayment, return or distribution of any dividend or share premium or other reserve;

(c)	any payment of any management, advisory or other fee to or to the order of Holdco, any of the shareholders of Holdco or any other Related Person;

(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination of any Equity Interest, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect;

(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any Related Person, any Parentco Liabilities, any Holdco Liabilities or any Subordinated Liabilities.

“Retained Relevant Proceeds” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Retiring Guarantor” has the meaning given to that term in Clause 19.9 (Release of Guarantors’ right of contribution).

“Rollover Agreements” means:

(a)	the Chairman Rollover Agreement;

(b)	the Management Rollover Agreement; and

(c)	the Fosun Rollover Agreement.

“Rollover Equity” means with respect to each of (a) JJ, (b) Fosun International Limited and (c) such other shareholders of Target holding up to 10% of the outstanding shares of the Target (in aggregate for any and all such shareholders), the shares of Target held by such person, which such person has agreed to cancel for nil consideration in the Acquisition pursuant to the terms of the applicable Rollover Agreements.

“Roll-Up Interest” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Royalty Payment” means any payment of any royalty, technical or other fee by an Onshore Group Member to or to the order of (i) any Offshore Group Member or (ii) another Onshore Group Member which is a direct or indirect Holding Company of such first-mentioned Onshore Group Member, whether in connection with the use or licence of any Intellectual Property or otherwise.

“Royalty Payment Terms” has the meaning given to that term in Clause 23.31 (Cash management).

“SAIC” means the State Administration of Industry and Commerce of the PRC (including its successors), or its local counterpart

“SAFE” means the State Administration of Foreign Exchange of the PRC (including its successors), or its local branch.

“SAFE Rules” means the Circular on Related Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Roundtrip Investment via Overseas Special Purpose Companies (Hui Fa [2005] No. 75), issued by SAFE on 21 October 2005, effective from 1 November 2005, and any implementation, successor rule or regulation which is effective from time to time relating thereto under PRC law.

“Sanctioned Jurisdiction” means any country, territory or jurisdiction that is subject of sanctions administered or enforced by any of OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority in any Relevant Jurisdiction of any Obligor or any member of the Group.

“SBLC Intercreditor Agreement” means the intercreditor agreement to be entered into between the Existing SBLC Bank, the Target and the Security Agent in the agreed form.

“Second Carry Forward Year” has the meaning given to that term in Clause22.2 (Financial condition).

“Second Currency” has the meaning given to that term in Clause 16.1 (Currency indemnity).

“Screen Rate” means in relation to LIBOR for any Loan or Unpaid Sum and any period, the London inter-bank offered rate for the currency of such Loan or Unpaid Sum and such period displayed on the appropriate page of the information service (being currently Reuters screen page LIBOR01) or (if such page is replaced or such service ceases to be available) such other page or service displaying such rate as specified by the Agent after consultation with the Borrower and the Lenders.

“SEC” means the Securities Exchange Commission of the United States.

“Secured Obligations” has the meaning given to it in the Intercreditor Agreement.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” has the meaning given to that term in the preamble of this Agreement.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices).

“Senior Management” means the chief executive officer, the chief financial officer, and the chief compliance officer (or any equivalent or co-officer of any of the foregoing) and any other senior management officers of the Group.

“Shareholders Agreement” means the shareholders agreement to be entered into among the shareholders of Holdco in connection with the Acquisition.

“Shareholders Terms” means the document entitled “Project Giovanna - Shareholders Agreement Term Sheet” in the agreed form.

“Shareholder Terms Drop Away Event” has the meaning given to that term in Clause 23.42 (Shareholders Agreement).

“Sharing Finance Parties” has the meaning given to that term in Clause 30.2 (Redistribution of payments).

“Sharing Payment” has the meaning given to that term in Clause 30.1 (Payments to Finance Parties).

“Specified Action Payment” has the meaning given to that term in the definition of “Offshore Permitted Expenditure”.

“Specified Actions” has the meaning given to that term in Schedule 19 (Related Merger Documents).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Sponsor Affiliate” means:

(a)	any Member of the Consortium or any adviser, partner or manager thereof (“Sponsor Party”), or

(b)	any Affiliate of any Sponsor Party, any trust of which any Sponsor Party or any Affiliate thereof is a trustee, any partnership of which any Sponsor Party or any Affiliate thereof is a partner, or any trust, fund or other entity which is managed by, or is under the control of, any Sponsor Party or any Affiliate thereof,

(excluding any trust, fund or other entity (which is not itself any member of the Group, any Obligor or any Sponsor Party) which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities that (i) are managed or controlled by any Sponsor Party or any Affiliate of any Sponsor Party and (ii) have been established for the primary or main purpose of investing in the share capital of and/or equity interests in companies and/or entities).

“Standing Payment Instruction” means, in relation to any Lender, the standing payment instruction for that Lender set out in Schedule 16 (Standing Payment Instructions) or in the Transfer Certificate or the Assignment Agreement relating to any assignment or transfer of rights and/or obligations under this Agreement to that Lender, in each case as amended from time to time by written instruction to the Agent by a duly authorised officer of such Lender provided that such written instruction is made by letter in original.

“Sponsor Party” has the meaning given to that term in the definition of “Sponsor Affiliate”.

“Structure Memorandum” means:

(a)	the paper entitled “Project Giovanna Tax Structure Memorandum” and dated 19 December 2012 describing the Group and the Acquisition and prepared by Ernst & Young in the agreed form, and addressed to, and/or capable of being relied upon, by the Reliance Parties; and

(b)	the paper entitled “Post-Closing Restructuring Paper” and dated 19 December 2012 (the “Post-Closing Restructuring Paper”) in the agreed form.

“Subordinated Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Subsidiary” means, in relation to any company, corporation or entity (subject to paragraph (f) of Clause 1.2 (Construction)), a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body.

“Subsequent Relevant Period” has the meaning given to that term in Clause 22.5 (Equity cure).

“Sum” has the meaning given to that term in Clause 16.1 (Currency indemnity).

“Super Majority Lenders” means a Lender or Lenders whose aggregate Commitments (in respect of any and all of the Facilities) are more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose aggregate Commitments (in respect of any and all of the Facilities) were more than 85 per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

“Syndication Date” means the earlier of:

(a)	the date falling 120 days after the later of:

(i)	the date on which the Information Memorandum and the Information Package are approved by the Borrower for release to actual and potential Syndication Lenders (as defined in the Commitment Letter) (provided that, this paragraph (i) shall not apply if (A) the Arrangers shall have failed to provide an initial draft of the Information Memorandum to the Borrower by the date falling 4 weeks after the date of the Merger Agreement (as promptly notified by the Borrower to the Arrangers upon signing of the Merger Agreement) or (B) thereafter there is any material delay in any revision of the draft Information Memorandum due to the wilful default or gross negligence of the Arrangers (unless, in each case under (A) and (B), such failure or delay (as the case may be) is attributable to the failure by the Borrower to comply with its obligations under paragraph 6.2 (Syndication) of the Commitment Letter); and

(ii)	the Closing Date; and

(b)	the time when the Majority Bookrunners (as defined in the Commitment Letter) announce the close of primary syndication of the Facilities and notify the Syndication Lenders (as defined in the Commitment Letter) of their final allocations in the Facilities.

“Surplus Dividend Amount” has the meaning given to that term in Clause 23.37 (Dividend Account(s)).

“Target” means Focus Media Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, being the surviving entity from the Acquisition.

“Target Closing Cash” means Offshore Cash of the Target Group subsisting as at the Closing Date (prior to any application thereof in accordance with the Funds Flow Statement).

“Target Group” means the Target and its Subsidiaries for the time being.

“Tax” means any tax, levy, impost, duty or other charge or withholding imposed by or paid to a Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to that term in Clause 14.1 (Definitions)

“Tax Deduction” has the meaning given to that term in Clause 14.1 (Definitions)

“Tax Payment” has the meaning given to that term in Clause 14.1 (Definitions)

“Termination Date” means:

(a)	in relation to Facility A, 60 Months after the Utilisation Date; and

(b)	in relation to Facility B, 10 Months after the Utilisation Date.

“Third Parties Act” has the meaning given to that term in Clause 1.4 (Third party rights).

“Third Party Disposal” has the meaning given to that term in Clause 27.3 (Resignation of a Guarantor).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$1,525,000,000 at the date of this Agreement.

“Total Debt” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$1,075,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$450,000,000 at the date of this Agreement.

“Total Purchase Price” has the meaning given to it in the definition of “Permitted Acquisition”.

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group (which do not constitute Financial Indebtedness) arising in the ordinary course of day-to-day business of that member of the Group.

“Transaction Cost” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Transaction Documents” means the Finance Documents, the Merger Documents and the Constitutional Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(h) of Part IA of Schedule 2 (Conditions Precedent) and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the Secured Obligations.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form Of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer by any Lender of any or all of its rights and/or obligations under this Agreement, the later of:

(a)	the proposed “Transfer Date” specified in the applicable Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Agent executes such Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Cash” means the aggregate of (without double-counting):

(a)	any Offshore Cash constituting “Unrestricted Cash” pursuant to Clause 23.34 (Required Distribution Amount);

(b)	any Flotation Proceeds (in respect of any Flotation of the Borrower) received by the Borrower to the extent that such Flotation Proceeds are not required to be applied towards mandatory prepayment under the Finance Documents pursuant to Clause 8.1 (Flotation);

(c)	any Retained Relevant Proceeds received by any Offshore Group Member in respect of any Disposal (as defined in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow)) or insurance claim by any Offshore Group Member; and

(d)	any Available Target Closing Cash,

(in each case) to the extent not applied towards any other purpose.

“Unused Amount” has the meaning given to that term in Clause 22.2 (Financial condition).

“Upstream Amounts” means, in respect of any period, the aggregate amount of all Onshore Distributions and Royalty Payments received in cash by Offshore Group Members from Onshore Group Members during such period (net of all withholding or similar Taxes on such Onshore Distributions and Royalty Payments (if any) payable by any member of the Group).

“Utilisation Date” means the date on which a Facility is utilised, being the date on which the Loan (the subject of such utilisation) is to be made.

“Utilisation Request” means a notice substantially in the applicable form set out in Part I of Schedule 3 (Requests and Notices).

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“VIE Contract” means any arrangement, instrument or agreement that is part of any contractual arrangements enabling a member of the Group or the Target Group to exercise effective Control over a VIE Entity or consolidate the financial condition or results of operation of a VIE Entity for the purposes of the consolidated financial statements of the Group or the Target Group.

“VIE Entity” any entity that is the subject of a VIE Structure, or any Subsidiary of any such entity.

“VIE Structure” means any arrangement where an entity (that is established in the PRC and in respect of which the Borrower or the Target does not, directly or indirectly, hold or own a majority of its equity interests) and/or any or all of its shareholder(s) enter into contractual arrangements with any member of the Group or the Target Group which enable such member of the Group or the Target Group to exercise effective Control over such first-mentioned entity or consolidate the financial condition or results of operation of such first-mentioned entity for the purposes of the consolidated financial statements of the Group or the Target Group.

“Voluntary Prepayment from Available Target Closing Cash” has the meaning given to that term in the definition of “Offshore Debt Service” in Clause 22.1 (Financial definitions)

“Voluntary Prepayment from Same Period Upstream Amount” has the meaning given to that term in the definition of “Offshore Debt Service” in Clause 22.1 (Financial definitions).

“Voting Agreement” means the voting agreement dated 19 December 2012 between [the Parent, JJ, JJ Media Investment Holding Limited, Target Sales International Limited, Top Notch Investments Holdings Ltd, Target Management Group Limited, Fosun International Limited, Kit Leong Low , Tu Yafang , Tao Chenjun , Du Xiaomin , Long Jun , Qian Qian , Ni Wei / Wu Xinghui , Deng Gancong , Luo Lan , Chen Yan and Wang Yuchun .

“Website Lenders” has the meaning given to that term in Clause 33.7 (Use of websites).

“White List” means the list set out in Appendix C of the Commitment Letter.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, any Arranger, any Finance Party, any Hedge Counterparty, any Lender, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	persons “acting in concert” means any group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly by them of any interest in any Equity Interests of any person, either directly or indirectly, to obtain or consolidate Control of such person or any Subsidiary of such person;

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent (acting reasonably);

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a “group of Lenders” includes all of the Lenders (and/or any group of less than all of the Lenders);

(vii)	“guarantee” means (other than in Clause 19 (Guarantee And Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against financial loss, or any legally binding obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“including” (or similar expressions) means including without limitation;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“management control” in relation to a company, corporation or entity means the ability to direct the affairs of, and to control the composition of the board of directors or equivalent body of, such company, corporation or entity;

(xi)	the “original form” of any document, agreement or instrument is a reference to that document, agreement or instrument as originally entered into (or, in the case of any document that is entered into by any person, in the form as first delivered to the Agent);

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted;

(xv)	a time of day is a reference to Hong Kong time; and

(xvi)	the Borrower shall mean, on and from the Merger Effective Time, the Target as the surviving entity of the Acquisition.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	The making available of any Indebtedness for Borrowed Money by a person to another person includes the making available of any Entrustment Loan to such other person (where the Entrustment Creditor in respect of such Entrustment Loan is such first-mentioned person and the Entrustment Debtor in respect of such Entrustment Loan is such other person).

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied.

(f)	A VIE Entity (to which any VIE Contract relates) shall be considered to be:

(i)	a Subsidiary of the Target and accordingly a member of the Target Group; and

(ii)	(with effect from the Merger Effective Time) a Subsidiary of the Borrower and accordingly a member of the Group,

except that for the purposes of paragraphs (a) to (c) of Clause 22.2 (Financial condition), Clause 22.4 (Pro forma adjustment) and Clause 22.5 (Equity cure) and any determination relating thereto (and any related financial definitions for the purposes of such determination), any determination of the Guarantor Threshold Requirement and the consolidated financial statements of the Group, whether any VIE Entity constitutes a Subsidiary of the Borrower, a member of the Group or a Subsidiary of a member of the Group shall be determined in accordance with the Accounting Principles (as applied in the preparation of the Base Reference Financial Statements).

1.3	Currency symbols and definitions

“$”, “US$”, “USD”, “dollars” and “US dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Personal liability

No personal liability shall attach to any director, officer or employee of any member of the Group for any representation, certification or statement made by any such person or by any member of the Group in any certificate or other document signed by any such person (excluding, for the avoidance of doubt, any liability which any such person may have under any Transaction Document to which such person is a party and any document signed by any such person in its capacity as a party to any Transaction Document) save in the case of fraud in which case liability will be established in accordance with applicable law.

1.6	Lenders

If and to the extent that the Majority Lenders or Super Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

1.7	Currency fluctuations

When applying baskets, thresholds and other exceptions to the representations and warranties in Clause 20 (Representations), undertakings in Clause 23 (General Undertakings) and Events of Default hereunder that are determined by reference to amounts in US dollars, the equivalent amount in US dollars shall be calculated as at the date on which the applicable Obligor or member of the Group incurs, commits to or makes the applicable Financial Indebtedness, acquisition, disposal, investment or other action. No Event of Default or Default or breach or misrepresentation hereunder shall arise merely as a result of any subsequent change in exchange rates, provided that for the avoidance of doubt this Clause 1.7 shall not apply to Clause 23.35 (Debt Service Reserve Account) or Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)).

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	a US dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a US dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of:

(i)	the Available Commitment of a Defaulting Lender in respect of any Facility in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitment of a Lender in respect of any Facility in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.4 (Right of cancellation and repayment in relation to a single Lender),

(such Available Commitment or Commitment so cancelled being the “Cancelled Commitment” in respect of such Facility) request that the Commitments in respect of such Facility be increased (and the Commitments in respect of that Facility shall be so increased) in an aggregate amount in US dollars of up to the amount of such Cancelled Commitment as follows:

(iii)	such increased Commitments under such Facility will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (each of which shall not be a Sponsor Affiliate, Holdco or a member of the Group and satisfies the criteria applicable to a New Lender under Clause 25.1 (Assignments and transfers by the Lenders)) and each of which confirms in writing (whether in the applicable Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments which it is to assume (the “Assumed Commitment” of such Increase Lender in respect of such Facility), as if it had been an Original Lender (for the avoidance of doubt, the aggregate Assumed Commitments of all of the Increase Lenders shall not exceed such Cancelled Commitment in respect of such Facility);

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with the Assumed Commitment in respect of such Facility so assumed by it, in addition to any other Commitment in respect of any Facility which that Increase Lender may otherwise have in accordance with this Agreement);

(v)	each Increase Lender shall become a Party as a “Lender” (with the Assumed Commitment in respect of such Facility so assumed by it, in addition to any other Commitment in respect of any Facility which that Increase Lender may otherwise have in accordance with this Agreement), and any Increase Lender and each of the other Finance Parties and the Hedge Counterparties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties and Hedge Counterparties would have assumed and/or acquired had that Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders in respect of any and all of the Facilities shall continue in full force and effect; and

(vii)	any such increase in the Commitments under such Facility shall take effect on the later of (A) the date specified by the Borrower in the notice referred to above or (B) the date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

In the case of cancellation of the Available Commitment of a Defaulting Lender in respect of any Facility referred to in paragraph (i), the Commitment of such Defaulting Lender in respect of such Facility shall be permanently cancelled and reduced by the aggregate Assumed Commitment of each such Increase Lender in respect of such Facility upon the effectiveness of such increase in the aggregate Commitments under such Facility.

(b)	An increase in the Commitments under any Facility pursuant to paragraph (a) will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from each Increase Lender in respect of such increase (setting out the Assumed Commitment under such Facility which such Increase Lender is assuming in accordance with paragraph (a));

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to such increase in Commitments under such Facility:

(A)	that Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement); and

(B)	the Agent being satisfied that it has completed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitment in respect of such Facility by that Increase Lender. The Agent shall promptly notify to the Borrower, that Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the increase in Commitments (to which such Increase Confirmation relates) becomes effective.

(d)	The Borrower shall promptly on demand pay each of the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with such increase in Commitments under this Clause 2.2.

(e)	An Increase Lender shall, on the date upon which its assumption of any Assumed Commitment in respect of any Facility takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.3 (Assignment or transfer fee) if such assumption were a transfer of such Assumed Commitment to such Increase Lender pursuant to Clause 25.5 (Procedure for transfer) and if such Increase Lender were the New Lender in respect of such transfer.

(f)	The Borrower may pay to an Increase Lender a fee in the amount and at the times agreed between the Borrower and that Increase Lender in a Fee Letter, provided that such fee shall not exceed a percentage of the Assumed Commitment of such Increase Lender in respect of any applicable Facility, which percentage is equal to the percentage that the aggregate fee payable under Clause 13.2 (Arrangement fee) in respect of such Facility bears to the aggregate Commitments (as at the date of this Agreement) of the Lenders in respect of such Facility.

(g)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to each of the Lenders immediately prior to the applicable increase in Commitments or the assumption of any Assumed Commitment by such Increase Lender in respect of any Facility;

(ii)	the “New Lender” were references to that Increase Lender; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents (excluding the Initial Hedging Agreements), separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and the Hedge Counterparties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may increase that Obligor’s obligations or otherwise affect that Obligor, and to give confirmations as to the continuation of guarantee obligations, in each case without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case that Obligor shall be bound as though that Obligor itself had supplied such information, given such notices and instructions, executed such Accession Deeds, made such agreements, effected such amendments, supplements and variations, given such confirmations and received such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under a Facility towards:

(a)	payment of the Merger Consideration under the Merger Agreement;

(b)	refinancing the Existing Financial Indebtedness of the Target and its Subsidiaries (owing to persons that are not members of the Group or the Target Group) which is not Permitted Financial Indebtedness, if any;

(c)	funding the Debt Service Reserve Account; and

(d)	payment of the Acquisition Costs,

as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the date on which the first Utilisation Request is delivered, the Agent has received all of the documents and other evidence listed in Part IA of Schedule 2 (Conditions Precedent) (in form and substance satisfactory to the Agent (acting reasonably), except as otherwise expressly specified in Part IA of Schedule 2 (Conditions Precedent)). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders (or, to the extent contemplated by Part IA of Schedule 2 (Conditions Precedent), the Arrangers) notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders and the Arrangers authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification (where such notification is given prior to notification by the Majority Lenders (or, as the case may be, the Arrangers) to the Agent to the contrary).

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Loan other than one to which Clause 4.4 (Utilisations during the Certain Funds Period) applies, if:

(a)	on the date of the Utilisation Request (in respect of such Loan) and on the proposed Utilisation Date (in respect of such Loan):

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	all the representations and warranties in Clause 20 (Representations) are true in all material respects; and

(b)	each of the conditions and requirements set out in Part IB of Schedule 2 (Conditions Precedent) is satisfied.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan (the subject of such Utilisation Request):

(i)	more than one Facility A Loan would be outstanding; or

(ii)	more than two Facility B Loans would be outstanding.

(b)	The Borrower may not request that a Facility A Loan be divided if, as a result of such division, 5 or more Facility A Loans would be outstanding.

4.4	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if:

(i)	on the date of the Utilisation Request (in respect of such Certain Funds Utilisation) and on the proposed Utilisation Date (in respect of such Certain Funds Utilisation):

(A)	no Major Default is continuing or would result from such proposed Certain Funds Utilisation; and

(B)	all the Major Representations are true in all material respects; and

(ii)	each of the conditions and requirements set out in Part IB of Schedule 2 (Conditions Precedent) is satisfied.

(b)	During the Certain Funds Period, save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality), Clause 8.2 (Change of Control) and Clause 8.10 (Cancellation for reduction in Acquisition consideration), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments in respect of any Facility to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation requested by the Borrower in accordance with the provisions of this Agreement;

(iv)	exercise any right of set-off or counterclaim in respect of any Certain Funds Utilisation or exercise any rights under any of the Transaction Security Documents (in each case) to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties (whether arising prior to, during or after the Certain Funds Period) notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan under a Facility is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility under which such Loan is to be made;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of that Loan comply with Clause 5.3 (Currency and amount) and the requirements under Clause 5.5 (Limitations on Loans) are complied with;

(iv)	(in the case of Facility B) such Utilisation Request specifies the aggregate amount (expressed in US$) standing to the credit of the Offshore Designated Facility B Accounts (the “Notified Offshore Cash Amount”); and

(v)	the proposed Interest Period for that Loan complies with Clause 11 (Interest Periods).

(b)	Subject to Clause 4.3 (Maximum number of Loans), multiple Loans may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency for a Loan specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Loan under any Facility (the subject of a Utilisation Request) must be an amount which does not exceed the Available Facility for such Facility and must be:

(i)	for Facility A, at least an amount equal to US$100,000,000 or, if less, the Available Facility for Facility A; or

(ii)	for Facility B, an amount such that the aggregate amount of the Facility B Loans to be made on the same Utilisation Date must be at least an amount equal to US$100,000,000 or, if less, equal to the Available Facility for Facility B.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date (for such Loan) through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan under any Facility will be equal to a proportion of such Loan, such proportion is equal to the proportion borne by such Lender’s Available Commitment to the Available Facility (in each case in respect of such Facility) immediately prior to making such Loan.

5.5	Limitations on Loans

(a)	Loans may only be made on the Closing Date.

(b)	No Loan may be made or requested under Facility A unless Facility B Loans in an aggregate amount equal to the Available Facility for Facility B are to be made on the same Utilisation Date as Facility A.

(c)	No Loan may be made under Facility B unless at least two Facility B Loans are made on the same Utilisation Date, one of which is in an amount equal to the Bridge to Offshore Cash Portion (the “Bridge to Offshore Cash Loan”) except where the Bridge to Offshore Cash Portion is equal to zero, in which case only one Facility B Loan shall be made and no Bridge to Offshore Cash Loan will be made.

5.6	Cancellation of Commitment

(a)	Upon the earlier of (i) the expiry of the Availability Period and (ii) the Utilisation Date in respect of any Facility A Loan, the Facility A Commitment of each Lender shall be reduced by the amount of its Available Commitment in respect of Facility A, and then such Available Commitment shall be immediately reduced to zero.

(b)	Upon the earlier of (i) the expiry of the Availability Period and (ii) the Utilisation Date in respect of any Facility B Loan, the Facility B Commitment of each Lender shall be reduced by the amount of its Available Commitment in respect of Facility B, and then such Available Commitment shall be immediately reduced to zero.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the outstanding aggregate Facility A Loan(s) by an amount equal to the applicable percentage of the aggregate outstanding principal amount of the Facility A Loan(s) borrowed as at the close of business in New York on the Utilisation Date for any Facility A Loan, which percentage is set out in the table below beside such Facility A Repayment Date:

Facility A Repayment Date (subject to paragraph (b) below)	Applicable Percentage

31 December 2013	7.50%

30 June 2014	1.00%

15 November 2014	10.00%

31 May 2015	2.00%

15 November 2015	14.00%

31 May 2016	3.00%

15 November 2016	15.00%

31 May 2017	7.00%

15 November 2017	35.50%

The date falling 60 Months after the Utilisation Date	5.00%

(b)	In the event that any Facility A Repayment Date set out in the table in paragraph (a) is a day that is not a Business Day, such Facility A Repayment Date shall instead be (if the immediately following Business Day falls within the same calendar month as such first-mentioned day) such immediately following Business Day or (otherwise) the immediately prior Business Day.

(c)	If, in relation to a Facility A Repayment Date, the aggregate outstanding amount of the Facility A Loans exceeds the Facility A Repayment Instalment to be repaid by the Borrower on such Facility A Repayment Date, the Borrower may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid on such Facility A Repayment Date so that such Facility A Repayment Instalment is repaid on such Facility A Repayment Date in full. The Borrower may not make a selection if as a result more than one Facility A Loan will be partially repaid on such Facility A Repayment Date.

(d)	If the Borrower fails to deliver a notice to the Agent in accordance with paragraph (c) above, the Agent shall select the Facility A Loans to be wholly or partially repaid on the applicable Facility A Repayment Date.

(e)	The Borrower shall repay the Bridge to Offshore Cash Loan in full on the Bridge to Offshore Cash Portion Repayment Date, and shall repay each other Facility B Loan in full on the Termination Date in respect of Facility B.

(f)	All of the Loans under a Facility must be repaid in full on the Termination Date applicable to such Facility.

(g)	The Borrower may not re-borrow any part of any Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If any Facility A Loan is repaid or prepaid in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality), then (other than to the extent that the Commitments under Facility A are subsequently increased pursuant to Clause 2.2 (Increase) and thereafter additional Facility A Loans are made in amounts corresponding to such increase in Commitments under Facility A), the amount of such repayment or prepayment shall be applied towards the reduction of the Facility A Repayment Instalments for the Facility A Repayment Dates falling after that repayment or prepayment on a pro rata basis.

(b)	If any Facility A Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment of Loans), the amount of such prepayment shall be applied towards the reduction of the Facility A Repayment Instalments for Facility A Repayment Dates falling after that prepayment in such order as may be specified by the Borrower to the Agent (in the notice of such prepayment given pursuant to Clause 7.3 (Voluntary prepayment of Loans)) or, in the absence of such specification by the Borrower, in forward order of maturity.

(c)	If any Facility A Loan is prepaid in accordance with Clause 8.1 (Flotation), Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow), Clause 8.5 (Equity Cure) or Clause 8.6 (Qualifying Facility A Refinancing and Qualifying SBLC Refinancing), then the amount of such prepayment shall be applied towards the reduction of the Facility A Repayment Instalments for the Facility A Repayment Dates falling after that prepayment on a pro rata basis.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan (or it becomes unlawful in any applicable jurisdiction for any Holding Company of a Lender for that Lender to do so):

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender in respect of each Facility will be immediately cancelled; and

(c)	the Borrower shall repay in full that Lender’s participation in each Loan made to the Borrower under any Facility (to the extent that such Lender’s participation in such Loan has not been transferred pursuant to Clause 37.6 (Replacement of Lender)) on the last day of the Interest Period for such Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by that Lender in such notice delivered by that Lender to the Agent (being no earlier than the last day of any applicable grace period permitted by law), and that Lender’s Commitment in respect of such Facility shall be cancelled in the amount of such participation in such Loan so repaid.

7.2	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000) of the Available Facility in respect of any Facility. Any cancellation of the Available Facility in respect of any Facility under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Borrower may not cancel all or any part of the Available Facility with respect to Facility B unless there is no Available Facility with respect to Facility A.

(c)	Any notice of cancellation of the Available Facility with respect to a Facility delivered at any time while any Commitment in respect of the other Facility remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Agent (acting reasonably), that the Borrower will have sufficient cash (after such cancellation) available to it following such cancellation to consummate the Acquisition (including the payment of the consideration for the Acquisition, funding of the Debt Service Reserve Account, refinancing of the Existing Financial Indebtedness (which is not Permitted Financial Indebtedness) (if any) of the Target and its Subsidiaries and payment of Acquisition Costs).

7.3	Voluntary prepayment of Loans

(a)	Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of US$5,000,000).

(b)	No Facility B Loan shall be prepaid unless all of the Facility A Loans have been prepaid or will be prepaid in full at the same time or such prepayment of Facility B Loan is fully funded from amounts held in the Offshore Designated Facility B Account(s).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender in respect of each Facility and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender in respect of each Facility shall immediately be reduced to zero.

(c)	On the last day of each Interest Period relating to a Loan which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan in full together with all interest and other amounts accrued under the Finance Documents.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of the Available Commitment of that Lender in respect of each Facility.

(b)	Upon the notice referred to in paragraph (a) above becoming effective in respect of any Defaulting Lender, the Available Commitment of that Defaulting Lender in respect of each Facility shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Flotation

(a)	For the purpose of this Clause 8:

“Flotation Proceeds” means, in respect of a Flotation and a Listed Entity to which such Flotation relates, the proceeds of the issuance of any Equity Interests in such Listed Entity on or in connection with such Flotation or any further issuance of Equity Interests of such Listed Entity after such Flotation, (in each case) which proceeds are received by (or paid to the order of) such Listed Entity and after deducting:

(i)	any reasonable expenses, commissions and underwriting discounts which are incurred by such Listed Entity or any member of the Group on arm’s length terms; and

(ii)	any Tax incurred and required to be paid by such Listed Entity or any member of the Group (as reasonably determined by such Listed Entity or such member of the Group),

in each case in relation to such Flotation or such issuance.

(b)	In the event of any Flotation in respect of a Listed Entity, subject to clause [17.4] (Adjustment of Senior Mandatory Prepayments) of the Intercreditor Agreement, each of Holdco, Parentco and the Borrower shall ensure that an amount of the Flotation Proceeds in respect of such Flotation equal to a percentage of such Flotation Proceeds, which percentage is specified in the table below opposite the range of Leverage in which the Leverage (for the Most Recently Elapsed Relevant Period as at the time of such receipt of such Flotation Proceeds) falls, is promptly applied in prepayment of the Facilities in accordance with Clause 8.7 (Application of mandatory prepayments and cancellations) until the Leverage for such Most Recently Elapsed Relevant Period (re-calculated on a pro forma basis after giving effect to such prepayment as if such prepayment was made as at the end of such Most Recently Elapsed Relevant Period) falls within the next range of Leverage specified in the table below, whereupon each of Holdco, Parentco and the Borrower shall procure that an amount of the Flotation Proceeds in respect of such Flotation (after deducting the amount so applied towards prepayment in accordance with the foregoing) (“Remaining Flotation Proceeds”), equal to a percentage of such Remaining Flotation Proceeds, which percentage is specified in the table opposite such next range, is immediately so applied towards prepayment of the Facilities in accordance with Clause 8.7 (Application of mandatory prepayments and cancellations), provided that:

(i)	if such Flotation Proceeds are so received at a time when no financial statements of the Group or Compliance Certificate have been delivered under Clauses 21.1 (Financial statements) and 21.2 (Provision and contents of Compliance Certificate) or if the Borrower is in default of its obligations to deliver or procure the delivery of such financial statements or Compliance Certificate under such Clauses, then each such percentage shall be deemed to be 75%; and

(ii)	in any calculation (or pro forma calculation) of the Leverage for the purposes of this Clause 8.1, Flotation Proceeds shall not be taken into account in the calculation of Cash and Cash Equivalent Investments held by any member of the Group for the purposes of paragraph (b) of the definition of “Net Debt” in Clause 22.1 (Financial definitions).

Leverage	Applicable Percentage

≥2.00x	75%

<2.00x but ≥ 1.00x	50%

<1.00x	0%

8.2	Change of Control

Upon the occurrence of a Change of Control, each of the Facilities will be cancelled (and the Commitment of each Lender in respect of each Facility shall immediately be reduced to zero) and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable, and the Borrower shall immediately repay each Loan together with accrued interest, and all other amounts accrued under the Finance Documents.

8.3	Disposal, Insurance and Report Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 8.3, Clause 8.7 (Application of mandatory prepayments and cancellations) and Clause 8.8 (Mandatory Prepayment Accounts and Holding Accounts):

“Disposal” means any sale, lease, licence, transfer, loan or other disposal of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) of any Obligor or any member of the Group, or any condemnation, expropriation, confiscation or similar event or circumstance relating to any asset, undertaking or business of any Obligor or any member of the Group.

“Disposal Proceeds” means the Net Proceeds in respect of any Disposal except for Excluded Disposal Proceeds.

“Excluded Disposal Proceeds” means (without double counting):

(i)	the Disposal Proceeds of any Permitted Disposal (other than (A) any Permitted Disposal falling within paragraphs (d), (i), (l), (m) and (o) of the definition of Permitted Disposal in Clause 1.1 (Definitions) or (B) any Permitted Transaction (including any Post-Closing Restructuring));

(ii)	the Disposal Proceeds of any Disposal made by a member of the Group which Disposal Proceeds will be applied by such member of the Group towards replacement or reinstatement of the assets being so disposed of to be used in the business of the Group within 12 months of the earlier of (A) receipt of such Disposal Proceeds by (or payment of such Disposal Proceeds to the order of) any member of the Group or (B) the date of such Disposal; and/or

(iii)	the Disposal Proceeds of any Disposal made in any Financial Year to the extent that such Disposal Proceeds, when aggregated with the aggregate Disposal Proceeds of any and all other Disposals (other than any falling within paragraphs (i) and/or (ii) above) made in such Financial Year as such first-mentioned Disposal, do not exceed US$2,500,000 (or its equivalent).

“Excluded Insurance Proceeds” means (without double counting):

(i)	any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:

(A)	to meet a third party claim in respect of which such insurance claim was made, including any third party claim from any Specified Action (and any actual out-of-pocket costs and expenses which are reasonably incurred by any Obligor or member of the Group to persons who are not Obligors, members of the Group or Related Persons in respect of such third party claim);

(B)	to cover operating losses of members of the Group in respect of which such insurance claim was made; or

(C)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which such insurance claim was made,

in each case as soon as reasonably practicable (but in any event within 12 months) after receipt or recovery of such proceeds by (or to the order of) any member of the Group; and/or

(ii)	the proceeds of any insurance claim received by any member of the Group during any Financial Year which, when aggregated with the proceeds of any and all insurance claims that are received by and/or paid to the order of any or all members of the Group during such Financial Year (excluding any proceeds falling within paragraph (i) above), do not exceed US$2,500,000 (or its equivalent).

“Excluded Report Proceeds” means any proceeds of a Report Claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not an Obligor, a member of the Group or a Related Person; or

(ii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged (which loss, destruction or damage is the subject of such Report Claim), in each case as a result of the events or circumstances giving rise to that Report Claim, if those proceeds are so applied as soon as reasonably practicable (but in any event within 12 months, or such longer period as the Majority Lenders may agree) after receipt or recovery of such proceeds by (or to the order of) any Offshore Group Member or any Report Addressee.

“Insurance Proceeds” means the Net Proceeds of any insurance claim under any insurance maintained by or for the benefit of any Obligor or any member of the Group except for Excluded Insurance Proceeds.

“Net Proceeds” means, in respect of any Disposal, insurance claim or Report Claim, the aggregate cash proceeds received by or paid to the order of any Obligor or any member of the Group or (in the case of any Report Claim) any Report Addressee, as the case may be, in respect of such Disposal, insurance claim or Report Claim, after deducting:

(i)	any actual fees, costs, expenses, commissions and underwriting discounts which are reasonably incurred by any Obligor or member of the Group or (in the case of any Report Claim made by any Report Addressee) such Report Addressee to persons who are not Obligors, members of the Group or Related Persons in respect of that Disposal, insurance claim or Report Claim;

(ii)	any Tax incurred and required to be paid by the seller or claimant in respect of or as a result of such Disposal, insurance or Report Claim (as reasonably determined by such seller or claimant on the basis of existing rates and taking into account any available credit, deduction or allowance) or by any member of the Group (directly or indirectly) in respect of the repatriation of such proceeds to an Obligor for the purposes of applying such proceeds towards prepayment of the Facilities;

(iii)	(in the case of a Disposal in respect of any asset that is subject to any Permitted Security (other than Transaction Security) in favour of any third party creditor (that is not an Obligor, a member of the Group or a Sponsor Affiliate) for the payment of Permitted Financial Indebtedness owing to such third party creditor) the amount of any such proceeds that are mandatory required to be applied towards repayment of such Financial Indebtedness in favour of such third party creditor pursuant to the terms of such Financial Indebtedness; and

(iv)	(in the case of a Disposal of any asset) actual costs of closure, relocation, reorganisation and restructuring in connection with such Disposal, and actual costs incurred preparing such asset for such Disposal, (in each case) reasonably incurred by the Obligor or member of the Group making such Disposal in favour of persons that are not Obligors, members of the Group or Related Persons, provided that the aggregate amount of any and all such costs so deducted and/or to be deducted pursuant to this paragraph (iv) in the calculation of Net Proceeds in respect of any and all Disposals (during the life of the Facilities) shall not exceed US$5,000,000 (or its equivalent).

“Report Addressee” means any addressee of a Report (other than any Secured Parties).

“Report Proceeds” means the Net Proceeds of any claim, or exercise of any right of remedy, or the receipt or recovery of any compensation, indemnification, reimbursement or other payment, under or in respect of any claim against the provider of any Report (in its capacity as provider of such Report) or any settlement, award or order in respect of any of the foregoing (collectively a “Report Claim”) received by or paid to the order of any Offshore Group Member or any Report Addressee, in each case except for Excluded Report Proceeds.

(b)	Subject to clause [17.4] (Adjustment of Senior Mandatory Prepayments) of the Intercreditor Agreement and subject to paragraph (c) below, the Borrower shall prepay Loans in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.7 (Application of mandatory prepayments and cancellations):

(i)	the amount of any Disposal Proceeds;

(ii)	the amount of any Insurance Proceeds;

(iii)	the amount of any Report Proceeds; and

(iv)	the amount of Excess Cashflow for any Calculation Period.

(c)	In the case of any Disposal Proceeds received by or paid to the order of any Onshore Group Member in respect of any Disposal made by it or any Insurance Proceeds received by or paid to the order of any Onshore Group Member in respect of any insurance claim by it:

(i)	paragraph (b) above shall not apply to such Disposal Proceeds or (as the case may be) such Insurance Proceeds;

(ii)	to the extent that such Disposal Proceeds or (as the case may be) Insurance Proceeds (or any amount representing any of such Disposal Proceeds or (as the case may be) Insurance Proceeds) give rise to any increase in the aggregate amount of Onshore Distributions permitted to be made during any Calculation Period, the extent of such increase shall constitute a “Relevant Distribution Increase”; and

(iii)	the Borrower shall promptly inform the Agent in writing whether such Disposal Proceeds or such Insurance Proceeds result in any Relevant Distribution Increase and if so the extent of such Relevant Distribution Increase (including reasonable particulars of calculations demonstrating the same).

(d)	The Borrower shall, on or prior to the date falling thirty (30) days after the last day of each Calculation Period, deliver to the Agent a certificate (signed by the chief financial officer and one director (who is not the chief financial officer) of the Borrower) (the “ECF Certificate” in respect of such Calculation Period) setting out (A) its calculation (with reasonable particulars) of the Excess Cashflow for such Calculation Period and (B) the good-faith determination of the chief financial officer of the Borrower of the Deferred Uses Amount for such Calculation Period.

8.4	Offshore Designated Facility B Account(s)

Upon the receipt of any payment into any Offshore Designated Facility B Account, the Borrower shall apply the amount of such payment towards prepayment of the Facility B Loan(s) as contemplated by Clause 8.7 (Application of mandatory prepayments and cancellations).

8.5	Equity Cure

The Borrower shall prepay Loans in amounts equal to any Curative Equity at the times and in the order of application contemplated by Clause 8.7 (Application of mandatory prepayments and cancellations).

8.6	Qualifying Facility A Refinancing and Qualifying SBLC Refinancing

(a)	Upon the incurrence of any Qualifying Facility A Refinancing, the Borrower shall immediately prepay the Facility A Loans in amounts equal to the principal amount of such Qualifying Facility A Refinancing so incurred in accordance with Clause 8.7 (Application of mandatory prepayments and cancellations).

(b)	Upon the incurrence of any Qualifying SBLC Refinancing, the Borrower shall immediately prepay the Facility A Loans in amounts equal to the principal amount of such Qualifying SBLC Refinancing so incurred in accordance with Clause 8.7 (Application of mandatory prepayments and cancellations).

8.7	Application of mandatory prepayments and cancellations

(a)	Any prepayment of any of the Loans made under Clause 8.1 (Flotation), Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) and/or Clause 8.5 (Equity Cure) shall be applied in the following order:

(i)	first, in prepayment of Facility A Loans as contemplated in paragraphs (d) to (f) inclusive below (provided that, as between the Facility A Loans, such prepayment shall be applied towards the Facility A Loans pro rata); and

(ii)	secondly, in prepayment of Facility B Loans as contemplated in paragraphs (d) to (f) inclusive below (provided that, as between the Facility B Loans, such prepayment shall first be applied towards the Facility B Loan other than the Bridge to Offshore Cash Loan prior to the Bridge to Offshore Cash Portion Repayment Date).

(b)	Any prepayment of any of the Facility B Loans made under Clause 8.4 (Offshore Designated Facility B Account(s)) shall be applied in the following order:

(i)	first, in prepayment of the Bridge to Offshore Cash Loan; and

(ii)	secondly, in prepayment of the Facility B Loan (other than the Bridge to Offshore Cash Loan).

(c)	Any prepayment made under Clause 8.6 (Qualifying Facility A Refinancing and Qualifying SBLC Refinancing) in respect of or on account of any incurrence of any Qualifying Facility A Refinancing or, as the case be, any Qualifying SBLC Refinancing, shall be applied in prepayment of Facility A Loans on a pro rata basis, and such prepayment must be made on the date of incurrence of such Qualifying Facility A Refinancing or, as the case be, such Qualifying SBLC Refinancing.

(d)	Unless the Borrower makes an election under paragraph (e) below, the Borrower shall prepay Loans pursuant to paragraph (b) of Clause 8.1 (Flotation), paragraph (b) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow), Clause 8.4 (Offshore Designated Facility B Account(s)) or Clause 8.5 (Equity Cure) at the following times:

(i)	in the case of any prepayment under paragraph (b) of Clause 8.1 (Flotation) relating to or on account of any Flotation Proceeds, promptly upon receipt or recovery of such Flotation Proceeds by (or payment of the same to the order of) the Borrower, any (direct or indirect) Holding Company of the Borrower or any member of the Group;

(ii)	in the case of any prepayment under paragraph (b) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) relating to or on account of any amount of Disposal Proceeds, Insurance Proceeds or Report Proceeds, promptly upon receipt or recovery of such Report Proceeds, Disposal Proceeds or Insurance Proceeds by (or payment of the same to the order of) any member of the Group or (in the case of Report Proceeds) any Report Addressee (or, in the case of any Excluded Report Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds which cease to constitute Excluded Report Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds, promptly upon such cessation);

(iii)	in the case of any prepayment under paragraph (b) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) relating to or on account of an amount of Excess Cashflow in respect of any Calculation Period, on or before the date falling five (5) Business Days after the earlier of (A) the date on which the ECF Certificate in respect of such Calculation Period is delivered to the Agent and (B) the last date by which the ECF Certificate in respect of such Calculation Period is required to be delivered to the Agent) pursuant to paragraph (d) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow);

(iv)	in the case of any prepayment under Clause 8.4 (Offshore Designated Facility B Account(s)) relating to or on account of any payment into any Offshore Designated Facility B Account, promptly upon such payment into such Offshore Designated Facility B Account; and

(v)	in the case of any prepayment under Clause 8.5 (Equity Cure) relating to or on account of any Curative Equity, promptly upon (and within three (3) Business Days of) the receipt by the Borrower of such Curative Equity.

(e)	Subject to paragraph (f) below, the Borrower may elect that any amount to be applied towards prepayment of any Loan under Clause 8.1 (Flotation), Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow), Clause 8.4 (Offshore Designated Facility B Account(s)) or Clause 8.5 (Equity Cure) be applied in prepayment of that Loan on the last day of the then current Interest Period relating to that Loan, provided that (i) the amount to be so applied towards prepayment of each of the Loans shall be determined in accordance with paragraphs (a), (b) and (d) above at the time when such prepayment is (without giving effect to this paragraph (e)) required to be made and (ii) such election is made prior to the time when such prepayment is (without giving effect to this paragraph (e)) required to be made. If the Borrower makes that election then a proportion of such Loan equal to the amount to be so applied towards prepayment of such Loan will be due and payable on the last day of the then current Interest Period for such Loan.

(f)	If the Borrower has made an election under paragraph (e) above but a Default under Clause 24.1 (Non-payment) or an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which such election was made equal to the amount to be so applied towards prepayment of such Loan (the subject of such election) shall be, on the instructions of the Majority Lenders, immediately due and payable.

8.8	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Borrower shall ensure that:

(i)	any amount of Flotation Proceeds, Disposal Proceeds, Insurance Proceeds, Report Proceeds or Curative Equity in respect of which the Borrower has made an election under paragraph (e) of Clause 8.7 (Application of mandatory prepayments and cancellations) is paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt or recovery by (or payment to the order of) any Obligor or member of the Group or (in the case of Flotation Proceeds) the Borrower or any (direct or indirect) Holding Company of the Borrower or (in the case of Report Proceeds) any Report Addressee;

(ii)	Excluded Disposal Proceeds falling within paragraph (ii) of the definition of “Excluded Disposal Proceeds”, Excluded Insurance Proceeds falling with paragraph (i) of the definition of “Excluded Insurance Proceeds” and/or Excluded Report Proceeds are paid into a Holding Account as soon as reasonably practicable after receipt or recovery by (or payment to the order of) any Obligor or member of the Group (in each case other than Disposal Proceeds or Insurance Proceeds received by any Onshore Group Member) or (in the case of Report Proceeds) any Report Addressee;

(iii)	an amount equal to any Excess Cashflow in respect of any Calculation Period in respect of which the Borrower has made an election under paragraph (e) of Clause 8.7 (Application of mandatory prepayments and cancellations) is paid into a Mandatory Prepayment Account promptly after such election; and

(iv)	all of the proceeds of any Qualifying Facility A Refinancing and/or any Qualifying SBLC Refinancing shall be directly paid (or irrevocably instructed to be paid) to the Agent for application towards prepayment of the Facility A Loans pursuant to Clause 8.6 (Qualifying Facility A Refinancing and Qualifying SBLC Refinancing).

(b)	Each Obligor irrevocably authorises each of the Agent and the Security Agent severally to apply:

(i)	amounts credited to any Mandatory Prepayment Account; and

(ii)	amounts credited to any Holding Account on account of any Excluded Disposal Proceeds falling with paragraph (ii) of the definition of “Excluded Disposal Proceeds”, Excluded Insurance Proceeds falling with paragraph (i) of the definition of “Excluded Insurance Proceeds” or Excluded Report Proceeds which have not been applied towards the applicable purpose(s) set out in the definition of “Excluded Disposal Proceeds”, “Excluded Insurance Proceeds” or, as the case may be, “Excluded Report Proceeds” within the applicable period specified in such definition, to pay amounts due and payable under Clause 8.7 (Application of mandatory prepayments and cancellations) and otherwise under the Finance Documents.

(c)	A Lender, the Security Agent or the Agent with which a Mandatory Prepayment Account or a Holding Account is held acknowledges and agrees that (i) any interest accruing on such Mandatory Prepayment Account or Holding Account shall be credited to (in the case of a Mandatory Prepayment Account) such Mandatory Prepayment Account or (in the case of a Holding Account) such account of the Offshore Group Member (in whose name such Holding Account is established) as such Offshore Group Member may specify as long as no Event of Default is continuing (or, in the case where an Event of Default is continuing, credited to such Holding Account, subject to the provisions of the Transaction Security Documents), (ii) each such account is subject to the Transaction Security and (iii) in the case of a Holding Account, amounts standing to the credit of such Holding Account may (for so long as no Default is continuing) be invested in Cash Equivalent Investments provided that such Cash Equivalent Investments shall be subject to Transaction Security.

(d)	The determination of the Agent as to whether any amount deposited or transferred into or withdrawn or transferred from any Mandatory Prepayment Account, any Holding Account or any Dividend Account is so deposited, transferred or withdrawn on account of any applicable proceeds or any applicable provision of this Clause 8 or Clause 23.37 (Dividend Account(s)) or otherwise, and whether any balance standing to the credit of any Mandatory Prepayment Account, any Holding Account or any Dividend Account represents amounts deposited or transferred into any Mandatory Prepayment Account, any Holding Account or any Dividend Account on account of any applicable proceeds or as referred to or on account of any provision of this Clause 8 or Clause 23.37 (Dividend Account(s)) or otherwise, shall, in the absence of manifest error, be binding on the Parties. Each of the Agent and the Security Agent shall, upon request of the Borrower with reasonable notice, give all necessary instructions to authorise the release from any Holding Account of any amount certified by the Borrower to be required for application towards one of the applicable purposes specified in paragraph (ii) of the definition of “Excluded Disposal Proceeds”, paragraph (i) of the definition of “Excluded Insurance Proceeds” or Excluded Report Proceeds, provided that no Default under Clause 24.1 (Non-payment) has occurred and no Event of Default has occurred.

(e)	The Borrower shall ensure that any Report Proceeds received or recovered by or paid to the order of any Report Addressee (that is not an Offshore Group Member) shall be contributed to the Borrower through Qualifying New Shareholder Injections (Borrower) (promptly and in any case prior to the time when any such Report Proceeds are required to be applied towards any prepayment or any payment into any Mandatory Prepayment Account) for application in accordance with this Clause 8.

8.9	Excluded proceeds

(a)	Where Excluded Disposal Proceeds, Excluded Insurance Proceeds or Excluded Report Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of “Excluded Disposal Proceeds”, “Excluded Insurance Proceeds” or “Excluded Report Proceeds” (as the case may be)), the Borrower shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within such period as provided for in such definition.

(b)	Any amount of Excluded Disposal Proceeds, Excluded Insurance Proceeds or Excluded Report Proceeds that is not applied within the applicable time period specified in the definition of “Excluded Disposal Proceeds”, “Excluded Insurance Proceeds” or “Excluded Report Proceeds” (as the case may be) towards the applicable purpose(s) specified in such definition shall cease to be Excluded Disposal Proceeds, Excluded Insurance Proceeds or Excluded Report Proceeds (as the case may be) upon the expiry of such period, and shall constitute Disposal Proceeds, Insurance Proceeds or Report Proceeds (as the case may be) that are required to be applied towards prepayment of Loans pursuant to paragraph (b) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) and Clause 8.7 (Application of mandatory prepayments and cancellations), subject to paragraph (c) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

8.10	Cancellation for reduction in Acquisition consideration

(a)	In the event that the Merger Consideration for the Acquisition is reduced from the aggregate amount thereof calculated in accordance with the Merger Agreement (in the form subsisting as at the date of the Commitment Letter) on or prior to the Closing Date (the amount of such reduction being the “Acquisition Consideration Reduction Amount”), the aggregate Commitments under the Facilities shall be reduced by an aggregate amount equal to 45% of the Acquisition Consideration Reduction Amount, provided that such reduction shall be applied in the following order:

(i)	first, against Facility A Commitments (any such reduction of the Facility A Commitments shall reduce the Facility A Commitment of each Lender ratably); and

(ii)	secondly, against Facility B Commitments (any such reduction of the Facility B Commitments shall reduce the Facility B Commitment of each Lender ratably).

(b)	Cancellation pursuant to paragraph (a) shall take effect upon the date of such reduction in the Merger Consideration.

(c)	The Borrower shall promptly notify the Agent of any reduction in the Merger Consideration for the Acquisition.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment And Cancellation) or Clause 8 (Mandatory Prepayment and cancellation) shall (subject to the terms of those Clauses):

(a)	be irrevocable, provided that (in the case of Clause 8.6 (Qualifying Facility A Refinancing and Qualifying SBLC Refinancing)) the Borrower may revoke any notice of prepayment given in connection with any Qualifying Facility A Refinancing, Qualifying SBLC Refinancing or (in the case of Clause 7.3 (Voluntary prepayment of Loans)) the Borrower may revoke any notice of prepayment given in connection with any proposed refinancing of the Facilities in full if (in each case) (A) the Borrower shall have specified in such notice of prepayment that such notice is revocable if such Qualifying Facility A Refinancing, Qualifying SBLC Refinancing or (as the case may be) such refinancing is not consummated on or prior to the date specified in such notice and (B) such Qualifying Facility A Refinancing, such Qualifying SBLC Refinancing or (as the case may be) such refinancing is not consummated on or prior to the date specified in such notice of prepayment, and the Borrower shall indemnify each Finance Party, promptly upon demand, against any cost, loss or liability incurred by such Finance Party as a result of such revocation (including any break costs or similar costs as certified by such Finance Party in writing, acting in good faith); and

(b)	unless a contrary indication appears in this Agreement, specify the date or dates upon which the applicable cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facilities

The Borrower may not re-borrow any part of a Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments of any or all of the Lenders in respect of any or all of the Facilities except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Commitments of any or all of the Lenders in respect of any or all of the Facilities cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment And Cancellation) or an election under paragraph (e) of Clause 8.7 (Application of mandatory prepayments and cancellations) or Clause 8.8 (Mandatory Prepayment Accounts and Holding Accounts), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

9.7	Prepayment notification

The Borrower shall (through the Agent) notify the Lenders as soon as reasonably practicable of any proposed prepayment of any Loan under Clause 8 (Mandatory Prepayment and cancellation).

9.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid and is not available for re-drawing, an amount of that Lender’s Commitment (equal to the amount of such Lender’s participation in such Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of such repayment or prepayment.

9.9	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or 7.4 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR for such Loan and such Interest Period; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

(a)	The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating thereto (and, if that Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

(b)	If any Annual Financial Statements and any related Compliance Certificate received by the Agent show that a higher Margin should have applied in respect of a Facility A Loan during any period, then the Borrower shall promptly upon delivery of such Compliance Certificate pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied to such Facility A Loan during such period.

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if that overdue amount had, during the period of non-payment, constituted a Loan in the currency of that overdue amount and made under the Facility to which such Loan is (in the reasonable opinion of the Agent) referable (or if, in the reasonable opinion of the Agent, that overdue amount is not referable to any specific Facility, such Facility as selected by the Agent) for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by that Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that overdue amount during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied to that Loan if that overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with that overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if that Loan has already been made) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above in respect of any Interest Period for any Loan, such Interest Period will, subject to paragraph (f) and Clause 11.2 (Changes to Interest Periods), be three (3) Months.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period for any Loan of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders that have any participation in that Loan). In addition the Borrower may select an Interest Period of (in relation to any Loan under Facility A) a period of less than one Month, if necessary to ensure that there are Facility A Loans (with an aggregate amount equal to or greater than the Facility A Repayment Instalment for any Facility A Repayment Date) which have an Interest Period ending on such Facility A Repayment Date so that the Borrower can repay such Facility A Repayment Instalment due on that Facility A Repayment Date.

(e)	An Interest Period for any Loan under any Facility shall not extend beyond the Termination Date applicable to such Facility.

(f)	The Interest Period for the Bridge to Offshore Cash Loan shall start on the Utilisation Date for that Loan and end on the Bridge to Offshore Cash Portion Repayment Date.

(g)	Each Interest Period for a Loan shall start on the Utilisation Date for such Loan or (if already made) on the last day of its preceding Interest Period.

(h)	Prior to the Syndication Date, each Interest Period relating to a Loan shall be one Month or such other period as the Agent and the Borrower may agree and any such Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date (excluding any Interest Period commencing on the Syndication Date) shall end on the Syndication Date.

11.2	Changes to Interest Periods

(a)	Prior to determining the interest rate of a Facility A Loan, the Agent may shorten an Interest Period for such Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Facility A Repayment Instalment in respect of any Facility A Repayment Date) which have an Interest Period ending on such Facility A Repayment Date for the Borrower to repay such Facility A Repayment Instalment due on that Facility A Repayment Date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans made; and

(ii)	end on the same date,

those Facility A Loans will, unless that Borrower specifies to the contrary in the Selection Notice for the next Interest Period for such Facility A Loans, be consolidated into, and treated as, a single Facility A Loan under Facility A (with an amount equal to the aggregate of the amounts of those first-mentioned Facility A Loans) on the last day of such first-mentioned Interest Periods.

(b)	Subject to Clause 4.3 (Maximum number of Loans), and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its then current Interest Period, be so divided into Facility A Loans with amounts specified in that Selection Notice, having an aggregate amount equal to the amount of such first-mentioned Facility A Loan immediately before such division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR relating to any Loan and any Interest Period relating thereto is to be determined by reference to the Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day for the purpose of determining such Base Reference Bank Rate, the applicable Base Reference Bank Rate shall be determined on the basis of the quotations of the remaining Base Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period relating thereto, then the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin;

(ii)	the rate notified to the Agent by that Lender (as soon as practicable and in any event by close of business in Hong Kong on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Loan and that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select provided that if such rate is below zero, such rate will be deemed to be zero; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan for that Interest Period.

(b)	If, in relation to any Loan and any Interest Period relating thereto:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR for such Loan and such Interest Period; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a)(ii) above, to be LIBOR for such Loan and such Interest Period.

(c)	If a Market Disruption Event occurs in relation to any Loan and any Interest Period relating thereto, the Agent shall, as soon as is reasonably practicable, notify the Borrower.

(d)	In this Agreement:

“Market Disruption Event” means, in relation to any Loan and any Interest Period relating thereto:

(i)	at or about noon (London time) on the Quotation Day for such Loan and such Interest Period, the Screen Rate (for such Loan and such Interest Period) is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR for such Loan and such Interest Period; or

(ii)	before close of business in Hong Kong on the Business Day immediately following the Quotation Day for such Loan and such Interest Period, the Agent receives notifications from a Lender or Lenders (whose aggregate participations in that Loan exceed 35 per cent. of that Loan) that the cost to it or them of funding its or their participation in that Loan from whatever source it or they may reasonably select would be in excess of LIBOR for such Loan and such Interest Period.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs in relation to any Loan and any Interest Period relating thereto and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest applicable under this Agreement.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of such thirty-day period, the rate of interest applicable to such Loan shall continue to be determined in accordance with Clause 12.2 (Market disruption).

12.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by or recovered by any Obligor on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	Subject to paragraph (c) below, the Borrower shall pay to the Agent (for the account of each Lender) a fee in US dollars computed at the rate of:

(i)	1.50 per cent. per annum on that Lender’s Available Commitment under Facility A for each day during the Availability Period; and

(ii)	1.50 per cent. per annum on that Lender’s Available Commitment under Facility B for each day during the Availability Period.

(b)	Subject to paragraph (c) below, the accrued commitment fee under paragraph (a) in respect of each Facility is payable (i) on the last day of the Availability Period and (ii) on the cancelled amount of any Lender’s Commitment or Available Commitment in respect of such Facility at the time such cancellation is effective in the case of any cancellation pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or in the case of a full cancellation of all of the Available Commitments of all of the Lenders in respect of such Facility in accordance with the terms of this Agreement.

(c)	In the event that none of the Facilities is utilised and the Closing Date does not occur on or prior to the expiry of the Availability Period, the portion of commitment fee under paragraph (a) that is attributable to the Excluded Period shall not be payable. For the purposes of this Clause 13.1, “Excluded Period” means the portion of the Availability Period (if any) falling prior to the date that is 6 Months after the date of the Commitment Letter.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any Facility for any day on which that Lender is a Defaulting Lender.

13.2	Arrangement fee

The Borrower shall pay to each Arranger party to a Fee Letter (for the own account of such Arranger) the upfront fee(s) in the amount(s) and at the times agreed in such Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either an increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or regulation.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender by an Obligor. If the Agent receives such notification from a Lender it shall notify that Obligor and the Borrower.

(c)	If a Tax Deduction is required by law or regulation to be made by an Obligor (or by any intermediary or agent to the extent that such Tax Deduction would have been required had the applicable payment been made directly by such Obligor), the amount of the payment due from that Obligor (to which such Tax Deduction relates) shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to such payment which would have been due if no Tax Deduction had been made.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making such Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) an original receipt (or a certified copy thereof) satisfactory to that Finance Party (acting reasonably) that such Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the applicable taxing authority.

14.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(c)	A Protected Party making, or intending to make a claim under paragraph (b) above shall as soon as reasonably practicable notify the Agent of the event which will give, or has given, rise to that claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment in respect of a Finance Party and that Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had that Tax Payment not been required to be made by that Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any or all stamp duty, registration and/or other similar Taxes payable in respect of any Finance Document.

14.6	Indirect Tax

(a)	All amounts set out or expressed in any Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party under or in connection with any Finance Document, that Party shall pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment in respect of such Indirect Tax.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

Such laws and regulations shall include any laws or regulations concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into or assumed any Commitment in respect of any Facility (or any commitment represented thereby) or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event or circumstance giving rise to that claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs (to which any claim by such Finance Party under Clause 15.1 (Increased costs) relates).

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to any Increased Cost to the extent that such Increased Cost is:

(i)	attributable to a Tax Deduction required by law or regulation to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of Mandatory Cost; or

(iv)	attributable to the wilful breach by the Finance Party (that claims such Increased Cost) or any of its Affiliates of any law or regulation.

(b)	In this Clause 15.3, reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of that conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Secured Party at the time of its receipt or recovery of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the Information Memorandum or any other information produced or approved by any Obligor or any member of the Group being or being alleged to be misleading and/or deceptive in any respect;

(iii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 30 (Sharing Among The Finance Parties);

(iv)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify each of the Finance Parties, each Affiliate of a Finance Party and each officer or employee of a Finance Party or any of its Affiliates (each an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person in connection with or arising out of any or all of the Finance Documents or the transactions contemplated by any or all of the Finance Documents, the Acquisition or the use of the proceeds of any part of or all of the Loans (including arising out of or in connection with any enquiry, subpoena (or similar order), investigation, litigation or proceeding or the preparation of any defence with respect thereto, whether or not such investigation, litigation or proceedings is brought by an Obligor, a member of the Group, a Member of the Consortium, any shareholder or creditor of any Obligor or any member of the Group, any Indemnified Person or any other person), unless such loss or liability is found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of that Indemnified Person. Any Indemnified Person that is not party to this Agreement may rely on this Clause 16.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement (and the Agent shall notify the Borrower of such instructions as soon as reasonably practicable, unless a Default is continuing or the Agent acting reasonably suspects that a Default is continuing); and/or

(b)	any cost, loss or liability incurred by the Agent (except where such cost, loss or liability is found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of the Agent) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent

(a)	Each Obligor shall jointly and severally promptly indemnify each of the Security Agent and each Receiver and each Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs And Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of any Transaction Security,

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, any Receiver or any Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under or in connection with the Finance Documents or which otherwise relates to any of the Charged Property (except where such cost, loss or liability is found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of the Security Agent, such Receiver or, as the case may be, such Delegate).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.4 will not be prejudiced by any release or disposal under clause [15] (Distressed Disposals and Appropriation) of the Intercreditor Agreement taking into account the operation of that clause.

(c)	Each of the Security Agent, each Receiver and each Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it under the Finance Documents.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross Up And Indemnities) or Clause 15 (Increased Costs) or paragraph 2 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay each of the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees, subject to any arrangements agreed between the PE Consortium and the relevant legal counsel) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement, any other documents referred to in this Agreement and/or any Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and/or the Security Agent (and/or, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and/or the Transaction Security and/or any proceedings instituted by or against the Security Agent as a consequence of taking or holding any Transaction Security or enforcing any rights in respect of any Transaction Security.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual payment by each other Obligor of all of that other Obligor’s payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed or expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability which such Finance Party incurs as a result of any Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any claims or set-off right that a Guarantor may have;

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party;

(i)	any law, regulation, governmental orders or decrees of any jurisdiction that may otherwise affect the currency in which any payment under any Finance Document is or may be made; or

(j)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that the guarantee and indemnity under this Clause 19 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until (i) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (ii) no Finance Party is under any actual or contingent obligation to make available any advance or financial accommodation under any Finance Document and no hedging transaction is outstanding under any Initial Hedging Agreement, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received or recovered from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Until (i) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (ii) no Finance Party is under any actual or contingent obligation to make available any advance or financial accommodation under any Finance Document and no hedging transaction is outstanding under any Initial Hedging Agreement, unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to any such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all of the Secured Obligations to be repaid in full on trust for the Security Agent and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with Clause 31 (Payment Mechanics) and the Intercreditor Agreement.

19.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of all of the Equity Interests in that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to any of the assets of the Retiring Guarantor or any of such Equity Interests in that Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee Limitations

The guarantee and indemnity given by any Guarantor under this Clause 19 is, in the case of any Additional Guarantor, subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

20.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

(b)	In relation to the representations and warranties made on the date of this Agreement and/or any other date on or before the Closing Date, it is assumed that the Borrower has the knowledge of members of the PE Consortium. Subject always to Clause 4.4 (Utilisations during the Certain Funds Period), for the purposes of representations and warranties made on the Closing Date and the Merger Effective Time, Completion and the Merger Effective Time shall be deemed to have occurred and members of the Target Group shall be deemed to have become members of the Group.

20.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands, in good standing) under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries (other than a Dormant Subsidiary) is a limited liability corporation, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands, in good standing) under the law of its jurisdiction of incorporation.

(c)	Each of it and its Subsidiaries (other than a Dormant Subsidiary) has the power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(subject to the Perfection Requirements) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of Transaction Security by it pursuant to the Agreed Security Principles (if applicable) do not conflict with:

(a)	in relation to a Finance Document:

(i)	any law or regulation applicable to it;

(ii)	any of the Constitutional Documents or the constitutional documents of any member of the Group; or

(iii)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute (A) any default under such agreement or instrument in any material respect or (B) (in the case of any material agreement or instrument) any termination event (however described) under any such agreement or instrument; and/or

(b)	in relation to a Transaction Document other than a Finance Document:

(i)	any law or regulation applicable to it in any material respect;

(ii)	any of the Constitutional Documents or the constitutional documents of any member of the Group; or

(iii)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument which has or would reasonably be expected to have a Material Adverse Effect.

20.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and/or

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Transaction Documents at the time when the representation and warranty under this paragraph (a) is made or deemed to be made, in which case such Authorisation will by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Transaction Documents be obtained or effected and will thereafter be in full force and effect).

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of it and/or members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or would reasonably be expected to have a Material Adverse Effect.

20.7	Governing law and enforcement

Subject to Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Original Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Original Jurisdiction.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) or (c) or of Clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process),

has been taken, and none of the circumstances described in Clause 24.6 (Insolvency) applies to any Obligor or a Material Company.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any of the Finance Documents or the transactions contemplated by the Finance Documents, except for any filing, recording or enrolling (or the payment of Taxes or fees payable) in relation to any Transaction Security (constituting Perfection Requirements) which will be promptly made and paid (and in any event by the earlier of (i) the time such filing, recording or enrolling is required to be made or (as the case may be) such Taxes or fees are required to be paid under applicable law or regulation and (ii) the time required under the Finance Documents) and except that Cayman Islands stamp duty will payable if any Finance Document is executed in, brought into, or produced to a court of, the Cayman Islands.

20.10	Deduction of Tax

It is not required under the laws of its Original Jurisdiction to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Finance Party.

20.11	No default

(a)	No Event of Default and, on the date of this Agreement, the Utilisation Date, the Closing Date and the Merger Effective Time, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any member of the Group or to which its assets or any assets of any member of the Group are subject which has or would reasonably be expected to have a Material Adverse Effect.

20.12	No misleading information

Save (i) (with respect to any information that is delivered to the Arrangers prior to the date of the Commitment Letter) as disclosed in writing to the Arrangers prior to the date of the Commitment Letter (including, in the case of any information contained in any Report so delivered to the Arrangers prior to the date of the Commitment Letter, as disclosed in a subsequent or updated version of such Report provided that such subsequent or updated version is delivered to the Arrangers prior to the date of the Commitment Letter) and (ii) that, in respect of any information relating to any member of the Target Group provided on or prior to the Closing Date or contained in any Report, each representation and warranty by it under this Clause 20.12 is made to its actual knowledge after due enquiries:

(a)	any factual information contained in the Information Memorandum or the Information Package (unless expressly disclosed to the contrary therein) was true and accurate in all material respects as at:

(i)	(in respect of any information contained in the Information Memorandum) as at the date of the Information Memorandum;

(ii)	(in respect of any information contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Finance Parties on or before the date of the Commitment Letter) as at the date of the Commitment Letter;

(iii)	(in respect of any information contained in any Market Report provided to any of the Finance Parties on or before the date of the Commitment Letter) as at the date of such Market Report; or

(iv)	(in respect of any information contained in any part of the Information Package provided to any of the Finance Parties after the date of the Commitment Letter) as at the date on which such part of the Information Package is so provided;

(b)	the Base Case Model has been prepared on a basis consistent with the Accounting Principles as applied to the audited Original Financial Statements of the Target, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are believed by the Borrower in good faith to be based on reasonable assumptions and have been approved by the board of directors of the Borrower (it being understood that financial projections and forecasts by their nature are uncertain and no assurances are being given that the results reflected in any financial projection or forecast contained in the Base Case Model will be achieved);

(c)	any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and is believed by the Borrower in good faith to be based on reasonable assumptions (as at the date of the applicable document or report containing such projection or forecast) and arrived at after careful consideration (it being understood that financial projections and forecasts by their nature are uncertain and no assurances are being given that the results reflected in any financial projection or forecast contained in the Information Memorandum or the Information Package will be achieved);

(d)	(i) any expression of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package (excluding any opinion or intention in any Report which is within the professional competence of the provider of such Report, including any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports”) were made after careful consideration and (as at the date of the applicable document or report containing such expression of opinion or intention) were believed by the Borrower in good faith to be based on reasonable grounds and (ii) (in the case of any opinion expressed in any Report, including any redacted numbers in the Legal Due Diligence Report (as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports”) as such numbers may have been communicated verbally to any of the Finance Parties prior to the date of the Commitment Letter), it (acting in good faith) does not believe, and is not aware of any material facts or circumstances which lead it to believe (acting in good faith), that such opinion, taken as a whole, is unreasonable or is not based on reasonable grounds;

(e)	each of Holdco, Parentco and the Borrower has reviewed and considered the Reports (including any redacted numbers in the Legal Due Diligence Report (as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports”) as such numbers may have been communicated verbally to any of the Finance Parties prior to the date of the Commitment Letter) and has based its investment decision to undertake the Acquisition on the basis of the Reports;

(f)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in any of the information, forecasts or projections contained in the Information Memorandum or the Information Package (taken as a whole) being untrue or misleading in any material respect as at:

(i)	(in respect of any information, forecasts or projections contained in the Information Memorandum) as at the date of the Information Memorandum (or, if earlier, the date as to which such information, forecast or projections were stated in the Information Memorandum to have been given);

(ii)	(in respect of any information, forecasts or projections contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Finance Parties on or before the date of the Commitment Letter) as at the date of the Commitment Letter;

(iii)	(in respect of any information, forecasts or projections contained in any Market Report provided to any of the Finance Parties on or before the date of the Commitment Letter) as at the date of such Market Report; or

(iv)	(in respect of any information, forecasts or projections contained in any part of the Information Package provided to any of the Finance Parties after the date of the Commitment Letter) as at the date on which such part of the Information Package is so provided; and

(g)	all other written information provided by or on behalf of any Obligor or any member of the Group to a Finance Party pursuant to any express provision of any Finance Document on or after the date of the Commitment Letter is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any material respect (in each case) as at the date on which such information is so provided.

20.13	Original Financial Statements

(a)	To the best of its knowledge, each set of the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Arrangers in writing to the contrary prior to the date of the Commitment Letter.

(b)	To the best of its knowledge, each set of the Original Financial Statements give a true and fair view of (if audited) or fairly represent (if unaudited) the consolidated financial condition of the Target, the unconsolidated financial condition of the applicable member of the Target Group or, as the case may be, the unconsolidated financial condition of the applicable Obligor to which such Original Financial Statements relate as at the end of, and the consolidated results of operations of the Target, the unconsolidated results of the operations of such member of the Target Group or, as the case may be, the unconsolidated results of the operations of such Obligor for, the applicable period to which such Original Financial Statements relate unless expressly disclosed in such Original Financial Statements or expressly disclosed to the Arranger in writing to the contrary prior to the date of the Commitment Letter.

(c)	To the best of its knowledge, the Original Financial Statements of the Target do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group (that will become members of the Group with effect from the Merger Effective Time).

(d)	The most recent financial statements of the Group, any member of the Group or the Offshore Group (on an Offshore Level Consolidation Basis) delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Base Reference Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) the financial condition of the Group (on a consolidated basis) or such member of the Group (on an unconsolidated basis) or the Offshore Group (on an Offshore Level Consolidation Basis) (as the case may be) as at the end of, and the results of operations of the Group (on a consolidated basis) or such member of the Group (on an unconsolidated basis) or the Offshore Group (on an Offshore Level Consolidation Basis) (as the case may be) for, the period to which they relate.

(e)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith, and to the best of its knowledge, on the basis of recent historical information and on the basis of assumptions which it believes were reasonable as at the date they were prepared and supplied (it being understood that budgets and forecasts by their nature are uncertain and no assurances are being given that the results reflected in such budgets and forecasts will be achieved).

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (other than any frivolous or vexatious proceedings) which would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any of Holdco, Parentco or the Borrower (without giving effect to the Completion or the occurrence of the Merger Effective Time).

20.15	No breach of laws

(a)	It is not (and no member of the Group is) in breach of any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge, threatened against it or any member of the Group which have or would reasonably be expected to have a Material Adverse Effect.

20.16	Taxation

(a)	Each of it and each member of the Group has paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except where:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with the Accounting Principles; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)	It is not (and no member of the Group is) materially overdue in the filing of any Tax returns.

20.17	Anti-corruption law

(a)	Each of it and members of the Group (other than, on or prior to the Closing Date, members of the Target Group) has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)	To the knowledge of the Borrower as at the date of the Commitment Letter, the Target and its Subsidiaries, the directors and officers of the Target and each Subsidiary thereof (including JJ), the employees of the Target and each Subsidiary thereof and agents acting on behalf of the Target and its Subsidiaries, have not offered, paid, promised to pay or authorised the payment of any money or anything else of value, whether directly or through another person, to:

(i)	any Governmental Official in order to corruptly (A) influence any act or decision of any Governmental Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage;

(ii)	any political party or official thereof or any candidate for political office in order to corruptly (A) influence any act or decision of such party, official or candidate in its or his official capacity, (B) induce such party, official or candidate to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage; or

(iii)	any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate Applicable Anti-bribery Law.

(c)	To the knowledge of the Borrower as at the date of the Commitment Letter, (i) the Target and its Subsidiaries have not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or received any notice, citation, report or allegation, including any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service, related to alleged violations of Applicable Anti-bribery Law, and (ii) no Governmental Official, no political party official, and no candidate for office serves as an officer or director of the Target or any of its Subsidiaries.

For the purposes of paragraphs (b) and (c) only, the terms “Applicable Anti-bribery Law”, “Governmental Authority”, “Government Instrumentality”, “Governmental Official” have the meaning given to them in the Merger Agreement.

20.18	Anti-Terrorism Law

No Obligor or any other member of the Group or (to its knowledge after due enquiries) any of their respective brokers or other agents acting or benefiting in any capacity in connection with any Loan:

(a)	is in violation of any Anti-Terrorism Law;

(b)	is a Designated Person; or

(c)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

20.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of it or any member of the Group other than as permitted by this Agreement.

(b)	None of it or any member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.20	Ranking

(a)	Subject to Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents governing or evidencing such Transaction Security and it is not subject to any prior ranking or pari passu ranking Security.

(b)	Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.21	Good title to assets

Each of it and members of the Group has a good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, the assets necessary to carry on its business as presently conducted (in each case where failure to have such title, leases or licenses or entitlement has or would reasonably be expected to have a Material Adverse Effect).

20.22	Legal and beneficial ownership

(a)	It is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security (except as otherwise expressly disclosed in the applicable Transaction Security Documents).

(b)	All the Equity Interests in the Target will as at the Merger Effective Time be legally and beneficially owned by Parentco free from any claims, third party rights or competing interests other than Transaction Security.

(c)	At all times prior to the Parentco Release Date, Holdco directly legally and beneficially owns 100% of the Equity Interests in Parentco, and no Security (other than Transaction Security), third party rights or competing interests subsist over or affect any such Equity Interests, and none of Holdco, Parentco, the Borrower or any other Obligor or member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests.

(d)	At all times prior to the Merger Effective Time, Parentco directly legally and beneficially owns 100% of the Equity Interests in the Borrower, and no Security (other than Transaction Security), third party rights or competing interests subsist over or affect any such Equity Interests, and none of Holdco, Parentco, the Borrower or any other Obligor or member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests.

(e)	At all times after the Merger Effective Time but prior to the occurrence of a Flotation in respect of the Borrower, Parentco directly legally and beneficially owns 100% of the Equity Interests in the Borrower (other than, after the completion of the Post-Completion Reorganisation and as long as no Parentco Release Election has been made, any shares in the Borrower or options relating to shares in the Borrower issued pursuant to paragraph (e) of the definition of “Permitted Share Issue”), and no Security (other than Transaction Security), third party rights or competing interests subsist over or affect any such Equity Interests, and none of Holdco, Parentco, the Borrower or any other Obligor or member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests (except for any agreement to issue any shares in the Borrower or options relating to shares in the Borrower pursuant to paragraph (e) of the definition of “Permitted Share Issue” as long as no Parentco Release Election has been made).

(f)	As of the date of this Agreement, all of the shares in Holdco are beneficially owned (directly or indirectly) by the PE Consortium, and as to [ ]% [3] by [insert name of each applicable Member of PE Consortium] and, and as at the Merger Effective Time, the shareholdings (direct or indirect) in Holdco[4] comply with the percentages set forth in the Shareholder Terms.

20.23	Shares

(a)	The Equity Interests in any member of the Group or Parentco which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of any entity any of the Equity Interests in which are subject to Transaction Security do not restrict or inhibit any transfer of those Equity Interests on creation or enforcement of any Transaction Security.

[3]	Insert actual percentage as at the date of this Agreement.
[4]	After Midco is established, this should refer to Midco.

(b)	At all times prior to the Parentco Release Date, the Equity Interests in Parentco which are subject to Transaction Security under any Transaction Security Document constitute all of the Equity Interests in Parentco.

(c)	At all times until the occurrence of a Flotation in respect of the Borrower, the Equity Interests in the Borrower which are subject to Transaction Security under any Transaction Security Document constitute all of the Equity Interests in the Borrower (other than, after the completion of the Post-Completion Reorganisation, any shares in the Borrower and/or options relating to shares in the Borrower issued pursuant to paragraph (e) of the definition of “Permitted Share Issue”).

(d)	With effect from completion of the Post-Completion Reorganisation, the Equity Interests in each of Newco 1 and Newco 2 which are subject to Transaction Security under any Transaction Security Document constitute all of the Equity Interests in Newco 1 and Newco 2, and Newco 2 directly or indirectly beneficially owns all of the Equity Interests in any and all members of the Group (other than the Borrower, Newco 1, Newco 2 and any Offshore Group Member that is a Dormant Subsidiary) that are held or beneficially owned directly or indirectly by the Borrower.

20.24	Intellectual Property

Each of it and members of the Group:

(a)	is the sole legal and beneficial owner of or has licensed to it all material Intellectual Property which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or would reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it to the extent that failure to do so has or would reasonably be expected to have a Material Adverse Effect.

20.25	Group Subsidiary List

To the best of the Borrower’s knowledge, as of the date of the Commitment Letter, the Group Subsidiary List delivered to the Agent pursuant to Part IA of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information: (a) each Offshore Subsidiary (as defined in the Merger Agreement), (b) each Onshore Subsidiary (as defined in the Merger Agreement) that is an Active Subsidiary (as defined in the Merger Agreement) of the Target, and (iii) each joint venture involving the Target other than any joint venture the book value of which interest held by the Target does not exceed US$2,000,000 (each such joint venture, a “Significant Joint Venture”), together with (v) the jurisdiction of organisation of each such Active Subsidiary (as defined in the Merger Agreement) and Significant Joint Venture, (w) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Active Subsidiary (as defined in the Merger Agreement) and Significant Joint Venture as of the date of the Merger Agreement, (x) a list of shareholders of each such member of the Target Group and each such Significant Joint Venture as of the date of the Merger Agreement, (y) an indication for any of such Offshore Subsidiaries (as defined in the Merger Agreement) or Significant Joint Ventures that are, to the knowledge of the Target, not a company with limited liability and (z) an indication for any of such Offshore Subsidiaries (as defined in the Merger Agreement) that is an Offshore Dormant Subsidiary (as defined in the Merger Agreement).

20.26	Accounting Reference Date

The end of each Financial Year of each member of the Group is 31 December.

20.27	Merger Documents and material disclosures

(a)	As at the date of the Commitment Letter, the Merger Documents contain all the material terms of the Acquisition. As at the date of this Agreement, the Utilisation Date, the Closing Date and the Merger Effective Time, the Merger Documents (together with any amendments, variations, supplements, waivers and consents thereto permitted under paragraph (c)) contain all the material terms of the Acquisition.

(b)	As at the date of the Commitment Letter, except as otherwise disclosed in the Company Disclosure Schedule or to the Arrangers in writing prior to the date of the Commitment Letter, there is no disclosure made to the Borrower, Parentco, Holdco or any Member of the PE Consortium under or in connection with any Merger Document which qualifies or would have the effect of qualifying any of the representations and/or warranties given by the Target or JJ under any of the Merger Documents in any material respect. As at each date on which the representation and warranty under this paragraph (c) is deemed to be made after the date of the Commitment Letter, there is no disclosure (except for those disclosed in the Company Disclosure Schedule or to the Arrangers in writing prior to the date of the Commitment Letter) made to the Borrower, Parentco, Holdco or any Member of the PE Consortium under or in connection with any Merger Document which qualifies or would have the effect of qualifying any of the representations and/or warranties given by the Target or JJ under any of the Merger Documents and that would entitle the Borrower or Parentco not to proceed with the Acquisition under the Merger Documents as a result of or in connection with such disclosure.

(c)	It is in compliance in all material respects with all of its obligations under the Merger Documents to which it is a party, and to the best of its knowledge (and save as disclosed in writing to all of the Arrangers prior to the date of the Commitment Letter):

(i)	no representation or warranty given by any party to any Merger Document is untrue or misleading in any material respect; and

(ii)	no party to any Merger Document is in default under or breach of any of its obligations under such Merger Document in any material respect,

as at:

(A)	the date of the Commitment Letter; or

(B)	any date on which the representation and warranty under this paragraph (c) is deemed to be made after the date of the Commitment Letter, (in each case under this paragraph (B)) in any manner that would entitle the Borrower or Parentco not to proceed with the Acquisition under the Merger Documents.

(d)	Except with the prior written consent of the Arrangers:

(i)	there has been no amendment, variation or supplement of or to, or waiver by any member of the Group of, any of the terms of any Merger Document in any manner that would reasonably be expected to be materially adverse to the interests of the Finance Parties; and

(ii)	no member of the Group has given any consent (which would reasonably be expected to be materially adverse to the interests of the Finance Parties) under any Merger Document,

(it being acknowledged that, without limitation to the generality of the foregoing, any amendment, variation, supplement, waiver or consent that has the effect of reducing any amount of indemnification under the Related Merger Indemnity shall be deemed materially adverse to the interests of the Finance Parties).

(e)	There has been no termination, rescission or cancellation of the Merger Agreement, the Chairman Rollover Agreement, the Voting Agreement or any Related Merger Document, and each of the Merger Agreement, the Chairman Rollover Agreement and the Related Merger Documents is in full force and effect (save for any discharge through performance in full). There has been no termination, rescission or cancellation of any Merger Document (other than the Merger Agreement, the Chairman Rollover Agreement, the Voting Agreement and the Related Merger Documents) (i) by the Borrower or Parentco which termination, rescission or cancellation would reasonably be expected to be materially adverse to the interests of the Finance Parties or (ii) which would entitle the Borrower or Parentco not to proceed with the Acquisition under the Merger Documents.

(f)	The terms of the Paying Agent Agreement are consistent with the provisions of the other Merger Documents in all material respects.

20.28	Pensions

All pension schemes operated by or maintained for the benefit of any or all of it and members of the Group and/or the employees of any of the foregoing are fully funded based on reasonable actuarial assumptions and recommendations and are operated and maintained in accordance with the requirements of applicable laws and regulations, in each case, where failure to do has or would reasonably be expected to have a Material Adverse Effect.

20.29	Holding and Dormant Companies

(a)	Except as may arise under the Transaction Documents and for Acquisition Costs, on or before the Closing Date (and prior to giving effect to the Acquisition) none of Holdco, Parentco or the Borrower has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than (in the case of Holdco) acting as a holding company of shares in Parentco or (in the case of Parentco) acting as a holding company of shares in the Borrower.

(b)	Neither Holdco or Parentco holds or owns any Equity Interest in any other entity except (in the case of Holdco) for shares in Parentco or (in the case of Parentco) for shares in the Borrower.

(c)	To the knowledge of the Borrower as of the date of the Commitment Letter, none of the Target, FMCH or Hua Kuang has traded or incurred any liabilities or commitments (actual or contingent, present or future) that have not been fully satisfied (as of the date of the Commitment Letter) other than:

(i)	(in the case of Target) acting as a holding company of shares in FMCH and Hua Kuang or (in the case of FMCH or Hua Kuang) acting as a holding company of shares or equity interests in Onshore Group Members and the incurrence of administrative expenses in the course of so acting;

(ii)	advertising sales activities outside the PRC with an aggregate turnover or revenue (whichever is the higher) not exceeding (or the equivalent thereof in US$ not exceeding) US$3,000,000 for any financial year of the Target;

(iii)	(in the case of Target) liability for Deferred Pre-Acquisition RCA Payments and any legal or other professional fees and expenses arising out of, relating to or by reason of any Specified Action (in such amounts notified to all of the Arrangers prior to the date of the Commitment Letter or otherwise expressly contemplated by the definition of “Offshore Permitted Expenditures”);

(iv)	(in the case of Target) liability for the Qualifying SBLC Financing;

(v)	any liabilities under the Transaction Documents and/or for Acquisition Costs;

(vi)	any liability in respect of any Specified Action;

(vii)	liabilities reflected or reserved against in the Original Financial Statements of the Target for the period ended 30 September 2012; and

(viii)	other immaterial liabilities.

20.30	Federal Reserve regulations

(a)	No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under any Finance Document will be used for the immediate, incidental or ultimate purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X, or otherwise in violation of Regulation T, Regulation U or Regulation X.

20.31	Compliance with SAFE Rules

All approvals of, and filings and registrations and other requisite formalities with, any Governmental Agency in the PRC required in respect of the Target and any member of the Target Group and their capital structure and operations, including but not limited to registrations with the SAIC, the SAFE and the State Administration of Taxation of the PRC, and their respective local counterparts, have been duly completed in accordance with applicable PRC laws and regulations (including the SAFE Rules), except for any non-compliance as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

20.32	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or pursuant to paragraph (e) of Clause 21.7 (Information: miscellaneous) is authorised to sign Utilisation Requests and Selection Notices (in the case of the Borrower) and other notices on its behalf.

20.33	Shareholders Agreement

As at the date falling five (5) Business Days after the Closing Date, the Shareholders Agreement has been entered by the parties thereto and is full force and effect and reflects the Shareholders Terms, and there is no provision in the Shareholders Agreement that is inconsistent with, or circumvents or overrides, the Shareholders Terms.

20.34	Qualifying SBLC Financing

(a)	The Qualifying SBLC Financing is not secured or supported directly or indirectly by any guarantee (other than the Existing SBLCs and Permitted Guarantee falling within paragraph (i) of the definition of “Permitted Guarantee”) or Security or Quasi-Security (other than the Existing SBLC Cash Pledge) and none of the Existing SBLC Issuing Bank or the Existing SBLC Confirming Bank or any other person that may have confirmed or endorsed any Existing SBLC is entitled pursuant to the terms of the Existing SBLC Financing Documents to have the benefit of any guarantee or any Security or Quasi-Security (other than the Existing SBLC Cash Pledge). The aggregate principal amount of the Indebtedness for Borrowed Money incurred by the Borrower pursuant to the Existing SBLC Financing Documents does not exceed US$200,000,000, the aggregate amount of the Existing SBLCs does not exceed RMB1,512,000,000 and the aggregate amount of the Existing SBLC Cash Pledge does not exceed RMB1,512,000,000.

(b)	As at the Merger Effective Time, (i) there has been no amendment, variation, supplement or waiver of any of the Existing SBLC Financing Documents or the provisions thereof (other than, if any, any amendment, variation, supplement and/or waiver of the Existing SBLC Facility Agreement constituted by the Existing SBLC Amendment and Restatement) as compared to the form of the Existing SBLC Finance Documents provided to the Arrangers prior to the date of the Commitment Letter and (ii) the Existing SBLC Amendment and Restatement (if any) does not constitute or give any effect to any amendment, variation, supplement or waiver of the Existing SBLC Facility Agreement other than (A) those expressly set out in the original form of the Existing SBLC Consent and Amendment (excluding the provision in clause 5 of the original form of the SBLC Deed of Consent which allows other modifications as reasonably necessary or desirable) and (B) any amendments, variations, supplements and/or waivers that are permitted under paragraph (c) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing).

(c)	All of the proceeds of the Qualifying SBLC Financing have been applied towards the repayment of the Pre-existing SBLC Loans and all of the proceeds of the Pre-existing SBLC Loans have been applied towards the re-purchase by the Target of shares in the Target held by its shareholders.

(d)	None of the proceeds of the Qualifying SBLC Financing or the Pre-Existing SBLC Loans has been or will be (i) repatriated by any member of the Target Group or the Group into the PRC in any manner, or (ii) used directly or indirectly to pay, repay, prepay or refinance any amount from time to time outstanding under any of the Finance Documents.

20.35	Times when representations made

(a)	Subject to paragraph (d), all the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement and by each Obligor on the Closing Date and at the Merger Effective Time.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period, except for paragraphs (a) to (c) of Clause 20.13 (Original Financial Statements).

(c)	All the representations and warranties in this Clause 20 except Clause 20.12 (No misleading information), Clause 20.25 (Group Subsidiary List, Clause 20.27 (Merger Documents and material disclosures) and Clause 20.29 (Holding and Dormant Companies) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(d)	The representations and warranties set out in paragraphs (a) to (f) of Clause 20.12 (No misleading information), (i) to the extent that they relate to the Information Memorandum, are deemed to be made by each Obligor on the date the Information Memorandum is approved by the Borrower, (ii) to the extent that they relate to the Base Case Model, are deemed to be made by each Obligor on the date of this Agreement, on the Closing Date and at the Merger Effective Time, (iii) to the extent that they relate to the Information Package (other than the Base Case Model), are deemed to be made by each Obligor on the date of this Agreement and on any later date on which the Information Package (or part of it) is released to the Arrangers.

(e)	The representations and warranties in Clause 20.12 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

(f)	The representations and warranties in Clause 20.33 (Shareholders Agreement) are deemed to be made by each Obligor on the date that falls five (5) Business Days after the Closing Date.

(g)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances (and, to the extent so specified in such representation or warranty, the relevant knowledge) existing at the date that representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date).

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment of any Lender in respect of any Facility (or any commitment represented thereby) is in force.

In this Clause 21:

“Annual Financial Statements” means any financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means any financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	in respect of each of its Financial Years commencing from the Financial Year in which the Closing Date occurs, as soon as they are available but in any event within the later of (A) 120 days after the end of such Financial Year or (B) 45 days after the Closing Date:

(i)	the audited consolidated financial statements of the Group for that Financial Year audited by a firm of independent auditors (which is an Auditor) (each an “Audited Consolidated Annual Financial Statement”);

(ii)	the unaudited financial statements of the Offshore Group (on a Offshore Level Consolidation Basis) for that Financial Year; and

(iii)	the unaudited unconsolidated financial statements of each Reference Onshore Group Member for that Financial Year;

(b)	as soon as they are available, but in any event within 50 days after the end of each of the first three (3) Financial Quarters of each of its Financial Years commencing from the Financial Quarter in which the Closing Date occurs:

(i)	the consolidated financial statements of the Group for that Financial Quarter;

(ii)	the unaudited financial statements of the Offshore Group (on an Offshore Level Consolidation Basis) for that Financial Quarter; and

(iii)	the unaudited unconsolidated financial statements of each Reference Onshore Group Member for that Financial Quarter.

21.2	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Agent with each set of the Audited Consolidated Annual Financial Statements and each set of the consolidated Quarterly Financial Statements of the Group.

(b)	Each Compliance Certificate shall, amongst other things:

(i)	set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants);

(ii)	(in the case of any Compliance Certificate relating to any Annual Financial Statements of the Group for any Financial Year) set out a list of each member of the Group and certify which members of the Group are Material Companies and which members of the Group are not Material Companies, together with reasonable computations demonstrating the same;

(iii)	(in the case of any Compliance Certificate relating to any Annual Financial Statements of the Group for any Financial Year) confirm that the requirement under paragraphs (a) and (b) of the definition of “Dormant Subsidiary” is satisfied;

(iv)	certify the Guarantor Threshold Requirement has been satisfied, together with reasonable computations demonstrating the same;

(v)	the Borrower’s calculation of Margin (in respect of each Facility A Loan) applicable after the date of such Compliance Certificate;

(vi)	(in the case of any Compliance Certificate relating to any Annual Financial Statements of the Group for any Financial Year) the Borrower’s calculation (in reasonable detail) of the cumulative amount of Unrestricted Cash and increases and decreases in Unrestricted Cash during the Calculation Period the last day of which falls in such Financial Year; and

(vii)	confirm that no Default has occurred and is continuing or, if a Default is continuing, specify the nature of such Default and the steps being taken to remedy such Default.

(c)	Each Compliance Certificate shall be signed by the chief financial officer and one other director of the Borrower.

21.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements shall include:

(i)	(in the case of any financial statements referred to in paragraphs (a)(i) and/or (b)(i)) a consolidated balance sheet, profit and loss account and cashflow statement; and

(ii)	(in the case of any financial statements referred to in paragraphs (a)(ii) and/or (b)(ii)) a balance sheet, profit and loss account and cashflow statement on an Offshore Level Consolidation Basis; and

(iii)	(in the case of any financial statements referred to in paragraphs (a)(iii) and/or (b)(iii)) an unconsolidated financial balance sheet and profit and loss account.

In addition, the Borrower shall procure that each set of Audited Consolidated Annual Financial Statements shall be audited by the independent auditors of the Group (being one of the Auditors).

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) in respect of the Group, the Offshore Group (on an Offshore Level Consolidation Basis) or any member of the Group:

(i)	shall be certified by a director of the Borrower as giving a true and fair view of (in the case of Audited Consolidated Annual Financial Statements for any Financial Year), or fairly representing (in other cases), the financial condition of the Group (on a consolidated basis) or the Offshore Group (on an Offshore Level Consolidation Basis) or such member of the Group (as the case may be) as at the date as at which those financial statements were drawn up and the operations of the Group (on a consolidated basis) or the Offshore Group (on an Offshore Level Consolidation Basis) or such member of the Group (as the case may be) for the period to which those financial statements relate and, in the case of any Audited Consolidated Annual Financial Statements of the Group, shall be accompanied by any letter addressed to the management of the Borrower by its auditors (which shall be one of the Auditors) and accompanying those Audited Consolidated Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Borrower comparing actual performance for the period to which such financial statements relate to:

(A)	the projected performance for that period set out in the applicable Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Borrower; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Reference Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a material change in the Accounting Principles or the accounting practices applied in the preparation of such financial statements, and the auditors of the Group or such member of the Group (which auditors must be one of the Auditors) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Reference Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Finance Parties to determine whether Clause 22 (Financial Covenants) has been complied with, to determine the Margin (applicable to any Facility A Loan) as set out in the definition of “Margin”, to determine Leverage for any other purpose, to determine Material Companies, to determine compliance with the Guarantor Threshold Requirement and to make an accurate comparison between the financial position indicated in those financial statements and the Base Reference Financial Statements (relating to the Group).

Any reference in this Agreement to any such financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Reference Financial Statements were prepared.

For the purposes hereof, “Base Reference Financial Statements” means:

(1)	(in relation to the Group or financial statements of the Group) the audited Original Financial Statements of the Target or, in the event of a change in Accounting Principles made pursuant to paragraph (c) and provided that (x) the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall have agreed pursuant to paragraph (c) that no amendments to this Agreement are necessary in connection with such change, or (y) the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall have agreed amendments to this Agreement pursuant to paragraph (c) in connection with such change, and such amendments to this Agreement have been made and become effective or (z) an Auditors’ Confirmation (as defined in paragraph (c)) has been delivered to the Agent in accordance with paragraph (c), the first set of audited consolidated financial statements of the Group prepared and delivered under Clause 21.1 (Financial statements) after such change has been made;

(2)	(in relation to the Offshore Group (on an Offshore Level Consolidation Basis) or financial statements of the Offshore Group (on an Offshore Level Consolidation Basis)) the audited Original Financial Statements of the Target or, in the event of a change in Accounting Principles made pursuant to paragraph (c) and provided that (x) the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall have agreed pursuant to paragraph (c) that no amendments to this Agreement are necessary in connection with such change, or (y) the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall have agreed amendments to this Agreement pursuant to paragraph (c) in connection with such change, and such amendments to this Agreement have been made and become effective or (z) an Auditors’ Confirmation (as defined in paragraph (c)) has been delivered to the Agent in accordance with paragraph (c), the first set of audited financial statements of the Offshore Group (on an Offshore Level Consolidation Basis) prepared and delivered under Clause 21.1 (Financial statements) after such change has been made; and/or

(3)	(in relation to any Reference Onshore Group Member or financial statements of any Reference Onshore Group Member) the first set of financial statements of such Reference Onshore Group Member delivered pursuant to Clause 21.1 (Financial statements).

(c)	The Borrower may at any time notify the Agent in writing that it intends to change the Accounting Principles (falling within paragraph (a) of the definition of “Accounting Principles”) from generally accepted accounting principles in the United States to IFRS. Upon such notification the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not such change in the Accounting Principles might result in any material alteration in the commercial effect of any of the financial definitions relating to or financial covenant calculations under Clause 22.2 (Financial condition) or any determination of the Margin (applicable to any Facility A Loan) as set out in the definition of “Margin”, any determination of Leverage for any other purpose, any determination of Material Companies or any determination of the Guarantor Threshold Requirement; and

(ii)	if so, whether any amendment to this Agreement should be made to ensure that such change in Accounting Principles will not result in any such material alteration in such commercial effect or such determination, and if any amendments to this Agreement are so agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders) (or the Borrower and the Agent (acting on the instructions the Majority Lenders) agree that no amendments to this Agreement are necessary) then such agreement between the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall be binding on all Parties in accordance with its terms, and each of the Finance Parties and the Hedge Counterparties irrevocably authorises the Agent to execute any amendment to any Finance Document as may be necessary to give effect to such agreement, without further reference to any of the Finance Parties or the Hedge Counterparties.

If no such agreement is reached between the Borrower and the Agent (acting on the instructions of the Majority Lenders) within 30 days of such notification from the Borrower of such change in Accounting Principles, unless the Borrower shall have delivered to the Agent by the expiry of such 30-day period a certificate of the auditors of the Group (which must be one of the Auditors) (in form and substance satisfactory to the Agent, acting reasonably) (the “Auditors’ Confirmation”) confirming for the benefit of the Finance Parties that such change in the Accounting Principles will not result in any material alteration in the commercial effect of any of the financial definitions relating to or financial covenant calculations under Clause 22.2 (Financial condition) or any determination of the Margin (applicable to any Facility A Loan) as set out in the definition of “Margin”, any determination of Leverage for any other purpose, any determination of Material Companies or any determination of the Guarantor Threshold Requirement, then paragraph (b)(iii) shall continue to apply accordingly and (with respect to each set of Annual Financial Statements and Quarterly Financial Statements delivered or to be delivered after such change in Accounting Principles) the Borrower shall be required to deliver, at the time of such delivery, the items described in paragraphs (b)(iii)(A) and (b)(iii)(B), and any reference in this Agreement to such Annual Financial Statements or Quarterly Financial Statements shall be construed as a reference to such Annual Financial Statements or Quarterly Financial Statements as adjusted to reflect the basis upon which the Base Reference Financial Statements were prepared.

(d)	If a Default is continuing or if the Agent reasonably suspects that a Default is continuing, then if the Agent wishes to discuss the financial position of any member of the Group with the auditors of any member of the Group, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with such auditors. In this event, the Borrower must ensure that such auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.4	Budget

(a)	At all times prior to a Flotation of the Borrower, the Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each Financial Year, an annual Budget for that Financial Year.

(b)	The Borrower shall ensure that each Budget:

(i)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to consolidated financial statements of the Borrower under Clause 21.1 (Financial statements); and

(ii)	has been approved by the board of directors of the Borrower.

(c)	If the Borrower updates or changes any Budget in any material respect, it shall promptly and in any event within not more than five (5) Business Days of that update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Presentations

Upon request by the Agent (acting on the instructions of the Majority Lenders) which request shall not be made more than once in every Financial Year, the Borrower shall ensure that the chief financial officer and at least one other member of Senior Management shall give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

21.6	Year-end

The Borrower shall procure that the end of each Financial Year of each member of the Group falls on 31 December.

21.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents (i) dispatched by (at any time prior to a Flotation in respect of a Listed Entity) Holdco or (at any time upon or after Flotation in respect of a Listed Entity) such Listed Entity to its shareholders generally (or any class of them) (in their capacity as shareholders pursuant to the Constitutional Documents of Holdco or the constitutional documents of such Listed Entity or applicable legal or regulatory requirements) or (ii) dispatched by the Borrower or any other Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (except any frivolous or vexatious proceedings) which are current, threatened or pending against any member of the Group, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the same, any material procedural development in respect of any Specified Action (including any material formal procedure with respect to any Specified Action);

(d)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against any person in respect of any of the Merger Documents or any of the Reports and details of any Flotation, Disposal, insurance claim or Report Claim which will require a prepayment under Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow);

(e)	promptly, notice of any change in authorised signatories of any Obligor signed by a director of that Obligor accompanied by specimen signatures of any new authorised signatories of that Obligor;

(f)	promptly, such information as the Security Agent may reasonably require about the Charged Property and/or compliance of the Obligors with the terms of any Transaction Security Documents; and

(g)	promptly on request, such further information regarding the financial condition, assets and operations of any Obligor and/or the Group and/or any member of the Group (including any requested amplification or explanation of any item in any financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction or jurisdiction of incorporation or establishment)) and/or the Acquisition as any Finance Party through the Agent may reasonably request.

21.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent (acting on the instructions of the Majority Lenders), the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective assignee or transferee of any Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or, in the case of paragraph (iii) above, on behalf of any prospective assignee or transferee or such Lender) in order for the Agent, the Security Agent, such Lender or, in the case of paragraph (iii) above, any prospective assignee or transferee Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) or the Security Agent (for itself) in order for the Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice (or, in the case of any member of the Target Group as at the Closing Date, not less than 3 Business Days’ prior written notice) to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes To The Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above in respect of any person’s becoming an Additional Guarantor, if such person’s becoming an Additional Guarantor obliges the Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or on behalf of any prospective assignee or transferee of such Lender) in order for the Agent, the Security Agent or such Lender or any prospective assignee or transferee of any Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to such fist-mentioned person’s becoming party hereto as an Additional Guarantor.

22.	FINANCIAL COVENANTS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment of any Lender in respect of any Facility (or any commitment represented thereby) is in force.

22.1	Financial definitions

In this Agreement:

“Acceptable Funding Sources” means any Retained Relevant Proceeds and any Qualifying New Shareholder Injections (Borrower).

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium on prepayment or redemption which premium has accrued (and its future payment is not subject to any condition that may not be satisfied, and for the avoidance of doubt, scheduled repayment or redemption shall not be deemed to be a condition for such purposes), or is due and payable, at such time) of any indebtedness for or in respect of Indebtedness for Borrowed Money.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with any Capitalised Lease Obligations), (other than any cash expenditure arising from any operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease (or was treated as an operating lease under the Accounting Principles as at the Closing Date and would have continued to be treated as an operating lease but for a change in the Accounting Principles (excluding a change pursuant to paragraph (c) of Clause 21.3 (Requirements as to financial statements)) since the Closing Date))) and excluding any non-cash expenditure and any expenditure already taken into account in the calculation of EBITDA as an operating expenditure in accordance with the Accounting Principles, provided that (for the avoidance of doubt) (a) any deferred payment or deferred obligation to effect payment in cash shall constitute cash expenditure and (b) where any asset is replaced and part of the purchase price therefor is paid by way of part exchange, only that portion of the purchase price that is paid or payable in cash shall be taken into account.

“Cashflow Cover” means, in respect of any period, the ratio of Offshore Cashflow to Offshore Debt Service in respect of that period.

“EBITDA” means, in respect of any period, consolidated net profit (or loss) of the Group for that period (without double counting):

(a)	after adding back Net Interest Expense and Roll-Up Interest accrued in respect of that period;

(b)	after adding back corporate Taxes and all other Taxes on income, profits, gains, dividends and inter-company transfers or transactions (in each case) accrued by members of the Group in respect of that period, including all Taxes in respect of profit, or dividend distribution or repatriation from Onshore Group Members (whether to other Onshore Group Members or Offshore Group Members) and Royalty Payments;

(c)	after adding back any amount attributable to depreciation, impairment, or amortisation arising during that period (including amortisation, impairment or write-down of any goodwill, intangible asset or equity investment arising on the Acquisition, any Permitted Acquisition or Permitted Joint Venture Investment);

(d)	before taking into account any contribution or deduction (or any provision made or released) in respect of any Exceptional Items (whether positive or negative) during that period;

(e)	after adding back any non-cash provision, charge, cost or expense in each case related to (i) any stock option incentive plan or (ii) any share, equity, phantom equity, warrant or option-based compensation of employees of members of the Group accrued during that period;

(f)	after adding back any loss, or deducting any gain, against book value arising from the disposal of any asset or equity investment by any member of the Group to any person that is not a member of the Group (not being (i) disposals made in the ordinary course of day-to-day business or (ii) the sale or disposal of any cash equivalent investments held by the Group in the ordinary course of business) during that period;

(g)	after adding back any non-cash loss, or deducting any gain, on any revaluation of any asset during that period;

(h)	after adding back any loss, or deducting any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting (with respect to any interest of any member of the Group in any Non-Group Entity);

(i)	after adding back any Transaction Costs accrued in that period in connection with (i) the Acquisition or any other Permitted Acquisition, Permitted Joint Venture Investment or disposal by any member of the Group (in each case, excluding any acquisition, investment or disposal in the ordinary course of day-to-day business) or (ii) raising of equity or debt financing by any member of the Group from any person other than an Obligor, a member of the Group or a Related Person (whether or not consummated);

(j)	after adding back any Deferred Pre-Acquisition RCA Payments;;

(k)	after adding, to the extent not already included, the cash proceeds of any business interruption insurance received by any member of the Group from persons that are not Obligors or members of the Group during that period;

(l)	after adding back any unrealised foreign exchange losses of members of the Group and any unrealised losses of members of the Group on Hedging Agreements or other Treasury Transactions in that period (without double counting with reference to the definition of Net Interest Expense);

(m)	after deducting any unrealised foreign exchange gains of members of the Group and any unrealised gains of members of the Group on Hedging Agreements or other Treasury Transactions in that period (without double counting with reference to the definition of Net Interest Expense);

(n)	before taking into account any gain arising from any purchase, acquisition or any sub-participation arrangement (or any arrangement having a similar economic effect) by any member of the Group of or in respect of any Financial Indebtedness of any member of the Group below par;

(o)	after adding back (to the extent otherwise deducted) any expenses in relation to amounts paid by the Borrower in respect of the purchase of Equity Interests in the Borrower or any Holding Company of the Borrower from employees or directors of the Group (but only to the extent that such purchase and such expenses are permitted pursuant to paragraph (k) of the definition of “Permitted Acquisition”);

(p)	before taking into account any Pension Items (or any provision made or released in respect of Pension Items);

(q)	excluding the effect of any purchase accounting (relating to inventory, assets or intangible assets) to the extent non-cash;

(r)	after deducting the cash amount of any dividends or distributions paid by any member of the Group (other than the Borrower) to or to the order of any holder of Equity Interest in any member of the Group (which holder is not a member of the Group) except to the extent that such cash amount is attributable to any amount attributable to minority interest referred to in paragraph (s) in respect of that period or any prior period);

(s)	excluding any amount attributable to minority interest (that is, any interest of any person that is not a member of the Group in any Subsidiary of the Borrower);

(t)	after excluding (to the extent included) the amount of profit or losses of any Non-Group Entity in which any member of the Group has an ownership interest, except (in the case of profit) to the extent of dividends or distributions (net of any applicable withholding or similar Tax and costs and expenses) received in cash by members of the Group from such Non-Group Entity during that period; and

(u)	after deducting any other non-cash gain, and after adding back any other non-cash expense (provided that, to the extent that any non-cash expense is added back in the calculation of EBITDA for any period and such expense becomes a cash expense or otherwise becomes payable in cash in any subsequent period, such expense shall be deducted in the calculation of EBITDA for such subsequent period);

to the extent otherwise deducted (in the case of paragraph (a), (b), (c), (e), (f) (to the extent of any loss referred to therein), (g) (to the extent of any loss referred to therein), (h) (to the extent of any loss referred to therein), (i), (j), (l), (o) or (u) (to the extent of any non-cash expense referred to therein)), to the extent otherwise included (in the case of paragraph (f) (to the extent of any gain referred to therein), (g) (to the extent of any gain referred to therein), (h) (to the extent of any gain referred to therein) (m), (q), (s), (t) or (u) (to the extent of any non-cash gain referred to therein)), to the extent not otherwise deducted (in the case of paragraph (r) or (u) (to the extent of any expense referred to in the proviso therein)), to the extent not otherwise included (in the case of paragraph (k)) or to the extent otherwise taken into account (in the case of paragraph (d), (n) or (p)) in the calculation of consolidated net profit (or loss) of the Group for that period.

“Exceptional Items” means any items that are exceptional, non-recurring, extraordinary or one-off, including:

(a)	any professional fees and out-of-pocket costs and expenses incurred by members of the Group in relation to any Pending Regulatory Investigation or Specified Action;

(b)	any settlement, fine, penalty or damages relating to any Specified Action (but without prejudice to the ability for any settlement, fine, penalty or damages relating to any future Action (that is not a Specified Action) to qualify as an “Exceptional Item” if such settlement, fine, penalty or damages are exceptional, non-recurring, extraordinary or one-off items); and

(c)	any restructuring costs (including for the avoidance of doubt, all costs and expenses relating to redundancy, compliance costs and expenses, closure and make-good costs, asset relocation costs not capitalised, consultants’ and recruitment fees, compensation to departing management and head-count reduction, and asset write-downs and temporary costs associated with transactional services and costs of new personnel and creation or reversal of any related provisions), providing that the aggregate of any and all such restructuring costs that may be included as “Exceptional Items” shall not exceed US$10,000,000 (or the equivalent thereof) during the life of the Facilities (and to the extent that the aggregate of such restructuring costs exceeds US$10,000,000 (or the equivalent thereof), such excess shall not constitute an “Exceptional Item”).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on 31 December each year.

“Interest Cover” means, in relation to any period, the ratio of EBITDA to Net Interest Expense in respect of such Relevant Period.

“Leverage” means, in respect of any period, the ratio of Net Debt on the last day of that period to EBITDA in respect of that period.

“Net Debt” means, at any time

(a)	Total Debt at that time,

less

(b)	the aggregate amount of Cash and Cash Equivalent Investments of Offshore Group Members at that time, which Cash and Cash Equivalent Investments are subject to Transaction Security (excluding any Cash or Cash Equivalent Investments standing to the credit of any Offshore Designated Facility B Account).

“Net Interest Expense” means for any period, the interest expense (including the interest component attributable to Capitalised Lease Obligations) in cash (except as contemplated in paragraph (c) below) of members of the Group (on a consolidated basis) accrued during such period, determined on a consolidated basis in accordance with the Accounting Principles, with respect to all outstanding Financial Indebtedness of members of the Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees and bankers’ acceptance financing, and including net payments, if any, made (less net payments, if any, received) in cash pursuant to interest rate hedging transactions under the Hedging Agreements), but:

(a)	(subject to paragraph (c)) excluding (i) pay-in-kind (non-cash) interest expense, (ii) original issue discount resulting from the issuance of Financial Indebtedness below par and (iii) other amounts of non-cash interest, or amortisation of the foregoing (to the extent non-cash);

(b)	including any commitment fees, commissions and other financing fees (payable in cash) in respect of Financial Indebtedness (which fees are recurring);

(c)	excluding any non-recurring upfront and other non-recurring financing fees (payable in cash) in respect of Financial Indebtedness but including the effect of amortisation of such fees (except to the extent that such fees are funded from (i) the proceeds of such Financial Indebtedness and/or (ii) (in the case of fees relating to the Facilities that are paid on the Closing Date) the Target Closing Cash);

(d)	excluding any interest in respect of Parentco Loans constituting a Permitted Distribution;

(e)	excluding (for the avoidance of doubt) non-cash interest expense attributable to the movement of the mark-to-market valuation of Treasury Transactions (including those under Hedging Agreements);

(f)	excluding (for the avoidance of doubt) any one-time payments (and not taking into account) one-time receipts in respect of termination or close-out of interest rate hedging transactions (including those under the Hedging Agreements);

(g)	excluding (for the avoidance of doubt) any non-cash expense resulting from the discounting of any Financial Indebtedness in connection with the application of purchase accounting;

(h)	excluding (for the avoidance of doubt) any interest (to the extent not paid in cash) deemed to have accrued in respect of any Pension Items or other provisions;

(i)	deducting (only up to the extent of such cash interest expenses of Offshore Group Members for such period) cash interest income of Offshore Group Members (derived from persons that are not members of the Group) during such period determined in accordance with the Accounting Principles; and

(j)	deducting (only up to the extent of such cash interest expenses of Onshore Group Members for such period) cash interest income of Onshore Group Members (derived from persons that are not members of the Group) during such period determined in accordance with the Accounting Principles.

“New Shareholder Injections (Holdco)” means the aggregate amount in cash received by Holdco from persons (other than any member of the Group or Parentco) after the Closing Date in respect of (without double counting) (a) the subscription for shares by such persons in Holdco or (b) Indebtedness for Borrowed Money incurred by Holdco from such persons which Indebtedness for Borrowed Money constitutes “Subordinated Liabilities” (as defined in the Intercreditor Agreement), excluding any Equity Contribution.

“New Shareholder Injections (Parentco)” means the aggregate amount in cash received by Parentco from Holdco after the Closing Date in respect of (without double counting) (a) the subscription for shares by Holdco in Parentco or (b) Holdco Loans incurred by Parentco from Holdco (excluding any Equity Contribution), provided that, in each case, such amount is fully funded from New Shareholder Injections (Holdco) received by Holdco.

“New Shareholder Injections (Borrower)” means the aggregate amount in cash received by the Borrower from Parentco after the Closing Date in respect of (a) the subscription for ordinary shares by Parentco in the Borrower or (b) Parentco Loans incurred by the Borrower from Parentco (excluding any Equity Contribution), provided that, in each case, such amount is fully funded by Parentco from New Shareholder Injections (Parentco) received by Parentco.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Offshore Cash” means, at any time, Cash and Cash Equivalent Investments held by Offshore Group Members.

“Offshore Cashflow” means, in respect of any period, the aggregate of:

(a)	the amount equal to the aggregate Upstream Amounts in respect of that period (excluding any amount of such Upstream Amounts paid into any Offshore Designated Facility B Account for repayment of the Facility B Loans(s));

(b)	plus the amount equal to the Offshore Cash (that is subject to Transaction Security, except that such requirement for Offshore Cash to be subject to Transaction Security shall not apply for any such period that commences on the Closing Date) at the commencement of that period (excluding any amount standing to the credit of (x) any Mandatory Prepayment Account or Offshore Designated Facility B Account at the commencement of that period or (y) any Dividend Account (other than any Surplus Dividend Amount standing to the credit of such Dividend Account) at the commencement of that period), provided that the amount referred to in this paragraph (b) shall only be included if the amount referred to in paragraph (a) in respect of such period is not less than the Offshore Debt Service for such period;

(c)	minus all Offshore Permitted Expenditures, the consideration in respect of any Permitted Acquisition or Permitted Joint Venture Investment (in each case to the extent in cash), any Capital Expenditure (to the extent in cash), Taxes and other cash payments made or paid by any Offshore Group Member (in favour of any person that is not an Offshore Group Member) during that period, except (in each case) funded from the proceeds of any Qualifying New Shareholder Injections (Borrower) that are not applied towards any other purpose and excluding any Offshore Debt Service in respect of that period.

“Offshore Debt Service” means, in respect of any period, the aggregate of:

(a)	Offshore Net Interest Expense for that period;

(b)	all scheduled repayments or scheduled redemptions of Borrowings (other than Borrowings constituted by Facility B Loans) (in each case) falling due from any Offshore Group Member during that period but excluding:

(i)	any such repayments and/or redemptions in favour of any other Offshore Group Member;

(ii)	(for the avoidance of doubt) any voluntary or mandatory prepayment (other than any scheduled repayment or scheduled redemption) of Borrowings,

provided that any such scheduled repayments and scheduled redemptions falling due during any period (or any part thereof) shall be calculated after taking into account any actual reduction in such scheduled repayments or scheduled redemptions falling due as a result of any mandatory or voluntary prepayment that has been made, except that any reduction in any scheduled repayments or scheduled redemptions as a result of the following shall be disregarded (and such scheduled repayments and scheduled redemptions shall be calculated as if the following did not occur):

(1)	any Prepayment of Annual Major Instalment from Dividend;

(2)	any voluntary prepayment of any scheduled repayments or scheduled redemptions (that would otherwise fall due during any Calculation Period) out of any Upstream Amounts in respect of such Calculation Period (“Voluntary Prepayment from Same Period Upstream Amount”), except to the extent that such voluntary prepayment constitutes prepayment of the Facility A Loan(s) that is applied towards reduction of the remaining Facility A Repayment Instalments on a pro rata basis; and

(3)	any voluntary prepayment of any scheduled repayments or scheduled redemptions out of any Available Target Closing Cash (“Voluntary Prepayment from Available Target Closing Cash”), except to the extent that such voluntary prepayment constitutes prepayment of the Facility A Loan(s) that is applied towards reduction of the remaining Facility A Repayment Instalments on a pro rata basis;

(c)	the amount of the capital element of any payments by any Offshore Group Member in respect of Capitalised Lease Obligations during that period; and

(d)	all amounts required to be paid into the Debt Service Reserve Account in accordance with Clause 23.35 (Debt Service Reserve Account) during that period (excluding any amount that is funded from the proceeds of the Loans or that is funded on the Closing Date from Target Closing Cash).

“Offshore Net Interest Expense” means, for any period, the aggregate Net Interest Expense incurred by the Offshore Group Members (and for the avoidance of doubt, excluding any Net Interest Expense incurred by Onshore Group Members).

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current or recurring service costs attributable to that scheme.

“Quarter Dates” means each of 31 March, 30 June, 30 September and 31 December of each calendar year (each a “Quarter Date”).

“Relevant Period” means each period of twelve months ending on each Quarter Date.

“Retained Relevant Proceeds” means the aggregate of Disposal Proceeds and Insurance Proceeds (each as defined in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow)) received by members of the Group (from persons that are not members of the Group) after the Closing Date, to the extent that such Disposal Proceeds and Insurance Proceeds do not give rise to (a) any requirement for prepayment under the Finance Documents pursuant to Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) or (b) any Relevant Distribution Increase pursuant to Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) and (in each case) are not applied towards any other purpose.

“Roll-Up Interest” means for any period, interest and amounts in the nature of interest with respect to Financial Indebtedness accrued during such period which are capitalised (and added to Borrowings) and not payable in cash during such period.

“Total Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of any Capitalised Lease Obligations only, its capitalised value;

(c)	excluding any Borrowings constituted by Facility B Loan(s); and

(d)	excluding any Borrowings constituted by Parentco Loan(s) provided that such Borrowings are subordinated to the Secured Obligations pursuant to the Intercreditor Agreement,

and so that no amount shall be included or excluded more than once.

“Transaction Costs” means:

(a)	in respect of the Acquisition, non-recurring legal, accounting, consulting, advisory, brokerage and other professional fees and out of pocket expenses in connection with the Acquisition and any judicial or regulatory investigation or proceeding relating to the Target Group ongoing around the time of the Acquisition; and

(b)	in respect of (i) any other Permitted Acquisition, Permitted Joint Venture Investment or any disposal by any member of the Group (in each case, excluding any acquisition, investment or disposal in the ordinary course of business) or (ii) raising of equity or debt financing by any member of the Group from any person other than an Obligor, a member of the Group or a Related Person, legal, accounting, consulting, advisory, brokerage and other professional fees and out of pocket expenses in connection with such Permitted Acquisition, Permitted Joint Venture Investment, acquisition, disposal or equity or debt raising,

(in each case) incurred and payable in favour of persons that are not Obligors, members of the Group or Related Persons within 180 days of the date of the Acquisition or such other Permitted Acquisition, Permitted Joint Venture Investment, disposal or, as the case may be, equity or debt financing (or, if earlier, the abandonment thereof) and (in the case of any fees or expenses falling within paragraph (b) and incurred by any Offshore Group Member) entirely funded from Unrestricted Cash or Qualifying New Shareholder Injections (Borrower) which (in each case) has/have not been applied towards any other purpose.

22.2	Financial condition

The Borrower shall ensure that:

(a)	Cashflow Cover: in respect of each Relevant Period ending on a Quarter Date specified in column 1 below, Cashflow Cover for such Relevant Period shall not be less than the ratio set out in column 2 below opposite that Quarter Date:

Column 1 Quarter Date	Column 2 Ratio
31 December 2013	1.30:1
31 March 2014	1.30:1
30 June 2014	1.30:1
30 September 2014	1.30:1
31 December 2014	1.30:1
31 March 2015	1.30:1
30 June 2015	1.30:1
30 September 2015	1.30:1
31 December 2015	1.30:1
31 March 2016	1.30:1
30 June 2016	1.30:1
30 September 2016	1.30:1
31 December 2016	1.30:1
31 March 2017	1.30:1
30 June 2017	1.30:1
30 September 2017	1.30:1
31 December 2017	1.30:1
31 March 2018	1.30:1
30 June 2018	1.30:1
30 September 2018	1.30:1
31 December 2018	1.30:1

(b)	Interest Cover: in respect of each Relevant Period ending on a Quarter Date specified in column 1 below, Interest Cover for such Relevant Period shall not be less than the ratio set out in column 2 below opposite that Quarter Date:

Column 1 Quarter Date	Column 2 Ratio

31 December 2013	3.25:1
31 March 2014	3.65:1
30 June 2014	4.20:1
30 September 2014	4.90:1
31 December 2014	5.83:1
31 March 2015	6.40:1
30 June 2015	6.50:1
30 September 2015	6.50:1
31 December 2015	6.50:1
31 March 2016	6.50:1
30 June 2016	6.50:1
30 September 2016	6.50:1
31 December 2016	6.50:1
31 March 2017	6.50:1
30 June 2017	6.50:1
30 September 2017	6.50:1
31 December 2017	6.50:1
31 March 2018	6.50:1
30 June 2018	6.50:1
30 September 2018	6.50:1
31 December 2018	6.50:1

(c)	Leverage: in respect of each Relevant Period ending on a Quarter Date specified in column 1 below, Leverage for such Relevant Period shall not exceed the ratio set out in column 2 below opposite that Quarter Date:

Column 1 Quarter Date	Column 2 Ratio
31 December 2013	3.39:1
31 March 2014	3.26:1
30 June 2014	3.08:1
30 September 2014	2.31:1
31 December 2014	2.14:1
31 March 2015	2.03:1
30 June 2015	1.93:1
30 September 2015	1.53:1
31 December 2015	1.43:1
31 March 2016	1.32:1
30 June 2016	1.30:1
30 September 2016	1.20:1
31 December 2016	1.20:1
31 March 2017	1.20:1
30 June 2017	1.20:1
30 September 2017	1.20:1
31 December 2017	1.20:1
31 March 2018	1.20:1
30 June 2018	1.20:1
30 September 2018	1.20:1
31 December 2018	1.20:1

(d)	Capital Expenditure: the aggregate Capital Expenditure of the Group in respect of any Financial Year specified in column 1 below, excluding:

(i)	Capital Expenditure funded by any Acceptable Funding Sources (that have not been applied towards any other purpose); or

(ii)	Capital Expenditure which constitutes a Permitted Acquisition (excluding any Permitted Acquisition falling within paragraph (g) of the definition of “Permitted Acquisition”) or Permitted Joint Venture Investment,

(any Capital Expenditure falling within (i) or (ii) being “Excluded Capital Expenditure”) shall not exceed (or the equivalent thereof in US dollars shall not exceed) the amount set out in column 2 below opposite that Financial Year:

Column 1 Financial Year Ending	Column 2 Maximum Expenditure

31 December 2013

US$51,000,000 (less the aggregate Capital Expenditure of the Target Group (or the equivalent thereof in US$) for the period from and including 1 January 2013 to but excluding the Closing Date), provided that if such amount is less than zero, such amount shall be deemed to be zero

31 December 2014	US$58,000,000

31 December 2015	US$67,000,000

31 December 2016	US$71,000,000

31 December 2017	US$76,000,000

31 December 2018	US$76,000,000

Provided that:

(A)	(subject to paragraphs (B) and (C)) if in any Financial Year (the “Original Financial Year”) commencing with the Financial Year in which the Closing Date falls, the aggregate amount of the Capital Expenditure (excluding Excluded Capital Expenditure) of the Group (on a consolidated basis) is less than the maximum amount of Capital Expenditure permitted for that Original Financial Year as set out in column 2 of the table above beside that Original Financial Year (without giving effect to any increase in such maximum amount due to the following provisions of this paragraph (A) and/or the provisions of paragraphs (B) and (C) but after giving effect to any decrease in such maximum amount pursuant to the application of paragraph (D)) (the difference being referred to below as the “Unused Amount” for that Original Financial Year), then the maximum amount of Capital Expenditure permitted for the immediately following Financial Year (the “Carry Forward Year”) shall for the purpose of that Carry Forward Year be increased by an amount equal to the Unused Amount for that Original Financial Year (and for the purposes of this paragraph (d), the Unused Amount for that Original Financial Year shall be regarded as having been carried forward into such Carry Forward Year);

(B)	in any Financial Year, the incurrence of any Capital Expenditure (excluding Excluded Capital Expenditure) by the Group (on a consolidated basis) shall be deemed to have used up (1) first, the maximum amount of Capital Expenditure permitted for that Financial Year as specified in column 2 of the table above beside that Financial Year (without giving effect to any increase in such amount due to any carry forward of any Unused Amount from any previous Financial Year but after giving effect to any decrease in such maximum amount pursuant to the application of paragraph (D)), (2) secondly, the Unused Amount (if any) in respect of the Financial Year immediately prior to such first-mentioned Financial Year which has been carried forward into such first-mentioned Financial Year in accordance with this paragraph (d) and (3) thirdly, the portion of the Unused Amount (if any) in respect of the second Financial Year prior to such first-mentioned Financial Year (which portion has been carried forward into such first-mentioned Financial Year in accordance with this paragraph (d));

(C)	to the extent that any Unused Amount in respect of any Financial Year is carried forward into the immediately following Financial Year (“First Carry Forward Year”) in accordance with this paragraph (d) and has not been used up in such First Carry Forward Year (as determined in accordance with paragraph (B)), the remaining unused portion of such Unused Amount may be carried forward into the Financial Year that immediately follows such First Carry Forward Year (“Second Carry Forward Year”), so that the maximum amount of Capital Expenditure permitted for the Group for such Second Carry Forward Year shall be increased by such unused portion of such Unused Amount so carried into such Second Carry Forward Year, provided that to the extent that such portion of such Unused Amount so carried into such Second Carry Forward Year has not been used up in such Second Carry Forward Year (as determined in accordance with paragraph (B)), the remaining unused portion of such Unused Amount may not be carried forward into the Financial Year that follows such Second Carry Forward Year (or any subsequent Financial Year); and

(D)	in any Financial Year, after incurring Capital Expenditure (excluding Excluded Capital Expenditure) in an aggregate amount equal to the maximum amount of Capital Expenditure of the Group permitted for such Financial Year, the Group may incur additional Capital Expenditure in an aggregate amount of up to 50% of the maximum amount of Capital Expenditure of the Group permitted for the immediately following Financial Year (the amount of such Capital Expenditure so incurred being the “Permitted Carry Back Amount”), provided that (1) the maximum amount of Capital Expenditure of the Group permitted for the immediately following Financial Year shall be reduced by such Permitted Carry Back Amount and (2) for the avoidance of doubt, no additional Capital Expenditure may be incurred pursuant to this paragraph (D) in the last Financial Year set out in the table above.

22.3	Financial testing

(a)	Subject to paragraph (b) below, the financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles (as applied in the preparation of the Base Reference Financial Statements of the Group) and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 21.1 (Financial statements) (subject to any adjustment pursuant to paragraphs (b)(iii) and/or (c) of Clause 21.3 (Requirements as to financial statements)) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

(b)	For the purpose of the financial covenants in paragraphs (a), (b) and (c) of Clause 22.2 (Financial condition) for each of the Relevant Periods ending on a date which is less than 12 months after the Closing Date:

(i)	(in the case of paragraph (a) of Clause 22.2 (Financial condition)) such Relevant Period shall be deemed to be the period from the Closing Date to the last day of such Relevant Period;

(ii)	(in the case of paragraph (b) of Clause 22.2 (Financial condition)) Interest Expense for such Relevant Period shall be deemed to be Interest Expense for the period from the Closing Date to the last day of such Relevant Period multiplied by 360 and divided by the number of days from the Closing Date to the last day of such Relevant Period; and

(iii)	(in the case of paragraph (b) and paragraph (c) of Clause 22.2 (Financial condition)) EBITDA for such Relevant Period shall be equal to the actual EBITDA for such Relevant Period.

(c)	In calculating each of the financial covenants:

(i)	no item shall be included or excluded more than once; and

(ii)	where an item is expressed to be funded from one or more sources, that funding shall be taken into account whether made directly or indirectly.

(d)	For the purposes of calculations under this Clause 22 in respect of any Relevant Period, where an amount is not denominated in US dollars, that amount shall be converted into US dollars at the exchange rate(s) on the last day of such Relevant Period (in the case of balance sheet items or items required to be determined as at the last day of such Relevant Period) and at the average exchange rate for such Relevant Period (in the case of profit and loss account items or items required to be determined over the course of such Relevant Period), as applicable, in each case used in the preparation of the applicable Annual Financial Statements and/or Quarterly Financial Statements delivered under this Agreement in relation to that Relevant Period.

22.4	Pro forma adjustment

EBITDA for any Relevant Period shall be adjusted by:

(a)	(in the event where any person becomes a member of the Group or any business or material fixed asset is acquired by a member of the Group from a person (that is not a member of the Group) during such Relevant Period (such person so becoming a member of the Group or such business or material fixed asset so acquired being an “Acquired Entity or Business”) and such Acquired Entity or Business does not subsequently cease to be a member of the Group and is not subsequently sold, transferred or otherwise disposed of by a member of the Group during such Relevant Period) EBITDA for such Relevant Period shall be determined as if such Acquired Entity or Business had become a member of the Group or had been acquired (as the case may be) on the first day of such Relevant Period and accordingly the earnings before interest, tax, depreciation and amortisation of such Acquired Entity or Business (calculated on a similar basis as EBITDA mutatis mutandis, as if any reference in the definition of “EBITDA” and any related definition to the Group were a reference to such Acquired Entity or Business and its Subsidiaries (if any) on a consolidated basis and excluding any items between members of the Group and such Acquired Entity or Business or any of its Subsidiaries) for the portion of that Relevant Period which falls prior to such Acquired Entity or Business’ becoming a member of the Group or (as the case may be) prior to such acquisition of such Acquired Entity or Business shall be included in the calculation of EBITDA for such Relevant Period; and

(b)	(in the event where any person ceases to be a member of the Group through a disposal by a member of the Group or any business or material fixed asset is disposed of by a member of the Group to any person (that is not a member of the Group) during such Relevant Period (such person ceasing to be a member of the Group or such business or material fixed asset so disposed of being a “Disposed Entity or Business”) and such Disposed Entity or Business does not subsequently become a member of the Group again and is not subsequently re-acquired by a member of the Group during such Relevant Period) EBITDA for such Relevant Period shall be determined as if such Disposed Entity or Business had ceased to be a member of the Group or were disposed of (as the case may be) on the first day of such Relevant Period, and accordingly the contribution (positive or negative) constituted by the earnings before interest, tax, depreciation and amortisation of such Disposed Entity or Business (calculated on a similar basis as EBITDA mutatis mutandis, as if any reference in the definition of “EBITDA” and any related definition to the Group were a reference to such Disposed Entity or Business and its Subsidiaries (if any) on a consolidated basis and excluding any items between members of the Group and such Disposed Entity or Business or any of its Subsidiaries) for the portion of that Relevant Period which falls prior to such Disposed Entity or Business’ cessation as a member of the Group or (as the case may be) such disposal of such Disposed Entity or Business shall be ignored in the calculation of EBITDA for such Relevant Period.

22.5	Equity cure

(a)	If, in respect of any Relevant Period (“Breach Period”), the Borrower fails to comply with any financial covenant set out in paragraphs (a) to (c) of Clause 22.2 (Financial condition), the Borrower may cure such non-compliance in accordance with this Clause 22.5 by procuring New Shareholder Injections (Borrower) to be made available by Parentco to the Borrower (the proceeds of such New Shareholder Injections (Borrower) so received by the Borrower in cash, after deducting all expenses and/or Taxes incurred in connection therewith, being “Curative Equity”) during the period (“Cure Period”) from (but excluding) the expiry of such Breach Period to (but excluding) the date falling 15 Business Days after the latest date by which financial statements of the Group for any period ending on the last day of such Breach Period is required to be delivered to the Agent pursuant to Clause 21.1 (Financial statements), provided that:

(i)	such Curative Equity is received by the Borrower during such Cure Period and is applied towards prepayment in accordance with Clause 8.5 (Equity Cure);

(ii)	the Borrower shall have given the Agent written notice at least one (1) Business Day prior to the last day of such Cure Period, which notice shall (A) state that the Borrower is exercising its rights under this Clause 22.5 to cure such non-compliance with such financial covenant(s) for such Relevant Period and (B) identify such Curative Equity referred to above as being received by the Borrower for the purposes of this Clause 22.5;

(iii)	the aggregate amount of such Curative Equity shall not exceed the minimum amount that is required to cure such non-compliance with financial covenants for such Breach Period in accordance with the calculations under paragraph (b);

(iv)	the Borrower may not cure such non-compliance with any financial covenant in any of paragraphs (b) and/or (c) of Clause 22.2 (Financial condition) in respect of such Breach Period, if:

(A)	in the case of paragraph (b) of Clause 22.2 (Financial condition), Interest Cover is less than 2.00:1 for such Breach Period; and

(B)	in the case of paragraph (c) of Clause 22.2 (Financial condition), Leverage exceeds 5.00:1 for such Breach Period; and

(v)	the Borrower may not exercise its rights under this Clause 22.5 in respect of more than three (3) Relevant Periods in aggregate (for the duration of the Facilities), and may not exercise its rights under this Clause 22.5 in respect of any consecutive Relevant Periods.

(b)	Upon the receipt by the Borrower of such Curative Equity in accordance with paragraph (a):

(i)	the applicable financial covenant(s) set out in paragraphs (a) to (c) of Clause 22.2 (Financial condition) in respect of such Breach Period shall be re-calculated as if:

(A)	for the purpose of the Cashflow Cover for such Breach Period, the aggregate amount of Offshore Cashflow (falling with paragraph (a) of the definition of “Offshore Cashflow”) for such Breach Period had been increased by an amount equal to the amount of such Curative Equity so received by the Borrower (but for such purpose Offshore Debt Service or Net Interest Expense for such Breach Period shall not be deemed to be decreased by reference to such Curative Equity);

(B)	for the purposes of the Interest Cover for such Breach Period, the aggregate outstanding amount of the Loans as at each day throughout such Breach Period were equal to such aggregate outstanding amount (as at such day) as reduced by the amount of such Curative Equity so received by the Borrower (such reduction being applied first towards Facility A Loans and secondly towards Facility B Loans), and Net Interest Expense for such Breach Period were re-calculated accordingly (based on such reduced amount of the Loans) and EBITDA for such Breach Period shall not be deemed to be increased by reference to such Curative Equity; and

(C)	for the purpose of Leverage for such Breach Period, Net Debt as at the end of such Breach Period shall be deemed to have been reduced by an amount equal to the amount of such Curative Equity so received by the Borrower, and EBITDA for such Breach Period shall not be deemed to be increased by reference to such Curative Equity;

(ii)	if such financial covenant for such Breach Period (as re-calculated in accordance with paragraph (b) satisfies the requirements under paragraphs (a) to (c) of Clause 22.2 (Financial condition) (as applicable) in respect of such Breach Period, such non-compliance of such financial covenant shall be deemed to have been cured and any Default or Event of Default constituted by such non-compliance shall be deemed to have been remedied for all purposes of the Finance Documents; and

(iii)	for the purposes of each of the three Relevant Periods following such Breach Period (each a “Subsequent Relevant Period”), to the extent that any part of such Subsequent Relevant Period falls within such Breach Period (such part being an “Overlapping Period”), then for the purposes of paragraphs (a) and (b) of Clause 22.2 (Financial condition):

(A)	the Cashflow Cover for such Subsequent Relevant Period shall be determined as if the aggregate amount of Offshore Cashflow (falling with paragraph (a) of the definition of “Offshore Cashflow”) for such Subsequent Relevant Period had been increased by an amount equal to the amount of such Curative Equity so received by the Borrower (but for the purposes of calculating such Cashflow Cover, Offshore Debt Service or Net Interest Expense for such Subsequent Relevant Period or any part thereof shall not be deemed to be reduced by reference to such Curative Equity or any part thereof); and

(B)	the Interest Cover for such Subsequent Relevant Period shall be determined as if the aggregate outstanding amount of the Loans as at each day throughout such Overlapping Period were equal to such aggregate outstanding amount (as at such day) as reduced by the amount of such Curative Equity so received by the Borrower (such reduction being applied first towards Facility A Loans and secondly towards Facility B Loans) and the Net Interest Expense for such Overlapping Period shall be determined accordingly (provided that, for the avoidance of doubt, the foregoing shall not apply to any determination of the Net Interest Expense for any part of such Subsequent Relevant Period that falls outside such Overlapping Period).

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment of any Lender in respect of any Facility (or any commitment represented thereby) is in force.

Authorisations and compliance with laws

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	(upon request by the Agent) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under any or all of the Finance Documents and the Merger Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any or all of the Finance Documents and the Merger Documents; and

(iii)	carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

23.3	Anti-corruption law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use any of the proceeds of any of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws.

23.4	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with the Accounting Principles; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall not, and the Borrower shall ensure that no member of the Group shall, change its residence for Tax purposes (except, in relation to any member of the Group that is not the Borrower, Newco 1 or Newco 2, as part of the bona fide tax planning of the Group).

Restrictions on business focus

23.5	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

23.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

23.7	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	acquire a company, corporation or legal entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company, corporation or legal entity.

(b)	Paragraph (a) above does not apply to an acquisition of a company, corporation or legal entity, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company, corporation or legal entity which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

23.8	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such acquisition, transfer, loan or guarantee constitutes a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture Investment.

23.9	Holding Companies

(a)	None of Holdco, Parentco or the Borrower shall, and each Obligor shall ensure that no Offshore Group Member shall, trade, carry on any business, own any assets or incur any liabilities, indebtedness or commitments (whether actual or contingent), except for:

(i)	the provision of management, legal, accounting and administrative services (excluding treasury transactions) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries (including in relation to any Specified Actions) and the payment of any Acquisition Costs contemplated in the Funds Flow Statement;

(ii)	ownership of shares in its Subsidiaries, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments;

(iii)	rights in respect of Permitted Loans made by it;

(iv)	the incurrence of Permitted Financial Indebtedness (excluding any Permitted Guarantee);

(v)	the giving of any Permitted Guarantee (excluding, in the case of Holdco, Parentco or any other Restricted Holding Company, any Permitted Guarantee falling within paragraph (e) or (m) of the definition of “Permitted Guarantee”);

(vi)	the incurrence of:

(A)	any liabilities under the Transaction Documents to which it is a party; and

(B)	any liabilities for Taxes, professional fees and administration costs in the ordinary course of business as a holding company; and/or

(C)	any liabilities for the Specified Action;

(vii)	any Permitted Hedging Transaction;

(viii)	the making or receipt of any Permitted Distribution;

(ix)	non-trading administrative activities desirable to maintain its tax status; and

(x)	(in the case of any Offshore Group Member excluding Newco 1 and Newco 2) engaging in and/or entering into advertising sales activities outside the PRC in line with the past practice as at the date of the Commitment Letter, provided that the aggregate turnover or revenue (whichever is the higher) of any and all Offshore Group Members during any Financial Year shall not exceed the Trading Limit (or the equivalent thereof in any other currency). For such purposes, “Trading Limit” means, in respect of any Financial Year, US$3,000,000 per Financial Year, provided that the “Trading Limit” (in respect of any Financial Year) may be increased to an amount not exceeding US$7,500,000 in the event that the Borrower has notified the Agent in writing that such increase is reasonably required in connection with the maintaining tax status of any Offshore Group Member;

(xi)	(in the case of the Borrower with effect from the Merger Effective Time) incurrence of the Deferred Pre-Acquisition RCA Payments or any liability therefor;

(xii)	(in the case of the Borrower) the issuance of shares and options pursuant to paragraph (e) of the definition of “Permitted Share Issue” as part of the management incentive and/or share option plans;

(xiii)	any acquisition or disposal of Equity Interests in any person which constitutes a Permitted Acquisition or Permitted Disposal (as the case may be); and/or

(xiv)	any activities consented to or approved by the Majority Lenders.

(b)	None of Holdco, Parentco or the Borrower shall, and each Obligor shall ensure that Newco 1 shall not, hold or own any interest in any other entity except:

(i)	(in the case of Holdco) for shares in Parentco;

(ii)	(in the case of Parentco) for shares in the Borrower;

(iii)	(in the case of the Borrower at any time on or after the Completion but prior to the completion of the Post-Completion Reorganisation) for shares in FMCH and Hua Kuang and any Dormant Subsidiary that is an Offshore Group Member and that is existing as at the Closing Date;

(iv)	(in the case of the Borrower at any time on or after completion of Post-Completion Reorganisation) for shares in Newco 1 and any Dormant Subsidiary that is an Offshore Group Member and that is existing as at the Closing Date; and

(v)	(in the case of Newco 1 on or after completion of the Post-Completion Reorganisation) for shares in Newco 2.

Without prejudice to the foregoing, each Obligor shall ensure that with effect from the completion of the Post-Completion Reorganisation, Newco 2 shall directly or indirectly hold and beneficially own all of the Equity Interests in any and all members of the Group (excluding the Borrower, Newco 1 and Newco 2) that are held or beneficially owned directly or indirectly by the Borrower.

(c)	To the extent that any member of the Target Group (that is an Offshore Group Member) has, as at the Closing Date, any liabilities (other than those set out in paragraphs (c)(i) to (viii) of Clause 20.29 (Holding and Dormant Companies)), each Obligor shall, promptly upon becoming aware of the same, ensure that such liabilities are adequately reserved against in accordance with the Accounting Principles.

23.10	Dormant subsidiaries

No Obligor shall (and the Borrower shall ensure no other member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless:

(a)	subject to Agreed Security Principles, (i) such member of the Group (only if it becomes a Material Company) becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors), and (ii) the Equity Interests in such member of the Group becomes subject to Transaction Security; and

(b)	(if such member of the Group is an Offshore Group Member) all of the Equity Interests in such member of the Group are (or, promptly upon the cessation of such member of the Group as a Dormant Subsidiary, become) legally and beneficially owned directly or indirect by Newco 2.

Restrictions on dealing with assets and Security

23.11	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so has and would reasonably be expected to have a Material Adverse Effect.

23.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.13	Merger Documents

(a)	Each of Parentco and the Borrower shall promptly pay all amounts payable under the Merger Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	Without prejudice to paragraph (a), each Obligor shall, and shall procure that any member of the Group that is party to any Merger Document shall:

(i)	comply in all material respects with the provisions of the Merger Documents to which it is a party;

(ii)	take (or procure to be taken) all reasonable and practical steps to preserve and enforce its rights and remedies under or in connection with, and pursue any claims under, (A) any of the Merger Documents (other than any Related Merger Document) unless in the bona fide opinion of the Borrower it would be detrimental to the commercial interests of the Group to do so and (B) any Related Merger Document;

(iii)	inform the Agent of any material default under or any material breach of or non-compliance with the terms of any Merger Document by any party thereto (including any material breach of warranty thereunder) or the existence of any material claim against any party to any Merger Document pursuant to such Merger Document, in each case as soon as reasonably practicable upon becoming aware of the same;

(iv)	not, without the prior written consent of (at any time on or prior to the Closing Date) the Arrangers or (at any time after the Closing Date) the Agent (acting on the instructions of the Majority Lenders):

(A)	make or agree to any amendment or variation of or supplement to any provision of any Merger Document where such amendment, variation or supplement (as the case may be) would reasonably be expected to be materially adverse to the interests of the Finance Parties, provided that Holdco and Parentco (and after the Related Merger Indemnity Transfer has occurred) the Borrower shall be entitled (without the consent of any Finance Party) to make any Permitted Related Merger Indemnity Amendment;

(B)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Merger Document (other than, with respect to any Merger Document (that is not a Related Merger Document, the Chairman Rollover Agreement or the Voting Agreement), any termination thereof prior to the Closing Date where such termination is not and would not reasonably be expected to be materially adverse to the interests of the Finance Parties);

(C)	grant or agree to any waiver of any of its rights or remedies under or in connection with any Merger Document where such waiver is or would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(D)	give any consent under any Merger Document that is discretionary where such consent is or would reasonably be expected to be materially adverse to the interests of the Finance Parties; or

(E)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any Merger Document, except for the Related Merger Indemnity Transfer or any assignment of its rights constituted by the creation of Transaction Security over such rights,

(it being acknowledged that, without limitation to the generality of the foregoing, any amendment, variation, supplement, waiver, consent or termination that has the effect of reducing any amount of indemnification under the Related Merger Indemnity shall be deemed materially adverse to the interests of the Finance Parties, [but any amendment, variation, supplement or consent which has the effect of extending the Termination Date (as defined in the Merger Agreement) to a day falling on or prior to 10 months after the date of the Commitment Letter for the purpose of satisfying any condition for which the consent or approval of any Governmental Authority (as defined in the Merger Agreement) is being sought in accordance with the Merger Agreement or the Transactions (as defined in the Merger Agreement) will be deemed not to be materially adverse to the interests of the Finance Parties]5);

(v)	notify the Agent in writing of any amendment or variation of or supplement to any provision of any Merger Document prior to such amendment, variation or supplement (as the case may be) becoming effective and any waiver by any member of the Group of any of its rights or remedies under or in connection with any Merger Document or any consent by any member of the Group under any Merger Document prior to the granting of such waiver or consent (as the case may be) where such amendment, variation, supplement, waiver or consent (as the case may be) is or would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(vi)	exercise its rights under section 2(a) of the Related Merger Indemnity to deduct the Escrow Amount (as defined in the Related Merger Indemnity) from the consideration in respect of the Acquisition and ensure that such deducted amount is paid directly by the Borrower into the Escrow Account (as defined in the Related Merger Indemnity) pursuant to the Funds Flow Statement on the Utilisation Date (and not through the Paying Agent (as defined in the Merger Agreement));

(vii)	not exercise (and each Obligor shall ensure that none of Holdco or any of Giovanna Investment Holdings Limited, Gio2 Holdings Ltd., Power Star Holdings Limited and State Success Limited (or any assignee or transferee thereof) shall exercise) any of its rights under section 2(a) of the Related Merger Indemnity, or otherwise agree, to discharge or settle, or accept any consideration in satisfaction, discharge or settlement of, any obligation or liability of JJ or any of the Chairman Parties (as defined in the Related Merger Indemnity) under the Related Merger Indemnity (other than by way of full payment by JJ or any of the Chairman Parties (as defined in the Related Merger Indemnity) in cash of the amount of such obligation or liability to the Borrower) (each such exercise, agreement, acceptance, discharge, settlement and/or satisfaction being a “Non-cash Settlement Transaction”), except:

(A)	where (1) Qualifying New Shareholder Injections (Borrower) in an amount not less than the amount of such obligation or liability that is so satisfied, discharged or settled (or deemed satisfied, discharged or settled) are made to the Borrower in respect of, and no later than the time of, such Non-cash Settlement Transaction and (2) such Non-cash Settlement Transaction does not involve any payment or the incurrence of any liability by any Obligor or any member of the Group (other than any payment by Holdco that is entirely funded by New Shareholder Injections (Holdco));

[5]	Subject to review of final form of the Merger Agreement.

(B)	to the extent that (1) the aggregate amount of such obligations and/or liabilities so satisfied, discharged or settled (or deemed satisfied, discharged or settled) pursuant to one or more such Non-cash Settlement Transactions does not exceed (or the equivalent thereof in US$ does not exceed) US$10,000,000, (2) none of such Non-cash Settlement Transactions involves any payment or the incurrence of any liability by any Obligor or any member of the Group (other than any payment by Holdco that is entirely funded by New Shareholder Injections (Holdco)) and (3) all of the Losses (as defined in the Related Merger Indemnity) to which such obligations and/or liabilities so satisfied, discharged or settled (or deemed satisfied, discharged or settled) relate have been paid and/or made good by the Borrower out of Unrestricted Cash; or

(C)	otherwise with the prior written consent of the Majority Lenders (which consent may be subject to conditions imposed by the Majority Lenders); and

(viii)	ensure that, if any Exchange Fund (as defined in the Merger Agreement) is returned to or to the order of Parentco or any member of the Group pursuant to the provisions of the Merger Agreement, such Exchange Fund (as so defined) shall be immediately paid into a Charged Account of the Borrower (which is held with a Finance Party or an Affiliate thereof) provided that at all times prior to the later of (A) the final resolution (in the form of a final settlement or final non-appealable judgment) of all disputes and/or objections from any and all Dissenting Shareholders (as defined in the Merger Agreement) with respect to the Acquisition and/or the value of Dissenting Shares (as defined in the Merger Agreement) and the payment in full of all liabilities of Parentco and/or members of the Group in respect of such disputes, objections, resolutions, settlements and/or judgments (the “Dissenting Shareholder Amounts”) and (B) the date falling twelve (12) months after the Closing Date, such Exchange Fund (as so defined) so paid into such Charged Account shall be segregated from all other funds of any Obligor or any member of the Group and shall from time to time be applied solely towards payment of the Merger Consideration and/or the Dissenting Shareholder Amounts.

(c)	Each Obligor shall promptly notify the Agent in the event that the Acquisition is withdrawn or abandoned.

(d)	Subject to the provisions of the Transaction Security Documents, each Obligor shall ensure that any and all proceeds received or recovered by or paid to the order of Parentco or Holdco under or pursuant to any Related Merger Document or any right or remedy thereunder shall be promptly paid to (i) the Borrower (by way of subscription for ordinary shares by Parentco in the Borrower or Parentco Loans or (as applicable) by way of subscription for ordinary shares by Holdco in Parentco or Holdco Loans, and in turn by way of subscription for ordinary shares by Parentco in the Borrower or Parentco Loans) or (ii) to the applicable third party (that is not an Obligor, a member of the Group or a Related Person) in discharge of the applicable claim of such third party against any member of the Group in respect of which such proceeds are received or recovered by or paid to the order of Parentco or Holdco.

(e)	The Borrower shall provide a copy of the Paying Agent Agreement to the Agent as soon as reasonably practicable after the same has been entered into.

23.14	Negative pledge

In this Clause 23.14, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	Except as permitted under paragraph (d) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Except as permitted under paragraph (d) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Except as permitted under paragraph (d) below, each Obligor shall ensure that no holder or owner of any Equity Interest in any VIE Entity will create or permit to subsist any Security over or Quasi-Security relating to any Equity Interest in such VIE Entity (or any beneficial interest therein), provided that with respect to any such holder or owner that is not JJ or any of his Affiliates, the obligations of each Obligor under this paragraph (c) shall be limited to the extent of its powers (it being agreed that none of the Obligors shall, and each Obligor shall ensure that no member of the Group shall, consent to the creation or subsistence of any such Security or Quasi-Security).

(d)	Paragraphs (a), (b) and (c) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

23.15	Disposals

(a)	Except as permitted under paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Except as permitted under paragraph (c) below, each Obligor shall ensure that no holder or owner of any Equity Interest in any VIE Entity will enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Equity Interest in such VIE Entity (or any beneficial interest therein), provided that with respect to any such holder or owner that is not JJ or any of his Affiliates, the obligations of each Obligor under this paragraph (b) shall be limited to the extent of its powers (it being agreed that none of the Obligors shall, and each Obligor shall ensure that no member of the Group shall, consent to any such sale, lease, transfer or disposal).

(c)	Paragraphs (a) and (b) above do not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

23.16	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any Affiliate or any Related Person except on arm’s length terms.

(b)	The following transactions shall not constitute a breach of this Clause 23.16:

(i)	any Holdco Loan, any Parentco Loan, or any loans between members of the Group, in each case, to the extent such loans are permitted under Clause 23.17 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iii)	any other transactions solely between members of the Group (excluding any VIE Entity), to the extent that such transactions are permitted under the other provisions of this Agreement (and not expressed to be subject to any requirement to be on arm’s length terms);

(iv)	any transaction between a member of the Group (that is not a VIE Entity) and a VIE Entity, to the extent that the terms of such transaction are not less favourable to such member of the Group (that is not a VIE Entity) than arm’s length terms;

(v)	any Permitted Distribution falling within paragraph (i) or (j) of the definition of “Permitted Distribution”;

(vi)	any Existing Unpaid Capital Contribution Payment; and

(vii)	any Permitted Transaction.

Restrictions on movement of cash - cash out

23.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

23.18	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

23.19	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) make or agree to make any Restricted Payment.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (d) of the definition of “Permitted Transaction”).

23.20	Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing, or any part thereof; or

(ii)	purchase, redeem, defease or discharge any principal amount (or capitalised interest) outstanding with respect to the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing, or any part thereof.

(b)	Paragraph (a) does not apply to:

(i)	any (A) scheduled repayment of principal of any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing (in each case subject to the Intercreditor Agreement) or (B) any mandatory prepayment of principal of the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing owing to any creditor of such principal on account of illegality events affect such creditor, where (1) (in the case of any Qualifying Facility A Refinancing, and to the extent applicable in the case of any Qualifying SBLC Refinancing) such mandatory prepayment is permitted under the Intercreditor Agreement and (where applicable) the terms of subordination referred to in paragraph (e)(ii) of the definition of “Qualifying SBLC Refinancing”, (2) (in the case of any Qualifying SBLC Refinancing) such mandatory prepayment is fully funded from (and the liability of the Borrower in respect thereof is limited to) payments by the Refinancing SBLC Bank under the Refinancing SBLC in respect of such Qualifying SBLC Refinancing (and any and all counter-indemnity obligations in respect of such payments under such Refinancing SBLC are fully funded from and are limited to the Refinancing SBLC Cash Pledge in respect of such Qualifying SBLC Refinancing) and (3) (in the case of the Qualifying SBLC Financing) such mandatory prepayment is permitted under the SBLC Intercreditor Agreement;

(ii)	any repayment of principal upon the acceleration of any Qualifying Facility A Refinancing to the extent permitted under the Intercreditor Agreement; or

(iii)	(at any time after all Facility B Loans have been repaid in full) any voluntary prepayment of any Qualifying Facility A Refinancing, provided that (A) such prepayment is entirely funded out of Unrestricted Cash (not constituting Available Target Closing Cash) and/or Qualifying New Shareholder Injections (Borrower) (in each case, which is not applied for any other purpose) and (B) a voluntary prepayment of the Facility A Loans is simultaneously made (which voluntary prepayment is entirely funded out of Unrestricted Cash (not constituting Available Target Closing Cash) and/or Qualifying New Shareholder Injections (Borrower) which, in each case, is/are not applied for any other purpose) such that the proportion of the Facility A Loans so voluntarily prepaid is not less than the proportion of the aggregate principal amount of such Qualifying Facility A Refinancing so voluntarily prepaid.

(c)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) make, effect or agree to any amendment, variation, supplement or waiver relating to the terms of the Qualifying SBLC Financing (or any part thereof), any Existing SBLC Financing Document, any Qualifying Facility A Refinancing (or any part thereof), any Qualifying Facility A Refinancing Document relating to any Qualifying Facility A Refinancing, any Qualifying SBLC Refinancing (or any part thereof) or any Qualifying SBLC Refinancing Document relating to any Qualifying SBLC Refinancing, which amendment, variation, supplement or waiver relates to or has the effect of:

(i)	in the case of the Qualifying SBLC Financing or an Existing SBLC Financing Document:

(A)	changing, in any manner adverse to the interests of the Finance Parties, any recourse of the Existing SBLC Bank, Existing SBLC Issuing Bank, Existing SBLC Confirming Bank or any other person that may have confirmed or endorsed any of the SBLCs, against any Obligor or any member of the Group;

(B)	increasing the principal amount of the Qualifying SBLC Financing, any of the Qualifying SBLC Financing or any of the Existing SBLCs;

(C)	changing the terms of the Qualifying SBLC Financing so that the terms of the Qualifying SBLC Financing (as amended, supplemented, varied or waived) do not comply with the requirements in the definition of “Qualifying SBLC Financing” or the Qualifying SBLC Financing ceases to constitute Qualifying SBLC Financing; or

(D)	bringing forward the date of any scheduled repayment of the Qualifying SBLC Financing or any part thereof;

(ii)	in the case of a Qualifying Facility A Refinancing or a Qualifying Facility A Refinancing Document relating to a Qualifying Facility A Refinancing:

(A)	increasing the principal amount of such Qualifying Facility A Refinancing (except for any increase which itself constitutes a Qualifying Facility A Refinancing and the entire amount of such increase is applied towards prepayment of the Facility A Loans on a dollar for dollar basis as contemplated by the definition of Qualifying Facility A Refinancing); or

(B)	changing the terms of such Qualifying Facility A Refinancing so that the terms of such Qualifying Facility A Refinancing (as amended, supplemented, varied or waived) do not comply with the requirements in the definition of “Qualifying Facility A Refinancing” or such Qualifying Facility A Refinancing ceases to constitute Qualifying Facility A Refinancing;

(iii)	in the case of a Qualifying SBLC Refinancing or a Qualifying SBLC Refinancing Document relating to a Qualifying SBLC Refinancing:

(A)	increasing the principal amount of such Qualifying SBLC Refinancing or any Refinancing SBLC relating to such Qualifying SBLC Refinancing (except for any increase which itself constitutes a Qualifying SBLC Refinancing and the entire amount of such increase is applied towards prepayment of the Facility A Loans as contemplated by the definition of Qualifying SBLC Refinancing); or

(B)	changing the terms of such Qualifying SBLC Refinancing so that the terms of such Qualifying SBLC Refinancing (as amended, supplemented, varied or waived) do not comply with the requirements in the definition of “Qualifying SBLC Refinancing” or such Qualifying SBLC Refinancing ceases to constitute Qualifying SBLC Refinancing;

(iv)	changing any debtor or obligor with respect to the Qualifying SBLC Financing (or any part thereof), any Qualifying Facility A Refinancing (or any part thereof) or any Qualifying SBLC Refinancing (or any part thereof) (except for, only in the case of any Qualifying Facility A Refinancing, any release of any guarantor with respect thereof and/or the addition of any guarantor with respect thereof permitted under the Intercreditor Agreement);

(v)	making any Obligor or member of the Group subject to additional obligations with respect to prepayment or redemption (provided that, without prejudice to paragraphs (a) and (b) above, customary prepayment or redemption provisions relating to (A) change of control (that are not more onerous than those relating to Change of Control in this Agreement) and/or (B) illegality events affecting the applicable creditors of the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing (as the case may be) would not constitute additional obligations in breach of this paragraph (c)(v)); or

(vi)	making any Obligor or member of the Group subject to more onerous obligations under or in respect of representations, undertakings, financial covenants or events of default (unless the same amendment, variation, supplement or waiver shall have been made to, or given in respect of, the equivalent provisions of the Finance Documents): or

(vii)	breaching or not complying with the terms of the Intercreditor Agreement or (in the case of the Qualifying SBLC Financing) the terms of the SBLC Intercreditor Agreement or (in the case of any Qualifying SBLC Refinancing) the terms of subordination referred to in paragraph (e)(ii) of the definition of “Qualifying SBLC Refinancing”.

(d)	Each Obligor undertakes that none of the proceeds of the Qualifying SBLC Financing will be (i) repatriated into the PRC in any manner by any Obligor or any member of the Group, or (ii) used directly or indirectly to pay, repay, prepay or refinance any amount from time to time outstanding under any of the Finance Documents.

(e)	Each Obligor shall ensure that, with effect from the Closing Date:

(i)	none of the principal amount of the Qualifying SBLC Financing, the amount of the any Existing SBLC or the amount of the Existing SBLC Cash Pledge is increased;

(ii)	the Qualifying SBLC Financing shall not have the benefit of any guarantee (other than the Existing SBLCs and Permitted Guarantee falling within paragraph (i) of the definition of “Permitted Guarantee”) or Security or Quasi-Security (other than the Existing SBLC Cash Pledge and the Permitted Security falling within paragraph (l) of the definition of “Permitted Security”) and none of the Existing SBLC Issuing Bank or the Existing SBLC Confirming Bank or any other person that may have confirmed or endorsed any Existing SBLC shall be entitled pursuant to the terms of the Existing SBLC Financing Documents to have the benefit of any guarantee or any Security or Quasi-Security (other than the Existing SBLC Cash Pledge); and

(iii)	the Existing SBLC Amendment and Restatement does not constitute or give any effect to any amendment, variation, supplement or waiver of the Existing SBLC Facility Agreement other than (A) those expressly set out in the original form of Existing SBLC Consent and Amendment (excluding the provision in clause 5 of the original form of the SBLC Deed of Consent which allows other modifications as reasonably necessary or desirable) and (B) any amendments, variations, supplements and/or waivers that are permitted under paragraph (c) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing). The Borrower shall provide a copy of the Existing SBLC Amendment and Restatement to the Finance Parties promptly upon entering into the Existing SBLC Amendment and Restatement.

(f)	If and when the Initial Majority Senior Facility Creditors (as defined in the Intercreditor Agreement) cease to constitute the Instructing Group (as defined in the Intercreditor Agreement), the Borrower shall either promptly:

(i)	prepay all of the Loans; or

(ii)	procure that amendments be made to the Intercreditor Agreement (in form and substance satisfactory to the Majority Lenders) such that the Initial Majority Senior Facility Creditors (as defined in the Intercreditor Agreement) shall continue to constitute the Instructing Group (as defined in the Intercreditor Agreement).

Restrictions on movement of cash - cash in

23.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

23.22	Share capital

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) issue any Equity Interests except pursuant to:

(i)	a Permitted Share Issue; or

(ii)	a Permitted Transaction.

(b)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) at any time enter into or be party to any agreement or arrangement (other than the Finance Documents) that would restrict the ability of a member of the Group (other than the Borrower) to declare or pay (i) dividends to the holders of its Equity Interests (other than, in the case of any VIE Entity, pursuant to the terms of the VIE Contract relating to such VIE Entity) or (ii) (in the case of any Onshore Group Member) any Onshore Distributions or (iii) (in the case of any VIE Entity) amounts (pursuant to the terms of the VIE Contract relating to such VIE Entity) to the applicable member of the Group that is not a VIE Entity and that is party to such VIE Contract.

(c)	Each Obligor shall ensure that no Onshore Group Member shall increase the amount of its statutory reserve requirements or the ratio of retained earnings to be contributed towards statutory reserves under its articles of association, except (i) as required under applicable laws of the PRC or (ii) as required by any applicable Governmental Agency.

Miscellaneous

23.23	Insurance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and that such insurances are effected with reputable independent insurance companies or underwriters.

23.24	Pensions

Each Obligor shall ensure that all pension schemes operated by or maintained for the benefit of any or all of it and/or other members of the Group and/or the respective employees of any of the foregoing are funded, operated and maintained in accordance with the requirements of applicable laws and regulations where failure to do has and would reasonably be expected to have a Material Adverse Effect.

23.25	Access

If a Default is continuing or if the Agent (acting on the instructions of the Majority Lenders) reasonably suspects that a Default is continuing, each Obligor shall, and the Borrower shall ensure that each member of the Group will, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of such Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each Obligor and each member of the Group and (b) meet and discuss matters with Senior Management.

23.26	Qualified management, JJ Service Contracts and governance procedures

(a)	The Borrower must ensure that there is in place in respect of the Group qualified Senior Management with appropriate skills.

(b)	No Obligor shall (the Borrower shall ensure that no member of the Group or Giovanna Group Holdings Limited will) make, effect or agree to any amendment, variation, supplement or waiver relating to any JJ Service Contract which has the effect of any waiver of any non-compete provisions under any JJ Service Contract (excluding for the avoidance of doubt any replacement of such non-compete provisions with equivalent or more extensive non-compete provisions) or any shortening of the period to which such non-compete provisions apply.

(c)	The Borrower shall ensure that each member of the Group shall comply with the provisions of the management and corporate governance structure and procedures set out in the Shareholders Agreement.

23.27	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of any and all Intellectual Property necessary for the business and/or activities of any Obligor or any member of the Group (including with respect to any Intellectual Property that is not owned by it, ensuring that it has valid licences of such Intellectual Property) (such Intellectual Property being “Relevant Intellectual Property”); and

(b)	in respect of any Relevant Intellectual Property:

(i)	if it becomes aware of any infringement in any material respect of such Relevant Intellectual Property, take appropriate steps to protect such Relevant Intellectual Property;

(ii)	make registrations and pay all registration fees and taxes necessary to maintain such Relevant Intellectual Property in full force and effect and record its interest in such Relevant Intellectual Property;

(iii)	not use, and shall use reasonable endeavours to prohibit, any such Relevant Intellectual Property to be used in a way or take any step or omit to take any step in respect of any such Relevant Intellectual Property which may materially and adversely affect the existence or value of any such Relevant Intellectual Property or imperil the right of any member of the Group to use any such Relevant Intellectual Property; and

(iv)	not discontinue the use of any such Relevant Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b)(i) above, or, in the case of paragraphs (b)(iii) and (b)(iv) above, such use, permission to use, omission or discontinuation, would reasonably be expected to have a Material Adverse Effect.

23.28	Amendments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of:

(i)	any of the Constitutional Documents or the constitutional documents of any Obligor or member of the Group, except (in the case of any member of the Group that is not an Obligor) for any amendment or supplement which would not reasonably be expected to have a material adverse effect on the interests of the Finance Documents,

(ii)	the Structure Memorandum or the Funds Flow Statement (except (A) any amendment made prior to the Closing Date with the prior written consent of the Arrangers acting together and acting reasonably or (B) minor administrative or clerical amendments); or

(iii)	any agreement or document evidencing any loan(s) made to Holdco by its shareholder(s), any Holdco Loan or any Parentco Loan, except for any amendment or supplement which is mandatorily required by applicable law or which would not reasonably be expected to have a material adverse effect on the interests of the Finance Documents.

(b)	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) above.

23.29	Group bank accounts

The Borrower shall ensure that within 30 days of the Closing Date all bank accounts of members of the Group (except for bank accounts of Onshore Group Members in the PRC) shall be opened and maintained with one or more Finance Parties and/or Affiliates of one or more Finance Parties and are subject to valid Security under the Transaction Security Documents in accordance with the Agreed Security Principles (except for any bank accounts of members of the Target Group outside the PRC (“Excluded Accounts”) where (a) the aggregate amount standing to the credit of any and all such Excluded Accounts (or the equivalent thereof in US dollars) does not exceed US$10,000,000 at any time and (b) such Excluded Accounts are made subject to valid Security under the Transaction Security Documents within 30 days of the Closing Date (or, if opened after the Closing Date, within 30 days after the opening of such Excluded Account) in each case subject to the Agreed Security Principles).

23.30	Treasury Transactions

(a)	No Obligor shall (and the Borrower will procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions entered into by the Borrower in accordance with the Hedging Letter and documented by the Hedging Agreements;

(ii)	any Permitted SBLC Hedging Transaction; and

(iii)	Treasury Transactions entered into by any Onshore Group Member in the ordinary course of business (in respect of foreign exchange exposures that arise in the ordinary course of its day-to-day business and not in connection with Indebtedness for Borrowed Money) and not for speculative purposes.

(b)	The Borrower shall ensure that all interest rate hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders), save as permitted by the Intercreditor Agreement.

(c)	The Borrower shall not without the consent of the Agent (acting on the instructions of the Majority Lenders), (i) terminate, close out cancel any of the Permitted SBLC Hedging Transactions (except for any termination, close-out or cancellation at a time where no Default under Clause 24.1 (Non-payment) or Event of Default is continuing or would result from such termination, close-out or cancellation and any and all payments and/or liabilities incurred in connection with such termination, close-out or cancellation are satisfied out of Unrestricted Cash that has not been applied towards any other purpose) or (ii) amend, supplement, vary or waive any of the terms of any Permitted SBLC Hedging Transaction so that the terms of any Permitted SBLC Hedging Transaction (as so amended, supplemented, varied or waived) do not comply with the definition of “Permitted SBLC Hedging Transaction” or any Permitted SBLC Hedging Transaction ceases to constitute Permitted SBLC Hedging Transaction.

23.31	Cash management

(a)	Subject to applicable PRC laws and regulations or as may be required by, or as part of bona fide negotiations with, any applicable Governmental Agency in the PRC, no Obligor shall (and the Borrower shall procure that no member of the Group will):

(i)	amend, vary, novate, supplement or replace the terms of any document or agreement pursuant to which any Royalty Payment is or will be made (“Royalty Payment Terms”); or

(ii)	terminate, rescind, supersede, cancel or waive, or agree to terminate, rescind, supersede, cancel or waive any right to receive any Royalty Payment,

in each case, in a manner which, with respect to all Royalty Payments (taken as whole), is or would reasonably be expected to be materially adverse to the interests of the Finance Parties.

(b)	Subject to applicable PRC laws and regulations, no Obligor shall (and the Borrower shall procure that no member of the Group will) assign, transfer, novate or otherwise dispose of any right to receive any Royalty Payment (other than in favour of a member of the Group in a way which is not and would not reasonably be expected to be materially adverse to the interests of the Finance Parties).

(c)	Subject to applicable PRC laws and regulations, no Obligor shall (and the Borrower shall ensure that no member of the Group will) at any time enter into or be party to any agreement or arrangement (other than the Finance Documents) that contains any restrictions on the ability of any Onshore Group Member to make any Royalty Payment.

(d)	Each Obligor shall ensure that all Royalty Payments made by any Onshore Group Member to any Offshore Group Member shall be paid into one or more of the Charged Accounts.

23.32	Guarantors and Transaction Security

(a)	The Borrower shall ensure that with effect from the date falling five (5) Business Days on or after the Closing Date:

(i)	the aggregate of earnings before interest, tax, depreciation and amortisation of each Guarantor (in each case, calculated on the same basis as EBITDA but on an unconsolidated basis and excluding intra-Group items and investments in Subsidiaries of any member of the Group, and as if any reference in the definition of EBITDA and any related definition to the Group were a reference to such Guarantor) is not less than 85% of EBITDA;

(ii)	the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than 85% of the consolidated gross assets of the Group; and

(iii)	the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than 85% of the consolidated turnover of the Group, in each case (tested at times specified in paragraph (b)) by reference to (in the case of paragraphs (i) and (iii)) or as at the end of (in the case of paragraph (ii)) the period to which the latest audited consolidated financial statements of the Group relate (the requirements under this paragraph (a) being the “Guarantor Threshold Requirement”), provided that:

(A)	with respect to any First Tier Offshore Group Member that directly owns equity interests in any Onshore Group Member (each, a “Directly Held Onshore Group Member”), for the purpose of determining compliance with the Guarantor Threshold Requirement only, (1) the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA but on an unconsolidated basis and excluding intra-Group items and investments in Subsidiaries of such First Tier Offshore Group Member and as if any reference in the definition of EBITDA and any related definition to the Group were a reference to such First Tier Offshore Group Member), (2) gross assets or (3) turnover of such First Tier Offshore Group Member shall be deemed to include (to the extent of its percentage ownership of the equity interests in such Directly Held Onshore Group Member, and in accordance with the Accounting Principles (consistently applied)) (in the case of (1)) the consolidated earnings before interest, tax, depreciation and amortisation of such Directly Held Onshore Group Member (calculated on the same basis as EBITDA as if any reference in the definition of “EBITDA” and any related definition to the Group were a reference to such Directly Held Onshore Group Member and its Subsidiaries (if any) on a consolidated basis), (in the case of (2)) the gross assets of such Directly Held Onshore Group Member (on a consolidated basis if it has any Subsidiary) or (in the case of (3)) the turnover of such Directly Held Onshore Group Member (on a consolidated basis if it has any Subsidiary);

(B)	(for the purposes of paragraph (i) only) members of the Group whose earnings before interest, tax, depreciation and amortisation (as calculated in accordance with paragraph (i)) is negative shall be excluded from the calculations under paragraph (i) (as if such members were not members of the Group and their earnings before interest, tax, depreciation and amortisation shall not be taken into account in determining EBITDA for such purpose); and

(C)	at all times on or after the Closing Date but prior to the date when the first set of audited consolidated financial statements of the Group shall have been delivered pursuant to Clause 21.1 (Financial statements), the Guarantor Threshold Requirement shall be tested by reference to the Original Financial Statements of the Target for the period ended 31 December 2011 and (1) (in the case of paragraphs (i) and (iii)) or as at the end of (in the case of paragraph (ii)) the period to which such Original Financial Statements of the Target relate and (2) as if the Closing Date and the Merger Effective Time had occurred as at the commencement of such period.

(b)	The Guarantor Threshold Requirement shall be tested:

(i)	on the date falling (five) Business Days after the Closing Date; and

(ii)	on each date on which any Annual Financial Statements of the Group and the accompanying Compliance Certificate are delivered; and

(iii)	within 30 days after each date on which a member of the Group is acquired or established (after the Closing Date) or ceases to be a member of the Group, provided that for the purposes of such testing pursuant to this paragraph (iii), the EBITDA, the consolidated gross assets of the Group and the consolidated turnover of the Group (in each case, as determined in accordance with paragraph (a) above) for the applicable period (by reference to which such testing is to be carried out pursuant to paragraph (a) above) shall be adjusted (on a pro forma basis as if such acquisition or establishment or (as the case may be) such cessation had occurred at the commencement of such applicable period) in order to take into account the acquisition or establishment of that member of the Group or, as the case may be, such cessation of such member of the Group as a member of the Group (such adjustment being certified by the Group’s auditors as representing an accurate reflection of the EBITDA, consolidated gross assets and consolidated turnover of the Group after taking into account such acquisition or establishment or (as the case may be) such cessation or, if such certification is not available, such adjustment being made in such manner as the Agent (acting in good faith) may determine).

For the purpose of testing pursuant to paragraph (iii), the Borrower shall provide a certificate to the Agent setting out computations (with reasonable particulars) of the Guarantor Threshold Requirement within 30 days after the date on which any member of the Group is acquired or established or ceases to be a member of the Group after the Closing Date.

23.33	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by any or all of the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any or all of the Security Agent and/or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on any or all of the Finance Parties Security over any property and assets of that Obligor or that member of the Group located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to any of the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of any Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such action as is reasonably available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or any or all of the Finance Parties by or pursuant to the Finance Documents.

(c)	In respect of any Transaction Security Document executed after the date of this Agreement (other than those falling within Part IA of Schedule 2 (Conditions Precedent)), each Obligor shall ensure that there shall be delivered to the Agent and the Security Agent, promptly upon such execution, all of the documents and evidence specified in Part III of Schedule 2 (Conditions Precedent) with respect to such Transaction Security Document and each Obligor party to such Transaction Security Document. In respect of each PRC Account Control Agreement, each Obligor shall ensure that there shall be delivered to the Agent and the Security Agent, promptly upon the execution of such PRC Account Control Agreement, all of the documents and evidence specified in Part III of Schedule 2 (Conditions Precedent) with respect to such PRC Account Control Agreement, each Obligor party to such PRC Account Control Agreement and each Onshore Group Member party to such PRC Account Control Agreement (as if such PRC Account Control Agreement were a Transaction Security Document and as if such Onshore Group Member were an Obligor).

(d)	Each Obligor must use, and must procure that each other member of the Group that is a potential Additional Guarantor or potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of guarantees and/or Transaction Security provided for in the Agreed Security Principles. To the extent that any member of the Group is not a Guarantor or has not granted Transaction Security over an asset due to any applicable legal or regulatory restriction but such restriction is subsequently overcome or no longer applies, each Obligor shall ensure that such member of the Group shall become a Guarantor or (as the case may be) grant Transaction Security over such asset pursuant to paragraph (b) of Clause 27.2 (Additional Guarantors) as if it had just become a member of the Group or (as the case may be) just acquired such asset.

23.34	Required Distribution Amount

The Borrower shall (and the Borrower shall procure that each other member of the Group will) ensure that Offshore Group Members (that are Obligors) shall in aggregate receive payment in cash of Upstream Amounts from Onshore Group Members during each Calculation Period (excluding any Upstream Amounts to be applied towards repayment of the Facility B Loans) in an aggregate amount not less than the amount (the “Required Distribution Amount” in respect of such Calculation Period) that is the lower of:

(a)	the sum of (i) the amount set out in the table below in respect of such Calculation Period and (ii) any Relevant Distribution Increase (which has arisen pursuant to paragraph (c) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) but only to the extent that such Relevant Distribution Increase has not already been applied pursuant to this paragraph (a) to cause an increase in the Required Distribution Amount for any Calculation Period); and

(b)	the maximum amount of Upstream Amounts (excluding any such Upstream Amounts to be applied towards the repayment of the Facility B Loans) permitted to be paid by the Onshore Group Members to the Offshore Group Members under applicable PRC laws and regulations and (to the extent of any Royalty Payments comprised within Upstream Amounts) the applicable Royalty Payment Terms during such Calculation Period, it being understood that:

(i)	such maximum amount of such Upstream Amounts shall not take into account the availability or unavailability of cash held by the Onshore Group Members or any contractual restrictions against any such payment of Upstream Amounts (other than, with respect to Royalty Payments (but without prejudice to Clause 23.31 (Cash management)), any applicable Royalty Payment Terms), and shall be determined on the assumptions that all necessary steps and procedures required to be taken by any or all of the members of the Group to enable such Upstream Amounts to be paid shall have been taken and completed in a timely manner; and

(ii)	with respect to Royalty Payments comprised within Upstream Amounts for a Calculation Period, the maximum amount of such Royalty Payments permitted to be paid pursuant to the applicable Royalty Payment Terms during such Calculation Period shall be determined by the Borrower (acting reasonably and in good faith) in accordance with such Royalty Payment Terms and consistent with past practice and applicable Tax principles; and

(iii)	with respect to any Recapitalisation, this paragraph (b) shall not be construed to require any member of the Group to undertake, effect or cause any such Recapitalisation (provided that the maximum amount of Onshore Distributions (excluding Recapitalisation Proceeds) that may be paid or made shall be determined as if no such Recapitalisation is undertaken).

Calculation Period	Required Distribution Amount
Calculation Period ending 31 December 2013	US$	228,000,000 (or its equivalent)

Calculation Period ending 15 November 2014	US$	251,000,00 (or its equivalent)

Calculation Period ending 15 November 2015	US$	289,000,000 (or its equivalent)

Calculation Period ending 15 November 2016	US$	337,000,000 (or its equivalent)

Calculation Period ending 15 November 2017	US$	379,000,000 (or its equivalent)

Calculation Period ending on the last Facility A Repayment Date		Nil

The portion of the Calculation Period Upstream Amount in respect of any Calculation Period, after deducting (without double counting):

(i)	the Offshore Debt Service in respect of such Calculation Period; and

(ii)	the Excess Cashflow in respect of such Calculation Period,

shall, to the extent not already applied towards any other purpose, be added to (and accordingly form part of) “Unrestricted Cash” at the end of such Calculation Period (provided that the Offshore Debt Service in respect of such Calculation Period has been paid in full and the amount of Excess Cashflow in respect of such Calculation Period has been paid into a Mandatory Prepayment Account in accordance with paragraph (a)(iii) of Clause 8.8 (Mandatory Prepayment Accounts and Holding Accounts) or applied towards prepayment in accordance with paragraph (b)(iv) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow)).

23.35	Debt Service Reserve Account

(a)	The Borrower shall open and maintain the Debt Service Reserve Account with the Security Agent or the Agent (or an Affiliate thereof).

(b)	The Borrower shall ensure that, at all times with effect from the Utilisation Date and for so long as any Loan is outstanding, the balance standing to the credit of the Debt Service Reserve Account shall not be less than an amount equal to the aggregate amount of interest accruing on any or all of the Facility A Loans during the period of six (6) Months from such time. For the purposes of such calculation at any time, it shall be assumed that:

(i)	the amount of each Facility A Loan shall not be reduced at any time during such six (6) Month period other than in accordance with Clause 6.1 (Repayment of Loans); and

(ii)	the rate of interest applicable to each Facility A Loan shall be equal to the rate of interest applicable to such Facility A Loan as at such time (after giving effect to any interest hedging transaction under any Initial Hedging Agreement that is in effect as at such time), provided that if such period or any part thereof falls prior to the Termination Date for Facility B, the Margin applicable to each Facility A Loan for that part of such period that falls after the Termination Date for Facility B shall for such purposes be deemed to be 4.75% per annum.

(c)	Without prejudice to the rights of the Security Agent under the Transaction Security Documents:

(i)	except as provided in sub-paragraph (iii) below, the amounts standing to the credit of the Debt Service Reserve Account shall not be withdrawn, transferred or applied other than towards payment of interest from time to time due and payable in respect of any or all of the Facility A Loans under the Finance Documents;

(ii)	the Borrower irrevocably authorises each of the Agent and the Security Agent to apply amounts from time to time standing to the credit of the Debt Service Reserve Account towards payment of interest from time to time due and payable in respect of any or all of the Facility A Loans under the Finance Documents; and

(iii)	provided that paragraph (b) above would be complied with after such application and no Default under Clause 24.1 (Non-payment) or any Event of Default is or would be continuing after such application, the Borrower may direct the Security Agent (with reasonable prior notice) to apply any amount standing to the credit to the Debt Service Reserve Account towards (A) payment of interest on any Facility A Loan(s) or towards any voluntary prepayment of principal of any Facility A Loan(s) or (B) (once in each Calculation Period, after the making of all payments, applications, retentions and/or prepayments referred to in paragraphs (b)(i), (b)(iii) and (b)(v) of Clause 23.37 (Dividend Account(s)) and after the retention (or prepayment) of the amount referred to in paragraph (b)(ii)) of Clause 23.37 (Dividend Account(s)) in respect of Upstream Amounts received into Dividend Account(s) during such Calculation Period) transfer to any other Charged Account of any Offshore Group Member designated by the Borrower.

23.36	PRC Designated Account(s) and Offshore Designated Facility B Account(s)

Each Obligor shall (and the Borrower shall procure that each other member of the Group will) procure that for so long as any Facility B Loan is outstanding:

(a)	prior to the Bridge to Offshore Cash Portion Repayment Date, the aggregate balance of amounts standing to the credit of the Offshore Designated Facility B Account(s) shall not be less than the amount of the Bridge to Offshore Cash Portion of Facility B;

(b)	without prejudice to paragraph (a), the aggregate of:

(i)	the equivalent in US$ (determined using a prevailing rate of exchange selected by the Agent, acting reasonably) of the aggregate balance standing to the credit of each PRC Designated Account (after deducting any PRC withholding Tax that would apply if such balance were paid to an Offshore Group Member by way of dividends from the applicable Onshore Group Member in whose name such PRC Designated Account is held); and

(ii)	the aggregate balance standing to the credit of each Offshore Designated Facility B Account(s),

(such aggregate being the “Aggregate Facility B Cash Amount”) shall not be less than the aggregate outstanding principal amount of the Facility B Loans;

(c)	none of the amounts standing to the credit of any of the PRC Designated Account(s) or the Offshore Designated Facility B Account(s) shall be withdrawn, transferred or applied other than:

(i)	(in the case of a PRC Designated Account) (A) transfer into one or more of the other PRC Designated Account(s) (by way of dividends or Royalty Payments from the applicable Onshore Group Member to the other applicable Onshore Group Member which is a direct or indirect Holding Company of such first-mentioned Onshore Group Member), (B) transfer into one or more of the Offshore Designated Facility B Account(s) (by way of dividends or Royalty Payments from the applicable Onshore Group Member to the applicable Offshore Group Member) and payment of any PRC withholding tax in connection with such transfer and (C) if the Aggregate Facility B Cash Amount exceeds the outstanding principal amount of the Facility B Loans and no Default under Clause 24.1 (Non-payment) or Event of Default is continuing, transfer an aggregate amount not exceeding the amount of such excess (or the equivalent thereof in RMB) into an account of an Onshore Group Member (that is a wholly-owned Subsidiary of the Borrower and not a VIE Entity) as the Borrower may direct (the Security Agent shall, as soon as reasonably practicable upon the request of the Borrower with reasonable notice and reasonable particulars demonstrating that the foregoing requirements are satisfied, countersign any request for such transfer unless it (acting reasonably) has reason to believe that any of the foregoing requirements may not be satisfied); and

(ii)	(in the case of an Offshore Designated Facility B Account) in accordance with paragraph (d) below; and

(d)	all amounts standing to the credit of the Offshore Designated Facility B Account(s) shall be applied towards repayment or prepayment of the Facility B Loans in accordance with Clause 8.4 (Offshore Designated Facility B Account(s)). After repayment or prepayment in full of the Facility B Loans (and all accrued interest thereon and, if applicable, any Break Costs applicable to any such prepayment), the Borrower shall ensure that any amount which remains standing to the credit of any Offshore Designated Facility B Account shall be transferred to one or more of the Dividend Accounts. With effect from the repayment or prepayment in full of the Facility B Loans (and all accrued interest thereon and, if applicable, any Break Costs applicable to any such prepayment), all PRC Account Control Agreements shall terminate and the Security Agent shall (at the cost of the Borrower) execute all necessary releases to give effect to such termination and notify the applicable banks (with whom the PRC Designated Account(s) are held) of such termination, and the Security Agent shall instruct such banks to transfer any amount which remains standing to the credit of any PRC Designated Account to any account of an Onshore Group Member (that is wholly-owned by the Borrower directly or indirectly) as designated by the Borrower.

23.37	Dividend Account(s)

(a)	Each Obligor shall (and the Borrower shall procure that each other member of the Group will) procure that:

(i)	all Dividend Account(s) are opened and maintained with the Security Agent or the Agent (or an Affiliate thereof) by no later than the Utilisation Date;

(ii)	all dividends, distributions and Recapitalisation Proceeds made or paid by any Onshore Group Member to an Offshore Group Member (but excluding, for the avoidance of doubt, Royalty Payments) shall be directly made and paid into the Dividend Account(s) (other than dividends and distributions to be paid out of the PRC Designated Account(s) which are paid into the Offshore Designated Facility B Account(s) as contemplated in Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)); and

(iii)	(subject to the provisions of the Transaction Security Documents) none of the amounts standing to the credit of any of the Dividend Account(s) shall be withdrawn, transferred or applied other than in accordance with paragraph (b) below.

(b)	Upon the payment of any Upstream Amounts into the Dividend Account(s) during any Calculation Period (subject to the provisions of the Transaction Security Documents):

(i)	to the extent that any amount(s) in respect of principal of any Facility A Loan or any interest on any Loan is due but not yet paid under any Finance Document, the amount of such Upstream Amounts so paid into such Dividend Account(s) shall be applied towards the payment of such due amount(s) (provided that in the event that such Upstream Amounts are not sufficient to discharge all of such due amount(s), the amount of such Upstream Amounts shall first be applied towards the payment of interest due but not yet paid in respect of any Loan and then towards the payment of principal due but not yet paid in respect of any Facility A Loan);

(ii)	an amount of the remainder of such Upstream Amounts (after application in accordance with paragraph (b)(i)) equal to the sum of the Facility A Repayment Instalment in respect of the last Facility A Repayment Date that falls within such Calculation Period (the “Annual Major Repayment Instalment” in respect of such Calculation Period) shall be retained in such Dividend Account(s) (and such retained amount shall not be applied towards any purpose other than repayment of any Facility A Loan). The Borrower may elect (by notice to the Agent and the Security Agent) to apply such amount retained in the Dividend Account(s) pursuant to this paragraph (b)(ii) towards voluntary prepayment of such Annual Major Repayment Instalment (pursuant to Clause 7.3 (Voluntary prepayment of Loans)) prior to the Facility A Repayment Date on which such Annual Major Repayment Instalment falls due (subject to the payment of any Break Costs), provided that the Borrower must specify in the applicable notice of prepayment that such prepayment is made pursuant to this paragraph (b)(ii) and the Borrower must elect for all of such amount to be applied towards repayment of such Annual Major Repayment Instalment and not any other Facility A Repayment Instalment (any such prepayment of an Annual Major Repayment Instalment from such amount so retained in the Dividend Account(s) pursuant to this paragraph (b)(ii) being a “Prepayment of Annual Major Instalment from Dividend”);

(iii)	each Obligor shall ensure that any amount required to be paid into the Debt Service Reserve Account to comply with the requirements under Clause 23.35 (Debt Service Reserve Account) shall be transferred from such Dividend Account(s) to the Debt Service Reserve Account out of the remaining amount of such Upstream Amounts so paid into the Dividend Account(s) (after application in accordance with paragraph (b)(i) and after retaining (or prepaying) the amount referred to in paragraph (b)(ii)) in such Dividend Account(s));

(iv)	after application in accordance with paragraphs (b)(i) and (b)(iii) and after retaining (or prepaying) the amount referred to in paragraph (b)(ii)) in such Dividend Account(s) in respect of such Calculation Period, the Borrower may request a withdrawal from such Dividend Account(s) into a Charged Account (specified by the Borrower), an amount or amounts towards payment of Offshore Permitted Expenditures that are due and payable during such Calculation Period and not otherwise funded out of other Upstream Amounts in respect of such Calculation Period. Upon receipt by the Security Agent of an application for such withdrawal from the Borrower (together with the Borrower’s certification, together with reasonable supporting calculations, that such withdrawal complies with the requirements of this paragraph (b)(iv) and is for application towards Offshore Permitted Expenditures that are due and payable during such Calculation Period and not otherwise funded out of Upstream Amounts in respect of such Calculation Period), the Security Agent shall, as soon as reasonably practicable, countersign such application to authorise such withdrawal (unless the Security Agent (acting reasonably) has reason to believe that any of the foregoing requirements may not be satisfied or any Event of Default is continuing or any Default under Clause 24.1 (Non-payment) is continuing or any of the provisions of Clause 23.35 (Debt Service Reserve Account) is not complied with);

(v)	each Obligor may by notice to the Security Agent (prior to the earlier of the time when an amount equal to the Excess Cashflow in respect of such Calculation Period is required to be applied towards prepayment of the Loans in accordance with paragraph (d)(iii) of Clause 8.7 (Application of mandatory prepayments and cancellations) or the time when such amount is required to be paid into any Mandatory Prepayment Account pursuant to paragraph (a)(iii) of Clause 8.8 (Mandatory Prepayment Accounts and Holding Accounts)) elect that an aggregate amount up to the Excess Cashflow in respect of such Calculation Period be transferred from such Dividend Account(s) to a Mandatory Prepayment Account out of the amount of such Upstream Amounts so paid into the Dividend Account(s) (after application in accordance with paragraphs (b)(i) and (b)(iii) and after retaining (or prepaying) the amount referred to in paragraph (b)(ii)) in such Dividend Account(s) and after making any application that is required to be made under paragraph (b)(iv) by the time of such transfer pursuant to this paragraph (b)(v)) for application towards prepayment in accordance with paragraph (b)(iv) of Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow). The Security Agent shall, as soon as reasonably practicable, countersign any application for withdrawal delivered to it by the Borrower which gives effect to any transfer in accordance with this paragraph (b)(v); and

(vi)	the remainder of such Upstream Amounts so paid into the Dividend Account(s) (after application in accordance with paragraphs (b)(i), (b)(iii), (b)(iv) and (b)(v) and after retaining (or prepaying) the amount referred to in paragraph (b)(ii)) in such Dividend Account(s)) (the “Surplus Dividend Amount” in respect of such Calculation Period) may be withdrawn by the Borrower from such Dividend Account(s) into one or more of the Charged Account(s) within 45 days of the end of such Calculation Period, provided that no Event of Default shall be continuing and no Default under Clause 24.1 (Non-payment) shall be continuing at the time of such withdrawal and the provisions of Clause 23.35 (Debt Service Reserve Account) are complied with at the time of such withdrawal. The Security Agent shall, as soon as reasonably practicable, countersign any application for such withdrawal if the Borrower shall have provided to the Security Agent together with such application reasonable calculations and particulars certifying and demonstrating that such withdrawal complies with the requirements of this paragraph (b)(vi) (unless the Security Agent (acting reasonably) has reason to believe that any of the foregoing requirements of this paragraph (b)(vi) may not be satisfied or any Event of Default is continuing or any Default under Clause 24.1 (Non-payment) is continuing, or any of the provisions of Clause 23.35 (Debt Service Reserve Account) is not complied with or the amount equal to Excess Cashflow in respect of such Calculation Period has not been paid into a Mandatory Prepayment Account pursuant to paragraph (a)(iii) of Clause 8.8 (Mandatory Prepayment Accounts and Holding Accounts) or applied towards prepayment of the Loans in accordance with paragraph (d)(iii) of Clause 8.7 (Application of mandatory prepayments and cancellations)).

23.38	Federal Reserve Regulations

The Borrower shall not use the proceeds of any Loans or other extensions of credit under any Finance Document in violation of Regulation T, Regulation U or Regulation X.

23.39	Anti-Terrorism Law

(a)	No Obligor shall, and each Obligor shall procure that no member of the Group will, knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	Each Obligor shall ensure that none of the funds or assets of such Obligor or any member of the Group that are used to repay the Facilities (or any part thereof) shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and no Designated Person shall have any direct or indirect interest in any Obligor or any member of the Group that would constitute a violation of any Anti-Terrorism Law.

(c)	No Obligor shall, and each Obligor shall procure that no member of the Group will, fund all or part of any payment under any Finance Document out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

(d)	The Borrower shall not use any of the funds advanced under this Agreement directly or indirectly for business activities relating to (i) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea; and (ii) any other countries that are subject to economic and/or trade sanctions as notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time. The Borrower further undertakes not to use any of the funds advanced under this Agreement directly or indirectly for business activities that are subject to sanctions, restrictions or embargoes imposed by the United Nations, the State Secretariat for Economic Affairs of Switzerland, OFAC, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore and/or any other body notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time. This includes, in particular (but without limitation) business activities involving persons or entities named on any sanctions lists issued by any of the aforementioned bodies.

23.40	SAFE Rules and other PRC Authorizations

Each Obligor shall, and shall ensure that each member of the Group shall, comply in all material respects with the SAFE Rules, any amendments and/or supplements to the SAFE Rules to the extent applicable, and all further and/or supplemental laws and/or regulations (relating to any of the subject matters of the SAFE Rules) to which it is subject from time to time.

23.41	VIE arrangements

Each Obligor shall (and the Borrower shall procure that each other member of the Group will):

(a)	not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

(i)	make or agree to any amendment or variation of or supplement to any provision of any VIE Contract where such amendment, variation or supplement (as the case may be) would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(ii)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any VIE Contract, other than pursuant to the Post-Closing Restructuring;

(iii)	grant or agree to any waiver of any of its rights or remedies, or give any consent, under or in connection with any VIE Contract, where such waiver or consent is or would reasonably be expected to be materially adverse to the interests of the Finance Parties; or

(iv)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any VIE Contract, other than pursuant to the Post-Closing Restructuring; and

(b)	use all reasonable endeavours to implement and complete the Post-Closing Restructuring, and upon completion of the Post-Closing Restructuring, promptly deliver a certificate to the Agent confirming that the Post-Closing Restructuring has been completed and attaching reasonable evidence of the same.

23.42	Shareholders Agreement

(a)	Each of Holdco, Parentco and the Borrower shall ensure that within five (5) Business Days of the Closing Date, the Shareholders Agreement shall have been entered into by the parties thereto and shall reflect the Shareholders Terms.

(b)	Each of Holdco, Parentco and the Borrower shall ensure that there shall be no amendment or variation of or supplement to any provision of the Shareholders Agreement or any of the Constitutional Documents where such amendment, variation or supplement (as the case may be):

(i)	is inconsistent with the Shareholders Terms; or

(ii)	may trigger a merger control filing with MOFCOM,

unless (in each case) (A) a merger control filing has been made and cleared in accordance with applicable PRC laws (by (1) a clearance decision or (2) the lapse of the applicable waiting periods, including any extensions thereof, without any objection, condition or obligation having been raised or imposed) in respect of the Acquisition or any subsequent amendment, variation or supplement of the Shareholders Agreement or the Constitutional Documents (or the transactions contemplated thereunder) (a “Shareholder Terms Drop Away Event”) or (B) the effectiveness of such amendment, variation or supplement is conditional upon the occurrence of, and the satisfaction of the terms of, a Shareholder Terms Drop Away Event in respect of such amendment, variation or supplement.

(c)	Unless a Shareholder Terms Drop Away Event has occurred, each of Holdco, Parentco and the Borrower shall ensure that:

(i)	the Shareholders Agreement shall not be terminated, rescinded, superseded or cancelled at any time prior to a Qualifying Flotation of the Borrower; and

(ii)	the Shareholders Terms are not amended, supplemented or varied except with the prior written consent of the Agent, which shall be granted if the Agent (A) has received an opinion from its PRC counsel in form and substance satisfactory to it (acting reasonably) that the Shareholder Terms as so amended, supplemented or waived would not trigger a merger control filing or (B) has received the instructions of the Majority Lenders to grant such consent.

23.43	Conditions subsequent

(a)	Each of Holdco, Parentco and the Borrower shall ensure that the Closing Date and the Merger Effective Time shall occur on the Utilisation Date (except that it shall not constitute a breach of this paragraph (a) if non-occurrence of the Closing Date and the Merger Effective Time on the Utilisation Date is due to administrative or technical issues (and not due to any default of any Obligor) and the Closing Date occurs within two (2) Business Days of the Utilisation Date and the Merger Effective Time occurs within four (4) Business Days of the Utilisation Date).

(b)	Each of Parentco and (with respect to paragraphs (ii) and (iii)) the Borrower shall procure that:

(i)	with effect from the Merger Effective Time, all of the Equity Interests in the Target (as surviving entity of the Acquisition) become subject to Transaction Security (other than the shares and options issued after the Closing Date pursuant to paragraph (e) of the definition of “Permitted Share Issue”);

(ii)	with effect from the Closing Date, each PRC Designated Account is made subject to the terms of a PRC Account Control Agreement; and

(iii)	with effect from the Closing Date, each Offshore Designated Facility B Account and each Dividend Account is made subject to Transaction Security.

(c)	Each of Holdco, Parentco and the Borrower shall ensure that there shall be delivered to the Agent:

(i)	within four (4) Business Days of the Closing Date:

(A)	a copy of the Certificate of Merger;

(B)	a copy of the updated register of members of the Target (as the surviving entity of the Acquisition) to reflect the Acquisition and Parentco as legal and beneficial owner of all the Equity Interests in the Target (as the surviving entity of the Acquisition); and

(C)	a copy of the updated register of directors of the Target (as the surviving entity of the Acquisition);

(ii)	within one (1) Business Day after the Closing Date:

(A)	a certified copy of the Merger Plan submitted for registration to the Registrar of Companies on the Closing Date, signed by a director of the Borrower and a director of the Target in substantially the same form as previously provided to the Agent pursuant to Clause 4.1 (Initial conditions precedent) save for any amendments to that form as recommended by the Registrar of Companies and a certified copy of the application letter submitted with the Merger Plan stamped by the Registrar of Companies; and

(B)	a copy of each of the other documents required to be filed with the Registrar of Companies pursuant to the provisions of section 233(9) of the Companies Law (2012 Revision) in relation to the Acquisition in substantially the same form as previously provided to the Agent pursuant to Clause 4.1 (Initial conditions precedent) save for any amendments to that form as recommended by the Registrar of Companies, together with evidence that any applicable fees relating thereto have been paid; and

(iii)	within one (1) Business Day of the delivery of the Certificate of Merger by the Borrower to the Agent, a legal opinion (in the agreed form) from legal advisers to the Agent or such other Cayman Islands counsel acceptable to the Agent (acting reasonably) as to the laws of the Cayman Islands confirming, among other things, the effectiveness of the Acquisition and that the obligations assumed by the Target in each Finance Document to which it (as a result of the Acquisition) is a party are legal, valid, binding and enforceable obligations, each in form and substance satisfactory to the Agent (acting reasonably).

(d)	The Borrower shall procure that, within ten (10) Business Days after the Closing Date, (i) the Post-Completion Reorganisation shall have been completed and (ii) the Borrower shall have delivered a certificate to the Agent confirming that the Post-Completion Reorganisation has completed attaching reasonable evidence of such completion (including evidence of the transfer of legal and beneficial ownership of Equity Interests in FMCH, Hua Kuang and each other Offshore Group Member that is subsisting as at the Closing Date (other than any Dormant Subsidiary, the Borrower, Newco 1 and Newco 2) from the Target to Newco 2).

(e)	The Borrower shall procure that within 90 days of the Closing Date the Borrower enters into the Initial Hedging Agreements and effects the hedging required to be effected pursuant to the Hedging Letter.

(f)	The Borrower shall procure that each of (A) the members of the Target Group which are incorporated or established outside the PRC (as at the Closing Date) (other than any Dormant Subsidiary), (B) Newco 1 and (C) Newco 2:

(i)	accedes as an Additional Guarantor within five (5) Business Days after the Closing Date; and

(ii)	grants Transaction Security over all of its assets (other than equity interests in Onshore Group Members), pursuant to Transaction Security Documents in form and substance satisfactory to the Agent (acting reasonably) within 30 days after the Closing Date, provided that other than the granting of Transaction Security over the following assets, the granting of Transaction Security over other assets shall be subject to the Agreed Security Principles:

(A)	Equity Interests in Offshore Group Members (other than Dormant Subsidiaries);

(B)	bank accounts (in accordance with paragraph (E)(2) of the Agreed Security Principles);

(C)	rights in respect of Financial Indebtedness owing from any member of the Group;

(D)	rights to receive Royalty Payments; and

(E)	rights under the Related Merger Documents and Hedging Agreements.

(g)	The Borrower shall procure that, within 90 days after the Closing Date, each First Tier Offshore Group Member shall enter into an equity pledge agreement (in form and substance to the Agent) to pledge all of the equity interests in each Onshore Group Member (that is a Material Company) directly held or owned by such First Tier Offshore Group Member in favour of the Security Agent, and shall (and shall ensure that each such Onshore Group Member will), with the reasonable assistance of the Security Agent, as soon as practicable thereafter apply for, and use reasonable efforts to obtain and effect, all requisite Authorisations required under the laws of the PRC (including approval of MOFCOM and registration with SAIC) in respect of each such equity pledge agreement.

(h)	The Borrower shall deliver to the Agent, within five Business Days after the Closing Date, a certificate (signed by the chief financial officer and one other director of the Borrower):

(i)	confirming which entities are Material Companies;

(ii)	confirming which members of the Group are Dormant Subsidiaries; and

(iii)	certifying that the Guarantor Threshold Requirement has been satisfied,

in each case setting out computations (with reasonable particulars) demonstrating the same.

(i)	The Borrower shall procure that, if any payment or transaction contemplated by the Post-Closing Restructuring Paper is made or implemented, all of the conditions and requirements set out in the Post-Closing Restructuring Paper with respect to such payment or transaction shall be complied with.

(j)	The Borrower shall:

(i)	as soon as practicable after the Closing Date hereof, cause the Target, its applicable Subsidiaries and JJ to submit an application to SAFE for the registration of JJ’s holding of shares (whether directly or indirectly) in the Target in accordance with the requirements of SAFE Rules, and deliver to the Agent reasonable written evidence that all the above-mentioned registrations have been completed; and

(ii)

without prejudice to sub-paragraph (i) above, as soon as practicable after the Closing Date, use its commercially reasonable efforts to assist in the preparation of applications to SAFE by management members of the Target Group who are PRC Residents for the registration of their respective holdings of Equity Interests (whether directly or indirectly) in the Target in accordance with the requirements of SAFE Rules, including by promptly providing such management members with such information relating to the Target and its Subsidiaries as is required for such application, and assist such management members in completing such registration as soon as practicable after the Closing Date[6].

For the purpose of this paragraph (j), “PRC Resident” has the meaning ascribed to it in the SAFE Rules, which is an individual who holds a resident identity card, a passport or other lawful identity certificate of the PRC, or an individual who has no legal identity of the PRC but habitually resides inside the PRC due to reasons of economic interests.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.19 (Acceleration) and Clause 24.20 (Clean-Up Period)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by administrative or technical error and payment of such amount is made within three (3) Business Days of its due date.

24.2	Financial covenants and other obligations

(a)	Any requirement of Clause 22.2 (Financial condition) is not satisfied (subject to Clause 22.5 (Equity cure)); or

(b)	an Obligor does not comply with any of the provisions of Clause 23.35 (Debt Service Reserve Account), paragraphs (a) and (b) of Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)) or Clause 23.43 (Conditions subsequent).

24.3	Other obligations

(a)	An Obligor does not comply with any provision of any of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

[6]	Conform to Section 6.14 of the Merger Agreement.

(b)	No Event of Default under paragraph (a) above in respect of that failure to comply will occur if that failure to comply is capable of remedy and is remedied within:

(i)	10 Business Days (in the case of failure to comply with any of paragraph (a) of Clause 23.3 (Anti-corruption law), Clauses 23.5 (Merger) to 23.9 (Holding Companies) (inclusive), paragraph (b)(iv) or (vii) of Clause 23.13 (Merger Documents), Clauses 23.14 (Negative pledge) to 23.22 (Share capital) (inclusive), paragraph (b) of Clause 23.26 (Qualified management, JJ Service Contracts and governance procedures), Clause 23.28 (Amendments), Clause 23.30 (Treasury Transactions), paragraphs (a) to (c) of Clause 23.31 (Cash management), paragraph (c) of Clause 23.36 (PRC Designated Account(s) and Offshore Designated Facility B Account(s)), paragraph (a)(iii) of Clause 23.37 (Dividend Account(s)), Clause 23.38 (Federal Reserve Regulations), Clause 23.39 (Anti-Terrorism Law), paragraph (b) or (c) of Clause 23.42 (Shareholders Agreement) or any provision of any Transaction Security Document); or

(ii)	15 Business Days (in any other case),

in each case, of the earlier of (i) the Agent giving notice to the Borrower or the applicable Obligor and (ii) the Borrower or an Obligor becoming aware of that failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in any of the Finance Documents or any other document delivered by or on behalf of any Obligor pursuant to any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that no Event of Default shall occur where the underlying circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower or the applicable Obligor and (ii) the Borrower or an Obligor becoming aware of such underlying circumstances (it being understood that the subsequent provision of accurate information shall not in itself be deemed to cure any misrepresentation in respect of the accuracy of previous information provided).

24.5	Cross default

Any:

(a)	Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any applicable grace period;

(b)	Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described); or

(d)	any Financial Indebtedness of any Obligor or any member of the Group is capable of being declared due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than (or its equivalent in US dollars is less than) US$15,000,000 in aggregate for any and all of the Obligors and members of the Group.

24.6	Insolvency

(a)	A Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on all or any material part of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of its creditors) generally (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness;

(b)	the value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities) with the result that such Material Company would be required to cease its business pursuant to applicable law or regulation or to take or commence any action, proceedings, procedure, step or case under paragraph (a) or (c) of Clause 24.7 (Insolvency proceedings); or

(c)	a moratorium is declared in respect of any indebtedness of any Material Company. If a moratorium occurs, the ending of that moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, creditor scheme of arrangement or otherwise but excluding any solvent reorganisation that constitutes a Permitted Transaction) of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets;

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition or petition seeking the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets, which petition (in each case) is brought by any person that is not an Obligor, a member of the Group or any Affiliate thereof and is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of its commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Transaction”.

(c)	Any proceeding or case shall be commenced, without the application or consent of an Obligor, in any U.S. court of competent jurisdiction, seeking:

(i)	such Obligor’s reorganisation under the United States Bankruptcy Code 1978, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of such Obligor’s debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor or of all or any substantial part of such Obligor’s property; or

(iii)	similar relief in respect of such Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in any of paragraphs (i) to (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 21 or more days of the commencement of such proceeding or case, or an order for relief against any Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

24.8	Creditors’ process

Any:

(a)	expropriation, attachment, sequestration, distress or execution; or

(b)	action, legal proceedings or other procedure or step to enforce any Security,

(or any analogous process in any jurisdiction) affects or is commenced against any asset or assets of any Material Company and is not discharged within 21 days and the aggregate indebtedness (to which any one or more events or circumstances of expropriation, attachment, sequestration, distress, execution, enforcement and/or analogous process in any jurisdiction(s) relate) is not less than US$15,000,000 (or its equivalent in any other currency or currencies).

24.9	Failure to comply with final judgments

Any Obligor or any member of the Group fails to comply with or pay any sum due from it under any final judgment or order made or given by any court of competent jurisdiction, except that in the case of a failure to pay, such failure shall not constitute an Event of Default under this Clause 24.9 if the aggregate amount failed to be paid by any or all of the Obligors and members of the Group under any one or more such judgments or orders is less than (or the equivalent thereof in US dollars is less than) US$15,000,000 and such failure is remedied within 21 days.

24.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, or any person (other than a Secured Party) that is a party to the Intercreditor Agreement, or any Onshore Group Member that is party to any PRC Account Control Agreement, or any Report Addressee that is party to any Report Proceeds Letter, to perform any of its obligations under any of the Finance Documents to which it is a party, or any Transaction Security created or expressed to be created or evidenced by any of the Transaction Security Documents or any subordination created under the Intercreditor Agreement is or becomes unlawful unless such unlawfulness does not and would not reasonably be expected to materially and adversely affect the interests of the Finance Parties and is capable of remedy and is remedied within fifteen (15) Business Days of the Agent giving notice thereof to any Obligor or any Obligor becoming aware of the same; or

(b)	any Finance Document or any obligation of any Obligor under any Finance Document or of any person (other than a Secured Party) under the Intercreditor Agreement or of any Onshore Group Member under any PRC Account Control Agreement or of any Report Addressee under any Report Proceeds Letter, or any Transaction Security created or expressed to be created or evidenced by any of the Transaction Security Documents or any subordination created under the Intercreditor Agreement:

(i)	is or ceases to be (subject to the Legal Reservations and Perfection Requirements) be legal, valid, binding or enforceable, and such illegality, invalidity, non-binding nature, unenforceability or cessation individually or cumulatively materially and adversely affects or would reasonably be expected to materially and adversely affect the interests of the Finance Parties under the Finance Documents and (if capable of remedy) is not remedied within fifteen (15) Business Days of the Agent giving notice thereof to any Obligor or any Obligor becoming aware of the same; or

(ii)	is alleged by any Obligor, any party to the Intercreditor Agreement (other than a Secured Party) or any Onshore Group Member party to any PRC Account Control Agreement or any Report Addressee party to any Report Proceeds Letter to be ineffective.

24.11	Intercreditor Agreement and other documents

(a)	Any party to the Intercreditor Agreement (other than a Secured Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement, or any Onshore Group Member party to any PRC Account Control Agreement fails to comply with the provisions of, or does not perform its obligations under, such PRC Account Control Agreement, or any Report Addressee party to any Report Proceeds Letter fails to comply with the provisions of, or does not perform its obligations under, such Report Proceeds Letter; or

(b)	a representation or warranty given by any party to the Intercreditor Agreement (other than a Secured Party) under the Intercreditor Agreement or given by any Offshore Group Member under any PRC Account Control Agreement or given by any Report Addressee under any Report Proceeds Letter is incorrect in any material respect, and, if such non-compliance or circumstances giving rise to such misrepresentation are capable of remedy, such non-compliance or circumstances are not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that Onshore Group Member or that Report Addressee, or that party or that Onshore Group Member or that Report Addressee becoming aware of such non-compliance or misrepresentation (it being understood that the subsequent provision of accurate information shall not in itself be deemed to cure any misrepresentation in respect of the accuracy of previous information provided).

24.12	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of the business of the Group (taken as a whole) other than pursuant to a Permitted Disposal.

24.13	Change of ownership

(a)	On or after Completion but prior to the occurrence of a Flotation of the Borrower, Parentco ceases to legally and beneficially own all of the Equity Interests in the Borrower (other than any shares in the Borrower and options relating to shares in the Borrower issued pursuant to a Permitted Share Issue falling within paragraph (e) of the definition of “Permitted Share Issue” as long as no Parentco Release Election has been made);

(b)	after Completion but prior to the completion of the Post-Completion Reorganisation:

(i)	the Borrower ceases to legally and beneficially own all of the Equity Interests in each of FMCH and Hua Kuang; or

(ii)	FMCH and Hua Kuang cease to beneficially own (directly or indirectly) all of the Equity Interests (that are held or owned directly or indirectly by the Borrower) in any member of the Group (other than the Borrower, Newco 1, Newco 2, FMCH, Hua Kuang and any Offshore Group Member that is a Dormant Subsidiary); or

(c)	after completion of the Post-Completion Reorganisation (whether prior to or after the occurrence of a Flotation in respect of any Listed Entity):

(i)	the Borrower ceases to legally and beneficially own all of the Equity Interests in Newco 1;

(ii)	Newco 1 ceases to legally and beneficially own all of the Equity Interests in Newco 2; or

(iii)	Newco 2 ceases to beneficially own, directly or indirectly, all of the Equity Interests in each of FMCH and Hua Kuang and all of the Equity Interests (which Equity Interests are directly or indirectly held or owned by the Borrower) in any member of the Group (except the Borrower, Newco 1, Newco 2, FMCH, Hua Kuang and any Offshore Group Member that is a Dormant Subsidiary).

24.14	Audit qualification

The auditors of the Group qualify any of the audited annual consolidated financial statements of the Group and any such qualification would reasonably be expected to be materially adverse to the interests of the Finance Parties.

24.15	Expropriation

(a)	The authority or ability of any Material Company to conduct its business is limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Governmental Agency or any other governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets, which has or would reasonably be expected to have a Material Adverse Effect; or

(b)	by or under the authority of any Governmental Agency or any other governmental, regulatory or other authority, any Equity Interest in any Material Company, or the whole or any part of the revenues or assets of any Material Company, is seized, nationalised, expropriated or compulsorily acquired, where

(i)	such Equity Interest constitutes any Equity Interest in Holdco, Parentco, the Borrower or any Restricted Holding Company or any Designated Material Company; or

(ii)	such Equity Interest, revenues or assets (in aggregate and for any and all events of such seizure, nationalisation, expropriation and/or compulsory acquisition) account for seven point five per cent. (7.5%) or more of the EBITDA, or the gross assets of the Group or the turnover of the Group. For the purposes of this paragraph (b)(ii), the percentage of EBITDA, gross assets of the Group or turnover of the Group which such Equity Interest, revenues or assets account for shall be determined on a basis similar to that contemplated by paragraph (b) of the definition of “Material Company” and as if (in the case of such Equity Interest in any Material Company) the portion of the EBITDA, gross assets of the Group or turnover of the Group which such Equity Interest accounts for is the portion of the EBITDA, gross assets of the Group or (as the case may be) turnover of the Group which such Material Company and its Subsidiaries account for in aggregate, multiplied by the percentage borne by such Equity Interest to the aggregate Equity Interests in such Material Company or (in the case of such revenues or assets) such revenues or assets were held by a single entity that is a wholly-owned Subsidiary of the Borrower.

24.16	Repudiation and rescission of agreements

An Obligor, any party to the Intercreditor Agreement (other than a Secured Party) or an Onshore Group Member party to a PRC Account Control Agreement rescinds or purports in writing to rescind or repudiates or purports in writing to repudiate a Finance Document or any of the Transaction Security or evidences in writing an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.17	Litigation

Any order, judgment, award or relief is made against any Obligor or any member of the Group or any of its assets, or any settlement is made or any fine, penalty or damages is or are imposed or awarded, in respect of any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes involving any Obligor or any member of the Group or any of its assets, which order, judgment, award, relief, settlement, fine, penalty or damages has, have or would reasonably be expected to have, individually or cumulatively (taking into account all receivables of all Obligors under any insurance, indemnity or other agreement against loss in relation to such order, judgment, award, relief, settlement, fine, penalty or damages, and the timing and likelihood of recovery of such receivables), a Material Adverse Effect.

24.18	Material adverse change

Any event or circumstance occurs has or would reasonably be expected to have (individually or cumulatively) (taking into account all receivables of the Obligors under any insurance, indemnity or other assurance against loss in relation to such event or circumstance, and the timing and likelihood of recovery of such receivables) a Material Adverse Effect, provided that (in relation to paragraph (c) of the definition of “Material Adverse Effect” only) such event or circumstance (if capable of remedy) shall only constitute an Event of Default under this Clause 24.18 if such event or circumstance is not remedied within fifteen (15) Business Days of the Agent giving notice thereof to any Obligor or any Obligor becoming aware of the same.

24.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments (and the Commitments of the Lenders in respect of any or all of the Facilities) at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents in accordance with the Intercreditor Agreement,

provided that (i) if an Event of Default under paragraph (c) of Clause 24.7 (Insolvency proceedings) shall occur in respect of an Obligor, then without notice to such Obligor or any other person or any other act by the Agent or any other person, all Loans, together with accrued interest, all amounts under Clause 19 (Guarantee And Indemnity) (as if a demand had been made thereunder against such Obligor (if such Obligor is a Guarantor) in respect of all amounts owing or expressed to be owing by the Borrower or such Obligor under the Finance Documents) and all other amounts accrued or outstanding under the Finance Documents owing by such Obligor shall become immediately due and payable, in each case, without presentment, demand, protest or notice of any kind, all of which are expressly waived, (ii) the operation of the provisions in part (i) may be waived by the Majority Lenders (but without prejudice to the rights of the Agent or the Majority Lenders under paragraphs (a) to (d) above); and (iii) such cancellation and acceleration in relation to that Obligor shall not result in any contingent obligations owed by any other member of the Group (which is not the Borrower and which is not itself subject to any event or circumstance described in paragraph (c) of Clause 24.7 (Insolvency proceedings)) becoming automatically due and payable (but without limiting (A) the right and ability of any Finance Party to make demand under Clause 19 (Guarantee And Indemnity), which shall not be affected in any respect, and/or (B) the rights of the Agent or the Majority Lenders under paragraphs (a) to (d) above).

24.20	Clean-Up Period

Notwithstanding any other provision of any Finance Document, during the Clean-Up Period (relating to the Acquisition or a Future Acquisition):

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking (in each case, in respect of the Acquisition or (as the case may be) such Future Acquisition); or

(b)	any Default or Event of Default constituting a Clean-Up Default (in each case, in respect of the Acquisition or (as the case may be) such Future Acquisition),

will be deemed not to be a breach of representation or warranty, a breach of covenant, a Default or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to (in the case of the Acquisition) any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group) or (in the case of a Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition (or any obligation to procure or ensure in relation to a member of such Future Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been expressly procured or approved by (in the case of the Acquisition) any Original Obligor or (in the case of a Future Acquisition) any member of the Group (other than a member of the Future Target Group in respect of such Future Acquisition) (for the avoidance of doubt, mere knowledge or discovery of such circumstances does not by itself constitute approval or procurement), provided that this paragraph (iii) shall not apply to a loan made by an Offshore Group Member (“Clean-up Intra-Group Lender”) to another Offshore Group Member (“Clean-up Intra-Group Borrower”) where:

(A)	such loan would have been a Permitted Loan had either or both of the Clean-up Intra-Group Lender and Clean-up Intra-Group Borrower been Obligors; and/or

(B)	such loan would have been a Permitted Loan had the Clean-up Intra-Group Lender granted Transaction Security over its rights in respect of such loan,

and such loan constitutes a Permitted Loan (or otherwise ceases to be outstanding) by (1) (where paragraph (A) applies) the time when the time either or both (as the case may be) of the Clean-up Intra-Group Lender and Clean-up Intra-Group Borrower actually become (or, if earlier, are required pursuant to the terms of this Agreement to become) Obligor(s) (2) (where paragraph (B) applies) the time when the Clean-up Intra-Group Lender actually grants (or, if earlier, is required pursuant to the terms of this Agreement to grant) such Transaction Security or (3) (where paragraphs (A) and (B) apply) the later of the times referred to in (1) and (2); and

(iv)	it is not reasonably likely to have a Material Adverse Effect,

provided that if the applicable circumstances are continuing on or after the expiry of such Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default (as the case may be) notwithstanding the above and the rights and remedies of the Finance Parties in respect thereof shall be fully preserved.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 and to Clause 26 ( Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Borrower shall be required in respect of any assignment or transfer made in accordance with Clause 25.1 (Assignments and transfers by the Lenders), except for:

(i)	any assignment or transfer made in favour of a Lender or an Affiliate of a Lender;

(ii)	any assignment or transfer made on or prior to the Closing Date in favour of any person on the White List (or any Affiliate thereof);

(iii)	any assignment or transfer made after the Closing Date, provided that such assignment or transfer is made in favour of any person other than a person on the Black List; and/or

(iv)	any assignment or transfer made after the Closing Date and at a time when an Event of Default is continuing.

(b)	The consent of the Borrower under paragraph (a) above must not be unreasonably withheld or delayed and the Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless such consent is expressly refused by the Borrower in writing within that time.

(c)	An assignment or transfer of part of a Lender’s participation in any Facility must be in an amount such that the amount of that Lender’s remaining participation after such assignment or transfer (when aggregated with its Affiliates’ and Related Funds’ participation(s)) in respect of Commitments and/or Loans made under such Facility is in a minimum amount of US$10,000,000.

(d)	An assignment by an Existing Lender to a New Lender will only be effective on:

(i)	receipt by the Agent (whether in the applicable Assignment Agreement relating to such assignment or otherwise) of written confirmation from that New Lender (in form and substance satisfactory to the Agent, acting reasonably) that New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	that New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the completion by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Agent shall promptly notify to such Existing Lender and such New Lender.

(e)	A transfer by an Existing Lender to a New Lender will only be effective if that New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with in respect of such transfer.

(f)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(g)	Subject to paragraph (h), if:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date on which such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender (to which such Lender assigns or transfers such rights or obligations) or such first-mentioned Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the entitlement of such New Lender or (as the case may be) such Lender acting through its new Facility Office to receive payment under that Clause by reference to such circumstances existing at the date of such assignment, transfer or change (or a continuation of such circumstances) shall be limited to the same extent as the entitlement of such first-mentioned Lender or such first-mentioned Lender acting through its previous Facility Office had such assignment, transfer or change not occurred.

(h)	Paragraph (g) shall not apply in respect of any assignment, transfer or change made:

(i)	in the ordinary course of the primary syndication of the Facilities;

(ii)	due to or in connection with any unlawfulness referred to in Clause 7.1 (Illegality);

(iii)	pursuant to Clause 17.1 (Mitigation);

(iv)	when an Event of Default is continuing; or

(v)	with the prior written consent of the Borrower.

(i)	Each New Lender, by executing the applicable Transfer Certificate or Assignment Agreement to which it is a party, confirms, for the avoidance of doubt, that each of the Agent and the Security Agent has authority to execute on its behalf any amendment or waiver relating to any Finance Document that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement or the requisite party or parties to the Intercreditor Agreement in accordance with the Intercreditor Agreement on or prior to the date on which the applicable transfer or assignment from the applicable Existing Lender to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision or approval to the same extent as such Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer by an Existing Lender to a New Lender where (i) such New Lender is an Affiliate of such Existing Lender, (ii) such New Lender is a Related Fund of such Existing Lender or (iii) such assignment or transfer is made in connection with primary syndication of the Facilities, such New Lender shall, on the date upon which such assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of any of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor, any member of the Group or any Affiliate of any of the foregoing;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under any of the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender (which makes any assignment or transfer to such New Lender), the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each of the Obligors, members of the Group and their respective related entities in connection with its participation in this Agreement and/or any other Finance Document and has not relied exclusively on any information provided to it by such Existing Lender or any other Finance Party or Secured Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each of the Obligors, members of the Group and their respective related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment of any Lender in respect of any Facility (or any commitment represented thereby) is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by any Obligor of its obligations under any of the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), a transfer by an Existing Lender of any or all of its rights and obligations under this Agreement to a New Lender is effected in accordance with paragraph (c) below on the Transfer Date in respect of such transfer. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer by such Existing Lender to such New Lender (the subject of such Transfer Certificate).

(c)	On the Transfer Date in respect of a transfer by an Existing Lender to a New Lender:

(i)	to the extent that in the Transfer Certificate relating to such transfer, such Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and such New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and such New Lender have assumed and/or acquired the same in place of such Obligor and such Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, such New Lender, the other Lenders and each Hedge Counterparty shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arrangers, the Security Agent, such other Lenders and each such Hedge Counterparty (on one hand) and such Existing Lender (on the other hand) shall each be released from further obligations to each other under this Agreement; and

(iv)	such New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), an assignment by an Existing Lender of any or all of its rights under any Finance Document to a New Lender may be effected in accordance with paragraph (c) below on the Transfer Date in respect of such assignment. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date in respect of an assignment by an Existing Lender to a New Lender:

(i)	such Existing Lender will assign absolutely to such New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of assignment in the Assignment Agreement relating to such assignment;

(ii)	such Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	such New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 25.6 to assign their rights under any Finance Document (but not, without the consent of the applicable Obligor party to such Finance Document or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by that Lender nor the assumption of equivalent obligations by the applicable New Lender) provided that such procedures comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as an Initial Hedge Counterparty (as defined in the Intercreditor Agreement) shall, at the same time, become party to this Agreement as a “Hedge Counterparty” in accordance with clause [21.10] (Creditor Accession Undertaking) of the Intercreditor Agreement.

25.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release such Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the applicable charge, assignment or other Security for such Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any rights that are more extensive than those required to be made or granted to such Lender under the Finance Documents.

25.10	Exclusion of Agent’s and Security Agent’s liabilities

In relation to any assignment or transfer pursuant to this Clause 25, each Party acknowledges and agrees that neither the Agent nor the Security Agent shall be obliged to:

(a)	enquire as to the accuracy of any representation or warranty made by, or the status of, any person in respect of its eligibility as a Lender;

(b)	attend to any registration or perfection requirements required in connection with such assignment or transfer or to ensure that such registration or perfection requirements are completed; and/or

(c)	provide any New Lender with any information regarding any previous amendments or waivers in relation to any Finance Document.

25.11	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person provided that the consent of the Borrower shall be required in respect of any such sub-participation except for:

(a)	any sub-participation where such Lender retains its voting rights under the Finance Documents (or retains such voting rights except for voting rights in relation to items that would require all Lenders’ consent, approval or instructions pursuant to the terms of the Finance Documents);

(b)	any sub-participation in favour of a Lender or an Affiliate of a Lender;

(c)	any sub-participation made on or prior to the Closing Date in favour of any person on the White List or any Affiliate thereof;

(d)	any sub-participation made after the Closing Date in favour of any person other than a person on the Black List; or

(e)	any sub-participation made after the Closing Date and at a time when an Event of Default is continuing.

The consent of the Borrower under this Clause 25.11 must not be unreasonably withheld or delayed and the Borrower will be deemed to have given its consent five (5) Business Days after a Lender has requested it unless such consent is expressly refused by the Borrower in writing within that time.

25.12	Change of name

If a Lender changes its name, then it shall, at its own cost and within 7 Business Days, provide the Agent with an original or certified true copy of a legal opinion issued by the legal advisers to such Lender in the jurisdiction where such Lender is incorporated addressed to the Agent (for and on behalf of the Finance Parties), which is in form and substance satisfactory to the Agent (acting reasonably), confirming that (a) such Lender has changed its name; (b) the new name of such Lender; (c) the date from which such change has taken effect; and (d) such Lender’s obligations under the Finance Documents remain legal, valid, binding and enforceable on such Lender after its change of name. If such Lender fails to provide the Agent with such legal opinion, it shall, upon the request of the Agent, sign and deliver to the Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the entity with such new name.

25.13	Re-organisation

If a Lender becomes subject to a re-organisation, such Lender shall, at its own costs and within 7 Business Days after the effective date of such re-organisation, deliver to the Agent an original or certified true copy of legal opinions, each in form and substance satisfactory to the Agent (acting reasonably), addressed to the Agent (as agent for the Finance Parties) and issued by legal advisers to such Lender in each of the jurisdictions (a) where such Lender is incorporated; (b) where such Lender’s Facility Office is located, and (c) the law of which governs the Finance Documents such that all such legal opinions taken together provide the Agent with confirmation that such Lender’s obligations under the Finance Documents remain legal, valid, binding and enforceable on the surviving entity of such re-organisation after such re-organisation. If such Lender fails to provide the Agent with such legal opinions, it shall, upon the request of the Agent, sign and deliver to the Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the surviving entity of such re-organisation.

26.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

26.1	Prohibition on Debt Purchase Transactions

None of the Obligors shall, and the Borrower shall procure that no member of the Group shall, enter into any Debt Purchase Transaction or be, or beneficially own or be interested in (directly or indirectly) all or any part of the Equity Interests in, (a) a Lender or any creditor in respect of the Qualifying SBLC Financing, any Qualifying Facility A Refinancing or any Qualifying SBLC Refinancing or (b) a party to a Debt Purchase Transaction of the type referred to in any of paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate (1) holds or owns (or holds the economic benefit or effect of) any commitment represented by any Commitment in respect of any Facility or any participation in any Loan or (2) has entered into a sub-participation agreement relating to any commitment represented by any Commitment in respect of any Facility or any participation in any Loan or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then notwithstanding any other provision of this Agreement or any other Finance Document:

(i)	in ascertaining the Majority Lenders or the Super Majority Lenders; or

(ii)	in ascertaining whether (A) the consent of Lenders holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, the Commitments in respect of any Facility, or participations in any or all of the Loans or (B) the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero, and such Sponsor Affiliate and any person with whom it has entered into such sub-participation or such other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above (unless, in the case of a person that is not a Sponsor Affiliate, it is a Lender by virtue otherwise than by holding or owning (or holding the economic benefit or effect of) any commitment represented by any Commitment in respect of any Facility or any participation in any Loan to which (1) or (2) relates).

(b)	Each Lender shall, unless such Debt Purchase Transaction falls within paragraph (a) of the definition of “Debt Purchase Transaction”, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Finance Parties.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under any of the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become party hereto as a “Guarantor”.

(b)	Without prejudice to Clause 23.43 (Conditions subsequent), each Obligor shall procure that, subject to the Agreed Security Principles:

(i)	each Offshore Group Member that is a Material Company shall, within 30 days of such Offshore Group Member becoming a Material Company, become party hereto as an Additional Guarantor; and

(ii)	each Obligor shall grant Transaction Security over all of its assets promptly upon such Obligor’s becoming an Obligor and (to the extent not already subject to Transaction Security) promptly upon acquisition of any such asset.

(c)	A member of the Group (“Proposed Additional Guarantor”) shall become party hereto as a “Guarantor” if:

(i)	the Borrower and that Proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed (in respect of the accession of that Proposed Additional Guarantor as a “Guarantor”); and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Proposed Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in respect of that Proposed Additional Guarantor.

(e)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification (where such notification is given prior to notification by the Majority Lenders to the Agent to the contrary).

27.3	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor (other than any Restricted Holding Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter (in respect of the cessation of such Guarantor as Guarantor) if:

(i)	(in the case of a Guarantor that is a member of the Group) shares in that Guarantor are being disposed to persons (other than members of the Group) of by way of a Third Party Disposal (as defined below) with the result that such Guarantor ceases to be a member of the Group, and the Borrower has confirmed this is the case;

(ii)	(in the case of Parentco) either:

(A)	(1) such cessation is to be made (and conditional) upon the occurrence of a Qualifying Flotation in respect of the Borrower, (2) either (A) the Qualifying Stock Exchange (at which such Qualifying Flotation is to be made) requires the guarantee given by Parentco under Clause 19.1 (Guarantee and indemnity) and/or any Transaction Security given by Parentco to be released upon such Qualifying Flotation or (B) the investment bankers to the Borrower advise that the release of the guarantee given by Parentco under Clause 19.1 (Guarantee and indemnity) and/or the release of any Transaction Security given by Parentco is likely to have a positive impact on the marketing of such Qualifying Flotation, (3) the Related Merger Indemnity Transfer has occurred and (4) the Borrower has confirmed that the requirements in (1) to (3) are satisfied and provided reasonable evidence of the same to the Agent; or

(B)	(1) the Related Merger Indemnity Transfer has occurred, (2) no shares in the Borrower or options relating to shares in the Borrower (falling within paragraph (e) of the “Permitted Share Issue”) have been issued and the Borrower has not entered into any agreement or commitment to issue any such shares or options, (3) the Borrower shall have confirmed that the requirements in (1) and (2) are satisfied and provided reasonable evidence of the same to the Agent and (4) the Borrower shall have elected and confirmed in such Resignation Letter that no shares in the Borrower or options relating to shares in the Borrower (in each case falling within paragraph (e) of the “Permitted Share Issue”) will be issued by the Borrower at any time prior to the completion of a Qualifying Flotation of the Borrower (such election being a “Parentco Release Election”); or

(iii)	subject to [clause [3.3] (Restriction on amendments and waivers: SFA guarantee)] of the Intercreditor Agreement, all the Lenders and the Hedge Counterparties have consented to the resignation of that Guarantor.

For such purposes, “Third Party Disposal” means the disposal of the shares in an Obligor (other than Holdco, Parentco or any Restricted Holding Company) to a person which is not a member of the Group where that disposal is permitted under Clause 23.15 (Disposals) or made with the approval of the Majority Lenders, and results in such Obligor ceasing to be a member of the Group.

(b)	Subject to [paragraph (a) of clause [21.13] (Resignation of a Debtor)] of the Intercreditor Agreement, the Agent shall accept and countersign a Resignation Letter (in respect of the cessation of a Guarantor as a Guarantor) delivered in accordance with paragraph (a) and notify the Borrower and the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default under Clause 24.1 (Non-payment) or Event of Default is continuing or would result from the acceptance of that Resignation Letter;

(ii)	no payment is due from that Guarantor under Clause 19.1 (Guarantee and indemnity) or otherwise in its capacity as a Guarantor under any Finance Document; and

(iii)	(in the case where that Guarantor is the subject of a Third Party Disposal) the Borrower has confirmed that it shall ensure that the Disposal Proceeds in respect of such Third Party Disposal will be applied in accordance with Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow).

(c)	Unless otherwise agreed by all of the Lenders and the Hedge Counterparties, the cessation of that Guarantor as a Guarantor shall not be effective until the Resignation Letter (in respect of such cessation) has been accepted and countersigned by the Agent and:

(i)	(in the case of paragraph (a)(i)) the applicable Third Party Disposal in respect of that Guarantor referred to in paragraph (a)(i) occurs; or

(ii)	(in the case of paragraph (a)(ii)(A)) the applicable Qualifying Flotation of the Borrower referred to in paragraph (a)(ii)(A) occurs.

(d)	Upon the cessation of a Guarantor as a Guarantor in accordance with this Clause 27.3, such Guarantor shall have no further rights or obligations under the Finance Documents as a Guarantor, provided that in the case of the cessation Parentco as a Guarantor:

(i)	Parentco shall cease to be a Guarantor and cease to have any obligations under Clause 19 (Guarantee And Indemnity) but Parentco shall continue to be an Obligor (until the occurrence of a Qualifying Flotation in respect of the Borrower, whereupon Parentco shall cease to have any rights or obligations under this Agreement as long as no Default under Clause 24.1 (Non-payment) or any Event of Default is continuing or would result from such cessation);

(ii)	Holdco shall (upon the cessation of Parentco as a Guarantor) cease to have any rights or obligations under this Agreement (except that its obligations under Clause 23.13 (Merger Documents) shall continue in full force and effect);

(iii)	nothing shall prejudice any Transaction Security granted by Parentco (including Transaction Security over any Equity Interests in the Borrower or any indebtedness owing by the Borrower to Parentco) unless and until such Transaction Security is released in accordance with the terms of the Transaction Security Documents and the Intercreditor Agreement; and

(iv)	for the avoidance of doubt, nothing shall prejudice the Borrower’s obligations under Clause 8.1 (Flotation), including with respect to Flotation Proceeds received or recovered by or paid to the order of Holdco or Parentco.

27.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the applicable Subsidiary of the Borrower party thereto that the representations and warranties referred to in paragraph (c) of Clause 20.35 (Times when representations made) are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all of the Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of all of the Lenders pursuant to the terms of the applicable Finance Document(s);

(B)	the Super Majority Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of the Super Majority Lenders pursuant to the applicable Finance Document(s); and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	For the purposes of determining (i) Majority Lenders or Super Majority Lenders or (ii) whether the consent, instruction or vote of (A) Lenders holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, the Commitments in respect of any or all of the Facilities and/or participations in respect of any or all of the Loans or (B) any group of Lenders has been obtained in respect of any matter (including any amendment or waiver relating to any Finance Document), a Lender may split its votes (as attributable to its Commitment(s) in respect of any or all of the Facilities and/or its participations in respect of any or all of the Loans) in whatever percentages it may specify, and may exercise such votes in different ways (and shall for such purpose be construed as different Lenders holding such percentages of such Commitments in respect such Facilities and/or such percentages of such participations in respect of such Loans as so specified by such Lender respectively, provided that the aggregate of such percentages shall be equal to 100%).

(c)	The Agent shall be entitled to request instructions, or clarification of any instructions, from the Majority Lenders (or, if the applicable Finance Document stipulates that the instructions from any other Lender or any group of Lenders are required, from that other Lender or that group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent, and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(d)	Unless a contrary indication appears in a Finance Document:

(i)	in the case of any matter that requires the instructions of the Super Majority Lenders, any instructions given to the Agent by the Super Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all of the Finance Parties save for the Security Agent; and

(ii)	(save in the case of any matter that requires the instructions or consent of any other Lender or group of Lenders under the applicable Finance Documents) any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all of the Finance Parties save for the Security Agent.

(e)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(f)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under any of the Transaction Security Documents or enforcement of any of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under a Finance Document it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)	The Agent shall not have any duty or obligation to facilitate the making of any Tax Deduction by any Obligor.

28.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, none of the Arrangers has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent and/or any Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

(a)	Each of the Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any Obligor.

(b)	Each of the Finance Parties and the Hedge Counterparties hereby irrevocably waives, in favour of each of the Agent and the Arrangers and their respective affiliates (together, the “Agent and Arranger Parties”) any conflict of interest which may arise by virtue of the Agent and Arranger Parties acting in various capacities under and/or in relation to the Transaction Documents or transactions contemplated thereby or for other customers of any of the Agent and Arranger Parties. Each of the Finance Parties and the Hedge Counterparties acknowledges that each of the Agent and Arranger Parties may have interests in or perform any other role for, or may provide any financial or other services to, any Obligor, any member of the Group or any other person and may possess or receive information (whether or not material to the Finance Parties and/or the Hedge Counterparties) by virtue of or in connection with such interests, role or services, and agrees that none of the Agent and Arranger Parties shall have any obligation to account to any Finance Party or Hedge Counterparty for any such interests, role or services or any obligation to disclose any such information to any Finance Party or Hedge Counterparty. None of the Agent and Arranger Parties shall assume any duty or responsibility to any Finance Party or Hedge Counterparty with respect to any such interests, role, services or information or any failure to disclose any of the foregoing.

(c)	Without prejudice to the foregoing, each of the Finance Parties and the Hedge Counterparties agrees that each of the Agent and Arranger Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any person.

28.7	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, communication, notice or document (including, any notice given by a Lender pursuant to paragraph (b) or (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; and/or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage and pay for on the advice or services of any lawyers, accountants or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by any or all of the Lenders) if the Agent in its reasonable opinion deems this to be appropriate due to a conflict between the interests of any Lender and the Agent in the matter to which such lawyers’ engagement relates.

(e)	The Agent may rely on the advice or services of any lawyers, accountants or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents, and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was as found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of the Agent.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent for any or all of the Finance Parties under the Finance Documents.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender (to the extent that the Agent is aware) to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment or reimbursement of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

None of the Agent and the Arrangers is responsible for (and no representation or warranty is or shall be deemed to be made by any of the Agent or the Arrangers with respect to):

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Arrangers, any Obligor or any other person in or in connection with any of the Finance Documents, the Information Memorandum, the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of the Agent;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent (excluding proceedings taken by the Agent), in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by any Finance Document might be unlawful for any Lender,

on behalf of any Lender, and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or any Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which that loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in the proportion borne by the aggregate of its Commitments (in respect of any or all of the Facilities) to the Total Commitments or, if the Total Commitments are then zero, in the proportion borne by the aggregate of its Commitments (in respect of any or all of the Facilities) to the Total Commitments immediately prior to the reduction of the Total Commitments to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (other than as found in a final non-appealable judgment of a court of competent jurisdiction to have been primarily caused by the gross negligence or wilful misconduct of the Agent) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document in respect of such cost, loss or liability).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment under paragraph (a) above in respect of which the applicable Lender claims reimbursement under paragraph (b) above relates to a liability of the Agent to an Obligor.

(d)	For the avoidance of doubt, a Lender’s indemnification obligations under this Clause 28.11 shall extend to any such cost, loss or liability incurred by the Agent irrespective of whether such cost, loss or liability is incurred prior to, upon or after the time when such Lender became party to this Agreement.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given by the Agent, such retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with such proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with such successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation shall only take effect upon the appointment of a successor Agent.

(g)	Upon the appointment of a successor Agent, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) the date of such appointment of such successor Agent). Any such successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders in the proportion referred to in Clause 28.11 (Lenders’ indemnity to the Agent)) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

28.15	Relationship with the Lenders

(a)	The Agent may treat each person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day as a Lender; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day as a Lender,

unless the Agent has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders confirms to each of the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether any Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum, the Reports and/or any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (if so requested by the Majority Lenders and in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

28.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that first-mentioned amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply such amount deducted in or towards satisfaction of such first-mentioned amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and engagement letters

Each of the Finance Parties and Secured Parties confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letters or engagement letters relating to any of the Reports or any reports or letters provided by accountants in connection with any of the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of such Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.20	Anti-money laundering

Unless mandatorily required by applicable laws or regulations to which the Agent is subject, the Agent shall not be responsible to any Party for providing any certification or documents with respect to any information (except for any information in respect of itself) required for any anti-money laundering due diligence purpose. Such certificates and related documents shall be provided directly by the Obligors provided that a request for such information may be made through the Agent.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

29.1	Conduct of business

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.2	Liability

None of the Finance Parties or their respective Affiliates, officers, directors or agents shall have any liability to any Obligor or any of its Subsidiaries or be responsible to any Obligor or any of its Subsidiaries for (whether under contract, tort, any other theory of liability or otherwise) any special, indirect, consequential or punitive losses or damages incurred or suffered by such Obligor or any of its Subsidiaries under or in connection with any Finance Document or any transaction contemplated thereby, whether or not such Finance Party shall have been advised of the likelihood of such loss or damage, except to the extent that such loss or damage has resulted from the wilful default or gross negligence of such Finance Party or, as the case may be, such Affiliate, officer, director or agent itself (as the case may be); and each Obligor hereby waives, releases and agrees not to sue upon (for itself and on behalf of each of its Subsidiaries) any claim for any such loss or damage, whether or not accrued and whether or not known or suspected to exist in its favour. Such Affiliates, officers, directors and agents may rely on this Clause 29.2.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from or in respect of an Obligor (a “Relevant Obligor”) other than in accordance with Clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	such Recovering Finance Party shall, within three Business Days, notify details of that receipt or recovery to the Agent;

(b)	the Agent shall determine whether that receipt or recovery is in excess of the amount which such Recovering Finance Party would have been paid had such Recovered Amount received or recovered by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to such receipt, recovery or distribution; and

(c)	such Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to the amount of such Recovered Amount less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made (by reference to such Recovered Amount had it been received or recovered and distributed by the Agent) in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat such Sharing Payment as if it had been paid by such Relevant Obligor and distribute it between the Finance Parties (other than such Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations owing to such Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), as between such Relevant Obligor and such Recovering Finance Party, an amount of such Recovered Amount equal to such Sharing Payment will be treated as not having been paid by that Relevant Obligor (and such Relevant Obligor shall be liable to such Recovering Finance Party for a debt equal to such Sharing Payment, which debt is immediately due and payable).

30.4	Reversal of redistribution

To the extent that any part of such Recovered Amount received or recovered by that Recovering Finance Party (which Recovered Amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to (i) the appropriate part of its share of such Sharing Payment (which is attributable to such Recovered Amount so repayable and repaid by that Recovering Finance Party) and (ii) an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on such Recovered Amount (to which such Sharing Payment is attributable) which that Recovering Finance Party is required to pay ((i) and (ii) being collectively the “Redistributed Amount”); and

(b)	as between such Relevant Obligor and each Sharing Finance Party, an amount equal to such Redistributed Amount will be treated as not having been paid by that Relevant Obligor (and such Relevant Obligor shall be liable to such Sharing Finance Party for a debt equal to such Redistributed Amount, which debt is immediately due and payable, provided that (for the avoidance of doubt) had such Recovered Amount (or such part thereof) not been received or recovered by that Recovering Finance Party in the first place, it would have been outstanding from an Obligor).

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that such Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against such Relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which that Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of such legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in such legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the currency (of such payment) in the place of payment.

(b)	Such payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank, in each case, as the Agent specifies.

(c)	The Agent shall not be liable to account for interest on money paid to it by or recovered from any Obligor. Monies held by the Agent need not be segregated from its other funds except as required by law.

31.2	Distributions by the Agent

Each payment received or recovered by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback and pre-funding), Clause 31.6 (Partial payments) and Clause 28.18 (Deduction from amounts payable by the Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office as set out in the Standing Payment Instructions of such Lender), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank (specified by that Party) in the principal financial centre of the country of the currency of such payment (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the prior written consent of the Obligor referred to below or in accordance with Clause 32 (Set-Off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, to the extent that the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower (in respect of a Loan to be made to the Borrower) (“Pre-funding Amount”) before receiving funds from the Lenders (in respect of such Loan) then if and to the extent that the Agent does so but it proves to be the case that it does not then receive such funds from a Lender in respect of any such Pre-funding Amount which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that Pre-funding Amount was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that Pre-funding Amount was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that Pre-funding Amount before receiving such funds from that Lender.

31.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under any of the Finance Documents to the Agent for the account of any person in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to such person; or

(ii)	(if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to such person) pay that amount (or the applicable part thereof payable to such person) to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making that payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on any amount standing to the credit of that trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements to such amount.

(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the applicable obligations to make such payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.13 (Replacement of the Agent), each Paying Party which has made a payment to a trust account in accordance with this Clause 31.5 (other than to the extent that such Paying Party has given an instruction pursuant to paragraph (e) below with respect to such trust account) shall give all requisite instructions to the bank with whom that trust account is held to transfer the amount of such payment (together with any accrued interest thereon) to the successor Agent for distribution in accordance with Clause 31.2 (Distributions by the Agent).

(e)	A Paying Party which has made a payment to a trust account (on account of any amount payable by such Paying Party to a Recipient Party) in accordance with this Clause 31.5 shall, promptly upon request by that Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above (with respect to such trust account); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom such trust account is held to transfer such amount (so paid into and held in such account) together with any accrued interest thereon to that Recipient Party.

31.6	Partial payments

(a)	Subject to paragraphs (b) and (c) below and the provisions of the Intercreditor Agreement, if the Agent receives a payment for application against amounts due in respect of any Finance Document from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent and/or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Subject to the provisions of the Intercreditor Agreement, if the Agent receives a payment for application against amounts due in respect of any Finance Document from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under the Finance Documents and such payment is received or recovered from any Offshore Designated Facility B Account or any PRC Designated Account (or any proceeds of enforcement of Transaction Security over any Offshore Designated Facility B Account or enforcement of any rights under any PRC Account Control Agreement), the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent and/or the Security Agent under the Finance Documents (which unpaid amount relates to the recovery of such payment in respect of such Offshore Designated Facility B Account or PRC Designated Account or such enforcement of Transaction Security over such Offshore Designated Facility B Account or such enforcement of rights under such PRC Account Control Agreement);

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid in respect of Facility B;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid in respect of Facility B; and

(iv)	thereafter, in the order set out in paragraph (a) above.

(c)	Subject to the provisions of the Intercreditor Agreement, if the Agent receives a payment for application against amounts due in respect of any Finance Document from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under the Finance Documents and such payment is received or recovered from the Debt Service Reserve Account (or any proceeds of enforcement of Transaction Security over the Debt Service Reserve Account), the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent and/or the Security Agent under the Finance Documents (which unpaid amount relates to the recovery of such payment in respect of the Debt Service Reserve Account or such enforcement of Transaction Security over the Debt Service Reserve Account);

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid in respect of Facility A;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid in respect of Facility A; and

(iv)	thereafter, in the order set out in paragraph (a) above.

(d)	The Agent shall:

(i)	if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above;

(ii)	if so directed by each of the Lenders that has any Facility B Commitment, vary the order set out in paragraphs (b)(ii) to (b)(iii) above; and

(iii)	if so directed by each of the Lenders that has any Facility A Commitment, vary the order set out in paragraphs (c)(ii) to (c)(iii) above.

(e)	Paragraphs (a) to (d) above will override any appropriation made by an Obligor.

31.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)	Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or an Unpaid Sum or a part of a Loan or an Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable was denominated, pursuant to this Agreement, when such interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

31.11	Disruption to Payment Systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of this Agreement notwithstanding the provisions of Clause 37 (Amendments And Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

For so long as an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, such Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

33.	NOTICES

33.1	Communications in writing

Any communication to be made by a Party to another Party under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of a Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as such Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or (as the case may be) the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or (as the case may be) the Security Agent’s signature below or any substitute department or officer as the Agent or (as the case may be) the Security Agent shall specify for this purpose.

(c)	(Subject to Clause 33.5 (Communication when Agent is Impaired Agent)) all notices from or to an Obligor under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective in accordance with paragraphs (a) to (d) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (b) (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the applicable Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

33.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or (as the case may be) the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective in accordance with paragraph (b) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)	Each Obligor agrees and acknowledges that electronic means of communication may not be secure or virus or error free and could be intercepted, corrupted, lost, destroyed or arrive late, and none of the Finance Parties or their Affiliates will be liable to any Obligor for any of such occurrences. Each Finance Party may monitor, record and retain communications between such Finance Party and any other Party or any Obligor.

33.7	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting such information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	such information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to that notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

33.8	Deal Site

(a)	All notices, requests, consents, approvals, agreements or other communications by the Agent under or in respect of the Finance Documents may be given by publication on the Deal Site. Such communication shall include notices for notification for Lenders’ participation in any Utilisation and for rates of interest.

(b)	Any communication posted on the Deal Site will be effective on the earlier of (i) one Business Day after such communication is posted on the Deal Site and (ii) receipt by the Agent of acknowledgement from the Deal Site that such communication has been posted and (in respect of notices, requests, consents, approvals, agreements or other communications by the Agent to a member of the Group) the Borrower has been notified of such posting.

(c)	The Borrower consents to the inclusion of its logo (if applicable) on the Deal Site.

(d)	Subject to Clause 38.2 (Disclosure of Confidential Information) and paragraph (e) below, the Agent will promptly on request provide access to the Deal Site to one or more representatives of the other Parties.

(e)	Electronic mail contact details of a Party may be for individuals or “group” addresses of that Party. However in either case, each Party must ensure that all persons to whom it gives access can properly receive the information available on the Deal Site, including under Clause 38.2 (Disclosure of Confidential Information).

(f)	If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Agent will provide communications to the Parties by another means of communications contemplated by this Clause 33. A Party shall notify the Agent promptly if it becomes aware that it is unable to access the Deal Site but shall be under no obligation to monitor access to the Deal Site.

(g)	Each of the other Parties agrees that the Agent is not liable for any liability, loss, damage, costs or expenses incurred or suffered by it as a result of its access or use of the Deal Site or inability to access or use the Deal Site, other than in the case of the gross negligence or wilful misconduct of the Agent as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

(h)	The Agent may terminate the Deal Site after the earlier of (i) the Termination Date in respect of Facility A and (ii) prepayment or cancellation in full of the Facilities, unless instructed otherwise by the Majority Lenders.

33.9	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, provided that such certification or determination shall set out the basis of calculation in reasonable detail.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under any Finance Document shall operate as a waiver of such right or remedy or constitute an election to affirm any Finance Document. No election by a Finance Party or a Secured Party to affirm any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy by any Finance Party or Secured Party shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Intercreditor Agreement

This Clause 37 is subject to the terms of the Intercreditor Agreement.

37.2	Required consents

(a)	Subject to Clause 37.3 (All Lender matters) and Clause 37.4 (Other exceptions), any term of the Finance Documents (other than the Commitment Letter and the Fee Letters) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 28.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the level of consent required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of any or all of the Guarantors.

37.3	All Lender matters

An amendment or waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (including in relation to Clause 8 (Mandatory Prepayment and cancellation), except as otherwise specified in paragraph (c));

(c)	Clause 8 (Mandatory Prepayment and cancellation), except (i) as expressly stated otherwise in Clause 8 (Mandatory Prepayment and cancellation) and/or (ii) any change in the definition of Excess Cashflow (and, for such purpose, any related definition), Excluded Disposal Proceeds, Excluded Insurance Proceeds, Excluded Report Proceeds or Permitted Disposal whether or not it may affect the amount payable under Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) provided that any such amendment, waiver or consent does not affect any payment which (based on the facts and circumstances subsisting as at the date of such amendment, waiver or consent) is already determined (or the facts and circumstance giving rise to such payment have already accrued or occurred) and payable or will become payable only with the lapse of time;

(d)	a reduction in any Margin (for any Facility or any Loan) or a reduction in the amount of any payment of principal, interest, fees or commission payable (including in relation to Clause 8 (Mandatory Prepayment and cancellation), except as otherwise specified in paragraph (c));

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)	an increase in any Commitment (in respect of any Facility) or the Total Commitments, any extension of any Availability Period or any requirement of a cancellation of Commitments or Available Commitments in respect of any Facility reduces Commitments in respect of such Facility rateably;

(g)	a change to the Borrower or any Guarantor other than in accordance with Clause 27 (Changes To The Obligors);

(h)	any provision which expressly requires the consent of all the Lenders;

(i)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 9.9 (Application of prepayments), Clause 24.13 (Change of ownership), Clause 25 (Changes To The Lenders), Clause 26 (Restriction on Debt Purchase Transactions), Clause 27 (Changes To The Obligors), this Clause 37, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction of English courts);

(j)	(other than as permitted by the provisions of this Agreement or expressly permitted under any other Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee And Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of any Transaction Security are distributed,

(except in the case of paragraph (ii) or (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of any Transaction Security where such sale or disposal is permitted by this Agreement or expressly permitted under any other Finance Document);

(k)	the release of any guarantee and/or indemnity granted under Clause 19 (Guarantee And Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or (in the case of any release of any Transaction Security) relating to a sale or disposal of an asset which is the subject of any Transaction Security where such sale or disposal is permitted by this Agreement or expressly permitted under any other Finance Document;

(l)	any change to any of the terms of any Finance Document relating to the release of any guarantee and/or indemnity granted under Clause 19 (Guarantee And Indemnity) or of any Transaction Security;

(m)	any amendment to the order of priority or subordination under the Intercreditor Agreement; or

(n)	any increase in the principal amount of Secured Obligations (other than any such increase arising in favour of the Finance Parties under the Finance Documents and/or any increase in the notional amount of any Treasury Transaction under the Initial Hedging Agreements) that have the benefit of any Transaction Security (excluding for the avoidance of doubt (i) any change in the definition of Excess Cashflow (and, for such purpose, any definition therein), Excluded Disposal Proceeds, Excluded Insurance Proceeds, Excluded Report Proceeds or Permitted Disposals (and any related definition), (ii) any amendment to the definition or calculation of Leverage which may affect the calculation of the Margin, (iii) any increase in the Margin or any commitment fee, and (iv) any waiver, consent or amendment fee that may be payable to a Lender agreeing to any waiver, consent or amendment requested by the Borrower), shall not be made or given without the prior consent of all the Lenders.

37.4	Other exceptions

In addition to Clause 37.3 (All Lender matters), an amendment or waiver which relates to the rights or obligations of the Agent, any Arranger, the Security Agent or any Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, that Arranger, the Security Agent or, as the case may be, that Hedge Counterparty.

37.5	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for any consent, waiver, amendment of or in relation to any term of any Finance Document or any instruction or vote relating to any other matter under any Finance Document within 10 Business Days of that request being made; or

(b)	any Lender (which is not a Defaulting Lender) fails to respond to a request for any consent, waiver, amendment of or in relation to any term of any Finance Document or any instruction or vote relating to any other matter under any Finance Document (other than (A) any amendment, waiver or consent falling within any of paragraphs (b), (d), (f), (g) and/or (i) of Clause 37.3 (All Lender matters) above or (B) any amendment, waiver or consent falling within Clause 37.3 (All Lender matters) above which affects such Lender (in its capacity as such, disregarding any business which such Lender may be doing with any member of the Group other than as a Lender under the Finance Documents) in a manner that is disproportionate to the effect of such amendment, waiver or consent on other Lenders) within 15 Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to such request):

(i)	its Commitment in respect of any Facility and/or participation in any Loan shall not be included for the purpose of calculating the Total Commitments, the Commitments of the Lenders in respect of any or all of the Facilities or participations of the Lenders in respect of any or all of the Loans when ascertaining whether the consent, instruction or vote of Lenders holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, the Commitments in respect of any or all of the Facilities and/or participations in respect of any or all of the Loans has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.6	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	the Borrower becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay any additional amount pursuant to Clause 15.1 (Increased costs), paragraph (c) of Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender,

(such Lender being a “Replaced Lender” for the purposes of this Clause 37.6) then the Borrower may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes To The Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower (such Lender or other bank, financial institution, trust or other entity so selected by the Borrower being the “Replacement Lender” for the purposes of this Clause 37.6), and which confirms its willingness to assume and does assume all the obligations of such Replaced Lender in accordance with Clause 25 (Changes To The Lenders) for a purchase price in cash payable (without deduction or withholding) at the time of such transfer in an amount equal to the aggregate of the outstanding principal amount of such Replaced Lender’s participation in the outstanding Loans and all accrued interest (whether or not due) and other amounts payable in relation thereto or outstanding in favour of such Replaced Lender under the Finance Documents and the amount of Break Costs that would be payable under Clause 12.4 (Break Costs) had all of such principal amount, accrued interest and other amounts been paid by the Obligors to such Replaced Lender at the time of such transfer and had a demand been made under Clause 12.4 (Break Costs) in connection therewith. For the avoidance of doubt, no Lender shall have any obligation to agree to be a Replacement Lender.

(b)	The replacement of a Replaced Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor such Replaced Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which such Replaced Lender is deemed a Non-Consenting Lender; and

(iv)	in no event shall such Replaced Lender be required to pay or surrender to such Replacement Lender any of the fees received by such Replaced Lender pursuant to the Finance Documents;

(v)	the purchase price for the applicable transfer by such Replaced Lender to such Replacement Lender shall not be paid or funded by an Obligor or a member of the Group; and

(vi)	such Replaced Lender shall only be obliged to transfer its rights and obligations under this Agreement pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Replaced Lender shall perform the checks described in paragraph (b)(vi) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	such consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Super Majority Lenders have given such consent or agreed to such waiver or amendment,

then any Lender who does not and continues not to give such consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment in respect of any Facility:

(i)	in ascertaining the Majority Lenders or the Super Majority Lenders; or

(ii)	in ascertaining whether (A) the consent of Lenders holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, the Commitments in respect of any or all of the Facilities and/or participations in respect of any or all of the Loans or (B) the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under any of the Finance Documents, that Defaulting Lender’s Commitment in respect of such first-mentioned Facility will (for such purpose) be reduced by the amount of its Available Commitment in respect of such first-mentioned Facility and, to the extent that such reduction results in such Defaulting Lender’s Commitment in respect of each Facility being zero, such Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and/or

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless the Agent has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender concerned has ceased to be a Defaulting Lender.

37.8	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes To The Lenders) all (and not part only) of its rights and obligations under this Agreement (such Lender being a “Replaced Lender” for the purposes of this Clause 37.8) to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower (such Lender or other bank, financial institution, trust, fund or other entity so selected by the Borrower being a “Replacement Lender” for the purposes of this Clause 37.8), and which confirms its willingness to assume and does assume all the obligations or all the applicable obligations of such Replaced Lender that are the subject of such transfer in accordance with Clause 25 (Changes To The Lenders) for a purchase price in cash payable (without deduction or withholding) at the time of such transfer which is either:

(i)	in an amount equal to the aggregate of the outstanding principal amount of such Replaced Lender’s participation in the outstanding Loans and all accrued interest (whether or not due) and other amounts payable in relation thereto or outstanding in favour of such Replaced Lender under the Finance Documents and the amount of Break Costs that would be payable under Clause 12.4 (Break Costs) had all of such principal amount, accrued interest and other amounts been paid by the Obligors to such Replaced Lender at the time of such transfer and had a demand been made under Clause 12.4 (Break Costs) in connection therewith; or

(ii)	in an amount agreed between such Replaced Lender, such Replacement Lender and the Borrower and which does not exceed the amount referred to in paragraph (i).

For the avoidance of doubt, no Lender shall have any obligation to agree to be a Replacement Lender.

(b)	Any transfer of rights and obligations of a Replaced Lender pursuant to this Clause 37.8 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor such Replaced Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	such transfer must take place no later than 10 days after the applicable notice from the Borrower to the Agent and such Replaced Lender referred to in paragraph (a) above; and

(iv)	in no event shall such Replaced Lender be required to pay or surrender to such Replacement Lender any of the fees received by such Defaulting Lender pursuant to the Finance Documents;

(v)	the purchase price for the applicable transfer by such Replaced Lender to such Replacement Lender shall not be paid or funded by an Obligor or a member of the Group; and

(vi)	such Replaced Lender shall only be obliged to transfer its rights and obligations under this Agreement pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Replaced Lender shall perform the checks described in paragraph (b)(vi) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) to Clause 38.4 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Subject to Clause 38.3 (Disclosure of Common Interest Information), any Finance Party may disclose:

(a)	to any of its Affiliates, head offices, branches, representative offices, related corporations and/or Related Funds and/or any of its or their respective officers, directors, employees, professional advisers, auditors, service providers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if such recipient is subject to professional obligations to maintain the confidentiality of such Confirmation Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents (and/or which succeeds (which may potentially succeed) it as Agent or Security Agent) and (in each case) to any of that person’s Affiliates or Related Funds, or any Representatives or professional advisers of any of the foregoing;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors or to whom it transfers (or may potentially transfer) all of any of its obligations, economic interest or other interest under the Finance Documents by way of a Participation Agreement (as defined below) and to any of that person’s Affiliates or Related Funds, or any Representatives or professional advisers of any of the foregoing;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (c) of Clause 28.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, that Finance Party, or any Representative or professional adviser of such person;

(vi)	that is any investor, arranger, lender, trustee, manager, administrator or any participant in, or party to, directly or indirectly, any securitisation scheme or transaction or any scheme or transaction relating to the issuance of notes or other debt secured by any indebtedness or obligations under (or payments under which are funded by or made by reference to payments under) any Finance Document, or any similar scheme or transaction;

(vii)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any applicable stock or securities exchange or pursuant to any applicable law or regulation;

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ rights);

(ix)	in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes relating to any Finance Document (or any of the transactions contemplated thereby) or otherwise in connection with, and for the purposes of, the preservation or enforcement of any Transaction Security;

(x)	who is a Party; or

(xi)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in the case of paragraph (b)(i), (b)(ii) or (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for any Confidentiality Undertaking if such recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

(B)	in the case of paragraph (b)(iv), (b)(v) or (b)(vi) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to such Confidential Information it receives and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in the case of paragraph (b)(vii), (b)(viii) or (b)(ix) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of any of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and that Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to any of the Finance Documents and/or the Obligors if such rating agency to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	to any insurer or insurance broker of, or any direct or indirect provider of credit protection to, such Finance Party or any of its Affiliates or Related Funds, if such insurer or insurance broker or provider of credit protection to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(f)	to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by any of them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto; and/or

(g)	to any person for the purpose of obtaining a valuation in connection with any agreement or letter (including a fee letter) (each a “Participation Agreement”) between such Finance Party and any person under which such Finance Party has transferred all or any of its obligations, economic interest or other interest under the Finance Documents, directly or indirectly, whether by sub-participation, credit derivative (including a credit default swap or credit linked note), total return swap or in any other way but excluding any assignment, transfer or novation of any of a Lender’s Commitments and/or rights and/or obligations under this Agreement in accordance with Clause 25.5 (Procedure for transfer) and/or Clause 25.6 (Procedure for assignment).

Notwithstanding any of the provisions of the Finance Documents or any other document, the Parties agree that each Party and each of the employees, officers and Representatives of any Party may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the Facilities and/or the Acquisition and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. To the extent not inconsistent with the previous sentence, the Parties shall keep confidential to the extent necessary to comply with any applicable securities laws any such information relating to the tax treatment or tax structure.

Each of the Obligors acknowledges and agrees that each of the Finance Parties shall be entitled in its sole discretion to comply with its obligations under the Disclosure Regime in relation to the Facilities and the Finance Documents in such manner as it considers appropriate. Accordingly, and without limiting the foregoing, each of the Obligors agrees that each of the Finance Parties shall be entitled to provide all such information to the United Kingdom HM Revenue & Customs as such Finance Party considers necessary in order for it to fully comply with the Disclosure Regime. Each of the Obligors shall promptly provide the Finance Parties with all relevant information relating to itself and its affiliates and to the Facilities and the Finance Documents as any Finance Party may reasonably require in order for it to fully comply with its obligations under the Disclosure Regime.

Without limiting the foregoing, each Party agrees that it will take reasonable steps to reach an agreed position in respect of the Disclosure Regime with the other Parties in respect of the Facilities and/or the Finance Documents and with the advisors to each of the Parties.

Each of the Finance Parties will on request provide the Obligors with a copy of any written notification relating to the Facilities and/or the Finance Documents that it has made to the United Kingdom HM Revenue & Customs in compliance with its obligations under the Disclosure Regime, subject to any redactions made by such Finance Party acting reasonably. Other than as required by law, none of the Obligors shall provide copies, or otherwise disclose the contents of any such written notification to any other person without the prior consent of such Finance Party, provided that it is agreed that the Obligors may provide a copy of any such notification to their legal advisors instructed in relation to the Facilities and/or the Finance Documents.

“Disclosure Regime” where used in this paragraph 11 shall mean the provisions contained in or made under Part 7 of the Finance Act 2004 as amended, replaced or supplemented from time to time.

38.3	Disclosure of Common Interest Information

(a)	Notwithstanding Clause 38.2 (Disclosure of Confidential Information), with respect to any Confidential Information constituting Common Interest Information, a Finance Party (or its counsel) may and may only disclose such Common Interest Information:

(i)	if such disclosure is permitted pursuant to the terms of the Common Interest Agreement;

(ii)	if the recipient of such Common Interest Information is (A) a Finance Party or Proposed Financier who is party to the Common Interest Agreement or has executed and delivered a Post-Signing Agreement to be Bound or (B) any Affiliate of such Finance Party or Proposed Financier referred to in (A) (which Affiliate is also a Finance Party or Proposed Financier), subject (in each case) to paragraphs (a)(2), (a)(3) and (b);

(iii)	if the recipient of such Common Interest Information is an outside counsel, economist, consultant, advisor or expert retained by such disclosing Finance Party or its counsel to assist in connection with any Legal Proceeding or any transactions contemplated by the Transaction Documents, so long as such recipient is subject to professional obligations to maintain the confidentiality of such Common Interest Information or is otherwise bound by requirements of confidentiality in relation to such Common Interest Information;

(iv)	if such Finance Party (or its counsel) intends to disclose any Common Interest Information in connection with any Legal Proceeding relating to any transactions contemplated by the Transaction Documents, but only if such disclosure is deemed reasonably necessary by such disclosing Finance Party’s counsel in order to support, defend or respond to any claims, allegations or requests in such Legal Proceeding; or

(v)	if such disclosure is required pursuant to applicable law or regulation, or is required or requested to be disclosed by any court of competent jurisdiction or any authority of competent jurisdiction, provided that:

(1)	in the case of paragraph (iii) or (iv), but only if and to the extent not prohibited by applicable laws or regulations, not relating to any Legal Proceeding between (whether among others) any Finance Party (on one hand) and any Obligor or member of the Group, any holder of Equity Interest in any Obligor or any Sponsor Affiliate (on the other hand), and not inconsistent with such disclosing Finance Party’s internal controls or other procedures or policies, such disclosing Finance Party shall (i) notify the Borrower as soon as reasonably practicable and (ii) in case of paragraph (iv) only and to the extent not relating to any Legal Proceeding between (whether among others) any Finance Party (on one hand) and any Obligor or member of the Group, any holder of Equity Interest in any Obligor or any Sponsor Affiliate (on the other hand), thereafter take all steps reasonably requested by Holdco, Parentco or the Borrower (and at the cost of the Borrower) to defend against the disclosure of Common Interest Information and to permit the assertion of all applicable rights and privileges with respect to Common Interest Information;

(2)	in the case of paragraph (ii), the Background Facts Memorandum and the Legal Due Diligence Report referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” may not be disclosed to more than the Specified Number of Proposed Financiers (excluding the Arrangers, the Agent, the Security Agent and their respective Affiliates) prior to the Closing Date, provided that (A) for the purpose of determining the number of Proposed Financiers that have received the Background Facts Memorandum and the Legal Due Diligence Report referred to in paragraph (c) of the definition of “Legal Due Diligence Reports”, a Proposed Financier and its Affiliates shall together count as one Proposed Financier, and (B) any Proposed Financier (which has entered into a Post-Signing Agreement to be Bound but to which the Background Facts Memorandum and the Legal Due Diligence Report referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” may not be disclosed prior to the Closing Date due to the provisions of this paragraph (2)) shall be permitted to review a copy of the Background Facts Memorandum during a CIA Dataroom Opening Period in accordance with paragraph (3) below and shall (whether before, on or after the Closing Date) have access to any memoranda prepared by counsel to the Arrangers (which memoranda may be based on any factual information set forth in the Background Facts Memorandum and/or Common Interest Information provided to such counsel pursuant to the Common Interest Agreement); and

(3)	in the case of paragraph (ii), no Common Interest Information shall (unless permitted under paragraph (2) above) be disclosed to any Finance Party (other than the Arrangers, the Agent, the Security Agent and their respective Affiliates) or Proposed Financier that enters into a Post-Signing Agreement to be Bound, except that (A) during any CIA Dataroom Opening Period, such Finance Party or Proposed Financier shall be permitted to review a copy of the Background Facts Memorandum at a physical dataroom maintained by any Obligor or its counsel or by counsel to the Arrangers or counsel to the Agent, and such Finance Party or Proposed Financier shall not be permitted to take, make, obtain or acquire possession of any copies of or otherwise reproduce (using any current or future technology) the Background Facts Memorandum (but shall be permitted to take notes during such review) and (B) such Finance Party or Proposed Financier shall have access to any memoranda prepared by counsel to the Arrangers (which memoranda may be based on any factual information set forth in the Background Facts Memorandum and/or Common Interest Information provided to such counsel pursuant to the Common Interest Agreement).

The Arrangers or, as the case may be, the Agent shall instruct their counsel (who maintains a physical dataroom pursuant to paragraph (3)) to maintain and update a log for such physical dataroom from time to time, which log shall include information on (I) each Finance Party and Proposed Financier that have viewed the Background Facts Memorandum in that dataroom, (II) the name and title of each individual who has viewed the Background Facts Memorandum in such dataroom on behalf of such Finance Party or Proposed Financier and (III) the date and time of such viewing, and shall (for so long as any CIA Dataroom Opening Period is continuing) instruct such counsel to provide copies of such log (or updates to such log) to Parentco periodically (and in no event less frequent than once a month) or upon Parentco’s reasonable request. Each Obligor shall make available, and procure that its counsel shall make available, such dataroom if requested by any Finance Party with reasonable notice.

The Borrower shall promptly notify each Finance Party in writing of the commencement of any CIA Dataroom Opening Period (which commences after the date of the Commitment Letter) and the expiry of any CIA Dataroom Opening Period, and each Finance Party shall be entitled to rely on such notification as conclusive (and shall be entitled to conclusively assume that, for so long as no written notice of expiry of a CIA Dataroom Opening Period has been received from the Borrower, such CIA Dataroom Opening Period is continuing). Upon the occurrence of any Final Resolution Event (in respect of any Specified Action), the Borrower shall promptly provide to each Finance Party evidence of such Final Resolution Event, and for the avoidance of doubt such evidence shall not constitute Common Interest Information and may be disclosed by such Finance Party to any Proposed Financier.

It is acknowledged that the use by any person of data and information handling, processing and storage services operated by third party service provider(s) (who owe(s) duties of confidentiality to such person and is/are required to maintain appropriate precautions) in the ordinary course shall not constitute a disclosure in breach of the Common Interest Agreement, this Clause 38 or paragraph 10 of the Commitment Letter.

For the purposes of this Agreement:

“CIA Dataroom Opening Period” means any of the following times or periods (which may overlap and, if so, shall count as one continuous period):

(x)	the period commencing on and including the Closing Date to and including the later of (aa) the first anniversary of the Closing Date and (bb) the first date on which a Final Resolution Event has occurred in respect of each Existing Specified Action; and

(y)	the period commencing on and including the date that any Specified Action (other than any Existing Specified Action) is commenced to and including the first date on which a Final Resolution Event has occurred in respect of such Specified Action;

“Final Resolution Event” means, in respect of any Specified Action, (x) a final non-appealable judgment being entered into by a competent U.S. court having jurisdiction which (aa) gives effect to a settlement agreement in respect of such Specified Action between the applicable Governmental Agency (or all of the plaintiffs in respect of such Specified Action) (on one hand) and the Target or the Borrower (as applicable) and/or any of its executive officers and directors (on the other hand) or (bb) otherwise finally resolves such Specified Action (as the case may be), including through any appellate proceedings relating thereto, or (y) (in the case of any Pending Regulatory Investigation only) a written confirmation by the applicable Governmental Agency that no enforcement action will be commenced in respect of such Pending Regulatory Investigation; and

“Legal Proceeding” means any proceedings (civil, administrative, criminal or otherwise) instituted in a court or other tribunal, any investigation by any Governmental Agency, any litigation, arbitration, mediation, administrative or other investigations, proceedings or disputes relating to any Transaction Document (or any of the transactions contemplated thereby) or otherwise in connection with, and for the purposes of, the preservation or enforcement of any Transaction Security.

“Specified Number” has the meaning given to that term in the Commitment Letter.

(b)	A Proposed Financier may enter into a Post-Signing Agreement to be Bound and such Post-Signing Agreement to be Bound does not need to be countersigned by the Borrower in order to become effective, provided that (i) in order for such Proposed Financier to be given access to the Background Facts Memorandum and the Legal Due Diligence Report referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in accordance with paragraph (a)(2) (but excluding any access to the Background Facts Memorandum during any CIA Dataroom Opening Period in accordance with paragraph (a)(3)), such Post-Signing Agreement to be Bound must be entered into prior to the Closing Date and countersigned by the Borrower and (ii) for the avoidance of doubt, where such Post-Signing Agreement to be Bound is not countersigned by the Borrower, paragraph (a)(3) shall apply.

(c)	The Borrower shall, promptly upon the request of any Arranger, countersign a Post-Signing Agreement to be Bound that has been signed by a Proposed Financier prior to the Closing Date, provided that (after giving effect to the countersigning of such Post-Signing Agreement) the Borrower shall not have countersigned Post-Signing Agreements to be Bound with more than the Specified Number of Proposed Financiers in aggregate (excluding the Arrangers, the Agent, the Security Agent and their respective Affiliates) at the request of any or all of the Arrangers prior to the Closing Date (along with a confirmation from such Finance Party or such Proposed Financier to the Borrower that such Proposed Financier is in good faith considering participating in any Facility), provided further that for the purpose of determining the number of Proposed Financiers that have signed or entered into a Post-Signing Agreement, a Proposed Financier and its Affiliates shall together count as one Proposed Financier.

38.4	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, any of the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments (or Commitments of the Lenders in respect of any Facility);

(x)	currencies of any or all of the Facilities;

(xi)	type of any or all of the Facilities;

(xii)	ranking of any or all of the Facilities;

(xiii)	Termination Date for any or all of the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, any of the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, any of the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, any of the Facilities and/or one or more Obligors by such numbering service provider.

38.5	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(vii) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.8	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and none of the Finance Parties is under any actual or contingent obligation to make available any advance or financial accommodation under any Finance Document; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of this Agreement.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify such Obligor of any such process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process in respect of any Obligor is unable for any reason to act as agent for service of process in respect of such Obligor, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent for accepting service of process in England and Wales on behalf of such Obligor on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for accepting service of process in England and Wales on behalf of such Obligor, which appointment shall be binding on the Obligors.

41.3	Waiver of Immunity

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of the Borrower	Registration number (or equivalent, if any) Original Jurisdiction

Giovanna Acquisition Limited	CT-272577, the Cayman Islands

Name of the Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

Giovanna Parent Limited	CT-272579, the Cayman Islands

Name of Holdco	Registration number (or equivalent, if any) Original Jurisdiction

[ ]	[ ], the Cayman Islands

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment			Facility B Commitment
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
[ ]		[	]		[	]
Total:	US$	1,075,000,000		US$	450,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part IA

Conditions precedent to delivery of Utilisation Request

1.	Obligors

(a)	A copy of the Constitutional Documents of each Original Obligor and a copy of the constitutional documents of each of the parties to the Intercreditor Agreement (other than any Original Obligor, any Finance Party or any Secured Party) (each an “Intercreditor Party”) and the following in respect of each of the Original Obligors and each Intercreditor Party:

(i)	its certificate of incorporation (and change of name, if any) (if applicable);

(ii)	its register of members (if applicable);

(iii)	its register of directors and/or officers (if applicable);

(iv)	its register of mortgages and charges (if applicable);

(v)	a certificate of incumbency issued by its registered office provider (if applicable); and

(vi)	a certificate of good standing issued by the Registrar of Companies (if applicable).

(b)	A copy of a resolution of the board of directors of each of the Original Obligors and the Intercreditor Parties:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Borrower, authorising the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above (in respect of any Original Obligor and any Intercreditor Party) in relation to the Finance Documents and related documents and notices.

(d)	A copy of a resolution signed by all the holders of the issued shares or equity interests in the Borrower and Parentco, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party.

(e)	A certificate of each Original Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on such Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of each of the Original Obligors and the Intercreditor Parties certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect and has not been further amended or superseded as at a date no earlier than the date of this Agreement.

2.	Transaction Documents

A copy of:

(a)	each of the Merger Agreement, the Company Disclosure Schedule and the Related Merger Documents executed by the parties thereto (in the agreed form) and

(b)	each other Merger Document (in the agreed form) except the Paying Agent Agreement,

in each case, together with all amendments and supplements thereto.

3.	Finance Documents

(a)	The Intercreditor Agreement executed by each Original Obligor and each Intercreditor Party.

(b)	This Agreement executed by each Original Obligor.

(c)	The Fee Letters executed by the Borrower.

(d)	The Hedging Letter executed by the Borrower.

(e)	The SBLC Intercreditor Agreement executed by each party thereto.

(f)	The Existing SBLC Financing Documents duly executed by each party thereto (except that (i) the Existing SBLC Amendment and Restatement shall not be required to be delivered pursuant to this paragraph (f) if it is not in existence by the date of the first Utilisation Request and (ii) if the Existing SBLC Amendment and Restatement is in existence by the date of the first Utilisation Request, the Existing SBLC Amendment and Restatement shall comply with paragraph (e)(iii) of Clause 23.20 (Qualifying SBLC Financing, Qualifying Facility A Refinancing and Qualifying SBLC Refinancing)).

(g)	A Report Proceeds Letter (in respect of each of the Accountants’ Reports, the Legal Due Diligence Reports, the Market Reports and the Structure Memorandum (other than the Post-Closing Restructuring Paper)) executed by each Report Addressee in respect of such Report and the Borrower.

(h)	At least two originals of each of the following Transaction Security Documents executed by each Original Obligor specified below opposite such Transaction Security Document:

Name of Original Obligor	Transaction Security Document

Holdco	First ranking equitable mortgage over 100% of the shares in Parentco

Holdco	Assignment of all Holdco Loans

Parentco	First ranking equitable mortgage over all of the shares in the Borrower and the Target from time to time held or owned by Parentco

Parentco	First ranking debenture over all assets of Parentco (including (i) bank accounts, (ii) rights in respect of all Parentco Loans, and (iii) rights in respect of the Related Merger Documents)

Borrower	First ranking debenture over all assets of Borrower (including bank accounts)

(i)	A copy of all notices required to be sent under any Transaction Security Document referred to in paragraph (h) executed by the applicable Original Obligor party thereto.

(j)	In respect of each Transaction Security Document referred to in paragraph (h), a copy of all share certificates (other than share certificates relating to shares in the Target), transfers and stock transfer forms or equivalent duly executed by each Original Obligor party thereto in blank in relation to the assets subject to or expressed to be subject to Transaction Security under such Transaction Security Document and other documents of title to be provided under such Transaction Security Document.

4.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and dated on or about the date of the first Utilisation Request and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)	A legal opinion of Clifford Chance, legal advisers to the Arrangers as to English law;

(b)	A legal opinion of Walkers, legal advisers to the Arrangers as to the laws of the Cayman Islands;

(c)	A legal opinion of legal advisers to the Arrangers as to the laws of the jurisdiction of incorporation of each Intercreditor Party (if not the Cayman Islands); and

(d)	A legal opinion of Fangda Partners, legal advisers to the Arrangers as to the laws of the PRC regarding the absence of any requirement for merger control filing with the MOFCOM in respect of the transactions contemplated by the Merger Documents (unless the Borrower certifies to the Agent (attaching reasonable evidence) that (i) a merger control filing with MOFCOM has been made in connection with the Acquisition and (ii) it is a condition to Completion under the Merger Agreement that such merger control filing has been cleared by MOFCOM (by (A) a clearance decision or (B) the lapse of the mandatory waiting periods, including any extensions thereof, without any objection, condition or obligation having been raised or imposed)).

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 41.2 (Service of process) has accepted its appointment.

(b)	Evidence that any fees and expenses then due from any of the Original Obligors to the Finance Parties (including pursuant to Clause 13 (Fees) or any Fee Letter) have been paid, or will on the Utilisation Date be paid out of the proceeds of the Loans, in accordance with the terms of the Finance Documents.

(c)	Evidence of arrangements for discharge of all of the Existing Financial Indebtedness (other than any Permitted Financial Indebtedness) (if any) and all Security (other than any Permitted Security) and guarantees (other than any Permitted Guarantee) granted by any or all members of the Target Group in respect of any of such Existing Financial Indebtedness (if any), including prepayment notice(s) and payoff letter(s) in respect thereof.

(d)	Evidence (in the form of applicable bank statements or written confirmation from the applicable account bank(s)) that:

(i)	the aggregate balance standing to the credit of each account specified as an “Offshore Designated Facility B Account” pursuant to paragraph 5(r)(ii) is not less than the Bridge to Offshore Cash Portion of Facility B; and

(ii)	the aggregate of (A) the equivalent in US$ (determined using a prevailing rate of exchange selected by the Agent, acting reasonably, as at the date falling four (4) Business Days prior to the Closing Date (such Closing Date being notified by the Borrower to the Agent in writing no later than five (5) Business Days prior to such Closing Date)) of the aggregate balance standing to the credit of each account specified as a “PRC Designated Account” pursuant to paragraph 5(r)(ii) (after deducting any PRC withholding Tax that would apply if such balance were paid to a member of the Target Group that is incorporated outside the PRC by way of dividends from the applicable member of the Target Group that is established in the PRC and in whose name such PRC Designated Account is held) and (B) the aggregate balance standing to the credit of each account specified as an “Offshore Designated Facility B Account” pursuant to paragraph 5(r)(ii) is not less than the Total Facility B Commitments, and arrangements (in the form of Transaction Security Document(s) (being assignment(s) by way of security) and PRC Account Control Agreement(s) executed and held in escrow pending release on the Closing Date) for such “Offshore Designated Facility B Accounts” to be subject to Transaction Security with effect from the Closing Date and for such “PRC Designated Accounts” to be subject to PRC Account Control Agreements with effect from the Closing Date.

(e)	A certificate of the Borrower (signed by an authorised signatory of the Borrower):

(i)	confirming that all of the conditions precedent to the Acquisition (other than payment of the consideration of the Acquisition and other than those conditions precedent that by their nature are to be satisfied on the Closing Date as contemplated under section 1.02 of the Merger Agreement the (“Closing Date Conditions”)) have been satisfied in full without any waiver (other than any waiver that would not reasonably be expected to be materially adverse to the interests of the Finance Parties and any waiver granted with the prior written consent of the Arrangers);

(ii)	confirming that the Borrower is not aware that any of the Closing Date Conditions will not be satisfied on the Closing Date (except for any Closing Date Condition the waiver of which would not reasonably be expected to be materially adverse to the interests of the Finance Parties or is granted with the prior written consent of the Arrangers); and

(iii)	setting out (with reasonable particulars) (A) the total consideration for the Acquisition, (B) the aggregate Acquisition Costs and (C) the aggregate amount required to repay and discharge all Existing Financial Indebtedness (other than any Permitted Financial Indebtedness) (if any).

(f)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and the Target and to be filed with the Registrar of Companies on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies).

(g)	A copy of each of the other documents required to be filed with the Registrar of Companies pursuant to the provisions of section 233(9) of the Companies Law (2012 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies).

(h)	Evidence that all creditors holding a fixed or floating security interest of each of the Target (if any) and the Borrower (if any) have consented to the Merger Plan or evidence that no such security interests exist.

(i)	Copies of all relevant board and shareholder resolutions evidencing that the Acquisition has been approved by:

(i)	all members of the Borrower;

(ii)	a special resolution of the members of the Target;

(iii)	the board of directors of the Borrower; and

(iv)	the board of directors of the Target.

(j)	The Group Subsidiary List incorporating, if provided by the Target, the updated group subsidiary list as provided in accordance with Section 6.07(f) of the Merger Agreement.

(k)	The Reports in form and substance satisfactory to the Arrangers (in the case of the Legal Due Diligence Report referred to in paragraph (c) of the definition of “Legal Due Diligence Reports”, with four numbers redacted) (it being acknowledged that the latest form of each Report delivered to the Arrangers as at the time of signing of the Commitment Letter by the Arrangers is satisfactory to the Arrangers), and in the case of the Accountants’ Reports and the Structure Memorandum, together with a reliance letter (in form and substance satisfactory to the Arrangers (acting reasonably)) from Ernst & Young confirming that the Accountants’ Reports and the Structure Memorandum (falling within paragraph (a) of the definition of “Structure Memorandum”) can be relied upon by the Reliance Parties.

(l)	A copy of the Original Financial Statements of the Target.

(m)	The Structure Memorandum.

(n)	The Funds Flow Statement.

(o)	The Base Case Model.

(p)	The JJ Service Contracts.

(q)	A copy of the Shareholders Terms.

(r)	A letter from the Borrower to the Agent and the Security Agent specifying:

(i)	the Debt Service Reserve Account, the Holding Account(s) and the Mandatory Prepayment Account(s); and

(ii)	each account that is to be an “Offshore Designated Facility B Account” and each account that is to be a “PRC Designated Account”,

including, in each case, details of each account name, account number and the name and address of the bank or financial institution where each such account is held.

(k)	Completion of all necessary “know your customer” or other similar checks by the Finance Parties with respect to:

(i)	the Intercreditor Parties; (if any) and

(ii)	(in the case of any change in any direct or indirect shareholder of any Original Obligor after the date of the Commitment Letter) such Original Obligor and such shareholder, except that where any one of the Pre-cleared Entities (as defined in the Commitment Letter) acquires any interest in Holdco or Parentco, the documentation and evidence required for such “know your customer” or other similar checks shall be limited to evidence of such acquisition.

Part IB

Further Conditions Precedent

1.	The Borrower shall have delivered a certificate to the Agent certifying that none of the Merger Documents has been amended, supplemented or waived in any manner (except with the prior written consent of Arrangers) that would reasonably be expected to be materially adverse to the interests of the Finance Parties, or has been terminated, and all of the conditions precedent to the Acquisition (other than payment of the consideration of the Acquisition) have been or will on the Closing Date be satisfied in full without any waiver (other than any waiver that would not reasonably be expected to be materially adverse to the interests of the Finance Parties and any waiver granted with the prior written consent of the Arrangers).

2.	The Borrower shall have delivered to the Agent evidence (in the form of applicable bank statements or written confirmation from the applicable account bank(s)) that the requirements under paragraphs 5(d)(i) and (ii) of Part IA of this Schedule 2 remain satisfied as at the Closing Date.

3.	The Agent shall have received evidence satisfactory to it (acting reasonably) that:

(a)	Equity Contributions have been injected in cash into Holdco in an amount which, when aggregated with the value (determined in accordance with the Rollover Agreements and the applicable per share consideration set forth in the Merger Agreement) Rollover Equity contributed by the existing shareholders of the Target to Holdco, is in an amount not less than 55% of the pro forma capitalisation of Holdco (calculated as the sum of (A) the total consideration for the Acquisition, (B) the aggregate Acquisition Costs (as confirmed by the Borrower in the certificate delivered under paragraph 5(e) of Part IA of this Schedule 2) and (C) the aggregate amount required to repay and discharge all Existing Financial Indebtedness (other than any Permitted Financial Indebtedness) (if any));

(b)	all of the proceeds of such Equity Contributions have in turn been injected (or will in turn be injected) by Holdco into Parentco and in turn injected (or will in turn be injected) by Parentco into the Borrower in cash by way of Equity Contributions on or prior to the proposed Utilisation Date (except for amounts for payment of Acquisition Costs by the Parentco or Holdco, as set forth in the Funds Flow Statement, which amounts shall be retained by Parentco or Holdco (as the case may be) out of such proceeds of Equity Contributions (such retained amounts being the “Retained Equity Contribution Amounts”)); and

(c)	the net cash proceeds of such Equity Contributions received by the Borrower, when aggregated with the amount of (1) the Facilities to be utilised on the proposed Utilisation Date, (2) (to the extent to be applied towards (B) and/or (D) below only), the Target Closing Cash (excluding any portion thereof standing to the credit of any Offshore Designated Facility B Account) and (3) (to the extent to be applied towards (B) below only) the Retained Equity Contribution Amounts, would be sufficient to discharge (A) the total consideration for the Acquisition, (B) the aggregate Acquisition Costs, (C) the aggregate amount required to repay and discharge all Existing Financial Indebtedness (other than any Permitted Financial Indebtedness) (if any) and (D) the amount required to fund the Debt Service Reserve Account as of the Closing Date in accordance with Clause 23.35 (Debt Service Reserve Account); and

(d)	evidence that the Retained Equity Contribution Amounts will be applied on the Closing Date towards payment of the Acquisition Costs as contemplated by the Funds Flow Statement.

4.	As at the date falling one (1) Business Day prior to the Utilisation Date, the Agent shall not have received any formal written opinion of Fangda Partners, legal advisers to the Arrangers as to the laws of the PRC, that, due to a change in any applicable laws or regulations (including any change in implementation or interpretation thereof) in the PRC after the date of the Commitment Letter, the transactions pursuant to the Existing SBLC Financing Documents and the SBLC Intercreditor Agreement conflict with or constitute or result in a breach or violation of any law or regulation of the PRC (on the assumption that loan proceeds made available to the Target under the Existing SBLC Facility Agreement were not (a) repatriated into the PRC in any manner or (b) used directly or indirectly to repay or refinance any amount outstanding under the Facilities).

Part II

Conditions precedent required to be

delivered by an Additional Guarantor

In respect of any person proposed to become an Additional Guarantor (the “Proposed Additional Guarantor”):

1.	An Accession Deed executed by the Proposed Additional Guarantor and the Borrower in respect of its accession as such Additional Guarantor.

2.	A copy of the constitutional documents of the Proposed Additional Guarantor.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Proposed Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform that Accession Deed and each other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute that Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents.

4.	If applicable, a copy of a resolution of the board of directors of the Proposed Additional Guarantor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If reasonably required by legal counsel to the Agent, a copy of a resolution signed by all the holders of the issued shares of or equity interests in the Proposed Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Proposed Additional Guarantor is a party.

7.	If reasonably required by legal counsel to the Agent, a copy of a resolution of the board of directors of each corporate shareholder of the Proposed Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.	A certificate of the Proposed Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Proposed Additional Guarantor certifying that each copy document listed in this Part II of this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Accession Deed.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by such Accession Deed or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Proposed Additional Guarantor.

12.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law.

(b)	A legal opinion of the legal advisers to the Agent as to the laws of the jurisdiction of incorporation of the Proposed Additional Guarantor (if not England).

13.	If the Proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process) has accepted its appointment in relation to the Proposed Additional Guarantor.

14.

(a)	If the Proposed Additional Guarantor is incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Proposed Additional Guarantor has done all that is necessary (including by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable the Proposed Additional Guarantor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(b)	If the Proposed Additional Guarantor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Agent may require, that the Proposed Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

Part III

Documents and evidence required to be

delivered in respect of an additional Transaction Security Document

In respect of any Transaction Security Document and any Obligor party thereto (the “Applicable Obligor”):

1.	Such Transaction Security Document executed by the Applicable Obligor and the Security Agent.

2.	A copy of the constitutional documents of the Applicable Obligor (or a certificate of the Applicable Obligor confirming that copies of the constitutional documents of the Applicable Obligor that have previously been delivered to the Agent remain true, complete and up-to-date and that such constitutional documents have not been amended or supplemented and remain in full force and effect).

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Applicable Obligor:

(a)	approving the terms of, and the transactions contemplated by, such Transaction Security Document and resolving that it execute, deliver and perform such Transaction Security Document;

(b)	authorising a specified person or persons to execute such Transaction Security Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

4.	If applicable, a copy of a resolution of the board of directors of the Applicable Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If reasonably required by legal counsel to the Agent, a copy of a resolution signed by all the holders of the issued shares of or equity interests in the Applicable Obligor approving the terms of, and the transactions contemplated by, such Transaction Security Document.

7.	If reasonably required by legal counsel to the Agent, a copy of a resolution of the board of directors of each corporate shareholder of the Applicable Obligor approving the terms of the resolution referred to in paragraph 6 above.

8.	A certificate of the Applicable Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Applicable Obligor certifying that each copy document listed in this Part III of this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Transaction Security Document.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by such Transaction Security Document or for the validity and enforceability of any Finance Document.

11.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent as to the laws of the jurisdiction of incorporation of the Applicable Obligor.

(b)	A legal opinion of the legal advisers to the Agent as to the governing laws of such Transaction Security Document.

12.	Evidence that any process agent specified in such Transaction Security Document has accepted its appointment in relation to the Applicable Obligor.

13.	All notices, acknowledgements and documents required pursuant to the terms of such Transaction Security Document to be delivered upon execution of such Transaction Security Document.

14.

(a)	If the Applicable Obligor is incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Applicable Obligor has done all that is necessary (including by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable the Applicable Obligor to enter into such Transaction Security Document and perform its obligations under such Transaction Security Document.

(c)	If the Applicable Obligor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Agent may require, that the Applicable Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

SCHEDULE 3

REQUESTS AND NOTICES

Part I

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	The Borrower wishes to borrow a Loan under the Facility specified below on the following terms:

(a) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(b) Facility to be utilised:	[Facility A]/[Facility B]*

(c) Currency of Loan:	US dollars

(d) Amount:	[ ] or, if less, the Available Facility for that above-mentioned Facility

(e) Interest Period:	[ ]

3.	[The aggregate amount (expressed in US$) standing to the credit of the Offshore Designated Facility B Accounts (the “Notified Offshore Cash Amount”) is US$[ ].]**

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facilities Agreement [or, to the extent applicable, Clause 4.4 (Utilisations during the Certain Funds Period) of the Facilities Agreement] is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Loan should be applied in accordance with the Funds Flow Statement as set out below: [insert account name, account details (including correspondent bank) and amount to be applied].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Borrower]

NOTE:

*	Select the Facility to be utilised and delete references to the other Facility.
**	In the case of any Utilisation Request for any Facility B Loan.

Part II

Selection Notice

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B] Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the above Facility A Loan[s] be divided into [ ] Facility A Loans (upon the expiry of their current Interest Period) with the following Interest Periods: [ ]]**

or

[We request that the next Interest Period for the above Facility A Loan[s] is [                    ]].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Borrower]

NOTES:

*	Insert details of all Loans under the applicable Facility which have an Interest Period ending on the same date.
**	Use this option if division of Facility A Loans is requested.
***	Use this option if sub-division is not required.

Part III

Extension Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Extension Request. Terms defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.	We request that the Initial Availability Expiry Date be extended to the date falling ten (10) Months after the date of the Commitment Letter.

3.	We confirm that (a) Completion has not occurred on or prior to the Initial Availability Expiry Date and (b) the Termination Date (as defined in the Merger Agreement) has been extended beyond the Initial Availability Expiry Date pursuant to section [8.01(b)(i)] of the Merger Agreement by the Target or Parentco.

4.	This Extension Request is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Borrower]

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period for a Loan (or as soon as reasonably practicable thereafter) the Agent shall calculate, as a percentage rate, a rate for each Lender (the “Additional Cost Rate” in respect of such Lender, such Loan and such Interest Period), in accordance with the paragraphs set out below. The Mandatory Cost for such Loan and such Interest Period will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates for such Loan and such Interest Period (weighted in proportion to the percentage participation of each Lender in such Loan) and will be expressed as a percentage rate per annum. The Mandatory Cost in respect of a Lender’s portion of such Loan for such Interest Period shall be such Lender’s Additional Cost Rate for such Loan and such Interest Period.

3.	The Additional Cost Rate (in respect of any Interest Period for any Loan) for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent in respect of such Interest Period. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office. To the extent that a Lender does not provide such notification to the Agent, such percentage in respect of such Lender shall be deemed to be zero for such Loan and such Interest Period.

4.	The Additional Cost Rate (in respect of any Interest Period for any Loan) for any Lender lending from a Facility Office in the United Kingdom will be calculated by that Lender (and notified to the Agent in respect of such Interest Period prior) as follows:

per cent. per annum

Where E is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

To the extent that a Lender does not provide such notification of its Additional Cost Rate to the Agent in accordance with the foregoing, the Additional Cost Rate in respect of such Lender shall be deemed to be zero for such Loan and such Interest Period.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	Each Lender shall supply any information required by the Agent from time to time in respect of the calculation of its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office;

(b)	the rate of charge payable by that Lender to the Financial Services Authority calculated in accordance with E above; and

(c)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph 6 and, if required by the Agent, each Lender shall, as soon as practical after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated in accordance with E above) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7.	The percentages or rates of charge of each Lender for the purpose of E above shall be determined by such Lender and notified to the Agent. The Agent shall be entitled to rely on such notification.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 4, 6 and 7 above is true and correct in all respects.

9.	The Agent shall distribute that portion of any interest that is received or recovered in respect of any Loan (for any Interest Period relating thereto) on account of Mandatory Cost to the Lenders on the basis of the Additional Cost Rate (in respect of such Loan and such Interest Period) for each Lender based on the information provided by the Lenders pursuant to paragraphs 3, 4, 6 and 7.

10.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent; and

[ ] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 25.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 25.5 (Procedure for transfer) of the Facilities Agreement all of the Existing Lender’ rights and obligations under the Facilities Agreement which relate to that portion of the Existing Lender’s Commitment(s) (in respect of the respective Facilities), and participations in Loans as specified in the Schedule hereto.

(b)	The Existing Lender hereby absolutely assigns to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facilities Agreement) and in respect of the Transaction Security which (in each case) correspond with the rights and obligations under the Facilities Agreement transferred pursuant hereto, and the Existing Lender will be released (with effect from the Transfer Date) from any corresponding obligations by which it is bound in respect of the Transaction Security.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement and the Standing Payment Instructions of the New Lender are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms that it [is]/[is not]*** a Sponsor Affiliate.

5.	We refer to clause [21.5] [(Change of Senior Creditors (other than Hedge Counterparties))] of the Intercreditor Agreement.

In consideration of the New Lender being accepted as an Initial Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Initial Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an Initial Senior Lender (as defined in the Intercreditor Agreement).

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not assign or transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment or a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

***	Delete as applicable.

THE SCHEDULE

Commitment(s)/participation(s) in Loan(s)/

rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments and Standing Payment Instructions]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent;

[ ] as Security Agent; and

[ ] as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Senior Facilities Agreement between, among others, [                    ] as Borrower and [                    ] as Agent

dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender, with effect from the Transfer Date, all the rights of the Existing Lender under the Facilities Agreement and the other Finance Documents and in respect of the Transaction Security which (in each case) correspond to that portion of the Existing Lender’s Commitment(s) (in respect of the respective Facilities specified in the Schedule hereto) and participations in Loans as specified in the Schedule (the “Assigned Portion”).

(b)	With effect from the Transfer Date, the Existing Lender is released from all the obligations of the Existing Lender which correspond to the Assigned Portion.

(c)	With effect from the Transfer Date, the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	party to the Facilities Agreement as a Lender and becomes a Lender for the purposes of each other Finance Document; and

(b)	party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement and the Standing Payment Instructions of the New Lender are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms that it [is]/[is not]*** a Sponsor Affiliate.

8.	We refer to clause [21.5] [(Change of Senior Creditors (other than Hedge Counterparties))] of the Intercreditor Agreement:

In consideration of the New Lender being accepted as an Initial Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Initial Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an Initial Senior Lender (as defined in the Intercreditor Agreement).

9.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower) of the Facilities Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not assign or transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment or a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

***	Delete as applicable.

THE SCHEDULE

Commitment(s)/participation(s) in Loan(s)/

rights to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments and Standing Payment Instructions]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[ ] as Agent; and

[ ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[applicable Subsidiary of the Borrower] (the “Proposed Additional Guarantor”); and

[Borrower]

Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Accession Deed (except for paragraph 4 hereof) unless given a different meaning in this Accession Deed.

2.	The Proposed Additional Guarantor agrees to become a “Guarantor” and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as a “Guarantor” pursuant to Clause 27.2 (Additional Guarantors) of the Facilities Agreement. The Proposed Additional Guarantor is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	The Proposed Additional Guarantor’s administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	The Proposed Additional Guarantor (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms and expressions defined in or construed for the purposes of the Intercreditor Agreement (as defined in the Facilities Agreement referred to in this Accession Deed) shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities and/or Secured Obligations created or expressed to be created pursuant to any or all of the Relevant Documents (and/or any other Debt Documents to which the Acceding Party is or may become party);

(ii)	all proceeds of that Security; and][7];

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of any or all of the Liabilities and/or Secured Obligations to the Security Agent as trustee for the Secured Parties (whether in the Relevant Documents or otherwise), together with all representations and warranties expressed to be given by the Acceding Debtor (whether in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a “Debtor” (as defined in the Intercreditor Agreement), undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement as a “Debtor”.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an “Intra-Group Lender”].[8]

[7]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.
[8]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Borrower and executed as a deed by the Proposed Additional Guarantor and is delivered on the date stated above.

[Proposed Additional Guarantor]

[EXECUTED AS A DEED	)
By: [Proposed Additional Guarantor]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Proposed Additional Guarantor]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Borrower

[Borrower]

By:

The Security Agent

[full name of current Security Agent]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Guarantor] (the “Resigning Guarantor”); and

[Borrower]
Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.3 (Resignation of a Guarantor) of the Facilities Agreement, we request that the Resigning Guarantor be released from its obligations as a Guarantor under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request or from the cessation of the Resigning Guarantor as a Guarantor[;][.]

(b)	*[[this request is given in relation to a Third Party Disposal of the Resigning Guarantor; [and]

(c)	[the Disposal Proceeds in respect of such Third Party Disposal have been or will be applied in accordance with Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) of the Facilities Agreement[; and][.]]**]

(d)	#[(i) this request for the cessation of the Resigning Guarantor as a Guarantor is made pursuant to paragraph (a)(ii)(A) of Clause 27.3 (Resignation of a Guarantor) of the Facilities Agreement in connection with (and the cessation of the Resigning Guarantor as a Guarantor is conditional upon the occurrence of) a Qualifying Flotation in respect of the Borrower, (ii) the Qualifying Stock Exchange (at which such Qualifying Flotation is to be made) requires the guarantee given by the Resigning Guarantor under Clause 19.1 (Guarantee and indemnity) of the Facilities Agreement to be released upon such Qualifying Flotation and (iii) the Related Merger Indemnity Transfer has occurred[; and][.]]

(e)	##[(i) this request for the cessation of the Resigning Guarantor as a Guarantor is made pursuant to paragraph (a)(ii)(B) of Clause 27.3 (Resignation of a Guarantor) of the Facilities Agreement, (ii) the Related Merger Indemnity Transfer has occurred, (iii) no shares in the Borrower or options relating to shares in the Borrower (falling within paragraph (e) of the “Permitted Share Issue” in the Facilities Agreement) have been issued and the Borrower has not entered into any agreement or commitment to issue any such shares or options and (iv) the Borrower elects and confirms that no shares in the Borrower or options relating to shares in the Borrower (falling within paragraph (e) of the “Permitted Share Issue” in the Facilities Agreement) will be issued by the Borrower at any time prior to the completion of a Qualifying Flotation of the Borrower[; and][.]]

(f)	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Borrower]	[Resigning Guarantor]

By:	By:

Accepted by the Agent:

[Agent]

NOTES:

*	Insert in the case of any request for cessation of the Resigning Guarantor as a Guarantor in connection with a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
#	Insert in the case of any request for cessation of Parentco as a Guarantor pursuant to paragraph (a)(ii)(A) of Clause 27.3 (Resignation of a Guarantor).
##	Insert in the case of any request for cessation of Parentco as a Guarantor pursuant to paragraph (a)(ii)(B) of Clause 27.3 (Resignation of a Guarantor).
***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	[Borrower]

Dated:

Dear Sirs

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that in respect of the Relevant Period ending on [ ] (the “Test Date”):

[Insert details of covenants to be certified].

3.	We confirm that [Leverage] is [ ]:1 and that, therefore, the Margin applicable to Facility A Loan(s) should be [ ]% per annum with effect from the later of (a) the date falling five Business Days after the date of this Compliance Certificate and (b) the date falling 12 Months after the Closing Date.

4.	[We confirm that:

(a)	members of the Group comprise [ ]; and

(b)	the following members of the Group constitute Material Companies for the purposes of the Facilities Agreement: [ ].

5.	We confirm the requirement under paragraph (a) of the definition of “Dormant Subsidiary” is satisfied.

6.	We confirm that the Guarantor Threshold Requirement has been satisfied, and:

(a)	the [aggregate of earnings before interest, tax, depreciation and amortisation of each Guarantor (in each case, calculated on the same basis as EBITDA but on an unconsolidated basis and excluding intra-Group items and investments in Subsidiaries of any member of the Group, and as if any reference in the definition of EBITDA and any related definition to the [Group] were a reference to such Guarantor) is not less than [ ]% of EBITDA;

(b)	the [aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than [ ]% of the consolidated gross assets of the Group]; and

(c)	the [aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than [ ]% of the consolidated turnover of the Group], in each by reference to (in the case of paragraph 6(a)) the period [insert the period to which the consolidated financial statements of the Group ending on the Test Date relate] or as at the Test Date (in the case of paragraphs 6(b) and (c)).

7.	Computations in respect of paragraphs 4(b) and 6 are attached to this Compliance Certificate.

8.	[We certify that:

(a)	[Unrestricted Cash as at the end of the Prior Calculation Period is [ ];]*

(b)	Increase in Unrestricted Cash during the Current Calculation Period:

(i)	the aggregate Calculation Period Upstream Amount actually received in cash by Offshore Group Members from Onshore Group Members during the Current Calculation Period is [ ], comprising Onshore Distributions in cash received by Offshore Group Members (that are Obligors) from Onshore Group Members of [ ] and Royalty Payments received by Offshore Group Members (that are Obligors) from Onshore Group Members of [ ];

(ii)	the aggregate amount of Offshore Debt Service in respect of the Current Calculation Period is [ ];

(iii)	the Excess Cashflow in respect of the Current Calculation Period is [ ];

(iv)	[the aggregate Flotation Proceeds (in respect of any Flotation of the Borrower) received by the Borrower during the Current Calculation Period (to the extent that such Flotation Proceeds are not required to be applied towards mandatory prepayment under the Finance Documents pursuant to Clause 8.1 (Flotation) of the Facilities Agreement) is [ ]];

(v)	[any Retained Relevant Proceeds received during the Current Calculation Period by any Offshore Group Member in respect of any Disposal (as defined in Clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow) of the Facilities Agreement) or insurance claim by any Offshore Group Member is [ ]]; and

(vi)	accordingly the aggregate increase in Unrestricted Cash during the Current Calculation Period is [ ];

(c)	Decrease in Unrestricted Cash during the Current Calculation Period:

(i)	during the Current Calculation Period, Unrestricted Cash in an aggregate amount of [ ] has been applied towards the following purposes: [ ];

(ii)	no other application of Unrestricted Cash has been made during the Current Calculation Period; and

(iii)	accordingly the aggregate decrease in Unrestricted Cash during the Current Calculation Period is [ ]; and

(d)	accordingly Unrestricted Cash as at the end of the Current Calculation Period is [ ]

For such purposes, the “Current Calculation Period” means the Calculation Period which ends in the Financial Year in which the Test Date falls[.][, and the “Prior Calculation Period” means the Calculation Period immediately prior to the Current Calculation Period]*.]**.

9.	[We confirm that no Default is continuing.]***

Signed

	Chief financial officer	Director
	Of	Of
	[Borrower]	[Borrower]

NOTES:

*	Include only in the case of a Compliance Certificate relating to Annual Financial Statements of the Group (other than the first set of Annual Financial Statements of the Group).
**	In the case of a Compliance Certificate relating to Annual Financial Statements of the Group.
***	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER

To:

[insert name of Potential Lender]

To:	Giovanna Acquisition Limited

Re:	US$1,525,000,000 facilities agreement made between, among others, Giovanna Acquisition Limited as borrower, Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, UBS AG, Hong Kong Branch [and [—]] as arrangers, Citicorp International Limited as agent, DBS Bank Ltd., Hong Kong Branch as security agent and the Lenders as defined therein (as amended and/or supplemented from time to time, the “Facilities Agreement”)

Borrower: Giovanna Acquisition Limited

Date: [—]

Facilities:

US$1,075,000,000 Facility A

US$450,000,000 Facility B

(each a “Facility”)

Agent: Citicorp International Limited

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

1.1	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities; and

1.3	to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.2 above as you shall consider appropriate:

2.1	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.2above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not participate in any of the Facilities and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date on which you become a party to the Facilities Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGs

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below):

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Finance Documents and/or the Facilities which is provided to you in relation to the Finance Documents or Facilities by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group or the Target Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Finance Documents” means the documents defined in the Facilities Agreement as Finance Documents.

“Group” means the Borrower and its Subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Obligor” means a borrower or a guarantor under the Facilities Agreement.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006) and where such term is used in this letter each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into any of the Facilities.

“Target” means [—].

“Target Group” means the Target and its subsidiaries (as such term is defined in the Companies Act 2006).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[—]

To:	[—]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 11

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	U-3 9.30 am

Agent determines (in relation to a Loan) the amount of the applicable Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the applicable Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 Noon

LIBOR is fixed	Quotation Day 11:00 a.m. (London time)

“U”	=	Utilisation Date for the applicable Loan or, if applicable, in the case of a Loan that has already been made, the first day of the applicable Interest Period for that Loan.

“U - X”	=	X Business Days prior to U

SCHEDULE 12

AGREED SECURITY PRINCIPLES

(A)	Considerations

In determining whether guarantee will be provided under Clause 19.1 (Guarantee and indemnity) (the “Guarantee”) and what Security will be provided in support of the Secured Obligations the following matters will be taken into account.

(a)	No Onshore Group Member incorporated in the PRC shall grant any Guarantee or Transaction Security.

(b)	With respect to each pledge of equity interests directly held or owned by a First Tier Offshore Group Member in any Onshore Group Member:

(i)	a First Tier Offshore Group Member shall only be required to grant such pledge over equity interests in any Onshore Group Member (that is a Material Company) that are directly held or owned by such First Tier Offshore Group Member; and

(ii)	each Obligor shall ensure that such First Tier Offshore Group Member and such Onshore Group Member (that is a Material Company) shall apply for, and use reasonable efforts to, obtain and effect all Authorisations that may be required under the laws and regulations of (including approval of MOFCOM and registration with SAIC) the PRC in respect of such pledge of equity interests.

(c)	The Guarantee or Transaction Security (to which these Agreed Security Principles are expressed to apply) shall not be created or perfected to the extent that it would:

(i)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(ii)	result in a significant risk to the officers of the grantor of such Transaction Security of contravention of their fiduciary duties and/or of civil or criminal liability;

(iii)	result in costs or effort that, in the reasonable opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Transaction Security including without limitation the materiality of the proposed security interest to the Secured Parties in light of the aggregate Transaction Security already provided or to be provided to them relative to the costs in granting such Transaction Security; or

(iv)	in the case of the creation of Transaction Security over any Equity Interests in any Joint Venture (that is not a member of the Group) or the granting of any Guarantee by or the creation of Transaction Security over Equity Interests in or assets of any Subsidiary (that is not wholly-owned by the Borrower directly or indirectly) result in violation of the restrictions in the applicable joint venture or shareholders’ agreement relating to the Group’s interest in such Joint Venture or Subsidiary or by law;

provided that (in the case of paragraph (i) or (ii)) each Obligor shall, and shall procure that each member of the Group shall, use reasonable endeavours to overcome any such breach or risk and (in the case of paragraph (iv)) each Obligor shall, and shall procure that each member of the Group shall, use reasonable endeavour to obtain any consent required to avoid such violation.

For the avoidance of doubt, in these Agreed Security Principles, “cost”, in relation to the Guarantee or any Transaction Security, includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of the Guarantee or such Transaction Security (as the case may be), stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the grantor of the Guarantee or such Transaction Security (as the case may be) or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	Obligations to be Secured

1.	Subject to paragraph (A) and to paragraph (B)(2) below, the obligations to be secured by any Transaction Security are the Secured Obligations (as defined below). Transaction Security is to be granted in favour of the Security Agent on behalf of the Secured Parties.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document (with the capitalised terms used in them having the meaning given to them in the Intercreditor Agreement):

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any or all of the members of the Group and/or the Debtors to any or all of the Secured Parties under any or all of the Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Senior Creditors from time to time but, in the case of any Senior Creditor, only if it is a party to the Intercreditor Agreement or has become party to the Intercreditor Agreement, in the applicable capacity, pursuant to Clause [21.10] (Creditor Accession Undertaking) of the Intercreditor Agreement.

2.	The extent of the Guarantee and the obligations secured by Transaction Security will be limited:

2.1	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2	to avoid any risk to officers of the applicable member of the Group that is granting the Guarantee or such Transaction Security (as the case may be) of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

The parties to this Agreement agree to (and each Obligor shall procure that each applicable member of the Group shall) negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first Loan under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. Each Transaction Security Document shall be in form and substance satisfactory to the Agent (acting reasonably) and shall take into account advice from applicable local counsel on specific requirements under the laws of the applicable jurisdictions and be consistent with the provisions of paragraph (D) below.

No Transaction Security shall be required to be granted by any Dormant Subsidiary (for so long as such Dormant Subsidiary remains a Dormant Subsidiary).

The form of the Guarantee is set out in Clause 19 (Guarantee And Indemnity) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

The Transaction Security shall, subject to specific considerations under local law, be enforceable on and after the occurrence of (i) an Event of Default or (ii) any other Event of Default (as defined in the Intercreditor Agreement) (collectively a “Security Enforcement Event”).

(D)	Terms of Security Documents

The following principles will be reflected in the terms of any Transaction Security Document (subject to considerations under applicable local law according to the advice of legal counsel in the applicable jurisdiction):

(a)	rights of set off (other than for netting purposes) will not be exercisable until the occurrence of a Security Enforcement Event;

(b)	(subject to paragraph (g) below) representations and undertakings applicable to the grantor of Transaction Security in any Transaction Security Document shall be consistent with those set out in this Agreement (applying to such grantor mutatis mutandis) and shall not seek to impose additional commercial requirements, except for any additional representations and undertakings included in such Transaction Security Document to confirm any registration or perfection of any security interest required by local law or customary in the applicable jurisdiction, and there shall not be any requirements to pay costs or provisions for default or penalty interest, tax gross-up or indemnities unless (in each case) such requirements or provisions are either (i) identical (mutatis mutandis) to those contained in this Agreement or (ii) required for the creation or perfection of any Transaction Security (and no equivalent provision is contained in this Agreement);

(c)	the provisions of each Transaction Security Document shall take into account the day-to-day operations of the business of the applicable grantor of Transaction Security thereunder (prior to the occurrence of any Security Enforcement Event);

(d)	(in addition to any applicable requirements under this Agreement) information, such as lists of assets, will be provided if, and only to the extent, required (by applicable law or based on market practice in the applicable local jurisdiction) to be provided to perfect or register, or facilitate the enforcement of, any Transaction Security and be provided at intervals to reasonably agreed (taking into account market practice in the applicable jurisdiction and requirements under local law) or, while an Event of Default continuing, on the Security Agent’s request;

(e)	any power of attorney given in favour of any Lender or Hedge Counterparty may only be exercised following the occurrence of a Security Enforcement Event or if the applicable grantor of Transaction Security has failed to comply with any applicable obligation under any Transaction Security Document within 5 Business Days of being notified of that failure and being requested to comply with such obligation;

(f)	Transaction Security will, where possible and practical, automatically extend to future assets of the same type as those already secured by such Transaction Security;

(g)	Transaction Security Documents should not operate so as to prevent transactions with are permitted under this Agreement or require additional consents or authorisations from the Finance Parties in respect of matters that are permitted under this Agreement, except for requirements for particular assets to be free from Security or Quasi-Security (other than Transaction Security); and

(h)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement so as to result in double-counting.

(E)	Specific assets

With respect to the following assets, the considerations set out below shall apply in relation to any Transaction Security over such assets.

1.	Shares and equity interests

Where shares or other equity interests are the subject of Transaction Security, the applicable Transaction Security Document will be governed by the laws of the company or entity whose shares or other equity interests are the subject of such Transaction Security (subject to advice from local counsel to the contrary).

Until a Security Enforcement Event occurs:

(a)	the applicable Obligor granting such Transaction Security will be permitted to retain and to exercise voting rights to such shares or other equity interests in a manner that does not adversely affect the legality, validity or enforceability of any Transaction Security or cause any breach of any Finance Document or any other Debt Document (as defined in the Intercreditor Agreement) or cause any Event of Default or any other Security Enforcement Event to occur; and

(b)	the company or entity whose shares or other equity Interests are the subject of such Transaction Security will be permitted to pay dividends in cash to its shareholders to the extent permitted under the Finance Documents.

To the extent permitted by law, the constitutional documents of the company or entity whose shares or other equity interests are subject to any Transaction Security will be amended to remove any restriction on the transfer or the registration of the transfer of such shares or other equity interests on enforcement of any Transaction Security.

All Onshore Distributions by any Onshore Group Member in favour of any Offshore Group Member shall be directly paid into one or more of the Dividend Accounts (except that dividends and distributions made out of any amount standing to the credit of any PRC Designated Account shall be directly paid into one or more Offshore Designated Facility B Accounts).

2.	Bank accounts

If required by local law to perfect any Transaction Security or in line with market practice in the applicable jurisdictions, notification of security interests over bank accounts will be given (subject to local law advice) to the bank(s) with whom such accounts are maintained but (other than with respect to any Holding Account, Mandatory Prepayment Account, Dividend Account or Offshore Designated Facility B Account) any obligation of any Obligor to seek an acknowledgement (from the applicable bank(s) with whom such accounts are established) shall be limited to a request by that Obligor to such bank(s) that such an acknowledgement be provided9. Such notification of security interests shall not (except in the case of any Mandatory Prepayment Account, Dividend Account or Offshore Designated Facility B Account) restrict withdrawals of amounts in such bank accounts by the applicable Obligor in the course of its day to day business prior to the notification by the Security Agent to the applicable bank(s) (with whom such accounts are established) that a Security Enforcement Event has occurred.

[9]	To be further discussed in the context of security documents and feedback from account bank.

Any security over any bank account shall be subject to any set-off rights or liens (constituting Permitted Security) in favour of the applicable account bank (with which such bank account is held) which are created either by law or in the standard terms and conditions of that account bank. The notice of security with respect to such bank account shall request these set-off rights and liens be waived by the applicable account bank to the extent permitted by law but (subject to Clause 23.29 (Group bank accounts)) the Obligor granting Transaction Security over such bank account shall not be required to change its banking arrangements if these rights are not waived or are only partially waived, provided that such rights must be waived in full by the account bank with which any Mandatory Prepayment Account, Dividend Account or Offshore Designated Facility B Account is held10.

Subject to the provisions of the Finance Documents, the applicable Obligor granting Transaction Security over any bank account shall be free to deal with such bank account (other than any Mandatory Prepayment Account, Dividend Account or Offshore Designated Facility B Account) until the giving of any notice by the Security Agent to the applicable account bank to the contrary, provided that such notice may only be given if a Security Enforcement Event has occurred.

3.	Royalty Payments

The right of each Offshore Group Member to receive Royalty Payments shall be assigned (by way of security) in favour of the Security Agent (as security for the Secured Obligations), and such Offshore Group Member may not assign or otherwise dispose of any of its rights to receive any Royalty Payment (other than in favour of any member of the Group that is an Obligor in a manner that would not violate Clause 23.31 (Cash management) of this Agreement). Notice of such assignment shall be given to each Onshore Group Member from whom any such Royalty Payment may be payable and the Obligors shall procure that an acknowledgment to such notice is executed by each such Onshore Group Member.

All of the Royalty Payments must be directly paid into one or more of the Charged Accounts.

4.	Receivables

No notification shall be required to be given to debtors in respect of receivables that are not the subject of any other specific form of security under the Transaction Security Documents (“General Receivables”) and that are subject to Transaction Security until the occurrence of a Security Enforcement Event.

Security over the General Receivables shall not prohibit the transfer (prior to the occurrence of a Security Enforcement Event) of such General Receivables as permitted under the Finance Documents.

5.	Book Debts

Subject to the provisions of the Finance Documents, an Obligor shall be free to deal with book debts (that are not the subject of any other specific form of security under the Transaction Security Documents) (“General Book Debts”) in the course of its business (to the extent permitted under the Finance Documents) until the occurrence of a Security Enforcement Event, except that all book debts and moneys received shall be paid into one or more of the Charged Accounts (or, where any Finance Document requires such book debts and/or moneys to be paid into any specific Charged Account, into that Charged Account).

[10]	To be further discussed in the context of security documents and feedback from account bank.

No notice of Transaction Security over General Book Debts shall be required to be served on the debtors owing such General Book Debts until the occurrence of a Security Enforcement Event.

If required under local law, Transaction Security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Real estate

Transaction Security over real estate will be limited to fixed security over freehold and leasehold property (or the equivalent thereof in the applicable jurisdiction(s)) provided that, in the case of leasehold property, such Transaction Security does not breach the terms of the applicable lease.

7.	Inventory

Transaction Security granted in respect of inventory, stock-in-trade or similar assets shall be granted in a manner and to the extent that such Transaction Security does not (at any time prior to the occurrence of a Security Enforcement Event) prevent or hinder the manufacture, transfer and sale of the Group’s inventory and stock-in-trade in the ordinary course of its business (including any intra-Group transfer of title to inventory and stock-in-trade to the extent permitted under this Agreement).

8.	Intellectual Property

Each Obligor shall be free to deal with any Intellectual Property (which is the subject of any Transaction Security granted by it) in the course of its business (to the extent permitted under the Finance Documents) until the occurrence of a Security Enforcement Event.

9.	Insurance

Notices of Transaction Security will be given to the applicable counterparties under each insurance policy (that is subject to any Transaction Security), and the Obligors shall use all reasonable endeavours to ensure that the acknowledgments to such notices are signed by such counterparties.

The Obligors shall ensure that the Transaction Security relating to any insurance policy is noted on such insurance policy and that (subject to advice from local counsel) applicable loss payee clauses reflecting the terms of such Transaction Security are included in such insurance policy.

10.	Intercompany loans

Each Obligor will grant Transaction Security over its rights in any Financial Indebtedness made available by it to any other member of the Group or Obligor or outstanding to it from any other member of the Group or Obligor. Notices of such Transaction Security shall be granted to each of the debtors in respect of such Financial Indebtedness and the applicable Obligor shall procure the acknowledgment of each such notice from the applicable debtor in respect of such Financial Indebtedness.

11.	Related Merger Documents and Hedging Agreements

Rights of Obligors or members of the Group under the Related Merger Documents and each Hedging Agreement shall be assigned by way of security (as security for the Secured Obligations).

Notice of that assignment will be sent to each counterparty under the applicable Related Merger Document or Hedging Agreement, and the Obligors shall (in the case of any assignment of rights under any Related Merger Document) procure an acknowledgment of that notice from JJ and each other Chairman Party (as defined in the Related Merger Indemnity) or (in the case of any assignment of rights under any Hedging Agreement) use reasonable endeavours to obtain an acknowledgement of that notice from each such counterparty (provided that, in each case, each Obligor shall ensure that there are no restrictions in the terms of any of the Related Merger Documents against such assignment or, to the extent that there are any such restrictions, such restrictions are waived).

The Security Agent shall not exercise or enforce any such right of any Obligor or member of the Group under any of the Related Merger Documents or Hedging Agreements pursuant to such Transaction Security, unless and until a Security Enforcement Event has occurred.

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent;

[ ] as Security Agent; and

[ ] as Borrower (for and on behalf of each Obligor)

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms or expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement with such Relevant Commitment (in addition to any Commitment which the Increase Lender may otherwise already have under the Facilities Agreement).

4.	The proposed date on which the assumption of such Relevant Commitment by the Increase Lender is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the Facilities Agreement as a Lender, and becomes a Lender for the purposes of each other Finance Document; and

(b)	party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement and the Standing Payment Instructions of the Increase Lender are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase) of the Facilities Agreement.

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

9.	We refer to clause [21.10] (Creditor Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as an Initial Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as an “Initial Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Initial Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an Initial Senior Lender (as defined in the Intercreditor Agreement).

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment

rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments and Standing Payment Instructions]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Increase Date is confirmed as [                    ].

Agent

By:

Security Agent

By:

SCHEDULE 14

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part I

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[the applicable Lender]

Dated:

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) and/or participation(s) in Loan(s) as set out below.

Commitment(s)/participation(s) in Loan(s)	Amount of our Commitment(s) and/or participation(s) in Loan(s) to which Notifiable Debt Purchase Transaction relates (US$)

[identify relevant Commitment/participation in Loan]	[insert amount (of that Commitment/participation in Loan) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part II

Form of Notice on Termination of Notifiable Debt Purchase Transaction /

Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate

To:	[ ] as Agent

From:	[the applicable Lender]

Dated:

Senior Facilities Agreement

between, among others, [                    ] as Borrower and [                    ] as Agent dated [                    ] (as amended and/or supplemented from time to time, the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms and expressions defined in or construed for the purposes of the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) and/or participation(s) in Loan(s) as set out below.

Commitment(s)/participation(s) in Loan(s)	Amount of our Commitment(s) and/or participation(s) in Loan(s) to which Notifiable Debt Purchase Transaction relates (US$)

[identify relevant Commitment/participation in Loan]	[insert amount (of that Commitment/participation in Loan) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

SCHEDULE 15

BLACK LIST

In the case of any assignment or transfer of, or any sub-participation in respect of, rights and/or obligations under this Agreement by a Lender (“Proposed Transferring Party”) to any person (“Proposed Transferee Party”), any Proposed Transferee Party that is:

1.	any natural person

2.	any of the following entities[11] or (to the actual knowledge of such Proposed Transferring Party) the respective direct or indirect Subsidiaries of the following entities:

a)	[JCDecaux ];

b)	[AirMedia ];

c)	[Clear Media ];

d)	[Vision China Media ];

e)	[Beijing Bashi Media ];

f)	[DHA Group ];

g)	[GDAD ];

h)	[China Telecom ];

i)	[TOM Outdoor Media Group ];

j)	[City Media ];

k)	[Time Share Media ];

l)	[Yongda Media ];

m)	[Beijing Capital International Airport (BCIA) ];

n)	[Baiyun Airport ]; and

o)	any other competitor of the Group which competitor is primarily engaged in the media and/or advertising businesses in the PRC, as notified (together with reasonable particulars explaining how such competitor constitutes a competitor of the Group) by the Borrower to the Agent in writing from time to time after the date of this Agreement, provided that not more than five such competitors may be so notified by the Borrower in aggregate in any calendar year; and

[11]	Please set out the exact names of the legal entities.

3.	(to the actual knowledge of such Proposed Transferring Party) any vulture fund or hedge fund , in each case, the principal activity of which is purchasing, investing in or trading of distressed debt.

SCHEDULE 16

STANDING PAYMENT INSTRUCTIONS

[Insert name of Original Lender]

Correspondant Bank Name:	[ ]

Corresponant Bank SWIFT Address:	[ ]

Beneficiary Bank Account Number:	[ ]

Beneficiary Bank Account Name:	[ ]

Beneficiary Bank SWIFT Address:	[ ]

Attention/Ref:	[ ]

[Insert name of Original Lender]

Correspondant Bank Name:	[ ]

Corresponant Bank SWIFT Address:	[ ]

Beneficiary Bank Account Number:	[ ]

Beneficiary Bank Account Name:	[ ]

Beneficiary Bank SWIFT Address:	[ ]

Attention/Ref:	[ ]

[Insert name of Original Lender]

Correspondant Bank Name:	[ ]

Corresponant Bank SWIFT Address:	[ ]

Beneficiary Bank Account Number:	[ ]

Beneficiary Bank Account Name:	[ ]

Beneficiary Bank SWIFT Address:	[ ]

Attention/Ref:	[ ]

SCHEDULE 17

ACCEPTABLE BANKS

Acceptable Banks outside PRC:

1.	The Hongkong and Shanghai Banking Corporation Ltd.

2.	Bank Morgan Stanley AG, Singapore Branch

3.	Morgan Stanley & Co. International

4.	JPMorgan Chase & Co.

5.	China Merchants Bank

6.	Shanghai Pudong Development Bank

7.	DBS Bank (China) Ltd.

8.	DBS Bank (Hong Kong) Ltd.

9.	China Minsheng Bank Ltd.

10.	DBS Bank Ltd.

11.	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Corporation

12.	Citibank Hong Kong Ltd.

13.	Citibank Singapore Ltd

14.	Credit Suisse AG

Acceptable Banks in the PRC:

1.	China Merchant Bank

2.	China Bohai Bank

3.	Shanghai Pudong Development Bank

4.	China Minsheng Bank Corp. Ltd.

5.	Huaxia Bank

6.	China Everbright Bank

7.	China Construction Bank

8.	Industrial and Commercial Bank of China

9.	Bank of Communications

SCHEDULE 18

OOH ENTITIES

1.	Shanghai OOH Advertisement Co., Ltd.

2.	Beijing Chuanzhi OOH Advertisement Co., Ltd.

3.	Shanghai Ruili Advertisement Co., Ltd.

4.	Shanghai Chuanzhi Advertisement Co., Ltd.

5.	Chuanrui Advertisement Co., Ltd.

6.	Shanghai Chuanxin Software Technology Co., Ltd.

7.	Qingdao Aohai Ruizhi Advertisement Co., Ltd.

8.	Nanjing Boxintong Culture & Communication Co., Ltd.

9.	Nanchang Yujin Chuanzhi Advertisement Co., Ltd.

10.	Suzhou Chuanri Concept Co., Ltd.

11.	Chuancheng Culture Communication Co., Ltd.

12.	Chengdu Chuancheng Culture Communication Co., Ltd.

13.	Hua Kuang Advertising Company, Limited

SCHEDULE 19

RELATED MERGER DOCUMENTS

“Chairman Indemnification Rights” means the rights to indemnification, exculpation and expense reimbursement (to which one or more Chairman Parties (as defined in the Related Merger Indemnity) may be entitled under applicable Law (as defined in the Merger Agreement) or the memorandum and articles of association of any of the Company Indemnitees (as defined in the Merger Agreement), by Contract (as defined in the Related Merger Indemnity) (including JJ’s employment agreement with Parentco or any of its affiliates) or otherwise).

“Existing Pending Regulatory Investigation” means any Pending Regulatory Investigation that is subsisting as at the date of the Commitment Letter.

“Existing Specified Action” means any Specified Action that is subsisting as at the date of the Commitment Letter.

“Pending Regulatory Investigation” means (a) the investigation by the SEC initiated pursuant to an inquiry letter dated 14 March 2012 from the SEC to the Target’s counsel, and (b) any other Action or investigation by any other Governmental Agency against the Target or any of its executive officers and directors arising out of, relating to or in connection with the subject matters of such SEC investigation, whether commenced prior to or following the date of the Merger Agreement.

“Related Merger Documents” means:

(a)	the Related Merger Indemnity;

(b)	the Related Merger Indemnity Escrow Agreement; and

(c)	any other document designated in writing as a “Related Merger Document” by the Agent and the Borrower.

“Related Merger Indemnity” means the indemnification agreement dated 19 December 2012 among Parentco, JJ, JJ Media Investment Holding Limited, Target Sales International Limited, Top Notch Investments Holdings Ltd, Target Management Group Limited, solely for purposes of section 2 thereof, Giovanna Investment Holdings Limited, Gio2 Holdings Ltd, Power Star Holdings Limited and State Success Limited and, solely for the purposes of section 2 and section 6(d) thereof, Holdco, as may be amended from time to time.

“Related Merger Indemnity Escrow Agreement” means the escrow agreement [to be entered into][dated [                 ]] by and among Parentco, JJ, JJ Media Investment Holding Limited, Target Sales International Limited, Top Notch Investments Holdings Ltd, Target Management Group Limited and Citibank, N.A., Hong Kong Branch.

“Related Merger Indemnity Transfer” means the assignment or transfer of all of the rights and (if any) obligations of Parentco under and in respect of the Related Merger Documents to the Borrower, provided that (a) such assignment or transfer shall not in any way be adverse to the interests of the Finance Parties (disregarding any customary security hardening periods associated with the creation of Transaction Security) and after such assignment or transfer the Security Agent shall continue to have the benefit of equivalent Transaction Security over the rights in respect of the Related Merger Documents, (b) the Borrower shall have (at its cost) delivered to the Agent legal opinions and advice from legal counsel (addressed to and capable of being relied upon by the Finance Parties) in form and substance satisfactory to the Majority Lenders (acting reasonably) confirming the legality, validity, binding nature and enforceability of the Related Merger Documents after such assignment or transfer, the validity of such assignment or transfer, and the legality, validity, binding nature and enforceability of the Transaction Security over the rights in respect of the Related Merger Documents after such assignment or transfer and (c) no consideration shall be paid or payable in cash or in kind in respect of such assignment or transfer.

“Permitted Related Merger Indemnity Amendment” means an amendment, variation and/or supplement to the Related Merger Indemnity solely to limit:

(a)	the indemnification for Losses (as defined in the Related Merger Indemnity) thereunder to Losses incurred in connection with the Specified Actions; and

(b)	the waiver by the Chairman Parties (as defined in the Related Merger Indemnity) under part (a) of section 1(b) of the Related Merger Indemnity of the Chairman Indemnification Rights to Chairman Indemnification Rights in connection with the Specified Actions.

“Specified Actions” means, collectively, any Pending Regulatory Investigation and any pending or future Actions (including any Actions brought by the SEC and any putative class action brought on behalf of the shareholders of the Target) initiated based on one or more facts or circumstances that are the subject matters of the Pending Regulatory Investigation.

SCHEDULE 20

POST-SIGNING AGREEMENT TO BE BOUND

AGREEMENT TO BE BOUND

Reference is made to the Amended and Restated Common Interest Agreement between Citigroup Global Markets Asia Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Carlyle Asia Investment Advisors Limited, CITIC Capital Partners Management Limited, FountainVest Partners (Asia) Limited, China Everbright Structured Investment Holdings Limited, Bank of America, N.A., Deutsche Bank AG, Singapore Branch, UBS AG Hong Kong Branch, ICBC International Capital Limited, China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch and Giovanna Acquisition Limited (the “Agreement”).

[Insert name of acceding party] (the “New Bank”) acknowledges and agrees that [(a)]* the New Bank shall be bound by the terms and conditions of the Agreement as if the New Bank were a “Bank” under and as defined in the Agreement[, and (b) the New Bank shall be bound by all of the terms, conditions, limitations and releases set forth in Appendix I to the legal analysis memorandum, dated as of December 19, 2012, relating to the Investigation (as defined in the Agreement), prepared by Sullivan & Cromwell (Hong Kong) (a copy of which has been provided to the New Bank), with such amendments as may be agreed between the New Bank and Sullivan & Cromwell (Hong Kong)]*.

DATE:

[Insert name of acceding party]

Name:

Title:

Phone:

Fax:

*	Only include in the case of any Post-Signing Agreement to be Bound to be executed prior to the Closing Date.

[Accepted and acknowledged by:

[Insert name of Borrower]

Name:

Title:

Phone:

Fax:]*

*	Only include in the case of any Post-Signing Agreement to be Bound to be executed prior to the Closing Date.

SIGNATURES

HOLDCO

[ ]

By:

Address:

Fax:

PARENTCO/THE ORIGINAL GUARANTOR

GIOVANNA PARENT LIMITED

By:

Address:

Fax:

THE BORROWER

GIOVANNA ACQUISITION LIMITED

By:

Address:

Fax:

THE ARRANGERS

BANK OF AMERICA, N.A.

By:

Address:

Fax:

Attention:

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By:

Address:

Fax:

Attention:

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

By:

Address:

Fax:

Attention:

CITIGROUP GLOBAL MARKETS ASIA LIMITED

By:

Address:

Fax:

Attention:

CREDIT SUISSE AG, SINGAPORE BRANCH

By:

Address:

Fax:

Attention:

DBS BANK LTD.

By:

Address:

Fax:

Attention:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:

Address:

Fax:

Attention:

ICBC INTERNATIONAL CAPITAL LIMITED

By:

Address:

Fax:

Attention:

UBS AG HONG KONG BRANCH

By:	By:

Address:

Fax:

Attention:

THE AGENT

CITICORP INTERNATIONAL LIMITED

By:

Address:

Fax:

Attention:

THE SECURITY AGENT

DBS BANK LTD., HONG KONG BRANCH

By:

Address:

Fax:

Attention:

THE ORIGINAL LENDERS

[ ]

APPENDIX C

White List

	Nationality	Banks
1	Australian	Macquarie Bank
2	Dutch	ING
3	French	BNP
4	French	CAI
5	French	Natixis
6	Japanese	Mizuho
7	Japanese	SMBC
8	PRC	CITIC
9	Singaporean	UOB
10	Taiwanese	Chinatrust
11	Taiwanese	Mega ICBC
12	Taiwanese	Taipei Fubon
13	Taiwanese	Cathay United
14	Taiwanese	CDIB
15	-	Any Affiliates of any of the above

APPENDIX D

CP Status Schedule

For purposes of the chart below, the paragraph references in the left hand column refer to the paragraphs set forth in Part IA and Part IB of Schedule 2 (Conditions precedent) of the Facilities Agreement (and the description of the paragraph references and headings in the left hand column are for reference only and do not modify any such paragraphs).

Condition precedent	Status

Part IA – Conditions precedent to delivery of Utilisation Request

Obligors

1(a)	Satisfied with respect to Holdco, Parentco and the Borrower, except (i) that amendments are required to be made to the articles of association of Parentco and the Borrower to remove restrictions on the transfer of shares and the discretion of the directors to refuse to register a transfer of shares subject to the security created by the Transaction Security Documents, (ii) for any change to any of the Constitutional Documents or constitutional documents of any of Holdco, Parentco or the Borrower after the date on which the same were delivered (prior to the date of this letter) to the Arranger Parties, (iii) that an updated certificate of incumbency and updated certificate of good standing will be required to be delivered and (iv) in respect of registers of mortgages and charges for Holdco, Parentco and the Borrower; it being understood that with respect to Midco, Cayman counsel to the Arranger Parties has indicated that they do not expect any material issue with respect to the satisfaction of this paragraph in relation to Midco if the constitutional documents of Midco are in substantially similar form as the constitutional documents delivered in respect of Parentco (including any amendments contemplated in (i) above).

1(b)	Satisfied with respect to the resolutions of Holdco, Parentco and the Borrower for the purposes of approving the Transaction Documents listed in the resolutions provided to the Arranger Parties prior to the execution of this letter only, it being understood that (i) each Transaction Document to be entered into by Holdco, Parentco and/or the Borrower will need to be specifically approved by separate resolutions to be provided at a later date in form that is substantially similar form as those delivered prior to the execution of this letter, and (ii) with respect to Midco, Cayman counsel to the Arranger Parties has indicated that they do not expect any material issue with respect to the satisfaction of this paragraph in relation to Midco (subject to the understanding in (i), applying similarly) if the resolutions with respect to Midco are in substantially similar form as those delivered in respect of Parentco.

1(c)	To be provided.

1(d)

Satisfied with respect to the Borrower for the purposes of approving the Transaction Documents listed in the resolutions provided to the Arranger Parties prior to the execution of this letter only; it being understood that each Transaction Document to be entered into by the Borrower will need to be specifically approved by separate resolutions to be provided at a later date in form that is substantially similar form as those delivered prior to the execution of this letter.

Satisfied with respect to Parentco for the purposes of approving the Transaction Documents listed in the resolutions provided to the Arranger Parties prior to the execution of this letter only; it being understood that each Transaction Document to be entered into by Parentco will need to be specifically approved by separate resolutions to be provided at a later date in form that is substantially similar form as those delivered prior to the execution of this letter.

1(e)	In agreed form with respect to Holdco, Parentco and the Borrower. The document with respect to Midco will be deemed to be in form and substance satisfactory to the Agent if it is substantially the same form as the agreed form in respect of Parentco.

1(f)	In agreed form with respect to Holdco, Parentco and the Borrower. The document with respect to Midco will be deemed to be in form and substance satisfactory to the Agent if it is substantially the same form as the agreed form in respect of Parentco.

Transaction Documents

2(a) – Merger Agreement, Company Disclosure Schedule and the Related Merger Documents	The latest forms of the Merger Agreement, Company Disclosure Schedule and the Related Merger Documents provided to the Original Mandated Lead Arrangers prior to their execution of this letter are in agreed form.

2(b) – other Merger Documents	The latest forms of the other Merger Documents (except for the Paying Agent Agreement) provided to the Original Mandated Lead Arrangers prior to their execution of this letter are in agreed form.

Finance Documents

3(a) – Intercreditor Agreement	In agreed form (as attached here to as Appendix F).

3(b) – Facilities Agreement	In agreed form.

3(c) – Fee Letters	Satisfied (with respect to the fee letters falling within paragraph (a) of the definition of “Fee Letter” in the Facilities Agreement) upon counter-signing of such fee letters by the Borrower.

3(d) – Hedging Letter	In agreed form.

3(e) – SBLC Intercreditor Agreement	In agreed form (as attached here to as Appendix G).

3(f) – Existing SBLC Financing Documents	Satisfied in respect of the Existing SBLC Financing Documents (excluding the Existing SBLC Amendment and Restatement (if any)).

3(g) – Report Proceeds Letter	In agreed form.

3(h) – Transaction Security Documents	To be agreed.

3(i) – Transaction Security Documents	To be agreed.

3(j) – Transaction Security Documents	To be agreed.

Legal opinions

4(a) – Clifford Chance opinion	To be agreed. It is expected that the legal opinion from Clifford Chance will be in its customary form.

4(b) – Walkers opinion	To be agreed. It is expected that the legal opinion from Walkers will be in its customary form.

4(c) – Legal opinions in respect of each Intercreditor Party	To be agreed (if there is any Intercreditor Party).

4(d) – Fangda Opinion	Refer to paragraph 1.5(e) of this letter.

Other documents and evidence

5(a) – evidence of process agent appointment	Satisfied with respect to the Commitment Letter and the fee letters falling within paragraph (a) of the definition of “Fee Letter” in the Facilities Agreement; it being understood that separate process agent appointment letter(s) will need to be provided at a later date in form that is substantially similar form as that provided prior to the execution of this letter with respect to the Borrower (in the case of any Finance Document to be signed by the Borrower at a later date) and in respect of each of Holdco, Midco and Parentco, and will be deemed to be in form and substance satisfactory to the Agent if it is substantially the same form as that delivered in respect of the Borrower provided prior to the execution of this letter.

5(b) – evidence of payment of fees and expenses	This evidence will be deemed to be satisfactory to the Agent if the Utilisation Request(s) direct the Agent to apply funds or the proceeds of the Loans in a sufficient amount to pay all such fees and expenses or if the Funds Flow Statement provides for such fees and expenses to be paid in full on the Utilisation Date.

5(c) – arrangements for discharge of Existing Financial Indebtedness	Not satisfied.

5(d) – balance standing to credit of Offshore Designated Facility B Account and PRC Designated Account	Not satisfied, except that (i) a pro forma form of the PRC Account Control Agreement and (ii) a pro forma form of the document required by paragraph (c) of the definition of “Offshore Designated Facility B Account” is in agreed form.

5(e) – certificate of the Borrower	In agreed form (except with respect to paragraph 5(e)(iii) of Part IA of Schedule 2 to the Facilities Agreement).

5(f) – copy of Merger Plan	The latest form of the Merger Plan provided to the Original Mandated Lead Arrangers prior to their execution of this letter is in agreed form.

5(g) – other documents	Not satisfied.

5(h) – evidence of dispensation with consents, evidence or security interest over the Target and Borrower	Not satisfied, it being understood that a representation by the Target indicating that no such security interests exist, together with the statutory declaration to be made by the directors of the Target on filing of the merger, is an example of evidence which will be deemed to be satisfactory to the Agent and that consent from the Secured Parties will be included in the Intercreditor Agreement.

5(i) - Board and shareholder resolutions evidencing approval of the Acquisition	Satisfied in respect of the Borrower only.

5(j) – Group Subsidiary List	In agreed form (except that, if an updated group subsidiary list referred to in paragraph 5(j) of Part IA of Schedule 2 to the Facilities Agreement is provided under the Merger Agreement, such updated group subsidiary list shall be provided.

5(k) – Reports	Satisfied.

5(l) – Original Financial Statements	Satisfied.

5(m) – Structure Memorandum	Satisfied.

5(n) – Funds Flow Statement	Not Satisfied.

5(o) – Base Case Model	Satisfied.

5(p) – JJ Service Contracts	Satisfied.

5(q) – Shareholders Terms	Satisfied.

5(r) – Letter specifying accounts	In agreed form.

5(s) – KYC	To be provided (if applicable).

Part IB – Further Conditions Precedent

1. Merger Documents and certificate	In agreed form.

2. Evidence of satisfaction of bank account requirements	Not Satisfied.

3. Evidence of Equity Contributions	Not Satisfied.

4. No adverse legal opinion	Not yet satisfied.

APPENDIX E

Pre-cleared Entities List

1. Carlyle

•	SPV:

•	Giovanna Investment Holdings Limited

•	Funds:

•	Carlyle Asia Partners III, L.P. (its general partner is CAP III General Partner, L.P., whose general partner is CAP III Ltd.)

2. FountainVest

•	SPV:

•	Gio2 Holdings Ltd

•	Funds:

•	FountainVest China Growth Fund, L.P. (its general partner is FountainVest China Growth Partners GP1, L.P., whose general partner is FountainVest China Growth Partners GP Ltd)

•	FountainVest China Growth Capital Fund, L.P. (its general partner is FountainVest China Growth Partners GP1, L.P., whose general partner is FountainVest China Growth Partners GP Ltd)

•	FountainVest China Growth Capital-A Fund, L.P. (its general partner is FountainVest China Growth Partners GP1, L.P., whose general partner is FountainVest China Growth Partners GP Ltd)

•	FountainVest China Growth Fund II, L.P. (its general partner is FountainVest China Growth Partners GP2 Ltd.)

•	FountainVest China Growth Capital Fund II, L.P. (its general partner is FountainVest China Growth Partners GP2 Ltd.)

•	FountainVest China Growth Capital-A Fund II, L.P. (its general partner is FountainVest China Growth Partners GP2 Ltd.)

3. CITIC:

•	SPV:

•	Power Star Holdings Limited

•	Funds:

•	CITIC Capital China Partners II, L.P. (its general partner is CCP II GP Ltd.)

•	(CITIC Capital (Tianjin) Equity Investment Limited Partnership) (its general partner is (CITIC Capital (Tianjin) Investment Management Limited Partnership))

•	CITIC Capital MB Investment Limited

4. Everbright:

•	SPV:

•	State Success Limited

5. JJ

•	Jiang Nanchun

•	Target Sales International Limited

•	Top Notch Investment Holdings Ltd.

•	JJ Media Investment Holdings Limited

•	Target Management Group Limited

APPENDIX F

Intercreditor Agreement

AGREED FORM 19 DECEMBER 2012

DATED [—]

CITICORP INTERNATIONAL LIMITED

as Initial Senior Agent

the Initial Senior Lenders named herein

BANK OF AMERICA, N.A.

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

CITIGROUP GLOBAL MARKETS ASIA LIMITED,

CREDIT SUISSE AG, SINGAPORE BRANCH,

DBS BANK LTD.,

DEUTSCHE BANK AG, SINGAPORE BRANCH,

ICBC INTERNATIONAL CAPITAL LIMITED

and

UBS AG HONG KONG BRANCH

as Senior Arrangers

[—]

as Holdco

GIOVANNA PARENT LIMITED

as Parentco

GIOVANNA ACQUISITION LIMITED

as Borrower

DBS BANK LTD., HONG KONG BRANCH

as Security Agent

and

others

INTERCREDITOR AGREEMENT

Schedule 5 Form of Debtor Accession Deed	139

Schedule 6 Form of Creditor Accession Undertaking	142

Schedule 7 Form of Debtor Resignation Request	145

THIS AGREEMENT is dated [—] and made

BETWEEN:

(1)	CITICORP INTERNATIONAL LIMITED as Initial Senior Agent;

(2)	THE PERSONS set out in Schedule 1 (Initial Senior Lenders) as Initial Senior Lenders;

(3)	BANK OF AMERICA, N.A., CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH, CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH, CITIGROUP GLOBAL MARKETS ASIA LIMITED, CREDIT SUISSE AG, SINGAPORE BRANCH, DBS BANK LTD., DEUTSCHE BANK AG, SINGAPORE BRANCH, ICBC INTERNATIONAL CAPITAL LIMITED, UBS AG HONG KONG BRANCH [and [—]] as arrangers of the Initial Senior Facility (the “Senior Arrangers”);

(4)	[—][1], an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number [—] (“Holdco”);

(5)	GIOVANNA PARENT LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272579 (“Parentco”);

(6)	GIOVANNA ACQUISITION LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272577 (the “Borrower”);

(7)	THE PERSONS set out in Schedule 2 (Original Intra-Group Lenders) as original intra-Group lenders (the “Original Intra-Group Lenders”);

(8)	THE PERSONS set out in Schedule 3 (Original Debtors) as original Debtors (together with Holdco, Parentco and the Borrower, the “Original Debtors”);

(9)	THE PERSONS set out in Schedule 4 (Subordinated Creditors) as original subordinated creditors (the “Original Subordinated Creditors”); and

(10)	DBS BANK LTD., HONG KONG BRANCH as security trustee for the Secured Parties (the “Security Agent”).

[1]	This will be a special purpose vehicle which will be the direct Holding Company of Parentco and a direct Subsidiary of Giovanna Group Holdings Limited and is expected to be established as soon as practicable after the date of the Commitment Letter. References to Holdco may be changed to Midco (as defined in the Commitment Letter) save for items that are specific to Giovanna Group Holdings Limited (e.g. its status as a party to the Related Merger Indemnity).

SECTION 1

INTERPRETATION

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency - Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceleration Event” means:

(a)	the exercise by any Senior Agent of any of its rights under paragraph (b) of clause 24.19 (Acceleration) of the Initial Senior Facilities Agreement or any Refinancing Equivalent (or any of its rights under paragraph (c) of clause 24.19 (Acceleration) of the Initial Senior Facilities Agreement or any Refinancing Equivalent and such Senior Agent subsequently declares any of the Senior Facility Liabilities to be immediately due and payable), or any Senior Facility Liabilities otherwise become due and payable prior to the scheduled maturity thereof due to the occurrence of any event of default (howsoever described) or due to any automatic acceleration provisions in any Senior Facility Finance Document; or

(b)	(in respect of any Senior Facility) any Debtor shall have failed to repay (subject to any applicable grace period pursuant to the terms of such Senior Facility) any principal of any Senior Facility Liabilities on the scheduled final maturity date of such Senior Facility (or such earlier date when all of the principal in respect of such Senior Facility shall have become repayable in accordance with the terms of the applicable Senior Facility Finance Documents).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any such Holding Company.

“Agreed Security Principles” has the meaning given to the term “Agreed Security Principles” in the original form of the Initial Senior Facilities Agreement.

“Appropriation” means the appropriation (or similar process) of the shares in the capital of or equity interests in Parentco, any member of the Group or any Debtor (other than Holdco) by the Security Agent (or any Receiver or Delegate) which is effected (to the extent permitted under the applicable Security Document relating to such shares or equity interests and applicable law) by enforcement of Transaction Security (or any part thereof).

“Automatic Early Termination” means the termination or close-out of any hedging transaction prior to the maturity of that hedging transaction which is brought about automatically by the terms of the applicable Hedging Agreement (relating to such hedging transaction) and without any party to such Hedging Agreement taking any action to terminate that hedging transaction.

“Available Commitment” means:

(a)	in relation to an Initial Senior Lender and the Initial Senior Facility, the commitment of such Initial Senior Lender in respect of the Initial Senior Facility made or to be made available under the Initial Senior Facilities Agreement which commitment is unutilised and remains available for utilisation under and in accordance with the terms of the Initial Senior Facilities Agreement; and

(b)	in relation to a Refinancing Senior Lender and any Refinancing Senior Facility, the commitment of such Refinancing Senior Lender in respect of such Refinancing Senior Facility made or to be made available under the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility) which commitment is unutilised and remains available for utilisation under and in accordance with the terms of that Refinancing Senior Facilities Agreement.

“Borrowing Liabilities” means, in relation to a member of the Group or a Debtor, the liabilities and obligations (not being Guarantee Liabilities) which it may from time to time have as a principal debtor to any or all of the Creditors (other than any Senior Arranger or any Senior Agent) and/or the Debtors in respect of Financial Indebtedness arising under the Debt Documents (whether incurred solely or jointly and including, without limitation, liabilities and obligations as a borrower or an issuer under the Senior Finance Documents).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, New York City, Singapore and [others to be confirmed]2.

“Cash Proceeds” means:

(a)	proceeds of the Security Property (or any part thereof) which are in the form of cash; and

(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property (or any part thereof) which are in the form of Non-Cash Consideration.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security (or any part thereof).

[2]	To track final version of Initial Senior Facilities Agreement.

“Close-Out Netting” means:

(a)	in respect of a Hedging Agreement based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) (Payments on Early Termination) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)	in respect of a Hedging Agreement based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) (Payments on Early Termination) of the 2002 ISDA Master Agreement; and

(c)	in respect of a Hedging Agreement not based on an ISDA Master Agreement, any step involved on a termination of any hedging transaction under that Hedging Agreement pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraph (a) and/or paragraph (b) above.

“Closing Date” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Common Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Secured Obligations, the benefit of which (however conferred) is, to the extent legally possible and subject to any Agreed Security Principles, given to all the Secured Parties in respect of the Secured Obligations.

“Common Currency” means US dollars.

“Common Currency Amount” means (a) in relation to any amount that is not denominated in the Common Currency, that amount converted into the Common Currency at the Security Agent’s Spot Rate of Exchange on the Business Day prior to the applicable date of determination or (b) in relation to any amount that is denominated in the Common Currency, that amount.

“Common Transaction Security” means any Transaction Security which to the extent legally possible and subject to any Agreed Security Principles:

(a)	is created in favour of the Security Agent as trustee for the other Secured Parties in respect of the Secured Obligations; or

(b)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as trustee for the Secured Parties is created in favour of:

(i)	all the Secured Parties in respect of the Secured Obligations; or

(ii)	the Security Agent under a parallel debt structure for the benefit of all the Secured Parties,

and which ranks (or is intended or purported to rank) in the order of priority contemplated in Clause 2.2 (Transaction Security).

“Consent” means any consent, approval, release or waiver or agreement to any amendment.

“Credit Related Close-Out” means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out.

“Creditor Accession Undertaking” means:

(a)	(in the case of any person that is to become party to this Agreement as an Initial Senior Lender, a Refinancing Senior Lender, an Initial Hedge Counterparty, a Refinancing Hedge Counterparty, an Initial Senior Agent, a Refinancing Senior Agent, an Intra-Group Lender or a Subordinated Creditor where paragraphs (b) to (e) below do not apply) an undertaking substantially in the form set out in Schedule 6 (Form of creditor accession undertaking);

(b)	(in the case of any person that is to become party to this Agreement as an Initial Senior Lender in connection with any transfer or assignment by any Initial Senior Lender of any rights or obligations under any Initial Senior Facility Finance Documents or any Initial Senior Facility Liabilities to such person) a Transfer Certificate or an Assignment Agreement (each as defined in the Initial Senior Facilities Agreement) in respect of such transfer or assignment, provided that it contains an accession to this Agreement in substantially the form set out in Schedule 6 (Form of creditor accession undertaking);

(c)	(in the case of any person that is to become party to this Agreement as a Refinancing Senior Lender in connection with any transfer or assignment by any Refinancing Senior Lender of any rights or obligations under any Refinancing Senior Facility Finance Documents (relating to any Refinancing Senior Facility) or any Refinancing Senior Facility Liabilities (relating to any Refinancing Senior Facility) to such person) a Transfer Certificate or an Assignment Agreement (each as defined in the Refinancing Senior Facilities Agreement relating to such Refinancing Senior Facility) in respect of such transfer or assignment, provided that it contains an accession to this Agreement in substantially the form set out in Schedule 6 (Form of creditor accession undertaking);

(d)	(in the case of any person that is to become party to this Agreement as an Initial Senior Lender in connection with an increase in Commitment (as defined in the Initial Senior Facilities Agreement) under and pursuant to the terms of the Initial Senior Facilities Agreement) an Increase Confirmation (as defined in the Initial Senior Facilities Agreement) in respect of such increase, provided that it contains an accession to this Agreement in substantially the form set out in Schedule 6 (Form of creditor accession undertaking); or

(e)	(in the case of any person that is to become party to this Agreement as an “Intra-Group Lender” where such person is also simultaneously becoming party to this Agreement as a Debtor pursuant to a Debtor Accession Deed) that Debtor Accession Deed.

“Creditors” means the Senior Creditors, the Intra-Group Lenders, Holdco, Parentco and the Subordinated Creditors.

“Debt Disposal” means any disposal of any Liabilities or Debtors’ Intra-Group Receivables pursuant to paragraph (d) or (e) of Clause 15.1 (Facilitation of Distressed Disposals and Appropriation).

“Debt Documents” means this Agreement, the Hedging Agreements, the Senior Facility Finance Documents, the Security Documents, any agreement governing or evidencing the terms of any of the Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities and/or the Subordinated Liabilities and any other document designated as a “Debt Document” by the Security Agent and the Borrower in writing (each a “Debt Document”).

“Debtors” means the Original Debtors and any person which becomes party hereto as a “Debtor” in accordance with the terms of Clause 21 (Changes to the Parties) (each a “Debtor”).

“Debtor Accession Deed” means:

(a)	a deed substantially in the form set out in Schedule 5 (Form of debtor accession deed); or

(b)	(only in the case of a member of the Group which is acceding to any Senior Facility Finance Document as a guarantor in respect of any of the Senior Facility Liabilities) the applicable accession document in the form required under such Senior Facility Finance Document in order for such member of the Group to become such guarantor under such Senior Facility Finance Document, provided that it contains an accession to this Agreement in substantially the form set out in Schedule 5 (Form of debtor accession deed).

“Debtor Resignation Request” means a notice substantially in the form set out in Schedule 7 (Form of debtor resignation request).

“Debtors’ Intra-Group Receivables” means, in relation to any member of the Group or any Debtor, any liabilities and obligations owed to any Debtor (whether actual or contingent and whether incurred solely or jointly) by that first-mentioned member of the Group or Debtor.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Debt Documents or any combination of any of the foregoing) be an Event of Default (provided that any Event of Default which includes a condition relating to materiality shall not become a Default unless such condition is satisfied).

“Defaulting Lender” means any Senior Lender which is a “Defaulting Lender” under, and as defined in, the Initial Senior Facilities Agreement or any Refinancing Equivalent.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Distress Event” means any of:

(a)	an Acceleration Event; or

(b)	the enforcement of any Transaction Security.

“Distressed Disposal” means a disposal (excluding, for the avoidance of doubt, any lease or licence) of an asset of any member of the Group or any Debtor which is:

(a)	(where any Transaction Security over such asset has become enforceable) being effected at the request of the Security Instructing Group with respect to such Transaction Security;

(b)	being effected by enforcement of any Transaction Security (including the disposal of such asset by such member of the Group or such Debtor, where any Equity Interests in such member of the Group or such Debtor have been subject to an Appropriation); or

(c)	being effected, after the occurrence of a Distress Event, by a member of the Group or a Debtor to a person or persons none of whom is a member of the Group or a Debtor.

“DSRA” means the account maintained by the Borrower with [            ] with account number [            ] (including any renewal or re-designation thereof from time to time).

“DSRA Transaction Security” means any Transaction Security over or in respect of the DSRA or any amount standing to the credit thereof.

“Enforcement Action” means:

(a)	in relation to any Liabilities:

(i)	the acceleration of any Liabilities or the making of any declaration that such Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Senior Facility Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, any of the Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand (such declaration being made prior to the stated maturity of such Liabilities);

(iii)	the making of a demand in relation to a Liability that is payable on demand (prior to the stated maturity of such Liability) (other than a demand made by an Intra-Group Lender in relation to any Intra-Group Liabilities owing by a Debtor which are on-demand Liabilities to the extent (A) that such demand is made in the ordinary course of dealings between such Debtor and such Intra-Group Lender and (B) that any resulting Payment pursuant to such demand would be a Permitted Intra-Group Payment);

(iv)	the making of any demand against any member of the Group or any Debtor in relation to any Guarantee Liabilities of that member of the Group or Debtor;

(v)	the exercise of any right to require any member of the Group or any Debtor to acquire any Liability (including exercising any put or call option against any member of the Group or any Debtor for the redemption or purchase of any Liability);

(vi)	the exercise of any right of set-off, account combination or payment netting against any member of the Group or any Debtor in respect of any Liabilities other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty;

(B)	as Payment Netting by a Hedge Counterparty;

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty; or

(D)	which is otherwise expressly permitted under the applicable Debt Documents to the extent that the exercise of that right gives effect to a Permitted Payment; and

(vii)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group or any Debtor to recover any Liabilities;

(b)	the termination or close-out of any hedging transaction under any Hedging Agreement prior to its stated maturity (other than pursuant to a Permitted Automatic Early Termination);

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security) or any rights under any Transaction Security Document;

(d)	the entering into of any composition, compromise, assignment or arrangement with any member of the Group or any Debtor which owes any Liabilities or which has given any Security, guarantee or indemnity or other assurance against loss in respect of any of the Liabilities (other than any action permitted under Clause 21 (Changes to the Parties)); or

(e)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group or any Debtor which owes any Liabilities, or which has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such member of the Group’s or Debtor’s assets or any suspension of payments or moratorium of any indebtedness of any such member of the Group or Debtor, or any analogous procedure or step in any jurisdiction, except that none of the following shall constitute Enforcement Action:

(i)	the taking of any action falling within paragraphs (a)(vii) or (e) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of any of the Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods; or

(ii)	any Senior Creditor bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

“Event of Default” means any event or circumstance specified as such in any Senior Facilities Agreement.

“Exchange Rate Hedge Excess” means, in relation to any Senior Facility, the amount by which the Total Exchange Rate Hedging in respect of such Senior Facility exceeds the aggregate Term Outstandings in respect of such Senior Facility.

“Exchange Rate Hedging” means, in relation to a Hedge Counterparty and any Senior Facility, the aggregate of the notional amounts denominated in a Hedged Currency hedged by any Debtor pursuant to exchange rate hedge transaction(s) under any or all of Hedging Agreements (relating to such Senior Facility) which that Hedge Counterparty is party.

“Exchange Rate Hedging Proportion” means, in relation to a Hedge Counterparty and that Hedge Counterparty’s Exchange Rate Hedging in relation to any Senior Facility, the proportion (expressed as a percentage) borne by that Hedge Counterparty’s Exchange Rate Hedging in respect of such Senior Facility to the Total Exchange Rate Hedging in respect of such Senior Facility.

“Facility B Transaction Security” means (a) any Transaction Security over or in respect of any Offshore Designated Facility B Account or (b) any rights under any PRC Account Control Agreement.

“Financial Adviser” means any:

(a)	independent internationally recognised investment bank;

(b)	independent internationally recognised accountancy firm; or

(c)	other independent internationally recognised professional services firm which is regularly engaged in providing valuations of businesses or financial assets or, where applicable, advising on competitive sales processes.

“Financial Indebtedness” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Floating Rate Term Outstandings” means, at any time:

(a)	in relation to the Initial Senior Facility, the aggregate of the amounts of principal (not including any capitalised or deferred interest) of Term Indebtedness then outstanding under the Initial Senior Facility (excluding any Initial Senior Facility B Loan); or

(b)	in relation to any Refinancing Senior Facility, the aggregate of the amounts of principal (not including any capitalised or deferred interest) of Term Indebtedness (that has a floating interest rate) then outstanding under such Refinancing Senior Facility.

“Group” means the Borrower and each of its Subsidiaries for the time being.

“Guarantee Liabilities” means, in relation to a member of the Group or a Debtor, the liabilities and obligations under the Debt Documents (present or future, actual or contingent and whether incurred solely or jointly) which such member of the Group or Debtor may have to any or all of the Creditors (other than to any Senior Arranger or any Senior Agent) and/or Debtors as or as a result of its being a guarantor or surety (including, without limitation, liabilities and obligations arising by way of guarantee, indemnity, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Senior Finance Documents).

“Guarantor” means any member of the Group that has given any guarantee or indemnity in respect of all of the Senior Liabilities on a pari passu basis pursuant to the Debt Documents.

“Hedge Counterparty” means any:

(a)	Initial Hedge Counterparty; or

(b)	Refinancing Hedge Counterparty.

“Hedge Counterparty Obligations” means the liabilities and obligations owed by any Hedge Counterparty to any or all of the Debtors under or in connection with any or all of the Hedging Agreements.

“Hedged Currency” means the currency in which any Term Outstandings in respect of any Senior Facility (or part of such Term Outstandings) are denominated, pursuant to the Senior Facilities Agreement relating to such Senior Facility, and which is hedged in respect of exchange rate risk under a Hedging Agreement.

“Hedging Agreement” means any Initial Hedging Agreement or any Refinancing Hedging Agreement relating to any Refinancing Senior Facility, provided that:

(a)	any reference to any “Hedging Agreement” in relation to the Initial Senior Facility shall be a reference to any Initial Hedging Agreement; or

(b)	any reference to any “Hedging Agreement” in relation to any Refinancing Senior Facility shall be a reference to any Refinancing Hedging Agreement relating to such Refinancing Senior Facility.

“Hedging Force Majeure” means:

(a)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(i)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(ii)	an event similar in meaning and effect to a “Force Majeure Event” (as referred to in paragraph (b) below);

(b)	in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement); or

(c)	in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraphs (a) or (b) above.

“Hedging Liabilities” means the Liabilities owed by any Debtor to any or all of the Hedge Counterparties under or in connection with any or all of the Hedging Agreements.

“Hedging Purchase Amount” means, in respect of any hedging transaction under a Hedging Agreement and any date of determination, the amount that would be payable to (expressed as a positive number) or by (expressed as a negative number) the Hedge Counterparty (that is party to such hedging transaction) on that date of determination if:

(a)	in the case of a Hedging Agreement which is based on an ISDA Master Agreement:

(i)	that date was an Early Termination Date (as defined in such ISDA Master Agreement); and

(ii)	the applicable Debtor (that is party to such hedging transaction) was the Defaulting Party (under and as defined in such ISDA Master Agreement); or

(b)	in the case of a Hedging Agreement which is not based on an ISDA Master Agreement:

(i)	that date was the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement; and

(ii)	the applicable Debtor (that is party to such hedging transaction) was in a position which is similar in meaning and effect to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), in each case as certified by that Hedge Counterparty and as calculated in accordance with that Hedging Agreement.

“Holdco Liabilities” means all Liabilities owed by Parentco or any member of the Group to Holdco.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” has the meaning given to the term “Indebtedness for Borrowed Money” in the original form of the Initial Senior Facilities Agreement.

“Indirect Tax” means any value added tax, goods and services tax, consumption tax or Tax of a similar nature.

“Initial Hedge Counterparty” means any person which becomes party hereto as an “Initial Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking) and which is or has become party to the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement).

“Initial Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and an Initial Hedge Counterparty for the purpose of hedging interest rate and/or foreign exchange liabilities and/or risks in relation to Initial Senior Facility Loan(s) (other than any Initial Senior Facility B Loan) in accordance with the provisions of the Initial Senior Facility Finance Documents.

“Initial Majority Senior Facility A Creditors” means, at any time, one or more of the Initial Senior Lenders whose aggregate Initial Senior Facility A Credit Participations at that time is not less than 66 2/3 per cent. of the aggregate Initial Senior Facility A Credit Participations (of all of the Initial Senior Lenders) at that time.

“Initial Majority Senior Facility B Creditors” means, at any time, one or more of the Initial Senior Lenders whose aggregate Initial Senior Facility B Credit Participations at that time is not less than 66 2/3 per cent. of the aggregate Initial Senior Facility B Credit Participations (of all of the Initial Senior Lenders) at that time.

“Initial Majority Senior Facility Creditors” means, at any time, one or more of the Initial Senior Facility Creditors whose aggregate Initial Senior Facility Credit Participations at that time is not less than 66 2/3 per cent. of the aggregate Initial Senior Facility Credit Participations of all of the Initial Senior Facility Creditors (but excluding, for the avoidance of doubt, any Initial Senior Facility Credit Participation of any Initial Hedge Counterparty) at that time.

“Initial Senior Agent” means the agent from time to time acting for and on behalf of the Initial Senior Facility Creditors under the Initial Senior Facilities Agreement.

“Initial Senior Facilities Agreement” means the facilities agreement dated [on or about the date of this Agreement] between, among others, Holdco, Parentco, the Borrower, the Senior Arrangers, Citicorp International Limited as agent and DBS Bank Ltd., Hong Kong Branch as security agent.

“Initial Senior Facilities Discharge Date” means the first date on which:

(a)	all of the Initial Senior Facility Liabilities arising under or pursuant to the Initial Senior Facility Finance Documents have been fully and finally discharged to the satisfaction of the Initial Senior Agent, whether or not as the result of an enforcement; and

(b)	the Initial Senior Facility Creditors are under no further obligation to provide financial accommodation to any of the Debtors under any of the Initial Senior Facility Finance Documents.

“Initial Senior Facility” means any facility made or to be made available to the Borrower pursuant to the Initial Senior Facilities Agreement.

“Initial Senior Facility A Credit Participation” means, at any time in relation to an Initial Senior Lender, the Common Currency Amount of the aggregate (without duplication) of its participation in the outstanding principal amount of the Initial Senior Facility A Loans plus (if any) its commitment in respect of Facility A (as defined in the Initial Senior Facilities Agreement) (or any part thereof) made or to be made available under the Initial Senior Facilities Agreement which commitment is unutilised and remains available for utilisation under and in accordance with the terms of the Initial Senior Facilities Agreement.

“Initial Senior Facility A Discharge Date” means the first date on which:

(a)	all of the Initial Senior Facility A Liabilities arising under or pursuant to the Initial Senior Facility Finance Documents have been fully and finally discharged to the satisfaction of the Initial Senior Agent, whether or not as the result of an enforcement; and

(b)	the Initial Senior Facility Creditors are under no further obligation to provide financial accommodation to any of the Debtors in respect of Facility A (as defined in the Initial Senior Facilities Agreement) under any of the Initial Senior Facility Finance Documents.

“Initial Senior Facility A Lender” means any Initial Senior Lender that has any participation in Facility A (as defined in the Initial Senior Facilities Agreement) or any Initial Senior Facility A Loan.

“Initial Senior Facility A Liabilities” means any Initial Senior Facility Liabilities attributable to Facility A (as defined in the Initial Senior Facilities Agreement) or any Initial Senior Facility A Loan.

“Initial Senior Facility A Loan” means any Initial Senior Facility Loan that constitutes a Facility A Loan (as defined in the Initial Senior Facilities Agreement).

“Initial Senior Facility A Loan Termination Date” means the date falling 60 Months (as defined in the original form of the Initial Senior Facilities Agreement) after the Closing Date.

“Initial Senior Facility B Credit Participation” means, at any time in relation to an Initial Senior Lender, the Common Currency Amount of the aggregate (without duplication) of its participation in the outstanding principal amount of the Initial Senior Facility B Loans plus (if any) its commitment in respect of Facility B (as defined in the Initial Senior Facilities Agreement) (or any part thereof) made or to be made available under the Initial Senior Facilities Agreement which commitment is unutilised and remains available for utilisation under and in accordance with the terms of the Initial Senior Facilities Agreement.

“Initial Senior Facility B Discharge Date” means the first date on which:

(a)	all of the Initial Senior Facility B Liabilities arising under or pursuant to the Initial Senior Facility Finance Documents have been fully and finally discharged to the satisfaction of the Initial Senior Agent, whether or not as the result of an enforcement; and

(b)	the Initial Senior Facility Creditors are under no further obligation to provide financial accommodation to any of the Debtors in respect of Facility B (as defined in the Initial Senior Facilities Agreement) under any of the Initial Senior Facility Finance Documents.

“Initial Senior Facility B Lender” means any Initial Senior Lender that has any participation in Facility B (as defined in the Initial Senior Facilities Agreement) or any Initial Senior Facility B Loan.

“Initial Senior Facility B Liabilities” means any Initial Senior Facility Liabilities attributable to Facility B (as defined in the Initial Senior Facilities Agreement) or any Initial Senior Facility B Loan.

“Initial Senior Facility B Loan” means any Initial Senior Facility Loan that constitutes a Facility B Loan (as defined in the Initial Senior Facilities Agreement).

“Initial Senior Facility Credit Participation” means, at any time:

(a)	(in relation to an Initial Senior Lender) the Common Currency Amount of the aggregate (without duplication) of its participation in the outstanding principal amount of the Initial Senior Facility Loans plus (if any) its commitment in respect of the Initial Senior Facility (or any part thereof) made or to be made available under the Initial Senior Facilities Agreement which commitment is unutilised and remains available for utilisation under and in accordance with the terms of the Initial Senior Facilities Agreement; and

(b)	in relation to an Initial Hedge Counterparty:

(i)	if any hedging transaction under any Initial Hedging Agreement to which such Initial Hedge Counterparty is a party has, as of the date on which the applicable calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the Common Currency Amount of the amount, if any, payable to such Initial Hedge Counterparty under any Initial Hedging Agreement in respect of that termination or close-out as of the date of that termination or close-out (and before taking into account any interest accrued on that amount since the date of that termination or close-out) to the extent that amount is unpaid (that amount to be certified by such Initial Hedge Counterparty and as calculated in accordance with such Initial Hedging Agreement); or

(ii)	otherwise, zero.

“Initial Senior Facility Creditors” means the Initial Senior Agent, the Senior Arrangers and each Initial Senior Lender (each an “Initial Senior Facility Creditor”).

“Initial Senior Facility Finance Documents” has the meaning given to the term “Finance Documents” in the Initial Senior Facilities Agreement.

“Initial Senior Facility Liabilities” means the Liabilities owed by any or all of the Debtors to any or all of the Initial Senior Facility Creditors under any or all of the Initial Senior Facility Finance Documents.

“Initial Senior Facility Loan” means any loan made or to be made available under the Initial Senior Facilities Agreement.

“Initial Senior Lender” means a lender in respect of the Initial Senior Facility or any part thereof.

“Insolvency Event” means, in relation to any member of the Group or any Debtor:

(a)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that member of the Group or Debtor, a moratorium is declared in relation to any indebtedness of that member of the Group or Debtor or an administrator is appointed to that member of the Group or Debtor;

(b)	any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)	the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that member of the Group or Debtor or any of its assets; or

(d)	any analogous procedure or step is taken in any jurisdiction.

“Instructing Group” means at any time:

(a)	(where the aggregate Initial Senior Facility Credit Participations of the Initial Senior Facility Creditors at that time are greater than or equal to 25 per cent. of the aggregate amount of the aggregate Senior Secured Credit Participations (excluding any Initial Senior Facility Credit Participation of any Initial Hedge Counterparty and any Refinancing Senior Facility Credit Participation of any Refinancing Hedge Counterparty) at that time) the Initial Majority Senior Facility Creditors; and

(b)	(at any other time) the Majority Senior Secured Creditors.

“Intercreditor Amendment” means any amendment or waiver which is subject to Clause 27 (Consents, Amendments and Override).

“Interest Rate Hedge Excess” means, in relation to any Senior Facility. the amount by which the Total Interest Rate Hedging in respect of such Senior Facility exceeds the aggregate Floating Rate Term Outstandings in respect of such Senior Facility.

“Interest Rate Hedging” means, in relation to a Hedge Counterparty and any Senior Facility, the aggregate of the notional amounts hedged by any Debtor pursuant to any interest rate hedge transaction under any or all of the Hedging Agreements (relating to such Senior Facility) to which that Hedge Counterparty is party.

“Interest Rate Hedging Proportion” means, in relation to a Hedge Counterparty and that Hedge Counterparty’s Interest Rate Hedging in relation to any Senior Facility, the proportion (expressed as a percentage) borne by that Hedge Counterparty’s Interest Rate Hedging in respect of such Senior Facility to the Total Interest Rate Hedging in respect of such Senior Facility.

“Inter-Hedging Agreement Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to a Debtor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Debtor under another Hedging Agreement.

“Intra-Group Lender” means:

(a)	any Original Intra-Group Lender; or

(b)	any other member of the Group which has made Financial Indebtedness available to, or to whom Financial Indebtedness is owing from, another member of the Group and which becomes party hereto as an “Intra-Group Lender” in accordance with the terms of Clause 21 (Changes to the Parties).

“Intra-Group Liabilities” means the Liabilities owed by any member of the Group to any of the Intra-Group Lenders.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.
“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the applicable Legal Opinions (as defined in the Initial Senior Facilities Agreement or any Refinancing Equivalent).

“Liabilities” means all present and future liabilities and obligations at any time of any or all of the members of the Group and/or Debtors to (a) any or all of the Creditors under any or all of the Debt Documents and/or (b) Holdco, Parentco, any member of the Group or any Subordinated Creditor under or in respect of any loan, credit, Financial Indebtedness or other financial accommodation (including without limitation, principal and interest thereof and thereon) from time to time made available by or outstanding in favour of Holdco, Parentco, such member of the Group or such Subordinated Creditor (as the case may be), both actual and contingent and whether incurred solely or jointly, as principal or surety or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Debtor or any member of the Group of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Liabilities Acquisition” means, in relation to a person and to any Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights in respect of those Liabilities.

“Liabilities Sale” means a Debt Disposal pursuant to paragraph (d) or (e) of Clause 15.1 (Facilitation of Distressed Disposals and Appropriation).

“Majority Senior Secured Creditors” means, at any time, one or more of the Senior Creditors whose aggregate Senior Secured Credit Participations at that time is more than 66 2/3 per cent. of the aggregate Senior Secured Credit Participations (of all of the Senior Creditors) at that time.

“Merger Effective Time” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Non-Cash Consideration” means consideration in a form other than cash.

“Non-Cash Recoveries” means:

(a)	any proceeds of a Distressed Disposal or a Debt Disposal; or

(b)	any amount distributed to the Security Agent pursuant to Clause 11.1 (Turnover by the Creditors),

which are, or is, in the form of Non-Cash Consideration.

“Non-Credit Related Close-Out” means a Permitted Hedge Close-Out described in any of paragraphs (a)(i), (a)(ii) or (a)(iii) of Clause 5.9 (Permitted Enforcement: Hedge Counterparties) (other than, in the case of paragraph (a)(iii) of Clause 5.9 (Permitted Enforcement: Hedge Counterparties), any such Permitted Hedge Close-Out that relates to any reduction in the Term Outstandings in connection with any Insolvency Event or Distress Event).

“Non-Distressed Disposal” has the meaning given to that term in Clause 14.1 (Non-Distressed Disposals).

“Offshore Designated Facility B Account” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Other Liabilities” means, in relation to a member of the Group or a Debtor, any trading and other liabilities and obligations (not being Borrowing Liabilities or Guarantee Liabilities) which such member of the Group or Debtor may have to a Subordinated Creditor, an Intra-Group Lender or a Debtor.

“Parentco Liabilities” means all Liabilities owed by the Borrower or any other member of the Group to Parentco.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities or any other liabilities or obligations, any payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities or those other liabilities or obligations (as the case may be).

“Payment Default” means any Default under clause 24.1 (Non payment) of the Initial Senior Facilities Agreement (or any Refinancing Equivalent) in relation to any non-payment of any of the Secured Obligations.

“Payment Netting” means:

(a)	in respect of a Hedging Agreement based on an ISDA Master Agreement, netting under section 2(c) of such ISDA Master Agreement; and

(b)	in respect of a Hedging Agreement not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement which has a similar effect to the provision referenced in paragraph (a) above.

“PE Consortium” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Permitted Automatic Early Termination” means an Automatic Early Termination of a hedging transaction under a Hedging Agreement, the provision of which is permitted under Clause 5.12 (Terms of Hedging Agreements).

“Permitted Hedge Close-Out” means, in relation to any hedging transaction under any Hedging Agreement, any termination or close-out of that hedging transaction which is permitted pursuant to Clause 5.9 (Permitted Enforcement: Hedge Counterparties).

“Permitted Hedge Payments” means the Payments of Hedging Liabilities permitted by Clause 5.3 (Permitted Payments: Hedging Liabilities).

“Permitted Holdco Payment” means the Payments (in respect of Holdco Liabilities) permitted by Clause 7.2 (Permitted Payments: Holdco Liabilities).

“Permitted Initial Senior Facility Payments” means the Payments of Initial Senior Facility Liabilities permitted by Clause 3.1 (Payment of Senior Facility Liabilities).

“Permitted Intra-Group Payments” means the Payments of Intra-Group Liabilities permitted by Clause 6.2 (Permitted Payments: Intra-Group Liabilities).

“Permitted Parentco Payments” means the Payments of Parentco Liabilities permitted by Clause 8.2 (Permitted Payments: Parentco Liabilities).

“Permitted Payment” means a Permitted Senior Facility Payment, a Permitted Hedge Payment, a Permitted Intra-Group Payment, a Permitted Holdco Payment, a Permitted Parentco Payment or a Permitted Subordinated Creditor Payment.

“Permitted Refinancing Senior Facility Payments” means the Payments of Refinancing Senior Facility Liabilities (in respect of any Refinancing Senior Facility) permitted by Clause 4.1 (Payment of Refinancing Senior Facility Liabilities).

“Permitted Senior Facility Payments” means the Permitted Initial Senior Facility Payments and the Permitted Refinancing Senior Facility Payments.

“Permitted Subordinated Creditor Payments” means the Payments of Subordinated Liabilities permitted by Clause 9.2 (Permitted Payments: Subordinated Liabilities).

“Property” of a member of the Group or of a Debtor means:

(a)	any asset of that member of the Group or of that Debtor;

(b)	any Subsidiary of that member of the Group or of that Debtor (or any Equity Interest in any such Subsidiary); and/or

(c)	any asset of any such Subsidiary.

“PRC Account Control Agreement” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Qualifying New Shareholder Injections (Borrower)” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Qualifying Senior Facilities Refinancing” means a refinancing of all or part of the Senior Facility Liabilities (by way of the incurrence of Term Indebtedness in the form of one or more loan facilities (which are not convertible or exchangeable into any Equity Interests or any other form of security) by the Borrower from persons that are not members of the Group or Related Persons) where:

(a)	the aggregate Senior Principal in respect of such refinancing does not exceed the aggregate outstanding principal of the Senior Facility Liabilities immediately prior to the incurrence of such refinancing, and the proceeds of such refinancing are immediately applied to reduce the aggregate outstanding principal of such Senior Facility Liabilities on a dollar for dollar basis (such that the aggregate outstanding principal amount of all Senior Facility Liabilities (including the principal amount of such refinancing) is not increased as a result of such refinancing);

(b)	such refinancing complies with the terms of the Senior Finance Documents that are subsisting as at the incurrence of such refinancing and (in the case where any Initial Senior Facility Liabilities remain outstanding after the incurrence of such refinancing) such refinancing constitutes “Qualifying Facility A Refinancing” as defined in the Initial Senior Facilities Agreement;

(c)	all of the indebtedness arising or created as a result of such refinancing ranks, or is expressed to rank, in relation to the other Secured Obligations in the same manner and to the same extent as the Senior Facility Liabilities being refinanced (without prejudice to the right of the providers or creditors of such refinancing to agree any alternative proceeds sharing arrangements solely among themselves and not in any way affecting the other Secured Parties);

(d)	each:

(i)	agent of the providers or creditors of such refinancing becomes a Party as a “Refinancing Senior Agent”; and

(ii)	provider or creditor of such refinancing becomes a Party as a “Refinancing Senior Lender”,

pursuant to Clause 21.10 (Creditor Accession Undertaking);

(e)	none of the indebtedness arising or created as a result of such refinancing has the benefit of from any Security, guarantee, indemnity or other assurance against loss other than that which is permitted to be taken pursuant to Clause 3.5 (Security: Initial Senior Facility Creditors); and

(f)	the scheduled final maturity of such refinancing falls on or after the latest scheduled final maturity date for any and all Senior Facility Liabilities that are outstanding immediately prior to the incurrence of such refinancing, and the weighted average life of such refinancing (calculated as at the date of incurrence of such refinancing) is no shorter than the weighted remaining average life of any and all Senior Facility Liabilities that are outstanding immediately prior to the incurrence of such refinancing.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recoveries” has the meaning given to that term in Clause 19.1 (Order of application).

“Refinancing Equivalent” means, on and after the incurrence of any Refinancing Senior Facility and in relation to a provision or term of the Initial Senior Facilities Agreement or any Initial Senior Facility Finance Document, any equivalent provision or term in the Refinancing Senior Facilities Agreement or Refinancing Senior Facility Finance Documents (in respect of such Refinancing Senior Facility) which is similar in meaning and effect.

“Refinancing Hedge Counterparty” means any person which becomes party hereto as a “Refinancing Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking) and which is or has become party to the Refinancing Senior Facilities Agreement (relating to any Refinancing Senior Facility) as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement).

“Refinancing Hedging Agreement” means, in relation to any Refinancing Senior Facility, any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and a Refinancing Hedge Counterparty for the purpose of hedging interest rate and/or foreign exchange liabilities and/or risks in relation to (in the case of interest rate hedging) any Floating Rate Term Outstandings in respect of such Refinancing Senior Facility or (in the case of exchange rate hedging) Term Outstandings in respect of such Refinancing Senior Facility, in each case in accordance with the provisions of the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility.

“Refinancing Senior Agent” means, in respect of any Refinancing Senior Facility, the agent from time to time acting for the Refinancing Senior Lenders in relation to such Refinancing Senior Facility, provided that such agent shall have become party to this Agreement as a “Refinancing Senior Agent” pursuant to Clause 21.10 (Creditor Accession Undertaking).

“Refinancing Senior Facilities Agreement” means, in relation to a Refinancing Senior Facility, any facilities agreement pursuant to which such Refinancing Senior Facility is made available or governing the terms of such Refinancing Senior Facility.

“Refinancing Senior Facility” means any Qualifying Senior Facilities Refinancing.

“Refinancing Senior Facility Credit Participation” means, at any time:

(a)	(in relation to a Refinancing Senior Lender with respect to any Refinancing Senior Facility) the Common Currency Amount of the aggregate (without duplication) of its participation in the outstanding principal amount of such Refinancing Senior Facility; and

(b)	in relation to a Refinancing Hedge Counterparty:

(i)	if any hedging transaction under any Refinancing Hedging Agreement (relating to any Refinancing Senior Facility) to which such Refinancing Hedge Counterparty is a party has, as of the date on which the applicable calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the Common Currency Amount of the amount, if any, payable to such Refinancing Hedge Counterparty under any such Refinancing Hedging Agreement in respect of that termination or close-out as of the date of that termination or close-out (and before taking into account any interest accrued on that amount since the date of that termination or close-out) to the extent that amount is unpaid (that amount to be certified by such Refinancing Hedge Counterparty and as calculated in accordance with such Refinancing Hedging Agreement); or

(ii)	otherwise, zero.

“Refinancing Senior Facility Creditors” means each Refinancing Senior Agent (in respect of any Refinancing Senior Facility) and each Refinancing Senior Lender (in respect of any Refinancing Senior Facility), provided that any reference to “Refinancing Senior Facility Creditors” in respect of any Refinancing Senior Facility shall be a reference to the Refinancing Senior Agent (in respect of such Refinancing Senior Facility) and each Refinancing Senior Lender (in respect of such Refinancing Senior Facility).

“Refinancing Senior Facility Finance Documents” means, in relation to any Refinancing Senior Facility, the Refinancing Senior Facilities Agreement (in respect of such Refinancing Senior Facility) and any other documents governing or evidencing the terms of such Refinancing Senior Facility and designated as “Refinancing Senior Facility Finance Documents” with respect to such Refinancing Senior Facility in the applicable Creditor Accession Undertaking (pursuant to which the first Refinancing Senior Agent relating to such Refinancing Senior Facility becomes party to this Agreement as Refinancing Senior Agent relating to such Refinancing Senior Facility).

“Refinancing Senior Facility Liabilities” means (without double counting), in respect of any Refinancing Senior Facility, the Liabilities owed by any or all of the Debtors to any or all of the Refinancing Senior Facility Creditors (in respect of such Refinancing Senior Facility) under the Refinancing Senior Facility Finance Documents (in respect of such Refinancing Senior Facility).

“Refinancing Senior Facility Principal Increase” means, in relation to any Refinancing Senior Facility or any amendment, supplement or waiver of any of the Refinancing Senior Facility Finance Documents relating to any Refinancing Senior Facility, the extent to which the Senior Principal (with respect to such Refinancing Senior Facility) immediately after that amendment, supplement or waiver, would (as a result of that amendment, supplement or waiver (and, in each case, after taking account of any repayment or cancellation to be effected at the same time as that amendment, supplement or waiver), incrementally exceed the lower of (a) the Senior Principal (with respect to such Refinancing Senior Facility) as at the date of consummation of such Refinancing Senior Facility or (b) the Senior Principal (with respect to such Refinancing Senior Facility) immediately before that amendment, supplement or waiver.

“Refinancing Senior Lender” means, in respect of any Refinancing Senior Facility, any creditor of such Refinancing Senior Facility, in its capacity as such, provided that such creditor shall have become party to this Agreement as a “Refinancing Senior Lender” pursuant to Clause 21.10 (Creditor Accession Undertaking).

“Related Persons” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Relevant Agents” means:

(a)	(if any Initial Senior Facility Liabilities are outstanding or the Available Commitment of any Initial Senior Lender in respect of the Initial Senior Facility is greater than zero) the Initial Senior Agent; and

(b)	(if any Refinancing Senior Facility Liabilities in respect of any Refinancing Senior Facility are outstanding or the Available Commitment of any Refinancing Senior Lender in respect of any Refinancing Senior Facility is greater than zero) the Refinancing Senior Agent in respect of such Refinancing Senior Facility,

(each a “Relevant Agent”).

“Relevant Intra-Group Borrower” has the meaning given to that term in Clause 21.9 (New Intra-Group Lender and Subordinated Creditor).

“Relevant Intra-Group Lender” has the meaning given to that term in Clause 21.9 (New Intra-Group Lender and Subordinated Creditor).

“Relevant Intra-Group Transferee” has the meaning given to that term in Clause 21.8 (Change of Intra-Group Lender).

“Relevant Jurisdiction” means, in relation to any Intra-Group Lender or any Subordinated Creditor, its jurisdiction of incorporation or organisation.

“Relevant Liabilities” means:

(a)	in the case of a Creditor:

(i)	the Liabilities owed to Creditors ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that first-mentioned Creditor; and

(ii)	all present and future liabilities and obligations, actual and contingent, of the Debtors to the Security Agent; and

(b)	in the case of a Debtor, the Liabilities owed to the Creditors together all present and future liabilities and obligations, actual and contingent, of the Debtors to the Security Agent.

“Report” means any “Report” as defined in the original form of the Initial Senior Facilities Agreement.

“SBLC Intercreditor Agreement” means the SBLC intercreditor agreement dated [                    ] between DBS Bank Ltd., Hong Kong Branch, the Target and the Security Agent.

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any or all of the members of the Group and the Debtors to any or all of the Secured Parties under the Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Senior Creditors from time to time but, in the case of any Senior Creditor, only if it is a party to this Agreement or has become party to this Agreement, in the applicable capacity, pursuant to Clause 21.10 (Creditor Accession Undertaking).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent’s Spot Rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”) the Security Agent’s spot rate of exchange (or, if the Security Agent’s spot rate of exchange is not available, such other prevailing rate of exchange as may be selected by the Security Agent) for the purchase of the Second Currency with the First Currency in an applicable foreign exchange market (selected by the Security Agent) at or about 11:00 am (Hong Kong time) on the applicable date of determination, which shall be notified by the Security Agent in accordance with paragraph (e) of Clause 20.3 (Duties of the Security Agent).

“Security Documents” means:

(a)	each of the Transaction Security Documents;

(b)	any other document entered into at any time by any of the Debtors creating any guarantee, indemnity, Security or other assurance against financial loss in favour of any of the Secured Parties as security for any of the Secured Obligations; and

(c)	any Security granted under any covenant for further assurance in any of the documents referred to in paragraphs (a) and (b) above.

“Security Instructing Group” has the meaning given to that term in Clause 13.1 (Enforcement Instructions).

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of any Transaction Security;

(b)	all rights granted to the Security Agent under the Security Documents and the proceeds thereof;

(c)	all obligations expressed to be undertaken by a Debtor to pay amounts in respect of any Liabilities or Secured Obligations to the Security Agent as trustee for the Secured Parties and secured by any Transaction Security together with all representations and warranties expressed to be given by a Debtor in favour of the Security Agent as trustee for the Secured Parties;

(d)	the Security Agent’s interest in any trust fund created pursuant to Clause 11 (Turnover of Receipts); and

(e)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for the Secured Parties.

“Senior Agents” means the Initial Senior Agent and each Refinancing Senior Agent (in respect of any Refinancing Senior Facility), provided that any reference to the “Senior Agent” in relation to (a) the Initial Senior Facility or any Initial Senior Facility Creditor shall be a reference to the Initial Senior Agent or (b) any Refinancing Senior Facility or any Refinancing Senior Creditor (in respect of any Refinancing Senior Facility) shall be a reference to the Refinancing Senior Agent in respect of such Refinancing Senior Facility.

“Senior Creditors” means the Senior Facility Creditors and the Hedge Counterparties.

“Senior Discharge Date” means the first date on which all of the Secured Obligations have been fully and finally discharged to the satisfaction of:

(a)	the Initial Senior Agent (in the case of any Initial Senior Facility Liabilities);

(b)	each Refinancing Senior Agent in respect of any Refinancing Senior Facility (in the case of any Refinancing Senior Facility Liabilities in respect of such Refinancing Senior Facility);

(c)	each Hedge Counterparty (in the case of Hedging Liabilities owing to it); and

(d)	the Security Agent (in the case of any other Secured Obligations),

in each case whether or not as the result of an enforcement, and the Senior Creditors are under no further obligation to provide financial accommodation to any of the Debtors under any of the Debt Documents.

“Senior Facilities Agreement” means the Initial Senior Facilities Agreement or the Refinancing Senior Facilities Agreement in respect of any Refinancing Senior Facility, provided that any reference to the “Senior Facilities Agreement” in relation to (a) the Initial Senior Facility shall be a reference to the Initial Senior Facilities Agreement or (b) any Refinancing Senior Facility shall be a reference to the Refinancing Senior Facilities Agreement in respect of such Refinancing Senior Facility.

“Senior Facility” means the Initial Senior Facility or any Refinancing Senior Facility.

“Senior Facility Creditors” means each Senior Agent, each Senior Arranger and each Senior Lender.

“Senior Facility Finance Documents” means:

(a)	the Initial Senior Facility Finance Documents; and

(b)	(if a Refinancing Senior Facility is completed) the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility,

provided that any reference to the “Senior Facility Finance Documents” in relation to (i) the Initial Senior Facility shall be a reference to the Initial Senior Facility Finance Documents and (ii) any Refinancing Senior Facility shall be a reference to the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility.

“Senior Facility Liabilities” means the Liabilities owed by any or all of the Debtors to any or all of the Senior Facility Creditors under the Senior Facility Finance Documents.

“Senior Finance Documents” means the Senior Facility Finance Documents.

“Senior Guarantor” means a “Guarantor” as defined in the Initial Senior Facilities Agreement or any Refinancing Equivalent.

“Senior Lenders” means:

(a)	each Initial Senior Lender; and

(b)	each Refinancing Senior Lender in respect of any Refinancing Senior Facility,

(each a “Senior Lender”), provided that any reference to “Senior Lender” in relation to (i) the Initial Senior Facility shall be a reference to an Initial Senior Lender or (ii) a Refinancing Senior Facility shall be a reference to a Refinancing Senior Lender in respect of such Refinancing Senior Facility.

“Senior Liabilities” means the Senior Facility Liabilities and the Hedging Liabilities.

“Senior Mandatory Prepayment” means a mandatory prepayment of any of the Senior Facility Liabilities pursuant to clause 8.1 (Flotation), clause 8.3 (Disposal, Insurance and Report Proceeds and Excess Cashflow), clause 8.5 (Equity Cure) or clause 8.6 (Qualifying Facility A Refinancing and Qualifying SBLC Refinancing) of the Initial Senior Facilities Agreement or any Refinancing Equivalent.

“Senior Principal” means at any time, and in relation to any Refinancing Senior Facility or any other Indebtedness for Borrowed Money (each a “Relevant Facility”), the then aggregate (without double counting) of the Common Currency Amount of:

(a)	any Indebtedness for Borrowed Money incurred and not repaid or prepaid; and

(b)	the committed financial accommodation available (or potentially available),

in respect of such Relevant Facility or under the Debt Documents relating to such Relevant Facility.

“Senior Secured Credit Participation” means, at any time:

(a)	in relation to an Initial Senior Facility Creditor or an Initial Hedge Counterparty, its Initial Senior Facility Credit Participation at that time; and

(b)	in relation to a Refinancing Senior Facility Creditor or a Refinancing Hedge Counterparty, its Refinancing Senior Facility Credit Participation at that time.

“Sponsor Affiliate” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Subordinated Creditor” means:

(a)	any Original Subordinated Creditor; or

(b)	any person which (i) is not a member of the Group, (ii) has made or is to make any Financial Indebtedness available to, or to whom any Financial Indebtedness is owing from, Holdco, Parentco or any member of the Group and (iii) becomes party hereto as a “Subordinated Creditor” in accordance with the terms of Clause 21 (Changes to the Parties).

“Subordinated Liabilities” means the Liabilities owed to any or all of the Subordinated Creditors by any or all of Holdco, Parentco and/or members of the Group.

“Subsidiary” means in relation to any company, corporation or entity (subject to paragraph (d) of Clause 1.2 (Construction)), a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body.

“Target” means Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“Target Group” means Target and its Subsidiaries for the time being.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Indebtedness” means any indebtedness which, once repaid or discharged, is not available for re-borrowing or re-drawing.

“Term Outstandings” means, at any time:

(a)	in relation to the Initial Senior Facility, the aggregate of the amounts of principal (not including any capitalised or deferred interest) of Term Indebtedness then outstanding under the Initial Senior Facility (excluding any Initial Senior Facility B Loan); or

(b)	in relation to any Refinancing Senior Facility, the aggregate of the amounts of principal (not including any capitalised or deferred interest) of Term Indebtedness then outstanding under such Refinancing Senior Facility.

“Total Exchange Rate Hedging” means, at any time and in relation to any Senior Facility, the aggregate Exchange Rate Hedging of each Hedge Counterparty in respect of such Senior Facility at that time.

“Total Interest Rate Hedging” means, at any time and in relation to any Senior Facility, the aggregate Interest Rate Hedging of each Hedge Counterparty in respect of such Senior Facility at that time.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

“Transaction Security Documents” means:

(a)	the “Transaction Security Documents” as defined in the original form of the Initial Senior Facilities Agreement;

(b)	each PRC Account Control Agreement; and

(c)	the SBLC Intercreditor Agreement.

“VIE Contract” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“VIE Entity” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Initial Hedge Counterparty, Initial Senior Agent, Initial Senior Facility Creditor, Initial Senior Lender, Intra-Group Lender, Refinancing Hedge Counterparty, Refinancing Senior Agent, Refinancing Senior Facility Creditor, Refinancing Senior Lender, Security Agent, Senior Agent, Senior Arranger, Senior Creditor, Senior Facility Creditor, Senior Lender or Subordinated Creditor shall be construed to be a reference to it in its capacity as such and not in any other capacity;

(ii)	any Borrower, Debtor, Holdco, Initial Hedge Counterparty, Initial Senior Agent, Initial Senior Facility Creditor, Initial Senior Lender, Intra-Group Lender, Parentco, Refinancing Hedge Counterparty, Refinancing Senior Agent, Refinancing Senior Facility Creditor, Refinancing Senior Lender, Security Agent, Senior Agent, Senior Arranger, Senior Creditor, Senior Facility Creditor, Senior Lender or Subordinated Creditor or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(iii)	an “amount” includes an amount of cash and an amount of Non-Cash Consideration;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a Debt Document or any other agreement or instrument is (other than a reference to a Debt Document or any other agreement or instrument in “original form”) a reference to that Debt Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated as permitted by this Agreement;

(vi)	a “distribution” of or out of the assets of a member of the Group or a Debtor, includes a distribution of cash and a distribution of Non-Cash Consideration;

(vii)	“enforcing” (or any derivation thereof) Transaction Security includes the appointment of an administrator (or any analogous officer in any jurisdiction) of a Debtor by the Security Agent or any of the Secured Parties;

(viii)	a “group of Creditors” includes (without limitation) all the Creditors and a “group of Senior Creditors” includes (without limitation) all the Senior Creditors;

(ix)	“including” (or similar expressions) means including without limitation;

(x)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	the “original form” of a Debt Document or any other agreement or instrument is a reference to that Debt Document, agreement or instrument as originally entered into;

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)	“proceeds” of a Distressed Disposal or of a Debt Disposal includes proceeds in cash and in Non-Cash Consideration;

(xiv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(xv)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(d)	A VIE Entity (to which any VIE Contract relates) shall be considered to be:

(i)	a Subsidiary of the Target and accordingly a member of the Target Group; and

(ii)	(with effect from the Merger Effective Time) a Subsidiary of the Borrower and accordingly a member of the Group.

1.3	Currency symbols and definitions

“$”, “US$”, “USD”, “dollars” and “US dollars” denote the lawful currency of the United States of America.

1.4	Hedging amendments

The Parties acknowledge that no Hedge Counterparty is a party to this Agreement on the date hereof. At any time prior to the date on which the first Initial Hedge Counterparty has become party hereto, each of the Parties agrees to act in good faith in considering any amendments to this Agreement reasonably requested by any prospective Initial Hedge Counterparty and (if such amendments are acceptable to the Parties) effecting such amendments.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any other person described in paragraph (b) of Clause 20.10 (Exclusion of liability) may, subject to this Clause 1.5 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.6	Consent

Each Secured Party hereby confirms its consent to the Acquisition (as defined in the original form of the Initial Senior Facilities Agreement) for the purposes of section 233(8) of the Companies Law (2012 Revision) of the Cayman Islands.

SECTION 2

RANKING AND SENIOR CREDITORS

2.	RANKING AND PRIORITY

2.1	Liabilities

Each of the Parties agrees that the Liabilities owed by the Debtors to the Creditors shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(a)	first, the Initial Senior Facility Liabilities, the Refinancing Senior Facility Liabilities (with respect to any and all Refinancing Senior Facilities) and the Hedging Liabilities pari passu and without any preference between them;

(b)	second, the Subordinated Liabilities, the Intra-Group Liabilities, the Holdco Liabilities and the Parentco Liabilities.

2.2	Transaction Security

Each of the Parties agrees that the Transaction Security shall secure Liabilities owed to the Senior Creditors (but only to the extent that such Transaction Security is expressed to secure those Liabilities) on a pari passu basis and without any preference between them in respect of such Transaction Security.

2.3	Subordinated and Intra-Group Liabilities

(a)	Each of the Parties agrees that the Subordinated Liabilities, the Intra-Group Liabilities, the Parentco Liabilities and the Holdco Liabilities are postponed and subordinated to the Liabilities owed by the Debtors to the Senior Creditors.

(b)	This Agreement does not purport to rank any of the Subordinated Liabilities, the Intra-Group Liabilities, the Parentco Liabilities or the Holdco Liabilities as between themselves.

3.	INITIAL SENIOR FACILITY CREDITORS AND INITIAL SENIOR FACILITY LIABILITIES

3.1	Payment of Initial Senior Facility Liabilities

The Debtors may make Payments of the Initial Senior Facility Liabilities at any time in accordance with the Initial Senior Facility Finance Documents, provided that following the occurrence of a Distress Event or an Insolvency Event, any Payment by any Debtor in respect of any Initial Senior Facility Liabilities shall be paid to the Security Agent for application in accordance with Clause 19 (Application of Proceeds) and, for the avoidance of doubt, any Payment of any Initial Senior Facility Liabilities received or recovered by any Initial Senior Facility Creditor (other than through distribution of Recoveries in accordance with Clause 19 (Application of Proceeds)) following the occurrence of any such Distress Event or Insolvency Event shall be subject to Clause 11 (Turnover of Receipts).

3.2	Amendments and Waivers: Initial Senior Lenders

Subject to Clause 3.3 (Restriction on amendments and waivers: Initial SFA guarantee), the Initial Senior Facility Creditors may amend, supplement or waive the terms of any of the Initial Senior Facility Finance Documents (other than this Agreement or any Security Document) in accordance with their terms (and subject to any Consent required under them) at any time, provided that such amendment, supplement or waiver is made with the consent of the Borrower or the applicable Debtor(s) party to such Initial Senior Facility Finance Document.

3.3	Restriction on amendments and waivers: Initial SFA guarantee

Without prejudice to Clause 15 (Distressed Disposals and Appropriation), none of the Initial Senior Facility Creditors may:

(a)	amend, supplement or waive the terms of any of the Initial Senior Facility Finance Documents if such amendment, supplement or waiver:

(i)	would have the effect of changing, or relates to, the nature or scope of the guarantee and indemnity granted under clause 19 (Guarantee and Indemnity) of the Initial Senior Facilities Agreement, unless envisaged by the original form of the Initial Senior Facilities Agreement; or

(ii)	relates to the release of any guarantee and indemnity granted under clause 19 (Guarantee and Indemnity) of the Initial Senior Facilities Agreement, unless envisaged by the original form of an Initial Senior Facility Finance Document or relating to a sale or disposal of an asset which is a Non-Distressed Disposal;

unless the prior consent of each of the Initial Hedge Counterparties is obtained; or

(b)	consent to the resignation as a Senior Guarantor under the Initial Senior Facilities Agreement of a member of the Group or a Debtor which has granted a guarantee and indemnity under clause 19 (Guarantee and Indemnity) of the Initial Senior Facilities Agreement (except for any consent already given in the original form of the Initial Senior Facilities Agreement but without prejudice to paragraph (a) of Clause 21.13 (Resignation of a Debtor)) unless each Initial Hedge Counterparty has:

(i)	notified the Security Agent that no payment is due to it from that member of the Group or Debtor under clause 19 (Guarantee and Indemnity) of the Initial Senior Facilities Agreement; or

(ii)	agreed to that consent being given.

3.4	Designation of Initial Senior Facility Finance Documents

If any of the terms of a document contains any provision or effects any change which would, if that provision or change was effected by way of amendment or supplement to, or waiver of, the terms of an Initial Senior Facility Finance Document, require a notification by or the consent of the Initial Hedge Counterparties under Clause 3.3 (Restriction on amendments and waivers: Initial SFA guarantee), that document shall not constitute an Initial Senior Facility Finance Document for the purposes of this Agreement or a “Finance Document” (as defined in the Initial Senior Facilities Agreement) for the purposes of the Initial Senior Facilities Agreement, without such a notification by or the prior consent of each of the Initial Hedge Counterparties.

3.5	Security: Initial Senior Facility Creditors

The Initial Senior Facility Creditors may take, accept or receive the benefit of:

(a)	any Security in respect of any of the Initial Senior Facility Liabilities in addition to the Common Transaction Security, which is, at the same time, also offered either:

(i)	to the Security Agent as trustee for the other Secured Parties in respect of the Secured Obligations from time to time owing to them by way of having the Security Agent hold such Security as trustee for all of the Secured Parties; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as trustee for the Secured Parties:

(A)	to the other Secured Parties in respect of the Secured Obligations from time to time owing to them; or

(B)	to the Security Agent under a parallel debt structure for the benefit of all of the Secured Parties,

and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security); and

(b)	any guarantee, indemnity or other assurance against loss in respect of any of the Initial Senior Facility Liabilities in addition to those in:

(i)	the original form of the Initial Senior Facilities Agreement and/or any other Initial Senior Facility Finance Document;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if (A) at the same time the benefit of such guarantee, indemnity or other assurance is also offered to the other Secured Parties in respect of the Secured Obligations from time to time owing to them and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) or (B) (in the case of any assurance against loss) such assurance against loss is expressly permitted pursuant to Clause 11.3 (Permitted assurance and receipts).

3.6	Restriction on Enforcement: Initial Senior Facility Creditors

No Initial Senior Facility Creditor may take any Enforcement Action under paragraph (c) of the definition thereof in relation to any Transaction Security or Transaction Security Document without the prior written Consent of the Security Instructing Group (with respect to such Transaction Security or such Transaction Security Document).

4.	REFINANCING SENIOR FACILITY CREDITORS AND REFINANCING SENIOR FACILITY LIABILITIES

4.1	Payment of Refinancing Senior Facility Liabilities

The Debtors may make Payments of the Refinancing Senior Facility Liabilities (in respect of any Refinancing Senior Facility) at any time in accordance with the Refinancing Senior Facility Finance Documents (relating to such Refinancing Senior Facility) provided that (a) (at any time prior to the Initial Senior Facilities Discharge Date) such Payments are not prohibited by the Initial Senior Facility Finance Documents and (b) following the occurrence of a Distress Event or an Insolvency Event, any Payment by any Debtor in respect of any Refinancing Senior Facility Liabilities (in respect of such Refinancing Senior Facility) shall be paid to the Security Agent for application in accordance with Clause 19 (Application of Proceeds) and, for the avoidance of doubt, any Payment of any Refinancing Senior Facility Liabilities (in respect of any Refinancing Senior Facility) received or recovered by any Refinancing Senior Facility Creditor in respect of any Refinancing Senior Facility (other than through distribution of Recoveries in accordance with Clause 19 (Application of Proceeds)) following the occurrence of any such Distress Event or Insolvency Event shall be subject to Clause 11 (Turnover of Receipts).

4.2	Amendments and Waivers: Refinancing Senior Lenders

Subject to Clauses 4.3 (Restrictions on amendments and waivers: Refinancing Senior Facility Liabilities) and 4.4 (Restriction on amendments and waivers: Refinancing SFA guarantee), any Refinancing Senior Facility Creditors (in respect of any Refinancing Senior Facility) may amend, supplement or waive the terms of any of the Refinancing Senior Facility Finance Documents (other than this Agreement or any Transaction Security Document) relating to such Refinancing Senior Facility in accordance with their terms (and subject to any Consent required under them) at any time, provided that such amendment, supplement or waiver is made with the consent of the Borrower or the applicable Debtor(s) party to such Refinancing Senior Facility Finance Document.

4.3	Restrictions on amendments and waivers: Refinancing Senior Facility Liabilities

None of the Refinancing Senior Facility Creditors in respect of any Refinancing Senior Facility may amend, supplement or waive the terms of any of the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility if such amendment, supplement or waiver:

(a)	would result in any of the Liabilities arising under or constituted, governed or evidenced by any of such Refinancing Senior Facility Finance Documents (or any such amendment, supplement or waiver) ceasing to comply with the definition of, or ceasing to constitute, Qualifying Senior Facilities Refinancing;

(b)	(as long as the Initial Senior Facilities Discharge Date has not occurred) would result in any of the Liabilities arising under or constituted, governed or evidenced by any of such Refinancing Senior Facility Finance Documents (or any such amendment, supplement or waiver) ceasing to comply with the definition of, or ceasing to constitute, “Qualifying Facility A Refinancing” as defined in the Initial Senior Facilities Agreement or would otherwise result in any non-compliance with or breach of any of the Initial Senior Facility Finance Documents; or

(c)	is an amendment, supplement or waiver which would result in a Refinancing Senior Facility Principal Increase (in respect of such Refinancing Senior Facility) unless such Refinancing Senior Facility Principal Increase is otherwise approved by each Relevant Agent (except the Senior Agent relating to such Refinancing Senior Facility) at the time of such amendment or waiver.

4.4	Restriction on amendments and waivers: Refinancing SFA guarantee

Without prejudice to Clause 15 (Distressed Disposals and Appropriation), none of the Refinancing Senior Facility Creditors (with respect to any Refinancing Senior Facility) may:

(a)	amend, supplement or waive the terms of any of the Refinancing Senior Facility Finance Documents if such amendment, supplement or waiver:

(i)	would have the effect of changing, or relates to, the nature or scope of any guarantee and/or indemnity granted by any Senior Guarantor under the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility), unless envisaged by the original form of such Refinancing Senior Facilities Agreement; or

(ii)	relates to the release of any guarantee and/or indemnity granted by any Senior Guarantor under the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility), unless envisaged by the original form of any Refinancing Senior Facility Finance Document (relating to such Refinancing Senior Facility) or relating to a sale or disposal of an asset which is a Non-Distressed Disposal;

unless the prior consent of each of the Refinancing Hedge Counterparties (that is party to such Refinancing Senior Facilities Agreement) is obtained; or

(b)	consent to the resignation as a Senior Guarantor under the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility) of a member of the Group or a Debtor which has granted a guarantee and/or indemnity under such Refinancing Senior Facilities Agreement unless each Refinancing Hedge Counterparty (that is party to such Refinancing Senior Facilities Agreement) has:

(i)	notified the Security Agent that no payment is due to it from that member of the Group or Debtor under that Refinancing Senior Facilities Agreement; or

(ii)	agreed to that consent being given.

4.5	Designation of Refinancing Senior Facility Finance Documents

If any of the terms of a document contains any provision or effects a change which would, if that provision or change was effected by way of amendment or supplement to, or waiver of, the terms of a Refinancing Senior Facility Finance Document (relating to any Refinancing Senior Facility), require (a) the consent of any Relevant Agent (other than the Refinancing Senior Agent relating to such Refinancing Senior Facility) (a “Required RSF Consenting Agent”) under Clause 4.3 (Restrictions on amendments and waivers: Refinancing Senior Facility Liabilities) or (b) a notification by or the consent of any Refinancing Hedge Counterparty under Clause 4.4 (Restriction on amendments and waivers: Refinancing SFA guarantee), that document shall not constitute a Refinancing Senior Facility Finance Document for the purposes of this Agreement or a “Finance Document” (as defined in or for the purposes of the Refinancing Senior Facilities Agreement relating to such Refinancing Senior Facility), without the prior consent of (in the case of (a)) each Required RSF Consenting Agent at the time that document is entered into or (in the case of (b)) such a notification by or the prior consent of each of the Refinancing Hedge Counterparties (that is a party to the Refinancing Senior Facilities Agreement relating to such Refinancing Senior Facility).

4.6	Security: Refinancing Senior Facility Creditors

Any Refinancing Senior Facility Creditors (in respect of any Refinancing Senior Facility) may take, accept or receive the benefit of:

(a)	any Security in respect of any of the Refinancing Senior Facility Liabilities (in respect of such Refinancing Senior Facility) in addition to the Common Transaction Security, which is, at the same time, also offered either:

(i)	to the Security Agent as trustee for the other Secured Parties in respect of the Secured Obligations from time to time owing to them by way of having the Security Agent hold such Security as trustee for all of the Secured Parties; or

(ii)	in the case of any jurisdiction in which effective Security cannot be granted in favour of the Security Agent as trustee for the Secured Parties:

(A)	to the other Secured Parties in respect of the Secured Obligations from time to time owing to them; or

(B)	to the Security Agent under a parallel debt structure for the benefit of all of the Secured Parties,

and ranks in the same order of priority as that contemplated in Clause 2.2 (Transaction Security); and

(b)	any guarantee, indemnity or other assurance against loss in respect of any of any Refinancing Senior Facility Liabilities (with respect to such Refinancing Senior Facility) in addition to those in:

(i)	any guarantee, indemnity or other assurance against loss given by a Senior Guarantor (that is a Debtor) under the original form of the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility), where such Senior Guarantor shall have granted an equivalent guarantee, indemnity or other assurance against loss in respect of all of the other Senior Liabilities (pursuant to the Debt Documents applicable to such other Senior Liabilities) on a pari passu basis with such first-mentioned guarantee, indemnity or other assurance against loss;

(ii)	this Agreement; or

(iii)	any Common Assurance,

if (A) at the same time the benefit of such guarantee, indemnity or other assurance is also offered to the other Secured Parties in respect of the Secured Obligations from time to time owing to them and ranks in the same order of priority as that contemplated in Clause 2 (Ranking and Priority) or (B) (in the case of any assurance against loss) such assurance against loss is expressly permitted pursuant to Clause 11.3 (Permitted assurance and receipts).

4.7	Restriction on Enforcement: Refinancing Senior Facility Creditors

No Refinancing Senior Facility Creditor may take any Enforcement Action under paragraph (c) of the definition thereof in relation to any Transaction Security or Transaction Security Document without the prior written Consent of the Security Instructing Group (with respect to such Transaction Security or such Transaction Security Document).

5.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

5.1	Identity of Hedge Counterparties

No person providing hedging arrangements to or party to any hedging transaction with any Debtor or any member of the Group shall be entitled to share in any of the Transaction Security or in the benefit of any Transaction Security Document or any guarantee or indemnity under any Debt Document, this Agreement or any other Common Assurance given by any member of the Group or any Debtor in respect of any of the liabilities or obligations arising in relation to any such hedging arrangements or hedging transaction nor shall those liabilities or obligations be treated as Hedging Liabilities unless:

(a)	such hedging arrangements or hedging transaction relates to liabilities arising under the Initial Senior Facility or any Initial Senior Facility Loan and that person:

(i)	is or becomes a party to this Agreement as an Initial Hedge Counterparty;

(ii)	is or becomes party to the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement) in accordance with the terms of the Initial Senior Facilities Agreement; and

(iii)	(at the time when such hedging arrangements are entered into and at the time when such hedging transaction is entered into) is an Initial Senior Lender or an Affiliate of an Initial Senior Lender; or

(b)	such hedging arrangements or hedging transaction relates to liabilities arising under any Refinancing Senior Facility or any Term Outstandings in respect of any Refinancing Senior Facility, and that person:

(i)	is or becomes a party to this Agreement as a Refinancing Hedge Counterparty;

(ii)	is or becomes party to the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility) as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement); and

(iii)	is (at the time when such hedging arrangements are entered into and at the time when such hedging transaction is entered into) a Refinancing Senior Lender that is a party to such Refinancing Senior Facilities Agreement or an Affiliate of any such Refinancing Senior Lender.

The Borrower shall, upon the entry by any Debtor or any member of the Group into any Hedging Agreement, promptly notify the Security Agent in writing of such entry, giving reasonable particulars thereof and confirming whether such Hedging Agreement is entered into with respect to the Initial Senior Facility or any Refinancing Senior Facility.

For the avoidance of doubt, (A) if an Initial Hedge Counterparty is an Initial Senior Lender or an Affiliate of an Initial Senior Lender at the time when it enters into or acquires any rights in respect of any Initial Hedging Agreement but subsequently ceases to be an Initial Senior Lender or an Affiliate of an Initial Senior Lender, such Initial Hedge Counterparty shall continue to be share in the benefit of the Transaction Security as an Initial Hedge Counterparty (to the extent of its interest in such Initial Hedging Agreement) and (B) if a Refinancing Hedge Counterparty is a Refinancing Senior Lender (with respect to a Refinancing Senior Facility) or an Affiliate of a Refinancing Senior Lender (with respect to a Refinancing Senior Facility) at the time when it enters into or acquires any rights in respect of any Refinancing Hedging Agreement (with respect to such Refinancing Senior Facility) but subsequently ceases to be a Refinancing Senior Lender (with respect to such Refinancing Senior Facility) or an Affiliate of a Refinancing Senior Lender (with respect to such Refinancing Senior Facility), such Refinancing Hedge Counterparty shall continue to share in the benefit of the Transaction Security (to the extent of its interest in such Refinancing Hedging Agreement).

5.2	Restriction on Payment: Hedging Liabilities

None of the Debtors shall, and each of the Debtors shall procure that no other member of the Group will, make any Payment of any of the Hedging Liabilities at any time unless:

(a)	that Payment is permitted under Clause 5.3 (Permitted Payments: Hedging Liabilities);

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 5.9 (Permitted Enforcement: Hedge Counterparties); or

(c)	such Payment is entirely funded from Qualifying New Shareholder Injections (Borrower) that are not applied towards any other purpose and such Payment is made prior to the occurrence of any Distress Event.

5.3	Permitted Payments: Hedging Liabilities

(a)	Subject to paragraphs (b) and (d) below, each of the Debtors may make Payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if that Payment is a scheduled Payment arising under such Hedging Agreement;

(ii)	to the extent that such Debtor’s obligation to make that Payment arises as a result of the operation of:

(A)	any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if that Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)	any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement (if that Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of that Hedging Agreement which is similar in meaning and effect to any provision listed in paragraphs (A) or (B) above (if that Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that such Debtor’s obligation to make that Payment arises from a Non-Credit Related Close-Out in relation to that Hedging Agreement;

(iv)	to the extent that:

(A)	such Debtor’s obligation to make that Payment arises from a Credit Related Close-Out in relation to that Hedging Agreement; and

(B)	neither any Payment Default nor any Event of Default is continuing at the time of that Payment or would result from that Payment;

(v)	to the extent that neither any Payment Default nor any Event of Default is continuing or would result from that Payment and such Debtor’s obligation to make that Payment arises as a result of a close-out or termination arising as a result of:

(A)	section 5(a)(vii) (Bankruptcy) of the 1992 ISDA Master Agreement (if that Hedging Agreement is based on a 1992 ISDA Master Agreement) and the Event of Default (as defined in that Hedging Agreement) has occurred with respect to that Hedge Counterparty;

(B)	section 5(a)(vii) (Bankruptcy) of the 2002 ISDA Master Agreement (if that Hedging Agreement is based on a 2002 ISDA Master Agreement) and the Event of Default (as defined in that Hedging Agreement) has occurred with respect to that Hedge Counterparty;

(C)	any provision of that Hedging Agreement which is similar in meaning and effect to any provision listed in paragraph (A) or (B) above (if that Hedging Agreement is not based on an ISDA Master Agreement) and the applicable event or circumstance to which such provision relates has occurred with respect to that Hedge Counterparty; or

(D)	that Debtor terminating or closing-out that Hedging Agreement as a result of a Hedging Force Majeure and the Termination Event (as defined in that Hedging Agreement in the case of a Hedging Agreement based on an ISDA Master Agreement) or the equivalent termination event (in the case of a Hedging Agreement not based on an ISDA Master Agreement) has occurred with respect to that Hedge Counterparty; or

(vi)	if each Senior Agent (that is a Relevant Agent) gives prior consent to that Payment being made.

(b)	No Payment may be made to a Hedge Counterparty under paragraph (a) above if any scheduled Payment due from that Hedge Counterparty to a Debtor under a Hedging Agreement to which they are both party is due and unpaid.

(c)	Failure by a Debtor to make a Payment to a Hedge Counterparty which results solely from the operation of paragraph (b) above shall, without prejudice to Clause 5.4 (Payment obligations continue), not result in a default (however described) in respect of that Debtor under that Hedging Agreement.

(d)	Following the occurrence of a Distress Event or an Insolvency Event, any Payment by any Debtor in respect of any Hedging Liabilities shall be paid to the Security Agent for application in accordance with Clause 19 (Application of Proceeds) and, for the avoidance of doubt, any Payment of any Hedging Liabilities received or recovered by any Hedge Counterparty (other than through distribution of Recoveries in accordance with Clause 19 (Application of Proceeds)) following the occurrence of any such Distress Event or Insolvency Event shall be subject to Clause 11 (Turnover of Receipts).

5.4	Payment obligations continue

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 5.2 (Restriction on Payment: Hedging Liabilities) and/or 5.3 (Permitted Payments: Hedging Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

5.5	No acquisition of Hedging Liabilities

None of the Debtors shall, and each of the Debtors shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	be, or beneficially own or be interested in (directly or indirectly) all or any part of the Equity Interests in, (i) any Hedge Counterparty or (ii) any person that is party to a Liabilities Acquisition, in respect of any of the Hedging Liabilities unless the prior consent of each Senior Agent (that is a Relevant Agent) is obtained.

5.6	Amendments and Waivers: Hedging Agreements

(a)	Subject to paragraph (b) below, a Hedge Counterparty may not, at any time, amend or waive any term of any Hedging Agreement.

(b)	A Hedge Counterparty may amend or waive any term of a Hedging Agreement (to which it is a party) in accordance with the terms of that Hedging Agreement if:

(i)	that amendment or waiver does not breach another term of this Agreement; and

(ii)	that amendment or waiver does not breach any term of any Initial Senior Facility Finance Document and (in the case of any Refinancing Hedging Agreement relating to any Refinancing Senior Facility or any part thereof) does not breach any term any Refinancing Senior Facility Finance Document relating to such Refinancing Senior Facility in existence as at the time of that amendment or waiver.

5.7	Security: Hedge Counterparties

None of the Hedge Counterparties may take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group or Debtor in respect of any of the Hedging Liabilities other than:

(a)	the Common Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss:

(i)	(in the case of any Hedging Liabilities relating to hedging with respect to the Initial Senior Facility or any Initial Senior Facility Loan or any part thereof) contained in the original form of any Initial Senior Facility Finance Document (excluding any Hedging Agreement);

(ii)	(in the case of any Hedging Liabilities relating to the hedging with respect to any Refinancing Senior Facility or any Term Outstandings with respect to any Refinancing Senior Facility or any part thereof) given by a Senior Guarantor (that is a Debtor) under the original form of the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility), where such Senior Guarantor shall have granted an equivalent guarantee, indemnity or other assurance against loss in respect of all of the other Senior Liabilities (pursuant to the Debt Documents applicable to such other Senior Liabilities) on a pari passu basis with such first-mentioned guarantee, indemnity or other assurance against loss;

(iii)	this Agreement;

(iv)	any Common Assurance;

(v)	the applicable Hedging Agreement (to which such Hedge Counterparty is party) no greater in extent than any of those referred to in paragraphs (i) to (iv) above; or

(vi)	any assurance against loss that is expressly permitted pursuant to Clause 11.3 (Permitted assurance and receipts);

(c)	as otherwise contemplated by Clauses 3.5 (Security: Initial Senior Facility Creditors) and/or 4.6 (Security: Refinancing Senior Facility Creditors); and

(d)	the indemnities contained in the applicable ISDA Master Agreement (in the case where the applicable Hedging Agreement to which such Hedging Liabilities relate is based on an ISDA Master Agreement) or any indemnities which are similar in meaning and effect to indemnities contained in any ISDA Master Agreement (in the case where the applicable Hedging Agreement to which such Hedging Liabilities relate is not based on an ISDA Master Agreement).

5.8	Restriction on Enforcement: Hedge Counterparties

Subject to Clause 5.9 (Permitted Enforcement: Hedge Counterparties) and Clause 5.10 (Required Enforcement: Hedge Counterparties) and without prejudice to each Hedge Counterparty’s rights under Clauses 13.1 (Enforcement Instructions) and 13.2 (Manner of enforcement), none of the Hedge Counterparties shall take any Enforcement Action in respect of any of the Hedging Liabilities or any of the hedging transactions under any of the Hedging Agreements at any time.

5.9	Permitted Enforcement: Hedge Counterparties

(a)	To the extent it is able to do so under any applicable Hedging Agreement to which it is a party, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement prior to its stated maturity:

Non-Credit Related Close-Outs

(i)	if, prior to a Distress Event, the Borrower has certified to that Hedge Counterparty that that termination or close-out would not result in a breach of:

(A)	any term of any Initial Senior Facility Finance Document; or

(B)	(in the case of any Hedging Agreement relating to hedging with respect to any Refinancing Senior Facility or any Term Outstandings with respect to any Refinancing Senior Facility) any term of any Refinancing Senior Facility Finance Document relating to such Refinancing Senior Facility, in each case in existence at the time of such proposed termination or close-out;

(ii)	if a Hedging Force Majeure has occurred in respect of that Hedging Agreement;

(iii)	to the extent necessary to comply with paragraph (c) of Clause 5.13 (Total Interest Rate Hedging and Total Exchange Rate Hedging);

Credit Related Close-Outs

(iv)	if a Distress Event has occurred;

(v)	if an Event of Default has occurred under clause 24.6 (Insolvency) or 24.7 (Insolvency proceedings) of the Initial Senior Facilities Agreement (or any Refinancing Equivalent) in relation to a Debtor which is party to that Hedging Agreement;

(vi)	if each Senior Agent (that is a Relevant Agent) gives prior consent to that termination or close-out being made; and/or

(vii)	in the case of any Hedging Agreement relating to:

(A)	hedging with respect to the Initial Senior Facility, any Initial Senior Facility Loan or any part thereof, on or immediately following a refinancing (or repayment) and cancellation in full of the Initial Senior Facility Liabilities; or

(B)	hedging with respect to any Refinancing Senior Facility or any Term Outstandings with respect to any Refinancing Senior Facility or any part thereof, on or immediately following a refinancing (or repayment) and cancellation in full of the Refinancing Senior Facility Liabilities in respect of such Refinancing Senior Facility (provided that the Initial Senior Facilities Discharge Date shall have occurred).

(b)	If a Debtor has defaulted on any Payment due to a Hedge Counterparty under a Hedging Agreement (after allowing any applicable notice or grace periods) and such default has continued unwaived for more than 3 Business Days after notice of that default has been given to the Security Agent pursuant to paragraph (e) of Clause 24.3 (Notification of prescribed events), that Hedge Counterparty:

(i)	may, to the extent it is able to do so under that Hedging Agreement, terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)	until such time as the Security Agent has given notice to that Hedge Counterparty that any Transaction Security is being enforced (or that any formal steps are being taken to enforce any Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Debtor to recover any Hedging Liabilities due under that Hedging Agreement.

(c)	After the occurrence of an Insolvency Event in relation to any member of the Group or Debtor, each Hedge Counterparty shall be entitled to exercise any right it may otherwise have in respect of that member of the Group or Debtor to:

(i)	prematurely close-out or terminate any Hedging Liabilities owing by that member of the Group or Debtor;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Debtor in respect of any Hedging Liabilities;

(iii)	exercise any right of set-off or take or receive any Payment in respect of any Hedging Liabilities owing by that member of the Group or Debtor; or

(iv)	claim and prove in the liquidation of that member of the Group or Debtor for the Hedging Liabilities owing to such Hedge Counterparty.

5.10	Required Enforcement: Hedge Counterparties

(a)	Subject to paragraph (b)) below, a Hedge Counterparty shall promptly terminate or close-out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to its or their stated maturity, following:

(i)	the occurrence of any Acceleration Event and delivery to it of a notice from the Security Agent that that Acceleration Event has occurred; and

(ii)	delivery to it of a simultaneous or subsequent notice from the Security Agent (acting on the instructions of the Instructing Group) instructing such Hedge Counterparty to do so.

(b)	Paragraph (a) above shall not apply to the extent that that Acceleration Event occurred as a result of an arrangement made between any Debtor and any Senior Creditor with the purpose of bringing about that Acceleration Event.

(c)	If a Hedge Counterparty is entitled to terminate or close-out any hedging transaction under any Hedging Agreement pursuant to paragraph (b) of Clause 5.9 (Permitted Enforcement: Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given notice as referred to in that paragraph) but has not terminated or closed out each such hedging transaction under each Hedging Agreement to which it is a party, that Hedge Counterparty shall promptly terminate or close-out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of an Instructing Group).

5.11	Treatment of Payments due to Debtors on termination of hedging transactions

(a)	If, on termination of any hedging transaction under any Hedging Agreement occurring after a Distress Event, any settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the applicable Debtor under or in connection with such Hedging Agreement then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of Transaction Security and applied in accordance with the terms of this Agreement.

(b)	The payment of that amount by that Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge that Hedge Counterparty’s obligation to pay that amount to that Debtor.

5.12	Terms of Hedging Agreements

In respect of each Hedging Agreement, each Hedge Counterparty party to such Hedging Agreement and each Debtor party to such Hedging Agreement shall ensure that, at all times:

(a)	such Hedging Agreement documents only hedging arrangements entered into for the purpose of hedging the types of liabilities described in (in the case of an Initial Hedging Agreement) the definition of “Initial Hedging Agreement” or (in the case of any Refinancing Hedging Agreement relating to any Refinancing Senior Facility) the definition of “Refinancing Hedging Agreement” and (in each case) that no other hedging arrangements are carried out under or pursuant to such Hedging Agreement;

(b)	such Hedging Agreement is based either:

(i)	on an ISDA Master Agreement; or

(ii)	on another framework agreement which is similar in effect to an ISDA Master Agreement;

(c)	in the event of a termination of any hedging transaction entered into under or evidenced by such Hedging Agreement, whether as a result of:

(i)	a Termination Event or an Event of Default, each as defined in such Hedging Agreement (in the case of a Hedging Agreement which is based on an ISDA Master Agreement); or

(ii)	an event similar in meaning and effect to either of those described in paragraph (i) above (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement),

that Hedging Agreement will:

(A)	if it is based on a 1992 ISDA Master Agreement, provide for payments under the “Second Method” and will make no material amendment to section 6(e) (Payments on Early Termination) of such ISDA Master Agreement;

(B)	if it is based on a 2002 ISDA Master Agreement, make no material amendment to section 6(e) (Payments on Early Termination) of such ISDA Master Agreement; or

(C)	if it is not based on an ISDA Master Agreement, provide for any other method the effect of which is that the party to which that event is referable will be entitled to receive payment under the applicable termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour;

(d)	such Hedging Agreement will not provide for Automatic Early Termination (other than any Automatic Early Termination (in respect of any Hedge Counterparty party to such Hedging Agreement only, and not with respect to any Debtor or any member of the Group) to the extent that:

(i)	the provision of Automatic Early Termination in respect of such Hedge Counterparty is consistent with practice in the relevant derivatives market, taking into account the legal status and jurisdiction of incorporation of the parties to such Hedging Agreement; and

(ii)	that Automatic Early Termination is:

(A)	as provided for in section 6(a) (Right to Terminate following Event of Default) of the 1992 ISDA Master Agreement (if such Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)	as provided for in section 6(a) (Right to Terminate Following Event of Default) of the 2002 ISDA Master Agreement (if such Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	similar in effect to that described in paragraph (A) or (B) above (if such Hedging Agreement is not based on an ISDA Master Agreement));

(e)	such Hedging Agreement will provide that such Hedge Counterparty will be entitled to terminate each hedging transaction under or evidenced by such Hedging Agreement (whether by designation of an “Early Termination Date” thereunder or otherwise) if so required pursuant to Clause 5.10 (Required Enforcement: Hedge Counterparties); and

(f)	such Hedging Agreement will permit such Hedge Counterparty and each Debtor party thereto to take such action as may be necessary to comply with Clause 5.13 (Total Interest Rate Hedging and Total Exchange Rate Hedging).

5.13	Total Interest Rate Hedging and Total Exchange Rate Hedging

(a)	The Borrower shall procure that, at all times:

(i)	the Total Interest Rate Hedging in respect of any Senior Facility does not exceed the aggregate Floating Rate Term Outstandings in respect of that Senior Facility; and

(ii)	the Total Exchange Rate Hedging in respect of any Senior Facility does not exceed the aggregate Term Outstandings in respect of that Senior Facility.

(b)	Subject to paragraph (a) above, if:

(i)	the Total Interest Rate Hedging in respect of any Senior Facility is less than the aggregate Floating Rate Term Outstandings in respect of that Senior Facility, a Debtor may (but, subject to (A) the provisions of the Initial Senior Facility Finance Documents and (B) (in the case of any Refinancing Senior Facility) the provisions of the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility, shall be under no obligation to) enter into additional hedging arrangements to increase the Total Interest Rate Hedging in respect of that Senior Facility to an amount not exceeding the Floating Rate Term Outstandings in respect of that Senior Facility; or

(ii)	the Total Exchange Rate Hedging in respect of any Senior Facility is less than the aggregate Term Outstandings in respect of that Senior Facility, a Debtor may (but, subject to (A) the provisions of the Initial Senior Facility Finance Documents and (B) (in the case of any Refinancing Senior Facility) the provisions of the Refinancing Senior Facility Finance Documents relating to such Refinancing Senior Facility, shall be under no obligation to) enter into additional hedging arrangements to increase the Total Exchange Rate Hedging in respect of that Senior Facility to an amount not exceeding the Term Outstandings in respect of that Senior Facility.

(c)	If any reduction in the Term Outstandings of any Senior Facility results in:

(i)	an Interest Rate Hedge Excess then, within 5 Business Days of that reduction becoming effective in accordance with the terms of the applicable Senior Facility Finance Documents, each of the Debtor(s) party to any Hedging Agreement (relating to any interest rate hedging transaction) shall, and the Borrower shall procure that each such Debtor shall, reduce the Interest Rate Hedging (relating to such Senior Facility) in respect of each Hedge Counterparty by that Hedge Counterparty’s Interest Rate Hedging Proportion (in respect of such Senior Facility and immediately prior to such reduction) of that Interest Rate Hedge Excess by terminating or closing out interest rate hedging transaction(s) under the Hedging Agreements relating to that Senior Facility in full or in part, as may be necessary; or

(ii)	an Exchange Rate Hedge Excess then, within 5 Business Days of that reduction becoming effective in accordance with the terms of the applicable Senior Facility Finance Documents, each of the Debtor(s) party to any Hedging Agreement (relating to any exchange rate hedging transaction) shall, and the Borrower shall procure that each such Debtor shall, reduce the Exchange Rate Hedging (relating to such Senior Facility) in respect of each Hedge Counterparty by that Hedge Counterparty’s Exchange Rate Hedging Proportion (in respect of such Senior Facility and immediately prior to such reduction) of that Exchange Rate Hedge Excess by terminating or closing out exchange rate hedging transaction(s) under the Hedging Agreements relating to that Senior Facility in full or in part, as may be necessary.

(d)	Each such applicable Debtor shall, and the Borrower shall procure that each such applicable Debtor will, pay to that Hedge Counterparty (in accordance with the applicable Hedging Agreement to which such Debtor and such Hedge Counterparty are party) an amount equal to the sum of all payments (if any) that become due from such Debtor to such Hedge Counterparty under such Hedging Agreement as a result of any action (or termination or close-out of any hedging transaction in full or in part) described in paragraph (c) above.

(e)	Each Hedge Counterparty shall co-operate in any process described in paragraph (c) above and shall (subject to Clause 5.11 (Treatment of Payments due to Debtors on termination of hedging transactions)) pay (in accordance with the Hedging Agreement(s) to which it is a party) any amount that becomes due from it under such Hedging Agreement(s) to a Debtor as a result of any action described in paragraph (c) above.

SECTION 3

OTHER CREDITORS

6.	INTRA-GROUP LENDERS AND INTRA-GROUP LIABILITIES

6.1	Restriction on Payment: Intra-Group Liabilities

Prior to the Senior Discharge Date, none of the Debtors shall, and each Debtor shall procure that no other member of the Group will, make any Payment of any of the Intra-Group Liabilities at any time unless:

(a)	that Payment is permitted under Clause 6.2 (Permitted Payments: Intra-Group Liabilities); or

(b)	(without prejudice to Clause 11 (Turnover of Receipts)) the taking or receipt of that Payment is permitted under paragraph (c) of Clause 6.7 (Permitted Enforcement: Intra-Group Lenders).

6.2	Permitted Payments: Intra-Group Liabilities

(a)	Subject to paragraph (b) below, each of the Debtors and members of the Group may make Payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) owing by it from time to time when due to the extent that such Payments are not prohibited under any of the Senior Finance Documents and are Payments by:

(i)	the Borrower or a Guarantor in favour of another Guarantor or the Borrower; or

(ii)	a member of the Group (that is not the Borrower or a Guarantor) in favour of another member of the Group (that is not the Borrower or a Guarantor), provided that to the extent that such Payment is made by a member of the Group (“Intra-Group Payer”) to another member of the Group (“Intra-Group Payee”) where the aggregate equity interest (direct or indirect) of the Borrower in such Intra-Group Payee (expressed as a percentage of the aggregate equity interest in such Intra-Group Payee) is less than the aggregate equity interest (direct or indirect) of the Borrower in such Intra-Group Payer (expressed as a percentage of the aggregate equity interest in such Intra-Group Payer), such Payment is terms that are no less favourable to such Intra-Group Payer than arms’ length terms.

(b)	No Payment in respect of any of the Intra-Group Liabilities may be made pursuant to paragraph (a) above if, at the time of such Payment, an Acceleration Event has occurred unless:

(i)	the consent of each of the Relevant Agents shall have been obtained in respect of such Payment; or

(ii)	that Payment is made to facilitate and all of the proceeds of that Payment are applied towards Payments of the Senior Liabilities (that are Permitted Payments).

6.3	Payment obligations continue

No Debtor shall be released from any liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 6.1 (Restriction on Payment: Intra-Group Liabilities) and/or 6.2 (Permitted Payments: Intra-Group Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

6.4	Acquisition of Intra-Group Liabilities

(a)	Subject to paragraph (b) below, each Debtor (that is a member of the Group) may, and may permit any other member of the Group to:

(i)	enter into any Liabilities Acquisition; or

(ii)	be, beneficially own or be interested in all or any part of the Equity Interests in (directly or indirectly), any company or person that is party to a Liabilities Acquisition,

in respect of any Intra-Group Liabilities at any time.

(b)	Subject to paragraph (c) below, no action described in paragraph (a) above may take place in respect of any Intra-Group Liabilities if:

(i)	that action would result in a breach of any Senior Finance Document; or

(ii)	at the time of that action, an Acceleration Event has occurred or (as a result of that action) any Default would occur.

(c)	The restrictions in paragraph (b) above shall not apply to any action described in paragraph (a) if:

(i)	the consent of each of the Relevant Agents shall have been obtained in respect of that action; or

(ii)	that action is taken to facilitate and all of the proceeds of that Payment are applied towards Payments of the Senior Liabilities (that are Permitted Payments).

6.5	Security: Intra-Group Lenders

Prior to the Senior Discharge Date, none of the Intra-Group Lenders may take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Intra-Group Liabilities, unless the prior written consent of each of the Relevant Agents shall have been obtained.

6.6	Restriction on enforcement: Intra-Group Lenders

Subject to Clause 6.7 (Permitted Enforcement: Intra-Group Lenders), none of:

(a)	the Intra-Group Lenders shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities at any time prior to the Senior Discharge Date; or

(b)	the Intra-Group Lenders or the Debtors shall take any Enforcement Action falling within paragraph (e) of the definition of “Enforcement Action” (whether in respect of any of the Intra-Group Liabilities or otherwise) at any time prior to the Senior Discharge Date.

6.7	Permitted Enforcement: Intra-Group Lenders

After the occurrence of an Insolvency Event in relation to any member of the Group or Debtor and without prejudice to Clause 11 (Turnover of Receipts), each Intra-Group Lender may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with Clause 10.4 (Filing of claims)), exercise any right it may otherwise have against that member of the Group or Debtor to:

(a)	accelerate any of the Intra-Group Liabilities owing by that member of the Group or Debtor or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Debtor in respect of any Intra-Group Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Intra-Group Liabilities owing by that member of the Group or Debtor; or

(d)	claim and prove in the liquidation of that member of the Group or Debtor for the Intra-Group Liabilities owing to such Intra-Group Lender.

6.8	Relevant Intra-Group Lenders and Relevant Intra-Group Borrowers

(a)	Where a Relevant Intra-Group Lender is not party to this Agreement as an Intra-Group Lender pursuant to the provisions of paragraph (a) of Clause 21.9 (New Intra-Group Lender and Subordinated Creditor), the Borrower shall procure that such Relevant Intra-Group Lender shall comply with the provisions of this Agreement as if such Relevant Intra-Group Lender were party hereto as an “Intra-Group Lender”, and that all of the provisions of this Agreement with respect to Intra-Group Liabilities shall be complied with (as if Intra-Group Liabilities included Liabilities (construed as if such Relevant Intra-Group Lender were party to this Agreement as an Intra-Group Lender) owed by any member of the Group to such Relevant Intra-Group Lender).

(b)	Where a Relevant Intra-Group Borrower is not party to this Agreement as a Debtor pursuant to the provisions of paragraph (a) of Clause 21.11 (New Debtor), the Borrower procure ensure that such Relevant Intra-Group Borrower shall apply with the provisions of this Agreement as if it were party hereto as a “Debtor”, and that all of the provisions of this Agreement with respect to Intra-Group Liabilities shall be complied with (as if Intra-Group Liabilities included Liabilities (construed as if such Relevant Intra-Group Borrower were party to this Agreement as a Debtor) owed by such Relevant Intra-Group Borrower).

(c)	For the avoidance of doubt, (i) any reference in this Agreement to a Relevant Intra-Group Lender shall include a reference to a Relevant Intra-Group Transferee and (ii) neither any Relevant Intra-Group Lender nor any Relevant Intra-Group Borrower that is not party to this Agreement shall have any rights under this Agreement.

6.9	Representations: Intra-Group Lenders

Each Intra-Group Lender which is not a Debtor represents and warrants to each of the Senior Creditors and the Security Agent that:

(a)	it is a corporation, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(b)	subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; and

(c)	the entry into and performance by it of this Agreement does not:

(i)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(ii)	constitute (A) any default in any material respect under any agreement or instrument binding on it or any of its assets or (B) (in the case of any material agreement or instrument binding on it or any of its assets) any termination event (however described) under any such agreement or instrument.

7.	HOLDCO AND HOLDCO LIABILITIES

7.1	Restriction on Payment: Holdco Liabilities

Prior to the Senior Discharge Date, neither Parentco nor any other Debtor shall, and Holdco shall procure that no other member of the Group will, make any Payment of the Holdco Liabilities at any time unless:

(a)	that Payment is permitted under Clause 7.2 (Permitted Payments: Holdco Liabilities); or

(b)	(without prejudice to Clause 11 (Turnover of Receipts)) the taking or receipt of that Payment is permitted under Clause 7.8 (Permitted Enforcement: Holdco).

7.2	Permitted Payments: Holdco Liabilities

Parentco may make any Payment in respect of any of the Holdco Liabilities then due if:

(a)	that Payment is expressly permitted by the Initial Senior Facility Finance Documents and the Refinancing Senior Facility Finance Documents (relating to each Refinancing Senior Facility) and no Event of Default is continuing or would result from that Payment; or

(b)	each of the Relevant Agents consents to that Payment being made.

7.3	Payment obligations continue

Neither Parentco nor any other Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 7.1 (Restriction on Payment: Holdco Liabilities) and/or 7.2 (Permitted Payments: Holdco Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

7.4	No acquisition of Holdco Liabilities

Prior to the Senior Discharge Date, none of Parentco or the Debtors shall, and each Debtor shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	be, or beneficially own or be interested in (directly or indirectly) all or any part of the Equity Interests in, any company or person that is party to a Liabilities Acquisition,

in respect of any of the Holdco Liabilities, unless the prior written consent of each Relevant Agent shall have been obtained.

7.5	Amendments and Waivers: Holdco Liabilities

Prior to the Senior Discharge Date, Holdco may not amend or waive the terms of, or the terms of any agreement governing or evidencing the terms of, any of the Holdco Liabilities in any manner that is inconsistent with the terms of this Agreement or any Senior Finance Document or otherwise in a manner that is materially adverse to the interests of the Senior Creditors, unless the prior written consent of each Relevant Agent shall have been obtained.

7.6	Security: Holdco Liabilities

Prior to the Senior Discharge Date, Holdco may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Holdco Liabilities, unless the prior written consent of each of the Relevant Agents shall have been obtained.

7.7	Restriction on Enforcement: Holdco

Subject to Clause 7.8 (Permitted Enforcement: Holdco), Holdco shall not:

(a)	be entitled to take any Enforcement Action in respect of any of the Holdco Liabilities at any time prior to the Senior Discharge Date; or

(b)	take any Enforcement Action falling within paragraph (e) of the definition of “Enforcement Action” (whether in respect of any of the Holdco Liabilities or otherwise) at any time prior to the Senior Discharge Date.

7.8	Permitted Enforcement: Holdco

After the occurrence of an Insolvency Event in relation to Parentco, any member of the Group or any Debtor and without prejudice to Clause 11 (Turnover of Receipts), Holdco may, if so directed by the Security Agent or if the prior consent of the Security Agent shall have been obtained, exercise any right it may otherwise have against Parentco, that member of the Group or that Debtor to:

(a)	accelerate any of the Holdco Liabilities owing by Parentco, that member of the Group or that Debtor or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by Parentco, that member of the Group or that Debtor in respect of any Holdco Liabilities;

(c)	exercise any right of set off or take or receive any Payment in respect of any Holdco Liabilities owing by Parentco, that member of the Group or Debtor; or

(d)	claim and prove in the liquidation of Parentco, that member of the Group or that Debtor for the Holdco Liabilities owing to Holdco.

8.	PARENTCO AND PARENTCO LIABILITIES

8.1	Restriction on Payment: Parentco Liabilities

Prior to the Senior Discharge Date, neither the Borrower nor any other Debtor shall, and the Borrower shall procure that no other member of the Group will, make any Payment of the Parentco Liabilities at any time unless:

(a)	that Payment is permitted under Clause 8.2 (Permitted Payments: Parentco Liabilities); or

(b)	(without prejudice to Clause 11 (Turnover of Receipts)) the taking or receipt of that Payment is permitted under Clause 8.8 (Permitted Enforcement: Parentco).

8.2	Permitted Payments: Parentco Liabilities

The Borrower may make any Payment in respect of any of the Parentco Liabilities then due if:

(a)	that Payment is expressly permitted by the Initial Senior Facility Finance Documents and the Refinancing Senior Facility Finance Documents (relating to each Refinancing Senior Facility) and no Event of Default is continuing or would result from that Payment; or

(b)	each of the Relevant Agents consents to that Payment being made.

8.3	Payment obligations continue

Neither the Borrower nor any other Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 8.1 (Restriction on Payment: Parentco Liabilities) and/or 8.2 (Permitted Payments: Parentco Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

8.4	No acquisition of Parentco Liabilities

Prior to the Senior Discharge Date, none of the Debtors shall, and each Debtor shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	be, or beneficially own or be interested in (directly or indirectly) all or any part of the Equity Interests in, any company or person that is party to a Liabilities Acquisition,

in respect of any of the Parentco Liabilities, unless the prior written consent of each Relevant Agent shall have been obtained.

8.5	Amendments and Waivers: Parentco Liabilities

Prior to the Senior Discharge Date, Parentco may not amend or waive the terms of, or the terms of any agreement governing or evidencing the terms of, any of the Parentco Liabilities in any manner that is inconsistent with the terms of this Agreement or any Senior Finance Document or otherwise in a manner that is materially adverse to the interests of the Senior Creditors, unless the prior written consent of each Relevant Agent shall have been obtained.

8.6	Security: Parentco Liabilities

Prior to the Senior Discharge Date, Parentco may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Parentco Liabilities unless the prior written consent of each of the Relevant Agents shall have been obtained.

8.7	Restriction on Enforcement: Parentco

Subject to Clause 8.8 (Permitted Enforcement: Parentco), Parentco shall not:

(a)	be entitled to take any Enforcement Action in respect of any of the Parentco Liabilities at any time prior to the Senior Discharge Date; or

(b)	take any Enforcement Action falling within paragraph (e) of the definition of “Enforcement Action” (whether in respect of any of the Parentco Liabilities or otherwise) at any time prior to the Senior Discharge Date.

8.8	Permitted Enforcement: Parentco

After the occurrence of an Insolvency Event in relation to any member of the Group or any Debtor and without prejudice to Clause 11 (Turnover of Receipts), Parentco may, if so directed by the Security Agent or if the prior consent of the Security Agent shall have been obtained, exercise any right it may otherwise have against that member of the Group or Debtor to:

(a)	accelerate any of the Parentco Liabilities owing by that member of the Group or Debtor or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Debtor in respect of any Parentco Liabilities;

(c)	exercise any right of set off or take or receive any Payment in respect of any Parentco Liabilities owing by that member of the Group or Debtor; or

(d)	claim and prove in the liquidation of that member of the Group or Debtor for the Parentco Liabilities owing to Parentco.

9.	SUBORDINATED LIABILITIES

9.1	Restriction on Payment: Subordinated Liabilities

Prior to the Senior Discharge Date, neither Holdco nor any other Debtor shall, and the Borrower shall procure that no other member of the Group will, make any Payment of the Subordinated Liabilities at any time unless:

(a)	that Payment is permitted under Clause 9.2 (Permitted Payments: Subordinated Liabilities); or

(b)	(without prejudice to Clause 11 (Turnover of Receipts)) the taking or receipt of that Payment is permitted under Clause 9.8 (Permitted Enforcement: Subordinated Creditors).

9.2	Permitted Payments: Subordinated Liabilities

Holdco may make any Payment in respect of any of the Subordinated Liabilities then due if:

(a)	that Payment is expressly permitted by the Initial Senior Facility Finance Documents and the Refinancing Senior Facility Finance Documents (relating to each Refinancing Senior Facility) and no Event of Default is continuing or would result from that Payment; or

(b)	each of the Relevant Agents consents to that Payment being made.

9.3	Payment obligations continue

Neither Holdco nor any other Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 9.1 (Restriction on Payment: Subordinated Liabilities) and/or 9.2 (Permitted Payments: Subordinated Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

9.4	No acquisition of Subordinated Liabilities

Prior to the Senior Discharge Date, none of Holdco, Parentco or the Debtors shall, and each Debtor shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition; or

(b)	be, or beneficially own or be interested in (directly or indirectly) all or any part of the Equity Interests in, any company or person that is party to a Liabilities Acquisition,

in respect of any of the Subordinated Liabilities, unless the prior written consent of each Relevant Agent shall have been obtained.

9.5	Amendments and Waivers: Subordinated Creditors

Prior to the Senior Discharge Date, none of the Subordinated Creditors may amend, waive or agree the terms of any of the Subordinated Liabilities or the terms of any of the documents or instruments pursuant to which any of the Subordinated Liabilities are constituted or governing or evidencing the terms of any of the Subordinated Liabilities in any manner that is inconsistent with the terms of this Agreement or any Senior Finance Document or otherwise in a manner that is materially adverse to the interests of the Senior Creditors, unless the prior written consent of each Relevant Agent shall have been obtained.

9.6	Security: Subordinated Creditors

Prior to the Senior Discharge Date, none of the Subordinated Creditors may take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Subordinated Liabilities unless the prior written consent of each of the Relevant Agents shall have been obtained.

9.7	Restriction on Enforcement: Subordinated Creditors

Subject to Clause 9.8 (Permitted Enforcement: Subordinated Creditors), no Subordinated Creditor shall:

(a)	be entitled to take any Enforcement Action in respect of any of the Subordinated Liabilities at any time prior to the Senior Discharge Date; and

(b)	take any Enforcement Action falling within paragraph (e) of the definition of “Enforcement Action” (whether in respect of any of the Subordinated Liabilities or otherwise) at any time prior to the Senior Discharge Date.

9.8	Permitted Enforcement: Subordinated Creditors

After the occurrence of an Insolvency Event in relation to any member of the Group or Debtor and without prejudice to Clause 11 (Turnover of Receipts), each Subordinated Creditor may, if so directed by the Security Agent or if the prior consent of the Security Agent shall have been obtained, exercise any right it may otherwise have in respect of that member of the Group or Debtor to:

(a)	accelerate any of the Subordinated Liabilities owing by that member of the Group or Debtor or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group or Debtor in respect of any Subordinated Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Subordinated Liabilities owing by that member of the Group or Debtor; or

(d)	claim and prove in the liquidation of that member of the Group or Debtor for the Subordinated Liabilities owing to it.

9.9	Representations: Subordinated Creditors

Each Subordinated Creditor represents and warrants to each of the Senior Creditors and the Security Agent that:

(a)	it is a corporation, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(b)	subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; and

(c)	the entry into and performance by it of this Agreement does not:

(i)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(ii)	constitute (A) any default in any material respect under any agreement or instrument binding on it or any of its assets or (B) (in the case of any material agreement or instrument binding on it or any of its assets) any termination event (however described) under any such agreement or instrument.

SECTION 4

INSOLVENCY, TURNOVER AND ENFORCEMENT

10.	EFFECT OF INSOLVENCY EVENT

10.1	Distributions

(a)	After the occurrence of an Insolvency Event in relation to any member of the Group or Debtor, any Party entitled to receive a distribution out of the assets of that member of the Group or Debtor in respect of Liabilities or Secured Obligations owed to that Party shall, to the extent it is able to do so, without breaching any relevant law or regulation, direct the person responsible for the distribution of the assets of that member of the Group or Debtor to make that distribution to the Security Agent (or to such other person as the Security Agent may direct) until all of the Secured Obligations have been paid in full and no Secured Party is under any actual or contingent obligation to make available any financial accommodation under any Debt Document and no hedging transaction is outstanding under any Hedging Agreement.

(b)	The Security Agent shall apply distributions made to it pursuant to paragraph (a) above in accordance with Clause 19 (Application of Proceeds).

10.2	Set-Off

(a)	Subject to paragraph (b) below, to the extent that any Liabilities or Secured Obligations owing by any member of the Group or Debtor are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to that member of the Group or Debtor, any Creditor which benefited from that set-off shall pay an amount equal to the amount of the Liabilities or Secured Obligations owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 19 (Application of Proceeds).

(b)	Paragraph (a) above shall not apply to:

(i)	any Close-Out Netting by a Hedge Counterparty;

(ii)	any Payment Netting by a Hedge Counterparty; and

(iii)	any Inter-Hedging Agreement Netting by a Hedge Counterparty.

10.3	Non-cash distributions

If the Security Agent or any other Secured Party receives a distribution in the form of Non-Cash Consideration in respect of any of the Liabilities or Secured Obligations (other than any distribution of Non-Cash Recoveries in accordance with paragraph (a) of Clause 16.1 (Security Agent and Non-Cash Recoveries) and Clause 19 (Application of Proceeds)), none of the Liabilities or Secured Obligations will be reduced by that distribution until and except to the extent that the proceeds of realisation of such distribution are actually applied towards discharge of such Liabilities or Secured Obligations.

10.4	Filing of claims

After the occurrence of an Insolvency Event in relation to any member of the Group or Debtor, each of the Creditors irrevocably authorises the Security Agent, on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that member of the Group or Debtor;

(b)	demand, sue, prove and give receipt for any or all of the Liabilities or Secured Obligations owing by that member of the Group or Debtor;

(c)	collect and receive all distributions on, or on account of, any or all of the Liabilities or Secured Obligations owing by that member of the Group or Debtor; and

(d)	file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover the Liabilities or Secured Obligations owing by that member of the Group or Debtor.

10.5	Further assurance – Insolvency Event

Each of the Creditors will:

(a)	do all things that the Security Agent requests in order to give effect to this Clause 10; and

(b)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 10 or if the Security Agent requests that a Creditor take that action, undertake that action itself in accordance with the instructions of the Security Agent or grant a power of attorney to the Security Agent (on such terms as the Security Agent may reasonably require) to enable the Security Agent to take such action.

10.6	Security Agent instructions

For the purposes of Clause 10.1 (Distributions), Clause 10.4 (Filing of claims) and Clause 10.5 (Further assurance – Insolvency Event) the Security Agent shall act:

(a)	on the instructions of the Instructing Group; or

(b)	in the absence of any such instructions, as the Security Agent sees fit.

11.	TURNOVER OF RECEIPTS

11.1	Turnover by the Creditors

Subject to Clause 11.2 (Exclusions) and Clause 11.3 (Permitted assurance and receipts), if at any time prior to the Senior Discharge Date, any Creditor receives or recovers:

(a)	any Payment or distribution of, or on account of or in relation to, any of the Liabilities or Secured Obligations which is neither:

(i)	a Permitted Payment; nor

(ii)	made in accordance with Clause 19 (Application of Proceeds);

(b)	other than where paragraph (a) of Clause 10.2 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities or Secured Obligations owed to it which does not give effect to a Permitted Payment;

(c)	notwithstanding paragraphs (a) and (b) above, and other than where paragraph (a) of Clause 10.2 (Set-Off) applies, any amount:

(i)	on account of, or in relation to, any of the Liabilities or Secured Obligations:

(A)	after the occurrence of a Distress Event or an Acceleration Event; or

(B)	as a result of any other litigation or proceedings against a member of the Group or a Debtor (other than after the occurrence of an Insolvency Event in respect of that member of the Group or Debtor); or

(ii)	by way of set-off in respect of any of the Liabilities or Secured Obligations owed to it after the occurrence of a Distress Event,

other than, in each case, any amount received or recovered in accordance with Clause 19 (Application of Proceeds);

(d)	the proceeds of any enforcement of any Transaction Security or rights in respect of any Transaction Security Document, except (in each case) in accordance with Clause 19 (Application of Proceeds); or

(e)	other than where paragraph (a) of Clause 10.2 (Set-Off) applies, any distribution or Payment of, or on account of or in relation to, any of the Liabilities or Secured Obligations owed by any member of the Group or Debtor which is not in accordance with Clause 19 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that member of the Group or Debtor, that Creditor will:

(i)	in relation to any receipt or recovery not received or recovered by way of set-off:

(A)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount of that receipt or recovery) on trust for the Security Agent and promptly pay, deliver or distribute that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay, deliver or distribute an amount equal to the amount (if any) by which that receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)	in relation to any receipt or recovery received or recovered by way of set-off, promptly pay an amount equal to that receipt or recovery to the Security Agent for application in accordance with the terms of this Agreement.

11.2	Exclusions

Clause 11.1 (Turnover by the Creditors) shall not apply to any receipt or recovery by way of:

(a)	Close-Out Netting by a Hedge Counterparty;

(b)	Payment Netting by a Hedge Counterparty; or

(c)	Inter-Hedging Agreement Netting by a Hedge Counterparty.

11.3	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Senior Creditor to:

(a)	arrange with any person which is not a member of the Group or Debtor any assurance against loss in respect of, or reduction of its credit exposure to, any Liabilities owing by a Debtor (including assurance by way of credit based derivative or sub-participation); or

(b)	make any assignment or transfer of any of the Liabilities permitted by Clause 21 (Changes to the Parties),

which:

(i)	is permitted by:

(A)	(in the case where such action relates to any Initial Senior Facility Liabilities) the Initial Senior Facilities Agreement; or

(B)	(in the case where such action relates to any of the Liabilities owing to any Senior Creditor in respect of any Refinancing Senior Facility) the Senior Finance Documents relating to such Refinancing Senior Facility and is not prohibited by the Initial Senior Facilities Agreement; and

(ii)	is not in breach of any of:

(A)	Clause 5.5 (No acquisition of Hedging Liabilities); or

(B)	Clause 9.4 (No acquisition of Subordinated Liabilities),

and that Senior Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action and Clause 11.1 (Turnover by the Creditors) shall not apply to any such sum so received by it.

11.4	Amounts received by Debtors

If any of the Debtors receives or recovers any amount which, under the terms of any of the Debt Documents, should have been paid to the Security Agent, that Debtor will:

(a)	hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount of that receipt or recovery) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(b)	promptly pay an amount equal to the amount (if any) by which that receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement.

11.5	Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 11 (Turnover of Receipts) in respect of any receipt or recovery by any Creditor or Debtor should fail or be unenforceable, such Creditor or Debtor will promptly pay, deliver or distribute an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

11.6	Turnover of Non-Cash Consideration

For the purposes of this Clause 11, if any Creditor receives or recovers any amount or distribution in the form of Non-Cash Consideration which is subject to Clause 11.1 (Turnover by the Creditors), the cash value of that Non-Cash Consideration shall be determined in accordance with Clause 16.2 (Cash value of Non-Cash Recoveries).

12.	REDISTRIBUTION

12.1	Recovering Creditor’s rights

(a)	Any amount paid, delivered or distributed by a Creditor (a “Recovering Creditor”) to the Security Agent under Clause 10 (Effect of Insolvency Event) or Clause 11 (Turnover of Receipts) on account of any receipt or recovery in respect of any Debtor shall be treated as having been paid, delivered or distributed by such Debtor and distributed to the Security Agent and the Senior Creditors (each a “Sharing Creditor”) in accordance with the terms of this Agreement.

(b)	On a distribution by the Security Agent under paragraph (a) above of any amount paid, delivered or distributed to the Security Agent by a Recovering Creditor (the “Shared Amount”) on account of any Payment or distribution received or recovered by such Recovering Creditor from or in respect of a Debtor, as between such Debtor and such Recovering Creditor, an amount equal to such Shared Amount will be treated as not having been paid or distributed by that Debtor.

12.2	Reversal of redistribution

(a)	To the extent that any Payment or distribution received or recovered by a Recovering Creditor (giving rise to any Shared Amount) becomes repayable or returnable to a Debtor and is repaid or returned by that Recovering Creditor to that Debtor, then:

(i)	each Sharing Creditor shall, upon request of the Security Agent, pay, deliver or distribute to the Security Agent for the account of that Recovering Creditor an amount equal to its share of such Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its share (being a proportion that is equal to its share of such Shared Amount) of any interest on such Payment or distribution which that Recovering Creditor is required to pay) (the “Redistributed Amount” in respect of such Sharing Creditor); and

(ii)	as between such Debtor and each Sharing Creditor, an amount equal to the Redistributed Amount (in respect of such Sharing Creditor) will be treated as not having been paid or distributed by that Debtor.

(b)	The Security Agent shall not be obliged to pay or distribute any Redistributed Amount (in respect of a Sharing Creditor) to a Recovering Creditor under paragraph (a)(i) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from that Sharing Creditor.

12.3	Deferral of Subrogation

(a)	No Creditor (other than a Subordinated Creditor) or Debtor will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor (other than a Subordinated Creditor) which (or any Liability or Secured Obligations owing to whom) ranks ahead of it in accordance with the priorities set out in Clause 2 (Ranking and Priority) until such time as all of the Liabilities and Secured Obligations owing to each such prior ranking Creditor (or, in the case of any Debtor, owing to each of the Creditors (other than a Subordinated Creditor)) have been irrevocably paid in full and no Creditor is under any actual or contingent obligation to make available any financial accommodation under any Debt Document and no hedging transaction is outstanding under any Hedging Agreement.

(b)	No Subordinated Creditor will exercise any rights which it may have to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor until such time as all of the Liabilities and Secured Obligations owing to each of the Creditors (other than a Subordinated Creditor) have been irrevocably paid in full and no Creditor (other than a Subordinated Creditor) is under any actual or contingent obligation to make available any financial accommodation under any Debt Document.

13.	ENFORCEMENT OF TRANSACTION SECURITY

13.1	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing any Transaction Security or rights under any Security Document unless instructed otherwise by:

(i)	(in the case of any Transaction Security or Security Document (other than DSRA Transaction Security, Facility B Transaction Security or any Security Document to the extent relating to any DSRA Transaction Security or Facility B Transaction Security)) the Instructing Group;

(ii)	(in the case of any DSRA Transaction Security or any Security Document to the extent relating to any DSRA Transaction Security) the Initial Majority Senior Facility A Creditors at any time prior to the Initial Senior Facility A Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility A Discharge Date; or

(iii)	(in the case of any Facility B Transaction Security or any Security Document to the extent relating to any Facility B Transaction Security) the Initial Majority Senior Facility B Creditors at any time prior to the Initial Senior Facility B Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility B Discharge Date,

(the “Security Instructing Group” in respect of such Transaction Security or such Security Document, as the case may be).

(b)	Subject to any Transaction Security or any Security Document having become enforceable in accordance with its terms, the Security Instructing Group (in respect of such Transaction Security or such Security Document) may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing such Transaction Security or such Security Document as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 13.1.

13.2	Manner of enforcement

If any Transaction Security or Security Document is being enforced pursuant to Clause 13.1 (Enforcement Instructions), the Security Agent shall enforce such Transaction Security or such Security Document in such manner (including the selection of any administrator (or any analogous officer in any jurisdiction) of any Debtor to be appointed by the Security Agent) as the Security Instructing Group (in respect of such Transaction Security or such Security Document) shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

13.3	Exercise of voting rights

(a)	Each of the Creditors (other than each Senior Agent and each Senior Arranger) agrees with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any member of the Group or Debtor as instructed by the Security Agent.

(b)	The Security Agent shall give instructions for the purposes of paragraph (a) above in accordance with any instructions given to it by the Instructing Group.

13.4	Waiver of rights

To the extent permitted under applicable law and subject to Clause 13.1 (Enforcement Instructions), Clause 13.2 (Manner of enforcement), Clause 15.4 (Fair value) and Clause 19 (Application of Proceeds), each of the Secured Parties and the Debtors waives all rights it may otherwise have to require that any Transaction Security or any Security Document be enforced in any particular order or manner or at any particular time or that any amount or distribution received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or any Security Document or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

13.5	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under any of the Transaction Security Documents or the Security Documents (relating to any Transaction Security) except through the Security Agent.

SECTION 5

NON-DISTRESSED DISPOSALS, DISTRESSED DISPOSALS AND CLAIMS

14.	NON-DISTRESSED DISPOSALS

14.1	Definitions

In this Clause 14:

(a)	“Disposal Proceeds” means the proceeds of a Non-Distressed Disposal.

(b)	“Non-Distressed Disposal” means a disposal (excluding, for the avoidance of doubt, any lease or licence) of:

(i)	an asset of a member of the Group or a Debtor; or

(ii)	an asset which is subject to the Transaction Security,

to a person or persons that (1) are not members of the Group or (2) are members of the Group but are not Debtors where:

(A)	(prior to the Initial Senior Facilities Discharge Date) the Initial Senior Agent notifies the Security Agent that disposal is permitted under the Initial Senior Facility Finance Documents;

(B)	each Refinancing Senior Agent (that is a Relevant Agent) relating to any Refinancing Senior Facility notifies the Security Agent that disposal is permitted under the Refinancing Senior Facility Finance Documents (relating to such Refinancing Senior Facility); and

(C)	that disposal is not a Distressed Disposal.

14.2	Facilitation of Non-Distressed Disposals

If an asset is being disposed of pursuant to a Non-Distressed Disposal:

(a)	the Security Agent is irrevocably authorised (at the cost of the applicable member of the Group or Debtor (that is the owner of or the grantor of Transaction Security over that asset) or the Borrower and without any consent, sanction, authority or further confirmation from any Creditor, other Secured Party or Debtor) but subject to paragraph (b) below:

(i)	to release the Transaction Security and/or any other claim (relating to a Debt Document) over that asset;

(ii)	where that asset consists of all of the shares in the capital of or all of the equity interests (held or owned by a Debtor or a member of the Group) in a Debtor or a member of the Group, to release the Transaction Security and/or any other claim (relating to a Debt Document and including any guarantees or indemnities given in respect of any Debt Document) over that Debtor’s or that member of the Group’s Property;

(iii)	to execute and deliver or enter into any release of the Transaction Security over that asset and/or any claim described in paragraphs (i) and/or (ii) above and issue any certificates of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable in connection with that Non-Distressed Disposal.

(b)	Each release of Transaction Security or claim described in paragraph (a) above in respect of any Non-Distressed Disposal shall become effective only on the consummation of such Non-Distressed Disposal.

14.3	Disposal Proceeds

If any Disposal Proceeds (in respect of a Non-Distressed Disposal) are required to be applied in mandatory prepayment of any of the Senior Liabilities then, subject to Clause 17.4 (Adjustment of Senior Mandatory Prepayments), such Disposal Proceeds shall be applied in or towards Payment of such Senior Liabilities in the following order:

(a)	firstly, towards Payment of the Initial Senior Facility Liabilities in accordance with the terms of the Initial Senior Facility Finance Documents; and

(b)	secondly, towards Payment of Refinancing Senior Facility Liabilities (with respect to any and all of the Refinancing Senior Facilities) in accordance with the terms of the Refinancing Senior Facility Finance Documents relating to the Refinancing Senior Facilities (on a pari passu basis among such Refinancing Senior Facility Liabilities), and the consent of any other Party shall not be required for that application.

15.	DISTRESSED DISPOSALS AND APPROPRIATION

15.1	Facilitation of Distressed Disposals and Appropriation

If a Distressed Disposal or an Appropriation of an asset is being effected and (in the case of a Distressed Disposal falling within paragraph (c) of the definition of “Distressed Disposal”) the prior consent of the Instructing Group shall have been obtained in respect of such Distressed Disposal, the Security Agent is irrevocably authorised (at the cost of the applicable Debtor (that is the owner of or the grantor of Transaction Security over that asset) or the Borrower and without any consent, sanction, authority or further confirmation from any Creditor, other Secured Party or Debtor):

(a)	release of Transaction Security/non-crystallisation certificates: to release the Transaction Security and/or any other claim over that asset (that is subject to such Distressed Disposal or Appropriation) and execute and deliver or enter into any release of that Transaction Security and/or claim and issue any letters of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable in connection with such Distressed Disposal;

(b)	release of liabilities and Transaction Security on a share sale/Appropriation (Debtor): if the asset (that is subject to such Distressed Disposal or Appropriation) consists of all of the shares in the capital of or all of the equity interests in a Debtor (that are held or owned by any or all of the Debtors and/or members of the Group), to release:

(i)	that Debtor and any Subsidiary of that Debtor from all or any part of:

(A)	its Borrowing Liabilities, any Liabilities owing by it to any Senior Agent and/or Senior Arranger and any other Secured Obligations owing by it;

(B)	its Guarantee Liabilities; and

(C)	its Other Liabilities;

(ii)	any Transaction Security granted by that Debtor or any Subsidiary of that Debtor over any of its assets; and

(iii)	any other claim of a Subordinated Creditor, Holdco, Parentco, an Intra-Group Lender, or another Debtor over that Debtor’s assets or over the assets of any Subsidiary of that Debtor or against that Debtor or any Subsidiary of that Debtor, on behalf of any or all of the Creditors and Debtors;

(c)	release of liabilities and Transaction Security on a share sale/Appropriation (Holding Company): if the asset (that is subject to such Distressed Disposal or Appropriation) consists of all of the shares in the capital of or all of the equity interests in any Holding Company of a Debtor (that are held or owned by any or all of the Debtors and/or members of the Group), to release:

(i)	that Holding Company and any Subsidiary of that Holding Company (including such Debtor) from all or any part of:

(A)	its Borrowing Liabilities, any Liabilities owing by it to any Senior Agent and/or Senior Arranger and any other Secured Obligations owing by it;

(B)	its Guarantee Liabilities; and

(C)	its Other Liabilities;

(ii)	any Transaction Security granted by that Holding Company or any Subsidiary of that Holding Company (including such Debtor) over any of its assets; and

(iii)	any other claim of a Subordinated Creditor, Holdco, Parentco, an Intra-Group Lender or another Debtor over the assets of that Holding Company or any Subsidiary of that Holding Company (including such Debtor) or against that Holding Company or any Subsidiary of that Holding Company (including such Debtor), on behalf of any or all of the Creditors and the Debtors;

(d)	facilitative disposal of liabilities on a share sale/Appropriation: if the asset (that is subject to such Distressed Disposal or Appropriation) consists of all of the shares in the capital of or all of the equity interests in a Debtor or the Holding Company of a Debtor (that are held or owned by any or all of the Debtors and/or members of the Group) and the Security Agent decides to dispose of all or any part of:

(i)	the Liabilities (other than Liabilities owing to any Senior Agent or Senior Arranger); and/or

(ii)	the Debtors’ Intra-Group Receivables,

owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company, on the basis that any transferee of those Liabilities or Debtors’ Intra-Group Receivables (the “Transferee”) will not treated as a Senior Creditor or a Secured Party for the purposes of this Agreement, to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities and/or Debtors’ Intra-Group Receivables on behalf of the applicable Creditors and Debtors, and in such case notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Senior Creditor or a Secured Party for the purposes of this Agreement;

(e)	sale of liabilities on a share share/Appropriation: if the asset (that is subject to such Distressed Disposal or Appropriation) consists of all of the shares in the capital of or all of the equity interests in a Debtor or the Holding Company of a Debtor (that are held or owned by any or all of the Debtors and/or members of the Group) and the Security Agent decides to dispose of all or any part of:

(i)	the Liabilities (other than Liabilities owing to any Senior Agent or Senior Arranger); and/or

(ii)	the Debtors’ Intra-Group Receivables,

owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company, on the basis that any transferee of those Liabilities or Debtors’ Intra-Group Receivables will be treated as a Senior Creditor and a Secured Party for the purposes of this Agreement, to execute and deliver or enter into any agreement to dispose of:

(A)	all (and not part only) of those Liabilities owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company to the Senior Creditors (other than Liabilities owing to any Senior Agent or Senior Arranger); and

(B)	all or part of any other Liabilities (other than Liabilities owing to any Senior Agent or Senior Arranger) and the Debtors’ Intra-Group Receivables owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company, on behalf of, in each case, the applicable Creditors and Debtors;

(f)	transfer of obligations in respect of liabilities on a share sale/Appropriation: if the asset (that is subject to such Distressed Disposal or Appropriation) consists of all of the shares in the capital of or all of the equity interests in a Debtor or the Holding Company of a Debtor (the “Disposed Entity”) that are held or owned by any or all of the Debtors and/or members of the Group, and the Security Agent decides to transfer to another Debtor (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of:

(i)	the Intra-Group Liabilities;

(ii)	the Debtors’ Intra-Group Receivables; and/or

(iii)	the Holdco Liabilities, the Parentco Liabilities and/or the Subordinated Liabilities,

to execute and deliver or enter into any agreement to:

(A)	agree to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities, Debtors’ Intra-Group Receivables, Holdco Liabilities, Parentco Liabilities and/or Subordinated Liabilities on behalf of the applicable Intra-Group Lenders, Debtors, Holdco, Parentco and Subordinated Creditors to which those obligations are owed and on behalf of the Debtors or members of the Group which owe those obligations; and

(B)	accept the transfer of all or part of the obligations in respect of those Intra-Group Liabilities, Debtors’ Intra-Group Receivables, Holdco Liabilities, Parentco Liabilities and/or Subordinated Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Intra-Group Liabilities, Debtors’ Intra-Group Receivables, Holdco Liabilities, Parentco Liabilities and/or Subordinated Liabilities (as the case may be) are to be transferred.

15.2	Form of consideration for Distressed Disposals and Debt Disposals

Subject to Clause 16.5 (Security Agent protection), a Distressed Disposal or a Debt Disposal may be made in whole or in part for consideration in the form of cash or, if not for cash, for Non-Cash Consideration which is acceptable to the Security Agent.

15.3	Proceeds of Distressed Disposals and Debt Disposals

The net proceeds of each of the Distressed Disposals and the Debt Disposals shall be paid, delivered or distributed to the Security Agent for application in accordance with Clause 19 (Application of Proceeds) as proceeds of enforcement of Transaction Security and, to the extent that:

(a)	any Liabilities Sale has occurred; or

(b)	any Appropriation has occurred,

as if that Liabilities Sale, or any reduction in the Secured Obligations resulting from that Appropriation, had not occurred.

15.4	Fair value

In the case of:

(a)	a Distressed Disposal; or

(b)	a Liabilities Sale,

effected by or at the request of the Security Agent, the Security Agent shall take reasonable care to obtain a fair market price or value having regard to the prevailing market conditions (but the Security Agent shall have no obligation to postpone (or request the postponement of) any Distressed Disposal or Liabilities Sale in order to achieve a higher price or value).

15.5	Appointment of Financial Adviser

(a)	Without prejudice to Clause 20.7 (Rights and discretions), the Security Agent may engage, or approve the engagement of, (in each case on such terms as it may consider appropriate (including, without limitation, restrictions on that Financial Adviser’s liability and the extent to which any advice, valuation or opinion may be relied on or disclosed)), pay for and rely on the services of a Financial Adviser to provide advice, a valuation or an opinion in connection with:

(i)	a Distressed Disposal or a Debt Disposal;

(ii)	the application or distribution of any proceeds of a Distressed Disposal or a Debt Disposal; or

(iii)	any amount of Non-Cash Consideration which is subject to Clause 11.1 (Turnover by the Creditors).

(b)	For the purposes of paragraph (a) above, the Security Agent shall act:

(i)	on the instructions of the Instructing Group if the applicable Financial Adviser is providing a valuation for the purposes of Clause 16.2 (Cash value of Non-Cash Recoveries); or

(ii)	otherwise in accordance with Clause 15.6 (Security Agent’s actions).

15.6	Security Agent’s actions

For the purposes of Clause 15.1 (Facilitation of Distressed Disposals and Appropriation), Clause 15.2 (Form of consideration for Distressed Disposals and Debt Disposals) and Clause 15.4 (Fair value), the Security Agent shall act:

(a)	in the case of any Appropriation or in the case of any Distressed Disposal (that is being effected by way of enforcement of any Transaction Security), in accordance with Clause 13.2 (Manner of enforcement); and

(b)	in any other case:

(i)	on the instructions of the Instructing Group; or

(ii)	in the absence of any such instructions, as the Security Agent sees fit.

16.	NON-CASH RECOVERIES

16.1	Security Agent and Non-Cash Recoveries

To the extent the Security Agent receives or recovers any Non-Cash Recoveries, it may (acting on the instructions of the Instructing Group (or, in the case of any Non-Cash Recoveries attributable to any Transaction Security or Security Document, the Security Instructing Group in respect of such Transaction Security or Security Document)) but without prejudice to its ability to exercise discretion under Clause 19.2 (Prospective liabilities)):

(a)	distribute those Non-Cash Recoveries pursuant to Clause 19 (Application of Proceeds) as if they were Cash Proceeds;

(b)	hold, manage, exploit, collect, realise and dispose of those Non-Cash Recoveries; and

(c)	hold, manage, exploit, collect, realise and distribute any Cash Proceeds arising from holding, managing, exploiting, collecting, realising or disposing of any of those Non-Cash Recoveries.

16.2	Cash value of Non-Cash Recoveries

(a)	The cash value of any Non-Cash Recoveries shall be determined by reference to a valuation obtained by the Security Agent from a Financial Adviser appointed by the Security Agent pursuant to Clause 15.5 (Appointment of Financial Adviser) taking into account any notional conversion made pursuant to Clause 19.5 (Currency conversion).

(b)	If any Non-Cash Recoveries are distributed pursuant to Clause 19 (Application of Proceeds), the extent to which such distribution is treated as discharging the applicable Secured Obligations shall be determined by reference to the cash value of those Non-Cash Recoveries determined pursuant to paragraph (a) above.

16.3	Security Agents and Non-Cash Recoveries

(a)	Subject to paragraph (b) below and to Clause 16.4 (Alternative to Non-Cash Consideration), if, pursuant to Clause 19.1 (Order of application), a Senior Agent (relating to any Senior Facility) receives Non-Cash Recoveries for application towards the discharge of any Secured Obligations, that Senior Agent shall apply those Non-Cash Recoveries in accordance with the Senior Finance Documents (relating to such Senior Facility) as if they were Cash Proceeds.

(b)	A Senior Agent (relating to any Senior Facility) may:

(i)	use any reasonably suitable method of distribution, as it may determine in its discretion, to distribute those Non-Cash Recoveries in the order of priority that would apply under the Senior Finance Documents (relating to such Senior Facility) if those Non-Cash Recoveries were Cash Proceeds;

(ii)	hold any Non-Cash Recoveries through another person; and

(iii)	hold any amount of Non-Cash Recoveries for so long as that Senior Agent shall think fit for later application pursuant to paragraph (a) above.

16.4	Alternative to Non-Cash Consideration

(a)	If any Non-Cash Recoveries are to be distributed pursuant to Clause 19 (Application of Proceeds), the Security Agent shall (prior to that distribution and taking into account the Secured Obligations then outstanding and the cash value of those Non-Cash Recoveries) notify the Senior Creditors entitled to receive those Non-Cash Recoveries pursuant to that distribution (the “Entitled Creditors”) (in the case of any Entitled Creditor that is a Senior Facility Creditor, through the Senior Agent acting on behalf of such Entitled Creditor).

(b)	If:

(i)	it would be unlawful for an Entitled Creditor to receive such Non-Cash Recoveries (or it would otherwise conflict with that Entitled Creditor’s constitutional documents for it to do so); and

(ii)	that Entitled Creditor promptly so notifies the Security Agent and supplies such supporting evidence as the Security Agent may reasonably require (in the case of any Entitled Creditor that is a Senior Facility Creditor, through the Senior Agent acting on behalf of such Entitled Creditor), that Entitled Creditor shall be a “Cash Only Creditor” and the portion of such Non-Cash Recoveries to which that Entitled Creditor is entitled shall be “Retained Non-Cash.

(c)	To the extent that, in relation to any distribution of Non-Cash Recoveries, there is a Cash Only Creditor:

(i)	the Security Agent shall not distribute any Retained Non-Cash to that Cash Only Creditor (or to any Senior Agent on behalf of that Cash Only Creditor) but shall otherwise treat such Non-Cash Recoveries in accordance with this Agreement, and such Retained Non-Cash to which such Cash Only Creditor is entitled shall be subject to paragraph (d);

(ii)	if that Cash Only Creditor is a Senior Facility Creditor the Security Agent shall notify the Senior Agent (acting on behalf of such Senior Facility Creditor) of that Cash Only Creditor’s identity and its status as a Cash Only Creditor; and

(iii)	to the extent notified pursuant to paragraph (ii) above, such Senior Agent shall not distribute any of those Non-Cash Recoveries to that Cash Only Creditor (but shall distribute the share of such Non-Cash Recoveries to which any Senior Facility Creditor for whom such Senior Agent acts (other than any Cash Only Creditor) is entitled to such Senior Facility Creditor in accordance with the Senior Finance Documents (applicable to that Senior Agent)).

(d)	Subject to Clause 16.5 (Security Agent protection), the Security Agent shall hold any Retained Non-Cash and shall, acting on the instructions of the Cash Only Creditor entitled to that Retained Non-Cash, manage, exploit, collect, realise and dispose of that Retained Non-Cash for cash consideration and shall distribute any Cash Proceeds of that Retained Non-Cash to that Cash Only Creditor in accordance with Clause 19 (Application of Proceeds), provided that (for the avoidance of doubt) such Cash Proceeds of that Retained Non-Cash shall only be distributed to that Cash Only Creditor (that is entitled to that Retained Non-Cash in accordance with Clause 19 (Application of Proceeds)) and not shared with any other Secured Party or Debtor.

(e)	On any such distribution of Cash Proceeds which are attributable to a disposal of any Retained Non-Cash (to which a Cash Only Creditor is entitled), the extent to which such distribution is treated as discharging the applicable Secured Obligations due to that Cash Only Creditor shall be determined by reference to:

(i)	the valuation which determined the extent to which the distribution of the Non-Cash Recoveries to the other Entitled Creditors discharged the applicable Secured Obligations due to those Entitled Creditors (provided that the foregoing reference to the Non-Cash Recoveries shall be a reference to the Non-Cash Recoveries of which such Retained Non-Cash formed part); and

(ii)	the Retained Non-Cash to which those Cash Proceeds are attributable.

(f)	Each Senior Creditor shall, following a request by the Security Agent (acting in accordance with Clause 15.6 (Security Agent’s actions)), notify the Security Agent of the extent to which paragraph (b)(i) above would apply to it in relation to any distribution or proposed distribution of Non-Cash Recoveries.

16.5	Security Agent protection

(a)	No Distressed Disposal or Liabilities Sale may be made in whole or part for Non-Cash Consideration if the Security Agent has reasonable grounds for believing that its receiving, distributing, holding, managing, exploiting, collecting, realising or disposing of that Non-Cash Consideration would have an adverse effect on it.

(b)	If Non-Cash Consideration is delivered or distributed to the Security Agent pursuant to Clause 11.1 (Turnover by the Creditors), the Security Agent may, at any time after notifying the Creditors entitled to that Non-Cash Consideration and notwithstanding any instruction from a Creditor or group of Creditors pursuant to the terms of any Debt Document, immediately realise and dispose of that Non-Cash Consideration for cash consideration (and distribute any Cash Proceeds of that Non-Cash Consideration to the applicable Creditors in accordance with Clause 19 (Application of Proceeds)) if the Security Agent has reasonable grounds for believing that holding, managing, exploiting or collecting that Non-Cash Consideration would have an adverse effect on it.

(c)	If the Security Agent holds any Retained Non-Cash for a Cash Only Creditor (each as defined in Clause 16.4 (Alternative to Non-Cash Consideration)) the Security Agent may at any time, after notifying that Cash Only Creditor and notwithstanding any instruction from a Creditor or group of Creditors pursuant to the terms of any Debt Document, immediately realise and dispose of that Retained Non-Cash for cash consideration (and distribute any Cash Proceeds of that Retained Non-Cash to that Cash Only Creditor in accordance with Clause 19 (Application of Proceeds)) if the Security Agent has reasonable grounds for believing that holding, managing, exploiting or collecting that Retained Non-Cash would have an adverse effect on it.

17.	ACQUISITION AND INSURANCE CLAIMS

17.1	Facilitation of claims

(a)	In this Clause 17:

“Acquisition” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

“Merger Document” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement.

(b)	So long as the requirements of Clause 17.2 (Mandatory prepayment of Proceeds) and, in the case of a claim against the provider of any Report, the requirements of Clause 17.3 (Recoveries from Report Providers) are met, if any claim relating to the Acquisition or any insurance claim is to be made, or is made, by a Debtor prior to a Distress Event and that claim or that insurance claim (or any proceeds of that claim or that insurance claim (“Proceeds”)) is or are expressed to be subject to the Transaction Security, the Security Agent is irrevocably authorised (at the cost of the applicable Debtor or the Borrower and without any consent, sanction, authority or further confirmation from any Creditor, other Secured Party or Debtor) to:

(i)	give a consent under or release the Transaction Security, or any other claim, over rights under or in respect of the applicable Merger Document (to which that claim relates) or the applicable insurance policy (to which that insurance claim relates) solely to the extent necessary to allow that Debtor to make that claim or that insurance claim and to comply with that Debtor’s obligations in respect of that claim or that insurance claim and any Proceeds (in respect of that claim or that insurance claim) under any of the Senior Finance Documents; and

(ii)	execute and deliver or enter into any such consent under or release of that Transaction Security, or claim, that may, in the discretion of the Security Agent, be considered necessary or desirable.

17.2	Mandatory prepayment of Proceeds

If any Proceeds are required to be applied in mandatory prepayment of any of the Senior Liabilities then, subject to Clause 17.4 (Adjustment of Senior Mandatory Prepayments), those Proceeds shall be applied in or towards Payment of the Senior Liabilities in the following order:

(a)	firstly, towards Payment of the Initial Senior Facility Liabilities in accordance with the terms of the Initial Senior Facility Finance Documents;

(b)	secondly, towards Payment of Refinancing Senior Facility Liabilities (with respect to any and all of the Refinancing Senior Facilities) in accordance with the terms of the Refinancing Senior Facility Finance Documents relating to the Refinancing Senior Facilities (on a pari passu basis among such Refinancing Senior Facility Liabilities), and the consent of any other Party shall not be required for that application.

17.3	Recoveries from Report Providers

(a)	In this Clause 17.3:

“Award Proceeds” means, in relation to a Net Award, an amount equal to that Net Award;

“Net Award” means any amount received or recovered by any Party or Report Addressee in relation to any Proceedings less reasonable legal costs and expenses incurred by that Party or Report Addressee in pursuing such Proceedings and any tax payable by that Party or Report Addressee directly as a result of that receipt or recovery;

“Proceedings” means any litigation, arbitration, proceedings or claim against a Report Provider with a view to obtaining a recovery from that Report Provider in respect of any Report provided by that Report Provider;

“Report Addressee” has the meaning given to that term in the original form of the Initial Senior Facilities Agreement; and

“Report Provider” means any professional adviser or other person who has provided a Report.

(b)	If any Party decides to commence Proceedings in relation to, or resulting from, any of the transactions contemplated by the Debt Documents, it will:

(i)	give the other Parties reasonable prior notice (through the Security Agent) of its intention to do so;

(ii)	give each other Party and any insolvency representative appointed under, or pursuant to the terms of, any Senior Finance Document or Hedging Agreement a reasonable opportunity to be joined into such Proceedings or initiate similar proceedings; and

(iii)	co-operate with any such persons who are joined in as regards the efficient and effective conduct of such Proceedings,

and, in any event, no Party shall at any time waive any right or claim against any Report Provider without the prior written consent of the Security Agent.

(c)	Notwithstanding any other provision in the Debt Documents, if an Event of Default has occurred and is continuing, no Debtor or Subordinated Creditor may initiate Proceedings unless and until the Security Agent has given its prior written consent.

(d)	If no Distress Event has occurred at the time of receipt of a Net Award, and any Senior Finance Document requires Award Proceeds (in respect of that Net Award) to be applied in mandatory prepayment of any of the Senior Liabilities, the Borrower shall apply the Award Proceeds in respect of such Net Award (or, if recipient of that Net Award is not the Borrower, such recipient shall pay, and the Borrower shall procure that such recipient shall pay, the Award Proceeds in respect of such Net Award to the Borrower for application), subject to Clause 17.4 (Adjustment of Senior Mandatory Prepayments), in or towards Payment of the Senior Liabilities in the following order:

(i)	firstly, towards Payment of the Initial Senior Facility Liabilities in accordance with the terms of the Initial Senior Facility Finance Documents; and

(ii)	secondly, towards Payment of Refinancing Senior Facility Liabilities (with respect to any and all of the Refinancing Senior Facilities) in accordance with the terms of the Refinancing Senior Facility Finance Documents relating to the Refinancing Senior Facilities (on a pari passu basis among such Refinancing Senior Facility Liabilities.

(e)	If a Distress Event has occurred at the time of receipt of a Net Award, the recipient of that Net Award shall pay the Award Proceeds to the Security Agent and the Security Agent shall apply those Award Proceeds in accordance with Clause 19 (Application of Proceeds) as if such Award Proceeds were proceeds of enforcement of the Transaction Security.

(f)	This Clause 17.3 shall apply until the Senior Discharge Date.

17.4	Adjustment of Senior Mandatory Prepayments

If the making of any Senior Mandatory Prepayment (an “Original Mandatory Prepayment”) would result in a payment (a “Hedge Reduction Payment”) becoming due to any Hedge Counterparty pursuant to paragraph (d) of Clause 5.13 (Total Interest Rate Hedging and Total Exchange Rate Hedging), the amount of that Senior Mandatory Prepayment will be reduced so that the aggregate of:

(a)	that reduced Senior Mandatory Prepayment; and

(b)	each Hedge Reduction Payment which would result from that reduced Senior Mandatory Payment is equal to the amount of the Original Mandatory Prepayment, and the applicable proceeds or amount that would otherwise be required to be applied towards the Original Mandatory Prepayment shall be applied (at the time when such proceeds or amount would otherwise be required to be so applied towards the Original Mandatory Prepayment) towards payment of that reduced Senior Mandatory Prepayment and each such Hedge Reduction Payment.

18.	FURTHER ASSURANCE – DISPOSALS AND RELEASES

Each of the Creditors and the Debtors will:

(a)	do all things, to the extent that it is lawfully able to do so, that the Security Agent requests in order to give effect to Clause 14 (Non-distressed Disposals), Clause 15 (Distressed Disposals and Appropriation), Clause 17 (Acquisition and Insurance Claims) (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Security Agent may consider to be necessary to give effect to the releases or disposals contemplated by any of those Clauses); and

(b)	if the Security Agent is not entitled to take any of the actions contemplated by any of those Clauses or if the Security Agent requests that any Creditor or Debtor take any such action, take that action itself in accordance with the instructions of the Security Agent, provided that the proceeds of the applicable disposals are applied in accordance with Clause 14 (Non-distressed Disposals), Clause 15 (Distressed Disposals and Appropriation) and/or Clause 17 (Acquisition and Insurance Claims), as the case may be.

SECTION 6

PROCEEDS

19.	APPLICATION OF PROCEEDS

19.1	Order of application

Subject to Clause 19.2 (Prospective liabilities) and Clause 19.3 (Non-default applications), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Debt Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 19, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 19 and Clause 16.4 (Alternative to Non-Cash Consideration)), in the following order of priority:

(a)	(in the case of any Recovery except any Recovery in respect of any Facility B Transaction Security or any DSRA Transaction Security):

(i)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(ii)	in discharging or reimbursing all costs and expenses incurred by any Senior Creditor in connection with any realisation or enforcement of the Transaction Security (or any Security Document giving rise to such Recoveries) taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 10.5 (Further assurance – Insolvency Event);

(iii)	in payment or distribution to:

(A)	the Initial Senior Agent (on its own behalf and on behalf of the other Initial Senior Facility Creditors) for application towards the discharge of the Initial Senior Facility Liabilities (in accordance with the terms of the Initial Senior Facility Finance Documents);

(B)	each Refinancing Senior Agent in respect of any Refinancing Senior Facility (on its own behalf and on behalf of the Refinancing Senior Facility Creditors in respect of such Refinancing Senior Facility) for application towards the discharge of the Refinancing Senior Facility Liabilities in respect of such Refinancing Senior Facility (on a pro rata basis among the Refinancing Senior Facility Liabilities in respect of any and all of the Refinancing Senior Facilities and in accordance with the terms of the Refinancing Senior Facility Finance Documents with respect to any and all of the Refinancing Senior Facilities); and

(C)	the Hedge Counterparties for application towards the discharge of the Hedging Liabilities (on a pro rata basis among the Hedging Liabilities owing to any and all of the Hedge Counterparties),

on a pro rata basis among paragraphs (A) to (C) above;

(iv)	if none of the Debtors is under any further actual or contingent liability under any Senior Finance Document or Hedging Agreement, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Debtor; and

(v)	the balance, if any, in payment or distribution to the applicable Debtor;

(b)	(in the case of any Recovery in respect of any Facility B Transaction Security):

(i)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate in respect of the enforcement of such Facility B Transaction Security;

(ii)	in discharging or reimbursing all costs and expenses incurred by any Senior Creditor in connection with any realisation or enforcement of such Facility B Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 10.5 (Further assurance – Insolvency Event) which gives rise to such Recovery;

(iii)	in payment or distribution to the Initial Senior Agent (on its own behalf and on behalf of the Initial Senior Facility B Lenders) for application towards the discharge of the Initial Senior Facility B Liabilities (in accordance with the terms of the Initial Senior Facility Finance Documents);

(iv)	in payment or distribution to:

(A)	the Initial Senior Agent (on its own behalf and on behalf of the other Initial Senior Facility Creditors) for application towards the discharge of the Initial Senior Facility Liabilities (other than the Initial Senior Facility B Liabilities) in accordance with the terms of the Initial Senior Facility Finance Documents;

(B)	each Refinancing Senior Agent in respect of any Refinancing Senior Facility (on its own behalf and on behalf of the Refinancing Senior Facility Creditors in respect of such Refinancing Senior Facility) for application towards the discharge of the Refinancing Senior Facility Liabilities in respect of such Refinancing Senior Facility (on a pro rata basis among the Refinancing Senior Facility Liabilities in respect of any and all of the Refinancing Senior Facilities and in accordance with the terms of the Refinancing Senior Facility Finance Documents with respect to any and all of the Refinancing Senior Facilities); and

(C)	the Hedge Counterparties for application towards the discharge of the Hedging Liabilities (on a pro rata basis among the Hedging Liabilities owing to any and all of the Hedge Counterparties)

on a pro rata basis among paragraphs (A) to (C) above;

(v)	if none of the Debtors is under any further actual or contingent liability under any Senior Finance Document or Hedging Agreement, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Debtor; and

(vi)	the balance, if any, in payment or distribution to the applicable Debtor; or

(c)	(in the case of any Recovery in respect of any DSRA Transaction Security):

(i)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate in respect of the enforcement of such DSRA Transaction Security;

(ii)	in discharging or reimbursing all costs and expenses incurred by any Senior Creditor in connection with any realisation or enforcement of such DSRA Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 10.5 (Further assurance – Insolvency Event) which gives rise to such Recovery;

(iii)	in payment or distribution to the Initial Senior Agent (on its own behalf and on behalf of the Initial Senior Facility A Lenders) for application towards the discharge of the Initial Senior Facility A Liabilities (in accordance with the terms of the Initial Senior Facility Finance Documents);

(iv)	in payment or distribution to:

(A)	the Initial Senior Agent (on its own behalf and on behalf of the other Initial Senior Facility Creditors) for application towards the discharge of the Initial Senior Facility Liabilities (other than the Initial Senior Facility A Liabilities) in accordance with the terms of the Initial Senior Facility Finance Documents;

(B)	each Refinancing Senior Agent in respect of any Refinancing Senior Facility (on its own behalf and on behalf of the Refinancing Senior Facility Creditors in respect of such Refinancing Senior Facility) for application towards the discharge of the Refinancing Senior Facility Liabilities in respect of such Refinancing Senior Facility (on a pro rata basis among the Refinancing Senior Facility Liabilities in respect of any and all of the Refinancing Senior Facilities and in accordance with the terms of the Refinancing Senior Facility Finance Documents with respect to any and all of the Refinancing Senior Facilities); and

(C)	the Hedge Counterparties for application towards the discharge of the Hedging Liabilities (on a pro rata basis among the Hedging Liabilities owing to any and all of the Hedge Counterparties)

on a pro rata basis among paragraphs (A) to (C) above;

(v)	if none of the Debtors is under any further actual or contingent liability under any Senior Finance Document or Hedging Agreement, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Debtor; and

(vi)	the balance, if any, in payment or distribution to the applicable Debtor.

19.2	Prospective liabilities

Following a Distress Event the Security Agent may, in its discretion:

(a)	hold any amount of any Recoveries (which is in the form of cash, and/or any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any Non-Cash Consideration) in any suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) as the Security Agent shall think fit (the interest accruing on any such account being credited to such account); and

(b)	hold, manage, exploit, collect and realise any amount of any Recoveries which is in the form of Non-Cash Consideration,

in each case for so long as the Security Agent shall think fit for later application under Clause 19.1 (Order of application) in respect of:

(i)	any sum to any Security Agent, any Receiver or any Delegate; and

(ii)	any part of the Liabilities or Secured Obligations,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

19.3	Non-default applications

Clause 19.1 (Order of application) shall not apply to any application by the Security Agent of any amount standing to the credit of any account (that is subject to Transaction Security) in accordance with the express provisions of the Security Document(s) governing such Transaction Security at all times prior to any enforcement (following the occurrence of any Event of Default) of such Transaction Security in accordance with the terms of such Security Document(s).

19.4	Investment of Cash Proceeds

Prior to the application of the proceeds of the Security Property in accordance with Clause 19.1 (Order of application) the Security Agent may, in its discretion, hold all or part of any Cash Proceeds in one or more suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest accruing on any such account being credited to such account) pending the application from time to time of such proceeds and/or the monies in such account(s) in the Security Agent’s discretion in accordance with the provisions of this Clause 19.

19.5	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:

(i)	convert any moneys received or recovered by the Security Agent (including, without limitation, any Cash Proceeds) from one currency to another, at the Security Agent’s Spot Rate of Exchange; and/or

(ii)	(in respect of any application or proposed application of any Non-Cash Recoveries) notionally convert the valuation (in respect of such Non-Cash Recoveries) provided in any opinion or valuation from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	In respect of any receipt or recovery by the Security Agent that is applied towards the Secured Obligations, the obligations of any Debtor to pay Secured Obligations in the due currency shall only be satisfied:

(i)	(in the case of any conversion of the amount so received or recovered pursuant to paragraph (a)(i)) to the extent of the amount of the due currency purchased (out of the proceeds of such receipt or recovery) by the Security Agent after deducting the costs of such conversion; and

(ii)	(in the case of any Non-Cash Recoveries so received or recovered the valuation in respect of which is notionally converted pursuant to paragraph (a)(ii)) to the extent of the amount of the due currency which results from such notional conversion of such Non-Cash Recoveries referred to in paragraph (a)(ii) after deducting any costs for transfer or delivery of such Non-Cash Recoveries to any applicable Secured Party.

19.6	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and/or discretions, or by virtue of its capacity as Security Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

19.7	Good Discharge

(a)	Any payment or distribution to be made in respect of the Secured Obligations by the Security Agent:

(i)	(in the case of any payment in respect of Secured Obligations owing to any Senior Facility Creditor) may be made to the Senior Agent relevant to such Senior Creditor; or

(ii)	(in the case of any payment in respect of Secured Obligations to a Hedge Counterparty) shall be made directly to such Hedge Counterparty,

and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	Any payment or distribution made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent:

(i)	in the case of a payment made in cash, to the extent of that payment; and

(ii)	in the case of a distribution of Non-Cash Recoveries, as determined by Clause 16.2 (Cash value of Non-Cash Recoveries).

(c)	The Security Agent is under no obligation to make the payments to any of the Senior Agents or Hedge Counterparties under paragraph (a) above in the same currency as that in which the applicable Liabilities or Secured Obligations (in respect of which such payments are made) are denominated.

19.8	Calculation of Amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert any Liabilities or Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of such Liabilities or Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)	assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Liabilities and/or the Secured Obligations in accordance with the terms of the Debt Documents under which those Liabilities and/or Secured Obligations have arisen.

SECTION 7

THE PARTIES

20.	THE SECURITY AGENT

20.1	Security Trustee as trustee

(a)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the Senior Creditors authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Debt Documents together with any other incidental rights, powers, authorities and discretions.

20.2	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (e) and (f) below and save as otherwise provided in this Agreement, exercise, or refrain from exercising, any right, power, authority or discretion vested in it as Security Agent (in each case) in accordance with any instructions given to it by:

(A)	(in the case of any right, power, authority or discretion under or in respect of any DSRA Transaction Security or any Security Document (to the extent relating to any DSRA Transaction Security)) the Initial Majority Senior Facility A Creditors at any time prior to the Initial Senior Facility A Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility A Discharge Date;

(B)	(in the case of any right, power, authority or discretion under or in respect of any Facility B Transaction Security or any Security Document (to the extent relating to any Facility B Transaction Security)) the Initial Majority Senior Facility B Creditors at any time prior to the Initial Senior Facility B Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility B Discharge Date; or

(C)	(in any other case) the Instructing Group; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Creditor or group of Creditors, in accordance with instructions given to it by that Creditor or group of Creditors).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Instructing Group (or, if this Agreement stipulates the matter is a decision for any other Creditor or group of Creditors, from that Creditor or group of Creditors) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives such instructions or clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Creditor or any other group of Creditors under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Instructing Group shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Any instructions, consent or votes given or to be given to the Security Agent by any Senior Facility Creditor shall be provided by the Senior Agent (acting on behalf of such Senior Facility Creditor), and the Security Agent shall be entitled to communicate with any Senior Facility Creditor(s) through the Senior Agent (acting on behalf of such Senior Facility Creditor(s)) and shall have no obligation to communicate with any Senior Facility Creditor other than through the Senior Agent acting on its behalf. For the purposes of determining the Initial Majority Senior Facility A Creditors, the Initial Majority Senior Facility B Creditors, the Initial Majority Senior Facility Creditors, the Majority Senior Secured Creditors, the Instructing Group and/or the Security Instructing Group (in respect of any Transaction Security or Security Document), each Senior Agent shall (without prejudice to Clause 27.8 (Calculation of Senior Secured Credit Participations)) give or exercise instructions, consent or votes attributable to any Initial Senior Facility Credit Participation, Initial Senior Facility A Credit Participation, Initial Senior Facility B Credit Participation, Refinancing Senior Facility Credit Participation and/or Senior Secured Credit Participation held by any Senior Lender (for whom such Senior Agent acts as agent or trustee) in accordance with the instructions of such Senior Lender.

(e)	Paragraph (a)(i) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 20.5 (No duty to account) to 20.10 (Exclusion of liability), Clauses 20.13 (Confidentiality) to 20.20 (Custodians and nominees) and Clauses 20.23 (Acceptance of title) to 20.26 (Disapplication of Trustee Acts); or

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 14 (Non-distressed Disposals);

(B)	Clause 19.1 (Order of application);

(C)	Clause 19.2 (Prospective liabilities); and

(D)	Clause 19.6 (Permitted Deductions).

(f)	If giving effect to instructions given by the Instructing Group (or any Creditors or group of Creditors or any Senior Agent) would (in the Security Agent’s opinion) have an effect equivalent to an Intercreditor Amendment, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that Intercreditor Amendment.

(g)	In exercising any discretion to exercise a right, power or authority under the Debt Documents where either:

(i)	it has not received any instructions from the requisite Creditors as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (e)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(h)	The Security Agent may refrain from acting in accordance with any instructions of any Creditor or group of Creditors until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Debt Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable Indirect Tax) which it may incur in complying with those instructions.

(i)	Without prejudice to the provisions of Clause 13 (Enforcement of Transaction Security) and the remainder of this Clause 20.2, in the absence of instructions from the requisite Creditors, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

20.3	Duties of the Security Agent

(a)	The Security Agent’s duties under the Debt Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to each Senior Agent (relating to any Senior Facility) and to each Hedge Counterparty (that is party to any Hedging Agreement) a copy of any document received by the Security Agent from any Debtor that is party to any Senior Finance Document (relating to such Senior Facility) or such Hedging Agreement (as the case may be); and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Debt Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	Without prejudice to Clause 24.3 (Notification of prescribed events), if the Security Agent receives notice from a Party referring to any Debt Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Senior Creditors.

(e)	To the extent that a Party (other than the Security Agent) is required to calculate a Common Currency Amount, the Security Agent shall, upon a request by that Party, promptly notify that Party of the applicable Security Agent’s Spot Rate of Exchange for the purposes of such calculation.

(f)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Debt Documents to which it is expressed to be a party (and no others shall be implied).

20.4	No fiduciary duties to Debtors or Subordinated Creditors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Debtor, Holdco, Parentco or any Subordinated Creditor.

20.5	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

20.6	Business with Holdco, Parentco and/or the Group

(a)	The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with Holdco, Parentco, any member of the Group and/or any Debtor.

(b)	Each of the Creditors hereby irrevocably waives, in favour of the Security Agent and its affiliates any conflict of interest which may arise by virtue of the Security Agent and its affiliates acting in various capacities under and/or in relation to the Debt Documents and the Transaction Documents (as defined in the original form of the Initial Senior Facilities Agreement) or transactions contemplated thereby or for other customers of any of the Security Agent and its affiliates. Each of the Creditors acknowledges that each of the Security Agent and its affiliates may have interests in or perform any other role for, or may provide any financial or other services to, Holdco, Parentco, any Debtor, any member of the Group or any other person and may possess or receive information (whether or not material to any of the Creditors) by virtue of or in connection with such interests, role or services, and agrees that none of the Security Agent or its affiliates shall have any obligation to account to any Creditor for any such interests, role or services or any obligation to disclose any such information to any Creditor. None of the Security Agent and its affiliates shall assume any duty or responsibility to any Creditor with respect to any such interests, role, services or information or any failure to disclose any of the foregoing.

(c)	Without prejudice to the foregoing, each of the Creditors agrees that each of the Security Agent and its affiliates may deal (whether for its own or its customers’ account) in, or advise on, securities of any person.

20.7	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Instructing Group, any Creditor or any group of Creditors are duly given in accordance with the terms of the Debt Documents;

(B)	unless it has received notice of revocation of such instructions, that such instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to any Transaction Security or Security Document, that all applicable conditions under the Debt Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Creditors has not been exercised; and

(iii)	any notice made by the Borrower is made on behalf of and with the consent and knowledge of all the Debtors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Senior Creditor(s)) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Debt Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, such Receiver’s or such Delegate’s own gross negligence or wilful misconduct.

(g)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received in its capacity as Security Agent under the Debt Documents.

(h)	Notwithstanding any other provision of any Debt Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Debt Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment or reimbursement of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

20.8	Responsibility for documentation

None of the Security Agent, any Receiver or any Delegate is responsible or liable for (and no representation or warranty is or shall be deemed to be made by any of the Security Agent, any Receiver or any Delegate with respect to):

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, any Creditor, any Debtor or any other person in or in connection with any Debt Document, the Information Memorandum (as defined in the original form of the Initial Senior Facilities Agreement), the Reports (as defined in the original form of the Initial Senior Facilities Agreement) or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, any Transaction Security, any Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document, any Transaction Security or any Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

20.9	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Debt Document; or

(c)	whether any other event specified in any Debt Document has occurred.

20.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Debt Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver or any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Debt Document or the Security Property unless directly caused by its own gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Debt Document, any Transaction Security, any Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Debt Document, any Transaction Security or any Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of any Transaction Security or any Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions: any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Senior Creditor,

on behalf of any Senior Creditor, and each Senior Creditor confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to any such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Debt Document excluding or limiting the liability of the Security Agent, any Receiver or any Delegate, any liability of the Security Agent, any Receiver or any Delegate arising under or in connection with any Debt Document, any Transaction Security or any Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, such Receiver or such Delegate (as the case may be) or, if later, the date on which such loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, such Receiver or such Delegate (as the case may be) at any time which increase the amount of such loss. In no event shall the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, such Receiver or such Delegate (as the case may be) has been advised of the possibility of such loss or damages.

20.11	Senior Creditors’ indemnity to the Security Agent

(a)	Each Senior Creditor shall (in the proportion that the aggregate Liabilities due to it bears to the aggregate of the Liabilities due to all the Senior Creditors for the time being (or, if aggregate of the Liabilities due to the Senior Creditors is zero, immediately prior to such aggregate being reduced to zero)), indemnify each of the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, such Receiver’s or such Delegate’s (as the case may be) own gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Debt Documents (except to the extent that such Security Agent, Receiver or Delegate has been reimbursed by a Debtor pursuant to a Debt Document in respect of such cost, loss or liability).

(b)	For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be:

(i)	if that Hedging Agreement is based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the applicable calculation is made was deemed to be an Early Termination Date (as defined in such ISDA Master Agreement) for which the applicable Debtor party to that Hedging Agreement is the Defaulting Party (as defined in such ISDA Master Agreement); or

(ii)	if that Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the applicable calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the applicable Debtor party to that Hedging Agreement is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by that Hedge Counterparty and as calculated in accordance with that Hedging Agreement.

(c)	Subject to paragraph (d) below, the Borrower shall immediately on demand reimburse any Senior Creditor for any payment that Senior Creditor makes to the Security Agent pursuant to paragraph (a) above.

(d)	Paragraph (c) above shall not apply to the extent that the indemnity payment under paragraph (a) above in respect of which the applicable Senior Creditor claims reimbursement under paragraph (c) above relates to a liability of the Security Agent to a Debtor.

20.12	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Senior Creditors and the Borrower.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Senior Creditors and the Borrower, in which case the Instructing Group may appoint a successor Security Agent.

(c)	If the Instructing Group has not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given by the retiring Security Agent, the retiring Security Agent (after consultation with the Relevant Agents and the Hedge Counterparties) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Debt Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (b) of Clause 20.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 20 and Clause 23.1 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) the date of appointment of such successor Security Agent). Any successor Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Instructing Group may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

20.13	Confidentiality

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Debt Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

20.14	Information from the Creditors

Each Creditor shall supply the Security Agent (through the Senior Agent acting on its behalf, in the case of a Senior Facility Creditor), with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

20.15	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Debtor for information supplied by it or on its behalf in connection with any Debt Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document including but not limited to:

(a)	the financial condition, status and nature of each Debtor, Holdco, Parentco and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property, the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

20.16	Security Agent’s management time and additional remuneration

(a)	Any amount payable to the Security Agent under Clause 20.11 (Senior Creditors’ indemnity to the Security Agent), Clause 22 (Costs and expenses) and/or Clause 23.1 (Indemnity to the Security Agent) shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the Senior Creditors, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	an Event of Default; or

(ii)	the Security Agent being requested by a Debtor or the Instructing Group (or the Security Instructing Group in respect of any Transaction Security or Security Document) to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Debt Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable Indirect Tax) that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any such dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing such approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of such nomination and of such investment bank being payable by the Borrower) and such determination of any such investment bank shall be final and binding upon the Parties.

20.17	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Debtor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on that auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

20.18	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Debtor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation in any jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security;

(d)	take, or to require any Debtor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any of the Security Documents.

20.19	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Debt Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Instructing Group requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

20.20	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

20.21	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers, authorities and/or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

20.22	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Senior Creditors of that appointment.

(b)	Any person so appointed pursuant to paragraph (a) shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Debt Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of its appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

20.23	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Debtors may have to any of the Charged Property and shall not be liable for or bound to require any Debtor to remedy any defect in its right or title.

20.24	Winding up of trust

If the Security Agent, with the approval of each of the Senior Agents and each Hedge Counterparty, determines that (i) all of the Secured Obligations have been fully and finally discharged, (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor pursuant to the Debt Documents and (iii) no hedging transaction is outstanding under any Hedging Agreement, then:

(a)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(b)	any Security Agent which has resigned pursuant to Clause 20.12 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each of the Security Documents.

20.25	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Debt Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

20.26	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

20.27	Intra-Group Lenders and Debtors: Power of Attorney

Each of the Subordinated Creditors, Holdco, Parentco, the Intra-Group Lenders and the Debtors by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Subordinated Creditor, Holdco, Parentco, that Intra-Group Lender or that Debtor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit), provided that so long as no Event of Default has occurred and is continuing, such powers may only be exercised if any Subordinated Creditor, Holdco, Parentco, Intra-Group Lender or Debtor has failed to comply with any of its obligations under this Agreement within 5 Business Days of being notified of that failure.

21.	CHANGES TO THE PARTIES

21.1	Assignments and transfers

No Party may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

in respect of any Debt Documents or the Liabilities except as permitted by this Clause 21.

21.2	Change to Subordinated Creditors

Subject to Clause 9.4 (No acquisition of Subordinated Liabilities), a Subordinated Creditor may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

in respect of the Subordinated Liabilities (or any part thereof) owed to it if each assignee or transferee thereof (if not already party to this Agreement as a Subordinated Creditor) has become (or simultaneously with that assignment or transfer becomes) party to this Agreement, as a “Subordinated Creditor”, pursuant to Clause 21.10 (Creditor Accession Undertaking), but (except in accordance with the foregoing) shall not otherwise assign, transfer or dispose of its rights or obligations in respect of any of the Subordinated Liabilities, other than any assignment or transfer or Security constituted by any Common Transaction Security.

21.3	No change of Holdco

Holdco may not:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

in respect of the Holdco Liabilities (or any part thereof) owed to it until after the Senior Discharge Date other than (i) as envisaged by Clause 7.4 (No acquisition of Holdco Liabilities) or (ii) any assignment or transfer or Security constituted by any Common Transaction Security.

21.4	No change of Parentco

Parentco may not:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

in respect of the Parentco Liabilities (or any part thereof) owed to it until after the Senior Discharge Date other than (i) as envisaged by Clause 8.4 (No acquisition of Parentco Liabilities) or (ii) any assignment or transfer or Security constituted by any Common Transaction Security.

21.5	Change of Senior Creditors (other than Hedge Counterparties)

(a)	An Initial Senior Lender may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

in respect of any Initial Senior Facility Finance Documents or any of the Initial Senior Facility Liabilities if:

(A)	that assignment or transfer is in accordance with the terms of the Initial Senior Facilities Agreement; and

(B)	each assignee or transferee in respect of that assignment or transfer (if not already party to this Agreement as an Initial Senior Lender) has become (or simultaneously with that assignment or transfer becomes) party to this Agreement, as an “Initial Senior Lender”, pursuant to Clause 21.10 (Creditor Accession Undertaking).

No person may become a lender or creditor in respect of the Initial Senior Facility (or any part thereof) or a Lender (as defined in the Initial Senior Facilities Agreement) unless it is party to this Agreement or shall have, pursuant to Clause 21.10 (Creditor Accession Undertaking), become (or simultaneously becomes) party to this Agreement as an “Initial Senior Lender”.

(b)	A Refinancing Senior Lender (in respect of any Refinancing Senior Facility) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

in respect of any Refinancing Senior Facility Finance Documents (with respect to such Refinancing Senior Facility) or any of the Refinancing Senior Facility Liabilities (with respect to such Refinancing Senior Facility) if:

(A)	that assignment or transfer is in accordance with the terms of the Refinancing Senior Facilities Agreement with respect to such Refinancing Senior Facility; and

(B)	each assignee or transferee in respect of that assignment or transfer (if not already party to this Agreement as a Refinancing Senior Lender) has become (or simultaneously with that assignment or transfer becomes) party to this Agreement, as a “Refinancing Senior Lender”, pursuant to Clause 21.10 (Creditor Accession Undertaking).

No person may become a lender or creditor in respect of any Refinancing Senior Facility (or any part thereof) unless it is party to this Agreement or shall have, pursuant to Clause 21.10 (Creditor Accession Undertaking), become (or simultaneously becomes) party to this Agreement as a “Refinancing Senior Lender”.

21.6	Change of Hedge Counterparty

(a)	An Initial Hedge Counterparty may (in accordance with the terms of any Initial Hedging Agreement to which it is a party and subject to any consent required under that Initial Hedging Agreement) assign or transfer any of its rights or obligations in respect of that Initial Hedging Agreement if each assignee or transferee in respect of that assignment or transfer (if not already party to this Agreement as an Initial Hedge Counterparty and party to the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement)) becomes (or simultaneously with that assignment or transfer becomes) party to:

(i)	this Agreement as an “Initial Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking); and

(ii)	the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement),

and (in each case) such assignee or transferee is an Initial Senior Lender or an Affiliate of an Initial Senior Lender at the time of such assignment or transfer.

No person may become a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement) or enter into or be party to any hedging transaction (as counterparty to any Debtor thereunder) pursuant to any Initial Hedging Agreement unless it shall have become (or simultaneously becomes) party to this Agreement as an “Initial Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking).

(b)	A Refinancing Hedge Counterparty may (in accordance with the terms of any Refinancing Hedging Agreement (relating to any Refinancing Senior Facility) to which it is a party and subject to any consent required under that Refinancing Hedging Agreement) assign or transfer any of its rights or obligations in respect of that Refinancing Hedging Agreement if each assignee or transferee in respect of that assignment or transfer (if not already party to this Agreement as a Refinancing Hedge Counterparty and party to the Refinancing Senior Facilities Agreement (relating to such Refinancing Senior Facility) as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement)) becomes (or simultaneously with that assignment or transfer becomes) party to:

(i)	this Agreement as a “Refinancing Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking); and

(ii)	such Refinancing Senior Facilities Agreement as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement),

and (in each case) such assignee or transferee is a Refinancing Senior Lender (with respect to such Refinancing Senior Facility) or an Affiliate of a Refinancing Senior Lender (with respect to such Refinancing Senior Facility) at the time of such assignment or transfer.

No person may become a “Hedge Counterparty” (as defined in the Refinancing Senior Facilities Agreement relating to any Refinancing Senior Facility) or enter into or be party to any hedging transaction (as counterparty to any Debtor thereunder) pursuant to any Refinancing Hedging Agreement (relating to any Refinancing Senior Facility) unless it shall have become (or simultaneously becomes) party to this Agreement as a “Refinancing Hedge Counterparty” pursuant to Clause 21.10 (Creditor Accession Undertaking).

21.7	Change of Senior Agent

No person shall become:

(a)	the agent in respect of the Initial Senior Facility unless at the same time, it becomes party to this Agreement as “Initial Senior Agent”; or

(b)	the agent in respect of a Refinancing Senior Facility unless at the same time, it becomes party to this Agreement as “Refinancing Senior Agent”,

(in each case) pursuant to Clause 21.10 (Creditor Accession Undertaking).

21.8	Change of Intra-Group Lender

Subject to Clause 6.4 (Acquisition of Intra-Group Liabilities) and to the terms of the other Debt Documents, any Intra-Group Lender may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

in respect of any of the Intra-Group Liabilities to another member of the Group (“Relevant Intra-Group Transferee”) if that Relevant Intra-Group Transferee (if not already party to this Agreement as an Intra-Group Lender) has become (or simultaneously with that transfer becomes) party to this Agreement as an “Intra-Group Lender”, pursuant to Clause 21.10 (Creditor Accession Undertaking), provided that if such Intra-Group Lender is an Onshore Group Member and all of such Intra-Group Liabilities are owed by an Onshore Group Member, then such Relevant Intra-Group Transferee shall not be required to become party to this Agreement as an “Intra-Group Lender” pursuant to the foregoing, but Clause 6.8 (Relevant Intra-Group Lenders and Relevant Intra-Group Borrowers) shall apply accordingly.

21.9	New Intra-Group Lender and Subordinated Creditor

(a)	If any Intra-Group Lender or any member of the Group or any Debtor (other than Holdco and Parentco) makes available any loan or Financial Indebtedness to or grants any credit to or makes any other financial arrangement having similar effect to or with any Debtor or any member of the Group (such person making available that loan or Financial Indebtedness, granting that credit or making that other financial arrangement being a “Relevant Intra-Group Lender” and such Debtor or member of the Group receiving that loan or Financial Indebtedness, that credit or the benefit of that other financial arrangement being a “Relevant Intra-Group Borrower”), the Borrower shall procure that such Relevant Intra-Group Lender (if not already party to this Agreement as an Intra-Group Lender) becomes party to this Agreement, as an “Intra-Group Lender” pursuant to Clause 21.10 (Creditor Accession Undertaking), upon the making available of that loan or Financial Indebtedness, the granting of that credit or the making of that other financial arrangement, provided that for so long as both such Relevant Intra-Group Lender and such Relevant Intra-Group Borrower are Onshore Group Members, such Relevant Intra-Group Lender shall not be required to be become party hereto as an “Intra-Group Lender” but Clause 6.8 (Relevant Intra-Group Lenders and Relevant Intra-Group Borrowers) shall apply accordingly.

(b)	If any Holding Company of Holdco makes available any loan or Financial Indebtedness to Holdco, each of Holdco and the Borrower shall procure that such Holding Company (if not already party to this Agreement as a Subordinated Creditor) has become (or simultaneously with the making available of such Financial Indebtedness becomes) party to this Agreement as a “Subordinated Creditor”, pursuant to Clause 21.10 (Creditor Accession Undertaking).

21.10	Creditor Accession Undertaking

With effect from the later of (i) the date of acceptance (1) by the Security Agent and (2) (in the case of any Creditor Accession Undertaking pursuant to which any person is to become party to the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement)) by the Initial Senior Agent and (3) (in the case of any Creditor Accession Undertaking pursuant to which any person is to become party to any Refinancing Senior Facilities Agreement with respect to any Refinancing Senior Facility as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement)) by the Refinancing Senior Agent relevant to such Refinancing Senior Facility, of a Creditor Accession Undertaking duly executed and delivered to the Security Agent by the applicable person that is to become party to this Agreement (the “Acceding Party”) as an “Initial Senior Lender”, an “Initial Senior Agent”, a “Refinancing Senior Agent”, a “Refinancing Senior Lender”, an “Initial Hedge Counterparty”, a “Refinancing Hedge Counterparty”, a “Subordinated Creditor” or a “Intra-Group Lender” (as the case may be) (the “Applicable Capacity”) (such Creditor Accession Undertaking stating that such Acceding Party is to become party to this Agreement in such Applicable Capacity) and (ii) the date specified in that Creditor Accession Undertaking:

(a)	any Party ceasing entirely to be a Creditor shall be discharged from further obligations (in its capacity as such) towards the Security Agent and other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date);

(b)	as from that date, such Acceding Party shall assume the same obligations and become entitled to the same rights, as if it had been an original Party to this Agreement in such Applicable Capacity;

(c)	as from that date, in the case where such Acceding Party is to become party hereto as an “Initial Hedge Counterparty”, such Acceding Party shall (to the extent envisaged by the Initial Senior Facilities Agreement) also become party to the Initial Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement); and

(d)	as from that date, in the case where such Acceding Party is to become party hereto as a “Refinancing Hedge Counterparty” with respect to any Refinancing Senior Facility, such Acceding Party shall (to the extent envisaged by the Refinancing Senior Facilities Agreement relating to such Refinancing Senior Facility) also become party to such Refinancing Senior Facilities Agreement as a “Hedge Counterparty” (as defined in such Refinancing Senior Facilities Agreement).

21.11	New Debtor

(a)	If any person:

(i)	incurs any Liabilities; or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities each of the Debtors will procure that the person incurring those Liabilities or giving that security, guarantee, indemnity or assurance becomes party to this Agreement as a “Debtor”, in accordance with paragraph (b) below, no later than contemporaneously with the incurrence of those Liabilities or the giving of that security, guarantee, indemnity or assurance, provided that for so long as (A) such person is a Relevant Intra-Group Borrower and an Onshore Group Member and (B) all of its Liabilities are Liabilities owing to (and all of such security, guarantee, indemnity or other assurance against loss given by it is given in respect of in respect of Liabilities owing by it to) an Intra-Group Lender or a Relevant Intra-Group Lender who is not required to become party to this Agreement as an “Intra-Group Lender” pursuant to paragraph (a) of Clause 21.9 (New Intra-Group Lender and Subordinated Creditor), then such Relevant Intra-Group Borrower shall not be required to become party to this Agreement as a “Debtor” but the provisions of Clause 6.8 (Relevant Intra-Group Lenders and Relevant Intra-Group Borrowers) shall apply accordingly.

(b)	With effect from the date of acceptance by the Security Agent of a Debtor Accession Deed duly executed and delivered to the Security Agent by a person that is to become party hereto as a “Debtor” as referred to and contemplated in paragraph (a) or, if later, the date specified in that Debtor Accession Deed, such person shall assume the same obligations and become entitled to the same rights as if it had been an original Party as a “Debtor”.

21.12	Additional parties

(a)	Each of the Parties appoints the Security Agent to receive on its behalf each Debtor Accession Deed and Creditor Accession Undertaking delivered to the Security Agent and the Security Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement or, where applicable, by the applicable Senior Finance Document (as contemplated by the definition of “Debtor Accession Deed” or “Creditor Accession Undertaking”, as the case may be).

(b)	In the case of a Creditor Accession Undertaking delivered to the Security Agent by any person that is to become party to the Initial Senior Facilities Agreement or any Refinancing Senior Facilities Agreement relating to any Refinancing Senior Facility as a “Hedge Counterparty” (as defined in the Initial Senior Facilities Agreement or such Refinancing Senior Facilities Agreement (as appropriate)):

(i)	the Security Agent shall, as soon as practicable after signing and accepting that Creditor Accession Undertaking in accordance with paragraph (a) above, deliver that Creditor Accession Undertaking to (in the case of the Initial Senior Facilities Agreement) the Initial Senior Agent or (in the case of a Refinancing Senior Facilities Agreement relating to a Refinancing Senior Facility) the Refinancing Senior Agent relating to such Refinancing Senior Facility; and

(ii)	(in the case of the Initial Senior Facilities Agreement) the Initial Senior Agent or (in the case of a Refinancing Senior Facilities Agreement relating to a Refinancing Senior Facility) the Refinancing Senior Agent relating to such Refinancing Senior Facility shall, as soon as practicable after receipt by it, sign and accept that Creditor Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Agreement.

21.13	Resignation of a Debtor

(a)	No Senior Guarantor may cease to be party to the Initial Senior Facilities Agreement as a Senior Guarantor in accordance with the terms of the Initial Senior Facilities Agreement unless each Initial Hedge Counterparty has notified the Security Agent that:

(i)	no payment is due from that Senior Guarantor to that Initial Hedge Counterparty under such Initial Senior Facilities Agreement; or

(ii)	such Initial Hedge Counterparty otherwise consents to that Senior Guarantor ceasing to be a Senior Guarantor under the Initial Senior Facilities Agreement.

(b)	Upon receiving any notification referred to in paragraph (a) above, the Security Agent shall notify the Initial Senior Agent accordingly.

(c)	No Senior Guarantor may cease to be party to any Refinancing Senior Facilities Agreement (relating to any Refinancing Senior Facility) as a Senior Guarantor in accordance with the terms of that Refinancing Senior Facilities Agreement unless each Refinancing Hedge Counterparty has notified the Security Agent that:

(i)	no payment is due from that Senior Guarantor to that Refinancing Hedge Counterparty under such Refinancing Senior Facilities Agreement; or

(ii)	such Refinancing Hedge Counterparty otherwise consents to that Senior Guarantor ceasing to be a Senior Guarantor under such Refinancing Senior Facilities Agreement.

(d)	Upon receiving any notification referred to in paragraph (c) above, the Security Agent shall notify the Refinancing Senior Agent relating to the applicable Refinancing Senior Facility accordingly.

(e)	The Borrower may request that a Debtor ceases to be a Debtor by delivering to the Security Agent a Debtor Resignation Request.

(f)	The Security Agent shall accept a Debtor Resignation Request in respect of a Debtor and notify the Borrower and each other Party of its acceptance if (but only if):

(i)	that Debtor is not the Borrower, Parentco or Holdco;

(ii)	the Borrower has confirmed that no Event of Default is continuing or would result from the acceptance of the Debtor Resignation Request;

(iii)	each Relevant Agent notifies the Security Agent that such Debtor is not or ceases to be a guarantor in respect of the Senior Facility relevant to such Relevant Agent;

(iv)	each Hedge Counterparty notifies the Security Agent that that Debtor is under no actual or contingent obligations to that Hedge Counterparty in respect of any of the Hedging Liabilities; and

(v)	the Borrower confirms that that Debtor is under no actual or contingent obligations in respect of any of the Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities or the Subordinated Liabilities.

(g)	Upon notification by the Security Agent to the Borrower of its acceptance of any request pursuant to paragraph (f) for a person to cease to be a Debtor, that person shall cease to be a Debtor and shall have no further rights or obligations under this Agreement as a Debtor.

21.14	No assignment or transfer of Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities or Subordinated Liabilities

Other than as expressly permitted by Clauses 21.2 (Change to Subordinated Creditors) or 21.8 (Change of Intra-Group Lender):

(a)	no Debtor or member of the Group owing any Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities or Subordinated Liabilities may (and each Debtor shall ensure that no such Debtor or member of the Group shall) assign or transfer, or create or permit to subsist any Security over, any of its rights or obligations in respect of any such Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities or Subordinated Liabilities, except (i) any assignment or transfer or Security constituted by any Common Transaction Security or (ii) with the prior consent of each Relevant Agent; and

(b)	no Creditor or member of the Group to which any Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities or Subordinated Liabilities are owed may (and each Debtor shall ensure that no such Creditor or member of the Group shall) assign or transfer any of its rights or obligations in respect of any such Intra-Group Liabilities or Subordinated Liabilities, except (i) any assignment or transfer or Security constituted by any Common Transaction Security or (ii) with the prior consent of each Relevant Agent.

SECTION 8

ADDITIONAL PAYMENT OBLIGATIONS

22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Borrower shall, promptly on demand, pay to the Security Agent the amount of all costs and expenses (including legal fees, subject to any arrangements agreed between the PE Consortium and the relevant legal counsel) (together with any applicable Indirect Tax) reasonably incurred by the Security Agent, any Receiver or any Delegate in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Debt Documents executed after the date of this Agreement.

22.2	Amendment costs

If a Debtor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable Indirect Tax) reasonably incurred by the Security Agent, any Receiver or any Delegate in responding to, evaluating, negotiating or complying with that request.

22.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees and together with any applicable Indirect Tax) incurred by the Security Agent, any Receiver or any Delegate in connection with (a) the enforcement of or the preservation of any rights under any Debt Document and/or the Transaction Security and/or (b) any proceedings instituted by or against the Security Agent as a consequence of taking or holding any Transaction Security or enforcing any rights under any Debt Document.

22.4	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Security Agent against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Debt Document.

22.5	Interest on demand

If any Creditor or Debtor fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on such overdue amount (and be compounded with it) from the due date thereof up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum in accordance with the Debt Documents) at the rate which is two (2) per cent. per annum over the rate at which the Security Agent was being offered, by leading banks in the London interbank market, deposits in an amount comparable to such overdue amount in the currency of such overdue amount for any period(s) that the Security Agent may from time to time select, provided that if any such rate is below zero, that rate will be deemed to be zero.

23.	OTHER INDEMNITIES

23.1	Indemnity to the Security Agent

(a)	Each Debtor jointly and severally shall promptly indemnify each of the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable Indirect Tax) incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 22 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of any Transaction Security or rights under any Security Document;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, any Receiver and./or any Delegate by the Debt Documents or by law;

(v)	any default by any Debtor in the performance of any of the obligations expressed to be assumed by it in any of the Debt Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors, a Financial Adviser or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate under the Debt Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the Security Agent’s, such Receiver’s or such Delegate’s own gross negligence or wilful misconduct).

(b)	Each Debtor acknowledges and agrees that the continuation of its indemnity obligations under this Clause 23.1 will not be prejudiced by any release or disposal under Clause 15 (Distressed Disposals and Appropriation) taking into account the operation of Clause 15 (Distressed Disposals and Appropriation).

(c)	Each of the Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 23.1 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security or rights under the Security Documents for all moneys payable to it.

23.2	Borrower’s indemnity to Senior Creditors

The Borrower shall promptly and as principal obligor indemnify each Senior Creditor against any cost, loss or liability (together with any applicable Indirect Tax), whether or not reasonably foreseeable, incurred by any of them in relation to or arising out of the operation of Clause 15 (Distressed Disposals and Appropriation).

SECTION 9

ADMINISTRATION

24.	INFORMATION

24.1	Dealings with Security Agent and Security Agents

(a)	Subject to clause 33.5 (Communication when Agent is Impaired Agent) of the Initial Senior Facilities Agreement (or any Refinancing Equivalent), each Senior Facility Creditor shall deal with the Security Agent exclusively through the Senior Agent relevant to it. Each of the Hedge Counterparties shall deal directly with the Security Agent and shall not deal through any Senior Agent.

(b)	No Senior Agent shall be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as expressly provided for in, and for the purposes of, this Agreement.

24.2	Disclosures

(a)	Notwithstanding any agreement to the contrary, each of the Debtors, Holdco, Parentco, the Intra-Group Lenders and the Subordinated Creditors consents, until the Senior Discharge Date, to the disclosure by any of the Senior Creditors and the Security Agent to each other (whether or not through an Senior Agent or the Security Agent) of such information concerning any or all of the Debtors, Holdco, Parentco, the Intra-Group Lenders, the Subordinated Creditors and the Group (and such other information as is received by any Senior Creditor in its capacity as such) as any Senior Creditor or the Security Agent shall see fit.

(b)	Each Initial Hedge Counterparty may make disclosures of information in accordance with clause 38 (Confidentiality) of the Initial Senior Facilities Agreement as if any reference therein to a “Finance Party” (as defined in the Initial Senior Facilities Agreement) included a reference to an Initial Hedge Counterparty and any reference therein to a “Finance Document” (as defined in the Initial Senior Facilities Agreement) included a reference to the Initial Hedging Agreement(s) which that Initial Hedge Counterparty is party to.

(c)	Each Refinancing Hedge Counterparty that is party to any Refinancing Senior Facilities Agreement may make disclosures of information in accordance with any confidentiality and/or disclosure provisions contained in such Refinancing Senior Facilities Agreement as if any reference therein to a “Finance Party” (as defined in such Refinancing Senior Facilities Agreement) included a reference to a Refinancing Hedge Counterparty and any reference therein to a “Finance Document” (as defined in such Refinancing Senior Facilities Agreement) included a reference to the Refinancing Hedging Agreement(s) which that Refinancing Hedge Counterparty is party to.

24.3	Notification of prescribed events

(a)	If an Event of Default either occurs or ceases to be continuing under or pursuant to any Senior Facility Finance Document (relating to any Senior Facility), the Senior Agent in respect of that Senior Facility shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Relevant Agent and each Hedge Counterparty.

(b)	If an Acceleration Event occurs under or in respect of any Senior Facilities Agreement (relating to any Senior Facility), the Senior Agent in relation to that Senior Facility shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Relevant Agent and each Hedge Counterparty.

(c)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each Secured Party of that action.

(d)	If any Senior Creditor exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Secured Party of that action.

(e)	If a Debtor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Relevant Agent and each other Hedge Counterparty.

(f)	If a Hedge Counterparty terminates or closes-out, in whole or in part, any hedging transaction under any Hedging Agreement under Clause 5.9 (Permitted Enforcement: Hedge Counterparties) it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Relevant Agent and each other Hedge Counterparty.

(g)	If a Senior Mandatory Prepayment is waived pursuant to the terms of any Senior Facilities Agreement (relating to any Senior Facility), the Senior Agent in relation to that Senior Facility shall notify the Security Agent of the amount of such Senior Mandatory Prepayment waived and the Security Agent shall, upon receiving that notification, notify each Hedge Counterparty.

(h)	If any of the Term Outstandings in relation to the Initial Senior Facility are to be reduced (whether by way of repayment, prepayment, cancellation or otherwise) the Borrower shall notify each Initial Hedge Counterparty of:

(i)	the date and amount of that proposed reduction;

(ii)	any Interest Rate Hedge Excess in relation to the Initial Senior Facility that would result from that proposed reduction and that Initial Hedge Counterparty’s Interest Rate Hedging Proportion (if any) of that Interest Rate Hedge Excess; and

(iii)	any Exchange Rate Hedge Excess in relation to the Initial Senior Facility that would result from that proposed reduction and that Initial Hedge Counterparty’s Exchange Rate Hedging Proportion (if any) of that Exchange Rate Hedge Excess.

(i)	If any of the Term Outstandings in relation to any Refinancing Senior Facility are to be reduced (whether by way of repayment, prepayment, cancellation or otherwise) the Borrower shall notify each Refinancing Hedge Counterparty in respect of that Refinancing Senior Facility of:

(i)	the date and amount of that proposed reduction;

(ii)	any Interest Rate Hedge Excess in relation to that Refinancing Senior Facility that would result from that proposed reduction and that Refinancing Hedge Counterparty’s Interest Rate Hedging Proportion (if any) of that Interest Rate Hedge Excess; and

(iii)	any Exchange Rate Hedge Excess in relation to that Refinancing Senior Facility that would result from that proposed reduction and that Refinancing Hedge Counterparty’s Exchange Rate Hedging Proportion (if any) of that Exchange Rate Hedge Excess.

(j)	If a Senior Agent ceases to be a Relevant Agent then that Senior Agent shall promptly upon becoming aware of the same notify the Security Agent of cessation.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Security Agent’s communications with Senior Creditors

The Security Agent shall be entitled to carry out all dealings:

(a)	with each of the Senior Facility Creditors through the Senior Agent relevant to it and may give to the Senior Agent relevant to a Senior Facility Creditor any notice or other communication required to be given by the Security Agent to such Senior Facility Creditor; and

(b)	with each Hedge Counterparty directly with that Hedge Counterparty.

25.3	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of Holdco, Parentco or the Borrower, that identified with its name below;

(b)	in the case of the Security Agent, that identified with its name below; and

(c)	in the case of each other Party, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer which that Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

25.4	Delivery

(a)	Any communication or document made or delivered by one Party to another Party under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the applicable address of such other Party or five Business Days after being deposited in the post postage prepaid in an envelope addressed to such other Party at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 25.3 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 25.4 will be deemed to have been made or delivered to each of the Debtors.

(d)	Any communication or document which becomes effective in accordance with paragraphs (a) to (c) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.5	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 25.3 (Addresses) or changing its own address or fax number, the Security Agent shall notify the other Parties.

25.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with this Agreement may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made those two Parties under or in connection with this Agreement will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective in accordance with paragraph (b) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.7	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	PRESERVATION

26.1	Partial invalidity

If, at any time, any provision of a Debt Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

26.2	No impairment

If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision or any other provision of that Debt Document will be impaired as against any other party to that Debt Document.

26.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under a Debt Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Debt Document. No election to affirm any Debt Document on the part of a Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Debt Document are cumulative and not exclusive of any rights or remedies provided by law.

26.4	Waiver of defences

None of the provisions of this Agreement or any Transaction Security or rights under any Security Document will be affected by an act, omission, matter or thing which, but for this Clause 26.4, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement including (without limitation and whether or not known to any Party):

(a)	any time, waiver or consent granted to, or composition with, any Debtor or other person;

(b)	the release of any Debtor or any other person under the terms of any composition or arrangement with any creditor of any Debtor, Holdco, Parentco, any member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor or other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or security;

(g)	any intermediate Payment of any of the Liabilities owing to any or all of the Senior Creditors in whole or in part; or

(h)	any insolvency or similar proceedings.

26.5	Priorities not affected

Except as otherwise provided in this Agreement the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)	not be affected by any reduction or increase in the amount (whether of principal or otherwise) secured by the Transaction Security in respect of any or all of the Liabilities owing to any or all of the Senior Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)	apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)	secure the Liabilities owing to the Senior Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

27.	CONSENTS, AMENDMENTS AND OVERRIDE

27.1	Required consents

(a)	Subject to paragraphs (b) and (c) below and subject to Clause 27.4 (Exceptions), Clause 27.5 (Excluded Senior Secured Credit Participations) and Clause 27.6 (Disenfranchisement of Sponsor Affiliates), this Agreement may be amended or waived only with the consent of each Relevant Agent (in its capacity as Senior Agent) and the Security Agent.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	Clause 12 (Redistribution), Clause 19 (Application of Proceeds) or this Clause 27;

(ii)	paragraphs (e)(iii), (f) and (g) of Clause 20.2 (Instructions);

(iii)	the order of priority or subordination under this Agreement; or

(iv)	any matter referred to in any of paragraphs (b)(i) to (iii) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents),

shall not be made without the consent of each of:

(A)	the Relevant Agents (in its capacity as Senior Agent);

(B)	each Initial Senior Lender (whose Senior Secured Credit Participation is greater than zero);

(C)	each Hedge Counterparty (to the extent that the amendment or waiver would adversely affect that Hedge Counterparty); and

(D)	the Security Agent.

(c)	This Agreement may be amended by each Relevant Agent, the Security Agent and the Borrower without the Consent of any other Party to cure defects, resolve ambiguities or reflect changes in each case of a minor technical or administrative nature, and any such amendments shall be binding on the Parties.

27.2	Amendments and Waivers: Transaction Security Documents

(a)	Subject to paragraph (b) below and to Clause 27.4 (Exceptions) and unless the provisions of any Debt Document to which the Security Agent is a party expressly provide otherwise, the Security Agent may (with respect to any Transaction Security Document), if authorised by:

(i)	(in the case of any Transaction Security Document to the extent relating to any DSRA Transaction Security) the Initial Majority Senior Facility A Creditors at any time prior to the Initial Senior Facility A Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility A Discharge Date;

(ii)	(in the case of any Transaction Security Document to the extent relating to any Facility B Transaction Security) the Initial Majority Senior Facility B Creditors at any time prior to the Initial Senior Facility B Discharge Date or the Instructing Group at any time on or after the Initial Senior Facility B Discharge Date; and/or

(iii)	(in any other case) the Instructing Group,

and if the Borrower consents, amend the terms of, waive any of the requirements of or grant consents under, such Transaction Security Document which shall be binding on each Party.

(b)	Subject to paragraph (c) of Clause 27.4 (Exceptions), any amendment or waiver of, or consent under, any Transaction Security Document or this Agreement which has the effect of changing or which relates to:

(i)	the nature or scope of any Charged Property;

(ii)	the manner in which the proceeds of enforcement of any Transaction Security or any rights under any Transaction Security Document are distributed;

(iii)	the release of any Transaction Security (unless such release is expressly permitted under this Agreement or the terms of any Transaction Security Document relating to such Transaction Security) or the terms of any Transaction Security Document or this Agreement governing the release of any Transaction Security; or

(iv)	the release of rights under any PRC Account Control Agreement or the SBLC Intercreditor Agreement (unless such release is expressly required under the terms of such PRC Account Control Agreement or, as the case may be, the SBLC Intercreditor Agreement), shall not be made without the prior consent of (A) each Relevant Agent (in its capacity as Senior Agent), (B) each Initial Senior Lender (whose Senior Secured Credit Participation is greater than zero) and (C) the Hedge Counterparties.

27.3	Effectiveness

(a)	Any amendment, waiver or consent given in accordance with this Clause 27 will be binding on all Parties and the Security Agent may effect, on behalf of any Senior Creditor, any amendment, waiver or consent permitted by this Clause 27.

(b)	Without prejudice to the generality of Clause 20.7 (Rights and discretions) the Security Agent may engage, pay for and rely on the services of lawyers in determining the level of consent required for, and in effecting, any amendment, waiver or consent under this Agreement.

27.4	Exceptions

(a)	Subject to paragraphs (c) and (d) below, if any amendment, waiver or consent under or in respect of this Agreement or any Transaction Security Document may impose new or additional obligations on or withdraw or reduce the rights of any Party other than:

(i)	(A) in the case of an Initial Senior Lender, in a way which affects or would affect Initial Senior Lenders generally, (B) in the case of a Refinancing Senior Lender (in respect of any Refinancing Senior Facility), in a way which affects or would affect Refinancing Senior Lenders (in respect of such Refinancing Senior Facility) generally, (C) in the case of an Initial Hedge Counterparty, in a way which affect or would affect Initial Hedge Counterparties generally or (D) in the case of a Refinancing Hedge Counterparty, in a way which affect or would affect Refinancing Hedge Counterparties generally; or

(ii)	in the case of a Debtor, to the extent consented to by the Borrower under paragraph (a) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents),

the consent of that Party is required.

(b)	Subject to paragraphs (c) and (d) below, an amendment, waiver or consent under or in respect of this Agreement or any Transaction Security Document which relates to the rights or obligations of a Senior Agent, a Senior Arranger, the Security Agent (including, without limitation, any ability of the Security Agent to act in its discretion under this Agreement) or a Hedge Counterparty may not be effected without the consent of that Senior Agent (acting in its personal capacity), that Senior Arranger, the Security Agent or that Hedge Counterparty (as the case may be).

(c)	Neither paragraph (a) nor (b) above, nor paragraph (b) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents) shall apply:

(i)	to any release of Transaction Security, claim or Liabilities or Secured Obligations; or

(ii)	to any consent,

which, in each case, the Security Agent gives in accordance with Clause 14 (Non-distressed Disposals), Clause 15 (Distressed Disposals and Appropriation) or Clause 17 (Acquisition and Insurance Claims).

(d)	Paragraphs (a) and (b) above shall apply to an Senior Arranger only to the extent that Liabilities are then owed to that Senior Arranger.

27.5	Excluded Senior Secured Credit Participations

(a)	Subject to paragraph (b) below, if in relation to:

(i)	a request for a Consent in relation to any of the terms of this Agreement;

(ii)	a request to participate in any other vote of Senior Creditors under the terms of this Agreement;

(iii)	a request to approve any other action under this Agreement; or

(iv)	a request to provide any confirmation or notification under this Agreement,

any Senior Creditor:

(A)	fails to respond to that request within 15 Business Days of that request being made; or

(B)	(in the case of a Senior Creditor and any of paragraphs (i) to (iii) above), fails to provide details of its Initial Senior Facility Credit Participation, Initial Senior Facility A Credit Participation, Initial Senior Facility B Credit Participation, Refinancing Senior Facility Credit Participation and/or Senior Secured Credit Participation (as the case may be) to the Security Agent within the timescale specified by the Security Agent, then:

(v)	in the case of each of paragraphs (i) to (iii) above, that Senior Creditor’s Initial Senior Facility Credit Participation, Initial Senior Facility A Credit Participation, Initial Senior Facility B Credit Participation Refinancing Senior Facility Credit Participation and/or Senior Secured Credit Participation (as the case may be) shall be deemed to be zero for the purpose of calculating the Initial Senior Facility Credit Participations, Initial Senior Facility A Credit Participations, Initial Senior Facility B Credit Participations, Refinancing Senior Facility Credit Participations or Senior Secured Credit Participations when ascertaining whether the consent of Senior Creditors holding any applicable percentage (including, for the avoidance of doubt, unanimity) of Initial Senior Facility Credit Participations, Initial Senior Facility A Credit Participations, Initial Senior Facility B Credit Participations, Refinancing Senior Facility Credit Participations or Senior Secured Credit Participations has been obtained to give that Consent, carry that vote or approve that action;

(vi)	in the case of each of paragraphs (i) to (iii) above, that Senior Creditor’s status as an Initial Senior Facility Creditor, Refinancing Senior Facility Creditor or Senior Creditor (as appropriate) shall be disregarded for the purposes of ascertaining whether the agreement of any specified group of Senior Creditors has been obtained to give that Consent, carry that vote or approve that action; and

(vii)	in the case of paragraph (iv) above, that confirmation or notification shall be deemed to have been given.

(b)	Paragraph (a)(A) above shall not apply to:

(i)	an amendment or waiver referred to in paragraphs (b)(i), (b)(ii), (b)(iii) or (b)(iv) of Clause 27.1 (Required consents) or paragraph (b) of Clause 27.2 (Amendments and Waivers: Transaction Security Documents);

(ii)	an amendment or waiver referred to in paragraph (a) of Clause 27.4 (Exceptions); and/or

(iii)	a Senior Creditor to the extent that applicable amendment, waiver, Consent or other matter (to which paragraph (a)(A) would otherwise apply) has the effect of increasing any obligations of such Senior Creditor or has the effect of adversely affecting such Senior Creditor in a manner that is disproportionate to the effect of such amendment, waiver, Consent or other matter on (A) (in the case of an Initial Senior Lender) the Initial Senior Lenders generally, (B) (in the case of a Refinancing Senior Lender in respect of any Refinancing Senior Facility) the Refinancing Senior Lenders in respect of such Refinancing Senior Facility generally, (C) (in the case of an Initial Hedge Counterparty) the Initial Hedge Counterparties generally or (D) (in the case of a Refinancing Hedge Counterparty) the Refinancing Hedge Counterparties generally.

27.6	Disenfranchisement of Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate (x) holds or owns (or holds the economic benefit or effect of) any commitment or participation represented by any Initial Senior Facility Credit Participation or any Refinancing Senior Facility Credit Participation or (y) has entered into any sub-participation agreement relating to any commitment or participation represented by any Initial Senior Facility Credit Participation, Initial Senior Facility A Credit Participation, Initial Senior Facility B Credit Participation or any Refinancing Senior Facility Credit Participation or any other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated (each of such Initial Senior Facility Credit Participation, Initial Senior Facility A Credit Participation, Initial Senior Facility B Credit Participation and/or Refinancing Senior Facility Credit Participation referred to in (x) and/or (y) being a “Sponsor Debt Interest”):

(i)	in ascertaining:

(A)	the Initial Majority Senior Facility Creditors, the Initial Majority Senior Facility A Creditors, the Initial Majority Senior Facility B Creditors or the Majority Senior Secured Creditors; or

(B)	whether:

(1)	the consent of Senior Creditors holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Initial Senior Facility Credit Participations, Initial Senior Facility A Credit Participations, Initial Senior Facility B Credit Participations, Refinancing Senior Facility Credit Participations or Senior Secured Credit Participations; or

(2)	the agreement of any specified group of Senior Creditors

has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement,

that commitment or participation represented by such Sponsor Debt Interest shall be deemed to be zero and, subject to paragraph (ii) below, that Sponsor Affiliate (or each person with whom it has entered into that sub-participation or that other agreement or arrangement (a “Counterparty”)) shall be deemed not to be:

(C)	an Initial Senior Lender (in the case of any Initial Senior Facility Credit Participation); or

(D)	a Refinancing Senior Lender in respect of any Refinancing Senior Facility (in the case of any Refinancing Senior Facility Credit Participation).

(ii)	Paragraphs (i)(C) and (i)(D) above shall not apply to such Counterparty to the extent that such Counterparty is an Initial Senior Lender or Refinancing Senior Lender (in respect of any Refinancing Senior Facility) (as the case may be) by virtue otherwise than by beneficially holding or owning (or holding the economic benefit or effect of) any commitment represented by such Sponsor Debt Interest.

(b)	If any Initial Senior Lender or Refinancing Senior Lender (in respect of any Refinancing Senior Facility) knowingly enters into any of the arrangements described in paragraph (a) above with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such Senior Creditor shall (unless it, or the Senior Agent acting on its behalf, has previously notified the Security Agent in writing of such Notifiable Debt Purchase Transaction) promptly notify (or, if the Senior Agent acting on its behalf becomes aware of the same, such Senior Agent shall promptly notify) the Security Agent in writing of such Notifiable Debt Purchase Transaction, such notification to specify the Common Currency Amount of the aggregate principal amount of the Sponsor Debt Interest that is the subject of such Notifiable Debt Purchase Transaction, provided that it is acknowledged none of the Senior Agents shall be deemed to have knowledge of any Notifiable Debt Purchase Transaction (unless such Senior Agent shall have been notified of such Notifiable Debt Purchase Transaction in accordance with the provisions of the applicable Senior Finance Documents applicable to it) or have any duty to enquire or monitor whether any Notifiable Debt Purchase Transaction has been entered into.

(c)	Any Initial Senior Lender or Refinancing Senior Lender (in respect of any Refinancing Senior Facility) shall promptly notify (or, if the Senior Agent acting on its behalf such Senior Creditor becomes aware of the same, such Senior Agent shall promptly notify) the Security Agent if a Notifiable Debt Purchase Transaction to which such Senior Creditor is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to specify the Common Currency Amount of the aggregate principal amount of the Sponsor Debt Interest that is the subject of such termination or cessation, provided that it is acknowledged none of the Senior Agents shall be deemed to have knowledge of any such termination or cessation (unless such Senior Agent shall have been notified of such termination or cessation in accordance with the provisions of the applicable Senior Finance Documents applicable to it) or have any duty to enquire or monitor whether any Notifiable Debt Purchase Transaction has been terminated or has ceased to be with a Sponsor Affiliate.

(d)	Each Sponsor Affiliate that is an Initial Senior Lender and/or a Refinancing Senior Lender (in respect of any Refinancing Senior Facility) agrees that:

(i)	in relation to any meeting or conference call to which all the Initial Senior Facility Creditors or all the Refinancing Senior Facility Creditors (in respect of any Refinancing Senior Facility) or any combination of those groups of Senior Creditors are invited to attend or participate, it shall not attend or participate in the same if so requested by the Security Agent or, unless the Security Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	it shall not, unless the Security Agent otherwise agrees, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Security Agent or one or more of the Senior Creditors.

27.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment in respect of the Initial Senior Facility or any Refinancing Senior Facility:

(i)	in ascertaining:

(A)	the Initial Majority Senior Facility Creditors, the Initial Majority Senior Facility A Creditors, the Initial Majority Senior Facility B Creditors or the Majority Senior Secured Creditors; or

(B)	whether:

(1)	the consent of the Initial Senior Facility Creditors, the Refinancing Senior Facility Creditors (in respect of any or all of the Refinancing Senior Facilities) and/or the Senior Creditors (as the case may be) holding any applicable percentage (including, for the avoidance of doubt, unanimity) of Initial Senior Facility Credit Participations, Initial Senior Facility A Credit Participations, Initial Senior Facility B Credit Participations, Refinancing Senior Facility Credit Participations and/or Senior Secured Credit Participations (as the case may be); or

(2)	the agreement of any specified group of Senior Creditors,

has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement,

then (where that Defaulting Lender has any Available Commitment in respect of the Initial Senior Facility) that Defaulting Lender’s (x) Initial Senior Facility Credit Participation, (y) (to the extent that such Available Commitment relates to Facility A (as defined in the Initial Senior Facilities Agreement)) Initial Senior Facility A Credit Participation and (z) (to the extent that such Available Commitment relates to Facility B (as defined in the Initial Senior Facilities Agreement)) Initial Senior Facility B Credit Participation will for such purposes only be reduced by the amount of such Available Commitment or (where that Defaulting Lender has any Available Commitment in respect of any Refinancing Senior Facility) that Defaulting Lender’s Refinancing Senior Facility Credit Participation will for such purposes only be reduced by the amount of its Available Commitment in respect of such Refinancing Senior Facility, and to the extent that that reduction results in that Defaulting Lender’s aggregate Initial Senior Facility Credit Participation or Refinancing Senior Facility Credit Participation being zero, that Defaulting Lender shall be deemed not to be:

(C)	(in the case of reduction of that Defaulting Lender’s aggregate Initial Senior Facility Credit Participation to zero) an Initial Senior Lender; and/or

(D)	(in the case of reduction of that Defaulting Lender’s Refinancing Senior Facility Credit Participation to zero) a Refinancing Senior Lender in respect of any Refinancing Senior Facility,

as the case may be.

(b)	For the purposes of this Clause 27.7, the Security Agent may assume that the following Senior Creditors are Defaulting Lenders:

(i)	any Senior Lender which has notified the Security Agent that it has become a Defaulting Lender;

(ii)	any Senior Lender (in respect of any Senior Facility) to the extent that the Senior Agent in relation to that Senior Facility has notified the Security Agent that that Senior Lender is a Defaulting Lender; and

(iii)	any Senior Lender in relation to which the Security Agent is aware that any of the events or circumstances referred to in (in the case of an Initial Senior Lender) paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” in the Initial Senior Facilities Agreement or (in the case of any Refinancing Senior Lender in respect of any Refinancing Senior Facility), any Refinancing Equivalent thereof as applicable to such Refinancing Senior Lender has occurred, unless it has received notice to the contrary from that Senior Lender concerned or the Senior Agent on behalf of that Senior Lender concerned (in each case together with any supporting evidence reasonably requested by the Security Agent), or the Security Agent is otherwise aware, that that Senior Lender has ceased to be a Defaulting Lender.

27.8	Calculation of Senior Secured Credit Participations

For the purposes of determining whether the consent, instruction or vote of Creditors holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Initial Senior Facility Credit Participations, the Initial Senior Facility A Credit Participations, the Initial Senior Facility B Credit Participations. the Refinancing Senior Facility Credit Participations or the Senior Secured Credit Participations has been obtained in respect of any matter under or relating to this Agreement (including for the purposes of determining the Initial Majority Senior Facility Creditors, the Initial Majority Senior Facility A Creditors, the Initial Majority Senior Facility B Creditors, the Majority Senior Secured Creditors, the Instructing Group and/or the Security Instructing Group in respect of any Transaction Security or Security Document):

(a)	the Security Agent may notionally convert the Initial Senior Facility Credit Participations, the Initial Senior Facility A Credit Participations, the Initial Senior Facility B Credit Participations, the Refinancing Senior Facility Credit Participations or the Senior Secured Credit Participations into their Common Currency Amounts; and

(b)	a Creditor may split its votes (as attributable to its Initial Senior Facility Credit Participation, its Initial Senior Facility A Credit Participation, its Initial Senior Facility B Credit Participation, its Refinancing Senior Facility Credit Participation or its Senior Secured Credit Participation (as the case may be)) in whatever percentages it may specify, and may exercise such votes in different ways (and shall for such purpose be construed as different Creditors holding such percentages of such Initial Senior Facility Credit Participation, such Initial Senior Facility A Credit Participation, such Initial Senior Facility B Credit Participation, such Refinancing Senior Facility Credit Participation or such Senior Secured Credit Participation (as the case may be) as so specified by such Creditor respectively, provided that (in each case) the aggregate of such percentages shall be equal to 100%).

27.9	Deemed consent

If, at any time prior to the Senior Discharge Date, all of the Senior Creditors (or the applicable percentage and/or class of the Senior Creditors that can bind all of the Senior Creditors) or one or more Senior Agent(s) (acting on the instructions of all of the Senior Creditors or the applicable percentage and/or class of Senior Creditors that can bind all of the Senior Creditors pursuant to the terms of the applicable Senior Finance Documents) give a Consent in respect of any of the Senior Finance Documents then, if that action was permitted by the terms of this Agreement, each of the Intra-Group Lenders, Holdco, Parentco and the Subordinated Creditors will (or will be deemed to):

(a)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which it is a party and in relation the Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities and the Subordinated Liabilities owing to it; and

(b)	do anything (including executing any document) that the Senior Creditors or any Senior Agent may reasonably require to give effect to this Clause 27.9.

27.10	Excluded consents

Clause 27.9 (Deemed consent) does not apply to any Consent which has the effect of:

(a)	increasing or decreasing any of the Liabilities;

(b)	changing the basis upon which any Permitted Payments are calculated (including the timing, currency or amount of such Permitted Payments); or

(c)	changing the terms of this Agreement or of any Security Document.

27.11	No liability

None of the Senior Creditors will be liable to any other Creditor or Debtor for any Consent given or deemed to be given under this Clause 27.

27.12	Agreement to override

Unless expressly stated otherwise in this Agreement, this Agreement overrides anything in the Debt Documents to the contrary.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the execution on such counterparts were on a single copy of this Agreement.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

29.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

30.	ENFORCEMENT

30.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 30.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

30.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any applicable law:

(i)	each of the Debtors, Holdco, Parentco and the Intra-Group Lenders (unless incorporated in England and Wales):

(A)	irrevocably appoints [—] as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(B)	agrees that failure by a process agent to notify such Debtor, Holdco, Parentco or such Intra-Group Lender of any process will not invalidate the proceedings concerned;

(ii)	each of the Subordinated Creditors (unless incorporated in England and Wales):

(A)	irrevocably appoints [—] as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(B)	agrees that failure by a process agent to notify such Subordinated Creditor of any process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent of any Debtor, Holdco, Parentco, any Intra-Group Lender or any Subordinated Creditor for service of process is unable for any reason to act as agent for service of process, the Borrower (in the case of an agent for service of process for such Debtor, Holdco, Parentco or such Intra-Group Lender) or such Subordinated Creditor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to each Relevant Agent at that time to accept service of process on behalf of such Debtor, Holdco, Parentco, such Intra-Group Lender or such Subordinated Creditor. Failing this, any Relevant Agent at that time may appoint another agent for this purpose and such appointment shall be binding on such Debtor, Holdco, Parentco, such Intra-Group Lender or such Subordinated Creditor. Any Relevant Agent making any such appointment shall notify the other Relevant Agents and the Security Agent.

(c)	Each of the Debtors, Holdco, Parentco, the Intra-Group Lenders and the Subordinated Creditors expressly agrees and consents to the provisions of this Clause 30 and Clause 29 (Governing Law).

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by each of Parentco, Holdco, the Intra-Group Lenders, the Debtors and the Subordinated Creditors and is intended to be and is delivered by each of them as a deed on the date specified above.

SCHEDULE 1

INITIAL SENIOR LENDERS

[To be confirmed]

SCHEDULE 2

ORIGINAL INTRA-GROUP LENDERS

[To be confirmed]

SCHEDULE 3

ORIGINAL DEBTORS

[To be confirmed]

SCHEDULE 4

ORIGINAL SUBORDINATED CREDITORS

[To be confirmed]

SCHEDULE 5

FORM OF DEBTOR ACCESSION DEED

THIS AGREEMENT is made on [                    ] and made between:

(1)	[Insert full name of person becoming Debtor] (the “Acceding Debtor”); and

(2)	[Insert full name of current Security Agent] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below.

This agreement is made on [date] by the Acceding Debtor in relation to an intercreditor agreement dated [    ] between, among others, [                    ] as holdco, Giovanna Parent Limited as parentco, Giovanna Acquisition Limited as borrower, [            ] as security agent and [            ] as initial senior agent (as amended and/or supplemented from time to time, the “Intercreditor Agreement”).

The Acceding Debtor intends to [incur Liabilities under the following documents] [and/or] [give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

(the “Relevant Documents”).

IT IS AGREED as follows:

1.	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

2.	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(a)	any Security in respect of Liabilities and/or Secured Obligations created or expressed to be created pursuant to any or all of the Relevant Documents (and/or any other Debt Documents to which the Acceding Party is or may become party);

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of any or all of the Liabilities and/or Secured Obligations to the Security Agent as trustee for the Secured Parties (whether in the Relevant Documents or otherwise) together with all representations and warranties expressed to be given by the Acceding Debtor (whether in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

3.	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a “Debtor” thereunder, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement as a “Debtor”.

4.	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an “Intra-Group Lender”, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an “Intra-Group Lender”].**

5.	This Agreement may be executed in any number of counterparts, which together shall constitute the same instrument.

6.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, English law.

THIS AGREEMENT has been signed on behalf of the Security Agent and executed as a deed by the Acceding Debtor and is delivered on the date stated above.

The Acceding Debtor

[EXECUTED as a DEED	)
By: [full name of Acceding Debtor]	)

Director

Director/Secretary

OR

[EXECUTED as a DEED
By: [full name of Acceding Debtor]

Signature of Director

Name of Director

in the presence of

Signature of witness

**	Include this paragraph in the relevant Debtor Accession Deed if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

Name of witness

Address of witness

Occupation of witness]

Address for notices:

Address:

Fax:

The Security Agent

[full name of current Security Agent]

By:

Date:

SCHEDULE 6

FORM OF CREDITOR ACCESSION UNDERTAKING

To:	[Insert full name of current Security Agent] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below.

[To:

[Insert full name of current Initial Senior Agent] as Initial Senior Agent.] [or] [Insert full name of current Refinancing Senior Agent in respect of the relevant Refinancing Senior Facility] as Refinancing Senior Agent.] [3]

From:	[Acceding Creditor]

THIS UNDERTAKING is made on [date] by [insert full name of person to become party to Intercreditor Agreement as an “Initial Senior Lender”, an “Initial Senior Agent”, a “Refinancing Senior Agent”, a “Refinancing Senior Lender”, an “Initial Hedge Counterparty”, a “Refinancing Hedge Counterparty”, a “Subordinated Creditor” or an “Intra-Group Lender”] (the “Acceding [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender]”) in relation to the intercreditor agreement dated [    ] between, among others, [            ] as holdco, Giovanna Parent Limited as parentco, Giovanna Acquisition Limited as borrower, [            ] as security agent and [            ] as initial senior agent (as amended and/or supplemented from time to time, the “Intercreditor Agreement”). Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender] being accepted as [a][an] [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender] for the purposes of the Intercreditor Agreement, the Acceding [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender] confirms that, as from [date], it intends to be party to the Intercreditor Agreement as [a][an] “[Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender]” and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by [a][an] [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as [a][an] “[Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender]”.

[3]

Include only in the case of an Initial Hedge Counterparty using this undertaking to accede to the Initial Senior Facilities Agreement or a Refinancing Hedge Counterparty using this undertaking to accede to a Refinancing Senior Facilities Agreement (as appropriate) in accordance with paragraph (c) of Clause 21.10 (Creditor Accession Undertaking). Delete / amend as appropriate

[[The Acceding [Initial]/[Refinancing] Hedge Counterparty has become a provider of hedging arrangements to the [Borrower] in relation to Term Outstandings under the following Senior Facilities Agreement: [insert description] (the “Relevant Senior Facilities Agreement”) [(the Refinancing Senior Facility relating thereto being the “Relevant Refinancing Senior Facility”)]. In consideration of the Acceding [Initial]/[Refinancing] Hedge Counterparty being accepted as a “Hedge Counterparty” (as defined in the Relevant Senior Facilities Agreement) for the purposes of the Relevant Senior Facilities Agreement, the Acceding [Initial/Refinancing] Hedge Counterparty confirms, for the benefit of the parties to the Relevant Senior Facilities Agreement, that, as from [date], it intends to be party to the Relevant Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Relevant Senior Facilities Agreement), and undertakes to perform all the obligations expressed in the Relevant Senior Facilities Agreement to be assumed by a Hedge Counterparty (as defined in the Relevant Senior Facilities Agreement) and agrees that it shall be bound by all the provisions of the Relevant Senior Facilities Agreement, as if it had been an original party to the Relevant Senior Facilities Agreement as a “Hedge Counterparty” (as defined in the Relevant Senior Facilities Agreement).] 4

[The Acceding Refinancing Senior Agent is the agent acting for the Refinancing Senior Lenders in respect of a Refinancing Senior Facility (the “Applicable Refinancing Senior Facility”) pursuant to a facilities agreement dated [    ] between, among others, [Giovanna Acquisition Limited] as borrower, the Acceding Refinancing Senior Agent as [agent] and [                    ] as [            ] (being the Refinancing Senior Facilities Agreement in respect of the Applicable Refinancing Senior Facility). The Acceding Refinancing Senior Agent hereby designates the following documents as “Refinancing Senior Facility Finance Documents” in respect of the Applicable Refinancing Senior Facility for the purpose of the Intercreditor Agreement: (i) the Refinancing Senior Facilities Agreement relating to the Applicable Refinancing Senior Facility referred to above, and (ii) [Acceding Refinancing Senior Agent to insert documents to be designated as Refinancing Senior Facility Finance Documents in respect of the Applicable Refinancing Senior Facility].5

This Undertaking may be executed in any number of counterparts, which together shall constitute the same instrument.

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above [and is executed as a deed by the Acceding [Subordinated Creditor/Intra-Group Lender], if it is acceding as a Subordinated Creditor or an Intra-Group Lender and is delivered on the date stated above].

Acceding [Initial Senior Lender/Initial Senior Agent/Refinancing Senior Agent/Refinancing Senior Lender/Initial Hedge Counterparty/Refinancing Hedge Counterparty/Subordinated Creditor/Intra-Group Lender]

[4]

Include only in the case of an Initial Hedge Counterparty using this undertaking to accede to the Initial Senior Facilities Agreement or a Refinancing Hedge Counterparty using this undertaking to accede to a Refinancing Senior Facilities Agreement (as appropriate) in accordance with paragraph (c) of Clause 21.10 (Creditor Accession Undertaking). Delete / amend as appropriate.

[5]

Include only in the case of the first Acceding Refinancing Senior Agent relating to a Refinancing Senior Facility to accede to the Intercreditor Agreement in respect of such Refinancing Senior Facility. Delete / amend as appropriate.

[EXECUTED as a DEED]

[insert full name of Acceding Creditor]

By:

Address:

Fax:

Accepted by the Security Agent	[Accepted by the [Initial Senior Agent][Refinancing Senior Agent in respect of the Relevant Refinancing Senior Facility]]

for and on behalf of	for and on behalf of
[Insert full name of current Security Agent]	[Insert full name of current [Initial Senior Agent][Refinancing Senior Agent in respect of the Relevant Refinancing Senior Facility]]

Date:	Date:][6]

[6]

Include only in the case of an Initial Hedge Counterparty using this undertaking to accede to the Initial Senior Facilities Agreement or a Refinancing Hedge Counterparty using this undertaking to accede to a Refinancing Senior Facilities Agreement (as appropriate) in accordance with paragraph (c) of Clause 21.10 (Creditor Accession Undertaking). Delete / amend as appropriate.

SCHEDULE 7

FORM OF DEBTOR RESIGNATION REQUEST

To:	[ ] as Security Agent

From:	[resigning Debtor] and [the Borrower]

Dated:

Dear Sirs

Intercreditor agreement dated [    ] between, among others, [                    ] as holdco, Giovanna Parent Limited as parentco, Giovanna Acquisition Limited as borrower, [            ] as security agent, [            ] as initial senior agent (as amended and/or supplemented from time to time, the “Intercreditor Agreement”)

1.	We refer to the Intercreditor Agreement. This is a Debtor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Debtor Resignation Request unless given a different meaning in this Debtor Resignation Request.

2.	Pursuant to Clause [21.13] (Resignation of a Debtor) of the Intercreditor Agreement we request that [resigning Debtor][7] be released from its obligations as a Debtor under the Intercreditor Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[resigning Debtor] is under no actual or contingent obligations in respect of any of the Holdco Liabilities, Parentco Liabilities, Intra-Group Liabilities and Subordinated Liabilities.

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[the Borrower]	[resigning Debtor]

By:	By:

[7]	Cannot be the Borrower, Parentco or Holdco.

SIGNATURES

[TO BE FINALISED]

The Debtors

Holdco

[EXECUTED as a DEED
By: [INSERT NAME OF HOLDCO]

director

director/secretary]

OR

[EXECUTED as a DEED
By: [INSERT NAME OF HOLDCO]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Address:

Fax:

Parentco

[EXECUTED as a DEED
By: GIOVANNA PARENT LIMITED

Director

director/secretary]

OR

[EXECUTED as a DEED
By: GIOVANNA PARENT LIMITED

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Address:

Fax:

Borrower

[EXECUTED as a DEED
By: GIOVANNA ACQUISITION LIMITED

director

director/secretary]

OR

[EXECUTED as a DEED
By: GIOVANNA ACQUISITION LIMITED

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Address:

Fax:

Other Original Debtors

[EXECUTED as a DEED
By: [insert name of company]

director

director/secretary

OR

[EXECUTED as a DEED
By: [insert name of company]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Intra-Group Lenders

[INSERT NAME OF ANY INTRA-GROUP LENDER PARTY TO THIS AGREEMENT ON SIGNING]

[EXECUTED as a DEED
By: [insert name of company]

director

director/secretary

OR

[EXECUTED as a DEED
By: [insert name of company]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Subordinated Creditors

[INSERT NAME OF ANY SUBORDINATED CREDITOR PARTY TO THIS AGREEMENT ON SIGNING]

[EXECUTED as a DEED
By: [insert name of company]

director

director/secretary

OR

[EXECUTED as a DEED
By: [insert name of company]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Security Agent

DBS BANK LTD., HONG KONG BRANCH

By:

Address:

Fax:

Attention:

The Initial Senior Agent

CITICORP INTERNATIONAL LIMITED

By:

The Initial Senior Lenders

[INSERT NAMES OF INITIAL SENIOR LENDERS]

By:

The Senior Arrangers

BANK OF AMERICA, N.A.

By:

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By:

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

By:

CITIGROUP GLOBAL MARKETS ASIA LIMITED

By:

CREDIT SUISSE AG, SINGAPORE BRANCH

By:

DBS BANK LTD.

By:

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:

ICBC INTERNATIONAL CAPITAL LIMITED

By:

UBS AG HONG KONG BRANCH

By:

By:

[The Initial Hedge Counterparties

[INSERT NAMES OF ANY INITIAL HEDGE COUNTERPARTIES PARTY TO THIS AGREEMENT ON SIGNING]

By:

APPENDIX G

SBLC Intercreditor Agreement

AGREED FORM 19 DECEMBER 2012

DATED [                    ]

DBS BANK LTD., HONG KONG BRANCH

FOCUS MEDIA HOLDING LIMITED

and

DBS BANK LTD., HONG KONG BRANCH

as Security Agent

SBLC INTERCREDITOR AGREEMENT

THIS DEED is made on [                    ]

BETWEEN

(1)	DBS BANK LTD., HONG KONG BRANCH (the “Original SBLC Bank”);

(2)	FOCUS MEDIA HOLDING LIMITED, a company incorporated with limited liability under the laws of the Cayman Islands with its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, the Cayman Islands (the “Borrower”); and

(3)	DBS BANK LTD., HONG KONG BRANCH as security trustee for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent”, which expression shall include its successors, permitted assigns and permitted transferees).

WHEREAS

(A)	Pursuant to the Initial Senior Facilities Agreement (as defined below), the Lenders (as defined in the Initial Senior Facilities Agreement) have agreed to make available certain facilities to the Bank Facilities Borrower.

(B)	The Bank Facilities Borrower is required to provide a copy of this Deed, executed by the parties hereto, to the Initial Senior Agent pursuant to the terms of the Initial Senior Facilities Agreement.

(C)	The Borrower will merge with the Bank Facilities Borrower pursuant to the Merger Agreement (as defined in the Initial Senior Facilities Agreement). Upon and from the Merger Effective Time, all of the obligations of the Bank Facilities Borrower under the Initial Senior Facilities Agreement, the Intercreditor Agreement and the other Initial Senior Facility Finance Documents shall be binding on the Borrower as the surviving entity of such merger but (for the avoidance of doubt) such obligations shall only become effective to bind the Borrower upon and with effect from the Merger Effective Time.

(D)	It is intended by the parties to this Deed that this document will take effect as a deed despite the fact that a party may only execute this Deed under hand.

NOW THIS DEED HEREBY WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

Unless otherwise defined in this Deed or unless the context otherwise requires, terms and expressions defined in or construed for the purpose of the original form of the Intercreditor Agreement (as defined below) shall bear the same meaning when used herein. In addition:

“Agreed Form ICA” means the agreed draft of the Intercreditor Agreement scheduled to the original form of the Commitment Letter.

“Bank Facilities Borrower” means Giovanna Acquisition Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number CT-272577.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by this Deed or by law.

“Commitment Letter” means the commitment letter dated [19] December 2012 from Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch to the Bank Facilities Borrower.

“Early Payment Fee” means the early payment fee payable by the Borrower to the SBLC Bank(s) pursuant to the original form of the letter agreement dated 21 November 2012 between the Borrower and the Original SBLC Bank, provided that the aggregate amount of such fee does not exceed US$4,800,000.

“Enforcement Action” means:

(a)	in relation to any SBLC Liabilities:

(i)	the acceleration of any of the SBLC Liabilities or the making of any declaration that any of the SBLC Liabilities are prematurely due and payable or are payable on demand;

(ii)	the making of a demand in relation to any SBLC Liability that is payable on demand;

(iii)	the making of a demand in relation to any guarantee, indemnity, contribution or subrogation in respect of any of the SBLC Liabilities (except for the taking of any steps by the SBLC Banks against any SBLC Issuing Party to enforce their rights under the SBLCs and the taking of any action permitted by and falling under Clause 2.1.7(a)(i));

(iv)	the exercise or enforcement of any right to require any of Holdco, Midco, Parentco, any member of the Group or any Debtor to make any Payment of, or to acquire, any of the SBLC Liabilities (including exercising any put or call option against any member of the Group or any Debtor for the redemption or purchase of any of the SBLC Liabilities but excluding the taking of any action permitted by and falling under Clause 2.1.7(a)(i));

(v)	the exercise of any right of set-off, account combination or payment netting against any member of the Group or any Debtor in respect of any of the SBLC Liabilities; or

(vi)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group or any Debtor to recover any of the SBLC Liabilities;

(b)	the taking of any steps to enforce or require the enforcement of any Security, guarantee or indemnity (or other assurance against loss) in respect of any of the SBLC Liabilities (except for the taking of any steps by the SBLC Banks against any SBLC Issuing Party to enforce their rights under the SBLCs and, for the avoidance of doubt, the taking of any action permitted by and falling under Clause 2.1.7(a)(i));

(c)	the entering into of any composition, compromise, assignment or arrangement with any member of the Group or any Debtor in respect of any of the SBLC Liabilities (or any Security, guarantee or indemnity or other assurance against loss in respect of any of the SBLC Liabilities); or

(d)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group or any Debtor, or any person (other than any SBLC Issuing Party) which has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the SBLC Liabilities, or any assets of any of the foregoing persons (other than any SBLC Issuing Party) or any suspension of payments or moratorium of any indebtedness of any of the foregoing persons (other than any SBLC Issuing Party), or any analogous procedure or step in any jurisdiction, (in each case) on account of or in relation to any or all of the SBLC Liabilities, or proving for or filing any claim or proof for any of the SBLC Liabilities in any such winding up, dissolution, administration, reorganisation, suspension, moratorium or analogous procedure or step in relation to any of the foregoing persons (other than any SBLC Issuing Party).

“Excluded Set-off Amount” has the meaning given to that term in Clause 3.3 (Insolvency).

“Group” means the Borrower and each of its Subsidiaries for the time being.

“Holdco” means Giovanna Group Holdings Limited.

“Initial Senior Facilities Agreement” means the facilities agreement dated [                    ] between, among others, Midco, Parentco, the Bank Facilities Borrower, Citicorp International Limited as agent and the Security Agent.

“Initial Senior Facilities Release Date” means the first date on which:

(a)	the Initial Senior Facilities Discharge Date has occurred, provided that all of the principal outstanding under the Initial Senior Facilities has become due on or prior to, and the date of maturity therefor has not been extended by the Initial Senior Facility Creditors beyond, 21 November 2018 (and if the date of maturity therefor has been extended by the Initial Senior Facility Creditors beyond 21 November 2018, the date under this paragraph (a) shall be deemed to have occurred on 21 November 2018); and

(b)	the Hedging Liabilities relating to each Initial Hedging Agreement have been fully and finally discharged, provided that the hedging transactions under such Initial Hedging Agreement have been terminated or closed out on or prior to 21 November 2018 (and if the hedging transactions under each such Initial Hedging Agreement have not been terminated or closed out on or prior to 21 November 2018, the date under this paragraph (b) shall be deemed to have occurred on 21 November 2018).

“Intercreditor Agreement” means the intercreditor agreement entered or to be entered into between, among others, Midco, Parentco, the Bank Facilities Borrower, the Security Agent and Citicorp International Limited as initial senior agent.

“Midco” means [                     ]1.

“Parentco” means Giovanna Parent Limited.

“Payment” means, in respect of any SBLC Liabilities or any other liabilities or obligations, any payment, prepayment, repayment, redemption, defeasance or discharge of those SBLC Liabilities or those other liabilities or obligations (as the case may be).

“Payment Default” means any Debt relating to non-payment of any of the Secured Obligations.

“Permitted SBLC Early Payment Fee Payment” means any payment by the Borrower of the Early Payment Fee.

“Permitted SBLC Interest Payment” means any payment by the Borrower of (a) scheduled interest in respect of any SBLC Liabilities or (b) commitment fee to the Original SBLC Bank pursuant to and in accordance with clause 9.1 of the original form of the SBLC Facility Agreement, provided (in each case) that no Payment Default or Event of Default is continuing and no Insolvency Event in relation to the Borrower, any Debtor or any Material Company (as defined in the original form of the Initial Senior Facilities Agreement) shall have occurred.

“PRC” means the People’s Republic of China (which, for the purposes of this Deed, excludes Hong Kong, Macau and Taiwan).

“RMB” means the lawful currency of the PRC.

“SBLCs” means:

(a)	the standby letter of credit (number LG120080000258 and for an amount of RMB756,000,000) dated on or about 22 November 2012 issued by the SBLC Issuing Bank in favour of the Original SBLC Bank, as confirmed by the SBLC Confirming Bank pursuant to a confirmation dated on or about 23 November 2012 issued by the SBLC Confirming Bank in favour of the Original SBLC Bank; and

(b)	the standby letter of credit (number LG120080000263 and for an amount of RMB756,000,000) dated on or about 26 November 2012 issued by the SBLC Issuing Bank in favour of the Original SBLC Bank, as confirmed by the SBLC Confirming Bank pursuant to a confirmation dated on or about 27 November 2012 issued by the SBLC Confirming Bank in favour of the Original SBLC Bank,

[1]	Midco is the entity to be established as a holding company of Parentco (i.e. to be injected between Holdco and Parentco).

(each an “SBLC”).

“SBLC Bank Accession Undertaking” means an undertaking substantially in the form set out in Schedule 1 (Form of SBLC Bank Accession Undertaking).

“SBLC Banks” means the Original SBLC Bank and any person that has become party to this Deed in accordance with Clause 11.4 (Changes To Parties) (each an “SBLC Bank”).

“SBLC Claim Proceeds” means any payment by an SBLC Issuing Party under and in accordance with the terms of any SBLC pursuant to a demand made by any SBLC Bank under such SBLC.

“SBLC Confirming Bank” means The Export-Import Bank of China.

“SBLC Deed of Consent” means the consent agreement dated [19] December 2012 (relating to the SBLC Facility Agreement) between the Original SBLC Bank as lender, the Bank Facilities Borrower as bidder and the Borrower as borrower.

“SBLC Facility” means any facility granted to or to be granted pursuant to the SBLC Finance Documents.

“SBLC Facility Agreement” means the US$200,000,000 term loan facility agreement dated 21 November 2012 between the Original SBLC Bank as lender and the Borrower as borrower.

“SBLC Finance Documents” means the SBLC Facility Agreement, the SBLC Deed of Consent, any SBLC and any other document governing or evidence the terms of any SBLC Facility (or any part thereof).

“SBLC Hedge Counterparty” means any counterparty to the Borrower in respect of any SBLC Hedging (or any assignee or transferee thereof).

“SBLC Hedge Counterparty Payment” means any payment by any SBLC Hedge Counterparty pursuant to the terms of the SBLC Hedging.

“SBLC Hedging” means any exchange rate and/or interest rate hedging in respect of the SBLC Liabilities effected by the Borrower with DBS Bank Ltd pursuant to clause 12.1(o) of the original form of the SBLC Facility Agreement (or the equivalent clause of the original form of the amended and restated SBLC Facility Agreement that gives effect to section 4(d)(i) of the original form of the SBLC Deed of Consent, provided that the effect of such equivalent clause is the same as clause 12.1(o) of the original form of the SBLC Facility Agreement).

“SBLC Hedging Assignment” means any assignment or charge of the rights of the Borrower in respect of any SBLC Hedging in favour of the SBLC Bank(s) as security for the payment and discharge of the SBLC Liabilities.

“SBLC Issuing Bank” means China Bohai Bank Co., Ltd.

“SBLC Issuing Parties” means the SBLC Issuing Bank and the SBLC Confirming Bank (each an “SBLC Issuing Party”).

“SBLC Liabilities” means all present and future liabilities and obligations at any time of any or all of the members of the Group and/or the Debtors to any or all of the SBLC Banks under or in connection with any SBLC Facility and/or the SBLC Finance Documents from time to time, both actual and contingent and whether incurred solely or jointly, as principal or surety or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any member of the Group or any Debtor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“SBLC Liabilities Acquisition” means, in relation to a person and to any SBLC Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights in respect of those SBLC Liabilities.

“Senior Discharge Date” means the first date on which the Initial Senior Facilities Release Date has occurred.

“US$” means the lawful currency of the United States of America.

1.1	In this Deed:

1.1.1	the rules of interpretation contained in clauses [1.2] (Construction) and [1.3] (Currency symbols and definitions) of the original form of the Intercreditor Agreement shall apply to the construction of this Deed mutatis mutandis;

1.1.2	any reference to the “original form” of a document is a reference to that document as originally entered into and without reference to any subsequent amendment, novation, supplement, extension, replacement or restatement;

1.1.3	unless a contrary indication appears, any reference to the Intercreditor Agreement, any Debt Document, any SBLC Finance Document or any other agreement or instrument shall be a reference to the Intercreditor Agreement, that Debt Document, that SBLC Finance Document or that other agreement or instrument as amended or novated, supplemented, extended (whether of maturity or otherwise), replaced or restated (in each case however fundamental and of whatsoever nature, and whether or not more onerous) from time to time;

1.1.4	any reference to the Security Agent, the Borrower, any or all of the SBLC Banks, any or all of the Debtors, any or all of the members of the Group or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and permitted transferees in accordance with their respective interests;

1.1.5	any reference to any SBLC shall be construed so as to include a reference to the confirmation of such SBLC by the SBLC Confirming Bank; and

1.1.6	save where the context otherwise requires, references in this Deed to any Clause or the Schedule shall be to a clause contained in or the schedule to this Deed.

1.2	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

1.3	Other than the provisions of this Clause 1 and Clauses 11 (Changes to parties), 12 (Amendments and Waivers), 13 (Notices), 14 (Counterparts), 15 (Governing Law) and 16 (Jurisdiction) (each of which shall take effect from the date of this Deed), this Deed shall only become effective upon and from the Merger Effective Time. The provisions of Clauses 2, 3, 6.8 and 7 shall cease to apply after the Senior Discharge Date.

1.4	For the avoidance of doubt none of the provisions of this Deed relating to any SBLC Bank shall apply to DBS Bank Ltd. in its capacity as an SBLC Hedge Counterparty or a Senior Lender.

2.	SBLC LIABILITIES

2.1	Each of the Borrower and each SBLC Bank agrees and undertakes in favour of the Security Agent (as security agent and trustee for and on behalf of the Secured Parties) that at all times prior to the Senior Discharge Date:

2.1.1	no Payment (whether scheduled, mandatory or otherwise) in respect of the principal amount of any of the SBLC Liabilities shall become due or payable, other than any Payment that becomes due and payable from the Borrower pursuant to:

(a)	clause [4.6 (Repayment)] of the original form of the SBLC Facility Agreement in respect of any amount of SBLC Liabilities that become due and payable on the Final Maturity Date (as defined in the original form of the SBLC Facility Agreement);

(b)	clause [7.1] (Unlawfulness) of the original form of the SBLC Facility Agreement;

(c)	the occurrence of any Change of Control (as defined in the original form of the Initial Senior Facilities Agreement) as provided in section [4(e)] of the original form of the SBLC Deed of Consent (or, following the date on which the SBLC Facility Agreement is amended and restated pursuant to section [5] [(Amendment Documentation)] of the original form of the SBLC Deed of Consent, the relevant clause of the original form of such amended and restated SBLC Facility Agreement that gives effect to section [4(e)] of the original form of the SBLC Deed of Consent); and/or

(d)	any acceleration of the SBLC Liabilities in accordance with the terms of the SBLC Facility Agreement when an Event of Default (as defined in the SBLC Facility Agreement) has occurred,

and (in each case under any of paragraphs (a) to (d)) in the event that such Payment obligations arise, the remedies available to SBLC to enforce such obligations shall at all times be subject to the provisions of Clause 2.1.4;

2.1.2	the Borrower shall not make, and shall procure that none of Holdco, Midco, Parentco, any member of the Group or any Debtor will make, and none of the SBLC Banks shall receive or recover, any Payment of the SBLC Liabilities (or any part thereof) at any time, except:

(a)	for a Permitted SBLC Interest Payment or a Permitted SBLC Early Payment Fee Payment;

(b)	that the SBLC Banks may receive SBLC Hedge Counterparty Payments from the SBLC Hedging Counterparty pursuant to the terms of the SBLC Hedging and the SBLC Hedging Assignment and apply such SBLC Hedge Counterparty Payments towards discharging the Borrower’s obligations in respect of SBLC Liabilities that are due and payable; and

(c)	that, in the event that the SBLC Liabilities shall have become due as permitted under any of paragraphs (a) to (d) (inclusive) of Clause 2.1.1, any SBLC Bank may receive (in addition to, but without double counting with, the payments falling within paragraph (a) and (b)) the SBLC Claim Proceeds for application towards discharge of the SBLC Liabilities, provided that (for the avoidance of doubt) where any Payment of any SBLC Liabilities is restricted at any time by the terms of this Deed, such SBLC Liabilities shall despite such restriction remain due and payable under and for the purposes of the SBLC Finance Documents (and the SBLC Banks may declare an event of default under the SBLC Facility Agreement in respect of any non-payment of such SBLC Liabilities and make a demand under the SBLCs for such SBLC Liabilities) subject in each case to Clause 2.1.4;

2.1.3	no SBLC Liabilities (nor any part thereof) shall have the benefit of, and none of the SBLC Banks shall (in respect of any of the SBLC Liabilities) take, accept or receive the benefit of, any Security, Quasi-Security, guarantee, indemnity or other assurance against loss, except for (a) any SBLC and (b) the SBLC Hedging Assignment;

2.1.4	notwithstanding any other provision of this Deed or any SBLC Finance Document, the sole remedy of any SBLC Bank in respect of the SBLC Liabilities (including without limitation any such SBLC Liabilities falling due pursuant to any of paragraphs (a) to (d) (inclusive) of Clause 2.1.1) shall be limited to:

(a)	enforcing its claims against any SBLC Issuing Party under the SBLCs;

(b)	enforcing the security constituted by the SBLC Hedging Assignment over the Borrower’s rights under the SBLC Hedging (including enforcing any claim against the SBLC Hedging Counterparty to receive SBLC Hedge Counterparty Payments pursuant to the terms of the SBLC Hedging and the SBLC Hedging Assignment and applying such SBLC Hedge Counterparty Payments received from the SBLC Hedging Counterparty towards discharging the Borrower’s obligations in respect of SBLC Liabilities that are due and payable), excluding any enforcement of any claim or remedy against the Borrower to receive or recover any SBLC Liabilities (other than through application of SBLC Hedge Counterparty Payments received from the SBLC Hedging Counterparty);

(c)	enforcing its claims against the Borrower in respect of any Early Payment Fee that is due and payable by the Borrower; and

(d)	submitting a proof of claim for the SBLC Liabilities as permitted under Clause 3.1 in relation to any Insolvency Event of the Borrower, provided that such Insolvency Event is not due to any Enforcement Action (falling within paragraph (d) of the definition of “Enforcement Action”) taken by any SBLC Bank;

2.1.5	notwithstanding any other provision of this Deed or any SBLC Finance Document and without prejudice to Clause 2.1.4, none of the SBLC Banks shall have any recourse against Holdco, Midco, Parentco or any Subsidiary of the Borrower in respect of any of the SBLC Liabilities;

2.1.6	each of the SBLC Banks shall promptly apply (or shall procure to be applied) all of the SBLC Claim Proceeds and SBLC Hedge Counterparty Payments received or recovered by it towards payment and discharge of the SBLC Liabilities in the following order:

(a)	first, principal and interest under the SBLC Liabilities; and

(b)	secondly, the Early Payment Fee;

2.1.7	none of the SBLC Banks shall:

(a)	take any Enforcement Action, except:

(i)	the acceleration of, and/or the making of any demand on the Borrower (for the purpose of thereafter being able to make any claim under the SBLCs) for the payment of, the SBLC Liabilities pursuant to any of paragraphs (a) to (d) (inclusive) of Clause 2.1.1, and in each case subject to Clause 2.1.4;

(ii)	the making of any demand or claim, and the bringing of any legal or arbitral proceedings, against the Borrower to recover any Early Payment Fee that is due and payable by the Borrower;

(iii)	the enforcement of security constituted by the SBLC Hedging Assignment over the Borrower’s rights under the SBLC Hedging (including enforcing any claim against the SBLC Hedging Counterparty to receive SBLC Hedge Counterparty Payments pursuant to the terms of the SBLC Hedging and the SBLC Hedging Assignment and applying such SBLC Hedge Counterparty Payments received from the SBLC Hedging Counterparty towards discharging the Borrower’s obligations in respect of SBLC Liabilities that are due and payable), excluding any enforcement of any claim or remedy against the Borrower to receive or recover any SBLC Liabilities (other than through application of SBLC Hedge Counterparty Payments received from the SBLC Hedging Counterparty);

(iv)	the SBLC Banks may enforce their rights against any SBLC Issuing Party under the SBLCs; and/or

(v)	the submission of any proof of claim for the SBLC Liabilities as permitted under Clause 3.1 in relation to any Insolvency Event of the Borrower, provided that such Insolvency Event is not due to any Enforcement Action (falling within paragraph (d) of the definition of “Enforcement Action”) taken by any SBLC Bank, and provided that (A) none of the Enforcement Actions permitted under paragraphs (a)(i) to (iv) shall in any circumstances include any Enforcement Action falling within paragraph (d) of the definition of “Enforcement Action” and (B) none of the Enforcement Actions permitted under paragraph (a)(i) shall in any circumstances include any Enforcement Action falling within any of paragraphs (a)(iii) to (vi), (b) and/or (c) of the definition of “Enforcement Action”;

(b)	take the benefit (in whole or in part and whether by subrogation or otherwise) of any rights of any of the Secured Parties or any security taken by any Secured Party pursuant to, or in connection with, any Debt Document or any Secured Obligations (save that this paragraph (b) shall not, for the avoidance of doubt, prevent the SBLC Banks from taking any Enforcement Action permitted by Clause 2.1.7(a)(iii)); and

(c)	at any time have or claim any right of set-off, deduction or counterclaim in respect of any of the SBLC Liabilities, and each SBLC Bank agrees that it will not exercise any such right which it may otherwise have and hereby (to the extent permitted by law) waives all such rights (other than, in each case, any such right against any SBLC Issuing Party);

2.1.8	none of the SBLC Finance Documents or any provisions thereof may be amended, supplemented or waived in any manner that:

(a)	is inconsistent or does not comply with, or results in any inconsistency or non-compliance with, this Deed (it being acknowledged that the amendments to the SBLC Facility Agreement that are expressly set out in the original form of the SBLC Deed of Consent (excluding the provision in section [5] [(Amendment Documentation)] of the original form of the SBLC Deed of Consent which allows [other modifications as reasonably necessary or desirable]), are not in themselves inconsistent with this Deed and do not in themselves result in any non-compliance with this Deed);

(b)	may result in any increase in the principal amount of the SBLC Liabilities or the amount of the SBLC; or

(c)	may result in any change in the currency of the SBLC Liabilities or the SBLC.

2.1.9	no SBLC shall be confirmed by any person except for the Existing SBLC Confirming Bank and neither the Borrower nor the SBLC Bank shall agree to any change in the issuer of any SBLC;

2.1.10	the Borrower shall not, and shall ensure that none of Holdco, Midco, Parentco or any member of the Group shall, (i) enter into any SBLC Liabilities Acquisition or (ii) be, or beneficially own or be interested in (directly or indirectly) all or part of the Equity Interests in, any SBLC Bank or any person that is party to an SBLC Liabilities Acquisition; and

2.1.11	none of the SBLC Banks or the Borrower shall novate, assign, transfer, waive or release, or otherwise dispose of, or create or permit to subsist any Security over, any of its rights or obligations in respect of any of the SBLC Liabilities and/or the SBLC Finance Documents, except for (a) any assignment by an SBLC Bank of its rights in respect of the SBLC Liabilities and the SBLC Finance Documents to any person (other than the Parentco, Midco, Holdco or any member of the Group) where such person becomes party to this Deed as an “SBLC Bank” pursuant to Clause 11 (Changes to parties) with effect from such assignment and (b) the creation of any Transaction Security by the Borrower over its rights (if any) in respect of SBLC Liabilities and/or the SBLC Finance Documents.

2.2	In the case of any conflict or inconsistency between the terms and conditions of any SBLC Liabilities and the provisions of this Deed, the provisions of this Deed shall prevail.

2.3	If, notwithstanding the provisions of Clause 2.1:

2.3.1	any moneys or proceeds (other than (a) those permitted to be received by the SBLC Banks in accordance with Clause 2.1.2. (b) distributions permitted to be received and retained by the SBLC Banks pursuant to Clause 3.2.1 and (c) any Excluded Set-off Amount) in respect of any or all of the SBLC Liabilities shall be received or recovered by any SBLC Bank (including without limitation by way of set-off) prior to the Senior Discharge Date, such SBLC Bank shall hold the same on trust for the Security Agent (as trustee for the Secured Parties) and forthwith pay and/or transfer the same to the Security Agent for application in accordance with Clause 10 (Application of Moneys) (or, in the event of any amount recovered by way of set-off, pay an amount equal to the amount so recovered by way of set-off to the Security Agent for application in accordance with Clause 10 (Application of Moneys)); and

2.3.2	any SBLC Bank shall at any time prior to the Senior Discharge Date receive the benefit of any Security, Quasi-Security, guarantee, indemnity or other assurance against loss in respect of any SBLC Liabilities (except for (a) the SBLCs and (b) the SBLC Hedging Assignment), such SBLC Bank shall hold the benefit of such Security, Quasi-Security, guarantee, indemnity or other assurance against loss on trust for the Security Agent (as trustee for the Secured Parties).

3.	INSOLVENCY

3.1	If any Insolvency Event in relation to the Borrower occurs, each of the SBLC Banks may, in relation to such Insolvency Event, submit or file a proof of claim for all of the SBLC Liabilities owing to it, subject (in each case) to Clauses 2.3, 3.2 and 3.3.

3.2	Without prejudice to the provisions of Clause 2 (SBLC Liabilities), after the occurrence of an Insolvency Event in relation to the Borrower each SBLC Bank entitled to receive a distribution out of the assets of the Borrower in respect of any of the SBLC Liabilities shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of the Borrower to make that distribution to the Security Agent (or to such other person as the Security Agent may direct) until all of the Secured Obligations have been paid in full and no Secured Party is under any actual or contingent obligation to make available any financial accommodation under any Debt Document and no hedging transaction is outstanding under any Hedging Agreement (but for the avoidance of doubt the foregoing shall not prejudice the ability of the SBLC Banks to claim under the SBLCs and to enforce the security constituted by the SBLC Hedging Assignment over the Borrower’s rights under the SBLC Hedging), provided that:

3.2.1	the foregoing shall not apply to any distribution made out of the assets of the Borrower (excluding assets that are subject to Transaction Security) that is attributable to any Early Payment Fee that is due and payable; and

3.2.2	for the purposes of determining whether such distribution on account of SBLC Liabilities is attributable to any Early Payment Fee, such distribution shall be deemed to have been made in respect of all of the outstanding SBLC Liabilities (after, where applicable, application in accordance with Clause 2.1.6) on a pro rata basis.

The Security Agent shall apply distributions made to it pursuant to the foregoing in accordance with Clause 10 (Application of Moneys).

3.3	To the extent that any SBLC Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to the Borrower (but disregarding, for the avoidance of doubt, any discharge of the SBLC Liabilities out of the SBLC Claim Proceeds or out of SBLC Hedge Counterparty Payments received or recovered pursuant to enforcement of the SBLC Hedging Assignment), each SBLC Bank which benefited from that set-off shall pay an amount equal to the amount of the SBLC Liabilities (excluding any Excluded Set-off Amount) owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 10 (Application of Moneys). “Excluded Set-off Amount” means the amount of any Early Termination Fee that is due and payable by the Borrower to an SBLC Bank and that is set off against any amount outstanding from such SBLC Bank to the Borrower (other than any amount constituted by the balance of any account of the Borrower that is subject to Transaction Security). For the purposes of determining whether any amount of SBLC Liabilities so set off constitutes an Excluded Set-off Amount, all of the outstanding SBLC Liabilities (after, where applicable, application in accordance with Clause 2.1.6) shall be deemed to be have been set-off on a pro rata basis.

3.4	After the occurrence of an Insolvency Event in relation to the Borrower, each of the SBLC Banks irrevocably authorises the Security Agent, on its behalf, to (and none of the SBLC Banks shall, unless permitted under Clause 3.1 or otherwise instructed by the Security Agent):

3.4.1	take any Enforcement Action against the Borrower (excluding any enforcement of the SBLC Hedging Assignment);

3.4.2	demand, sue, prove and/or give receipt for any or all of the SBLC Liabilities owing by the Borrower (other than any Early Payment Fee);

3.4.3	collect and receive any or all of the distributions on, or on account of, any or all of the SBLC Liabilities owing by the Borrower (other than any Early Payment Fee); and

3.4.4	file claims, take proceedings, and do all other things the Security Agent considers reasonably necessary, to recover the SBLC Liabilities owing by the Borrower (other than any Early Payment Fee),

except that the foregoing provisions of this Clause 3.4 shall not apply to any Enforcement Action with respect to any SBLC, any SBLC Claim Proceeds or the SBLC Hedging Assignment or any Permitted SBLC Early Payment Fee Payment.

3.5	Each of the SBLC Banks will:

3.5.1	do all things that the Security Agent (acting reasonably) requests in order to give effect to this Clause 3; and

3.5.2	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 3 or if the Security Agent requests that an SBLC Bank take that action, undertake that action itself in accordance with the instructions of the Security Agent or grant a power of attorney to the Security Agent (on such terms as the Security Agent may reasonably require) to enable the Security Agent to take such action.

3.6	To the extent that any amount is distributed or paid in respect of any SBLC Liabilities to the Security Agent pursuant to Clause 3.2 or 3.4 or any amount is paid by any SBLC Bank to the Security Agent pursuant to Clause 3.3 on account of any SBLC Liabilities, such SBLC Liabilities shall be considered not to have been discharged by the Borrower and shall remain outstanding from the Borrower under the SBLC Finance Documents.

4.	REPRESENTATIONS

The Borrower represents and warrants to the Security Agent (for and on behalf of the Secured Parties), upon the Merger Effective Time, that:

4.1.1	it is a duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

4.1.2	the obligations expressed to be assumed by it in this Deed are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations; and

4.1.3	the entry into and performance by it of this Deed does not and will not:

(a)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(b)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets.

5.	FURTHER ASSURANCE

5.1	The Borrower undertakes with the Security Agent that it shall as soon as reasonably practicable upon the request of the Security Agent from time to time, if the Security Agent considers it necessary for the perfection, protection or enforcement of this Deed, execute such further documents or take such further action as the Security Agent may reasonably require.

5.2	Without prejudice to Clause 5.1, the Borrower shall promptly execute all documents and do all things which the Security Agent may reasonably specify for the purpose of exercising any of the Collateral Rights.

5.3	At all times prior to the execution of the Intercreditor Agreement, the Borrower shall obtain the prior written consent of the SBLC Banks to any proposed amendment to the Agreed Form ICA proposed to be incorporated into the form of the Intercreditor Agreement when originally executed, which amendment may adversely affect the rights and/or obligations of the SBLC Banks under this Deed and/or the SBLC Facility Agreement or otherwise in respect of the SBLC Liabilities. None of the Security Agent or the Secured Parties shall be concerned with whether this Clause 5.3 has been complied with and, each of the Security Agent and the Secured Parties shall be entitled to rely on execution by the Borrower of the Intercreditor Agreement as conclusive evidence that this Clause 5.3 has been complied with, provided that this shall not prejudice any rights or remedies of the SBLC Banks against the Borrower for non-compliance with this Clause 5.3.

6.	EFFECTIVENESS

6.1	The Collateral Rights shall be cumulative, in addition to and independent of every other security which any or all of the Secured Parties may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law.

6.2	The provisions of this Deed shall remain in full force and effect notwithstanding any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations at any time prior to the Senior Discharge Date.

6.3	No failure on the part of the Security Agent to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver thereof or constitute an election to affirm this Deed. No election by the Security Agent to affirm this Deed shall be effective unless it is in writing. No single or partial exercise of any Collateral Right shall preclude any further or other exercise of that or any other Collateral Right. The rights and remedies of the Security Agent and the Secured Parties are cumulative and not exclusive of any rights or remedies provided by law.

6.4	If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (a) the remaining provisions of this Deed and (b) such provision under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

6.5	Any settlement, discharge or release hereunder in relation to any SBLC Bank or the Borrower or any of their respective obligations under this Deed shall be conditional upon no security or payment by any or all of the Debtors or any other member of the Group to, or recovery from any or all of the Debtors or any member of the Group by, any or all of the Secured Parties being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in those circumstances be void.

6.6	The obligations of each of the SBLC Banks and the Borrower under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 6.6, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or any Secured Party) including:

6.6.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of any SBLC Bank, the Borrower or any other person or any change in its status, function, control or ownership;

6.6.2	any of the obligations of any SBLC Bank, the Borrower or any other person under any Debt Document or any SBLC Finance Document, or under any other security relating to any Debt Document or any SBLC Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

6.6.3	any time or indulgence granted to any SBLC Bank, the Borrower or any other person by the Security Agent or any Secured Party, or any waiver or consent granted to, or composition with, any SBLC Bank, the Borrower or any other person;

6.6.4	the release of any SBLC Bank, the Borrower or any other person under the terms of any composition or arrangement with any creditor of any SBLC Bank, the Borrower or any other person;

6.6.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any SBLC Bank, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

6.6.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any SBLC Bank, the Borrower or any other person;

6.6.7	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or SBLC Finance Document or any other document or security or of the Secured Obligations or the SBLC Liabilities;

6.6.8	any variation of the terms of the trust upon which the Security Agent holds any Transaction Security;

6.6.9	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any SBLC Finance Document or any other document or security;

6.6.10	any insolvency or similar proceedings;

6.6.11	any claims or set-off right that any SBLC Bank, the Borrower or any other person may have; or

6.6.12	any law, regulation or decree or order of any jurisdiction affecting any SBLC Bank, the Borrower or any other person.

6.7	Each of the SBLC Banks and the Borrower waives any right it may have of first requiring the Security Agent or any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before exercising any rights or remedies under or in respect of this Deed. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

6.8	At all times until the Security Agent (acting reasonably) is satisfied that the Senior Discharge Date has occurred, no SBLC Bank shall (unless the Security Agent otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

6.8.1	to be indemnified by any Debtor, any member of the Group or the Borrower (except that nothing shall prevent any SBLC Bank from receiving Payments permitted under Clause 2.1.2, subject at all times to Clause 2.1.4);

6.8.2	to claim any contribution from any guarantor of any obligations of any Debtor, any member of the Group or the Borrower under any or all of the Debt Documents (except that nothing shall prevent any SBLC Bank from (a) exercising its rights to claim from any SBLC Issuing Party under any SBLC or (b) receiving Payments permitted under Clause 2.1.2, subject at all times to Clause 2.1.4); and/or

6.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any or all of the rights of any or all of the Secured Parties (i) under the Debt Documents or (ii) in respect of the Secured Obligations or (iii) in respect of any other guarantee or security taken pursuant to, or in connection with, the Debt Documents and/or the Secured Obligations by any Secured Party.

If any SBLC Bank receives any benefit, payment or distribution in relation to any such rights (excluding any SBLC Claim Proceeds and any Payment of SBLC Liabilities that any SBLC Bank is entitled to receive or recover under Clause 2.1.2, subject at all times to Clause 2.1.4), it shall hold that benefit, payment or distribution to the extent necessary to enable all of the Secured Obligations to be repaid and discharged in full on trust for the Security Agent and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct.

7.	DISTRESSED DISPOSALS

If a Distressed Disposal or an Appropriation of the shares in the capital of or the equity interests in Parentco, the Borrower, any Holding Company of the Borrower or any direct Subsidiary of the Borrower is being proposed or effected at any time in accordance with the terms of the Intercreditor Agreement and/or any of the Transaction Security Documents, the Security Agent may by notice to the SBLC Banks require the SBLC Banks to:

7.1.1	exercise their rights (if any) to accelerate the SBLC Liabilities and demand for payment of the full amount of the SBLCs pursuant to the terms of the SBLCs;

7.1.2	exercise their rights (if any) (whether pursuant to any enforcement of the SBLC Hedging Assignment or otherwise) to require termination or close-out of the SBLC Hedging; and

7.1.3	apply the SBLC Claim Proceeds and payments under the SBLC Hedging towards discharge of the SBLC Liabilities.

Each SBLC Bank shall promptly comply with the foregoing request (at the cost of the Borrower).

8.	OTHER SECURITY INTERESTS

If the Security Agent (acting in its capacity as security agent or trustee or otherwise) or any of the Secured Parties at any time receives notice of any subsequent Security or other interest affecting all or any part of the SBLC Liabilities or any assignment or transfer of the SBLC Liabilities which is prohibited by the terms of this Deed or any other Debt Document, all payments thereafter by or on behalf of any Debtor or the Borrower to the Security Agent (whether in its capacity as security agent or trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of that Debtor or the Borrower (as the case may be) and not as having been applied in reduction of the Secured Obligations or any part thereof as at the time when (or at any time after) the Security Agent or any of the other Secured Parties received notice of such subsequent Security or other interest or such assignment or transfer.

9.	MISCELLANEOUS

9.1	The Borrower shall within three Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees and together with any applicable Indirect Tax) incurred by the Security Agent in connection with enforcement of or preservation of any rights under this Deed and/or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Collateral Rights, in each case, together with interest from the date such costs and expenses were due to the date of reimbursement of the same by the Borrower, calculated in accordance with clause [22.5] (Interest on demand) of the original form of the Intercreditor Agreement (applying mutatis mutandis as if the same were an overdue amount thereunder).

9.2	The Borrower shall, within three Business Days of demand, pay all stamp, registration and other Taxes to which this Deed and/or any judgment given in connection with it is, or at any time may be, subject and shall, from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and/or expenses resulting from any failure to pay or delay in paying any such Tax.

9.3	The provisions of paragraph [(c)] of clause [14.2] (Tax gross-up) of the original form of the Initial Senior Facilities Agreement shall apply mutatis mutandis to any payment by the Borrower to the Security Agent under this Deed.

9.4	The Security Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed on such terms and conditions as it shall see fit which delegation shall not preclude either any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent.

9.5	In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Security Agent are prima facie evidence of the matters to which they relate.

9.6	Any certification or determination by the Security Agent of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

9.7	If the Security Agent receives notice from a party to this Deed or the Intercreditor Agreement referring to any Debt Document, describing a Payment Default, Event of Default and/or Insolvency Event (relating to any member of the Group or any Debtor) and stating that the circumstance described is a Payment Default, Event of Default and/or Insolvency Event (relating to any member of the Group or any Debtor), it shall notify each SBLC Bank as soon as reasonably practicable.

9.8	This Deed shall be a “Finance Document” for the purposes of the SBLC Facility Agreement.

9.9	The Borrower shall forthwith on reasonable demand pay to or reimburse each SBLC Bank for all costs, charges and expenses (including legal, signing and other fees on a full indemnity basis and all other out-of-pocket expenses) reasonably incurred by such SBLC Bank in connection with the negotiation, preparation and execution of this Deed.

10.	APPLICATION OF MONEYS

10.1	Save as otherwise expressly provided in this Deed, all moneys received or recovered under this Deed by the Security Agent shall be applied in accordance with clause [19] (Application of Proceeds) of the Intercreditor Agreement.

10.2	All monies received, recovered or realised under this Deed by the Security Agent (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account maintained with the Security Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Security Agent may think fit pending their application from time to time (as the Security Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Obligations in accordance with Clause 10.1 and no person other than the Security Agent shall be entitled to withdraw, transfer or otherwise apply any amount at any time standing to the credit of any suspense or impersonal account referred to above.

10.3	Any application under this Clause 10 shall override any application by any SBLC Bank or the Borrower.

11.	CHANGES TO PARTIES

11.1	This Deed shall be binding upon and enure to the benefit of each party hereto and its and/or any subsequent successors, permitted assigns and permitted transferees. Without prejudice to the foregoing, this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent, and references to the Security Agent herein shall be deemed to include any assignee, transferee or successor in title of the Security Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Security Agent under this Deed or to which, under such laws, those rights and obligations have been transferred.

11.2	The Borrower may not assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

11.3	Any SBLC Bank (the “Existing SBLC Bank”) may assign or transfer any or all of its rights and/or obligations in respect of the SBLC Liabilities (or any part thereof) owed to it and/or under any of the SBLC Finance Documents (other than this Deed) to any person (the “New SBLC Bank”) if such New SBLC Bank (if not already party to this Deed as an SBLC Bank) has become (or simultaneously with that assignment or transfer becomes) party to this Deed as an “SBLC Bank” pursuant to Clause 11.4 below, but (except in accordance with the foregoing) shall not otherwise assign, transfer or dispose of its rights or obligations in respect of any of the SBLC Liabilities. No person may acquire any rights in respect of, or be a creditor of, any of the SBLC Liabilities or any amounts from time to time outstanding under any SBLC Finance Document or be an agent or a trustee in respect of any creditor of any of the SBLC Liabilities, unless such person is or shall have become party hereto as an “SBLC Bank”.

11.4	The New SBLC Bank shall become party hereto as an “SBLC Bank” upon the later of (a) the date of acceptance by the Security Agent of a duly completed SBLC Bank Accession Undertaking executed by the Existing SBLC Bank and the New SBLC Bank and appearing on its face to comply with the terms of this Deed and delivered in accordance with the terms of this Deed and (ii) the date specified in that SBLC Bank Accession Undertaking as the date on which such New SBLC Bank intends to be a party to this Deed as an “SBLC Bank”. On that date, such New SBLC Bank shall assume the same obligations and become entitled to the same rights, as if it had been an original party to this Deed as an SBLC Bank. The obligations of each SBLC Bank under this Deed shall be several.

11.5	The Security Agent shall, as soon as reasonably practicable after (a) receipt by it of an SBLC Bank Accession Undertaking executed by the Existing SBLC Bank and the New SBLC Bank and (b) the completion by the Security Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations that it may be required to carry out for itself (in relation to the New SBLC Bank), sign and accept that SBLC Bank Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Deed.

11.6	The Security Agent may assign or transfer any of its rights and/or obligations under this Deed to any successor Security Agent appointed in accordance with the provisions of the Intercreditor Agreement. Upon the appointment of any successor Security Agent in accordance with the provisions of the Intercreditor Agreement, such successor Security Agent shall be and be deemed to be acting as security agent and trustee for the Secured Parties for the purposes of this Deed and in place of the former Security Agent.

12.	AMENDMENTS AND WAIVERS

Any provision of this Deed may be amended or waived only by agreement in writing between each SBLC Bank, the Borrower and the Security Agent.

13.	NOTICES

13.1	Each communication to be made by a party hereto to another party hereto under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

13.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party hereto for any communication or document to be made or delivered under or in connection with this Deed is that identified with its signature below (or, in respect of any New SBLC Bank, that identified in the SBLC Bank Accession Undertaking delivered to the Security Agent by that New SBLC Bank), or any substitute address, fax number, or department or officer as that party may notify to the other parties to this Deed by not less than five Business Days’ notice.

13.3	Any communication or document made or delivered by one party hereto to another party hereto under or in connection with this Deed will only be effective:

13.3.1	if by way of fax, when received in legible form; or

13.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 13.2 , if addressed to that department or officer, provided that any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

13.4	Any notice given under or in connection with this Deed must be in English. All other documents provided under or in connection with this Deed must be:

13.4.1	in English; or

13.4.2	if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

14.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

15.	GOVERNING LAW

This Deed and all non-contractual obligations arising from or in connection with this Deed shall be governed by English law.

16.	JURISDICTION

16.1	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity).

16.2	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

16.3	This Clause 16 is for the benefit of the Security Agent only. As a result and notwithstanding Clause 16.1 above, nothing herein shall prevent the Security Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Security Agent may take concurrent proceedings in any number of jurisdictions.

16.4	Without prejudice to any other mode of service allowed under any relevant law,

16.4.1	the Borrower hereby irrevocably appoints [ ] as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

16.4.2	the Borrower agrees that failure by a process agent to notify the Borrower of any process will not invalidate the proceedings concerned.

16.5	Each of the SBLC Banks and the Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

16.5.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

16.5.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

IN WITNESS whereof this Deed has been signed on behalf of the Security Agent and executed by each of the Borrower and the Original SBLC Bank as a deed and is intended to be and is hereby delivered by each of the Borrower and the Original SBLC Bank as a deed on the date specified above.

SCHEDULE 1

FORM OF SBLC BANK ACCESSION UNDERTAKING

To:	[Insert full name of current Security Agent] as Security Agent for itself and each of the Secured Parties (as defined in the Intercreditor Agreement referred to in the SBLC Intercreditor Agreement).

From:	[relevant New SBLC Bank] (the “Acceding SBLC Bank”)

[relevant Existing SBLC Bank] (the “Existing SBLC Bank”)

THIS UNDERTAKING is made on [date] in relation to the SBLC intercreditor agreement dated [    ] between [                    ] as original SBLC bank, Focus Media Holding Limited as borrower and [            ] as security agent, (as amended and/or supplemented from time to time, the “SBLC Intercreditor Agreement”). Terms and expressions defined in or construed for the purposes of the SBLC Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding SBLC Bank being accepted as an SBLC Bank for the purposes of the SBLC Intercreditor Agreement, the Acceding SBLC Bank confirms that, as from [date], it intends to be party to the SBLC Intercreditor Agreement as an “SBLC Bank” and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an SBLC Bank and agrees that it shall be bound by all the provisions of the SBLC Intercreditor Agreement, as if it had been an original party to the SBLC Intercreditor Agreement as an “SBLC Bank”.

This Undertaking may be executed in any number of counterparts, which together shall constitute the same instrument.

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above and is executed as a deed by the Acceding SBLC Bank and the Existing SBLC Bank and is delivered on the date stated above.

Acceding SBLC Bank

EXECUTED AS A DEED by	)
[name of Acceding SBLC Bank]	)
acting by	)
)

Witness’s signature:

Name:

Witness:

Address:

Fax:

Attention:

Existing SBLC Bank

EXECUTED AS A DEED by	)
[name of Existing SBLC Bank]	)
acting by	)
)

Witness’s signature:

Name:

Witness:

Address:

Fax:

Attention:

Accepted by the Security Agent

for and on behalf of
[Insert full name of Security Agent]

Date:

EXECUTION

THE ORIGINAL SBLC BANK

EXECUTED AS A DEED by	)
DBS BANK LTD., HONG KONG BRANCH	)
acting by	)
)

Witness’s signature:

Name:

Witness:

Address:

Fax:

Attention:

THE BORROWER

EXECUTED AS A DEED by	)
FOCUS MEDIA HOLDING LIMITED	)
acting by	)
)

Witness’s signature:

Name:

Witness:

Address:

Fax:

Attention:

THE SECURITY AGENT

DBS BANK LTD., HONG KONG BRANCH

By:

Address:

Fax:

Attention: